As filed with the Securities and Exchange Commission on December 1, 2021.

Registration No. 333-258915

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHA TAU MEDICAL LTD.

(Exact name of registrant as specified in its charter)

State of Israel (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)

Alpha Tau Medical Ltd.

Kiryat HaMada St. 5

Jerusalem, Israel 9777605

+972 (3) 577-4115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alpha Tau Medical, Inc.

1 Union Street 3rd Floor

Lawrence, MA 01840

(833) 455-3278

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Nathan Ajiashvili Eyal Orgad Michael J. Rosenberg Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 906-1200	Joshua G. Kiernan Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44 (20) 7710-1000	Shachar Hadar Yoav Nahir Matthew R. Rudolph Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972 (3) 610-3100	Douglas S. Ellenoff Wei Wang Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300 Fax: (212) 370-7889	Eran Yaniv Ron Sitton Sharon Rosen FISCHER (FBC & Co) 146 Menachem Begin Street Tel Aviv 6492103, Israel Tel: +972(3) 694-4111 Fax: +972(3) 609-1116

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(7)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Ordinary shares, no par value per share(4)	33,343,750	$9.83	$327,769,062.50	$35,760
Warrants to purchase ordinary shares(5)	19,530,000	—	—	—
Ordinary shares underlying warrants(6)	19,530,000	$12.22	$238,656,600.00	$26,038
Total			$566,425,062.50	$61,798(8)

(1)

The number of ordinary shares, no par value per share (“Alpha Tau ordinary shares”), of Alpha Tau Medical Ltd. (“Alpha Tau”) and warrants (“Alpha Tau warrants”) to purchase Alpha Tau ordinary shares being registered is based upon an estimate of the sum of (a) the maximum number of shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Healthcare Capital Corp. (“HCCC”) that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one Alpha Tau ordinary share for each such share of Class A common stock, assuming the Share Split (as defined herein) has occurred; (b) the maximum number of shares of Class B common stock, par value $0.0001 per share of HCCC (“Class B common stock” and, together with the Class A common stock, the “HCCC Common Stock”) that will be outstanding immediately prior to the Business Combination, after giving effect to the Forfeiture (as defined herein), and exchanged for one Alpha Tau ordinary share for each such share of Class B common stock, assuming the Share Split occurred; and (c) the maximum number of warrants of HCCC (“HCCC warrants”) that will be outstanding immediately prior to the Business Combination and exchanged for one Alpha Tau warrant for each such HCCC warrant, assuming the Share Split has occurred.

(2)

In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of Alpha Tau ordinary shares to be issued to HCCC stockholders, the average of the high ($9.85) and low ($9.81) prices of the shares of Class A common stock on the Nasdaq Capital Market (“Nasdaq”) on August 13, 2021, and (ii) in respect of Alpha Tau warrants to be issued to HCCC warrant holders, the sum of (a) the average of the high ($0.75) and low ($0.69) prices for the HCCC warrants on Nasdaq on August 13, 2021 and (b) $11.50, the exercise price of the HCCC warrants, resulting in a combined maximum offering price per warrant of $12.22. The maximum number of Alpha Tau warrants and Alpha Tau ordinary shares issuable upon exercise of the Alpha Tau warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Alpha Tau warrants has been allocated to the underlying Alpha Tau ordinary shares and those Alpha Tau ordinary shares are included in the registration fee.

(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0001091.
(4)

Represents Alpha Tau ordinary shares issuable in exchange for outstanding HCCC Common Stock upon the merger of Archery Merger Sub Inc. (“Merger Sub”) with and into HCCC pursuant to the Business Combination.

(5)

Represents warrants of Alpha Tau, each whole warrant entitling the holder to purchase one Alpha Tau ordinary share, to be issued in exchange for HCCC warrants upon the merger of Merger Sub with and into HCCC pursuant to the Business Combination.

(6)	Represents Alpha Tau ordinary shares underlying warrants of Alpha Tau.
(7)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(8)	Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Alpha Tau Medical Ltd. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION DATED DECEMBER 1, 2021

PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF

HEALTHCARE CAPITAL CORP.

PROSPECTUS FOR UP TO 33,343,750 ORDINARY SHARES,

19,530,000 WARRANTS,

AND 19,530,000 ORDINARY SHARES UNDERLYING WARRANTS

OF

ALPHA TAU MEDICAL LTD.

The board of directors of Healthcare Capital Corp., a Delaware corporation (“HCCC”), has approved the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 7, 2021, by and among HCCC, Alpha Tau Medical Ltd., a company organized under the laws of the State of Israel (the “Company” or “Alpha Tau”) and Archery Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into HCCC, with HCCC surviving the merger (the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement (the “Transactions”), HCCC will become a wholly owned subsidiary of the Company, with the securityholders of HCCC becoming securityholders of the Company.

Prior to the effective time of the Business Combination (the “Effective Time”), (i) each preferred share of Alpha Tau will be automatically converted into such number of Alpha Tau ordinary shares as determined in accordance with the existing articles of association of Alpha Tau; (ii) each Alpha Tau ordinary share that is issued and outstanding immediately prior to the Effective Time will be split into 0.905292 Alpha Tau ordinary shares (rounded to the nearest whole number on a shareholder-by-shareholder basis) and set as of the date of the execution of the Merger Agreement based upon the agreed pre-money equity value of the Company of $600 million (the “Share Split”); and (iii) outstanding securities convertible into Alpha Tau ordinary shares shall be adjusted to give effect to the foregoing transactions and remain outstanding. The closing for HCCC’s Class A common stock on Nasdaq was $9.64 per share on July 7, 2021, immediately prior to the execution of the Merger Agreement. The price per share of HCCC’s Class A common stock on Nasdaq was $9.93 per share on November 30, 2021.

Pursuant to the Merger Agreement and assuming the Share Split has been effected, at the Effective Time, (a) each share of Class A Common Stock of HCCC, par value $0.0001 per share (“Class A common stock”), outstanding immediately prior to the Effective Time will be exchanged for one Alpha Tau ordinary share, (b) each share of Class B Common Stock of HCCC, par value $0.0001 per share (“Class B common stock” and, together with the Class A common stock, the “HCCC Common Stock”), outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,031,250 shares of Class B common stock pursuant to that certain support agreement dated July 7, 2021, by and among HCCC, Alpha Tau and certain holders of Class B common stock (the “Sponsor Support Agreement”), will be exchanged for one Alpha Tau ordinary share; and (c) each warrant of HCCC entitling the holder to purchase one share of Class A common stock per warrant at a price of $11.50 per share (each, a “HCCC warrant”) outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,020,000 HCCC warrants pursuant to the Sponsor Support Agreement, will be assumed by Alpha Tau and will become one warrant of Alpha Tau (“Alpha Tau warrant”), with the 19,530,000 Alpha Tau ordinary shares initially underlying the Alpha Tau warrants and the exercise price of such Alpha Tau warrants subject to adjustment in accordance with the Merger Agreement in the event of a share split, share dividend or distribution, or any change in Alpha Tau’s share capital by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares.

Concurrently with the execution of the Merger Agreement, Alpha Tau and certain accredited investors (the “PIPE Investors”) entered into a series of subscription agreements (“Subscription Agreements”), providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 9,263,006 Alpha Tau ordinary shares (“PIPE Shares”) at a price per share of $10.00 (assuming the Share Split has been effected), for gross proceeds to Alpha Tau of $92,630,060 (collectively, the “PIPE Investment”). The closing of the PIPE Investment is conditioned upon the consummation of the Transactions.

It is anticipated that, upon completion of the Business Combination, HCCC’s existing public stockholders will own approximately 28.2%, Healthcare Capital Sponsor LLC (the “Sponsor”) will own approximately 6.0% (which is inclusive of 1.4% of Conditional Equity that is subject to market vesting conditions described elsewhere in this proxy statement/prospectus), PIPE Investors will own approximately 9.5% and Alpha Tau’s existing securityholders will own approximately 56.3% of the Company’s outstanding ordinary shares. These percentages are calculated based on a number of assumptions and are subject to adjustment in accordance with the terms of the Merger Agreement. These relative percentages assume that none of HCCC’s existing stockholders exercise their redemption rights in connection with the Business Combination. If any of HCCC’s stockholders exercise their redemption rights, or any of the other assumptions underlying these percentages become inaccurate, these percentages may vary from the amounts shown above. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

This proxy statement/prospectus covers the Alpha Tau ordinary shares and Alpha Tau warrants issuable to the securityholders of HCCC as described above. Accordingly, we are registering up to an aggregate of 33,343,750 Alpha Tau ordinary shares, 19,530,000 Alpha Tau warrants, and 19,530,000 Alpha Tau ordinary shares issuable upon the exercise of the Alpha Tau warrants. We are not registering the Alpha Tau ordinary shares issuable to the Alpha Tau Securityholders or the PIPE Investors.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of HCCC stockholders scheduled to be held on                 , 2021 in virtual format.

Although Alpha Tau is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Business Combination, Alpha Tau will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Alpha Tau intends to apply for listing of the Alpha Tau ordinary shares and Alpha Tau warrants on Nasdaq under the proposed symbols “DRTS” and “DRTSW”, respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Transactions that the Alpha Tau ordinary shares and Alpha Tau warrants are approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that Alpha Tau’s securities will be listed on Nasdaq or that a viable and active trading market will develop. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties. See “Risk Factors” beginning on page 21 for more information.

Alpha Tau will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Alpha Tau will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Alpha Tau’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Alpha Tau will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The accompanying proxy statement/prospectus provides HCCC stockholders with detailed information about the Business Combination and other matters to be considered at the special meeting of HCCC stockholders, including HCCC stockholders’ right to redeem their shares for a pro rata portion of the cash held in HCCC’s Trust Account in connection with the Business Combination. See “Questions and Answers About the Business Combination and the Special Meeting” for additional detail regarding the redemption process. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 21 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                , 2021, and is first being mailed to HCCC stockholders on or about                 , 2021.

Notice of Special Meeting of Stockholders

of Healthcare Capital Corp.

To Be Held on                , 2021

TO THE STOCKHOLDERS OF HEALTHCARE CAPITAL CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Healthcare Capital Corp., a Delaware corporation (“HCCC”), will be held at                  a.m. Eastern Time, on                 , 2021 (the “special meeting”). Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our stockholders, the special meeting will be a virtual meeting. You are cordially invited to attend and participate in the special meeting online by visiting https://                . The special meeting will be held for the following purposes:

1.

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated therein, including the Business Combination whereby Archery Merger Sub Inc., a Delaware corporation (“Merger Sub”), will merge with and into HCCC, with HCCC surviving the merger as a wholly owned subsidiary of Alpha Tau Medical Ltd., a company organized under the laws of Israel (“Alpha Tau”) (the “Business Combination Proposal”);

2.

Proposal No. 2 — The Charter Proposals — to approve the following material differences between HCCC’s amended and restated certificate of incorporation (the “HCCC Charter”) and Alpha Tau’s amended and restated articles of association (the “Alpha Tau Articles”) to be effective upon the consummation of the Business Combination:

i. the name of the new public entity will be “Alpha Tau Medical Ltd.” as opposed to “Healthcare Capital Corp.”;

ii. the Alpha Tau Articles will provide for one class of ordinary shares as opposed to the two classes of common stock provided for in the HCCC Charter;

iii. Alpha Tau’s corporate existence is perpetual as opposed to HCCC’s corporate existence terminating if a business combination is not consummated within a specified period of time; and

iv. the Alpha Tau Articles will not include the various provisions applicable only to special purpose acquisition corporations that the HCCC Charter contains (collectively, the “Charter Proposals”);

3.

Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination (the “Adjournment Proposal”).

We also will transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the special meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of shares of Class A common stock of HCCC, par value $0.0001 per share (“Class A common stock”), or shares of Class B Common Stock of HCCC, par value $0.0001 per share (“Class B common stock” and, together with the Class A common stock, the, “HCCC Common Stock”), at the close of business on                 , 2021 (the “record date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, HCCC’s board of directors has determined that each of the proposals listed is fair to and in the best interests of HCCC and its stockholders and recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of HCCC’s board of directors, you should keep in mind that HCCC’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of HCCC. See the section entitled “Proposal One — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

The closing of the Business Combination is conditioned on approval of the Business Combination Proposal and the Charter Proposals. If either of these proposals is not approved and the applicable closing condition in the Merger Agreement is not waived, the remaining proposals will not be presented to stockholders for a vote. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All HCCC stockholders are cordially invited to attend the special meeting, which will be held virtually over the Internet at https://                . To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of HCCC Common Stock on the record date, you may also cast your vote at the special meeting. If your HCCC Common Stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting, obtain a proxy from your broker or bank.

A complete list of HCCC stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of HCCC for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your HCCC Common Stock, please contact                 . Questions can also be sent by email to                . This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://                .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

William Johns

Chief Executive Officer

            , 2021

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC STOCKHOLDERS”) OF SHARES OF CLASS A COMMON STOCK ISSUED IN HCCC’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, HCCC’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF HCCC STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form F-4 filed with the Securities and Exchange Commission, or SEC, by Alpha Tau, constitutes a prospectus of Alpha Tau under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Alpha Tau ordinary shares to be issued to HCCC stockholders in connection with the Business Combination, as well as the warrants to acquire Alpha Tau ordinary shares to be issued to HCCC warrant holders and the Alpha Tau ordinary shares underlying such warrants. This document also constitutes a proxy statement of HCCC under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of HCCC stockholders to consider and vote upon the proposals to adopt the Merger Agreement, to adopt the Charter Proposals (as defined herein) and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Merger Agreement.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Alpha Tau” and the “Company” refer to Alpha Tau Medical Ltd., together with its subsidiaries. All references in this proxy statement/prospectus to “HCCC” refer to Healthcare Capital Corp.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Alpha Tau’s industry and the regions in which it operates, including Alpha Tau’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts, which Alpha Tau believes to be reliable based upon its management’s knowledge of the industry Alpha Tau assumes liability for the accuracy and completeness of such information to the extent included in this proxy statement/prospectus. Such assumptions and estimates of Alpha Tau’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Alpha Tau’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Aggregate Transaction Proceeds”	means an amount equal to the aggregate cash proceeds available for release to HCCC from HCCC’s trust account in connection with the transactions contemplated by the Merger Agreement (after, for the avoidance of doubt, giving effect to all of the SPAC Redemptions (as defined herein) and the payment of the deferred underwriting fees of HCCC in connection with the consummation of the Transactions) plus the aggregate purchase price under all subscription agreements entered into in respect of the PIPE Investment.

“Alpha Tau preferred shares”	means, collectively, the Series A Convertible Preferred Shares of Alpha Tau, no par value (“Series A Preferred Shares”) and Series B Convertible Preferred Shares of Alpha Tau, no par value (“Series B Preferred Shares”).

“Alpha Tau warrants”	means the warrants to be received by warrant holders of HCCC in exchange for HCCC warrants pursuant to the Merger Agreement.

“Ancillary Documents”	means the Sponsor Support Agreement (as defined herein), the Subscription Agreements (as defined herein), the Alpha Tau Support Agreement (as defined herein), the Amended IRA (as defined herein) and each other agreement, document, instrument and/or certificate contemplated by the Merger Agreement executed or to be executed in connection with the transactions contemplated thereby.

“Closing”	means the consummation of the Business Combination.

“Closing Date”	means the date on which the Closing occurs.

“DGCL”	means the Delaware General Corporation Law, as amended.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.

“Founder Shares”	means the 6,875,000 shares of Class B common stock, par value $0.0001 per share, of HCCC held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the HCCC IPO.

“GAAP”	means accounting principles generally accepted in the United States of America.

“HCCC IPO”	means the initial public offering of HCCC, which was consummated on January 20, 2021.

“PCAOB”	means the Public Company Accounting Oversight Board.

“private placement warrants”	means the 6,800,000 warrants HCCC sold to the Sponsor via private placement in connection with the HCCC IPO.

“Securities Act”	means the Securities Act of 1933, as amended.

“Sponsor”	means Healthcare Capital Sponsor LLC, a Delaware limited liability company.

“Transactions”	means the transactions contemplated by the Merger Agreement and the Ancillary Documents.

“units”	means the 27,500,000 units sold as part of the HCCC IPO including the 3,500,000 units sold to the underwriter following the partial exercise of its over-allotment option, each consisting of one share of Class A common stock and one-half of one redeemable HCCC warrant.

v

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to HCCC stockholders. HCCC stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: HCCC and Alpha Tau have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and HCCC encourages its stockholders to read it in its entirety. HCCC’s stockholders are being asked to consider and vote upon a proposal to approve the Merger Agreement, which, among other things, provides for Merger Sub to be merged with and into HCCC with HCCC being the surviving corporation in the Business Combination and becoming a wholly owned subsidiary of Alpha Tau, and the other Transactions contemplated by the Merger Agreement. See the section entitled “Proposal One — The Business Combination Proposal.”

Q: Are there any other matters being presented to stockholders at the meeting?

A: In addition to voting on the Business Combination Proposal, the stockholders of HCCC will vote on the following proposals:

•

To approve the following material differences between the HCCC Charter and the Alpha Tau Articles to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Alpha Tau Medical Ltd.” as opposed to “Healthcare Capital Corp.”; (ii) the Alpha Tau Articles will provide for one class of ordinary shares as opposed to the two classes of HCCC Common Stock provided for in the HCCC Charter; (iii) Alpha Tau’s corporate existence is perpetual as opposed to HCCC’s corporate existence terminating if a business combination is not consummated within a specified period of time; and (iv) the Alpha Tau Articles will not include the various provisions applicable only to special purpose acquisition corporations that the HCCC Charter contains. See the section of this proxy statement/prospectus titled “Proposal Two — The Charter Proposals.”

•

To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination for any reason. See the section of this proxy statement/prospectus titled “Proposal Three — The Adjournment Proposal.”

HCCC will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. HCCC stockholders should read it carefully.

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Why is HCCC providing stockholders with the opportunity to vote on the Business Combination?

A: Pursuant to the HCCC Charter, HCCC is required to provide stockholders with an opportunity to have their shares of HCCC Common Stock redeemed for cash, either through a stockholder meeting or tender offer. Due to the structure of the Transactions, HCCC is providing this opportunity through a stockholder vote.

Q: Why am I receiving this proxy statement/prospectus if I only own HCCC warrants?

A: The HCCC warrants will become exercisable following the Business Combination and will entitle holders to purchase Alpha Tau ordinary shares, as described in more detail herein. This proxy statement/prospectus includes important information about Alpha Tau, the Alpha Tau Articles to be in effect following the closing of the Business Combination and the business of Alpha Tau and its subsidiaries following the closing of the Business Combination. Because holders of HCCC warrants will be entitled to purchase Alpha Tau ordinary shares after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q: What will happen to HCCC’s securities upon consummation of the Business Combination?

A: HCCC’s units, Class A common stock and the HCCC warrants are currently listed on Nasdaq under the symbols HCCCU, HCCC and HCCCW, respectively. HCCC’s securities will cease trading upon consummation of the Business Combination. If you own HCCC units, immediately prior to the consummation of the Business Combination, your HCCC units will split into the underlying shares of Class A common stock and warrants, and you will receive Alpha Tau ordinary shares in exchange for your Class A common stock and Alpha Tau warrants in exchange for your HCCC warrants as described herein. Alpha Tau intends to apply for listing of the Alpha Tau ordinary shares and Alpha Tau warrants on Nasdaq under the proposed symbols “DRTS” and “DRTSW,” respectively, to be effective upon the consummation of the Business Combination. It is a condition of the consummation of the Transactions that the Alpha Tau ordinary shares and Alpha Tau warrants are approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements). While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Alpha Tau’s securities will be listed on Nasdaq or that a viable and active trading market will develop. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Merger Agreement is waived by the applicable parties. See “Risk Factors — Risks Related to the Combined Company Following the Business Combination” for more information.

Q: Why is HCCC proposing the Business Combination?

A: HCCC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On January 20, 2021, HCCC consummated the HCCC IPO of units, with each unit consisting of one share of its Class A common stock and one-half of one HCCC warrant, raising total gross proceeds of approximately $268,200,000, including $35,000,000 pursuant to the underwriters’ overallotment option. Simultaneously with the closing of the HCCC IPO, HCCC consummated the sale of 6,800,000 private placement warrants at a price of $1.00 per warrant in a private placement to Sponsor, generating gross proceeds of $6,800,000. The aggregate proceeds held in the trust account (the “Trust Account”) resulting from the HCCC IPO and the private placement warrants was $275,000,000. Since the HCCC IPO, HCCC’s activity has been limited to the evaluation of business combination candidates.

HCCC believes Alpha Tau is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, HCCC believes that the Business Combination will provide HCCC stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal One — The Business Combination Proposal — HCCC’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Q: What is the “PIPE” transaction?

A: Concurrently with and following the execution of the Merger Agreement, Alpha Tau entered into subscription agreements with certain parties subscribing for Alpha Tau ordinary shares pursuant to which such investors have agreed to purchase, and Alpha Tau has agreed to sell to them, an aggregate of 9,263,006 Alpha Tau ordinary shares, for a purchase price of $10.00 per share and at an aggregate purchase price of $92,630,060. The $10.00 per share purchase price is a                 % discount to the trading price of HCCC’s Class A common stock on the record date.

Q: Did HCCC’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: No. HCCC’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. We note that the prospectus for the HCCC IPO provides that if HCCC seeks to complete a business combination with an entity affiliated with the Sponsor or HCCC’s officers or directors, HCCC would be required to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such an initial business combination is fair from a financial point of view. While a family member of Dr. Milch is a minority shareholder of Alpha Tau, such family member holds less than 1% of Alpha Tau’s outstanding securities, and therefore Alpha Tau is not an entity affiliated with the Sponsor or HCCC’s officers or directors. In light of the foregoing and the fact that a majority of HCCC’s board of directors did not have an interest in the proposed transaction, HCCC’s board of directors determined that hiring an independent valuation firm or appointing a committee of independent directors was not necessary to evaluate the proposed transaction. Further, out of an abundance of caution, Dr. Milch did not participate in votes related to the Business Combination and did not engage in significant contact with representatives of Alpha Tau on his own and instead contacted Alpha Tau management only with other members of HCCC management team present.

Additionally, in analyzing the Business Combination, HCCC’s board of directors conducted significant due diligence on Alpha Tau and again concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of HCCC’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that Alpha Tau’s fair market value was at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination.

Q: Do I have redemption rights?

A: If you are a holder of public shares, you have the right to demand that HCCC redeem such shares for a pro rata portion of the cash held in HCCC’s Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.

Under the HCCC Charter, the Business Combination may not be consummated if HCCC has net tangible assets of less than $5,000,001 either immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all public shares properly demanded to be redeemed by holders of public shares.

Q: How do I exercise my redemption rights?

A: A holder of public shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of public shares on the record date. If you are a holder of public shares and wish to exercise your redemption rights, you must demand that HCCC convert your public shares into cash and deliver your public shares to HCCC’s transfer agent electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the special meeting. Any holder of public shares seeking redemption will be entitled to their pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $                 , or $                 per share, as of the record date), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for redemption to HCCC’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that HCCC’s transfer agent return the shares (physically or electronically). You may make such request by contacting HCCC’s transfer agent at the address listed at the end of this section.

Any written demand of redemption rights must be received by HCCC’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of public shares (including through the ownership of HCCC units) and you exercise your redemption rights, it will not result in the loss of any HCCC warrants that you may hold (including those contained in any units you hold). Your whole warrants will become exercisable to purchase one Alpha Tau ordinary share following consummation of the Business Combination.

Value of the Public Warrants:

	Assuming no redemption	Assuming 50% redemption	Assuming Maximum redemption
Number of public warrants	13,750,000	13,750,000	13,750,000
Closing price per public warrant as of November 30, 2021	$0.70	$0.70	$0.70
Aggregate trading value of public Warrants as of November 30, 2021	$9,625,000	$9,625,000	$9,625,000

Assuming maximum redemptions and based on the market value per warrant as of the closing price on November 30, 2021 for HCCC’s public warrants, redeeming shareholders may retain public warrants with an aggregate value of approximately $9.6 million (after redeeming their shares). Additionally, as a result of redemptions, the trading market for the Alpha Tau ordinary shares may be less liquid than the market for the HCCC Class A common stock was prior to consummation of the Business Combination, and Alpha Tau may not be able to meet the listing standards for the Nasdaq or another national securities exchange.

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: Under Section 262 of the DGCL, the holders of HCCC Common Stock and HCCC warrants will not have appraisal rights in connection with the Business Combination.

Q: What equity stake will the current Alpha Tau shareholders and HCCC stockholders hold in the public company immediately after the consummation of the Business Combination?

A: It is anticipated that, upon completion of the Business Combination, the ownership interests in Alpha Tau as the public company will be as set forth in the table below:

	No Redemption Scenario		50% Redemption Scenario(1)		Max Redemption Scenario(2)
	Shares	%	Shares	%	Shares	%
HCCC Public Stockholders	27,500,000	28.2%	20,803,647	22.9%	14,107,294	17.1%
Alpha Tau Shareholders(3)	54,799,711	56.3%	54,799,711	60.4%	54,799,711	66.6%
Sponsor(4)	5,843,750	6.0%	5,843,750	6.4%	4,125,000	5.0%
PIPE Shareholders	9,263,006	9.5%	9,263,006	10.2%	9,263,006	11.3%

Closing Shares	97,406,467	100.0%	90,710,114	100.0%	82,295,011	100.0%

(1)	Assumes that holders of 6,696,353 public shares, or 50% of the maximum redemption, exercise their redemption rights in connection with the Business Combination.
(2)	Assumes that holders of 13,392,706 public shares exercise their redemption rights in connection with the Business Combination.
(3)	Includes the Alpha Tau ordinary shares. Excludes the potential dilutive effect of Alpha Tau options, warrants and restricted share units.
(4)

Assumes forfeiture of 1,031,250 Founder Shares and 1,020,000 private placement warrants (the “Forfeited Equity”). Based on the Aggregate Transaction Proceeds, an additional 1,718,750 Founder Shares and 1,700,000 private placement warrants are subject to forfeiture (the “Redemption Equity”). In the event Aggregate Transaction Proceeds exceed $225.0 million but less than $250.0 million, the Sponsor shall forfeit a percentage of the Redemption Equity that is equal to 100% minus the quotient of (x) the amount by which the Aggregate Transaction Proceeds exceed $225.0 million (not to exceed $25.0 million), divided by (y) $25.0 million. In the event the Aggregate Transaction Proceeds exceed $250.0 million, no Redemption Equity will be forfeited. The table above assumes that the relevant shares and private placement warrants of Redemption Equity are forfeited in the “Max Redemption Scenario.” Further, an additional 1,375,000 Founder Shares and 1,360,000 private placement warrants (the “Conditional Equity”) are subject to vesting over a three-year period following the Closing Date (the “Earnout Period”). The table above assumes that no Conditional Equity is forfeited by the Sponsor.

The share numbers set forth above do not take into account (a) HCCC’s public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing the later of 30 days after the Closing of the Business Combination and 12 months from the closing of the Initial Public Offering, which occurred on January 20, 2021), or (b) the issuance of any shares upon completion of the Business Combination under Alpha Tau 2021 Share Incentive Plan. If the actual facts are different than the assumptions set forth above, the share numbers set forth above will be different.

Based on HCCC’s public trading price at market close on November 30, 2021 ($9.93), the estimated implied dollar value of the Sponsor post-Business Combination ordinary shares is approximately $58.03 million if none of the Redemption Equity is forfeited, or approximately $40.96 million if the full amount of the Redemption Equity is forfeited.

x

The table below reflects the ownership percentages immediately after the consummation of the Business Combination if all HCCC warrants are exercised assuming no redemptions, 50% redemptions and maximum redemptions.

	No Redemption Scenario		50% Redemption Scenario(1)		Max Redemption Scenario(2)
	Shares	%	Shares	%	Shares	%
HCCC Public Shareholders(3)	41,250,000	35.3%	34,553,647	31.3%	27,857,294	27.8%
Alpha Tau Shareholders(4)	54,799,711	46.9%	54,799,711	49.7%	54,799,711	54.7%
Sponsor(5)(6)	11,623,750	9.9%	11,623,750	10.5%	8,205,000	8.2%
PIPE Shareholders	9,263,006	7.9%	9,263,006	8.4%	9,263,006	9.3%

Closing Shares	116,936,467	100.0%	110,240,114	100.0%	100,125,011	100.0%

(1)	Assumes that holders of 6,696,353 public shares, or 50% of the maximum redemption, exercise their redemption rights in connection with the Business Combination.
(2)	Assumes that holders of 13,392,706 public shares exercise their redemption rights in connection with the Business Combination.
(3)	Includes 13,750,000 shares which are issuable upon exercise of all Public warrants.
(4)

Excludes the dilutive effect of options, warrants and restricted share units, including (i) options to purchase 4,982,425 ordinary shares (ii) warrants to purchase 4,599,741 ordinary shares and (iii) 1,031,250 restricted share awards and options to purchase 1,020,000 ordinary shares for $11.50 per share that were granted in connection with Business Combination.

(5)

Assumes forfeiture of the Forfeited Equity and the relevant forfeiture of the Redemption Equity in the “Max Redemption Scenario.” The table above assumes that no Conditional Equity is forfeited by the Sponsor.

(6)

Includes 4,080,000 shares issuable upon exercise of the private placement warrants held by the Sponsor after the forfeiture of the Forfeited Equity and, in the “No Redemption” and “50% Redemption” scenarios, 1,700,000 shares issuable upon exercise of the private placement warrants of the Redemption Equity.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

It should be noted that when the HCCC warrants become exercisable, we may require the public warrants to be exercised on a cashless basis and the private placement warrants may be exercised on a cashless basis at the option of each holder thereof.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: The net proceeds of the HCCC IPO, together with the partial exercise of the over-allotment option by the underwriter and a portion of the amount raised from the simultaneous private placement of HCCC warrants for a total of $275,000,000, was placed in the Trust Account immediately following the HCCC IPO. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of the public shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $10.3 million to the underwriter of the HCCC IPO) and for working capital and general corporate purposes.

Q: What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: HCCC’s public stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust

Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, HCCC having an aggregate cash amount of at least $225 million available at Closing from the Trust Account and the PIPE Investors, after payment of deferred underwriting fees (though this condition may be waived by Alpha Tau). If the Business Combination is consummated, but we experience a significant level of redemptions, this may result in fewer public shares and public shareholders, which may result in the trading market for Alpha Tau ordinary shares being less liquid than the market for HCCC’s Class A common stock was prior to consummation of the Business Combination. In addition, Alpha Tau may not be able to meet the listing standards for the Nasdaq or another national securities exchange. Furthermore, with less funds available from the Trust Account, the capital infusion from the Trust Account into Alpha Tau’s business will be reduced. As such, Alpha Tau’s ability to perform against its business plan may be negatively impaired if redemptions by HCCC’s public stockholders are significant. See a discussion of risks related to redemption rights in “Risk Factors Relating to HCCC and the Business Combination”.

Public stockholders who purchased units as part of HCCC’s IPO for $10.00 may experience dilution if they elect not to redeem in connection with the Business Combination. The expense of the deferred underwriting commission would be borne by those stockholders who elect not to redeem.

The Business Combination also involves the $92,630,060 PIPE Investment for ordinary shares of Alpha Tau. These securities are dilutive to HCCC’s IPO investors only to the extent that HCCC’s stock price exceeds $10.00. HCCC also has public and private warrants outstanding. While these securities may be dilutive to HCCC’s IPO investors in the future, they have an exercise price of $11.50, meaning that they are not dilutive to HCCC’s IPO investors until the stock price exceeds $11.50.

HCCC’s IPO investors will also face dilution from the Founder Shares, which will automatically convert into Alpha Tau ordinary shares at the closing on a one-for-one basis, resulting in the issuance of 5,843,750 ordinary shares in the event the Aggregate Transaction Proceeds exceed $250.0 million, with relevant reductions for Redemption Equity in the event the Aggregate Transaction Proceeds are below $250.0 million, reaching 4,125,000 ordinary shares in the event the Aggregate Transaction Proceeds equal $225.0 million. Of such Founder Shares, 1,375,000 are Conditional Equity and subject to vesting over a three year period following the consummation of the Business Combination. The table below illustrates how the conversion of the Founder Shares and other sources of possible dilution affect the public stockholder ownership percentage in the combined entity.

The tables above in Q&A discussing the ownership of Alpha Tau shareholders and HCCC stockholders post-Business Combination show possible sources of dilution and the extent of such dilution that non-redeeming HCCC public stockholders could experience in connection with the closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table above shows the effect of the exercise of all public and private placement warrants, which are exercisable for one whole share at a price of $11.50 per share at any time commencing on the later of 12 months from the closing of HCCC’s IPO and 30 days after the completion of the Business Combination. The table is presented assuming (i) no redemptions, (ii) 50% of the maximum redemptions and (iii) maximum redemptions that may occur but which would still provide for the satisfaction of the Minimum Cash Condition.

The deferred underwriting commissions in connection with the Initial Public Offering will be released to the underwriters only on completion of the Business Combination, in an amount equal to approximately 3.75% of the gross proceeds of the Initial Public Offering. Below is a summary of the total deferred underwriting commission to be paid upon closing of the Business Combination, assuming (i) no redemptions, (ii) 50% of the maximum redemptions and (iii) maximum redemptions that may occur but which would still provide for the satisfaction of the Minimum Cash Condition of a trust account balance greater than $225.0 million, after payment of deferred underwriting fees.

Underwriting Fee

	No Redemptions	50% Redemptions	Maximum Redemptions
Redemptions ($)	$0	$66,963,530	$133,927,060
Redemptions (Shares)	0	6,696,353	13,392,706
Effective Underwriting (Total Underwriting less redemptions)	$275,000,000	$208,036,470	$141,072,940
Total Deferred Fee (%)	3.75%	3.75%	3.75%
Total Deferred Underwriting Fee ($)	$10,325,000	$10,325,000	$10,325,000

Effective Deferred Underwriting Fee (as a percentage of (cash left in Trust Account post redemptions))	3.75%	4.96%	7.32%

Q: What happens if the Business Combination is not consummated?

A: If HCCC does not complete the Business Combination with Alpha Tau for whatever reason, HCCC would search for another target business with which to complete a business combination. If HCCC does not complete the Business Combination with Alpha Tau or another business combination by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter), HCCC must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding public shares. The Sponsor and HCCC’s officers and directors have waived their redemption rights with respect to their Founder Shares in the event a business combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to HCCC’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q: How do the Sponsor and the officers and directors of HCCC intend to vote on the proposals?

A: The Sponsor, as well as HCCC’s officers and directors, beneficially own and are entitled to vote an aggregate of approximately 20.0% of the outstanding HCCC Common Stock. These holders have agreed to vote their shares in favor of the Business Combination Proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. In addition to the shares of HCCC Common Stock held by the Sponsor and HCCC’s officers and directors, HCCC would need 10,312,501 shares, or approximately 37.5%, of the 27,500,000 public shares to be voted in favor of the Business Combination Proposal and other proposals in order for them to be approved.

Q: What interests do the Sponsor and the current officers and directors of HCCC have in the Business Combination?

A: In considering the recommendation of HCCC’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of HCCC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. HCCC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•

If the Business Combination with Alpha Tau or another business combination is not consummated by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter), HCCC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the HCCC IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $58.03 million based upon the closing price of $9.93 per share on Nasdaq on November 30, 2021 (taking into account shares forfeited pursuant to the Sponsor Support Agreement). On the other hand, if the Business Combination is consummated, each outstanding share of HCCC Common Stock (other than the shares forfeited pursuant to the Sponsor Support Agreement) will be converted into one Alpha Tau ordinary share. In the aggregate, the 5,843,750 founder shares will be converted into HCCC Class A common stock and exchanged for 5,843,750 Alpha Tau ordinary shares.

•

The Sponsor purchased 6,800,000 private placement warrants from HCCC for $1.00 per private warrant. This purchase took place on a private placement basis simultaneously with the consummation of the HCCC IPO and the subsequent exercise of the underwriter’s over-allotment option. Nearly all of the proceeds HCCC received from these purchases were placed in the Trust Account. Such private placement warrants had an aggregate market value of approximately $4.76 million based upon the closing price of $0.70 per warrant on Nasdaq on November 30, 2021. The private placement warrants will become worthless if HCCC does not consummate a business combination by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter). On the other hand, if the Business Combination is consummated, each outstanding private placement warrant (other than the warrants forfeited pursuant to the Sponsor Support Agreement) will be exchanged for one warrant of Alpha Tau, assuming that the Share Split has been effected.

•

If HCCC is unable to complete a business combination within the required time period under the HCCC Charter, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HCCC for services rendered or contracted for or products sold to HCCC. If HCCC consummates a business combination, on the other hand, HCCC will be liable for all such claims.

•

The Sponsor and HCCC’s officers and directors and their affiliates are entitled to reimbursement of activities on HCCC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HCCC fails to consummate a business combination within the required time period under the HCCC Charter, they will not have any claim against the Trust Account for reimbursement. Accordingly, HCCC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter). As of the record date, the Sponsor and HCCC’s officers and directors and their affiliates had incurred approximately $                  of unpaid reimbursable expenses.

•

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate;

•

Based on the difference in the purchase price of $0.004 that the Sponsor paid for the founder shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Public Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

•

In the event that a business combination is not effected, the Sponsor will not be entitled to any reimbursement of funds invested in HCCC. In total, the Sponsor has invested $6,825,000 for securities that would be worthless absent the completion of a business combination. The Sponsor, its affiliates and HCCC’s officers and directors have no loans outstanding to HCCC.

•

The Merger Agreement provides for the continued indemnification of HCCC’s current directors and officers and the continuation of directors and officers liability insurance covering HCCC’s current directors and officers.

•

HCCC’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to HCCC to fund certain capital requirements. On June 16, 2020, the Sponsor agreed to loan HCCC an aggregate of up to $300,000 to cover expenses related to the HCCC IPO pursuant to a promissory note that was repaid in full upon the completion of the HCCC IPO. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to HCCC outside of the Trust Account.

•

Dr. David M. Milch, HCCC’s chairman, will be a member of the board of directors of Alpha Tau following the closing of the Business Combination and, therefore, in the future Dr. Milch will receive any cash fees, stock options or stock awards that Alpha Tau’s board of directors determines to pay to its non-executive directors.

•

In addition, a relative of Dr. Milch owns certain equity interests in Alpha Tau. Milch Investment Holdings LLC (of which one of Dr. Milch’s immediate family members is the beneficiary) is a passive investor in Althera Medical Ltd. (“Althera”), which owns 12,504,000 Alpha Tau ordinary shares. Milch Investment Holdings LLC’s interests in Althera was obtained through two investments totaling $252,500. Althera is under voluntary liquidation. In connection with the liquidation, Milch Investment Holdings LLC will eventually receive a percentage of Althera’s assets (including its holdings in Alpha Tau), which will be distributed to the shareholders of Althera in accordance with the provisions of Althera’s Articles of Association, and the distribution process and preference detailed therein. Milch Investment Holdings II LLC (of which one of Dr. Milch’s immediate family members is the beneficiary) directly owns 250,000 Series B Preferred Shares (the “MIH Shares”). The MIH Shares were purchased (on the same terms as other Series B investors) for an aggregate price of $1.0 million in April 2020 and had an implied aggregate value of $2.26 million based on the consideration under the Merger Agreement. Following the consummation of the Business Combination, the value of Dr. Milch’s shares will fluctuate based on the trading price of the Company’s ordinary shares on Nasdaq. Based on the $9.93 closing price of HCCC’s Class A common stock on November 30, 2021, the MIH shares had an implied aggregate value of approximately $2.25 million.

•

In addition to these interests of the Sponsor and HCCC’s current officers and directors, the HCCC Charter waives the application of the “corporate opportunity” doctrine. The “corporate opportunity” doctrine generally provides that a director or officer may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his or her own, the self-interest of the director or officer will be brought into conflict with the director’s or officer’s duties to the corporation. However, HCCC does not believe that the waiver of the application of the “corporate opportunity” doctrine in the HCCC Charter had any impact on its search for a potential business combination target.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the HCCC special meeting, which is set for                 , 2021; however, such meeting could be adjourned or postponed to a later date, as described above. The Closing (as defined below) is also subject to the approval of the holders of Alpha Tau ordinary shares and Alpha Tau preferred shares, as well as other customary closing conditions. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing of the Transactions.”

Q: What do I need to do now?

A: HCCC urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or a warrant holder of HCCC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the special meeting take place?

A: The special meeting will be held on                 , 2021, at                  a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://                 and following the instructions set forth below. Stockholders participating in the special meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the special meeting, virtual attendees will be able to:

•	vote via the web portal during the special meeting webcast; and

•	submit questions or comments to HCCC’s directors and officers during the special meeting.

Stockholders may submit questions or comments during the meeting through the special meeting webcast by typing in the “Submit a question” box.

Q: How do I attend the special meeting?

A: Due to health concerns stemming from the COVID-19 pandemic and to support the health and well-being of HCCC’s stockholders, the special meeting will be held virtually. To register for and attend the special meeting, please follow these instructions as applicable to the nature of your ownership of HCCC Common Stock:

•

Shares Held of Record. If you are a record holder, and you wish to attend the virtual special meeting, go to https://                , enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the special meeting, you will need to log back into the meeting site using your control number.

•

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual special meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the special meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. “Street” name holders should contact Continental Stock Transfer on or before                 , 2021.

Stockholders will also have the option to listen to the special meeting by telephone by calling:

•	Within the U.S. and Canada: (888) 965-8995 (toll-free)

•	Outside of the U.S. and Canada: (415) 655-0243 (standard rates apply)

The passcode for telephone access:                 #. You will not be able to vote or submit questions unless you register for and log in to the special meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of HCCC Common Stock on the record date, you may vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual special meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Charter Proposal to approve the name of the public company being “Alpha Tau Medical Ltd.” is considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions.

The Business Combination Proposal, each other Charter Proposal, and the Adjournment Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Stockholders of record may send a later-dated, signed proxy card to HCCC’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or virtually attend the special meeting and submit a ballot through the web portal during the special meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to HCCC’s transfer agent, which must be received prior to the vote at the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the special meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q: What constitutes a quorum for the special meeting?

A: A quorum is the minimum number of shares of HCCC Common Stock that must be present to hold a valid meeting. A quorum will be present at the HCCC special meeting if a majority of the voting power of the issued and outstanding shares of HCCC Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Class A common stock and Class B common stock are entitled vote together as a single class on all matters to be considered at the special meeting.

Q: What stockholder vote thresholds are required for the approval of each proposal brought before the special meeting?

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Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the outstanding HCCC Common Stock. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have the effect of voting against the Business Combination Proposal. The Transactions will not be consummated if HCCC has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to or upon consummation of the Transactions.

•

Charter Proposals — The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding HCCC Common Stock. Abstentions will have the same effect as a vote “against” the Charter Proposals. The Charter Proposal to approve “Alpha Tau Medical Ltd.” as the name of the new public entity is a routine proposal and, accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions. Consequently, there should be no broker non-votes with respect to such proposal. Each other Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” each such proposal.

•

Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of HCCC Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” on the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Q: What happens if I fail to take any action with respect to the special meeting?

A: If you fail to take any action with respect to the meeting and the Business Combination is approved by the HCCC stockholders and consummated, you will become a shareholder and/or warrant holder of Alpha Tau.

If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of HCCC, as applicable, and HCCC will continue to search for another target business with which to complete an initial business combination. If HCCC does not complete an initial business combination by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter), HCCC must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of HCCC’s remaining stockholders and its board of directors, dissolve and liquidate.

Q: What should I do with my share and/or warrant certificates?

A: Warrant holders and those stockholders who do not elect to have their shares of HCCC Common Stock redeemed for a pro rata share of the Trust Account should wait for instructions from HCCC’s transfer agent regarding what to do with their certificates. HCCC stockholders who exercise their redemption rights must deliver their share certificates to HCCC’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting as described above.

Upon consummation of the Transactions, the HCCC warrants, by their terms, will entitle holders to purchase shares of Alpha Tau. Therefore, warrant holders need not deliver their warrants to HCCC or Alpha Tau at that time.

Q: What should I do if I receive more than one set of voting materials?

A: Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of HCCC Common Stock.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor at                 .

Tel:

Attn:

Email:

You may also obtain additional information about HCCC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to HCCC’s transfer agent at the address below at least two (2) business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Merger Agreement, the Business Combination and the other matters being considered at the special meeting of HCCC stockholders. For additional information, see “Where You Can Find More Information” beginning on page 326. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Alpha Tau Medical Ltd.

Alpha Tau is a clinical-stage oncology therapeutics company focused on harnessing the innate relative biological effectiveness and short range of alpha particles for use as a localized radiation therapy for solid tumors. Alpha Tau’s proprietary Alpha DaRT technology is designed to utilize the specific therapeutic properties of alpha particles while aiming to overcome, and even harness for potential benefit, the traditional shortcomings of alpha radiation’s limited range. Alpha Tau believes that its Alpha DaRT technology has the potential to be broadly applicable across multiple targets and tumor types. Alpha Tau evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent squamous cell carcinoma, or SCC, cancers of the skin and head and neck. Efficacy was evaluated in 28 tumors, and results showed that Alpha DaRT achieved 100% overall response rate and over 78% complete response rate. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. On the basis of this clinical trial as well as some of its additional clinical trials, Alpha Tau received marketing approval in Israel in August 2020 for the treatment of SCC of the skin or oral cavity using the Alpha DaRT in August 2020. In June 2021, the FDA granted the Alpha DaRT Breakthrough Device Designation for the treatment of patients with SCC of the skin or oral cavity without curative standard of care. In October 2021, the FDA granted the Alpha DaRT a second Breakthrough Device Designation, in treating recurrent Glioblastoma Multiforme, or GBM, as an adjunct to standard medical therapies or as a standalone therapy after standard medical therapies have been exhausted. If approved, Alpha Tau expects to its Alpha DaRT technology first in the United States before other markets, including Israel, notwithstanding the existing marketing authorization in Israel (under which Alpha Tau has not yet commercialized the product). To support its U.S. strategy, Alpha Tau is conducting a multi-center pilot feasibility trial to explore the feasibility of delivering radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT at Memorial Sloan Kettering Cancer Center and up to five other clinical sites around the United States. Alpha Tau recruited its first patient into this trial in early July 2021 and it completed recruitment in October 2021. Alpha Tau holds exclusive rights to its proprietary Alpha DaRT technology in its core markets, including the United States and Europe.

While local radiation therapy has been a mainstay of cancer therapy for years, it has been mostly limited to modalities utilizing beta or gamma emissions, which primarily destroy cells through an indirect mechanism relying on oxygen and the generation of free radicals to cause single-strand DNA breaks. By contrast, alpha radiation has hundreds of times the linear energy transfer rate of beta-emitters. Additionally, alpha particles’ heavier mass and far shorter particle paths (less than 100 lm) relative to beta’s lighter mass and lengthier (up to 12 mm) path, have been shown to destroy radioresistant cells in clinical studies – causing multiple, irreparable, double-strand DNA breaks and other cellular damage upon direct impact – within a very short distance. Accordingly, Alpha Tau believes that alpha radiation has several significant potential advantages for use in cancer radiotherapy, including a high relative biological efficiency (potentially enabling it to destroy tumor cells with administration of lower levels of radiation), imperviousness to factors such as hypoxia, and a very well-defined range of travel with limited collateral damage. Nonetheless, its use has also been limited precisely due to alpha’s extremely short particle range in living tissue, as the range of less than 100 µm is insufficient to provide meaningful clinical utility.

The Alpha DaRT technology employs a series of radioactive sources that are embedded with Radium-224 to enable a controlled, intratumoral release of alpha-emitting atoms which diffuse and decay throughout the tumor, seeking to kill cancerous cells with localized precision, while penetrating deeper into the tumor than can otherwise be reached by the limited ranges of the alpha particles themselves. Due to the inherent limited range of the alpha particles, Alpha Tau believes that the Alpha DaRT technology has the potential to deliver powerful and localized precise killing impact to the tumor without damage to surrounding healthy tissue. By combining the innate relative biological effectiveness and short range of alpha particles in a single-use disposable form, Alpha Tau believes that the Alpha DaRT could address tumors that have otherwise demonstrated poor response to radiation therapy or other standards of care, with the potential to apply to a wide range of tumors and clinical settings.

Alpha Tau evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent SCC cancers of the skin and head and neck, the results of which were subsequently published in the International Journal for Radiation Oncology, Biology, Physics and which elicited a positive editorial reaction in the same journal. Efficacy was evaluated in 28 tumors of the skin and head and neck, and results showed that Alpha DaRT achieved a >78% complete response rate. The trial was conducted in an elderly (median age = 80.5 years) and largely pre-treated patient population, with 42% of the target lesions, including non-evaluated lesions, having already received radiation therapy. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. Following these initial positive results, Alpha Tau substantially expanded its clinical evaluations in later trials to a much wider patient population. Specifically, Alpha Tau initiated follow-on studies at multiple clinical sites in Israel and around the world, to evaluate Alpha DaRT in cancers of the skin, superficial soft tissue, or oral cavity, regardless of cell type, which includes SCC as well as basal cell carcinoma, melanoma, skin metastases, and others. As of November 30, 2021, across its clinical trials involving superficial lesions, i.e. tumors of the skin, head or neck, Alpha DaRTs have been administered to over 100 lesions, with no treatment-related severe adverse events, and in a pooled analysis evaluating those lesions that reached the evaluation endpoint per the treatment protocol of the applicable clinical trial, Alpha Tau has observed an overall response rate of 97%, including a complete response rate of 72%. The supportive data from these first trials also led to the U.S. Food and Drug Administration, or FDA, granting Breakthrough Device Designation to the Alpha DaRT for the treatment of patients with SCC of the skin or oral cavity without curative standard of care.

In parallel, Alpha Tau is seeking FDA marketing authorization for other uses for the Alpha DaRT technology in other indications by conducting feasibility studies and then generating potentially registrational data in other indications, such as breast, pancreas and prostate cancers, or applications such as combinations with immunotherapies.

Alpha Tau has engaged with a number of prestigious medical and educational institutions and, as of November 30, 2021, has eight clinical studies ongoing worldwide across these two parallel strategies, namely generating data in superficial tumors as well as conducting studies in other indications.

Additionally, in its pre-clinical studies, Alpha Tau evaluated the Alpha DaRT on 19 tumor models (both human and mouse). Alpha DaRT sources were observed to have killed multiple types of mouse and human tumors in vivo. The intensity of the killing activity varied between tumor types, and was dependent on the ability of the radioactive atoms to diffuse inside the tumor and on the intrinsic sensitivity of the tissue to DNA damage induced by the radiation, but all tumor types showed responsiveness to Alpha DaRT, i.e., there was no observed resistance. Alpha Tau therefore believes that its technology may potentially be relevant for treatment across a broad range of tumors. Alpha Tau is currently focused on developing the Alpha DaRT for use in a number of potential applications, particularly in refractory or unresectable localized tumors which are not being adequately addressed by standard of care, tumor types with a high unmet need (such as pancreatic adenocarcinoma or glioblastoma multiforme), and metastatic tumors in combination with systemic therapies such as checkpoint inhibitors. Alpha Tau is also investigating the potential of the Alpha DaRT to elicit an immune response as observed in previous pre-clinical data, as well as anecdotal evidence of response from untreated tumors, or abscopal effects, which may have the potential to inhibit or even reduce metastases.

Alpha Tau was founded in November 2015 by Uzi Sofer, Alpha Tau’s Chief Executive Officer and Chairman, along with the inventors of the Alpha DaRT technology including Professor Itzhak Kelson and Professor Yona Keisari of Tel Aviv University, Alpha Tau’s Chief Physics Officer and Chief Scientific Officer, respectively. Together, they founded Alpha Tau with the goal of bringing this innovative technology out of the laboratory and into patients, in order to bring hope to cancer patients around the world.

The main address of Alpha Tau’s principal executive offices is Kiryat HaMada St. 5, Jerusalem, Israel 9777605 and its telephone number is +972 (3) 577-4115.

Healthcare Capital Corp.

HCCC was formed under the laws of the State of Delaware on August 18, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

On January 20, 2021, HCCC closed its initial public offering of 27,500,000 units, including 3,500,000 units issued pursuant to the partial exercise of the underwriters’ over-allotment option, with each unit consisting of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination.

HCCC’s units, the Class A common stock and the HCCC warrants are listed on the Nasdaq under the symbols HCCCU, HCCC and HCCCW, respectively.

The mailing address of HCCC’s principal executive office is 301 North Market Street, Suite 1414 Wilmington, DE 19801, and its telephone number is (561) 810-0031. After the consummation of the Business Combination, HCCC’s principal executive office will be that of Alpha Tau.

Archery Merger Sub, Inc.

Archery Merger Sub Inc. (“Merger Sub”) is a newly formed Delaware corporation and a wholly owned subsidiary of Alpha Tau. Merger Sub was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Alpha Tau.

The Merger Agreement (page A-1)

The terms and conditions of the merger of Merger Sub with and into HCCC, with HCCC surviving the merger as a wholly owned subsidiary of Alpha Tau (the “Business Combination”) are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.

Merger Consideration

Prior to the Effective Time, Alpha Tau intends to effect a share split (the “Share Split”) such that each Alpha Tau ordinary share that is issued and outstanding immediately prior to the Effective Time will be split into 0.905292 Alpha Tau ordinary shares (the “Split Factor”). The Split Factor was set as of the date of the execution of the Merger Agreement and is based upon the pre-money equity value of the Company.

The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to be approximately $1 billion (assuming no redemptions, and based only on outstanding shares and vested warrants/options on a net exercise basis). Alpha Tau estimates that, upon consummation of the Transactions (the “Effective Time”), assuming (i) none of HCCC’s public stockholders demand redemption (“SPAC Redemptions”) pursuant to HCCC’s amended and restated certificate of incorporation (“HCCC Charter”), (ii) the completion of the Share Split and (iii) the completion of the Forfeiture, the securityholders of Alpha Tau will own approximately 56.3% of the outstanding Alpha Tau ordinary shares, the current securityholders of HCCC will own approximately 28.2% of the outstanding Alpha Tau ordinary shares, the Sponsor will own approximately 6.0% of the outstanding Alpha Tau ordinary shares (which percentage is inclusive of 1.4% of Conditional Equity that is subject to market vesting conditions described below) and the PIPE Investors will own will own approximately 9.5% of the outstanding Alpha Tau ordinary shares.

Pursuant to the Merger Agreement and assuming the Share Split has been effected, at the Effective Time (a) each share of Class A common stock, outstanding immediately prior to the Effective Time will be exchanged for one Alpha Tau ordinary share, subject to adjustment described herein, (b) each share of Class B common stock, outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,031,250 shares of Class B common stock pursuant to the Sponsor Support Agreement (as defined below), will be exchanged for one Alpha Tau ordinary share and (c) each warrant of HCCC entitling the holder to purchase one share of Class A common stock per warrant at a price of $11.50 per share (each, an “HCCC warrant”) outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,020,000 HCCC warrants pursuant to the Sponsor Support Agreement, will be assumed by Alpha Tau and will become a warrant of Alpha Tau (each, an “Alpha Tau warrant”), with the number of Alpha Tau ordinary shares underlying the Alpha Tau warrants and the exercise price of such Alpha Tau warrants subject to adjustment in accordance with the Merger Agreement in the event of a share split, share dividend or distribution, or any change in Alpha Tau’s share capital by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares, in each case less any applicable withholding taxes.

Agreements Entered Into in Connection with the Merger Agreement (page 135)

Subscription Agreements

Concurrently with the execution of the Merger Agreement, Alpha Tau entered into subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain parties subscribing for Alpha Tau ordinary shares (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, and Alpha Tau has agreed to sell the PIPE Investors, an aggregate of 9,263,006 Alpha Tau ordinary shares, at a purchase price of $10.00 per share, for an aggregate purchase price of $92,630,060, which price per share and aggregate purchase price assume that Alpha Tau has effected the Share Split prior to the Effective Time. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, the consummation of the transactions contemplated by the Merger Agreement.

The Subscription Agreements provide that Alpha Tau is required to file with the SEC, within 45 days (the “Subscription Filing Deadline”) after the Closing, a registration statement registering the resale of the Alpha Tau ordinary shares to be issued to any such investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies Alpha Tau that it will “review” such registration statement) following the earlier of (A) the filing of the registration statement and (B) the Subscription Filing Deadline and (ii) the 10th business day after the date Alpha Tau is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Alpha Tau Support Agreement

Concurrently with the execution of the Merger Agreement, Alpha Tau and HCCC entered into a support agreement (the “Alpha Tau Support Agreement”) with certain shareholders of Alpha Tau (each, a “Supporting Alpha Tau Shareholder” and collectively, the “Supporting Alpha Tau Shareholders”) that collectively hold Alpha Tau ordinary shares and Alpha Tau preferred shares representing the majority of the voting power of the Alpha Tau ordinary shares and the Alpha Tau preferred shares, on an as-converted basis, and a majority of the voting power of the Alpha Tau preferred shares. The Alpha Tau Support Agreement provides, among other things, that each Supporting Alpha Tau Shareholder will, among other items, (i) vote all beneficially owned shares of Alpha Tau in favor of the Business Combination and the other transactions contemplated by the Merger Agreement and each other proposal on the agenda at a shareholder meeting called by Alpha Tau, (ii) appear at such meeting or otherwise cause such shares to be counted as present thereat for the purpose of establishing a quorum; (iii) vote or execute a written consent against any Company Alternative Transaction Proposal (as defined in the Merger Agreement) and any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Alpha Tau under the Merger Agreement or any other agreement entered into in connection with; and (iv) not transfer, assign or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Additionally, pursuant to the Alpha Tau Support Agreement, such Supporting Alpha Tau Shareholders agreed not to transfer any of Alpha Tau’s equity securities owned by owned by such Supporting Alpha Tau Shareholders, except to certain permitted transferees, beginning at the Effective Time and continuing until the earlier of (x) 180 days following the Closing Date and (y) following the date that the last sale price of the Alpha Tau ordinary shares equals or exceeds $12.00 per share (subject to certain adjustments) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date.

Investors’ Rights Agreement

On July 7, 2021, Alpha Tau amended and restated its existing Amended Investors’ Rights Agreement, dated as of April 16, 2020 (the “Amended IRA”), which provides, among other things, that certain holders of Alpha Tau’s ordinary shares, have the right to demand that Alpha Tau file a registration statement, or to request that their shares be covered by a registration statement that Alpha Tau is otherwise filing. The Amended IRA will also provide that Alpha Tau will pay certain expenses relating to such registrations and indemnify the shareholders against certain liabilities.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor and officers and directors of HCCC entered into a letter agreement (the “Sponsor Support Agreement”) in favor of Alpha Tau and HCCC, pursuant to which they agreed to (i) vote all shares of HCCC Common Stock beneficially owned by them in favor of the Transactions and each other proposal related to the Transactions proposed by HCCC’s board of directors at the meeting of the HCCC stockholders relating to the Transactions; (ii) appear at such stockholder meeting (or otherwise cause such shares to be counter as present thereat) for the purpose of establishing a quorum; (iii) vote all such shares against any action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of HCCC under the Merger Agreement or any other agreement entered into in connection with the Transactions or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled and against any change in business, management or the board of directors of HCCC (other than as contemplated by the

Transactions); (v) not redeem or seek to redeem any such shares, in connection with the required approval by the stockholders of HCCC; and (vi) not transfer, assign or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Additionally, pursuant to the Sponsor Support Agreement, the Sponsor and such insiders agreed not to transfer any of the Alpha Tau’s equity securities owned by the Sponsor and such insiders, except to certain permitted transferees, beginning at the Effective Time and continuing until the earlier of (x) one year following the Closing Date and (y) following the date that the last sale price of the Alpha Tau ordinary shares equals or exceeds $12.00 per share (subject to certain adjustments) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date.

The Sponsor Support Agreement also provides that (i) immediately prior to the Effective Time, the Sponsor will forfeit (and the Sponsor shall take all actions necessary to effect such transfer, surrender and forfeiture) for no consideration, 1,031,250 Founder Shares and 1,020,000 private placement warrants (the “Forfeiture”) (ii) up to 1,718,750 Founder Shares and up to 1,700,000 private placement warrants (the “Redemption Equity”) owned by the Sponsor or the insiders is subject to forfeiture (for no consideration), the terms and amounts of such forfeiture dependent both on the closing of the Business Combination and on the amount of Aggregate Transaction Proceeds and (iii) an additional 1,375,000 shares and 1,360,000 private placement warrants (the “Conditional Equity”) are subject to vesting over a three year period following the Closing Date (the “Earnout Period”) based upon the trading price of the Alpha Tau ordinary shares on the Nasdaq during the Earnout Period.

Amended and Restated Warrant Agreement

Upon the closing of the Business Combination, Alpha Tau, HCCC and Continental Stock Transfer & Trust Company (“Continental”) will enter into an amended and restated warrant agreement (the “Amended and Restated Warrant Agreement”). Such agreement will amend and restate that certain Warrant Agreement, dated as of January 14, 2021, between HCCC and Continental (the “Existing Warrant Agreement”), to provide for the assignment by HCCC of all its rights, title and interest in the outstanding warrants of HCCC to Alpha Tau. Pursuant to the Amended and Restated Warrant Agreement, all HCCC warrants under the Existing Warrant Agreement will no longer be exercisable for shares of Class A common stock, but instead will be exercisable for Alpha Tau ordinary shares.

The Charter Proposals

The HCCC stockholders will vote on separate proposals to approve the following material differences between the HCCC Charter and the Alpha Tau Articles to be effective upon the consummation of the Business Combination: (i) the name of the new public entity will be “Alpha Tau Medical Ltd.” as opposed to “Healthcare Capital Corp.”; (ii) the Alpha Tau Articles provide for one class of ordinary shares as opposed to the two classes of HCCC Common Stock provided for in the HCCC Charter; (iii) Alpha Tau’s corporate existence is perpetual as opposed to HCCC’s corporate existence terminating if a business combination is not consummated within a specified period of time; and (iv) the Alpha Tau Articles do not include the various provisions applicable only to special purpose acquisition corporations that the HCCC Charter contains. The Alpha Tau Articles to be in effect upon consummation of the Business Combination is attached as Annex B to this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “Proposal Two—The Charter Proposals.”

The Adjournment Proposal

If HCCC is unable to consummate the Business Combination at the time of the special meeting for any reason, the chairman presiding over the special meeting may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Three—The Adjournment Proposal.”

Date, Time and Place of Special Meeting of HCCC’s Stockholders

The special meeting will be held at                , Eastern time, on                 , 2021, via live webcast at https://                , or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date

HCCC stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned HCCC Common Stock at the close of business on                 , 2021, which is the record date for the special meeting. HCCC stockholders will have one vote for each share of HCCC Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. HCCC warrants do not have voting rights. On the record date, there were                 shares of HCCC Common Stock outstanding, of which                  were public shares with the rest being held by the initial stockholders and their respective affiliates (including the Sponsor).

Redemption Rights

Pursuant to the HCCC Charter, a holder of public shares may demand that HCCC redeem such shares for cash if the Business Combination is consummated; provided that HCCC may not consummate the Business Combination if it has less than $5,000,001 of net tangible assets either immediately prior to or upon consummation of the Business Combination. Holders of public shares will be entitled to receive cash for these shares only if they deliver their shares to HCCC’s transfer agent no later than two (2) business days prior to the special meeting. Holders of public shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such public shares as of the record date to exercise redemption rights. If the Business Combination is not consummated, these shares will not be redeemed for cash. If a holder of public shares properly demands redemption, delivers his, her or its shares to HCCC’s transfer agent as described above, and the Business Combination is consummated, HCCC will redeem each public share for a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the special meeting. It is anticipated that this would amount to approximately $                 per share. If a holder of public shares exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of HCCC Class A common stock for cash and will not become a shareholder of Alpha Tau. See the section of this proxy statement/prospectus titled “Special Meeting of HCCC Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares into cash.

HCCC warrant holders do not have redemption rights with respect to such securities.

Appraisal Rights

HCCC stockholders and HCCC warrant holders do not have appraisal rights in connection with the Transactions under the DGCL. See the section of this proxy statement/prospectus titled “Special Meeting of HCCC Stockholders—Appraisal Rights.”

HCCC’s Board of Directors’ Reasons for the Business Combination

In evaluating the Business Combination, HCCC’s board of directors reviewed a number of materials, including the transaction documentation, certain due diligence summary materials prepared by HCCC’s management and advisors, investor presentations, and various industry and financial data and consulted with HCCC’s management, legal, financial, medical and other advisors, including medical advisor Dr. Stephen Hahn, a former Commissioner of the Food and Drug Administration, former Chief Medical Officer of the University of Texas MD Anderson Cancer Center and a board certified medical and radiation oncologist. The advisors had full access to all of the materials provided to HCCC and advised the board of directors on the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the HCCC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision to approve the Business Combination. The HCCC’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the HCCC’s board of directors’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

The officers and directors of HCCC have substantial experience in evaluating the operating and financial merits of companies within the healthcare sector and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, HCCC’s officers and directors have substantial experience with mergers and acquisitions across a variety of sectors in the healthcare industry.

In evaluating the Business Combination, the HCCC’s board of directors considered the criteria and guidelines to evaluate prospective business opportunities set by the HCCC’s management team in the HCCC IPO prospectus and has determined that Alpha Tau meets all of these criteria. Specifically, the HCCC’s board of directors noted, among others, that:

•

Demonstrated science and scalable platform attributes. Alpha Tau’s pre-clinical results and initial human use results with the Alpha DaRT have generated a response observed in all of the tumor types it has been used to treat, while demonstrating a mild side effect profile. The global addressable market is very large given the broad set of potential indications, and Alpha Tau has demonstrated production capabilities required to build scale and serve demand by manufacturing products at an attractive marginal cost.

•

Proprietary technology driven by world-class science and medical research. Alpha Tau’s proprietary technology is well developed and protected. Alpha Tau is unique in its alpha radiation therapy approach. The Alpha DaRT source is directly inserted into the tumor and is designed to release radiation with a high-linear energy transfer over a range of a few millimeters, potentially sparing the surrounding healthy tissue.

•

Benefits to Alpha Tau from being a public company. Commercializing and scaling Alpha Tau’s broadly applicable oncology therapy will require significant capital investment in coming years, and public markets could serve as an offer attractive low-cost source of capital.

•

Strong management team with a demonstrated track record. Alpha Tau’s management team has significant experience across the scientific and medical device space, in addition to having financial and global management capabilities. Alpha Tau’s management team includes renowned doctors, scientists, and engineers who have been contributing to development of the treatment for over a decade.

•

Attractive valuation that can provide attractive returns for public investors. The board of directors believes that Alpha Tau’s valuation is attractive relative to comparable publicly traded companies. Moreover, the valuation is supported by insiders and strategic investors that have subscribed to the PIPE.

•

Alpha Tau would benefit from our team’s expertise. The HCCC team’s continued involvement in Alpha Tau as shareholders, as well as Dr. Milch’s involvement as a board member, following the Business Combination and their diverse experience in clinical work, academia, regulatory affairs, research, technology development and operations management can add substantial value to accelerate Alpha Tau’s research and development and commercialization efforts.

HCCC’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Market Adoption. Whether the adoption of the Alpha DaRT therapy would occur and be widespread.

•	Limited Operating History. Alpha Tau’s limited operating history makes evaluating its business and future prospects difficult.

•	Public Company Infrastructure. The need to update Alpha Tau’s operations and financial systems necessary for it to transition from a private to a public company.

•

Clinical Trial Risk. The importance of clinical trial results demonstrating attractive safety and efficacy profiles for the Alpha DaRT, as Alpha Tau continues to expand its clinical trials across geographies and indications.

•	Regulatory Matters. Regulatory approvals have an impact on Alpha Tau’s research and development timelines, go-to-market strategy, and commercialization efforts.

•

Key Personnel. It is vital for Alpha Tau to retain and continue to find experienced personnel in a competitive industry. Loss of key personnel could be detrimental to Alpha Tau’s research and development efforts and to its operations.

•	Macroeconomic Risks and Uncertainty. Macroeconomic and geo-political risks could prohibit Alpha Tau from achieving the full benefits of the proposed Business Combination.

•

Redemption Risk. The potential that a significant number of HCCC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to HCCC’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete.

•	Stockholder Vote. The risk that HCCC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

In addition to considering the factors described above, HCCC’s board of directors also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of HCCC may have interests in the Business Combination. See the section titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” beginning on page 112 of this proxy statement/prospectus; and

•	Other Risks. Various other risks associated with Alpha Tau’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

HCCC’s board of directors concluded that the potential benefits that it expected HCCC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, HCCC’s board of directors determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of HCCC and its stockholders.

Interests of HCCC’s Directors and Officers in the Business Combination

In considering the recommendation of HCCC’s board of directors to vote in favor of the Business Combination Proposal and the Charter Proposals, stockholders should keep in mind that the Sponsor and HCCC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of HCCC’s stockholders generally. In particular:

•

If the Business Combination with Alpha Tau or another business combination is not consummated by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter), HCCC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and HCCC’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the HCCC IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $58.03 million based upon the closing price of $9.93 per share on Nasdaq on November 30, 2021 (taking into account shares forfeited pursuant to the Sponsor Support Agreement). On the other hand, if the Business Combination is consummated, each outstanding share of HCCC Common Stock (other than the shares forfeited pursuant to the Sponsor Support Agreement) will be converted into one Alpha Tau ordinary share, subject to adjustment described herein. In the aggregate, the 5,843,750 founder shares will be converted into HCCC Class A common stock and exchanged for 5,843,750 Alpha Tau ordinary shares.

•

The Sponsor purchased 6,800,000 private placement warrants from HCCC for $1.00 per private warrant. This purchase took place on a private placement basis simultaneously with the consummation of the HCCC IPO and the subsequent exercise of the underwriter’s overallotment option. Nearly all of the proceeds HCCC received from these purchases were placed in the Trust Account. Such private placement warrants had an aggregate market value of approximately $4.76 million based upon the closing price of $0.70 per warrant on Nasdaq on November 30, 2021. The private placement warrants will become worthless if HCCC does not consummate a business combination by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter). On the other hand, if the Business Combination is consummated, each outstanding private placement warrant (other than the warrants forfeited pursuant to the Sponsor Support Agreement) will become exercisable for one Alpha Tau ordinary share for $11.50 per share, subject to adjustment as described herein.

•

If HCCC is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HCCC for services rendered or contracted for or products sold to HCCC. If HCCC consummates a business combination, on the other hand, HCCC will be liable for all such claims.

•

The Sponsor and HCCC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HCCC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HCCC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, HCCC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter). As of the record date, the Sponsor and HCCC’s officers and directors and their affiliates had incurred approximately $                  of unpaid reimbursable expenses.

•

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public stockholders rather than liquidate;

•

Based on the difference in the purchase price of $0.004 that the Sponsor paid for the founder shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Public Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

•

In the event that a business combination is not effected, the Sponsor will not be entitled to any reimbursement of funds invested in HCCC. In total, the Sponsor has invested $6,825,000 for securities that would be worthless absent the completion of a business combination. The Sponsor, its affiliates and HCCC’s officers and directors have no loans outstanding to HCCC.

•

The Merger Agreement provides for the continued indemnification of HCCC’s current directors and officers and the continuation of directors and officers liability insurance covering HCCC’s current directors and officers.

•

HCCC’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to HCCC to fund certain capital requirements. On September 2, 2020, the Sponsor agreed to loan HCCC an aggregate of up to $300,000 to cover expenses related to the HCCC IPO pursuant to a promissory note that was repaid in full on March 31, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to HCCC outside of the Trust Account.

•

Dr. David M. Milch, HCCC’s chairman, will be a member of the board of directors of Alpha Tau following the closing of the Business Combination and, therefore, in the future Dr. Milch will receive any cash fees, stock options or stock awards that Alpha Tau’s board of directors determines to pay to its non-executive directors.

•

In addition, a relative of Dr. Milch owns certain equity interests in Alpha Tau. Milch Investment Holdings LLC (of which one of Dr. Milch’s immediate family members is the beneficiary) is a passive investor in Althera Medical Ltd. (“Althera”), which owns 12,504,000 Alpha Tau ordinary shares. Milch Investment Holdings LLC’s interests in Althera was obtained through two investments totaling $252,500. Althera is under voluntary liquidation. In connection with the liquidation, Milch Investment Holdings LLC will eventually receive a percentage of Althera’s assets (including its holdings in Alpha Tau), which will be distributed to the shareholders of Althera in accordance with the provisions of Althera’s Articles of Association, and the distribution process and preference detailed therein. Milch Investment Holdings II LLC (of which one of Dr. Milch’s immediate family members is the beneficiary) directly owns 250,000 Series B Preferred Shares (the “MIH Shares”). The MIH Shares were purchased (on the same terms as other Series B investors) for an aggregate price of $1.0 million in April 2020 and had an implied aggregate value of $2.26 million based on the consideration under the Merger Agreement. Following the consummation of the Business Combination, the value of Dr. Milch’s shares will fluctuate based on the trading price of the Company’s ordinary shares on Nasdaq. Based on the $9.93 closing price of HCCC’s Class A common stock on November 30, 2021, the MIH shares had an implied aggregate value of approximately $2.25 million.

Recommendation to HCCC Stockholders

HCCC’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of HCCC and its stockholders and recommended that HCCC stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, and “FOR” the Adjournment Proposal, if presented.

Certain Material U.S. Federal Income Tax Considerations (page 268)

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of shares of HCCC Common Stock and the ownership and disposition of Alpha Tau ordinary shares and/or Alpha Tau warrants, please see “Certain Material U.S. Federal Income Tax Considerations” beginning on page 268.

Certain Material Israeli Tax Considerations (page 284)

For a description of certain material Israeli tax consequences of the ownership and disposition of Alpha Tau ordinary shares and/or Alpha Tau warrants, please see “Certain Material Israeli Tax Considerations” beginning on page 284.

Anticipated Accounting Treatment

The Transactions are comprised of a series of transactions pursuant to the Merger Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transactions will be effectuated by three main steps:

(1)    The exchange of shares held by Alpha Tau shareholders, which is accounted for as a recapitalization in accordance with GAAP.

(2)    The merger of HCCC with Merger Sub, which is not within the scope of ASC 805 (“Business Combinations”) because HCCC does not meet the definition of a business in accordance with ASC 805. Any difference between the fair value of Alpha Tau ordinary shares issued and the fair value of HCCC’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each Alpha Tau ordinary share issued to HCCC stockholders is equal to the fair value of each Alpha Tau ordinary share resulting from the $1 billion pro forma combined equity value assigned to the combined company in the Merger Agreement (assuming no redemptions).

(3)    The Subscription Agreements related to the PIPE, which were executed concurrently with the Merger Agreement, will result in the issuance of Alpha Tau ordinary shares, leading to an increase in share capital and share premium.

Comparison of Rights of Stockholders of HCCC and Shareholders of Alpha Tau (page 303)

If the Business Combination is successfully completed, holders of HCCC Common Stock will become holders of Alpha Tau ordinary shares and their rights as shareholders will be governed by Alpha Tau’s organizational documents. There are also differences between the laws governing HCCC, a Delaware corporation, and Alpha Tau, an Israeli company. Please see “Comparison of Rights of Alpha Tau Shareholders and HCCC Stockholders” on page 303 for more information.

Emerging Growth Company

Each of HCCC and Alpha Tau is, and, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which Alpha Tau ordinary shares were offered in exchange for HCCC Common Stock in connection with the Transactions, (b) in which the combined company has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 21. Such risks include, but are not limited to:

•

Alpha Tau has incurred significant losses since inception and have not generated any revenue to date. Alpha Tau expects to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future;

•

Even if the Transactions are consummated, Alpha Tau will need substantial additional funding, and if Alpha Tau is unable to raise capital when needed, Alpha Tau could be forced to delay, reduce or terminate the development of its Alpha DaRT technology or other product discovery and development programs or commercialization efforts;

•	Alpha Tau’s limited operating history may make it difficult for you to evaluate the success of Alpha Tau’s business to date and to assess its future viability;

•

Alpha Tau’s approach to the development of its proprietary Alpha DaRT technology represents a novel approach to radiation therapy, which creates significant and potentially unpredictable challenges for Alpha Tau;

•

The commercial success of Alpha Tau’s Alpha DaRT technology, if authorized for commercial sale or certified, will depend in part upon public perception of radiation therapies, and to a lesser extent, radiopharmaceuticals, and the degree of their market acceptance by physicians, patients, healthcare payors and others in the medical community;

•	The ongoing COVID-19 pandemic could continue to adversely impact Alpha Tau’s business, including its clinical trials, supply chain and business development activities;

•

The market opportunities for Alpha Tau’s Alpha DaRT technology may be smaller than it anticipated or may be limited to those patients who are ineligible for or have failed prior treatments. If Alpha Tau encounters difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected;

•

Alpha Tau currently has no commercial marketing and sales organization and has no experience in marketing products. If Alpha Tau is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell its Alpha DaRT technology, if approved for commercial sale, Alpha Tau may not be able to generate product revenue;

•

Alpha Tau currently conducts and in the future intends to continue conducting pre-clinical studies, clinical trials for its Alpha DaRT technology outside the United States, and the FDA and similar foreign regulatory authorities may not accept data from such trials;

•

Alpha Tau’s Alpha DaRT technology and operations are subject to extensive government regulation and oversight both in the United States and abroad, and Alpha Tau’s failure to comply with applicable requirements could harm its business;

•

Alpha Tau may not receive, or may be delayed in receiving, the necessary marketing authorizations or certifications for its Alpha DaRT technology or any future products or product candidates, and failure to timely obtain necessary marketing authorizations or certifications for Alpha Tau’s product candidates would have a material adverse effect on Alpha Tau’s business;

•

If Alpha Tau does not obtain and maintain international regulatory registrations, marketing authorizations or certifications for any product candidates it develops, Alpha Tau will be unable to market and sell such product candidates outside of the United States;

•

If in the future Alpha DaRT is approved for commercial sale or certified, but Alpha Tau is unable to obtain adequate reimbursement or insurance coverage from third-party payors, it may not be able to generate significant revenue;

•	Alpha Tau may be unable to obtain a sufficient or sufficiently pure supply of radioisotopes to support clinical development or at commercial scale;

•

If Alpha Tau is unable to obtain and maintain patent or other intellectual property protection for its Alpha DaRT technology and for any other products or product candidates that Alpha Tau develops, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, Alpha Tau’s competitors could develop and commercialize products and technology similar or identical to Alpha Tau, and Alpha Tau’s ability to commercialize any product candidates that it may develop, and its technology may be adversely affected;

•	Alpha Tau will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives;

•	If HCCC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their shares of Class A common stock into a pro rata portion of the Trust Account;

•	HCCC’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination;

•

HCCC’s current directors’ and executive officers’ affiliates own shares of HCCC Common Stock and private placement warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

•	The Alpha Tau securities to be received by HCCC’s securityholders as a result of the Business Combination will have different rights from HCCC securities;

•	HCCC’s stockholders will have a reduced ownership and voting interest after consummation of the Transactions and will exercise less influence over management; and

•	The other matters described in the section titled “Risk Factors” beginning on page 21.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Merger Agreement and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a recapitalization in accordance with GAAP. Under this method of accounting, HCCC will be treated as the “accounting acquiree” and Alpha Tau as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Alpha Tau issuing shares for the net assets of HCCC, followed by a recapitalization. The net assets of HCCC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Alpha Tau. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Business Combination and related transactions as if they had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 gives effect to the Business Combination and related transactions, and HCCC’s IPO as if they had occurred on January 1, 2020.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of HCCC and Alpha Tau for the applicable periods. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what HCCC’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of HCCC following the recapitalization.

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

	No Redemption		Maximum Redemption
	Purchase Price	Shares Issued	Purchase Price	Shares Issued
HCCC public stockholders and Sponsor shares (1)	$10.00	33,343,750	$10.00	18,232,294

(1)	Sponsor shares include Conditional Equity, and all Redemption Equity, which is forfeited in the maximum redemption scenario, both defined elsewhere in this proxy statement/prospectus.

As part of the recapitalization, the HCCC Sponsor will forfeit 15% of outstanding shares and warrants, and an identical number of RSUs and options are being granted to Alpha Tau employees, board members and service providers for purposes of retention, to be vested over 4 years from the Closing. Additionally, the HCCC Sponsor is subject to contingent forfeiture of 25% of shares and warrants based on the Aggregate Transaction Proceeds and contingent consideration of 20% of shares and warrants based on the future performance of the combined company.

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, Merger Sub, a wholly owned subsidiary of Alpha Tau will merge with and into HCCC, with HCCC surviving the merger (the “Merger”). As a result of the Merger, and upon consummation of the Business Combination and the other transactions contemplated by the Merger Agreement, HCCC will become a wholly owned subsidiary of Alpha Tau, with the securityholders of HCCC becoming securityholders of Alpha Tau. The Business Combination shall be consummated in accordance with the Merger Agreement. The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•	the merger of Merger Sub, a wholly-owned subsidiary of Alpha Tau, with and into HCCC, with HCCC surviving the merger as a wholly owned subsidiary of Alpha Tau;

•	the consummation of the HCCC IPO, which include the sale of Public Units and private placement warrants;

•	the consummation of the Business Combination;

•	the reclassification of the HCCC Class A common stock subject to possible redemption units sold into permanent equity; net of redemptions (see below);

•	the consummation of the PIPE Investment;

•	the conversion of the Alpha Tau preferred shares to permanent equity;

•	the accounting for transaction costs incurred by both HCCC and Alpha Tau; and

•	the issuance of equity awards to Alpha Tau employees, Board members and service providers.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of HCCC’s Class A common stock:

•

Assuming No Redemptions: This scenario assumes that no public stockholders of HCCC exercise redemption rights with respect to their public shares for a pro rata share of the funds in HCCC’s trust account.

•

Assuming Maximum Redemptions: This scenario assumes that 13,392,706 of the public shares are redeemed for an aggregate payment of approximately $133.9 million (based on the estimated per share redemption price of approximately $10.00 per share based on HCCC’s trust account). Under the terms of the Merger Agreement, the consummation of the Business Combination is conditioned upon HCCC delivering to Alpha Tau evidence that, immediately prior to the Closing (and following any redemptions of public shares), HCCC will have net tangible assets of at least $5.0 million upon consummation of the Business Combination. Further, the Merger Agreement provides that Alpha Tau is not required to consummate the Transactions if immediately prior to the consummation of the Transactions, HCCC does not have at least $225.0 million of cash available from the Trust Account after payment of the deferred underwriting fees of HCCC plus the proceeds from the PIPE Investment (the “Aggregate Transaction Proceeds”). Additionally, the Redemption Equity is subject to forfeiture dependent on the Aggregate Transaction Proceeds. All Redemption Equity is forfeited in the maximum redemption scenario.

The existing Alpha Tau stakeholders will hold 54,799,711 of the ordinary shares immediately after the Business Combination, which approximates a 56.3% ownership level assuming no redemptions and a 66.6% ownership level assuming maximum redemptions. The following summarizes the pro forma ordinary shares outstanding under the two scenarios (excluding the potential dilutive effect of Alpha Tau options, warrants and the Conditional Equity as further described in Note 4):

	No Redemption		Maximum Redemption
	Ordinary Shares	%	Ordinary Shares	%
Shareholders
Current Alpha Tau ordinary shareholders and preferred shareholders	54,799,711	56.3%	54,799,711	66.6%
HCCC Sponsor (1)(2)	5,843,750	6.0%	4,125,000	5.0%
HCCC public stockholders	27,500,000	28.2%	14,107,294	17.1%
PIPE Investment	9,263,006	9.5%	9,263,006	11.3%

Total Alpha Tau ordinary shares outstanding at closing of the Business Combination	97,406,467	100.0%	82,295,011	100.0%

(1)

Sponsor shares including the Redemption Equity of 1,718,750 shares of Class B common stock subject to forfeiture dependent on the Aggregate Transaction Proceeds. All Redemption Equity is forfeited in the maximum redemption scenario.

(2)

HCCC Sponsor shares in the table above are inclusive of 1,375,000 shares (representing 1.4% of the combined company) of Conditional Equity subject to market vesting conditions are vested upon the VWAP of Alpha Tau ordinary shares on Nasdaq exceeding $14.00 per share for 20 trading days within any 30-trading day period. The term ends three years after the Closing Date.

	Pro Forma Combined
Summary Unaudited Pro Forma Condensed Combined	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
U.S. dollars in thousands (except share and per share data)
Statement of Operations Data
For the six months ended June 30, 2021
Net loss	$14,958	$14,958
Net loss per common share - ordinary share - basic and diluted	$(0.16)	$(0.18)
Weighted-average common shares outstanding - ordinary share - basic and diluted	96,305,911	81,194,455
For the year ended December 31, 2020
Net loss	$19,966	$20,690
Net loss per common share - ordinary share - basic and diluted	$(0.21)	$(0.26)
Weighted-average common shares outstanding - ordinary share - basic and diluted	93,667,055	78,555,599
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data
As of June 30, 2021
Total assets	$385,935	$252,008
Total liabilities	$35,162	$35,162
Total shareholders’ equity	$350,773	$216,846

COMPARATIVE PER SHARE DATA

The following tables present HCCC and Alpha Tau’s historical and pro forma per share data as of and for the six months ended June 30, 2021, and as of and for the year ended December 31, 2020. The pro forma net loss per common share data for the six months ended June 30, 2021 and for the year ended December 31, 2020 is presented as if the Business Combination had been completed on January 1, 2020. The pro forma book value per share information is presented as if the Business Combination had been completed on June 30, 2021. The information provided in the table below is unaudited.

The historical per share data of HCCC Common Stock was derived from the unaudited financial statements of HCCC as of and for the six months ended June 30, 2021 and from the audited financial statements of HCCC as of December 31, 2020 and for the period from August 18, 2020 (inception) through December 31, 2020. The historical financial information of Alpha Tau was derived from the unaudited condensed consolidated financial statements of Alpha Tau as and for the six months ended June 30, 2021, and from the audited consolidated financial statements of Alpha Tau as of and for the years ended December 31, 2020 and 2019, included elsewhere in this proxy statement/prospectus. This information should be read together with HCCC’s and Alpha Tau’s audited financial statements and related notes, the section titled “Unaudited Pro Forma Condensed Combined Financial Information” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of HCCC’s Class A common stock:

•

Assuming No Redemptions: This scenario assumes that no public stockholders of HCCC exercise redemption rights with respect to their public shares for a pro rata share of the funds in HCCC’s trust account.

•

Assuming Maximum Redemptions: This scenario assumes that 13,392,706 of the public shares are redeemed for an aggregate payment of approximately $133.9 million (based on the estimated per share redemption price of approximately $10.00 per share based on HCCC’s trust account). Under the terms of the Merger Agreement, the consummation of the Business Combination is conditioned upon HCCC delivering to Alpha Tau evidence that, immediately prior to the Closing (and following any redemptions of public shares), HCCC will have net tangible assets of at least $5.0 million upon consummation of the Business Combination. Further, the Merger Agreement provides that Alpha Tau is not required to consummate the Transactions if immediately prior to the consummation of the Transactions, HCCC does not have at least $225.0 million of cash available from the Trust Account after payment of the deferred underwriting fees of the SPAC plus the proceeds from the PIPE Investment (the “Aggregate Transaction Proceeds”). Additionally, the Redemption Equity is subject to forfeiture dependent on the Aggregate Transaction Proceeds. All Redemption Equity is forfeited in the maximum redemption scenario.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the Business Combination had been completed as of the dates described above.

	Historical		Pro Forma Combined		Alpha Tau Equivalent Pro Forma Per Share Data (3)
As of and for the six months ended June 30, 2021	Alpha Tau Medical Ltd. (Historical)	Healthcare Capital Corp. (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
		(Restated)
Net loss per share - ordinary shares of Class A common stock - basic and diluted (2)	$(0.42)	$(0.16)	$(0.16)	$(0.18)	$(0.14)	$(0.17)
Book value per ordinary share (1)	$(0.60)	$(3.55)	$3.60	$2.63	$3.26	$2.39
Weighted average shares outstanding, ordinary shares - basic and diluted	44,751,270	24,461,326	96,305,911	81,194,455	N/A	N/A
Net loss per share - Class B common stock - basic and diluted (4)	N/A	$(0.16)	N/A	N/A	N/A	N/A
Book value per share - Class B common stock (5)	N/A	$(3.55)	N/A	N/A	N/A	N/A
Weighted average shares outstanding, Class B common stock - basic and diluted	N/A	6,778,315	N/A	N/A	N/A	N/A

As of and for the year ended December 31, 2020
Net loss per share - ordinary shares of Class A common stock - basic and diluted (2)	$(0.20)	N/A	$(0.21)	$(0.26)	$(0.19)	$(0.24)
Weighted average shares outstanding, ordinary shares - basic and diluted	44,488,335	N/A	93,667,055	78,555,599	N/A	N/A
Net loss per share - Class B common stock - basic and diluted (4)	N/A	$(0.00)	N/A	N/A	N/A	N/A
Weighted average shares outstanding, Class B common stock - basic and diluted	N/A	6,000,000	N/A	N/A	N/A	N/A

(1)	Book value per share is computed as total shareholders’ equity divided by ordinary shares outstanding.
(2)

Net loss per ordinary share is based on the net loss and weighted average number of ordinary shares outstanding for the six months ended June 30, 2021, as restated, and for the year ended December 31, 2020

(3)

Equivalent net loss per common share – basic and diluted and equivalent book value per share information is computed by multiplying the combined pro forma per share data by the Split Factor of .905292 set forth in the Merger Agreement. The purpose of equivalent pro forma per share data is to equate the respect per share values to one share of Alpha Tau.

(4)

Net loss per common share is based on the net loss and weighted average number of common shares outstanding for the six months ended June 30, 2021, as restated, and for the year ended December 31, 2020

(5)	Book value per share is computed as total shareholders’ equity divided by common shares outstanding.

RISK FACTORS

If the Business Combination is completed, the combined company will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to Alpha Tau and HCCC or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of Alpha Tau’s ordinary shares or, if the Business Combination is not consummated, HCCC Common Stock could decline, and you may lose part or all of the value of any Alpha Tau ordinary shares or, if the Business Combination is not consummated, shares of HCCC Common Stock that you hold.

Risks Related to the Combined Company Following the Business Combination

Any of the following risk factors could cause the combined company’s actual results to differ materially from anticipated results. These risks and uncertainties are not the only ones that the combined company faces.

Risks Related to Alpha Tau’s Financial Condition and Capital Requirements

In this section “we,” “us” and “our” refer to Alpha Tau.

We have incurred significant losses since inception and have not generated any revenue to date. We expect to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future.

Investment in the medical device industry and product development is a highly speculative undertaking and entails substantial upfront capital expenditures and significant risk that our Alpha DaRT technology will fail to demonstrate adequate efficacy or an acceptable safety profile, gain marketing authorization in the United States and similar authorization or certification in various other jurisdictions worldwide and become commercially viable. We currently have no products authorized for commercial sale in the United States and have not generated any revenue to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. To date, we have financed our operations primarily through private placements of our ordinary and preferred shares as well as through grants received from government authorities, primarily in Israel.

We have incurred significant net losses in each period since we commenced activity in 2016. For the years ended December 31, 2019 and 2020, we reported net losses of $8.4 million and $8.9 million, respectively and for the six months ended June 30, 2020 and June 30, 2021, we reported net losses of $4.0 million and $18.7 million, respectively. As of June 30, 2021, we had an accumulated deficit of $44.3 million. We expect to continue to incur significant losses for the foreseeable future, and we expect these losses to increase substantially if and as we:

•

continue our research and development efforts and submit applications seeking marketing authorizations in the United States or authorizations or certifications outside the United States for our Alpha DaRT technology;

•	conduct and expand the scope of our preclinical studies and clinical trials for our Alpha DaRT technology;

•	continue to develop manufacturing facilities for our Alpha DaRT technology;

•	seek to identify additional potential indications for our Alpha DaRT technology;

•	acquire or in-license other products or product candidates or technologies;

•	add operational, financial and management information systems and personnel, including personnel to help us comply with our obligations as a public company;

•

hire and retain additional personnel, such as clinical, quality control, scientific, commercial and administrative personnel, including personnel to support the development and potential commercialization of our Alpha DaRT technology;

•	seek marketing authorizations or certifications for our Alpha DaRT technology or any other product candidates that successfully complete clinical trials;

•

establish a sales, marketing and distribution infrastructure and scale-up manufacturing capabilities, whether alone or with third parties, to commercialize our Alpha DaRT technology or other products or product candidates for which we may obtain marketing authorization in the United States or similar authorization or certification in other target jurisdictions, if any;

•	expand, maintain and protect our intellectual property portfolio; and

•	operate as a public company.

Because of the numerous risks and uncertainties associated with the medical device industry, we are unable to accurately predict the timing or amount of increased expenses we will incur or when, if ever, we will be able to achieve profitability. Even if we succeed in commercializing our Alpha DaRT technology in one indication, we will continue to incur substantial research and development and other expenditures to develop, seek marketing authorizations or certifications for, and potentially market our Alpha DaRT technology in other indications. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our shareholders’ equity and working capital.

We have not generated any revenue to date and may never be profitable.

Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue. We do not expect to generate significant product revenue unless or until we successfully complete clinical development and obtain marketing authorization in the United States and similar authorization or certification in other target jurisdictions of, and then successfully commercialize, our Alpha DaRT technology for at least one indication. Our Alpha-DaRT technology is currently in clinical trials for a number of forms of cancer, including skin, oral, pancreatic and breast cancers, and preclinical studies for hepatic cell carcinoma, lung and prostate cancers, which will all require additional preclinical or clinical studies, clinical development and regulatory review and authorization or certification, substantial investment, access to sufficient commercial manufacturing capacity and significant commercialization and marketing efforts before we can generate any revenue from product sales.

We are conducting clinical trials in a number of forms of cancer and, as such, face significant development risks as our Alpha DaRT technology advances further through clinical development. Our ability to generate revenue depends on a number of factors, including, but not limited to:

•

timely completion of our current and future preclinical studies and clinical trials, which may be significantly slower or more costly than we currently anticipate and will depend substantially upon the performance of third-party contractors;

•

our ability to pre-clinical studies and successfully submit Investigational Device Exemptions, or IDEs, or comparable applications to allow us to initiate clinical trials for our Alpha DaRT technology or any future products or product candidates, including similar requirements as applicable in foreign jurisdictions;

•

being required by the U.S. Food and Drug Administration, or FDA, or similar foreign regulatory authorities or bodies to conduct additional clinical trials or other studies beyond those planned to support the potential marketing authorization or certification and commercialization of our Alpha DaRT technology or any future products or product candidates we develop or acquire;

•

our ability to demonstrate to the satisfaction of the FDA or similar foreign regulatory authorities or other bodies the safety and efficacy, of our Alpha DaRT technology or any future products or product candidates, if required;

•	the prevalence, duration and severity of potential side effects or other safety issues experienced with our Alpha DaRT technology or future products or product candidates, if any;

•	the timely receipt of necessary marketing authorizations from the FDA or authorizations or certifications from similar foreign regulatory authorities or other bodies;

•	the willingness of physicians, operators of clinics and patients to utilize or adopt our Alpha DaRT technology or future products or product candidates as potential cancer treatments;

•	the availability of coverage and adequate reimbursement and pricing by third-party payors, including government authorities;

•

our ability, and the ability of third parties with whom we may choose to contract, to manufacture adequate clinical and commercial supplies of our product using Alpha DaRT technology or any future products or product candidates, remain in good standing with regulatory authorities and develop, validate and maintain commercially viable manufacturing processes that are compliant with current good manufacturing practices, or cGMP;

•

our ability to successfully develop a commercial strategy and thereafter commercialize our Alpha DaRT technology or any future products or product candidates in the United States and internationally, if licensed for marketing, reimbursement, sale and distribution in such countries and territories, whether alone or in collaboration with others; and

•	our ability to establish and enforce intellectual property rights in and to our Alpha DaRT technology or any future products or product candidates.

Many of the factors listed above are beyond our control, and could cause us to experience significant delays or prevent us from obtaining marketing authorizations or certifications or commercializing our Alpha DaRT technology. Even if we are able to commercialize our Alpha DaRT technology, we may not achieve profitability soon after generating product sales, if ever. If we are unable to generate sufficient revenue through the sale of our Alpha DaRT technology or any future products or product candidates, we may be unable to continue operations without continued funding.

Even if we consummate the Transactions, we will need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce or terminate the development of our Alpha DaRT technology or other product discovery and development programs or commercialization efforts.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to continue the clinical and preclinical development of our Alpha DaRT technology. We will need to raise additional capital to complete our currently ongoing planned clinical trials and any future clinical trials. Other unanticipated costs may arise in the course of our development efforts. If we are able to gain marketing authorization or certification for our Alpha DaRT technology or other future products or product candidates that we develop, we may require significant additional amounts of funding in order to launch and commercialize such our Alpha DaRT technology or products or product candidates. We cannot reasonably estimate the actual amounts necessary to successfully complete the development of and commercialize our Alpha DaRT technology and we may need substantial additional funding after consummation of this transaction to complete the development and commercialization of our Alpha DaRT technology.

Our future need for additional funding depends on many factors, including:

•	the scope, progress, results and costs of researching and developing our Alpha DaRT technology, as well as other additional products or product candidates we may develop and pursue in the future;

•

the timing of, and the costs involved in, obtaining marketing authorizations or certifications for our Alpha DaRT technology and any other additional products or product candidates we may develop and pursue in the future;

•

subject to receipt of marketing authorizations or certifications, the costs of commercialization activities for our Alpha DaRT technology or future products or product candidates, to the extent such costs are not the responsibility of any future collaborators, including the costs and timing of establishing product sales, marketing and distribution;

•

the timing of and costs involved in expanding our manufacturing capabilities as we roll out our Alpha DaRT technology, and any other additional products or product candidates which we may develop, in order to establish necessary infrastructure;

•

subject to receipt of marketing authorization or certification, revenue, if any, received from commercial sales of our Alpha DaRT technology or any other additional products or product candidates we may develop and pursue in the future;

•	the extent to which we in-license or acquire rights to other products, product candidates or technologies;

•	our ability to establish collaboration arrangements for the development of our Alpha DaRT technology or other future products or product candidates on favorable terms, if at all;

•	our headcount growth and associated costs as we expand our research and development and manufacturing and establish a commercial infrastructure;

•

the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property related claims; and

•	the costs of operating as a public company.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, reduce or terminate the development of our Alpha DaRT technology or plans for commercialization.

We believe that the net proceeds from the Transactions, together with our existing cash and cash equivalents, will enable us to fund its operating expenses and capital expenditure requirements into 2024. Our estimates may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Further, changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We are a clinical-stage medical device oncology therapy company with a limited operating history. We commenced operations in 2016, and our operations to date have been limited to organizing and staffing our company, business planning, raising capital, conducting research activities, filing patent applications, developing our Alpha DaRT technology, identifying target indications, initiating and conducting our clinical trials, undertaking preclinical studies and establishing manufacturing infrastructure and capacity to produce our Alpha DaRT technology. We have not yet demonstrated our ability to successfully initiate a pivotal trial in the United States, obtain marketing authorizations (other than in Israel) or similar authorizations or certifications in other foreign jurisdictions, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a young business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be successful in such a transition.

We may be exposed to financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates.

We may be adversely affected by foreign currency fluctuations. Our reporting currency and the functional currency of our operating companies is the US Dollar. To date, we have been primarily funded through issuances of equity that have been denominated in U.S. Dollar. However, a meaningful portion of our expenditures are paid in New Israeli Shekel, particularly with respect to our employees, and we are therefore subject to foreign currency fluctuations that may, from time to time, impact our financial position and results of operations.

Risks Related to Alpha Tau’s Business and the Alpha DaRT Technology

In this section “we,” “us” and “our” refer to Alpha Tau.

Our approach to the development of our proprietary Alpha DaRT technology represents a novel approach to radiation therapy, which creates significant and potentially unpredictable challenges for us.

Our future success depends on the successful development of our Alpha DaRT technology, which is designed to treat solid tumors through alpha-irradiation by intratumoral insertion of radium-224 impregnated sources, representing what we believe to be a novel approach to local radiotherapy. Alpha-emitting isotope oncology therapy is relatively new, and only one alpha-emitting isotope therapy has been approved in the United States or the European Union and only a limited number of clinical trials of products based on alpha-emitting isotope therapies have commenced. In addition, the majority of the clinical trials evaluating alpha-emitting isotope oncology therapy have focused on systemic delivery of drugs like radiopharmaceuticals (including Xofigo or certain antibody-radionuclide conjugates), while our Alpha DaRT technology is designed to be a local therapy. As such, it is difficult to accurately predict the developmental challenges we may incur for our Alpha DaRT technology as it proceeds through preclinical studies and clinical trials. In addition, beyond the limited universe of patients treated with Xofigo, the sole alpha-emitting isotope therapy approved in the United States or the European Union, as well as other uses of alpha-emitting isotope therapy outside of oncology, such as in the use in treating ankylosing spondylitis, assessments of the long-term safety of targeted alpha-emitting isotope therapies in humans have been limited, and there may be long-term effects from treatment with our Alpha DaRT technology or any future products or product candidates we develop that we cannot predict at this time. It is difficult for us to predict the time and cost of the regulatory development of our Alpha DaRT technology, and we cannot predict whether the application of our technology, or any similar or competitive technologies, will result in the identification, development, and marketing authorization or certification of any products. There can be no assurance that any development problems we experience in the future related to our technology or any of our research programs will not cause significant delays or unanticipated costs, or that such development problems can be solved at all. Any of these factors may prevent us from completing our preclinical studies and clinical trials that we may initiate or commercializing any product candidates we may develop on a timely or profitable basis, if at all. In addition, the success of our Alpha DaRT technology will depend on several factors, including the following:

•

establishing manufacturing capabilities and infrastructure to produce and distribute adequate supply of Alpha DaRT sources in compliance with applicable regulations governing the transport of radiological materials;

•	generating meaningful clinical data to support widespread clinical adoption and reimbursement for the Alpha DaRT technology;

•	educating medical personnel regarding the potential benefits and correct use of our Alpha DaRT technology;

•	ensuring appropriate methods of handling and logistics of our products and appropriate capabilities at clinical use points;

•	facilitating patient access to the facilities able to administer our Alpha DaRT technology, if authorized for sale or certified;

•

establishing sales and marketing capabilities upon obtaining any marketing authorization in the United States and similar authorization or certification in other target jurisdictions to gain market acceptance of a novel therapy; and

•

sourcing clinical and, if successfully authorized or certified for commercial sale, commercial supplies for the materials used to manufacture our Alpha DaRT technology, and especially our Alpha DaRT sources.

The commercial success of our Alpha DaRT technology, if authorized for commercial sale or certified, will depend in part upon public perception of radiation therapies, and to a lesser extent, radiopharmaceuticals, and the degree of their market acceptance by physicians, patients, healthcare payors and others in the medical community.

Adverse events in clinical trials of our Alpha DaRT technology or in clinical trials of others developing similar products and the resulting negative publicity, as well as any other adverse events in the field of radiation therapies or radiopharmaceuticals that may occur in the future, could result in a decrease in demand for our Alpha DaRT technology or any future products or any product candidates that we may develop that rely on radiation therapy. If public perception is influenced by claims that radiation therapies or radiopharmaceuticals or specific therapies within radiation therapies or radiopharmaceuticals are unsafe or if alternative therapies for cancer treatment are developed and proven to be more successful or provide an actual or perceived, preferred course of treatment for cancer(s), our Alpha DaRT technology or any future products or any product candidates we may develop may not be accepted by the general public or the medical community.

In particular, the future commercial success of our Alpha DaRT technology or any future products or any product candidates we may develop, as applicable, depends and will depend upon, among other things, these products and product candidates gaining and maintaining acceptance by physicians, patients, third-party payors and other members of the medical community as efficacious and cost-effective alternatives to competing products and treatments. If any of our products or product candidates do not achieve and maintain an adequate level of acceptance, we may not generate material sales of that product or product candidate or be able to successfully commercialize it. The degree of market acceptance of our products and product candidates, if authorized for sale or certified, will depend on a number of factors, including:

•	our ability to provide acceptable evidence of safety and efficacy;

•	the prevalence and severity of any side effects;

•	publicity concerning our products and product candidates or competing products and treatments;

•	availability, relative cost and relative efficacy of alternative and competing treatments;

•	the ability to offer our products for sale at competitive prices;

•	the relative convenience and ease of administration of our products and product candidates;

•	the willingness of the target patient population to try new products and product candidates and of physicians to prescribe these products and product candidates;

•	the strength of marketing and distribution support; and

•	the sufficiency of coverage or reimbursement by third parties.

If our Alpha DaRT technology or any of our other future products or product candidates, if authorized or certified, do not become widely accepted by potential customers, physicians, patients, third-party payors and other members of the medical community, such a lack of acceptance could have a material adverse effect on our business, financial condition and results of operations.

We are exploring development of our Alpha DaRT technology in combination with other therapies, which exposes us to additional risks.

We are planning to conduct a combination trial evaluating our Alpha DaRT technology in combination with pembrolizumab for the treatment of locally advanced or metastatic head and neck squamous cell carcinoma, and in the future we may explore conduct additional combination trials with one or more currently approved or experimental cancer therapies for this or other indications. Even if our Alpha DaRT technology receives marketing authorization or obtains certification for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or similar foreign regulatory authorities could revoke marketing authorization of the therapy used in combination with our Alpha DaRT technology or that safety, efficacy, manufacturing or supply issues could arise with these other therapies. Combination therapies are commonly used for the treatment of cancer, and we would be subject to similar risks if we develop any of our products or product candidates for use in combination with other drugs or for indications other than cancer. This could result in our own products being removed from the market or being less successful commercially.

We may also evaluate our Alpha DaRT technology in combination with one or more other cancer therapies that have not yet been approved for marketing by the FDA or similar foreign regulatory authorities. We will not be able to market and sell our product candidate we develop in combination with any such unapproved cancer therapies that do not ultimately obtain marketing authorization.

If the FDA or similar foreign regulatory authorities do not approve these other drugs or revoke their marketing authorization, or if safety, efficacy, manufacturing, or supply issues arise with, the drugs we choose to evaluate in combination with our product candidate, we may be unable to obtain marketing authorization or certification of or market our product candidate.

The ongoing COVID-19 pandemic could continue to adversely impact our business, including our clinical trials, supply chain and business development activities.

In connection with the ongoing COVID-19 pandemic, governments have implemented significant measures, including closures of businesses, quarantines, travel restrictions and other social distancing directives, intended to control the spread of the virus. Companies have also taken precautions, such as requiring employees to work remotely, imposing travel restrictions and temporarily closing businesses. In response to these public health directives and orders, we have implemented certain travel restrictions and work-from-home policies for our employees, and as a result we have experienced limitations on employee resources. The effects of government actions and our own policies and those of third parties to reduce the spread of COVID-19 may negatively impact productivity and slow down or delay our ongoing and future clinical trials, preclinical studies and research and development activities, may cause disruptions to our supply chain, to the administrative functions of clinical trial sites and/or to the operations of our other partners, and as a result may impair our ability to execute our programs and/or business development strategy. In the event that government authorities were to enhance current restrictions, our employees who currently are not telecommuting may no longer be able to access our facilities, including our laboratories and our operations may be further limited or curtailed.

Our clinical trials have been, and may in the future be, affected by the ongoing COVID-19 pandemic. In particular, certain of our clinical trial sites, most notably Memorial Sloan Kettering Cancer Center in New York, and Centre hospitalier de l’Université de Montréal in Montreal, have both seen significantly decreased clinical trial recruitment in general due to the devastating local impact of COVID-19, and therefore have not yet recruited any patients in to our clinical trials in these cities. However, in July 2021, the first participant in our U.S. pilot trial for skin cancer was treated with Alpha DaRT at University Cancer Center in Houston, Texas. We may experience other disruptions due to the ongoing COVID-19 pandemic that could severely impact our business, preclinical studies and clinical trials, including:

•	delays or difficulties in enrolling and maintaining patients in our clinical trials;

•

delays or difficulties in shipping and delivering in a timely manner supplies, samples or products required for our clinical trials due to the impact of the ongoing COVID-19 pandemic on the United States Postal Service, FedEx, United Parcel Service and/or other commercial shipping organizations;

•

delays or difficulties in clinical site initiation, including difficulties completing any required contracts, successfully completing institutional review board, or IRB, or other reviewing body reviews in a timely manner, or in recruiting clinical site investigators and clinical site staff;

•	disruptions in our supply chain that result in shortages of materials to conduct our laboratory experiments and/or clinical trials;

•

changes in local regulations as part of a response to the ongoing COVID-19 outbreak which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or cause us to discontinue such clinical trials altogether;

•

diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials, which may also increase the cost of the limited available remaining resources available for use in our clinical trials;

•	difficulties in recruiting and retaining principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19;

•

interruption of key clinical trial activities, such as clinical trial site monitoring, manufacturing and equipment maintenance due to limitations on travel or access imposed or recommended by federal, state or foreign governments, hospitals, employers and others, or interruption of clinical trial subject visits and study procedures;

•	interruption or delays in the operations of the FDA or other regulatory authorities or bodies, which may impact review timelines;

•

risk that participants enrolled in our clinical trials will contract COVID-19 while the clinical trial is ongoing, which could result in serious adverse events, potentially including patient deaths, and impact the results of the clinical trial, including by increasing the number of observed adverse events; and

•	refusal of the FDA or similar foreign authorities or bodies to accept data from clinical trials in affected geographies.

These and other disruptions in our operations and the global economy could negatively impact our business, operating results and financial condition.

The spread of COVID-19 and actions taken to reduce its spread may also materially affect us economically. While the potential economic impact brought by, and the duration of, the ongoing COVID-19 pandemic may be difficult to assess or predict, there have recently been, and could in the future be, significant disruptions of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity and financial position. In addition, the trading prices for other medical device and other biopharmaceutical companies have been highly volatile as a result of the ongoing COVID-19 pandemic. As a result, we may face difficulties raising capital or such capital raises may be on unfavorable terms.

COVID-19 and actions taken to reduce its spread continue to rapidly evolve. The extent to which COVID-19 may impede the development of our product Alpha DaRT technology or any future products or product candidates, reduce the productivity of our employees, disrupt our supply chains, delay our clinical trials, reduce our access to capital or limit our business development activities, will depend on future developments, which are highly uncertain and cannot be predicted with confidence. To the extent the ongoing COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to the timing and results of our clinical trials and our financing needs.

The market opportunities for our Alpha DaRT technology may be smaller than we anticipated or may be limited to those patients who are ineligible for or have failed prior treatments. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Our current and future target patient populations are based on our beliefs and estimates regarding the incidence or prevalence of certain types of cancers that may be addressable by our Alpha DaRT technology or any future products or product candidates we develop, which is derived from a variety of sources, including scientific literature, publications by medical societies and non-profit organizations, and surveys of clinics. Our projections may prove to be incorrect and the number of potential patients may turn out to be lower than expected. Even if we obtain significant market share for our Alpha DaRT technology, because the potential target populations could be small, we may never achieve profitability without obtaining marketing authorizations for additional indications in the United States or similar authorizations or certifications in other target jurisdictions, including use of our Alpha DaRT technology for front-line and second-line therapy.

We currently have no commercial marketing and sales organization and have no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our Alpha DaRT technology, if approved for commercial sale, we may not be able to generate product revenue.

We currently have no in-house sales or distribution capabilities and have no experience in marketing products. We intend to develop an in-house marketing organization and sales force, which will require significant capital expenditures, management resources and time. We will have to compete with other pharmaceutical, medical device and biotechnology companies to recruit, hire, train and retain marketing and sales personnel.

If we are unable or decide not to establish internal sales and marketing capabilities, we will pursue collaborative arrangements regarding the sales and marketing of our products, if licensed, as we have done in Canada and Israel. However, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if we are able to do so, that they will have effective sales forces. Any revenue we receive will depend upon the efforts of such third parties, which may not be successful. We may have little or no control over the marketing and sales efforts of such third parties and our revenue from product sales may be lower than if we had commercialized our Alpha DaRT technology ourselves. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our Alpha DaRT technology.

There can be no assurance that we will be able to develop in-house sales and distribution capabilities or establish or maintain relationships with third-party collaborators to commercialize any product in the United States or overseas for which we are able to obtain marketing authorization or certification.

We may expend our resources to pursue a particular indication and forgo the opportunity to capitalize on Alpha DaRT technology in indications that may ultimately be more profitable or for which there is a greater likelihood of success.

We have limited financial and personnel resources and are placing significant focus on the development of our Alpha DaRT technology in certain indications, and as such, we may forgo or delay pursuit of opportunities with other future products or product candidates or other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and other future products or product candidates for specific indications may not yield any commercially viable future products or product candidates. If we do not accurately evaluate the commercial potential or target market for a particular future product candidate, we may relinquish valuable rights to those future products or product candidates through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future products or product candidates.

We currently conduct and in the future intend to continue conducting pre-clinical studies, clinical trials for our Alpha DaRT technology outside the United States, and the FDA and similar foreign regulatory authorities may not accept data from such trials.

We are currently conducting clinical trials in Israel, Canada, the United States, Japan and Europe and may in the future choose to conduct additional clinical trials, including in Asia, Australia, elsewhere in Europe or other foreign jurisdictions. The acceptance of trial data from clinical trials conducted outside the United States by the FDA may be subject to certain conditions. For example, in cases where data from clinical trials conducted outside the United States are intended to serve as the sole basis for marketing authorization in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless such clinical trials were conducted in accordance with good clinical practices, or GCP, and (i) the data are applicable to the United States population and United States medical practice; (ii) the trials were performed by clinical investigators of recognized competence; and (iii) the data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Many foreign regulatory bodies have similar requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any similar foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any similar foreign regulatory authority or other bodies does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our Alpha DaRT not receiving approval, clearance or certification for commercialization in the applicable jurisdiction.

Risks Related to Government Regulation

In this section “we,” “us” and “our” refer to Alpha Tau.

Our Alpha DaRT technology and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business.

Any products or product candidates which ultimately integrate our Alpha DaRT technology are expected to be regulated as medical devices in the United States. Medical devices and their manufacturers and product developers are subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts. The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; premarket clearance, classification and approval; recordkeeping procedures; advertising and promotion; recalls and field safety corrective actions; postmarket surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market studies; and product import and export.

The regulations to which we are subject are complex, burdensome to understand and apply and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales, if our product candidate receives marketing authorization or certification. The FDA enforces its regulatory requirements through, among other means, periodic unannounced inspections. We do not know whether we or any contract manufacturers we may utilize will be found compliant in connection with any future FDA or foreign inspections. Failure to comply with applicable regulations could jeopardize our ability to sell our Alpha DaRT technology or any future products or product candidates, if they obtain marketing authorization or certification, and result in enforcement actions such as: warning letters; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances, approvals or certifications; withdrawals or suspensions of clearances, approvals or certifications, resulting in prohibitions on sales of our products; and in the most serious cases, criminal penalties.

We may not receive, or may be delayed in receiving, the necessary marketing authorizations or certifications for our Alpha DaRT technology or any future products or product candidates, and failure to timely obtain necessary marketing authorizations or certifications for our product candidates would have a material adverse effect on our business.

In the United States, before we can market a new medical device, or a new use of, or other significant modification to an existing, marketed medical device, we must first receive either clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or the FDCA, approval of a premarket approval application, or PMA, or grant of a de novo classification request from the FDA, unless an exemption applies. In the 510(k) clearance process, before a device may be marketed, the FDA must determine that a proposed device is “substantially equivalent” to a legally-marketed “predicate” device, which includes a device that has been previously cleared through the 510(k) process, a device that was legally marketed prior to May 28, 1976 (pre-amendments device), a device that was originally on the U.S. market pursuant to an approved PMA and later down-classified, or a 510(k)-exempt device. To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data are sometimes required to support substantial equivalence. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. In the de novo classification process, a manufacturer whose novel device under the FDCA would otherwise be automatically classified as Class III and require the submission and approval of a PMA prior to marketing is able to request down-classification of the device to Class I or Class II on the basis that the device presents a low or moderate risk. If the FDA grants the de novo classification request, the applicant will receive authorization to market the device. This device type may be used subsequently as a predicate device for future 510(k) submissions.

The PMA approval, 510(k) clearance and de novo classification processes can be expensive, lengthy and uncertain. The FDA’s 510(k) clearance process usually takes from three to 12 months, but can take longer. The process of obtaining a PMA is much more costly and uncertain than the 510(k) clearance process and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Clinical data may also be required in connection with an application for 510(k) clearance or a de novo request. Despite the time, effort and cost, a device may not obtain marketing authorization by the FDA. Any delay or failure to obtain necessary regulatory marketing authorizations could harm our business. Furthermore, even if we are granted such marketing authorizations, they may include significant limitations on the indicated uses for the device, which may limit the potential commercial market for the device.

To date, we have not obtained authorization from the FDA to market any product candidate in the United States, and we expect to pursue the de novo classification process for our Alpha DaRT technology. If the FDA requires us to go through a lengthier, more rigorous examination for our products than we had expected, our product introductions or modifications could be delayed or prevented, which would have a material impact on our business and prospects. For example, if the FDA disagrees with our determination that the de novo classification pathway is the appropriate path to obtain marketing authorization for Alpha DaRT, the FDA may require us to submit a PMA application, which is generally more costly, time-consuming, and uncertain.

In the United States, any modification to a product candidate for which we receive marketing authorization may require us to submit a new 510(k) premarket notification and obtain clearance, to submit a PMA and obtain FDA approval, or to submit a de novo request prior to implementing the change. For example, any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, generally requires a new 510(k) clearance or other marketing authorization. The FDA requires every manufacturer to make such determinations in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with a manufacturer’s decisions regarding whether new clearances or approvals are necessary. If we obtain marketing authorizations from the FDA, we may make modifications or add additional features in the future that we believe do not require a new 510(k) clearance, de novo request or approval of a PMA. If the FDA disagrees with our determination and requires us to seek new marketing authorizations for the modifications for which we have concluded that new marketing authorizations are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain such marketing authorization, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our business.

The FDA, applicable foreign regulatory entity or notified body can delay, limit or deny marketing authorization or certification of a device for many reasons, including:

•

our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our products are substantially equivalent to a predicate device or are safe and effective for their intended uses;

•

the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from preclinical studies or clinical trials;

•	serious and unexpected adverse device effects experienced by participants in our clinical trials;

•	the data from our preclinical studies and clinical trials may be insufficient to support clearance, de novo classification, approval or certification, where required;

•	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

•	the manufacturing process or facilities we use may not meet applicable requirements; and

•

the potential for marketing authorization or certification policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for marketing authorization or certification.

In order to sell our products in member states of the European Union, or the EU, our products must comply with the general safety and performance requirements of the EU Medical Devices Regulation (Regulation (EU)

No 2017/745), which repeals and replaces the EU Medical Devices Directive (Council Directive 93/42/EEC) and the Active Implantable Medical Devices Directive (Council Directive 90/385/EEC). Compliance with these requirements is a prerequisite to be able to affix the European Conformity, or CE, mark to our products, without which they cannot be sold or marketed in the EU. All medical devices placed on the market in the EU must meet the general safety and performance requirements laid down in Annex I to the EU Medical Devices Regulation including the requirement that a medical device must be designed and manufactured in such a way that, during normal conditions of use, it is suitable for its intended purpose. Medical devices must be safe and effective and must not compromise the clinical condition or safety of patients, or the safety and health of users and – where applicable – other persons, provided that any risks which may be associated with their use constitute acceptable risks when weighed against the benefits to the patient and are compatible with a high level of protection of health and safety, taking into account the generally acknowledged state of the art. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the general safety and performance requirements as a practical matter, as it creates a rebuttable presumption that the device satisfies the general safety and performance requirements.

To demonstrate compliance with the general safety and performance requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. As a general rule, demonstration of conformity of medical devices and their manufacturers with the general safety and performance requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. Except for low-risk medical devices (Class I), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the general safety and performance requirements (except for any parts which relate to sterility, metrology or reuse aspects), a conformity assessment procedure requires the intervention of an organization accredited or designated by a member state of the EU to conduct conformity assessments, or a notified body. Depending on the relevant conformity assessment procedure, the notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EU. If we fail to comply with applicable EU laws and regulations, and corresponding EU member state laws, we would be unable to affix the CE mark to our products, which would prevent us from selling them within the EU.

The aforementioned EU rules are generally applicable in the European Economic Area, or EEA, which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland. Non-compliance with the above requirements would also prevent us from selling our products in these three countries.

From January 1, 2021 onwards, the Medicines and Healthcare Products Regulatory Agency, or MHRA becomes the sovereign regulatory authority responsible for Great Britain (i.e. England, Wales and Scotland) medical device market according to the requirements provided in the Medical Devices Regulations 2002 (SI 2002 No 618, as amended) that sought to give effect to the three pre-existing EU directives governing active implantable medical devices, general medical devices and in vitro diagnostic medical devices whereas Northern Ireland continues to be governed by EU rules according to the Northern Ireland Protocol. Following the end of the Brexit transitional period on January 1, 2021, new regulations require medical devices to be registered with the MHRA (but manufacturers will be given a grace period of four to 12 months to comply with the new registration process) before being placed on Great Britain market. The MHRA will only register devices where the manufacturer or their United Kingdom Responsible Person has a registered place of business in the United Kingdom. Manufacturers based outside the United Kingdom will need to appoint a U.K. Responsible Person that has a registered place of business in the United Kingdom to register devices with the MHRA in line with the grace periods. By July 1, 2023, in Great Britain, all medical devices will require a UKCA (UK Conformity Assessed) mark but CE marks issued by EU notified bodies will remain valid until this time. Manufacturers may choose to use the UKCA mark on a voluntary basis until June 30, 2023. However, UKCA marking will not be recognized in the EU. The rules for placing medical devices on the market in Northern Ireland, which is part of the United Kingdom, differ from those in the rest of the United Kingdom. Compliance with this legislation is a prerequisite to be able to affix the UKCA mark to our products, without which they cannot be sold or marketed in Great Britain. Under the terms of the Northern Ireland Protocol, Northern Ireland will follow EU rules on medical devices and devices marketed in Northern Ireland will require assessment according to the EU regulatory regime. Such assessment may be conducted by an EU notified body, in which case a CE mark will be required before placing the device on the market in the EU or Northern Ireland. Alternatively, if a UK notified body conducts such assessment, a ‘UKNI’ mark will be applied and the device may only be placed on the market in Northern Ireland and not the EU.

The clinical trial process is lengthy and expensive with uncertain outcomes. Results of earlier studies may not be predictive of future clinical trial results.

Clinical testing is difficult to design and implement, can take many years, can be expensive and carries uncertain outcomes. The results of preclinical studies and clinical trials of our products conducted to date and ongoing or future studies and trials of our current, planned or future products may not be predictive of the results of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. The data and results from our clinical trials do not ensure that we will achieve similar results in future clinical trials. In addition, preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in preclinical studies and earlier clinical trials have nonetheless failed to replicate results in later clinical trials, or have viewed such data in different ways than regulators do. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through nonclinical studies and earlier clinical trials. Failure can occur at any stage of clinical testing. Our clinical studies or investigations may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and nonclinical testing in addition to those we have planned.

The initiation and completion of clinical studies may be prevented, delayed, or halted for numerous reasons. We may experience delays in our clinical trials for a number of reasons, which could adversely affect the costs, timing or successful completion of our clinical trials, including related to the following:

•

we may be required to submit an IDE to the FDA, which must become effective prior to commencing certain human clinical trials of medical devices, and the FDA may reject our IDE application and notify us that we may not begin clinical trials, or place restrictions on the conduct of such trials; similar requirements may apply in foreign jurisdictions;

•	regulators and other comparable foreign regulatory authorities may disagree as to the design or implementation of our clinical trials;

•	regulators and/or IRBs, or other bodies may not authorize us or our investigators to commence a clinical trial, or to conduct or continue a clinical trial at a prospective or specific trial site;

•

we may not reach agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

•

the number of subjects or patients required for clinical trials may be larger than we anticipate, enrollment in these clinical trials may be insufficient or slower than we anticipate (including as a result of delays in enrollment caused or resulting from the ongoing COVID-19 pandemic), and the number of clinical trials being conducted at any given time may be high and result in fewer available patients for any given clinical trial, or patients may drop out of these clinical trials at a higher rate than we anticipate;

•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•

we might have to suspend or terminate clinical trials for various reasons, including occurrence of adverse events or other findings that the subjects in our clinical trials are being exposed to unacceptable health risks;

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we may have to amend clinical trial protocols or conduct additional studies to reflect changes in regulatory requirements or guidance, which we may be required to submit to an IRB, or other bodies and/or regulatory authorities for re-examination;

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regulators, IRBs, other bodies or other parties may require or recommend that we or our investigators suspend or terminate clinical research for various reasons, including safety signals or noncompliance with regulatory requirements;

•	the cost of clinical trials may be greater than we anticipate;

•	clinical sites may not adhere to the clinical protocol or may drop out of a clinical trial;

•	we may be unable to recruit a sufficient number of clinical trial sites;

•

regulators, IRBs, or other bodies may fail to approve or subsequently find fault with our manufacturing processes or facilities of third-party manufacturers with which we enter into agreement for clinical and commercial supplies, the supply of devices or other materials necessary to conduct clinical trials may be insufficient, inadequate or not available at an acceptable cost, or we may experience interruptions in supply;

•

marketing authorization or certification policies or regulations of FDA or applicable foreign regulatory authorities may change in a manner rendering our clinical data insufficient for marketing authorization or certification; and

•	our current or future products may have undesirable side effects or other unexpected characteristics.

Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of marketing authorization or similar certification of any product candidate.

Patient enrollment in clinical trials and completion of patient follow-up depend on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical trial, patient compliance, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available therapies, including any new treatments that may be approved for the indications we are investigating. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and efficacy of a product candidate, or they may be persuaded to participate in contemporaneous clinical trials of a competitor’s product candidate. In addition, patients participating in our clinical trials may drop out before completion of the trial or experience adverse medical events unrelated to our product candidate. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may delay commencement or completion of the clinical trial, cause an increase in the costs of the clinical trial and delays, or result in the failure of the clinical trial.

Clinical trials must be conducted in accordance with the laws and regulations of the FDA and other applicable regulatory authorities’ legal requirements, regulations or guidelines, and are subject to oversight by these governmental agencies and IRBs, or other bodies at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with supplies of our devices produced under current good manufacturing practice, or cGMP, and other regulations. Furthermore, we rely on CROs, and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance. We depend on our collaborators and on medical institutions and CROs to conduct our clinical trials in compliance with good clinical practice, or GCP, requirements. To the extent our collaborators or the CROs fail to enroll participants for our clinical trials, fail to conduct the study to GCP standards or are delayed for a significant time in the execution of trials, including achieving full enrollment, we may be affected by increased costs, program delays or both. In addition, conducting clinical trials in various countries may subject us to further delays and expenses as a result of increased shipment costs, additional regulatory requirements and the engagement of non-U.S. CROs and other third party contractors, as well as expose us to risks associated with clinical investigators who are unknown to the FDA, and different standards of diagnosis, screening and medical care.

Even if our Alpha DaRT technology obtains marketing authorization in the United States, commercialization of our products in foreign countries would require similar authorization or certification by regulatory authorities in those countries. Marketing authorization and certification practices vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies, clinical trials. Any of these occurrences could have an adverse effect on our business, financial condition and results of operations.

Interim, “top-line” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, top-line or preliminary data from our clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, top-line or preliminary results that we report may differ from future results of the same trial, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Interim, top-line or preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the interim, top-line or preliminary data we previously announced. As a result, interim, top-line and preliminary data should be viewed with caution until the final data are available.

In particular, we may disclose interim data from our preclinical studies and clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in our share price.

Further, others, including regulatory agencies or other bodies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, or the approvability or potential for commercialization of the particular product candidate. In addition, the information we choose to publicly disclose regarding a particular study, clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, top-line or preliminary data that we report differ from actual results, or if others, including regulatory authorities and other bodies, disagree with the conclusions reached, our ability to obtain marketing authorization or certification for, and commercialize, our Alpha DaRT technology may be harmed, which could harm our business, operating results, prospects or financial condition.

Even if we obtain marketing authorization or certification, we will be subject to ongoing regulatory review and scrutiny. Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

If we obtain marketing authorization or certification for a product candidate, we will remain subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, import, export, registration, and listing of devices. For example, medical device manufacturers must submit periodic reports to the FDA as a condition of obtaining marketing authorization. These reports include information about failures and certain adverse events associated with the device after its marketing authorization. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained marketing authorization or certification, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

•	untitled letters or warning letters;

•	fines, injunctions, consent decrees and civil penalties;

•	recalls, termination of distribution, administrative detention, or seizure of our products;

•	customer notifications or repair, replacement or refunds;

•	operating restrictions or partial suspension or total shutdown of production;

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delays in or refusal to grant our requests for future clearances, de novo classifications or approvals or comparable foreign marketing authorizations or certifications of new products, new intended uses, or modifications to existing products;

•	withdrawals or suspensions of any granted marketing authorizations or certifications, resulting in prohibitions on sales of our products;

•	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

•	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

In addition, the FDA may change its marketing authorization policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay marketing authorization of any product candidate under development or impact our ability to modify any products authorized for market on a timely basis. Such changes may also occur in foreign jurisdictions where we intend to market our products. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain marketing authorizations, increase the costs of compliance or restrict our ability to maintain any marketing authorizations we have obtained. For example, in recent years, the FDA has announced plans to modernize the premarket notification pathway under Section 510(k) of the FDCA. For more information, see “Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain marketing authorizations or certifications for any product candidate or to manufacture, market or distribute any product candidates after such marketing authorizations or certifications have been obtained.”

Any product candidates we develop must be manufactured in accordance with applicable laws and regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

In the United States, the methods used in, and the facilities used for, the manufacture of medical devices must comply with the FDA’s cGMPs for medical devices, known as the Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, we will be required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our product candidates are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of product candidate. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of marketing authorizations; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers, or our employees. Similar requirements may apply in foreign jurisdictions.

Any of these actions could significantly and negatively affect supply of our product candidates, if authorized for sale by the FDA. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

Any product candidate we develop may cause or contribute to adverse medical events, which could interrupt, delay, or prevent their continued development. If certain events occur after marketing authorization or certification, we may be required to report them to the FDA or foreign regulatory authorities, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. In addition, the discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA, another governmental authority or foreign regulatory authorities, could have a negative impact on us.

As is the case with cancer therapies generally, it is likely that there may be side effects and adverse events associated with our Alpha DaRT technology or any future product or product candidate’s use. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our product candidates could cause us or regulatory authorities or other bodies to interrupt, delay or halt clinical trials or, may cause us to abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Undesirable side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Patients treated with our product candidates may also be undergoing surgical, chemotherapy, immunotherapy or alternative radiation treatments, which can cause side effects or adverse events that are unrelated to our product candidate, but may still impact the success of our clinical trials. The inclusion of critically ill patients in our clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or due to the gravity of such patients’ illnesses. Even if the side effects do not preclude the product candidate from obtaining or maintaining marketing authorization or certification, undesirable side effects may inhibit market acceptance due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition and prospects.

Additionally, if our Alpha DaRT technology or any future product candidate receives marketing authorization from the FDA, the side effects observed in clinical studies could result in a more restrictive label and we will subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA or to foreign regulatory authorities when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the event as well as the nature of the event. We may fail to report events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or foreign regulatory authorities could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our marketing authorizations or certification, seizure of our products or delay in obtaining marketing authorizations or certification for our product candidates.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA or foreign regulatory bodies may require, or we may decide, that we will need to obtain new marketing authorizations or certifications for the device before we may market or distribute the corrected device. Seeking such clearances, certifications or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines or similar actions by the foreign regulatory bodies.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

The misuse or off-label use of our product candidates, if authorized or certified for marketing, may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Any marketing authorization or certification we may receive for a product candidate will be limited to specified indications for use. We plan to train our sales and marketing personnel, as well as any direct sales force which may be hired in the future, to not promote our devices for uses outside of the FDA (or foreign regulatory authorities)- authorized indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our devices off-label, when in the physician’s independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our devices off-label, which could harm our reputation in the marketplace among physicians and patients.

If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

In addition, physicians may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

If we do not obtain and maintain international regulatory registrations, marketing authorizations or certifications for any product candidates we develop, we will be unable to market and sell such product candidates outside of the United States.

Sales of our product candidates outside of the United States will remain subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose significant barriers to marketing and selling our products or only require notification to regulators or third parties, others require that we obtain affirmative marketing authorization or certification from a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations, certifications, clearances or approvals, can be expensive and time-consuming, and we may not receive necessary marketing authorizations or certifications in each country in which we plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations, certifications and marketing authorizations, if required by other countries, may be longer than that required for FDA marketing authorizations, and requirements for such certifications, registrations or authorizations may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional marketing authorizations or certifications before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations or certifications that we have received. If we are unable to maintain our marketing authorizations or certifications in a particular country, we will no longer be able to sell the applicable product in that country.

Obtaining marketing authorization from the FDA does not ensure similar marketing authorization or certifications by regulatory authorities in other countries, and registration, marketing authorization or certification by one or more foreign regulatory authorities does not ensure registration, marketing authorization or certification by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration, marketing authorization or certification in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain marketing authorizations or certifications for any product candidate or to manufacture, market or distribute any product candidates after such authorizations or certifications have been obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay marketing authorization of our future products under development or impact our ability to modify any products for which we have already obtained marketing authorizations on a timely basis. Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced steps that the FDA intended to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. These proposals have not yet been finalized or adopted, although the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain 510(k) clearances in the future, increase the costs of compliance, or restrict our ability to maintain any marketing authorizations that we may obtain, or otherwise create competition that may negatively affect our business.

More recently, in September 2019, the FDA issued revised final guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA maintains a list device types appropriate for the “safety and performance based” pathway and continues to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as recommended testing methods, where feasible. The FDA may establish performance criteria for classes of devices similar to ours, and it is unclear the extent to which such performance standards, if established, could impact our ability to obtain marketing authorization or otherwise create competition that may negatively affect our business.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any product candidates or make it more difficult to obtain marketing authorizations for, manufacture, market or distribute any product candidate we are developing. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of any product candidates we develop. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.

The EU landscape concerning medical devices in the EU recently evolved. On May 25, 2017, the EU Medical Devices Regulation (Regulation 2017/745) entered into force, which repeals and replaces the EU Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EU member states, regulations are directly applicable (i.e., without the need for adoption of EU member state laws implementing them) in all EU member states and are intended to eliminate current differences in the regulation of medical devices among EU member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation. Devices lawfully placed on the market pursuant to the Medical Devices Directive prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025, provided that the requirements of the transitional provisions are fulfilled. In particular, the certificate in question must still be valid. However, even in this case, manufacturers must comply with a number of new or reinforced requirements set forth in the EU Medical Devices Regulation with regard to registration of economic operators and of devices, post-market surveillance, market surveillance and vigilance requirements.

The EU Medical Devices Regulation became effective on May 26, 2021. The new regulation among other things:

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strengthens the rules on placing devices on the market (e.g. reclassification of certain devices and wider scope than the Medical Devices Directive) and reinforces surveillance once they are available;

•	establishes explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

•	establishes explicit provisions on importers’ and distributors’ obligations and responsibilities;

•	imposes an obligation to identify a responsible person who is ultimately responsible for all aspects of compliance with the requirements of the new regulation;

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improves the traceability of medical devices throughout the supply chain to the end-user or patient through the introduction of a unique identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

•	sets up a central database (Eudamed) to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

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strengthens the rules for the assessment of certain high-risk devices, such as implants, which may have to undergo a clinical evaluation consultation procedure by experts before they are placed on the market.

These modifications may have an effect on the way we design and manufacture our products candidates and we conduct our business in the EU and EEA (also including Norway, Liechtenstein and Iceland). For example, as a result of the transition towards the new regime, Notified Body review times have lengthened, and product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.

The EU-UK Trade and Cooperation Agreement, or TCA, came into effect on January 1, 2021. The TCA does not specifically refer to medical devices. However, as a result of Brexit, the EU Medical Devices Regulation will not be implemented in the UK, and previous legislation that mirrored the EU Medical Devices Regulation in the UK law has been revoked. The regulatory regime for medical devices in Great Britain (England, Scotland and Wales) will continue to be based on the requirements derived from current EU legislation, and the UK may choose to retain regulatory flexibility or align with the EU Medical Devices Regulation going forward. CE markings will continue to be recognized in the UK, and certificates issued by EU-recognized notified bodies will be valid in the UK, until June 30, 2023. For medical devices placed on the market in Great Britain after this period, the UK Conformity Assessment, or UKCA, marking will be mandatory. In contrast, UKCA marking and certificates issued by UK notified bodies will not be recognized on the EU market. The TCA does provide for cooperation and exchange of information in the area of product safety and compliance, including market surveillance, enforcement activities and measures, standardization related activities, exchanges of officials, and coordinated product recalls (or other similar actions). For medical devices that are locally manufactured but use components from other countries, the “rules of origin” criteria will need to be reviewed. Depending on which countries products will be ultimately sold in, manufacturers may start seeking alternative sources for components if this would allow them to benefit from no tariffs. The rules for placing medical devices on the Northern Ireland market will differ from those in Great Britain. These modifications may have an effect on the way we intend to conduct our business in these countries.

Changes in funding for, or disruptions caused by global health concerns impacting, the FDA and other government agencies could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new medical device products from being developed, authorized, certified or commercialized in a timely manner, which could negatively impact our business.

The ability of the FDA to review and authorize the sale of new products can be affected by a variety of factors, including government budget and funding levels; its ability to hire and retain key personnel and accept the payment of user fees; statutory, regulatory, and policy changes; and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA, other agencies and foreign bodies may also slow the time necessary for new devices to be reviewed and/or authorized or certified for marketing by necessary government agencies or foreign bodies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone inspections of foreign manufacturing facilities and products, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Other regulatory authorities may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting business as usual or conducting inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

In the EU, notified bodies must be officially designated to certify products and services in accordance with the EU Medical Devices Regulation. Several notified bodies have been designated so far but the COVID-19 pandemic has significantly slowed down their designation process. Without the EU Medical Devices Regulation designation, notified bodies may not yet start certifying devices in accordance with the new Regulation. This situation could impact our ability to build our business in the EU and the EEA.

Our business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors, and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, and customers, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our product candidates, if approved. Such laws include:

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the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the U.S. federal civil and criminal false claims laws, including the civil False Claims Act, which, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or from knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti- Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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the federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transfer of remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies;

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the U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services; similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

•	the FDCA, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices;

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the U.S. Physician Payments Sunshine Act and its implementing regulations, which require certain manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the government information related to certain payments and other transfers of value to physicians, as defined by such law, and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Effective January 1, 2022, the U.S. federal physician transparency reporting requirements will extend to include transfers of value made during the previous year to certain non-physician providers such as physician assistants and nurse practitioners;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require medical device and pharmaceutical companies to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug and device manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; and state and local laws that require the registration of sales representatives; and

•	similar healthcare laws and regulations in the EU and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers.

Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices, including our relationships with physicians and other healthcare providers, some of whom are compensated in the form of stock options for consulting services provided, may not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations.

If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and imprisonment, which could affect our ability to operate our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business and our ability to sell our products may be materially harmed.

If in the future Alpha DaRT is approved for commercial sale or certified, but we are unable to obtain adequate reimbursement or insurance coverage from third-party payors, we may not be able to generate significant revenue.

Because the Alpha DaRT is still in the development stage, it is not yet approved for third-party payor coverage or reimbursement. Coding and coverage determinations as well as reimbursement levels and conditions are important to the commercial success of any product or offering. The future availability of insurance coverage and reimbursement for newly approved medical devices is highly uncertain, and our future business will be greatly impacted by the level of reimbursement provided by third-party payors.

In the United States, third-party payors decide which cancer treatment products and services they will cover, how much they will pay and whether they will continue reimbursement. Third-party payors may not cover or provide adequate reimbursement for the Alpha DaRT device, the Alpha DaRT sources or the procedures using the system, assuming we are able to fully develop and obtain all marketing authorizations to market it in the United States or similar certifications in other geographies. To date, we have not had any discussions with any third-party payors, including any regulatory agencies administering any government funded healthcare programs, regarding the coding, coverage or reimbursement for imaging services using the Alpha DaRT, which may vary depending on the specific application or indication of our technology. Accordingly, unless government and other third-party payors provide coverage and reimbursement for our products, patients and healthcare providers may choose not to use them, which would adversely impact our future revenues.

No uniform policy of coverage and reimbursement among payors in the United States exists and coverage and reimbursement for procedures can differ significantly from payor to payor. Some third-party payors must approve coverage for new or innovative devices or procedures before they will reimburse healthcare providers who use the products or therapies. Even though a new product may have been cleared for commercial distribution by the FDA, we may find limited demand for the product unless and until reimbursement approval has been obtained from governmental and private third-party payors. We can provide no assurances that we would be successful in obtaining coverage from Medicare or any other governmental or commercial third-party payor. In addition, while we believe that we may be able to rely on certain existing procedure codes for certain elements of the physician’s treatment efforts, we are not certain of this and as such may be required to seek new billing codes for our products, and regulatory authorities may not approve the creation of separate codes. Additionally, even if we are successful, these billing codes or the payment amounts associated with such codes may change in the future.

In addition to uncertainties surrounding coverage policies, there are periodic changes to reimbursement levels. Third-party payors regularly update reimbursement amounts and also from time to time revise the methodologies used to determine reimbursement amounts. This includes routine updates to payments to physicians, hospitals and ambulatory surgery centers for procedures during which our products are used. These updates could directly impact the demand for our products. By way of example, in the United States, payment rates under the Medicare Physician Fee Schedule are regularly subject to updates to effectuate various policy goals. The Medicare Access and CHIP Reauthorization Act of 2015 repealed the formula by which Medicare made annual payment adjustments to physicians and replaced the former formula with fixed annual updates and a new system of incentive payments that began in 2019 that are based on various performance measures and physicians’ participation in alternative payment models, such as accountable care organizations. The ongoing and future impact of these changes cannot be determined at this time.

A primary trend in the United States healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular products and services. Reimbursement may not be available, or continue to be available, for the Alpha DaRT or the treatment services using the Alpha DaRT or any other products we may develop in the future, or even if reimbursement is available, such reimbursement may not be adequate. We also will be subject to foreign reimbursement policies in the international markets we expect to enter. Decisions by health insurers or other third-party payors in these markets not to cover, or to discontinue reimbursing, our products could materially and adversely affect our business. If such decisions are made, they could also have a negative impact on our ability to generate revenues.

On September 18, 2020, the Centers for Medicare and Medicaid Services, or CMS, the federal agency responsible for administering the Medicare program, issued a final rule implementing a new mandatory payment model for radiation oncology services: the Radiation Oncology Alternative Payment Model, or the RO Model. The RO Model is scheduled to commence January 1, 2022 and will be in effect for a five (5) year period. The RO Model significantly alters CMS’ payment methodology from a fee for service, or FFS, paradigm to a prospective payment for all radiotherapy services furnished during a 90-day episode of care for fifteen (15) different cancer types, regardless of the modality used or site of service. Under the RO Model, all providers of radiotherapy services, including physician group practices, hospital outpatient departments and free-standing radiation therapy centers located within a randomly selected Core Based Statistical Area, or CBSA are required to participate. The CBSAs selected for the RO Model will contain approximately 30% of all eligible Medicare FFS radiotherapy episodes in the U.S. Any provider outside of the CBSAs will continue to receive Medicare reimbursement based on a FFS methodology. It is uncertain the impact, if any, of the RO Model on the Medicare reimbursement to our customers when using our Alpha DaRT technology, if authorized for marketing or our business, financial condition, or results of operations.

Outside of the United States, reimbursement levels vary significantly by country. For example, in the EU, member states impose controls on whether products are reimbursable by national or regional health service providers and on the prices at which medical devices are reimbursed under state-run healthcare schemes.

Healthcare policy changes, including recently enacted legislation reforming the U.S. healthcare system, could harm our business, financial condition and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for our product candidates and the treatment associated with the use of our products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our product candidates, if approved or cleared.

By way of example, in the United States, the Affordable Care Act, or ACA, made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may affect our business, the ACA

•	Established a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research;

•

Implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models; and

•	Expanded the eligibility criteria for Medicaid programs.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or how other efforts, if any, to challenge, repeal or replace the ACA will impact the ACA or our business. Any expansion in the government’s role in the U.S. healthcare industry may result in decreased profits to us and/or lower reimbursement by payors for our product candidates, any of which may have a material adverse effect on our business, financial condition or results of operations.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. The Budget Control Act of 2011, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020, through December 31, 2021, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, enacted on April 16, 2015, repealed the formula by which Medicare made annual payment adjustments to physicians and replaced the former formula with fixed annual updates and a new system of incentive payments that are based on various performance measures and physicians’ participation in alternative payment models such as accountable care organizations. It is unclear what effect new quality and payment programs, such as MACRA, may have on our business, financial condition, results of operations or cash flows.

We expect additional state, federal and foreign healthcare policies and reform measures to be adopted in the future, any of which could limit reimbursement for healthcare products and services or otherwise result in reduced demand for our product candidates or additional pricing pressure and have a material adverse effect on our industry generally and on our customers. We cannot predict what other healthcare programs and regulations will ultimately be implemented at the federal or state level or the effect of any future legislation or regulation in the United States may negatively affect our business, financial condition and results of operations. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect our ability to set a price that we believe is fair for our product candidates, our ability to generate revenue and achieve or maintain profitability or the availability of capital.

Any changes of, or uncertainty with respect to, future coverage or reimbursement rates could affect demand for our product candidates, which in turn could impact our ability to successfully commercialize these devices and could have a material adverse effect on our business, financial condition and results of operations.

Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect our business, financial condition and prospects.

The global data protection landscape is rapidly evolving, and we are or may become subject to numerous state, federal and foreign laws, requirements and regulations governing the collection, use, disclosure, retention, and security of personal data, such as information that we may collect in connection with clinical trials in the U.S. and abroad. Implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or perception of their requirements may have on our business. This evolution may create uncertainty in our business, affect our ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us to comply with federal, state or foreign laws or regulation, our internal policies and procedures or our contracts governing our processing of personal information could result in negative publicity, government investigations and enforcement actions, claims by third parties and damage to our reputation, any of which could have a material adverse effect on our business, financial condition and prospects.

As our operations and business grow, we may become subject to or affected by new or additional data protection laws and regulations and face increased scrutiny or attention from regulatory authorities. For example, the State of Israel has implemented data protection laws and regulations, including the Israeli Protection of Privacy Law of 1981. Further, in the U.S., HIPAA imposes, among other things, certain standards relating to the privacy, security, transmission and breach reporting of individually identifiable health information. Certain states have also adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. In addition, the CCPA went into effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. Further, the CPRA recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new

California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. In the event that we are subject to or affected by Israeli data protection laws, HIPAA, the CCPA, the CPRA or other domestic or foreign privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.

In Europe, the GDPR went into effect in May 2018 and imposes strict requirements for processing the personal data of individuals within the European Economic Area, or EEA. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union, or CJUE. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer. The European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses must be used for relevant new data transfers from September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. We will be required to implement the revised standard contractual clauses, in relation to relevant existing contracts and certain additional contracts and arrangements, within the relevant time frames. There is some uncertainty around whether the revised clauses can be used for all types of data transfers, particularly whether they can be relied on for data transfers to non-EEA entities subject to the GDPR. These recent developments are likely to require us to review and amend the legal mechanisms by which we make and/or receive personal data transfers to/in the United States. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

Further, from January 1, 2021, companies have to comply with the GDPR and also the United Kingdom GDPR, or UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, i.e., fines up to the greater of €20 million (£17.5 million) or 4% of global turnover. The European Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards. However, the United Kingdom adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews/extends that decision, and remains under review by the Commission during this period. The relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure.

Although we work to comply with applicable laws, regulations and standards, our contractual obligations and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another or other legal obligations with which we must comply. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, damage our reputation, and adversely affect our business, financial condition and prospects.

Risks Related to Alpha Tau’s Reliance on Third Parties

In this section “we,” “us” and “our” refer to Alpha Tau.

We rely on a limited number of third-party suppliers and, in some cases, sole suppliers, for the majority of our components, subassemblies and materials and may not be able to find replacements or immediately transition to alternative suppliers.

We rely on several sole suppliers for certain components of our Alpha DaRT technology. These sole suppliers, and any of our other suppliers, may be unwilling or unable to supply components of these systems to us reliably and at the levels we anticipate or are required by us. For us to be successful, our suppliers must be able to provide us with products and components in substantial quantities, in compliance with regulatory requirements, in accordance with agreed upon specifications, at acceptable costs and on a timely basis. If we obtain marketing authorization or certification, and we encounter delays or difficulties in securing these components, an interruption in our commercial operations could occur if we cannot then obtain an acceptable substitute. If we are required to transition to new third-party suppliers for certain components of our Alpha DaRT technology or any future product or product candidates, we believe that there are a few other manufacturers that are currently capable of supplying the necessary components. In addition, the use of components or materials furnished by these alternative suppliers could require us to alter our operations. Any such interruption or change in supplier could harm our reputation, business, financial condition and results of operations.

Furthermore, if we are required to change the manufacturer of a critical component of our product candidates, we will be required to verify that the new manufacturer maintains facilities, procedures and operations that comply with our quality and applicable regulatory requirements, which could further impede our ability to manufacture our implant systems in a timely manner. We currently do not carry inventory for components for more than three months at any given time. Transitioning to a new supplier could be time-consuming and expensive, may result in interruptions in our operations and product delivery, could affect the performance specifications of our product candidates or could require that we modify their design. If the change in manufacturer results in a significant change to any product after its authorization or certification for marketing, a new 510(k) clearance from the FDA or similar international regulatory authorization or certification may be necessary before we implement the change, which could cause substantial delays. The occurrence of any of these events could harm our ability to meet the demand for our products in a timely manner or cost-effectively.

We cannot assure you that we will be able to secure alternative equipment and materials and utilize such equipment and materials without experiencing interruptions in our workflow. If we should encounter delays or difficulties in securing, reconfiguring or revalidating the equipment and components we require for our implant systems, our reputation, business, financial condition and results of operations could be negatively impacted.

We currently rely, and plan to rely in the future, on third parties to conduct and support our portions of our preclinical studies and clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain marketing authorization or certification of or commercialize our product candidates.

We have utilized and plan to continue to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, contract manufacturing organizations, or CMOs, and strategic partners to conduct and support portions of our preclinical studies and clinical trials under agreements with us. We expect to have to negotiate budgets and contracts with CROs, trial sites and CMOs and we may not be able to do so on favorable terms, which may result in delays to our development timelines and increased costs. We will rely heavily on these third parties over the course of our preclinical studies and clinical trials, and we control only certain aspects of their activities. As a result, we will have less direct control over the conduct, timing and completion of these preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites.

If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities or other bodies may require us to perform additional clinical trials before approving our marketing applications or certifications. We cannot assure you that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP regulations. In addition, our product candidates must be produced in accordance with cGMP requirements known as the QSR. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the marketing authorization or certification process. Moreover, our business may be implicated if any of these third parties violates federal, state or foreign fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting or supporting portions of our clinical trials will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our product candidates. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other product development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain marketing authorizations or certifications for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be adversely affected, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding third parties to conduct or support portions of our preclinical studies and clinical trials involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new third party commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines.

If we or third parties, such as CROs or trial sites, use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involves the controlled use of potentially hazardous substances, including radiological materials, by us or third parties, such as CROs and CMOs. Our use of radioactive materials is regulated by the United States Nuclear Regulatory Commission and specified agencies of certain states, as well as the Israeli Ministry for Environmental Protection, for the possession, transfer, import, export, use, storage, handling and disposal of radioactive materials. We are also subject to international laws and regulations that apply to manufacturers of radiation-emitting devices and products utilizing radioactive materials. These are often comparable to, if not more stringent than, the equivalent regulations in the United States. The use of Thorium-228 in our manufacturing processes, and Radium-224 in our Alpha DaRT technology, involves the inherent risk of exposure from alpha and beta particle emissions to the patient receiving the sources implanted, the clinicians administering the Alpha DaRT technology, our employees and others who may handle our products, which can alter or harm healthy cells in the body. Additionally, as we continue to develop our Alpha DaRT technology we may experiment with increased amounts of radiation in an attempt to increase the potential efficacy of our technology, which could heighten the potential risk of radiation exposure. We and such third parties are subject to the Israeli and U.S. federal, state, provincial and local laws and regulations governing the use, manufacture, storage, handling, and disposal of radiological, medical and hazardous materials. Although we believe that our and such third-parties’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from radiological, medical or hazardous materials. As a result of any such contamination or injury, we may incur liability or Israeli and U.S. local, city, state, provincial or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, prospects, financial condition, or results of operations. We currently maintain insurance coverage for injuries resulting from the hazardous materials we use; however, future claims may exceed the amount of our coverage. Also, we do not have insurance coverage for pollution cleanup and removal. Currently the costs of complying with such Israeli and U.S. federal, state, provincial, local and foreign environmental regulations are not significant, and consist primarily of waste disposal expenses. However, they could become expensive, and current or future environmental laws or regulations may impair our research, development, production and commercialization efforts.

Additionally, our manufacture and distribution of devices utilizing radioactive material or emitting radiation also requires us to obtain a number of licenses and certifications for these devices and materials. Handling of these products must also be in accordance with a specific radioactive materials license. Obtaining licenses and certifications may be time consuming, expensive, and uncertain. If we fail to obtain such licenses and registrations or if substantial delays are incurred in obtaining such licenses and registrations, we may be unable to manufacture, distribute and ultimately sell our Alpha DaRT technology, if approved or certified. Additionally, any lapse in our licenses, or the licenses of our facilities, could increase our costs and adversely affect our operations and financial results.

We may be unable to obtain a sufficient or sufficiently pure supply of radioisotopes to support clinical development or at commercial scale.

Thorium-228 is a key component of our Alpha DaRT technology, as it naturally decays into Radium-224 that is collected onto the sources which comprise an integral part of our Alpha DaRT technology. We have entered into a multi-year supply contract with Eckert & Ziegler AG in Germany, and also acquire Thorium-228 from the Oak Ridge National Laboratory of the United States Department of Energy. We are also aware of or have spoken with other potential suppliers of Thorium-228, such that we anticipate a steady, unrestricted supply of thorium for the production of the Alpha DaRT. We will continually evaluate Thorium-228 manufacturers and suppliers and intend to have redundant suppliers prior to the commercial launch of the Alpha DaRT technology, if approved. While we consider Thorium-228 to be readily available, there can be no guarantee that we will be able to secure another Thorium-228 supplier or obtain on terms that are acceptable to us.

Our ability to conduct clinical trials to advance our Alpha DaRT technology is dependent on our ability to obtain the radioisotope Thorium-228 and other isotopes we may choose to utilize in the future. Currently, we are dependent on third-party manufacturers and suppliers for our isotopes. These suppliers may not perform their contracted services or may breach or terminate their agreements with us, or may provide a product not of sufficient quality to allow successful use in our manufacturing processes. Our suppliers are subject to regulations and standards that are overseen by regulatory and government agencies and we have no control over our suppliers’ compliance to these standards. Failure to comply with regulations and standards may result in their inability to supply isotope could result in delays in our clinical trials, which could have a negative impact on our business. We have developed intellectual property, know-how and trade secrets related to the manufacturing process of the Alpha DaRT technology.

We may form or seek collaborations or strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such collaborations, alliances or licensing arrangements.

We may form or seek strategic alliances, create joint ventures or collaborations, or enter into additional licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our Alpha DaRT technology and any future products or product candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing shareholders or disrupt our management and business.

In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. We may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety, potency and quality and obtain marketing authorization or certification.

Further, collaborations involving our product candidates are subject to numerous risks, which may include the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to a collaboration;

•

collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization of our product candidates based on clinical trial results, changes in their strategic focus due to the acquisition of competitive products, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities;

•

collaborators may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial, abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates;

•	a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to their marketing and distribution;

•

collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

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disputes may arise between us and a collaborator that cause the delay or termination of the research, development or commercialization of our product candidates, or that result in costly litigation or arbitration that diverts management attention and resources;

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates; and

•

collaborators may own or co-own intellectual property covering our products that results from our collaborating with them, and in such cases, we would not have the exclusive right to commercialize such intellectual property.

As a result, if we enter into collaboration agreements and strategic partnerships or license our product candidates, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Any delays in entering into new collaborations or strategic partnership agreements related to our product candidates could delay the development and commercialization of our product candidates in certain geographies for certain indications, which would harm our business, prospects, financial condition and results of operations.

Risks Related to Alpha Tau’s Intellectual Property

In this section “we,” “us” and “our” refer to Alpha Tau.

If we are unable to obtain and maintain patent or other intellectual property protection for our Alpha DaRT technology and for any other products or product candidates that we develop, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to commercialize any product candidates we may develop, and our technology may be adversely affected.

Our success depends in large part on our ability to obtain and maintain patents, trademarks and other intellectual property rights in the United States and other countries with respect to our Alpha DaRT technology or other products or product candidates we may develop, their respective components, formulations, combination therapies, methods used to manufacture them and methods of treatment and development that are important to our business, as well as our ability to operate without infringing the proprietary rights of others. We rely on a combination of contractual provisions, patent protection, as well as a combination of trade secret and trademark laws, to protect our core technology and commercial products and prevent others from copying our treatment delivery devices and methods. However, these legal measures afford only limited protection, and competitors or others may gain access to or use of our intellectual property and proprietary information. For example, patent protection and intellectual property laws may not: (i) prevent competitors from obtaining access to our trade secrets, proprietary information, data, know-how and technology; (ii) prevent others from copying our systems and methods; or (iii) provide a sustained competitive advantage. If we do not adequately protect our intellectual property rights, competitors may be able to erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

To protect our proprietary position, we file patent applications in the United States and abroad related to our novel product candidates that are important to our business. We may in the future also license or purchase patents and patent applications owned or controlled by others. As of September 30, 2021, our patent portfolio included 82 issued patents, and 71 pending patent applications including two allowed patent applications, in the United States, Europe, Canada, Japan, Australia, China, South Korea, Russia, Mexico, India, Hong Kong, Singapore, South Africa

and the African Regional Intellectual Property Organization, or the ARIPO. Some of our earlier filed patents are expected to expire between 2024 and 2026, subject to patent term extensions and adjustments that may be available in certain jurisdictions. When key patents covering our core technology expire, competitors and other third parties may be able to make competing products and encroach on our market share.

It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we are unable to secure or maintain patent protection with respect to our Alpha DaRT technology and any proprietary products and technology we develop, our business, financial condition, results of operations, and prospects could be materially harmed. Our pending and future patent applications may not result in patents being issued or that issued patents will afford sufficient protection of our product candidates or their intended uses against competitors, nor can there be any assurance that the patents issued will not be infringed, designed around, invalidated by third parties, or effectively prevent others from commercializing competitive technologies, products or product candidates. Further, some of our pending patent applications may be allowed in the future, but we cannot be certain that an allowed patent application will become an issued patent. There may be events that cause withdrawal of the allowance of a patent application. For example, after a patent application has been allowed, but prior to being issued, material that could be relevant to patentability may be identified. In such circumstances, the applicant may pull the application from allowance in order for the USPTO to review the application in view of the new material. We cannot be certain that the USPTO will issue the application in view of the new material. We anticipate additional patent applications will be filed both in the United States and in other countries, as appropriate. However, we cannot predict: (i) if additional patent applications covering new technologies related to our product candidates will be filed; (ii) if and when patents will issue; (iii) the degree and range of protection any issued patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents; (iv) whether any of our intellectual property will provide any competitive advantage; (v) whether any of our patents that may be issued may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise provide any competitive advantage; (vi) whether others will obtain patents claiming inventions similar to those covered by our patents and patent applications; or (vii) whether we will need to initiate or defend litigation or administrative proceedings which may be costly regardless of whether we win or lose. The patent prosecution process is complex, expensive, time-consuming and inconsistent across jurisdictions. We may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent rights at a commercially reasonable cost or in a timely manner. In addition, we may not pursue or obtain patent protection in all relevant markets. It is possible that we will fail to identify important patentable aspects of our research and development efforts in time to obtain appropriate or any patent protection. If we delay filing a patent application, and a competitor files a patent application on the same or a similar invention before we do, our ability to secure patent rights may be limited. We may not be able to patent the invention at all. Even if we can patent the invention, we may be able to patent only a limited scope of the invention, and the limited scope may be inadequate to protect our products, or to block competitor products that are similar or adjacent to ours. Our earliest patent filings have been published. A competitor may review our published patents and arrive at the same or similar technology advances for our products as we developed. If the competitor files a patent application on such an advance before we do, then we may no longer be able to protect that aspect of our products and we may require a license from the competitor. If the license is not available on commercially-viable terms, then we may not be able to launch our product.

Going forward, the growth of our business may depend in part on our ability to acquire or in-license additional proprietary rights. For example, our programs may involve additional product candidates that may require the use of additional proprietary rights held by third parties. We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would adversely affect our business. We may need to cease use of, and may need to seek to develop alternative approaches that do not infringe on, such intellectual property rights which may entail additional costs and development delays and such alternative approaches may not be feasible. Even if we are able to obtain a license under such intellectual property rights, any such license may be non-exclusive, and may allow our competitors access to the same technologies licensed to us.

The patent positions of medical device companies may involve complex legal and factual questions and have been the subject of much litigation in recent years, and therefore, the scope, validity and enforceability of any patent claims that we have or may obtain cannot be predicted with certainty. Our pending and future patent applications may not result in patents being issued in the United States or in other jurisdictions that protect our technology or products or that effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. In addition, the laws of foreign countries may not protect our products and inventions to the same extent as the laws of the United States. While we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development efforts, including for example, our employees, corporate collaborators, external academic scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby endangering our ability to seek patent protection. In addition, publications of discoveries in the scientific and scholarly literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not until issuance as a patent. Consequently, we cannot be certain that we were the first to file for patent protection on the inventions claimed in our patents or pending patent applications. In addition, the USPTO might require that the term of a patent issuing from a pending patent application be disclaimed and limited to the term of another patent that is commonly owned or names a common inventor. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain.

Our competitors may be able to circumvent our owned or any future in-licensed patents by developing similar or alternative technologies or products in a non-infringing manner. The issuance of a patent is not conclusive as to its scope, validity or enforceability, and our owned and future in-licensed patents may be challenged in the courts or patent offices in the United States and abroad. For example, we may become involved in opposition, interference, derivation, inter partes review or other proceedings challenging our patent rights, and the outcome of any proceedings are highly uncertain. Such challenges may result in the patent claims of our owned or any future in-licensed patents being narrowed, invalidated or held unenforceable, which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products.

In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Moreover, some of our patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we or our future licensors may need the cooperation of any such co-owners of our owned and in-licensed patents in order to enforce such patents against third parties, and such cooperation may not be provided to us or our future licensors. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our products are obtained, once the patent life has expired for a product, we may be open to competition. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such products might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours for a meaningful amount of time, or at all.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by our patents. Elements of our products, including processes for their preparation and manufacture, may involve proprietary know-how, information, or technology that is not covered by patents, and thus for these aspects we may consider trade secrets and know-how to be our primary intellectual property. Any disclosure, either intentional or unintentional, by our employees or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market. Because we expect to rely on third parties in the development and manufacture of our products, we must, at times, share trade secrets with them. Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Trade secrets and know-how can be difficult to protect. We require all of our employees to enter into written employment agreements containing provisions of confidentiality and obligations to assign any inventions generated in the course of their employment to us. Further, we enter into non-disclosure and confidentiality agreements with our corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and any other third parties who have access to our proprietary know-how, information, or technology. With our consultants, contractors, and outside scientific collaborators, these agreements typically include invention assignment obligations. We cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. We cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third-party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. We have also adopted policies and conduct training that provides guidance on our expectations, and our advice for best practices, in protecting our trade secrets. Despite these undertakings, we may not be able to effectively protect our trade secrets.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market our products.

The intellectual property landscape around our radiopharmaceutical product candidates is crowded, rapidly evolving and interdisciplinary, and it is difficult to conclusively assess our freedom to operate without infringing on third-party rights. We may analyze patents or patent applications of our competitors that we believe are relevant to our activities, and consider that we are free to operate in relation to our product candidates, but our competitors may obtain issued claims, including in patents we consider to be unrelated to our products or activities, which block our efforts or may potentially result in our product candidates or our activities infringing such claims. We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of our product candidates in any jurisdiction.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. For example, we may incorrectly determine that our products are not covered by a third-party patent or may incorrectly predict whether a third-party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

Third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain. Defending against such law suits will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our commercial success depends in part on our ability to avoid infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving the infringement of patents and other intellectual property rights in the biotechnology and pharmaceutical industries. We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights and who allege that our product candidates, uses and/or other proprietary technologies infringe their intellectual property rights. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk that our product candidates may give rise to claims of infringement of the patent rights of others increases. Moreover, it is not always clear to industry participants, including us, which patents exist which may be found to cover various types of products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications currently pending in our fields, there may be a risk that third parties may allege they have patent rights which are infringed by our product candidates, technologies or methods.

If a third party alleges that we infringe its intellectual property rights, we may face a number of issues, including, but not limited to:

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infringement and other intellectual property misappropriation which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business;

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substantial damages for infringement or misappropriation, which we may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third-party’s rights, and, if the court finds we have willfully infringed intellectual property rights, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;
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an injunction prohibiting us from manufacturing, marketing or selling our product candidates, or from using our proprietary technologies, unless the third party agrees to license its patent rights to us;

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even if a license is available from a third party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights protecting our products; and

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we may be forced to try to redesign our product candidates or processes so they do not infringe third-party intellectual property rights, an undertaking which may not be possible or which may require substantial monetary expenditures and time.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects.

Third parties may assert that we are employing their proprietary technology without authorization. Generally, conducting preclinical and clinical trials or investigations and other development activities in the United States is not considered an act of infringement. If our product candidate is approved by the FDA, a third party may then seek to enforce its patent by filing a patent infringement lawsuit against us. While we may believe that patent claims or other intellectual property rights of a third party would not have a materially adverse effect on the commercialization of our product candidates, we may be incorrect in this belief, or we may not be able to prove it in litigation. In this regard, patents issued in the United States by law enjoy a presumption of validity that can be rebutted only with evidence that is “clear and convincing,” a heightened standard of proof. There may be issued third-party patents of which we are currently unaware with claims to compositions, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Patent applications can take many years to issue. There may be currently pending patent applications which may later result in issued patents that may be infringed by our product candidates. Moreover, we may fail to identify relevant patents or incorrectly conclude that a patent is invalid, not enforceable, exhausted, or not infringed by our activities. If any third-party patents, held now or obtained in the future by a third party, were found by a court of competent jurisdiction to cover the manufacturing process of our product candidates, constructs or molecules used in or formed during the manufacturing process, or any final product or methods use of the product, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover any aspect of our formulations, any combination therapies or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize our current or future product candidates.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, could involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our product candidates, which could harm our business significantly.

We may not be successful in obtaining or maintaining necessary rights through acquisitions and in-licenses to product components and processes that may be required to complete development of and commercialize our Alpha DaRT Technology.

Presently we own various patents and patent applications related to our Alpha DaRT technology and we are not a party to any license agreements with third parties that enable us to utilize third-party technology. Because our Alpha DaRT technology, including the use in connection with other therapies, may require the use of proprietary rights held by third parties in the future, the growth of our business will likely depend in part on our ability to acquire, in-license or use such third-party proprietary rights.

The licensing and acquisition of third-party intellectual property rights is a competitive practice, and companies that may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive for commercializing our product candidates. More established companies may have a competitive advantage over us due to their larger size and cash resources or greater clinical development and commercialization capabilities. There can be no assurance that we will be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property surrounding the additional product candidates that we may seek to acquire. We may be unable to acquire or in-license methods of use, processes or other intellectual property rights from third parties that we identify as necessary or important to our business operations. If we fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, it would harm our business. We may need to cease use of the compositions or methods covered by such third-party intellectual property rights, and/or may need to seek to develop alternative approaches that do not infringe on such intellectual property rights which may entail additional costs and development delays, even if it is possible and we were able to develop such alternatives. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies that we have licensed. In that event, we may be required to expend significant time and resources to develop or license replacement technologies. Moreover, we may need to rely on our future licensors to obtain, maintain and enforce patent rights for the licensed intellectual property; however, they may not successfully prosecute, maintain or enforce such licensed intellectual property. We may have limited control over the manner in which our future licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights, or defend certain of the intellectual property that is licensed to us. It is possible that the future licensors’ infringement proceeding or defense activities may be less vigorous than had we conducted them ourselves. Further, our future licensors may retain certain rights under their agreements with us, including the right to use the underlying technology for noncommercial academic and research use, to publish general scientific findings from research related to the technology, and to make customary scientific and scholarly disclosures of information relating to the technology. It would be difficult to monitor whether our future licensors limit their use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse. Also, the United States federal government retains certain rights in inventions produced with its financial assistance under the Patent and Trademark Law Amendments Act, or the Bayh-Dole Act. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. We sometimes collaborate with academic institutions to accelerate our preclinical research or development. While it is our policy to avoid engaging our university partners in projects in which there is a risk that federal funds may be commingled, we cannot be sure that any co-developed intellectual property will be free from government rights pursuant to the Bayh-Dole Act. If, in the future, we co-own or license in technology which is critical to our business that is developed in whole or in part with federal funds subject to the Bayh-Dole Act, our ability to enforce or otherwise exploit patents covering such technology may be adversely affected.

Additionally, we have and may continue to collaborate with academic institutions to accelerate our preclinical research or development under written agreements with these institutions. In certain cases, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to others, potentially blocking our ability to pursue our program. If we are unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights we have, we may have to abandon development of such program and our business and financial condition could suffer.

Further, our future intellectual property license agreements may impose on us various development, regulatory and/or commercial diligence obligations, payment of milestones, royalties or other amounts and other obligations. If we fail to comply with our obligations under these agreements (including as a result of COVID-19 impacting our operations), we use the licensed intellectual property in an unauthorized manner or we are subject to bankruptcy-related proceedings, the terms of the licenses may be materially modified, such as by rendering currently exclusive licenses non-exclusive, or it may give our future licensors the right to terminate their respective agreement with us, which could limit our ability to implement our current business plan and materially adversely affect our business, financial condition, results of operations and prospects. In addition, disputes may arise between us and our future licensors regarding intellectual property subject to a license agreement, including: (i) the scope of rights granted under the license agreement and other interpretation-related issues; (ii) whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the license agreement; (iii) our right to sublicense patents and other rights to third parties; (iv) our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations; (v) our right to transfer or assign the license; and (vi) the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our future licensors and us and our partners. If disputes over intellectual property that we license in the future prevent or impair our ability to maintain our licensing arrangements on acceptable terms, we may not be able to successfully develop and commercialize the affected product candidates, which would have a material adverse effect on our business.

In addition, certain of our future agreements with third parties may limit or delay our ability to consummate certain transactions, may impact the value of those transactions, or may limit our ability to pursue certain activities. For example, we may in the future enter into license agreements that are not assignable or transferable, or that require the licensor’s express consent in order for an assignment or transfer to take place.

We may be involved in lawsuits or litigation to protect or enforce our patents or other intellectual property, which could result in substantial costs and liability and prevent us from commercializing our potential products.

Competitors may infringe our patents, trademarks or other intellectual property. To counter infringement or unauthorized use, we may be required to take legal action to enforce our patents against such infringing activity. Such enforcement proceedings against infringers can be expensive and time-consuming. Any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe their patents or other intellectual property rights. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In such a case, we could ultimately be forced to cease use of such marks. In any intellectual property litigation, even if we are successful, any award of monetary damages or other remedy we receive may not be commercially valuable. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense against these assertions, non-infringement, invalidity or unenforceability regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

We may be required to protect our patents through procedures created to attack the validity of a patent at the USPTO. The USPTO hears post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. Post-grant proceedings may be provoked by third parties or brought by the USPTO to determine the validity or priority of inventions with respect to our patents or patent applications. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms.

Even if resolved in our favor, litigation or other legal proceedings relating to our intellectual property rights may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common shares.

In addition, if our product candidates are found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our licensees and other parties with whom we have business relationships, and we may be required to indemnify those parties for any damages they suffer as a result of these claims. The claims may require us to initiate or defend protracted and costly litigation on behalf of licensees and other parties regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of those parties or may be required to obtain licenses for the products they use.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign countries may require the payment of maintenance fees or patent annuities during the lifetime of a patent application and/or any subsequent patent that issues from the application. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and following the issuance of a patent. While an inadvertent lapse, including due to the effect of the COVID-19 pandemic on us or our patent maintenance vendors, can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application. Such noncompliance can result in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. Such an event could have a material adverse effect on our business.

Any issued patents we own covering our product candidates could be narrowed or found invalid or unenforceable if challenged in court or before the administrative bodies in the United States or abroad, including the USPTO.

Any of our intellectual property rights could be challenged or invalidated despite measures we take to obtain patent and other intellectual property protection with respect to our product candidates and proprietary technology. For example, if we initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States and in some other jurisdictions, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld material information from the USPTO or the applicable foreign counterpart, or made a misleading statement, during prosecution. A litigant or the USPTO itself could challenge our patents on this basis even if we believe that we have conducted our patent prosecution in accordance with the duty of candor and in good faith. The outcome following such a challenge is unpredictable.

Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post-grant review and equivalent proceedings in foreign jurisdictions (such as opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our product candidates.

The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and product candidates. Even if a defendant does not prevail on a legal assertion of invalidity and/or unenforceability, our patent claims may be construed in a manner that would limit our ability to enforce such claims against the defendant and others. The cost of defending such a challenge, particularly in a foreign jurisdiction, and any resulting loss of patent protection could have a material adverse impact on one or more of our product candidates and our business. Any efforts to enforce our intellectual property rights are also likely to be costly and may divert the efforts of our scientific and management personnel.

Changes to patent law in the United States and in foreign jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs, and may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our owned and licensed patents. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (the Leahy-Smith Act), signed into law on September 16, 2011, could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third- party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Further, because of a lower evidentiary standard in these USPTO post-grant proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Thus, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

After March 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third-party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before we file an application covering the same invention, could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we were the first to either (i) file any patent application related to our product candidates and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing the claimed invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Moreover, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. We cannot predict how future decisions by the courts, Congress or the USPTO may impact the value of our patents. Changes in the laws and regulations governing patents in other jurisdictions could similarly have an adverse effect on our ability to obtain and effectively enforce our patent rights.

We may not be able to protect our intellectual property rights throughout the world, and different jurisdictions may grant patent rights of differing scope.

Certain of our key patent families have been filed in the United States; however, we have less robust intellectual property rights outside the United States, and, in particular, we may not be able to pursue patent coverage of our product candidates in certain countries outside of the United States. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States may be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to certain territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Most of our patent portfolio is at the very early stage. We will need to decide whether and in which jurisdictions to pursue protection for the various inventions in our portfolio prior to applicable deadlines. We may decide to abandon national and regional patent applications before they are granted. The examination of each national or regional patent application is an independent proceeding. As a result, patent applications in the same family may issue as patents in some jurisdictions, such as in the United States, but may issue as patents with claims of different scope or may be refused in other jurisdictions. It is also quite common that depending on the country, the scope of patent protection may vary for the same product or technology. For example, certain jurisdictions do not allow for patent protection with respect to method of treatment.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protections, particularly those relating to biopharmaceutical products. This difficulty with enforcing patents could make it difficult for us to stop the infringement of our patents or marketing of competing products otherwise generally in violation of our proprietary rights. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Further, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of its patents. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position in the relevant jurisdiction may be impaired and our business prospects may be materially adversely affected.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our product candidates or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Our future licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the U.S. government, such that our future licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights or other rights to our future in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

While it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information or alleged trade secrets of third parties or competitors or are in breach of non-competition or non-solicitation agreements with our competitors or their former employers.

We have received confidential and proprietary information from third parties. In addition, as is common in the biotechnology, medical device and pharmaceutical industries, we employ individuals and engage the services of consultants who were previously employed or engaged at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of these third parties or our employees’ former employers or our consultants’ or contractors’ current or former clients or customers. In addition, we may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If we are not successful, in addition to paying monetary damages, we could lose access or exclusive access to valuable intellectual property rights or lose valuable personnel. Any litigation or the threat thereof may adversely affect our ability to hire employees. A loss of key personnel or their work product could hamper or prevent our ability to commercialize product candidates, which could have an adverse effect on our business, financial condition and results of operations.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our marks of interest and our business may be adversely affected.

We use and will continue to use registered and/or unregistered trademarks or trade names to brand and market ourselves and our products. Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During the trademark registration process, we may receive office actions from the USPTO objecting to the registration of our trademark. Although we would be given an opportunity to respond to those objections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and/or to seek the cancellation of registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected. Additionally, we may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names.

Moreover, any name we have proposed to use with our product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of our proposed proprietary product names, it may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA (or the relevant administrative body in a foreign jurisdiction). Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.

Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.

The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

•	pending patent applications that we own or license in the future may not lead to issued patents;

•	patents, should they issue, that we own or license in the future, may not provide us with any competitive advantages, or may be challenged and held invalid or unenforceable;

•

others may be able to develop and/or practice technology that is similar to our technology or aspects of our technology but that is not covered by the claims of any of our owned or future in-licensed patents, should any such patents issue;

•	third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

•	we (or our future licensors) might not have been the first to make the inventions covered by a pending patent application that we own or license in the future;

•	we (or our future licensors) might not have been the first to file patent applications covering a particular invention;

•	others may independently develop similar or alternative technologies without infringing our intellectual property rights;

•	we may not be able to obtain and/or maintain necessary licenses on reasonable terms or at all;

•

third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

•	we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;

•	we may not develop or in-license additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could materially harm our business and the results of our operation.

Risks Related to Alpha Tau’s Employee Matters and Managing Growth

In this section “we,” “us” and “our” refer to Alpha Tau.

We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology, medical device and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel, including Uzi Sofer, our Chief Executive Officer. The loss of the services of any of our executive officers, other key employees and other scientific and medical advisors, and an inability to find suitable replacements, could result in delays in product development and harm our business.

We conduct the majority of our operations at our facility in Israel. The region is headquarters to many other biopharmaceutical and medical device companies and many academic and research institutions. Competition for skilled personnel in our market is intense and may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all. Changes to Israeli or similar immigration and work authorization laws and regulations, including those that restrain the flow of scientific and professional talent, can be significantly affected by political forces and levels of economic activity. Our business may be materially adversely affected if legislative or administrative changes to Israeli or similar foreign immigration or visa laws and regulations, including as a result of the restrictions on international travel due to the global COVID-19 pandemic, impair our hiring processes and goals or projects involving personnel who are not Israeli citizens.

To encourage valuable employees to remain at our company, in addition to salary and cash incentives, we have provided stock options that vest over time. The value to employees of stock options that vest over time may be significantly affected by movements in our share price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies. Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Although we have employment agreements with our key employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level and senior managers as well as junior, mid-level and senior scientific and medical personnel.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As our development and commercialization plans and strategies develop, and as we transition into operating as a public company, we expect to need additional managerial, operational, sales, marketing, financial and other personnel, as well as additional facilities to expand our operations. Future growth would impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining and motivating additional employees;

•

managing our internal development efforts effectively, including the clinical and FDA review process for our product candidate and the manufacturing infrastructure required to produce our product candidate, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including certain aspects of regulatory approval, clinical trial management and construction of manufacturing facilities. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval or certification of our Alpha DaRT technology or other future products or product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, or at all. If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, or we are not able to effectively build out new facilities to accommodate this expansion, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development and commercialization goals.

We may explore strategic collaborations that may never materialize or we may be required to relinquish important rights to and control over the development and commercialization of our product candidates to any future collaborators.

Our business strategy includes broadening our platform by potentially exploring strategic partnerships that maximize the potential of our Alpha DaRT technology. As a result, we intend to periodically explore a variety of possible strategic partnerships in an effort to gain access to additional resources, indications or combination therapy opportunities, or development of supportive or complementary products. These strategic partnerships may include partnerships with large strategic partners. At the current time however, we cannot predict what form such a strategic collaboration might take. We are likely to face significant competition in seeking appropriate strategic collaborators, and strategic collaborations can be complicated and time consuming to negotiate and document. We may not be able to negotiate strategic collaborations on acceptable terms, if at all. If and when we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of our Alpha DaRT technology to the third party. We are unable to predict when, if ever, we will enter into any strategic partnerships because of the numerous risks and uncertainties associated with establishing them, including:

•	expenditure of substantial operational, financial and management resources;

•	dilutive issuances of our securities;

•	substantial actual or contingent liabilities; and

•	termination or expiration of the arrangement, which would delay the development and may increase the cost of developing our Alpha DaRT technology.

Strategic partners may also delay clinical trials, experience financial difficulties, provide insufficient funding, terminate a clinical trial or abandon an indication or combination therapy, which could negatively impact our development efforts. Additionally, strategic partners may not properly maintain, enforce or defend our intellectual property rights or may use our proprietary information in a manner that could jeopardize or invalidate our proprietary information or expose us to potential litigation, any of which could adversely affect our business, financial position and operations.

Our internal computer systems, or those of any of our existing or potential future collaborators, trial sites, CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our current and any future trial sites, CROs and other contractors, consultants and collaborators are vulnerable to damage from cyberattacks, “phishing” attacks, computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. As a result of the COVID-19 pandemic, we may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees and collaborators who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs, whether due to a loss of our trade secrets or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our efforts to obtain marketing authorization or certification and significantly increase our costs to recover or reproduce the data. In addition, such a breach may require notification to governmental agencies, the media or individuals pursuant to applicable data privacy and security law and regulations. We would also be exposed to a risk of loss, including financial assets or litigation and potential liability, which could materially adversely affect our business, financial condition, results of operations and prospects. We also rely on third parties to manufacture our product candidates, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidates could be delayed.

If our security measures are breached or unauthorized access to individually identifiable health information or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities.

Unauthorized access to, or security breaches of, our systems and databases could result in unauthorized access to data and information and loss, compromise or corruption of such data and information. Present and future trial sites, CROs, contractors and consultants also could experience breaches of security leading to the exposure of confidential and sensitive information. Such breaches of security could be caused by computer hacking, phishing attacks, ransomware, dissemination of computer viruses, worms and other destructive or disruptive software, denial of service attacks, and other malicious activity, which may be heretofore unknown. The number and complexity of these threats continue to increase over time.

Most healthcare providers, including research institutions from which we obtain patient health information, are subject to privacy and security regulations promulgated under HIPAA, as amended by the HITECH. We are not currently classified as a covered entity or business associate under HIPAA and thus are not directly subject to its requirements or penalties. However, any person may be prosecuted under HIPAA’s criminal provisions either directly or under aiding-and-abetting or conspiracy principles. Consequently, depending on the facts and circumstances, we could face substantial criminal penalties if we knowingly receive individually identifiable health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA’s requirements for disclosure of individually identifiable health information. In addition, we may in the future maintain sensitive personally identifiable information, including health information, that we receive throughout the clinical trial process, in the course of our research collaborations, and directly from individuals (or their healthcare providers) who enroll in our patient assistance programs. As such, we may be subject to state laws requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the health information protected by HIPAA.

Furthermore, certain health privacy laws, data breach notification laws, consumer protection laws and genetic testing laws may apply directly to our operations and/or those of our collaborators and may impose restrictions on our collection, use and dissemination of individuals’ health information. Patients about whom we or our collaborators obtain health information, as well as the providers who share this information with us, may have statutory or contractual rights that limit our ability to use and disclose the information. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

In the event of a security breach, our company could suffer loss of business, severe reputational damage adversely affecting investor confidence, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, significant costs for remediation and other liabilities. For example, the loss of preclinical study or clinical trial data from completed or future preclinical studies or clinical trials could result in delays in our efforts to obtain marketing authorization or certification and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our product candidates could be delayed.

We have incurred and expect to incur significant expenses to prevent security breaches, including costs related to deploying additional personnel and protection technologies, training employees, and engaging third-party solution providers and consultants. Although we expend significant resources to create security protections that shield our data against potential theft and security breaches, such measures cannot provide absolute security. Moreover, given that we have outsourced our information systems to vendors and rely on cloud-based information systems, we face related security risks which require us to expend resources to protect our technology and information systems.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our CROs, CMOs and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

We are an international business, and we are exposed to various global risks that could have a material adverse effect on our financial condition and results of operations.

As an international business, which operates in multiple jurisdictions, we are exposed to trends and financial risks of international markets, and are also required to comply with varying legal and regulatory requirements in such multiple jurisdictions. Profitability from international operations may be limited by risks and uncertainties related to regional and global economic conditions, regulatory clearances, approvals or certifications and reimbursement approvals, and our ability to implement our overall business strategy in various jurisdictions. We expect these risks will increase as we pursue our strategy to expand operations into new geographic markets. We may not succeed in developing and implementing effective policies and strategies in each location where we conduct business. Any failure to do so may harm our business, results of operations and financial condition.

International sales and operations are subject to a variety of risks, including:

•	foreign currency exchange rate fluctuations;

•	potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	burdens and costs of compliance with a variety of foreign laws;

•	foreign tax laws and potential increased costs associated with overlapping tax structures;

•	greater difficulty in staffing and managing foreign operations;

•	greater risk of uncollectible accounts;

•	longer collection cycles;

•	logistical and communications challenges;

•	changes in labor conditions;

•

political and economic instability, including, without limitation, due to natural disasters or other catastrophic events, such as terrorist attacks, pandemic diseases, such as the ongoing COVID-19 pandemic, hurricanes, fire, floods, pollution and earthquakes;

•	greater difficulty in protecting intellectual property;

•	the risk of third-party disputes over ownership of intellectual property and infringement of third-party intellectual property by Our Products; and

•	general economic and political conditions in these foreign markets.

International markets are also affected by economic pressure to contain reimbursement levels and healthcare costs. Profitability from international operations may be limited by risks and uncertainties related to regional economic conditions, regulatory clearances and approvals and reimbursement approvals, competing products, infrastructure development, intellectual property rights protection and our ability to implement our overall business strategy. We expect these risks will increase as we pursue our strategy to expand operations into new geographic markets. We may not succeed in developing and implementing effective policies and strategies in each location where we conduct business. Any failure to do so may harm our business, results of operations and financial condition.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the planned clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if our Alpha DaRT technology or any future products or product candidates we develop, cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical trials, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product (which may include inherent dangers in the use of radioactive materials), negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our Alpha DaRT technology or any future products or product candidates we develop that we may develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	exhaustion of any available insurance and our capital resources; the inability to commercialize our Alpha DaRT technology or any future products or product candidates we develop; and

•	a decline in our share price.

Failure to obtain or retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators. Although we have clinical trial insurance, our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about our clinical development programs for our Alpha DaRT technology and the diseases our technology is being developed to treat, and we intend to utilize appropriate social media in connection with our commercialization efforts following marketing authorization or certification of our Alpha DaRT technology or other future products or product candidates, if any. Social media practices in the medical device, biotechnology and biopharmaceutical industries continue to evolve and regulations and regulatory guidance relating to such use are evolving and not always clear. This evolution creates uncertainty and risk of noncompliance with regulations applicable to our business, resulting in potential regulatory actions against us, along with the potential for litigation related to off-label marketing or other prohibited activities and heightened scrutiny by the FDA, the SEC and other regulators. For example, patients may use social media channels to comment on their experience in a future blinded clinical trial or to report an alleged adverse event. If such disclosures occur, there is a risk that trial enrollment may be adversely impacted, that we may fail to monitor and comply with applicable adverse event reporting obligations or that we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our Alpha DaRT technology or other future products or product candidates. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website. In addition, we may encounter attacks on social media regarding our company, management, our Alpha DaRT technology or other future products or product candidates. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions or incur other harm to our business.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including a global pandemic like the ongoing COVID-19 pandemic, earthquake, fire, flood, tsunami or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war or terrorist attack, explosion or pandemic could impact our business. Our insurance coverage may not compensate us for losses that may occur in the event of an earthquake or other significant natural disaster. If any disaster were to occur, our ability to operate our business at our facilities could be impaired and we could incur significant losses, require substantial recovery time and experience significant expenditures in order to resume operations. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be harmed.

Risks Related to Being a Public Company

In this section “we,” “us” and “our” refer to Alpha Tau.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

Upon the completion of the Business Combination, we will become a public company subject to reporting requirements in the United States, and will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, HCCC’s general business condition and the release of HCCC’s financial reports. Additionally, if our securities become delisted from Nasdaq and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or the combined company’s securities are not listed on Nasdaq and are quoted on the OTC Bulletin Board, the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE, Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

After the Business Combination, the combined company will carry out our business and will be subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The applicable provisions of the Sarbanes-Oxley Act require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.

Our current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet its reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that it is required to include in its periodic reports we will file with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of our internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially and adversely affect our ability to operate our business. In the event that our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the share price of the combined company could decline. In addition, if we are unable to continue to meet these requirements, the combined company may not be able to obtain or maintain listing on Nasdaq.

The combined company’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after the combined company is no longer an emerging growth company. At such time, the combined company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the combined company’s business and operating results.

Risks Related to Ownership of the Combined Company’s Shares

The Alpha Tau Articles and Israeli law could prevent a takeover that shareholders consider favorable and could also reduce the market price of Alpha Tau ordinary shares.

Certain provisions of Israeli law and the Alpha Tau Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire Alpha Tau or for Alpha Tau’s shareholders to elect different individuals to its board of directors, even if doing so would be beneficial to its shareholders, and may limit the price that investors may be willing to pay in the future for the Alpha Tau ordinary shares. Among other things:

•	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;

•

Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•	Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•	the Alpha Tau Articles divide the Alpha Tau directors into three classes, each of which is elected once every three years;

•

the Alpha Tau Articles generally require a vote of the holders of a majority of the Alpha Tau outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision empowering the Alpha Tau board of directors to determine the size of the board, the provision dividing the Alpha Tau directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a shareholder to require the Company to include a matter on the agenda for a general meeting of the shareholders and the provisions relating to the election and removal of members of the Alpha Tau board of directors and empowering the Alpha Tau board of directors to fill vacancies on the board, require a vote of the holders of 65% of the Alpha Tau outstanding ordinary shares entitled to vote at a general meeting;

•

the Alpha Tau Articles do not permit a director to be removed except by a vote of the holders of at least 65% of the Alpha Tau outstanding shares entitled to vote at a general meeting of shareholders; and

•	the Alpha Tau Articles provide that director vacancies may be filled by the Alpha Tau board of directors.

Furthermore, under the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984 (formerly known as the Law for the Encouragement of Research and Development in Industry 5744-1984), and the regulations and guidelines promulgated thereunder, or the Innovation Law, to which Alpha Tau is subject due to its receipt of grants from the Israel Innovation Authority, or IIA (formerly known as the Office of the Chief Scientist of the Ministry of Economy and Industry, or the OCS), a recipient of IIA grants such as Alpha Tau must report to the IIA regarding any change of control of the company or regarding any change in the holding of the means of control of the company which results in any non-Israeli citizen or entity becoming an “interested party”, as defined in the Innovation Law, in the company, and in the latter event, the non-Israeli citizen or entity will be required to execute an undertaking in favor of IIA, in a form prescribed by IIA, acknowledging the restrictions imposed by such law and agreeing to abide by its terms.

Further, Israeli tax considerations may make potential transactions undesirable to Alpha Tau or to some of its shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. See the section titled “Certain Material Israeli Tax Considerations—Taxation of Alpha Tau shareholders.”

Alpha Tau does not intend to pay dividends for the foreseeable future. Accordingly, you may not receive any return on investment unless you sell your Alpha Tau ordinary shares for a price greater than the price you paid for the HCCC Common Stock.

Alpha Tau has never declared or paid any cash dividends on its shares. It currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Alpha Tau ordinary shares in the foreseeable future. Consequently, you may be unable to realize a gain on your investment except by selling such shares after price appreciation, which may never occur.

Alpha Tau’s board of directors has sole discretion whether to pay dividends. If Alpha Tau’s board of directors decides to pay dividends, the form, frequency, and amount will depend upon its future, operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that its directors may deem relevant. The Israeli Companies Law, 1999 (the “Companies Law”) imposes restrictions on Alpha Tau’s ability to declare and pay dividends. See the section titled “Description of Alpha Tau ordinary shares—Dividend and Liquidation Rights” for additional information. Payment of dividends may also be subject to Israeli withholding taxes. See the section titled “Certain Material Israeli Tax Considerations” for additional information.

The Alpha Tau ordinary shares and Alpha Tau warrants may not be listed on a national securities exchange after the Business Combination, which could limit investors’ ability to make transactions in such securities and subject Alpha Tau to additional trading restrictions.

Alpha Tau intends to apply to have the Alpha Tau ordinary shares and Alpha Tau warrants approved for listing on Nasdaq after the consummation of the Business Combination. Alpha Tau will be required to meet certain initial listing requirements to be listed. Alpha Tau may not be able to meet the initial listing requirements in connection with the Business Combination. Further, even if the Alpha Tau ordinary shares and Alpha Tau warrants are so listed, Alpha Tau may be unable to maintain the listing of such securities in the future. If Alpha Tau fails to meet the initial listing requirements and Nasdaq does not list the Alpha Tau ordinary shares and Alpha Tau warrants (and the related closing condition with respect to the listing of the Alpha Tau ordinary shares is waived by the parties), Alpha Tau could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Alpha Tau ordinary shares and Alpha Tau warrants;

•	a reduced level of trading activity in the secondary trading market for the Alpha Tau ordinary shares and Alpha Tau warrants;

•	a limited amount of news and analyst coverage for Alpha Tau;

•	a decreased ability to issue additional securities or obtain additional financing in the future; and

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Alpha Tau’s securities would not be “covered securities” under the National Securities Markets Improvement Act of 1996, which is a federal statute that prevents or pre-empts the states from regulating the sale of certain securities, including securities listed on Nasdaq, in which case Alpha Tau’s securities would be subject to regulation in each state where Alpha Tau offers and sells securities.

The market price and trading volume of the Alpha Tau ordinary shares may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which Alpha Tau intends to list the Alpha Tau ordinary shares and Alpha Tau warrants to be issued in the Business Combination under the symbol “DRTS,” and “DRTSW,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Alpha Tau ordinary shares and Alpha Tau warrants following the Business Combination, the market price of the Alpha Tau ordinary shares and Alpha Tau warrants ordinary shares may be volatile and could decline significantly. In addition, the trading volume in the Alpha Tau ordinary shares and Alpha Tau warrants may fluctuate and cause significant price variations to occur. If the market price of the Alpha Tau ordinary shares and Alpha Tau warrants ordinary shares declines significantly, you may be unable to resell your shares or warrants at or above the market price of the ordinary shares Alpha Tau ordinary shares and Alpha Tau warrants as of the date immediately following the consummation of the Business Combination. Alpha Tau and HCCC cannot assure you that the market price of the Alpha Tau ordinary shares and Alpha Tau warrants ordinary shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this proxy statement/prospectus;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of HCCC’s securities including due to the expiration of contractual lock-up agreements;

•	publication of research reports about Alpha Tau;

•	the performance and market valuations of other similar companies;

•	new laws, regulations, subsidies, or credits or new interpretations of existing laws applicable to Alpha Tau;

•	commencement of, or involvement in, litigation involving Alpha Tau;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert HCCC’s management’s attention and resources, which could have a material adverse effect on us.

Alpha Tau’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond its control, resulting in a decline in its stock price.

Alpha Tau’s quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs for hourly and management personnel;

•	profitability of Alpha Tau’s products, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both internationally and locally;

•	changes in competitive conditions;

•	expansion to new markets; and

•	fluctuations in commodity prices.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about Alpha Tau, its business, or its market, or if they change their recommendations regarding the Alpha Tau ordinary shares adversely, then the price and trading volume of the Alpha Tau ordinary shares could decline.

The trading market for the Alpha Tau ordinary shares will be influenced by the research and reports that industry or financial analysts publish about its business. Alpha Tau does not control these analysts, or the content and opinions included in their reports. As a new public company, Alpha Tau may be slow to attract research coverage and the analysts who publish information about the Alpha Tau ordinary shares will have had relatively little experience with Alpha Tau, which could affect their ability to accurately forecast Alpha Tau’s results and make it more likely that Alpha Tau fails to meet their estimates. In the event Alpha Tau obtains industry or financial analyst coverage, if any of the analysts who cover Alpha Tau issues an inaccurate or unfavorable opinion regarding it, Alpha Tau’s share price would likely decline. If one or more of these analysts cease coverage of Alpha Tau or fail to publish reports on it regularly, Alpha Tau’s visibility in the financial markets could decrease, which in turn could cause its share price or trading volume to decline.

Alpha Tau’s failure to meet the continued listing requirements of Nasdaq could result in a delisting of its Securities.

If, after listing, Alpha Tau fails to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, Alpha Tau can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if Alpha Tau’s securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of Alpha Tau’s securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Alpha Tau will be eligible to be treated as an emerging growth company, as defined in the Securities Act, and Alpha Tau cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Alpha Tau ordinary shares less attractive to investors because Alpha Tau may rely on these reduced disclosure requirements.

Alpha Tau will qualify as an emerging growth company within the meaning of the Securities Act, and if Alpha Tau takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make Alpha Tau’s securities less attractive to investors and may make it more difficult to compare Alpha Tau’s performance with other public companies.

Alpha Tau is eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. Alpha Tau intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

For as long as Alpha Tau continues to be an emerging growth company, it may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including presenting only limited selected financial data and not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, its shareholders may not have access to certain information that they may deem important. Alpha Tau could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if its total annual gross revenue exceeds $1.07 billion, if it issues more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time it is a “large accelerated filer” under U.S. securities laws.

Alpha Tau cannot predict if investors will find Alpha Tau ordinary shares less attractive because it may rely on these exemptions. If some investors find Alpha Tau ordinary shares less attractive as a result, there may be a less active trading market for Alpha Tau ordinary shares and Alpha Tau’s share price may be more volatile. Further, there is no guarantee that the exemptions available to Alpha Tau under the JOBS Act will result in significant savings. To the extent that Alpha Tau chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact Alpha Tau’s financial condition.

Alpha Tau will be a foreign private issuer and, as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the closing of the Business Combination, Alpha Tau will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because Alpha Tau qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although it is subject to Israeli laws and regulations with regard to certain of these matters and intend to furnish comparable quarterly information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

Alpha Tau may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Alpha Tau is a foreign private issuer, and therefore is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Alpha Tau on June 30, 2022. In the future, Alpha Tau would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Alpha Tau loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Alpha Tau would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Alpha Tau would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

As Alpha Tau will be a “foreign private issuer” and intends to follow certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, following the closing of the Business Combination, Alpha Tau will have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that it discloses the requirements it is not following and describes the home country practices it is following. Alpha Tau intends to rely on this “foreign private issuer exemption” with respect to the Nasdaq rules for shareholder meeting quorums and Nasdaq rules requiring shareholder approval. Alpha Tau may in the future elect to follow home country practices with regard to other matters. As a result, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

The Alpha Tau Articles will provide that unless Alpha Tau consents to an alternate forum, the federal district courts of the United States shall be the exclusive forum of resolution of any claims arising under the Securities Act.

The Alpha Tau Articles will provide that, unless Alpha Tau consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for any claim asserting a cause of action arising under the Securities Act (for the avoidance of any doubt, such provision does not apply to any claim asserting a cause of action arising under the Exchange Act). Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Alpha Tau or our directors, officers or other employees and may increase the costs associated with such lawsuits, which may discourage such lawsuits against Alpha Tau and our directors, officers and employees. Alternatively, if a court were to find these provisions of the Alpha Tau Articles inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Alpha Tau may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Alpha Tau’s business and financial condition. Any person or entity purchasing or otherwise acquiring any interest in Alpha Tau’s share capital shall be deemed to have notice of and to have consented to the choice of forum provisions of the Alpha Tau Articles described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

The listing of Alpha Tau securities on Nasdaq will not benefit from the process undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Alpha Tau’s securities.

Alpha Tau will apply to list the Alpha Tau ordinary shares and Alpha Tau warrants on Nasdaq under the symbols “DRTS” and “DRTSW,” respectively, to be effective at the Closing. Unlike an underwritten initial public offering of the Alpha Tau securities, the initial listing of Alpha Tau’s securities as a result of the Business Combination will not benefit from the following:

•	the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

•	underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

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underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business, prospects and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. HCCC’s investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Alpha Tau’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Transactions, prior to the opening of trading on the trading day immediately following the Closing Date, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of Alpha Tau’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of Alpha Tau’s securities or helping to stabilize, maintain or affect the public price of Alpha Tau’s securities following the closing. Moreover, neither Alpha Tau nor HCCC will engage in, nor will they, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Alpha Tau’s securities that will be outstanding immediately following the closing. In addition, since Alpha Tau’s will become public through a merger, securities analysts of major brokerage firms may not provide coverage of Alpha Tau since there is no incentive to brokerage firms to recommend the purchase of its ordinary shares. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on Alpha Tau’s behalf. All of these differences from an underwritten public offering of Alpha Tau’s securities could result in a more volatile price for the Alpha Tau’s securities.

In addition, the Sponsor, certain members of HCCC’s board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the Transactions that are different from or are in addition to those of holders of HCCC’s or Alpha Tau’s securities following completion of the Proposed Transactions, and that would not be present in an underwritten public offering of Alpha Tau’s securities. Such interests may have influenced the board of directors of HCCC in making their recommendation that HCCC shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section entitled “Proposal One —The Business Combination Proposal —Interests of Certain Persons in the Business Combination.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Alpha Tau became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger. Further, the lack of such processes in connection with the listing of Alpha Tau’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Alpha Tau’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.

Risks Related to Alpha Tau’s Incorporation and Location in Israel

Conditions in Israel could materially and adversely affect Alpha Tau’s business.

Many of Alpha Tau’s employees, including certain management members operate from its offices that are located in Jerusalem, Israel. In addition, a number of Alpha Tau’s officers and directors are residents of Israel.

Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect Alpha Tau’s business and operations. Recently, there has been an unprecedented degree of political instability in Israel, with four sets of elections for the Israeli parliament, or Knesset, in a two-year period. While a new government was formed in June 2021, there is no guarantee that it will last for a significant portion of its full four-year term and provide political stability. On the military front, in recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip, Lebanon and Syria against civilian targets in various parts of Israel, including areas in which Alpha Tau’s employees are located, which negatively affected business conditions in Israel. Any hostilities involving Israel, regional political instability or the interruption or curtailment of trade between Israel and its trading partners could materially and adversely affect Alpha Tau’s operations and results of operations.

Alpha Tau’s commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, Alpha Tau cannot assure you that this government coverage will be maintained or that it will sufficiently cover Alpha Tau’s potential damages. Any losses or damages incurred by Alpha Tau could have a material adverse effect on its business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm Alpha Tau’s results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on Alpha Tau’s results of operations, financial condition or the expansion of its business. A campaign of boycotts, divestment, and sanctions has been undertaken against Israel, which could also adversely affect Alpha Tau’s business. Actual or perceived political instability in Israel or any negative changes in the political environment, may individually or in the aggregate adversely affect the Israeli economy and, in turn, Alpha Tau’s business, financial condition, results of operations, and prospects.

In addition, many Israeli citizens are obligated to perform several weeks of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Alpha Tau’s operations could be disrupted by such call-ups, which may include the call-up of members of its management. Such disruption could materially adversely affect its business, prospects, financial condition, and results of operations.

Alpha Tau may become subject to claims for remuneration or royalties for assigned service invention rights by Alpha Tau’s employees, which could result in litigation and adversely affect Alpha Tau’s business.

A significant portion of Alpha Tau’s intellectual property has been developed by its employees in the course of their employment by Alpha Tau. Under the Israeli Patents Law, 5727-1967 (the “Patents Law”), inventions conceived by an employee during and as a result of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent an agreement between the employee and employer providing otherwise. The Patents Law also provides that if there is no agreement between an employer and an employee determining whether the employee is entitled to receive consideration for service inventions and on what terms, this will be determined by the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patents Law. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration, but rather uses the criteria specified in the Patents Law. Although Alpha Tau generally enters into agreements with its employees pursuant to which such individuals assign to it all rights to any inventions created during and as a result of their employment with Alpha Tau, Alpha Tau may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, Alpha Tau could be required to pay additional remuneration or royalties to its current and/or former employees, or be forced to litigate such monetary claims (which will not affect Alpha Tau’s proprietary rights), which could negatively affect its business.

Certain tax benefits that may be available to Alpha Tau, if obtained by Alpha Tau, would require it to continue to meet various conditions and may be terminated or reduced in the future, which could increase Alpha Tau’s costs and taxes.

Alpha Tau may be eligible for certain tax benefits provided to “Preferred Technological Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 5719-1959, referred to as the Investment Law. If Alpha Tau obtains tax benefits under the “Preferred Technological Enterprises” regime then, in order to remain eligible for such tax benefits, it will need to continue to meet certain conditions stipulated in the Investment Law and its regulations, as amended. If these tax benefits are reduced, cancelled or discontinued, Alpha Tau’s Israeli taxable income may be subject to Israeli corporate tax rates of 23% in 2018 and thereafter. Additionally, if Alpha Tau increases its activities outside of Israel through acquisitions, for example, its activities might not be eligible for inclusion in future Israeli tax benefit programs. See “Certain Material Israeli Tax Considerations.”

It may be difficult to enforce a U.S. judgment against Alpha Tau, its officers and directors and the Israeli experts named in this proxy statement/prospectus in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on Alpha Tau’s officers and directors and these experts.

Most of Alpha Tau’s directors or officers are not residents of the United States and most of their and Alpha Tau’s assets are located outside the United States. Service of process upon Alpha Tau or its non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against Alpha Tau or its non-U.S. directors and executive officers may be difficult to obtain within the United States. Alpha Tau have been informed by its legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against Alpha Tau or its non-U.S. officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against Alpha Tau or its non-U.S. officers and directors.

Moreover, an Israeli court will not enforce a non-Israeli judgment if (among other things) it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel, or if it was obtained by fraud or in absence of due process, or if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, at the time the foreign action was brought. For more information, see “Enforceability of Civil Liabilities.”

Your rights and responsibilities as a shareholder of Alpha Tau will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Alpha Tau is incorporated under Israeli law. The rights and responsibilities of holders of the Alpha Tau ordinary shares are governed by the Alpha Tau Articles and the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith and in a customary manner in exercising his or her rights and fulfilling his or her obligations toward the company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and class meetings, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers, and transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the Company, or has other powers toward the Company has a duty of fairness toward the Company. However, Israeli law does not define the substance of this duty of fairness. There is limited case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

If Alpha Tau or any of its subsidiaries are characterized as a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Alpha Tau believes it was not a PFIC in 2020. Based on the current and anticipated composition of the income, assets and operations of Alpha Tau and its subsidiaries, there is a risk that Alpha Tau may be treated as a PFIC for the taxable year that includes the Business Combination and for future taxable years. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Alpha Tau cannot assure you that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Alpha Tau or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of Alpha Tau’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Changes in the composition of our income or composition of Alpha Tau or any of its subsidiaries assets may cause us to be or become a PFIC for the current or subsequent taxable years. Whether Alpha Tau is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If Alpha Tau is a PFIC for any taxable year, a U.S. Holder of Alpha Tau ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of Alpha Tau ordinary shares and Alpha Tau warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to Alpha Tau and the ownership of Alpha Tau ordinary shares and/or Alpha Tau warrants.

If a U.S. Holder is treated as owning at least 10% of the Alpha Tau ordinary shares, such U.S. Holder may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a U.S. Holder is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the Alpha Tau ordinary shares, such person may be treated as a “United States shareholder” with respect to Alpha Tau, or any of its subsidiaries, if Alpha Tau or such subsidiary is a “controlled foreign corporation.” If Alpha Tau has one or more U.S. subsidiaries, certain of Alpha Tau’s non-U.S. subsidiaries could be treated as a controlled foreign corporation regardless of whether Alpha Tau is treated as a controlled foreign corporation (although there are recently promulgated final and currently proposed Treasury regulations that may limit the application of these rules in certain circumstances).

Certain United States shareholders of a controlled foreign corporation may be required to report annually and include in their U.S. federal taxable income their pro rata share of the controlled foreign corporation’s

“Subpart F income” and, in computing their “global intangible low-taxed income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. The amount includable by a United States shareholder under these rules is based on a number of factors, including potentially, but not limited to, the controlled foreign corporation’s current earnings and profits (if any), tax basis in the controlled foreign corporation’s assets, and foreign taxes paid by the controlled foreign corporation on its underlying income. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may extend the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due. Alpha Tau cannot provide any assurances that it will assist U.S. Holders in determining whether Alpha Tau or any of its subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Alpha Tau, or any of its subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes.

The Alpha Tau Articles provide that unless Alpha Tau consents otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between Alpha Tau and its shareholders under the Companies Law and the Israeli Securities Law.

The competent courts of Tel Aviv, Israel shall, unless Alpha Tau consents otherwise in writing, be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Alpha Tau, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of Alpha Tau to Alpha Tau or Alpha Tau’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”). This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act or the Exchange Act or any other claim for which federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Alpha Tau Articles will not relieve Alpha Tau of its duties to comply with federal securities laws and the rules and regulations thereunder, and shareholders of Alpha Tau will not be deemed to have waived Alpha Tau’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholders ability to bring a claim in a judicial forum of its choosing for disputes with Alpha Tau or its directors or other employees which may discourage lawsuits against Alpha Tau, its directors, officers and employees.

Risks Related to the Business Combination and the Combined Company

HCCC may not have sufficient funds to consummate the Business Combination.

As of September 30, 2021, HCCC had approximately $0.7 million available to it outside the Trust Account to fund its working capital requirements. If HCCC is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to HCCC in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to HCCC from the Trust Account upon completion of the Business Combination. If HCCC is unable to consummate the Business Combination because it does not have sufficient funds available, and if HCCC is not able to consummate another business combination within the timeline set forth in its Charter, HCCC may be forced to cease operations and liquidate the Trust Account. Consequently, HCCC’s public stockholders may receive less than $10 per share and their warrants will expire worthless.

If HCCC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their HCCC Class A common stock into a pro rata portion of the Trust Account.

HCCC stockholders holding public shares may demand that HCCC convert their public shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the special meeting. To demand redemption rights, HCCC stockholders must deliver their shares (either physically or electronically) to HCCC’s transfer agent no later than two (2) business days prior to the special meeting. Any stockholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of HCCC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

The Business Combination remains subject to conditions that HCCC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the condition that HCCC have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) immediately after consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the Alpha Tau ordinary shares be approved for listing on Nasdaq subject only to official notice of issuance thereof, receipt of securityholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of HCCC’s and Alpha Tau’s representations and warranties made in the Merger Agreement, the non-termination of the Merger Agreement and agreements by both HCCC and Alpha Tau. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either HCCC or Alpha Tau may, subject to the terms and conditions of the Merger Agreement, terminate the Merger Agreement. See the section of this proxy statement/prospectus titled “The Merger Agreement—Termination.”

The exercise of HCCC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in HCCC’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require HCCC to agree to amend the Merger Agreement, to consent to certain actions taken by Alpha Tau or to waive rights that HCCC is entitled to under the Merger Agreement. Waivers may arise because of changes in the course of Alpha Tau’s business, a request by Alpha Tau to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Alpha Tau’s business and would entitle HCCC to terminate the Merger Agreement. In any of such circumstances, it would be at HCCC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in these risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for HCCC and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HCCC does not believe there will be any changes or waivers that HCCC’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, HCCC will circulate a new or amended proxy statement/prospectus and resolicit HCCC’s stockholders if changes to the terms of the Business Combination that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

Alpha Tau may issue additional Alpha Tau ordinary shares or other equity securities without seeking approval of the Alpha Tau shareholders, which would dilute your ownership interests and may depress the market price of the Alpha Tau ordinary shares.

Upon consummation of the Business Combination, Alpha Tau will have warrants outstanding to purchase up to an aggregate of 24,129,741 Alpha Tau ordinary shares. Further, Alpha Tau may choose to seek third party financing to provide additional working capital for the Alpha Tau business, in which event Alpha Tau may issue additional equity securities. Following the consummation of the Business Combination, Alpha Tau may also issue additional Alpha Tau ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

The issuance of additional Alpha Tau ordinary shares or other equity securities of equal or senior rank would have the following effects:

•	Alpha Tau’s existing shareholders’ proportionate ownership interest in Alpha Tau will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding Alpha Tau ordinary share may be diminished; and

•	the market price of the Alpha Tau ordinary shares may decline.

Future resales of the Alpha Tau ordinary shares issued in connection with the Business Combination may cause the market price of the Alpha Tau ordinary shares to drop significantly, even if Alpha Tau’s business is doing well.

Certain equityholders of Alpha Tau and certain equityholders of HCCC entered into Support Agreements with Alpha Tau. Pursuant to the Sponsor Support Agreement certain HCCC equityholders have agreed that, until the earlier of (x) one year following the Closing Date and (y) following the date that the last sale price of the Alpha Tau ordinary shares equals or exceeds $12.00 per share (subject to certain adjustments) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date, they will not transfer any Alpha Tau securities. Additionally, pursuant to the Alpha Tau Shareholder Support Agreement, such Alpha Tau equityholders have agreed that, until the earlier of (x) 180 days following the Closing Date and (y) following the date that the last sale price of the Alpha Tau ordinary shares equals or exceeds $12.00 per share (subject to certain adjustments) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date. See the section of this proxy statement/prospectus titled “Agreements Entered Into in Connection with the Business Combination—Support Agreements.”

Further, certain stockholders of HCCC will become parties to the Amended IRA by executing a joinder thereto. Pursuant to the Amended IRA, the shareholders party thereto will be entitled to customary “demand” and “piggyback” registration rights.

Upon expiration of the applicable lockup periods set forth in the Support Agreements and upon the effectiveness of any registration statement Alpha Tau files pursuant to the above-referenced Amended IRA, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act, the Alpha Tau shareholders may sell large amounts of Alpha Tau ordinary shares and warrants in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Alpha Tau ordinary shares or the Alpha Tau warrants or putting significant downward pressure on the price of the Alpha Tau ordinary shares or warrants. Additionally, downward pressure on the market price of the Alpha Tau ordinary shares or Alpha Tau warrants likely will result from sales of Alpha Tau ordinary shares issued in connection with the exercise of warrants. Further, sales of Alpha Tau ordinary shares or warrants upon expiration of the applicable Lockup Period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Alpha Tau ordinary shares or warrants could have a tendency to depress the price of the Alpha Tau ordinary shares or the Alpha Tau warrants, respectively, which could increase the potential for short sales.

Additionally, through the Subscription Agreements, Alpha Tau has agreed with the PIPE Investors to register the PIPE Shares on a resale registration statement following the closing of the Transactions. These shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of HCCC’s “affiliates” as such term is defined in Rule 144 under the Securities Act. This additional liquidity in the market for Alpha Tau ordinary shares may lead to downward pressure on the market price of the Alpha Tau ordinary shares.

We cannot predict the size of future issuances of Alpha Tau ordinary shares or warrants or the effect, if any, that future issuances and sales of shares of Alpha Tau ordinary shares or warrants will have on the market price of the Alpha Tau ordinary shares or warrants. Sales of substantial amounts of Alpha Tau ordinary shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may adversely affect prevailing market prices of Alpha Tau ordinary shares or warrants.

HCCC’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

HCCC’s board of directors did not obtain a third-party fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, HCCC’s board of directors and management conducted due diligence on Alpha Tau and researched the industry in which Alpha Tau operates and concluded that the Business Combination was fair to and in the best interest of HCCC and its stockholders. Accordingly, investors will be relying solely on the judgment of HCCC’s board of directors and management in valuing Alpha Tau’s business, and HCCC’s board of directors and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact HCCC’s ability to consummate the Business Combination or adversely affect Alpha Tau’s liquidity following the consummation of the Business Combination.

HCCC and Alpha Tau will incur significant transaction and transition costs in connection with the Transactions.

HCCC and Alpha Tau have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. Alpha Tau may also incur additional costs to retain key employees. All expenses incurred in connection with the Transactions, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by Alpha Tau following the Closing.

Subsequent to the completion of the Business Combination, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the combined company’s ordinary share price, which could cause you to lose some or all of your investment.

Although HCCC has conducted extensive due diligence on Alpha Tau, HCCC cannot assure you that this diligence will surface all material issues that may be present in Alpha Tau’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Alpha Tau’s business and outside of its control will not later arise. As a result of these factors, the combined company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if HCCC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HCCC’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions of the combined company or its securities. In addition, charges of this nature may cause the combined company to violate net worth or other covenants to which the combined company may be subject as a result of assuming pre-existing debt held by Alpha Tau’s business or by virtue of the combined company obtaining post-combination debt financing. Accordingly, any shareholders of Alpha Tau following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value.

The Alpha Tau securities to be received by HCCC’s securityholders as a result of the Business Combination will have different rights from HCCC securities.

Following completion of the Business Combination, HCCC’s securityholders will no longer be securityholders of HCCC but will instead be securityholders of Alpha Tau. There will be important differences between your current rights as a HCCC securityholder and your rights as an Alpha Tau securityholder. See “Comparison of Rights of Alpha Tau Shareholders and HCCC Stockholders” for a discussion of the different rights associated with the Alpha Tau securities.

HCCC’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination, HCCC’s current stockholders will own a smaller percentage of the combined company than they currently own of HCCC. At the Closing, existing Alpha Tau shareholders would hold approximately 56.3% of the issued and outstanding Alpha Tau ordinary shares and current stockholders of HCCC (including the Sponsor) and the PIPE Investors (as defined below) will own the remaining Alpha Tau ordinary shares (assuming no holder of Class A common stock exercises redemption rights as described in this proxy statement/prospectus). Consequently, HCCC’s current stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in HCCC.

Even if the Business Combination is consummated, there is no guarantee that the Alpha Tau warrants will ever be in the money, and they may expire worthless and the terms of HCCC’s warrants may be amended.

The exercise price for the Alpha Tau warrants will be $11.50 per ordinary share. Upon consummation of the Business Combination, each HCCC warrant will become one Alpha Tau warrant, and the exercise price and number of shares issuable upon exercise of such warrants may change if the Share Split is not effected or does not result in a price per Alpha Tau ordinary share of $10.00. There is no guarantee that the Alpha Tau warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

HCCC’s current directors’ and executive officers’ affiliates own shares of HCCC Common Stock and private placement warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter), HCCC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 6,875,000 shares of Class B common stock held by the Sponsor, which is affiliated with certain of HCCC’s directors and officers and other certain officers, that were acquired for an aggregate purchase price of $25,000 prior to the HCCC IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Further, the Sponsor purchased an aggregate of 6,800,000 private placement warrants at a price of $1.00 per warrant, simultaneously with the consummation of the HCCC IPO and the subsequent exercise of the underwriter’s overallotment option, for an aggregate purchase price of $6,800,000. The Class B common stock and the private placement warrants will become worthless if HCCC does not consummate a business combination by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter). On the other hand, if the Business Combination is consummated, each outstanding share of Class B common stock (other than the shares forfeited pursuant to the Sponsor Support Agreement) will convert into one Alpha Tau ordinary share, subject to adjustment described herein, at the closing and each outstanding HCCC warrant (other than the warrants forfeited pursuant to the Sponsor Support Agreement) will become an Alpha Tau warrant. Such shares and warrants had an aggregate market value of approximately $68.27 million and approximately $4.76 million, respectively, based upon the closing price of $9.93 per share and $0.70 per warrant on Nasdaq on November 30, 2021.

As such, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In addition, based on the difference in the purchase price of $0.004 that the Sponsor paid for the founder shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Public Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination. In the event that a business combination is not effected, the Sponsor will not be entitled to any reimbursement of funds invested in HCCC. In total, the Sponsor has invested $6,825,000 for securities that would be worthless absent the completion of a business combination. The Sponsor, its affiliates and HCCC’s officers and directors have no loans outstanding to HCCC.

These financial interests may have influenced the decision of HCCC’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of HCCC’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.”

The Sponsor, an affiliate of current officers and directors of HCCC, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced HCCC’s board of directors’ decision to pursue the Business Combination and HCCC’s board of directors’ decision to approve it.

If the Business Combination or another business combination is not consummated by HCCC on or before January 20, 2023, the Sponsor, an affiliate of current officers and directors of HCCC, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HCCC for services rendered or contracted for or for products sold to HCCC, but only if such a vendor or target business has not executed a waiver agreement. If HCCC consummates a business combination, on the other hand, HCCC will be liable for all such claims. HCCC has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to HCCC.

These obligations of the Sponsor may have influenced HCCC’s board of directors’ decision to pursue the Business Combination with Alpha Tau or HCCC’s board of directors’ decision to approve the Business Combination. In considering the recommendations of HCCC’s board of directors to vote for the Business Combination Proposal and other proposals, stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Transactions.”

HCCC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to HCCC’s public stockholders in the event a business combination is not consummated.

If proceeds in the Trust Account are reduced below $10.00 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, HCCC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While HCCC currently expects that its independent directors would take legal action on HCCC’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that HCCC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If HCCC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to HCCC’s public stockholders may be reduced below $10.00 per share.

Activities taken by existing HCCC stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the HCCC Class A common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding HCCC or its securities, HCCC, the Sponsor, HCCC’s officers and directors, Alpha Tau, the Alpha Tau officers and directors and/or their respective affiliates may purchase HCCC Class A common stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of HCCC Class A common stock or vote their shares of HCCC Class A common stock in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding shares of HCCC Class A common stock and ensure that HCCC has in excess of $5,000,001 of net assets to consummate the Business Combination where it appears that such requirement would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the HCCC Class A common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of HCCC Class A common stock at a price lower than market and may therefore be more likely to sell the HCCC Class A common stock he owns, either prior to or immediately after the special meeting.

In addition, if such purchases are made, the public “float” of the Alpha Tau ordinary shares following the Business Combination and the number of beneficial holders of Alpha Tau securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of Alpha Tau securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the Alpha Tau ordinary shares.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either HCCC or Alpha Tau may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Alpha Tau or HCCC, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

•	changes generally affecting the economy and the financial or securities markets, including the COVID-19 pandemic;

•	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•	changes (including changes in law) or general conditions in the industry in which the party operates;

•	changes in GAAP, or the authoritative interpretation of GAAP; or

•	changes attributable to the public announcement or pendency of the Transactions or the execution or performance of the Merger Agreement.

Furthermore, HCCC or Alpha Tau may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the Alpha Tau ordinary shares and Alpha Tau warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, HCCC expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that HCCC expects to achieve from the Business Combination.

HCCC and Alpha Tau have no history operating as a combined company. The unaudited pro forma condensed combined financial information may not be an indication of Alpha Tau’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate Alpha Tau and your investment decision.

Alpha Tau has a limited operating history and Alpha Tau and HCCC have no prior history as a combined entity and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of HCCC and Alpha Tau, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of HCCC following the Business Combination. Certain adjustments and assumptions have been made regarding HCCC after giving effect to the Business Combination. Alpha Tau and HCCC believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect HCCC’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Alpha Tau’s results of operations and financial condition and the actual financial condition and results of operations of Alpha Tau following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Alpha Tau’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by Alpha Tau. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Alpha Tau and HCCC and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Alpha Tau’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: clinical trial costs (including enrollment difficulties), client demand for Alpha Tau’s products, an evolving competitive landscape, rapid change in cancer therapeutics, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. While Alpha Tau assumes responsibility for the accuracy and completeness of the projections and forecasts to the extent included in this proxy statement/prospectus, you are cautioned not to place undue reliance on the projections, as the projections may be materially different than actual results.

If HCCC is unable to complete the Business Combination or another business combination by January 20, 2023 (or such other date as approved by HCCC stockholders through approval of an amendment to the HCCC Charter), HCCC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, HCCC public stockholders may only receive $10 per share (or less than such amount in certain circumstances) and HCCC warrants will expire worthless.

If HCCC is unable to complete the Business Combination or another business combination within the required time period, HCCC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to HCCC to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding HCCC public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HCCC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to HCCC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, HCCC public stockholders may only receive $10 per share, and HCCC warrants will expire worthless. In certain circumstances, HCCC public stockholders may receive less than $10 per share on the redemption of their shares.

If the Business Combination is not completed, potential target businesses may have leverage over HCCC in negotiating a business combination, HCCC’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine the ability to complete a business combination on terms that would produce value for HCCC stockholders.

Any potential target business with which HCCC enters into negotiations concerning an initial business combination will be aware that, unless HCCC amends its existing charter to extend its life and amend certain other agreements it has entered into, then HCCC must complete its initial business combination by January 20, 2023. Consequently, if HCCC is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if HCCC does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as HCCC gets closer to the timeframe described above. In addition, HCCC may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, HCCC may have insufficient working capital to continue efforts to pursue a business combination.

In the event of liquidation by HCCC, third parties may bring claims against HCCC and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10 per share.

Under the terms of the HCCC Charter, HCCC must complete the Business Combination or another business combination by January 20, 2023 (unless such date is extended by HCCC’s stockholders) or HCCC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against HCCC. Although HCCC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of HCCC’s public stockholders. If HCCC is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable to HCCC if and to the extent any claims by a vendor for services rendered or products sold to it, or a prospective target business with which it has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account to below $10.00 per public share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under HCCC’s indemnity of the underwriter of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Furthermore, the Sponsor will not be liable to public stockholders and instead will only have liability to HCCC. HCCC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. HCCC has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the approximately $                 estimated to be in the Trust Account as of two business days prior to the special meeting date, due to such claims.

Additionally, if HCCC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if HCCC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy.

HCCC’s stockholders may be held liable for claims by third parties against HCCC to the extent of distributions received by them.

If HCCC is unable to complete the Business Combination or another business combination within the required time period, HCCC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to HCCC to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding HCCC public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HCCC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to HCCC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. HCCC cannot assure you that it will properly assess all claims that may be potentially brought against HCCC. As a result, HCCC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, HCCC cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by HCCC.

Additionally, if HCCC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by HCCC’s stockholders. Because HCCC intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, HCCC’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and HCCC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. HCCC cannot assure you that claims will not be brought against it for these reasons.

HCCC may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on HCCC’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, HCCC is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how HCCC’s public stockholders vote.

The Sponsor owns and is entitled to vote an aggregate of approximately 20 % on an as-converted basis of the outstanding HCCC Common Stock and has agreed to vote its shares in favor of the Business Combination Proposal. The Sponsor has also indicated that it intends to vote its shares in favor of all other proposals being presented at the meeting. Therefore, in addition to the shares of HCCC Class B common stock held by the Sponsor and HCCC’s officers and directors, HCCC would need 10,312,501 shares, or approximately 37.5%, of the 27,500,000 public shares to be voted in favor of the Business Combination Proposal and other proposals in order for them to be approved (assuming all outstanding shares are voted on each proposal). Accordingly, it is more likely that the necessary stockholder approval for the Business Combination Proposal and the other proposals will be received than would be the case if the Sponsor agreed to vote its Founder Shares in accordance with the majority of the votes cast by HCCC’s public stockholders.

The ongoing COVID-19 pandemic may adversely affect HCCC’s and Alpha Tau’s ability to consummate the Transactions.

The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this proxy statement/prospectus.

HCCC and Alpha Tau may be unable to complete the Transactions if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Alpha Tau personnel. The extent to which COVID-19 impacts HCCC’s and Alpha Tau’s ability to consummate the Transactions will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, HCCC’s and Alpha Tau’s ability to consummate the Transactions may be materially adversely affected.

The Business Combination may not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) or may be taxable under Section 367(a) of the Code, potentially causing U.S. Holders of HCCC Common Stock and/or HCCC warrants to recognize gain or loss for U.S. federal income tax purposes.

It is intended that the Business Combination (i) qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) does not result in gain being recognized by U.S. Holders (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of HCCC Common Stock and HCCC warrants immediately prior to the Effective Time under Section 367(a) of the Code (other than with respect to any such holder that would own, actually or constructively, 5% or more (by vote or value) of the outstanding Alpha Tau ordinary shares immediately after the Business Combination that fails to enter into a valid “gain recognition agreement” with respect to the transferred HCCC Common Stock) (collectively, the “Intended Tax Treatment”). The parties intend to report the Business Combination in a manner consistent with the Intended Tax Treatment. However, there are significant factual and legal uncertainties as to whether the Business Combination will qualify for the Intended Tax Treatment. For example, under Section 368(a) of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the provisions of Section 368(a) of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as HCCC. Moreover, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. Holder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. Holder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant factual and legal uncertainties concerning the determination of certain of these requirements. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify for the Intended Tax Treatment, and neither HCCC nor Alpha Tau intends to request a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain a challenge by the IRS.

If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met, then a U.S. Holder of HCCC Common Stock and/or HCCC warrants may recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of Alpha Tau ordinary shares and/or Alpha Tau warrants received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the corresponding HCCC Common Stock and/or HCCC warrants surrendered by such U.S. Holder in the Business Combination.

If, as of the Closing Date, the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, but any requirement for Section 367(a) of the Code is not satisfied, then a U.S. Holder of HCCC Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of Alpha Tau ordinary shares (and, if U.S. Holder’s HCCC warrants convert to Alpha Tau warrants, the fair market value of the Alpha Tau warrants) received in the Business Combination, over such U.S. Holder’s aggregate tax basis in the HCCC Common Stock (and HCCC warrants, if any) surrendered by such U.S. Holder in the Business Combination.

The IRS may not agree that Alpha Tau should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, Alpha Tau, which is incorporated and tax resident in Israel, would generally be classified as a non-U.S. corporation for

U.S. federal income tax purposes. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Alpha Tau is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Alpha Tau would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by Alpha Tau to Non-U.S. Holders (as defined in “Certain Material U.S. Federal Income Tax Considerations”) of Alpha Tau may be subject to U.S. withholding tax.

As more fully described in the section titled “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Alpha Tau—Tax Residence of Alpha Tau for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination and certain factual assumptions, Alpha Tau does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and subject to certain factual uncertainties, some of which must be finally determined after the completion of the Business Combination. Accordingly, there can be no assurance that the IRS will not challenge the status of Alpha Tau as a non-U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of the Code Alpha Tau’s status as a non-U.S. corporation for U.S. federal income tax purposes, Alpha Tau and certain Alpha Tau shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Alpha Tau and future withholding taxes on certain Alpha Tau shareholders, depending on the application of any applicable income tax treaty that may apply to reduce such withholding taxes.

See “Certain Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of Alpha Tau—Tax Residence of Alpha Tau for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Code to Alpha Tau. You should consult your own advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences if the classification of Alpha Tau as a non-U.S. corporation is not respected.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, HCCC’s board of directors will not have the ability to adjourn the special meeting to a later date.

If, at the special meeting, the chairman presiding over the special meeting determines that it would be in the best interests of HCCC to adjourn the special meeting to give HCCC more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if HCCC would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Transactions, or if additional time is needed to fulfil other closing conditions), the chairman presiding over the special meeting will seek approval to adjourn the special meeting to a later date or dates. If the Adjournment Proposal is not approved, the chairman will not have the ability to adjourn the special meeting to a later date in order to solicit further votes. In such event, the Business Combination would not be completed.

Risks Related to HCCC’s Accounting of its Warrants

In this section “we,” “us” and “our” refer to HCCC.

HCCC’s warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing HCCC’s warrants. As a result of the SEC Statement, HCCC reevaluated the accounting treatment of its 13,750,000 public warrants and its 6,800,000 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on HCCC’s balance sheet as of March 31, 2021 are derivative liabilities related to embedded features contained within our warrants. ASC 815 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, HCCC’s financial statements and results of operations may fluctuate quarterly based on factors which are outside of HCCC’s control. Due to the recurring fair value measurement, HCCC expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.

HCCC identified material weaknesses in its internal control over financial reporting as of September 30, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Following this issuance of the SEC Statement, after consultation with HCCC’s advisors, HCCC’s management and audit committee concluded that, in light of the SEC Statement, HCCC had identified a material weakness in internal controls over financial reporting.

Additionally, in connection with the preparation of its financial statements as of September 30, 2021, HCCC’s management, in consultation with its advisors, identified an error made in certain of its previously issued financial statements, arising from the manner in which, as of the closing of its initial public offering, HCCC valued its Class A common stock subject to possible redemption. HCCC previously determined the value of such Class A common stock to be equal to the redemption value of such shares, after taking into consideration the terms of its Amended and Restated Certificate of Incorporation, under which a redemption cannot result in net tangible assets being less than $5,000,001. HCCC’s management had determined, after consultation with its advisors, that the Class A common stock underlying the units issued during its initial public offering can be redeemed or become redeemable subject to the occurrence of future events considered to be outside the company’s control. Therefore, HCCC’s management concluded that the redemption value of its Class A common stock subject to possible redemption should reflect the possible redemption of all Class A common stock. As a result, HCCC’s management noted a reclassification error related to temporary equity and permanent equity, which has resulted in a restatement of the initial carrying value of the Class A common stock subject to possible redemption, with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

After consultation with its advisors, HCCC’s management and its audit committee concluded that it was appropriate to restate its previously issued financial statements included in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the SEC on June 1, 2021 and August 17, 2021, respectively. As part of such process, HCCC identified an additional material weakness in its internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. HCCC continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we or HCCC identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our share price may decline as a result. We cannot assure you that the measures taken to date, or any measures that may be taken in the future, will be sufficient to avoid potential future material weaknesses.

HCCC, and following the Business Combination, the combined company, may face litigation and other risks as a result of the material weakness in internal control over financial reporting.

As a result of the material weakness in HCCC’s internal controls over financial reporting described above, the change in accounting for complex financial instruments, and other matters raised or that may in the future be raised by the SEC, HCCC faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, HCCC has no knowledge of any such litigation or dispute. However, HCCC can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Business Combination.

Risks Related to Redemption

The ability of HCCC public stockholders to exercise redemption rights with respect to a large number of HCCC Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem HCCC Class A common stock.

The obligations of Alpha Tau and Merger Sub to consummate the Business Combination is conditioned upon, among other things, HCCC having an amount of available cash in its Trust Account, following payment by HCCC to its stockholders who have validly elected to redeem their shares of HCCC Class A common stock and deferred underwriting fees of approximately $10 million, plus proceeds from the PIPE Investment, of no less than $225,000,000. If the Business Combination is not consummated, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your HCCC Class A common stock in the open market; however, at such time HCCC Class A common stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with HCCC’s redemption until HCCC liquidates or you are able to sell your HCCC Class A common stock in the open market.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public stockholder of HCCC, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than

15% of the HCCC public shares. Accordingly, if you hold more than 15% of the HCCC public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your public shares and may be forced to hold the shares in excess of 15% or sell them in the open market. HCCC cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of HCCC Class A common stock will exceed the per-share redemption price.

There is no guarantee that a HCCC stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

There is no assurance as to the price at which an HCCC stockholder may be able to sell its Alpha Tau ordinary shares in the future following the completion of the Transactions or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Transactions, may cause an increase in the share price, and may result in a lower value realized now than a stockholder of HCCC might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

HCCC stockholders do not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, HCCC stockholders may be forced to redeem or sell their public shares or warrants, potentially at a loss.

HCCC stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) HCCC’s completion of the Business Combination or, if the Business Combination is not completed, an alternative business combination, and then only in connection with those shares of HCCC Class A common stock that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of HCCC’s public shares if HCCC is unable to complete an initial business combination by January 20, 2023, subject to applicable law and as further described herein. In addition, if HCCC plans to redeem its public shares because HCCC is unable to complete an initial business combination by January 20, 2023, for any reason, compliance with Delaware law may require that HCCC submit a plan of dissolution to HCCC’s then-existing stockholders for approval prior to the distribution of the proceeds held in HCCC’s Trust Account. In that case, public stockholders may be forced to wait beyond January 20, 2023, before they receive funds from the Trust Account. In no other circumstances will Public Stockholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate their investment, public stockholders may be forced to sell their public shares or warrants, potentially at a loss.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Alpha Tau’s, HCCC’s or the combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Alpha Tau’s or HCCC’s expectations concerning the outlook for their or the combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the combined company as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—HCCC’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Alpha Tau and HCCC.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	Alpha Tau has incurred significant losses since inception, and expects to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future;

•

Even if the Transactions are consummated, Alpha Tau will need substantial additional funding, and if Alpha Tau is unable to raise capital when needed, Alpha Tau could be forced to delay, reduce or terminate the development of its Alpha DaRT technology or other product discovery and development programs or commercialization efforts;

•	Alpha Tau’s limited operating history may make it difficult for you to evaluate the success of Alpha Tau’s business to date and to assess its future viability;

•

Alpha Tau’s approach to the development of its proprietary Alpha DaRT technology represents a novel approach to radiation therapy, which creates significant and potentially unpredictable challenges for Alpha Tau;

•

The commercial success of Alpha Tau’s Alpha DaRT technology, if authorized for commercial sale or certified, will depend in part upon public perception of radiation therapies, and to a lesser extent, radiopharmaceuticals, and the degree of their market acceptance by physicians, patients, healthcare payors and others in the medical community;

•	The ongoing COVID-19 pandemic could continue to adversely impact Alpha Tau’s business, including its clinical trials, supply chain and business development activities;

•

The market opportunities for Alpha Tau’s Alpha DaRT technology may be smaller than it anticipated or may be limited to those patients who are ineligible for or have failed prior treatments. If Alpha Tau encounter difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected;

•

Alpha Tau currently has no marketing and sales organization and has no experience in marketing products. If Alpha Tau is unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell its Alpha DaRT technology, if approved for commercial sale, Alpha Tau may not be able to generate product revenue;

•

Alpha Tau currently conducts and in the future intends to continue conducting pre-clinical studies, clinical trials for its Alpha DaRT technology outside the United States, and the FDA and similar foreign regulatory authorities may not accept data from such trials;

•

Alpha Tau’s Alpha DaRT technology and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business;

•

Alpha Tau may not receive, or may be delayed in receiving, the necessary marketing authorizations or certifications for its Alpha DaRT technology or any future products or product candidates, and failure to timely obtain necessary marketing authorizations or certifications for our product candidates would have a material adverse effect on Alpha Tau’s business;

•

If Alpha Tau does not obtain and maintain international regulatory registrations, marketing authorizations or certifications for any product candidates it develops, Alpha Tau will be unable to market and sell such product candidates outside of the United States;

•

If in the future Alpha DaRT is approved for commercial sale or certified, but Alpha Tau is unable to obtain adequate reimbursement or insurance coverage from third-party payors, it may not be able to generate significant revenue;

•	Alpha Tau may be unable to obtain a sufficient or sufficiently pure supply of radioisotopes to support clinical development or at commercial scale;

•

If Alpha Tau is unable to obtain and maintain patent or other intellectual property protection for its Alpha DaRT technology and for any other products or product candidates that Alpha Tau develops, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and Alpha Tau’s ability to commercialize any product candidates that it may develop, and its technology may be adversely affected;

•	Alpha Tau will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives; and

•	The other matters described in the section titled “Risk Factors” beginning on page 21.

In addition, the Transactions are subject to the satisfaction of the conditions to the completion of the Business Combination set forth in the Merger Agreement and the absence of events that could give rise to the termination of the Merger Agreement, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Alpha Tau.

Alpha Tau and HCCC caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Alpha Tau nor HCCC undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that Alpha Tau or HCCC will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in HCCC’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Alpha Tau’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 326.

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Alpha Tau’s management, which in turn are based upon Alpha Tau’s Management’s review of internal surveys, independent industry surveys and publications including third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Alpha Tau is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Alpha Tau’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

SPECIAL MEETING OF HCCC STOCKHOLDERS

General

HCCC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of HCCC stockholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of HCCC’s Stockholders

The special meeting will be held on                 , 2021, at                  a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://                 and following the instructions set forth on your proxy card.

Purpose of the HCCC Special Meeting

At the special meeting, HCCC is asking its stockholders:

1.

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the Business Combination;

2.

Proposal No. 2 — The Charter Proposals — to approve the following material differences between the HCCC Charter and the Alpha Tau Articles to be effective upon the consummation of the Business Combination:

i. the name of the new public entity will be “Alpha Tau Medical Ltd.” as opposed to “Healthcare Capital Corp.”;

ii. the Alpha Tau Articles will provide for one class of ordinary shares as opposed to the two classes of HCCC Common Stock provided for in the HCCC Charter;

iii. Alpha Tau’s corporate existence is perpetual as opposed to HCCC’s corporate existence which terminates if a business combination is not consummated within a specified period of time;

iv. the Alpha Tau Articles will not include the various provisions applicable only to special purpose acquisition corporations that the HCCC Charter contains; and

3.

Proposal No. 3 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.

Recommendation of HCCC’s Board of Directors

HCCC’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of HCCC and its stockholders and recommended that HCCC stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposals, and “FOR” the Adjournment Proposal, if presented.

Record Date; Persons Entitled to Vote

HCCC stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of HCCC Common Stock at the close of business on                 , 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of HCCC Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. HCCC’s warrants do not have voting rights. On the record date, there were                  shares of HCCC Common Stock outstanding, of which                were public shares.

Quorum

A quorum is the minimum number of shares of HCCC Common Stock that must be present to hold a valid meeting. A quorum will be present at the HCCC special meeting if a majority of the voting power of the issued and outstanding shares of HCCC Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Class A common stock and Class B common stock are entitled vote together as a single class on all matters to be considered at the special meeting.

Vote Required

The proposals to be presented at the special meeting will require the following votes:

Business Combination Proposal — The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the issued and outstanding HCCC Common Stock. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have the effect of voting against the Business Combination Proposal. The Transactions will not be consummated if HCCC has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.

Charter Proposals — The approval of the Charter Proposals will require the affirmative vote of the holders of a majority of the issued and outstanding HCCC Common Stock. Abstentions will have the same effect as a vote “against” the Charter Proposals. The Charter Proposal to approve “Alpha Tau Medical Ltd.” as the name of the new public entity is a routine proposal and, accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions. Consequently, there should be no broker non-votes with respect to such proposal. Each other Charter Proposal is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” each such proposal.

Adjournment Proposal — The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of HCCC Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” on the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Voting Your Shares

If you are a holder of record of HCCC Common Stock, there are two ways to vote your shares of HCCC Common Stock at the special meeting:

•

By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of HCCC’s board of directors. Proxy cards received after a matter has been voted upon at the special meeting will not be counted.

•

In Person. You may attend the special meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the special meeting webcast by accessing the web portal located at https://                 and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Special Meeting —When and where will the special meeting take place?” for more information.

Revoking Your Proxy

If you are a holder of record of HCCC Common Stock and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•

you may send another proxy card to HCCC’s secretary with a later date so that it is received prior to the vote at the special meeting or attend the live webcast of the special meeting and vote electronically;

•	you may notify HCCC’s secretary in writing, prior to the vote at the special meeting, that you have revoked your proxy; or

•

you may attend the live webcast of the special meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your HCCC Common Stock in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are an HCCC stockholder and have any questions about how to vote or direct a vote in respect of your shares of HCCC Common Stock, you may call                 , HCCC’s proxy solicitor, at                 .

Redemption Rights

Holders of public shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding public shares may demand that HCCC redeem such shares for their pro rata portion of the Trust Account (which, for illustrative purposes, was $                 per share as of                 , 2021, the special meeting record date), calculated as of two (2) business days prior to the anticipated consummation of the merger. If a holder properly seeks redemption as described in this section and the merger with Alpha Tau is consummated, HCCC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the consummation of the Business Combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

Holders of Founder Shares will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to HCCC’s transfer agent prior to the vote at the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed merger is not consummated this may result in an additional cost to stockholders for the return of their shares.

HCCC’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then HCCC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for their pro rata portion of the Trust Account, as applicable. In such case, HCCC will promptly return any shares delivered by public holders. If HCCC would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding redemption of their shares for cash, HCCC will not be able to consummate the Business Combination.

The closing price of Class A common stock on                 , 2021, the special meeting record date, was $                . The cash held in the Trust Account on such date was approximately $                 million ($                 per public share). Prior to exercising redemption rights, stockholders should verify the market price of Class A common stock as they may receive higher proceeds from the sale of their Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. HCCC cannot assure its stockholders that they will be able to sell their shares of Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Class A common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to HCCC’s transfer agent prior to the vote at the special meeting, and the Business Combination is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “Certain Material U.S. Federal Income Tax Considerations —U.S. Holders Exercising Redemption Rights with Respect to HCCC Common Stock” beginning on page 275. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

HCCC stockholders and holders of HCCC warrants do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation Costs

HCCC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. HCCC and its directors, officers and employees may also solicit proxies online. HCCC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. HCCC will bear the cost of the solicitation.

HCCC has hired                  to assist in the proxy solicitation process. HCCC will pay to                  a fee of $                , plus disbursements.

HCCC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HCCC will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, HCCC’s board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of HCCC’s Officers and Directors in the Transactions

In considering the recommendation of HCCC’s board of directors to vote in favor of the Business Combination Proposal and the Charter Proposals, stockholders should keep in mind that the Sponsor and HCCC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of HCCC’s stockholders generally. In particular:

•

If the Business Combination with Alpha Tau or another business combination is not consummated by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter), HCCC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and HCCC’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the HCCC IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $58.03 million based upon the closing price of $9.93 per share on Nasdaq on November 30, 2021 (taking into account shares forfeited pursuant to the Sponsor Support Agreement). On the other hand, if the Business Combination is consummated, each outstanding share of HCCC Common Stock (other than the shares forfeited pursuant to the Sponsor Support Agreement) will be converted into one Alpha Tau ordinary share subject to adjustment described herein. In the aggregate, the 5,843,750 founder shares will be converted into HCCC Class A common stock and exchanged for 5,843,750 Alpha Tau ordinary shares.

•

The Sponsor purchased 6,800,000 private placement warrants from HCCC for $1.00 per private warrant. This purchase took place on a private placement basis simultaneously with the consummation of the HCCC IPO and the subsequent exercise of the underwriter’s overallotment option. Nearly all of the proceeds HCCC received from these purchases were placed in the Trust Account. Such private placement warrants had an aggregate market value of approximately 4.76 million based upon the closing price of $0.70 per warrant on Nasdaq on November 30, 2021. The private placement warrants will become worthless if HCCC does not consummate a business combination by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter). On the other hand, if the Business Combination is consummated, each outstanding private placement warrant (other than the warrants forfeited pursuant to the Sponsor Support Agreement) will become exercisable for one Alpha Tau ordinary share for $11.50 per share, subject to adjustment as described herein.

•

If HCCC is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HCCC for services rendered or contracted for or products sold to HCCC. If HCCC consummates a business combination, on the other hand, HCCC will be liable for all such claims.

•

The Sponsor and HCCC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HCCC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HCCC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, HCCC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter). As of the record date, the Sponsor and HCCC’s officers and directors and their affiliates had incurred approximately $                  of unpaid reimbursable expenses.

•

the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

Based on the difference in the purchase price of $0.004 that the Sponsor paid for the founder shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Public Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

•

In the event that a business combination is not effected, the Sponsor will not be entitled to any reimbursement of funds invested in HCCC. In total, the Sponsor has invested $6,825,000 for securities that would be worthless absent the completion of a business combination. The Sponsor, its affiliates and HCCC’s officers and directors have no loans outstanding to HCCC.

•

The Merger Agreement provides for the continued indemnification of HCCC’s current directors and officers and the continuation of directors and officers liability insurance covering HCCC’s current directors and officers.

•

HCCC’s Sponsor, officers and directors (or their affiliates) may make loans from time to time to HCCC to fund certain capital requirements. On September 2, 2020, the Sponsor agreed to loan HCCC an aggregate of up to $300,000 to cover expenses related to the HCCC IPO pursuant to a promissory note that was repaid in full on March 31, 2021. Additional loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to HCCC outside of the Trust Account.

•

Dr. David M. Milch, HCCC’s chairman, will be a member of the board of directors of Alpha Tau following the closing of the Business Combination and, therefore, in the future Dr. Milch will receive any cash fees, stock options or stock awards that Alpha Tau’s board of directors determines to pay to its non-executive directors.

•

In addition, a relative of Dr. Milch owns certain equity interests in Alpha Tau. Milch Investment Holdings LLC (of which one of Dr. Milch’s immediate family members is the beneficiary) is a passive investor in Althera Medical Ltd. (“Althera”), which owns 12,504,000 Alpha Tau ordinary shares. Milch Investment Holdings LLC’s interests in Althera was obtained through two investments totaling $252,500. Althera is under voluntary liquidation. In connection with the liquidation, Milch Investment Holdings LLC will eventually receive a percentage of Althera’s assets (including its holdings in Alpha Tau), which will be distributed to the shareholders of Althera in accordance with the provisions of Althera’s Articles of Association, and the distribution process and preference detailed therein. Milch Investment Holdings II LLC (of which one of Dr. Milch’s immediate family members is the beneficiary) directly owns 250,000 Alpha Tau Series B Preferred Shares (the “MIH Shares”). The MIH Shares were purchased (on the same terms as other Series B investors) for an aggregate price of $1.0 million in April 2020 and had an implied aggregate value of $2.26 million based on the consideration under the Merger Agreement. Following the consummation of the Business Combination, the value of Dr. Milch’s shares will fluctuate based on the trading price of the Company’s ordinary shares on Nasdaq. Based on the $9.93 closing price of HCCC’s Class A common stock on November 30, 2021, the MIH shares had an implied aggregate value of approximately $2.25 million.

Purchases of HCCC Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding HCCC or its securities and subject to certain other conditions and procedures, the Sponsor, HCCC’s officers and directors, Alpha Tau, Alpha Tau shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of HCCC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Alpha Tau’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on HCCC Class A common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, HCCC officers and directors, Alpha Tau, Alpha Tau shareholders or any of their respective affiliates. HCCC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL ONE—THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. HCCC stockholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Business Combination.

General

Transaction Structure

The Merger Agreement provides for the merger of Merger Sub with and into HCCC, with HCCC surviving the merger as a wholly owned subsidiary of Alpha Tau.

Pro Forma Capitalization

The pro forma equity valuation of the Company upon consummation of the Transactions is estimated to be approximately $1 billion (assuming no redemptions, and based only on outstanding shares and vested warrants/options on a net exercise basis). We estimate that at the Effective Time assuming none of HCCC’s public stockholders demand of their public shares pursuant to the HCCC Charter, the securityholders of Alpha Tau will own approximately 56.3% of the outstanding Alpha Tau ordinary shares and the securityholders of HCCC, and certain accredited investors purchasing PIPE Shares will own the remaining Alpha Tau ordinary shares.

Merger Consideration

Immediately prior to the Effective Time, (i) each Alpha Tau preferred share will be automatically converted into such number of Alpha Tau ordinary shares as determined in accordance with the existing articles of association of Alpha Tau; (ii) each Alpha Tau Ordinary Share that is issued and outstanding immediately prior to the Effective Time will be split in accordance with the Split Factor. The Split Factor was set as of the date of the execution of the Merger Agreement and was based upon the pre-money equity value of the Company (rounded to the nearest whole number) (the “Share Split”); and (iii) outstanding securities convertible into Alpha Tau ordinary shares shall be adjusted to give effect to the foregoing transactions and remain outstanding.

Pursuant to the Merger Agreement and assuming the Share Split has been effected, at the Effective Time (a) each share of Class A common stock outstanding immediately prior to the Effective Time will be exchanged for one Alpha Tau ordinary share, subject to adjustment described herein, (b) each share of Class B common stock outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,031,250 shares of Class B common stock pursuant to the Sponsor Support Agreement, will be exchanged for one Alpha Tau ordinary share, subject to adjustment described herein and (c) each HCCC warrant outstanding immediately prior to the Effective Time, after giving effect to the forfeiture of 1,020,000 HCCC warrants pursuant to the Sponsor Support Agreement will be assumed by Alpha Tau and will become an Alpha Tau warrant, with the number of Alpha Tau ordinary shares underlying the Alpha Tau warrants and the exercise price of such Alpha Tau warrants subject to adjustment in accordance with the Merger Agreement in the event of a share split, share dividend or distribution, or any change in Alpha Tau’s share capital by reason of any split-up, reverse share split, recapitalization, combination, reclassification, exchange of shares, in each case less any applicable withholding taxes.

Background of the Business Combination

HCCC is a Delaware corporation formed on August 18, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination with Alpha Tau is the result of an active search for a potential transaction utilizing the network and investing and transaction experience of HCCC’s management team and board of directors. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Alpha Tau and HCCC. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Business Combination.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation and correspondence among representatives of HCCC, Alpha Tau and their respective advisors.

In the second half of 2020, HCCC engaged Cantor Fitzgerald & Co. (“Cantor”) to provide investment advisory services in connection with the HCCC IPO. In advance of the HCCC IPO, members of the HCCC management team and their advisors considered other investment bankers regarding a potential IPO. The HCCC management team ultimately decided to move forward with Cantor due to its extensive experience with Special Purpose Acquisition Companies (“SPACs”).

The registration statement for the HCCC IPO was declared effective on January 14, 2021. On January 20, 2021, HCCC consummated the HCCC IPO of 24,000,000 units, at $10.00 per unit, generating gross proceeds of $240,000,000. Prior to the closing of the HCCC IPO, the underwriters partially exercised their over-allotment option. As a result, HCCC consummated the sale of an additional 3,500,000 units to the underwriter, at $10.00 per unit. Simultaneously with the closing of the HCCC IPO, HCCC also consummated the sale of 6,800,000 private placement warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $6,800,000. Following the closing of the HCCC IPO, an amount of $275,000,000 from the net proceeds of the sale of the units and the sale of the private placement warrants was placed into the Trust Account.

Prior to the consummation of the HCCC IPO, neither HCCC, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with HCCC.

Commencing from the date of consummation of the HCCC IPO, or January 15, 2021, representatives of HCCC commenced an active search for prospective acquisition targets. The representatives of HCCC reviewed self-generated ideas, initiated contact and were contacted by a number of individuals and entities with respect to business combination opportunities. During the period between January 20, 2021 and February 11, 2021, HCCC’s officers and directors ultimately identified and evaluated over 75 potential target businesses from a wide range of healthcare industry segments. In connection with such evaluation, representatives of HCCC had discussions regarding potential transactions with members of management or the boards of directors of certain potential acquisition targets. HCCC’s management, in consultation with its directors and advisors, evaluated each potential candidate in light of the following acquisition criteria, as set forth in HCCC’s IPO prospectus:

•	have demonstrated growth and scalable platform attributes;

•	participate in areas of the healthcare industry that are resilient in light of quickly evolving business models;

•	have developed innovative services and/or product offerings;

•	can benefit from being a public company with public recognition and access to capital;

•	are led by strong management teams with a demonstrated track record;

•	can benefit from our team’s expertise and experience in clinical work, academia, regulatory affairs, research, technology development and operations management; and

•	are willing to transact at valuation levels that will provide attractive returns for public investors.

In addition, an assessment of estimated enterprise valuations of target companies eliminated candidates that were either too small or large to be attractive merger targets.

In addition to such evaluations, representatives of HCCC met with and engaged in substantive discussions with several potential acquisition targets with respect to a potential business combination and discussed potential valuations and transaction structures. Of those potential targets, HCCC conducted additional legal and financial due diligence, which included access to material non-public information, with two companies, Company A and Company B, as these companies were mostly aligned with the transaction criteria set forth by HCCC’s management and board of directors.

One of the potential targets, Company A, is a healthcare-related device company. While HCCC’s management believed that Company A would not be able to benefit from HCCC’s clinical expertise, Company A’s business was in line with HCCC’s remaining criteria, and as such, HCCC conducted preliminary due diligence of Company A, including a detailed management presentation to HCCC’s management and advisors in a live video conference. Following entry into a customary nondisclosure agreement, commencing on February 3, 2021, HCCC conducted in-depth due diligence including an extensive review of Company A’s operations, strategy and market opportunity and evaluated Company A’s historic and projected financial information. During the period between February 3, 2021 and February 18, 2021, HCCC management also spoke with a director of Company A several times to discuss valuation expectations and willingness of the Company A’s shareholders to enter into a transaction at that time. Following HCCC’s evaluation of Company A, HCCC’s management decided not to pursue a business combination transaction with Company A based on the determination that an enterprise valuation that was reasonable to HCCC would not be acceptable to Company A’s shareholders, which ultimately demonstrated misalignment with the final criteria presented in HCCC’s IPO prospectus, as the transaction would be at valuation levels that would not provide attractive returns for public investors.

The second potential target, Company B, is a financial advisory business specializing in the healthcare industry. Prior to extensive review, Company B’s business fulfilled all of the criteria set forth by HCCC management. In its review, HCCC’s management and advisors conducted video conference due diligence sessions with the management, owners and representatives of Company B. HCCC and Company B entered into a customary nondisclosure agreement relating to a potential transaction between the parties. Commencing on February 5, 2021, HCCC conducted in-depth due diligence, including an extensive review of Company B’s operations, strategy and market opportunity and evaluated Company B’s historic financial information. In addition, beginning on February 9, 2021 and concluding on February 18, 2021 several phone calls took place between management, directors and representatives of Company B and HCCC to discuss the strategic merits of a potential business combination. HCCC’s board of directors determined, in consultation with management and advisors after substantial analysis and consideration, that the proposed enterprise value of Company B in a business combination exceeded a threshold to be attractive for HCCC’s stockholders. This was highlighted by the fact that HCCC’s management believed that Company B’s business was not aligned with HCCC’s management goals.

On January 15, 2021, in a conversation between Uzi Sofer, the CEO of Alpha Tau, and Dr. David Milch, the Chairman of HCCC, Dr. Milch raised the idea of a potential business combination between HCCC and Alpha Tau. Dr. Milch, whose family investment trusts own minor equity holdings in Alpha Tau, agreed to discuss the matter with William Johns, the CEO of HCCC in order to determine whether HCCC would have such interest. On the same day, Dr. Milch and Mr. Johns discussed the opportunity and the role that Dr. Milch would have in the process, given his equity holdings in Alpha Tau, and decided that Dr. Milch would not participate in a vote at any board meeting to approve a proposed business combination with Alpha Tau.

On January 26, 2021, Uzi Sofer, Raphi Levy, the CFO of Alpha Tau, Dr. Milch, Mr. Johns and Philip Baseil, the CFO of HCCC, spoke via teleconference to discuss Alpha Tau’s business, state of development, results of pre-clinical and clinical trials and related matters, and the parties agreed to schedule a presentation with several HCCC board members and certain advisors. The presentation to HCCC’s board of directors took place on February 2, 2021, and following the presentation and after Messrs. Sofer and Levy left the call, a decision was taken to move forward with due diligence and retain professional accounting and legal advisors in Israel as a priority matter, as Alpha Tau was an appealing candidate and was in advanced stages of preparing for an initial public offering in the U.S. The board considered, among other factors, Alpha Tau’s unique and proprietary technology for treating solid tumors, the high quality and experience of the management team, the expected outcome of clinical trials in process, and the favorable commercial opportunities following expected regulatory approval.

On February 3, 2021, Alpha Tau and HCCC signed a customary nondisclosure agreement. On February 5, 2021, Mr. Johns and Mr. Levy discussed the due diligence process and arranged access to Alpha Tau’s virtual data room. Beginning on February 3, 2021 HCCC’s management and advisors commenced a review and analysis of Alpha Tau’s non-public information and following the initial evaluation, HCCC’s management determined that a business combination with Alpha Tau satisfied all of HCCC’s acquisition criteria set forth in its IPO prospectus. During this time, HCCC’s board of directors met various times to discuss Company A, Company B and Alpha Tau and due to Alpha Tau’s fulfillment of the criteria, as well as Company A’s and Company B’s misalignment with HCCC’s management’s goals, concluded to focus on Alpha Tau. Among other considerations, Alpha Tau’s technology was viewed by HCCC’s management and directors as innovative, effective and scalable to service a large, expected demand and HCCC concluded that the business combination would provide sufficient capital to fund operations through the beginning of global commercial expansion.

During the due diligence stage, which commenced upon the signing of the nondisclosure agreement, HCCC’s board of directors relied on the information presented by Alpha Tau’s management and HCCC’s advisors and management in order to assign a proper valuation to Alpha Tau. In light of HCCC’s board of directors and management’s extensive experience in valuation analysis and healthcare transactions, the HCCC board of directors determined that an independent financial advisor was not necessary to perform a cogent valuation procedure. In order to assess Alpha Tau’s valuation, HCCC’s board of directors had HCCC management and advisors present to the members of the board of directors frequently during the due diligence and negotiation period, with such presentations including HCCC’s management’s assessment of the likely time frames for Alpha Tau’s regulatory approval, Alpha Tau’s potential market size, and the number of potential therapies and associated revenue that Alpha Tau could achieve. In the assessment of HCCC’s board of directors, a critical factor was the likelihood of FDA approval of the Alpha DaRT therapy for squamous cell carcinoma of the head and neck and the prospects for approval for treatment of other solid tumors. Because the Alpha DaRT therapy had been approved for use in Israel for SCC of the skin or oral cavity following a supervised trial, management expressed the view to HCCC’s board of directors that FDA approval of the Alpha DaRT for the treatment of SSC was likely. The other critical factor in the board’s evaluation was the positive state of Alpha Tau’s intellectual property protection, buttressed by significant patent approvals and patent applications in process. The HCCC board of directors considered the valuation of certain publicly traded companies that were also using alpha radiation or device-based therapies as a basis for determining the valuation of Alpha Tau (as discussed further below), but given the lack of companies offering parallel directly applied alpha particle-based therapy, the comparable based evaluation was not given significant weight in the consideration.

One of the companies considered as potentially comparable was NovoCure, Limited (“NovoCure”), an oncology company offering innovative device-based treatments for solid tumors. NovoCure has developed a proprietary platform technology called Tumor Treating Fields, which are electric fields tuned to specific frequencies that disrupt cancer cell division, sparing surrounding healthy tissue and prolonging survival for a limited period. Similar to Alpha Tau, NovoCure’s therapy is device-based, potentially applicable to a large number of patients, is believed to have limited side effects and can be administered in a wide variety of care settings. At the time of the negotiation of the Lol, NovoCure was already a publicly traded company in a more advanced state of commercial development than Alpha Tau. NovoCure’s annual revenue at the time of evaluation was $494 million for the year ended December 31, 2020 and its market capitalization was $15.6 billion. HCCC’s board of directors considered the potential for Alpha Tau to embark on a commercial development plan similar to NovoCure’s.

In considering Alpha Tau’s potential alternative to raise capital via an initial public offering in the United States, another company utilized in HCCC’s board of directors’ analysis as potentially comparable was Fusion Pharmaceuticals Inc. (“Fusion”), which completed an initial public offering in June 2020 at a fully diluted pre-money equity valuation of $632 million. Fusion is a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines. Fusion’s lead product candidate uses Actinium 225, an alpha particle-emitting isotope, linked to a humanized monoclonal antibody that targets the insulin-like growth factor 1 receptor, as a way to identify and deliver its alpha emitting payload to the tumor. Similar to Alpha Tau, Fusion utilizes alpha radiation as the mechanism to cause direct DNA damage to tumor cells. However, unlike Alpha Tau’s locally applied therapy, Fusion’s radiopharmaceutical therapies are administered systemically into the body, and then rely on targeting mechanisms to direct radioactive isotopes to tumor cells. HCCC’s board of directors also considered that the Alpha DaRT may be applicable to a broader array of solid tumors, given that it does not rely on a specific biological targeting mechanism as do the systemic radiopharmaceuticals utilized by Fusion, and therefore the HCCC board of directors believes the total addressable market for the Alpha DaRT may be materially larger, if approved.

One week following the execution of the LoI, on March 15, 2021, POINT Biopharma, an oncology company focused on radiopharmaceuticals, announced its entry into a business combination agreement with Research Alliance Corp. I, a special purpose acquisition company. POINT Biopharma’s enterprise value in the business combination was $585 million, despite not yet generating meaningful revenue at the time of the announcement. POINT Biopharma’s valuation in its merger was meaningful to HCCC’s board of directors as its proximity to Alpha Tau’s proposed valuation reaffirmed the valuation assessment of the board of directors. Additionally, POINT Biopharma’s transaction informed HCCC’s ongoing evaluation, diligence, and negotiation processes with Alpha Tau.

In addition to valuations of comparable publicly traded companies, the board of directors of HCCC considered the transaction valuations of two previously acquired publicly traded radiotherapy companies. In December 2013, Bayer AG agreed to acquire Algeta ASA, the developer of a Radium-223-based alpha-emitting radiotherapeutic compound known as “Xofigo” for $2.9 billion, representing a 48% premium to its public share price prior to the announcement. Additionally, in October 2017, Novartis agreed to acquire Advanced Accelerator Applications for $3.9 billion, representing a 47% premium to Advanced Accelerator Applications’ market price. Both of these acquired companies created effective systemic radiotherapies targeting specific tumor types with much smaller addressable markets than the HCCC board of directors believed Alpha Tau’s potential market to be.

The HCCC board of directors considered both the similarities and distinctions between these companies and Alpha Tau in evaluating a proposed enterprise value to ascribe to Alpha Tau.

On February 11, 2021, Yair Ephrati and Jacob Frenkel, both located in Israel, visited Alpha Tau’s Jerusalem, Israel-based manufacturing facility and offices and met with Messrs. Sofer and Levy and other Alpha Tau employees. Mr. Ephrati contacted Mr. Johns after the visit to provide his observations and informed Mr. Johns that the construction of the production facility was proceeding according to schedule.

Later in the day on February 11, 2021, HCCC delivered to Alpha Tau a non-binding letter of intent (the “LoI”), which had been drafted in conjunction with Ellenoff Grossman & Schole LLP, counsel to HCCC (“EGS”), describing a potential transaction between the two companies. The pre-money enterprise value of Alpha Tau for the purposes of the transaction was $600 million, which estimated enterprise value was based on scenarios for Alpha Tau’s future development, each of which included assumptions for a timeframe for potential regulatory approval for specific tumor type indications, likely revenue to be earned per therapy and the size of the addressable market determined by the number of new cancer occurrences projected in the U.S.

In performing such analysis, the HCCC board of directors assumed that Alpha Tau would be able to complete its expected U.S. multi-center pivotal trial of squamous cell carcinoma of the skin and head and neck during 2022, and submit to the FDA for marketing authorization during 2023. The model reflected an assumed market size of approximately one million new cases of SCC of the skin and head and neck diagnosed annually in the United States, of which single digit to high teens percentages are estimated to recur following the various first line interventions. The model also considered a range of prices based on competing therapies, ranging from tens of thousands to one hundred thousand dollars or more per regimen of treatment.

Finally, the HCCC board of directors projected that the Alpha DaRT’s potential to treat solid tumors other than SCC would be realized in the future, however these other indications were not included in the revenue estimates, which did not extend beyond 2025. Multiples of revenue were also applied based on observed public and private market valuations relative to revenue of other medical device companies at a comparable state of development.

The initial LoI provided that the transaction consideration would be adjusted at the consummation of the transaction based on Alpha Tau’s net working capital, net debt and unpaid transaction expenses. Other detailed terms and conditions were set forth in a term sheet included with the LoI, which did not initially include any offer to forfeit founder shares. The initial LoI proposed certain closing conditions, including a proposed $600 million pre-money valuation of Alpha Tau and that the companies would seek $100 million in proceeds in a PIPE to be arranged, negotiated and documented alongside the negotiation and documentation of the potential business combination between Alpha Tau and HCCC. The initial LOI also included a minimum cash condition of $150 million for HCCC (including funds in the Trust Account following redemptions and proceeds of the PIPE). Finally, the initial LoI did not propose a post-transaction board composition, though noted such composition as a point for discussion.

On February 19, 2021, Alpha Tau provided a draft LoI, which included differing terms than those set forth in HCCC’s initial LoI, including issues relating to the allocation of sponsor economics, company valuation, closing conditions and other changes intend to align with market convention. Alpha Tau’s draft LoI included a notation, without proposed terms, relating to changing sponsor economics. Additionally, Alpha Tau’s LoI proposed a $644 million pre-money valuation of Alpha Tau and did not include any price adjustment, as was included in HCCC’s LoI. Alpha Tau also proposed to increase the minimum cash requirement to $280 million. Additionally, the updated LoI included the right for HCCC to appoint one director to Alpha Tau’s board and proposed Dr. Milch as the one appointee to be designated by HCCC to the post-transaction board. The differences between the initial LoI delivered by HCCC and Alpha Tau’s draft LoI related to the question of treatment of Alpha Tau’s $44 million cash balance at the time, as well as differing views on market standard terms for minimum cash conditions and the appropriate level of minimum cash to secure a successful deal which would leave Alpha Tau sufficiently capitalized to operate following the closing as a public company able to pursue its development plans for the Alpha DaRT. These items were then part of the further negotiations in refining, and ultimately agreeing upon, a final LoI agreed by both sides.

Following a further draft of the LoI provided by HCCC on February 27, 2021 and discussions among Alpha Tau’s members of management and board of directors, on March 8, 2021, Dr. Milch, Mr. Johns, Mr. Sofer and Mr. Levy met in person to discuss the terms of the LoI for a business combination. Mr. Sofer presented the terms that were acceptable to the Alpha Tau board of directors. In discussing and considering the PIPE, which would be fully committed at the time of signing the Merger Agreement, the parties agreed to a minimum and maximum size of the PIPE ranging from $75 million to $150 million (the “PIPE Transaction Range”) at a price per share of $10, equal to the transaction price, which is customary in PIPE transactions of this nature. In considering and agreeing to raise funds through the PIPE and in determining the PIPE Transaction Range, the parties considered, among other things, the potential for redemptions from HCCC’s trust account in connection with the business combination and the benefits of using funds raised in the PIPE as additional equity financing to consummate the business combination. In agreeing to the PIPE Transaction Range, the parties also considered the amount of capital to be utilized by the post-closing company consistent with Alpha Tau’s business plan, including Alpha Tau’s post-closing development plans. The indicated enterprise value of $600 million was agreed upon, but changes to other terms relating to the forfeiture and allocation of founder share and warrant allocation were required. Dr. Milch and Mr. Johns spoke separately to several HCCC advisors and following those conversations, Mr. Johns and Mr. Sofer finalized the terms of the LoI, including the appointment of Dr. Milch as a board member of the post-transaction entity, and executed the LoI later in the day.

Additionally, various informal conversations were held among members of HCCC management, Alpha Tau Management and the respective boards of directors of both HCCC and Alpha Tau. Alpha Tau’s board discussed the proposed terms of the business combination, including the valuation of Alpha Tau and the required PIPE Financing and the relatively short timeline before a definitive business combination agreement could potentially be entered into, in comparison to the initial public offering alternative and the associated challenges in doing so, the timeline until an IPO could be completed and the increased exposure to market risk during this time, as well as additional risks of each alternative. Alpha Tau’s board also considered the upfront price discovery, larger cash proceeds and other benefits of a deSPAC transaction structure, including the greater execution certainty and efficiencies of a deSPAC transaction relative to an initial public offering or direct listing, which could allow

Alpha Tau to accelerate its development plans on various fronts (including pursuing multiple indications for the Alpha DaRT technology and preparation for commercialization, were the Alpha DaRT to be approved). Finally the Alpha Tau Board considered the fact that pursuing a Business Combination did not preclude Alpha Tau from pursuing a cross-over financing and initial public offering as a fallback if Alpha Tau and HCCC were unable to reach a definitive agreement for the Business Combination and the PIPE Investment.

Commencing following the execution of the LoI, HCCC formally engaged Webb+Co Patent Attorneys (“Webb+Co”), located in Israel, to engage in patent diligence, Fischer, Behar, Chen, Well, Orion & Co. (“FBC”), a large Israeli law firm, to provide legal due diligence, and PricewaterhouseCoopers Advisory Ltd. (“PwC”) to engage in financial due diligence. These advisors, along with EGS, commenced their due diligence during the second week of March 2021. In addition, HCCC retained Dr. Stephen Hahn, a former Commissioner of the Food and Drug Administration, former Chief Medical Officer of the University of Texas MD Anderson Cancer Center and a board certified medical and radiation oncologist, as a special advisor specifically to review Alpha Tau. Dr. Hahn participated in due diligence, including meetings and calls with Alpha Tau management and prepared a written report provided to HCCC’s management and board of directors. The parties also began planning for discussions with potential placement agents, strategic approaches to the PIPE process and potential investors in the PIPE, including discussions of each party’s views and preferences with respect to the desirability of retaining multiple placements agents, their respective merits and qualifications and the anticipated expense associated therewith.

Throughout the period from March 8, 2021 until the signing of the Merger Agreement, representatives of HCCC and its advisors conducted further analysis and held conference calls with representatives of Alpha Tau regarding Alpha Tau’s business plan, financial projections, technology and addressable market and continued their extensive business, financial, accounting, tax and legal due diligence investigations of Alpha Tau.

On March 10, 2021, Dr. Milch, Mr. Johns, Mr. Baseil and Dr. Stephen Hahn visited Alpha Tau’s production facility and offices in Lawrence, Massachusetts and observed the Alpha DaRT production process. They also met with Mr. Sofer, Mr. Levy and Dr. Robert Den, Alpha Tau’s Chief Medical Officer, for additional due diligence, including a detailed review of the clinical trials that had been conducted and those that were active. On March 18, 2021, HCCC management and advisors presented to HCCC’s board of directors and advisors to the board the due diligence findings, the private placement equity offering process and the timeframe for key events leading to reaching a definitive agreement.

Beginning on the week of March 21, 2021, representatives of Citigroup Global Markets Limited (“Citi”) and Piper Sandler & Co. (“Piper” and, together with Citi, the “Placement Agents”) held conversations with potential PIPE Investors with respect to the PIPE Investment. Latham & Watkins LLP (“Latham”) and EGS exchanged drafts of the form of Subscription Agreement to be used in the private placement equity offering (“PIPE”), the proposed form of which was finalized and distributed to potential investors with respect to the private placement equity offering on April 1, 2021.

During the week of March 21, 2021, representatives of HCCC, representatives of Alpha Tau, and their advisors exchanged numerous revised drafts of, and held various calls and meetings to discuss the investor management presentation to be provided to potential investors in the PIPE, including the use of proceeds to be included therein, research analyst coverage and outstanding information requests related thereto. Beginning in late April 2021, representatives of the Placement Agents held conversations with potential PIPE Investors with respect to feedback on the the PIPE Investment. In addition to referrals from the Placement Agents, representatives of the Placement Agents approached existing investors in Alpha Tau and HCCC, members and affiliates of the Sponsor and additional potential PIPE investors who had previously been introduced to the Company at various conferences or other investor outreach events. Latham, EGS and Winston & Strawn LLP collectively negotiated the terms and exchanged drafts of the form of PIPE Agreement with the potential investors in the PIPE and their respective representatives and advisors, including with respect to the funding mechanics, representations and warranties, registration rights and indemnification provisions set forth therein, and responded to follow-up questions and comments related thereto, particularly with respect to the Closing process and the expected timeline for consummating the Business Combination. During this time, the potential PIPE Investors conveyed to the Placement Agents their initial proposed subscription amounts and negotiated the terms of the subscription agreements with the Company.

On March 25, 2021, Alpha Tau formally engaged Citi pursuant to an engagement letter to provide financial advisory services in connection with the potential business combination with HCCC.

On April 5, 2021, Latham distributed an initial draft of the Merger Agreement to EGS.

On April 12, 2021, Messrs. Sofer and Levy made a video conference presentation to HCCC’s board of directors and advisors. Members of HCCC’s board of directors inquired as to various items relating to comparisons of Alpha Tau’s technology to other tumor treatment alternatives, and the anticipated acceptance of the therapy by medical providers, and Mr. Sofer and Mr. Levy responded, and, in many instances, a detailed discussion followed.

On April 16, 2021, EGS returned a revised draft of the Merger Agreement that proposed various revisions to the terms of the Business Combination, including revisions to the representations and warranties and the interim operating covenants of both Alpha Tau and HCCC. Also on that date, Latham distributed initial drafts of various other agreements necessary to consummate the proposed Business Combination, including, but not limited to, the forms of the Sponsor Support Agreement and the Alpha Tau Support Agreement (the “Ancillary Documents”).

On April 27, 2021, HCCC’s board of directors met with representatives of EGS to discuss Dr. Milch’s family member’s shareholdings of Alpha Tau. After a discussion of the facts and requirements for the conduct of a potential transaction with Alpha Tau, HCCC’s board of directors determined that while a family member of Dr. Milch is a minority shareholder of Alpha Tau, such family member holds less than 1% of Alpha Tau’s outstanding securities, and therefore Alpha Tau is not an entity affiliated with the Sponsor or HCCC’s officers or directors. In light of the foregoing, and the fact that a majority of HCCC’s board of directors did not have an interest in the proposed transaction, HCCC’s board of directors determined that hiring an independent valuation firm or appointing a committee of independent directors was not necessary to evaluate the proposed transaction. Further, out of an abundance of caution, Dr. Milch did not participate in votes related to the Business Combination, did not engage in significant contact with representatives of Alpha Tau on his own and instead contacted Alpha Tau management only with other members of HCCC management team present and Mr. Johns, in consultation with other directors, would be solely authorized to negotiate the terms of a definitive agreement as had been the practice from the onset of negotiations of the LoI.

Each of Webb+Co., FBC, PwC and Dr. Hahn had unrestricted access to all confidential information provided by Alpha Tau to HCCC and the opportunity to meet with Alpha Tau representatives and ask questions and request additional information. On April 15, 2021 Dr. Hahn presented his findings to HCCC’s board of directors and a detailed discussion followed relating to how the Alpha DaRT could be a very effective therapy for skin and oral cancer, metastatic cancers and cancers which are currently without any effective therapy options. On April 29, 2021, representatives of Webb+Co met with the board to present their evaluation of Alpha Tau’s intellectual property portfolio, including granted patents and patent applications. On May 5, 2021, representatives of FBC met with the board to present their findings relating to legal issues and answer various questions. On May 15, 2021, representatives of PwC met with the board to present their findings of the financial management and IPO readiness of Alpha Tau and answer any questions.

On June 27, 2021, Dr. Peter Kash, an independent director of HCCC, visited Alpha Tau’s production facility and offices in Jerusalem, Israel and met with Mr. Levy and other staff of Alpha Tau as a part of HCCC’s due diligence effort. Dr. Kash presented his findings to HCCCs other independent directors on July 4, 2021. By July 7, 2021, all three firms, as well as Dr. Hahn, had completed their due diligence, circulated draft report of findings to management and delivered final written reports and concluded meetings with the HCCC board of directors to present and discuss their findings.

On June 15, 2021, after having reviewed each of EGS’s proposed changes, Latham sent EGS a revised draft of the Merger Agreement.

Between June 15, 2021 and July 7, 2021, Latham and Meitar | Law Offices (“Meitar”), Israeli counsel to Alpha Tau, and EGS and FBC negotiated and finalized various terms of the Merger Agreement and Ancillary Documents.

On July 6, 2021, the board of directors of Alpha Tau met to review a near final form of the Merger Agreement and approved (i) the entry into the Merger Agreement, (ii) the consummation of the business combination, (iii) the consummation of the related transactions contemplated by the Merger Agreement and (iv) certain ancillary matters.

On July 6, 2021, Latham and EGS agreed on what became substantially the final form of the Merger Agreement. On the same day, the board of directors of HCCC met and reviewed the Merger Agreement and Ancillary Documents, reviewed the HCCC board of directors’ fiduciary duties under Delaware law in the context of consideration of the proposed business combination transaction with Alpha Tau, and adopted resolutions (i) determining that it is in the best interests of HCCC and its stockholders for HCCC to enter into the Merger Agreement, (ii) adopting the Merger Agreement and approving HCCC’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Merger Agreement and entry into the Ancillary Documents, and (iii) approving the filing of the proxy statement with the SEC, subject, in each case, to changes to the Merger Agreement and documentation acceptable to the officers of HCCC.

On July 7, 2021, the parties executed the Merger Agreement and Alpha Tau entered into the Subscription Agreements with respect to the PIPE Investment.

On July 8, 2021, a press release was issued announcing the Business Combination. Later that day, HCCC filed a current report on Form 8-K that included the press release and an investor presentation as exhibits.

HCCC’s Board of Directors’ Reasons for the Business Combination and The Recommendation of the Board of Directors

In evaluating the Business Combination, HCCC’s board of directors reviewed a number of materials, including the transaction documentation, certain due diligence summary materials prepared by HCCC’s management, investor presentation, and various industry and financial data and consulted with HCCC’s management, legal, financial, medical and other advisors, including medical advisor Dr. Stephen Hahn, a former Commissioner of the Food and Drug Administration, former Chief Medical Officer of the University of Texas MD Anderson Cancer Center and a board certified medical and radiation oncologist. These advisors had full access to all of the materials provided to HCCC and advised HCCC’s board of directors on the opportunity and risks of the Business Combination.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, HCCC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. HCCC’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of HCCC board of directors’ reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

The officers and directors of HCCC have substantial experience in evaluating the operating and financial merits of companies within the healthcare sector and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, HCCC’s officers and directors have substantial experience with mergers and acquisitions across a variety of sectors in the healthcare industry.

In evaluating the Business Combination, HCCC’s board of directors considered the criteria and guidelines to evaluate prospective business opportunities set by HCCC’s management team in the HCCC IPO prospectus and has determined that Alpha Tau meets all of these criteria. Specifically, HCCC’s board of directors noted, among others, that:

•

Demonstrated science and scalable platform attributes. Alpha Tau’s pre-clinical results and initial human use results with the Alpha DaRT have generated a response observed in all of the tumor types it has been used to treat, while demonstrating a mild side effect profile. The global addressable market is very large given the broad set of potential indications, and Alpha Tau has demonstrated production capabilities required to build scale and serve demand by manufacturing products at an attractive marginal cost.

•

Proprietary technology driven by world-class science and medical research. Alpha Tau’s proprietary technology is well developed and protected. Alpha Tau is unique in its alpha radiation therapy approach. The Alpha DaRT source is directly inserted into the tumor and is designed to release radiation with a high-linear energy transfer over a range of a few millimeters, potentially sparing the surrounding healthy tissue.

•

Benefits to Alpha Tau from being a public company. Commercializing and scaling Alpha Tau’s broadly applicable oncology therapy will require significant capital investment in coming years, and public markets could serve as an attractive low-cost source of capital.

•

Strong management teams with a demonstrated track record. Alpha Tau’s management team has significant experience across the scientific and medical device space, in addition to having financial and global management capabilities. Alpha Tau’s management team includes renowned doctors, scientists, and engineers who have been contributing to development of the treatment for over a decade.

•

Attractive valuation that can provide attractive returns for public investors. HCCC’s board of directors believes that Alpha Tau’s valuation is attractive relative to comparable publicly traded companies. Moreover, the valuation is supported by insiders and strategic investors that have subscribed to the PIPE Investment.

•

Alpha Tau would benefit from our team’s expertise. The HCCC team’s continued involvement in Alpha Tau as board member and shareholders following the Business Combination and their diverse experience in clinical work, academia, regulatory affairs, research, technology development and operations management can add substantial value to accelerate Alpha Tau’s research and development and commercialization efforts.

HCCC’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Market Adoption. Whether the adoption of the Alpha DaRT therapy would occur and be widespread.

•	Limited Operating History. Alpha Tau’s limited operating history makes evaluating its business and future prospects difficult.

•	Public Company Infrastructure. The need to update Alpha Tau’s operations and financial systems necessary for it to transition from a private to a public company.

•

Clinical Trial Risk. The importance of clinical trial results demonstrating attractive safety and efficacy profiles for the Alpha DaRT, as Alpha Tau continues to expand its clinical trials across geographies and indications.

•	Regulatory Matters. Regulatory approvals have an impact on Alpha Tau’s research and development timelines, go-to-market strategy, and commercialization efforts.

•

Key Personnel. It is vital for Alpha Tau to retain and continue to find experienced personnel in a competitive industry. Loss of key personnel could be detrimental to Alpha Tau’s research and development efforts and to its operations.

•	Macroeconomic Risks and Uncertainty. Macroeconomic and geo-political risks could prohibit Alpha Tau from achieving the full benefits of the proposed Business Combination.

•

Redemption Risk. The potential that a significant number of HCCC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to HCCC’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete.

•	Stockholder Vote. The risk that HCCC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

In addition to considering the factors described above, HCCC’s board of directors also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of HCCC may have interests in the Business Combination. See the section titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” beginning on page 112 of this proxy statement/prospectus; and

•	Other Risks. Various other risks associated with Alpha Tau’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

HCCC’s board of directors concluded that the potential benefits that it expected HCCC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, HCCC’s board of directors determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of HCCC and its stockholders.

Satisfaction of 80% Test

It is a requirement under the HCCC Charter that any business acquired by HCCC have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Merger Agreement with Alpha Tau was approximately $264,675,000 and 80% thereof represents $211,740,000. HCCC’s board of directors has determined that the fair market value of the Alpha Tau meets this test.

In making such determination, HCCC’s board of directors considered, among other factors, the implied valuation of Alpha Tau based on comparable publicly traded companies in addition to Alpha Tau’s likely prospects of substantial revenue generation based on the potential application of its therapy, proprietary technology and strong management team (as discussed in the section of this proxy statement/prospectus entitled “Proposal One — The Business Combination Proposal — HCCC’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors”) and the price per Alpha Tau ordinary share to be paid by PIPE Investors in the PIPE Investment. As a result, HCCC’s board of directors concluded that the fair market value of Alpha Tau was significantly in excess of 80% of the funds held in the Trust Account (excluding the deferred underwriting commissions and taxes payable).

Interests of Certain Persons in the Business Combination.

In considering the recommendation of HCCC’s board of directors to vote in favor of approval of the Business Combination Proposal and the Charter Proposals, stockholders should keep in mind that the Sponsor and HCCC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of HCCC’s stockholders generally. In particular:

•	If the Business Combination with Alpha Tau or another business combination is not consummated by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter), HCCC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and HCCC’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the HCCC IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $58.03 million based upon the closing price of $9.93 per share on Nasdaq on November 30, 2021 (taking into account shares forfeited pursuant to the Sponsor Support Agreement). On the other hand, if the Business Combination is consummated, each outstanding share of HCCC Common Stock (other than the shares forfeited pursuant to the Sponsor Support Agreement) will be converted into one Alpha Tau ordinary share subject to adjustment described herein. In the aggregate, the 5,843,750 founder shares will be converted into HCCC Class A common stock and exchanged for 5,843,750 Alpha Tau ordinary shares.

•

The Sponsor purchased 6,800,000 private placement warrants from HCCC for $1.00 per private warrant. This purchase took place on a private placement basis simultaneously with the consummation of the HCCC IPO and the subsequent exercise of the underwriter’s overallotment option. Nearly all of the proceeds HCCC received from these purchases were placed in the Trust Account. Such private placement warrants had an aggregate market value of approximately $4.76 million based upon the closing price of $0.70 per warrant on Nasdaq on November 30, 2021. The private placement warrants will become worthless if HCCC does not consummate a business combination by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter). On the other hand, if the Business Combination is consummated, each outstanding private placement warrant (other than the warrants forfeited pursuant to the Sponsor Support Agreement) will become exercisable for one Alpha Tau ordinary share for $11.50 per share, subject to adjustment as described herein.

•

If HCCC is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by HCCC for services rendered or contracted for or products sold to HCCC. If HCCC consummates a business combination, on the other hand, HCCC will be liable for all such claims.

•

The Sponsor and HCCC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on HCCC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if HCCC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, HCCC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by January 20, 2023 (or such later date as may be approved by HCCC’s stockholders in an amendment to the HCCC Charter). As of the record date, the Sponsor and HCCC’s officers and directors and their affiliates had incurred approximately $                  of unpaid reimbursable expenses.

•

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•

Based on the difference in the purchase price of $0.004 that the Sponsor paid for the founder shares, as compared to the purchase price of $10.00 per Public Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Public Units in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination.

•

In the event that a business combination is not effected, the Sponsor will not be entitled to any reimbursement of funds invested in HCCC. In total, the Sponsor has invested $6,825,000 for securities that would be worthless absent the completion of a business combination. The Sponsor, its affiliates and HCCC’s officers and directors have no loans outstanding to HCCC.

•

The Merger Agreement provides for the continued indemnification of HCCC’s current directors and officers and the continuation of directors and officers liability insurance covering HCCC’s current directors and officers.

•

In addition, a relative of Dr. Milch owns certain equity interests in Alpha Tau. Milch Investment Holdings LLC (of which one of Dr. Milch’s immediate family members is the beneficiary) is a passive investor in Althera, which owns 12,504,000 Alpha Tau ordinary shares. Milch Investment Holdings LLC’s interests in Althera was obtained through two investments totaling $252,500. Althera is under voluntary liquidation. In connection with the liquidation, Milch Investment Holdings LLC will eventually receive a percentage of Althera’s assets (including its holdings in Alpha Tau), which will be distributed to the shareholders of Althera in accordance with the provisions of Althera’s Articles of Association, and the distribution process and preference detailed therein. Milch Investment Holdings II LLC (of which one of Dr. Milch’s immediate family members is the beneficiary) directly owns the 250,000 MIH Shares. The MIH Shares were purchased (on the same terms as other Series B investors) for an aggregate price of $1.0 million in April 2020 and had an implied aggregate value of $2.26 million based on the consideration under the Merger Agreement. Following the consummation of the Business Combination, the value of Dr. Milch’s shares will fluctuate based on the trading price of the Company’s ordinary shares on Nasdaq. Based on the $9.93 closing price of HCCC’s Class A common stock on November 30, 2021, the MIH shares had an implied aggregate value of approximately $2.25 million.

•

In addition to these interests of the Sponsor and HCCC’s current officers and directors, the HCCC Charter waives the application of the “corporate opportunity” doctrine. The “corporate opportunity” doctrine generally provides that a director or officer may not take a business opportunity for his or her own if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his or her own, the self-interest of the director or officer will be brought into conflict with the director’s or officer’s duties to the corporation. However, HCCC does not believe that the waiver of the application of the “corporate opportunity” doctrine in the HCCC Charter had any impact on its search for a potential business combination target.

Anticipated Accounting Treatment

The Transactions are comprised of a series of transactions pursuant to the Merger Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Transactions will be effectuated by three main steps:

(1)    The exchange of shares held by Alpha Tau shareholders, which is accounted for as a recapitalization in accordance with US GAAP.

(2)    The merger of HCCC with Merger Sub, which is not within the scope of ASC 805 (“Business Combinations”) because HCCC does not meet the definition of a business in accordance with ASC 805. Any difference between the fair value of Alpha Tau ordinary shares issued and the fair value of HCCC’s identifiable net assets should be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each Alpha Tau ordinary share issued to HCCC stockholders is equal to the fair value of each Alpha Tau ordinary share resulting from the $1 billion pro forma combined equity value, following the Business Combination, assigned to the combined company in the Merger Agreement (assuming no redemptions).

(3)    The Subscription Agreements related to the PIPE Investment, which were executed concurrently with the Merger Agreement, will result in the issuance of Alpha Tau ordinary shares, leading to an increase in share capital and share premium.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the Business Combination.

Required Vote

The approval of the Business Combination Proposal will require the affirmative vote of the holders of the issued and outstanding HCCC Common Stock. Abstentions will have the same effect as a vote “against” the Business Combination Proposal. Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder and, consequently, broker non-votes will have the effect of voting against the Business Combination Proposal. The Transactions will not be consummated if HCCC has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) either immediately prior to or upon consummation of the Transactions.

The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the HCCC stockholders for a vote.

Recommendation of HCCC’s Board of Directors

HCCC’S BOARD OF DIRECTORS RECOMMENDS THAT THE HCCC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

No Appraisal Rights

Under Section 262 of the DGCL, the holders of HCCC Common Stock will not have appraisal rights in connection with the Business Combination.

Resale of Alpha Tau Ordinary Shares

The Alpha Tau ordinary shares to be issued in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of HCCC immediately prior to the Effective Time or an “affiliate” of Alpha Tau following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Alpha Tau or HCCC (as appropriate) and may include the executive officers, directors and significant shareholders of Alpha Tau or HCCC (as appropriate).

Stock Exchange Listing of Alpha Tau Ordinary Shares

Alpha Tau will use commercially reasonable efforts to cause, prior to the Effective Time, the Alpha Tau ordinary shares and warrants issuable pursuant to the Merger Agreement to be approved for listing on Nasdaq under the symbols “DRTS” and “DRTSW,” respectively, subject to official notice of issuance. Approval of the listing on Nasdaq of the Alpha Tau ordinary shares and warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination.

Delisting and Deregistration of HCCC Securities

If the Business Combination is completed, shares of Class A common stock, HCCC warrants and HCCC’s units will be delisted from Nasdaq and will be deregistered under the Exchange Act.

Combined Company Status as a Foreign Private Issuer under the Exchange Act

Following the consummation of the Business Combination, Alpha Tau expects to be a “foreign private issuer” under SEC rules. Consequently, upon consummation of the Business Combination, the combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The combined company will be required to file its annual report on Form 20-F for the year ending December 31, 2021 with the SEC by April 30, 2022. In addition, the combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the combined company in Israel or that is distributed or required to be distributed by the combined company to its shareholders.

Based on its foreign private issuer status, the combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, the combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of the Alpha Tau ordinary shares.

Given the substantial number of Alpha Tau ordinary shares that Alpha Tau will issue in the Business Combination to HCCC stockholders who are U.S. residents and the prospective, increased U.S.-oriented profile of the combined company’s officers and directors, assets and business administration, it is possible that the combined company will lose its status as a foreign private issuer after the Business Combination, potentially as soon as December 31, 2022. If that happens, the combined company will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. The combined company’s qualification for foreign private issuer status will be tested again as of June 30, 2022, (the final business day of the second fiscal quarter in 2022) to determine whether the combined company will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the start of 2022. If it no longer meets the definition of a “foreign private issuer” as of that test date, the combined company will begin to be required to file a quarterly report on Form 10-Q for the quarter ending March 31, 2023, and will be required to continue to file quarterly reports with the SEC thereafter.

Despite its initial exemption due to its foreign private issuer status, Alpha Tau, and following the consummation of the Business Combination, the combined company, nevertheless expects to issue interim quarterly financial information publicly and to furnish it to the SEC on Form 6-K.

Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications

Each of HCCC and Alpha Tau is, and, following the Business Combination, the combined company will be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the combined company’s securities less attractive as a result, there may be a less active trading market for the combined company’s securities and the prices of the combined company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

The combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the combined company’s initial public offering, (b) in which the combined company’s has total annual gross revenue of at least $1.07 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the combined company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO—THE CHARTER PROPOSALS

The Charter Proposals, if approved, will approve the following material differences between the HCCC Charter and the Alpha Tau Articles to be in effect following the Business Combination:

•	the name of the new public entity will be “Alpha Tau Medical Ltd.” as opposed to “Healthcare Capital Corp.”;

•	the Alpha Tau Articles provide for one class of ordinary shares as opposed to the two classes of HCCC Common Stock provided for in the HCCC Charter;

•	Alpha Tau’s corporate existence is perpetual as opposed to HCCC’s corporate existence terminating if a business combination is not consummated within a specified period of time; and

•	the Alpha Tau Articles do not include the various provisions applicable only to special purpose acquisition corporations that the HCCC Charter contains.

In the judgment of HCCC’s board of directors, the Charter Proposals are desirable for the following reasons:

•	the name of the new public entity is desirable to reflect the Business Combination and the combined business going forward;

•

the single class of ordinary shares is desirable because all shares of Class B common stock will be exchanged for Alpha Tau ordinary shares upon the closing of the Business Combination and because it will allow Alpha Tau to have a streamlined capital structure; and

•

the provisions that relate to the operation of HCCC as a blank check company prior to the consummation of its initial business combination would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

For a comparison of the HCCC Charter and Alpha Tau Articles, see “Comparison of Rights of Alpha Tau Shareholders and HCCC Stockholders.”

Pursuant to the Merger Agreement, the approval of the Charter Proposals is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the Charter Proposals will not be presented at the special meeting.

A copy of the Alpha Tau Articles, as will be in effect assuming approval of all of the Charter Proposals and upon consummation of the Transactions, is attached to this proxy statement/prospectus as Annex B.

Required Vote

The approval of each of the Charter Proposals will require the affirmative vote of the holders of a majority of the outstanding HCCC Common Stock. Abstentions will have the same effect as a vote “against” the Charter Proposals. The Charter Proposal to approve “Alpha Tau Medical Ltd.” as the name of the new public entity is a routine proposal and, accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions. Consequently, there should be no broker non-votes with respect to such proposal. Each of the other Charter Proposals is considered a non-routine proposal, and, accordingly, brokers are not entitled to vote on those proposals without receiving voting instructions, and broker non-votes will have the same effect as a vote “against” each such proposal.

Recommendation

HCCC’S BOARD OF DIRECTORS RECOMMENDS THAT HCCC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

PROPOSAL THREE—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow HCCC’s board of directors to adjourn the special meeting to a later date or dates, if necessary. In no event will HCCC solicit proxies to adjourn the special meeting or consummate the Transactions beyond the date by which it may properly do so under the HCCC Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One—The Business Combination Proposal — Interests of Certain Persons in the Transactions.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the stockholders, HCCC’s board of directors may not be able to adjourn the special meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of HCCC Common Stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “against” on the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.

Recommendation

HCCC’S BOARD OF DIRECTORS RECOMMENDS THAT HCCC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the Business Combination structure and merger consideration provisions of the Merger Agreement, see the section entitled “Proposal One – The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. HCCC stockholders are encouraged to read the Merger Agreement in its entirety for a more complete understanding of the Business Combination.

The Merger Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement and not to provide any other factual information regarding HCCC, Alpha Tau or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Closing and Effective Time of the Transactions

The Closing will take place on the date that is two business days following the satisfaction or waiver of the conditions set forth in the Merger Agreement and summarized below under the subsection entitled “The Merger Agreement—Conditions to Closing of the Transactions,” unless HCCC and Alpha Tau agree in writing to another place, time or date. The Business Combination is expected to be consummated promptly after the special meeting of HCCC’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of HCCC relating, among other things, to:

•	corporate organization and qualification;

•	the authorization, delivery and enforceability of the Merger Agreement and the Ancillary Documents;

•	governmental approvals;

•	no conflicts;

•	litigation and proceedings;

•	Trust Account;

•	brokers’ fees;

•	SEC filings and financial statements;

•	internal controls;

•	compliance with the Sarbanes-Oxley Act;

•	absence of undisclosed liabilities;

•	compliance with laws;

•	business activities;

•	taxes;

•	capitalization;

•	Nasdaq listing;

•	material contracts;

•	transactions with related parties;

•	Sponsor Support Agreement;

•	Investment Company Act and Jumpstart Our Business Startups Act;

•	absence of certain changes; and

•	non-Israeli residency.

The Merger Agreement contains representations and warranties of Alpha Tau and Merger Sub relating, among other things, to:

•	corporate organization and qualification;

•	subsidiaries;

•	the authorization, delivery and enforceability of the Merger Agreement and the Ancillary Documents;

•	governmental approvals;

•	no conflicts;

•	capitalization;

•	financial statements and internal controls;

•	absence of certain changes;

•	absence of undisclosed liabilities;

•	litigation and proceedings;

•	compliance with laws;

•	material contracts;

•	employee benefits;

•	labor matters;

•	taxes;

•	insurance;

•	real property;

•	permits;

•	environmental matters;

•	intellectual property;

•	information technology security;

•	environmental matters;

•	healthcare matters

•	brokers’ fees;

•	transactions with related parties;

•	international trade;

•	investment company act; and

•	product liability.

Covenants

The parties have each agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable, the transactions contemplated by the Merger Agreement.

Alpha Tau has also agreed to, except as (i) expressly contemplated by the Merger Agreement or the Ancillary Documents, (ii) consented to in writing by HCCC (such consent not to be unreasonably conditioned, withheld or delayed) or (iii) as required by applicable law, use reasonable best efforts to conduct and operate its business in the ordinary course of business through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms.

HCCC and Alpha Tau have agreed that, except as (i) expressly contemplated by the Merger Agreement or the Ancillary Documents, (ii) consented to in writing by HCCC (such consent not to be unreasonably conditioned, withheld or delayed) or (iii) as required by applicable law, and subject to certain disclosed exceptions, neither Alpha Tau nor its subsidiaries will take the following actions, among others, during the interim period from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms:

•	change or amend its organizational documents in any material respect;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Alpha Tau either to Alpha Tau or any other wholly owned subsidiaries of Alpha Tau;

•

except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any material contract, or any material lease;

•	issue, deliver, sell, transfer, pledge or dispose of, or place any lien (other than a permitted lien) on, any equity securities of Alpha Tau or any of its subsidiaries;

•

sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any material lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material intellectual property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by Alpha Tau in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of intellectual property, (iv) as already contracted by Alpha Tau or any of its subsidiaries, or (v) transactions among Alpha Tau and its subsidiaries or among its subsidiaries;

•	settle any pending or threatened action, if such settlement would require payment by Alpha Tau or any subsidiary thereof in an amount greater than $1,000,000, or admit criminal wrongdoing;

•

except in the ordinary course of business or as otherwise required by the terms of any existing Alpha Tau benefit plan or existing employment contract as in effect on the date hereof or as otherwise required under applicable law, (i) pay or promise to pay, fund any new, enter into or make any grant of any material severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any officer-level Alpha Tau employee, except in connection with the promotion, hiring or termination of employment of any employee of Alpha Tau or its subsidiaries in the ordinary course of business, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any officer-level Alpha Tau employees or (iii) establish, adopt, enter into, amend or terminate any material Alpha Tau benefit plan or any contract that would be a material Alpha Tau benefit plan if it were in existence as of the date of the Merger Agreement;

•

make any loans or advance any money or other property to any person, except for (A) advances in the ordinary course of business to employees, officers or directors of Alpha Tau or any of its subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of Alpha Tau or any of its subsidiaries in the ordinary course of business, (C) trade credit extended to customers of Alpha Tau or any of its subsidiaries in the ordinary course of business and (D) advances or other payments among Alpha Tau and its subsidiaries;

•

redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of Alpha Tau any of its subsidiaries other than transactions among Alpha Tau and its subsidiaries or among the subsidiaries of Alpha Tau;

•	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of Alpha Tau or any of its subsidiaries;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Alpha Tau or its subsidiaries;

•

other than in the ordinary course of business or as required by applicable laws, make, change or revoke any material tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to taxes, file any material tax return in a manner materially inconsistent with past practice, settle or compromise any material tax claim or tax liability, enter into any material closing agreement with respect to any tax, or surrender any right to claim a material refund of taxes, in each case, if such action would be reasonably expected to have an adverse and disproportionate impact on HCCC and its equity holders (as compared to the impact of such actions on Alpha Tau and its equityholders prior to the Business Combination);

•

incur, create or assume any indebtedness for borrowed money in excess of $1,000,000, other than (x) ordinary course trade payables, (y) between Alpha Tau and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under Alpha Tau’s and subsidiaries’ existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof;

•

other than in the ordinary course of business, enter into any agreement that materially restricts the ability of Alpha Tau or its subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of Alpha Tau or its subsidiaries to enter into a new line of business or enter into any new line of business;

•

make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Alpha Tau’s annual capital expenditures budget for periods following the effective date of the Merger Agreement, made available to HCCC;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

•	enter into any contract to do any action prohibited above.

Notwithstanding these restrictions, no covenants in the Merger Agreement will prevent Alpha Tau or its subsidiaries from taking certain measures related to the COVID-19 pandemic as set forth in the Merger Agreement or any action taken in good faith in response to the COVID-19 pandemic.

HCCC and Alpha Tau have agreed that, except as (i) otherwise required under the Merger Agreement, (ii) consented to in writing by Alpha Tau, or (iii) required by applicable law, and subject to certain disclosed exceptions, HCCC will not take the following actions, among others, during the interim period from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms:

•

change, amend, restate, supplement or otherwise modify any of the Investment Management Trust Agreement between HCCC and Continental Stock Transfer & Trust Company (as trustee) (the “Trustee”), dated as of January 14, 2021 (the “Trust Agreement”) or HCCC’s organizational documents;

•

declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of HCCC; (B) split, combine or reclassify any equity securities of HCCC; or (C) other than in connection with the HCCC stockholder redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of HCCC;

•

merge, consolidate, combine or amalgamate HCCC with any person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

•

make, change or revoke any material tax election, adopt, change or revoke any material accounting method with respect to taxes, settle or compromise any material tax claim or tax liability, enter into any material closing agreement with respect to any tax, file any material tax return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of taxes, in each case, if such action would be reasonably expected to materially increase the present or future tax liability of HCCC, Alpha Tau or any of its subsidiaries;

•

enter into, renew or amend in any respect, any transaction or contract with an HCCC related party (including any agreement or arrangements related to transaction bonuses or similar payments, however effected or whenever paid);

•	waive, release, compromise, settle or satisfy any pending or threatened material claim or action or compromise or settle any liability;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness; provided that, subject to and without limiting anything contained in the Merger Agreement shall not prevent HCCC from borrowing funds necessary to finance its ordinary course administrative costs and out-of-pocket expenses incurred by or on behalf of HCCC in connection with or related to the authorization, preparation, negotiation, execution or performance of the Merger Agreement or any Ancillary Documents, including any deferred expenses of the HCCC IPO and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement (and the costs and expenses necessary for an extension of the deadline by which HCCC must complete a Business Combination) in an aggregate amount not to exceed $1,000,000;

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities, other than issuance of shares of HCCC’s Class A common stock in connection with the exercise of any warrant to purchase one share of HCCC’s Class A common stock at an exercise of $11.50 per share outstanding on the date hereof, or (B) amend, modify or waive any of the terms or rights set forth in any such warrant or the Warrant Agreement between HCCC and Continental Stock Transfer & Trust Company (as trustee), dated as of January 14, 2021 (the “Warrant Agreement”) (including the warrant price set forth therein);

•

engage in any activities or business, other than activities or business (A) in connection with or incident or related to HCCC’s formation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, the Merger Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

•

enter into any settlement, conciliation or similar contract that would require any payment from the trust account maintained by the trustee pursuant to the Trust Agreement (the “Trust Account”) or that would impose non-monetary obligations on HCCC or any of its affiliates (or Alpha Tau or any of its subsidiaries after the Closing);

•

authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of HCCC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of HCCC or resolve to approve any of the foregoing;

•	change HCCC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

•

enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, or (B) incur any liabilities or obligations in connection with the Merger Agreement or the Transactions other than as set forth on Schedule 7.02(a)(xiii) of the Merger Agreement; or

•	enter into any agreement, or otherwise become obligated, to do any action prohibited above.

During the interim period from the date of the Merger Agreement through the earlier of the Closing or the valid termination of the Merger Agreement pursuant to its terms, the HCCC shall comply with, and continue performing under, as applicable, HCCC’s organizational documents, the Trust Agreement, the Ancillary Documents and all other agreements or contracts to which HCCC is party.

The Merger Agreement also contains additional covenants of the parties, including, among other matters:

•

notifying the other party in writing promptly after learning of any shareholder demands or other shareholder proceedings relating to the Merger Agreement, any Ancillary Document or any matters relating thereto and reasonably cooperate with one another in connection therewith;

•	keeping certain information confidential in accordance with the existing non-disclosure agreements;

•	making relevant public announcements;

•	affording reasonable access to HCCC or Alpha Tau, as applicable, of the other’s properties, books records and appropriate employees;

•	Alpha Tau refraining from making any claim against monies in the Trust Account;

•	Alpha Tau using reasonable best effort to accomplish the approval of the Alpha Tau ordinary shares for listing on the Nasdaq;

•	Alpha Tau adopting a modification to its equity plan;

•	the indemnification of HCCC’s directors and officers;

•	HCCC using its reasonable best efforts to cause the Trustee to make certain payments;

•	Section 16 of the Exchange Act matters;

•	HCCC’s board recommendation;

•	matters regarding the extraordinary general meeting of HCCC stockholders and the special meeting of Alpha Tau shareholders;

•	exclusivity; and

•	tax matters.

In addition, HCCC and Alpha Tau agreed that HCCC and Alpha Tau will prepare and mutually agree upon, and Alpha Tau will file with the SEC, this registration statement/proxy statement on Form F-4 relating to the Business Combination.

Conditions to Closing of the Transactions

Each party’s obligation to complete the Transactions is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Transactions of various conditions, which include, in addition to other customary closing conditions, the following:

Mutual Conditions:

•

no law or governmental order by any governmental authority of competent jurisdiction is in force and effect which, in either case, enjoins, prohibits, or makes illegal the consummation of the Transactions;

•

HCCC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51 1(g)(1) of the Exchange Act) immediately after the time when the Certificate of Merger executed by HCCC and Merger Sub is filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, or such later time as may be agreed by Alpha Tau and HCCC and specified in the Certificate of Merger (the “Effective Time”);

•	the receipt of the required approval by the holders of HCCC Common Stock, as determined in accordance with applicable law and HCCC’s organizational documents (the “HCCC Stockholder Approval”);

•

the receipt of the required approval of the holders of Alpha Tau ordinary shares, as determined in accordance with applicable law and the organizational documents of Alpha Tau (the “Alpha Tau Shareholder Approval”);

•

the Alpha Tau ordinary shares and Alpha Tau warrants to be issued pursuant to the Merger Agreement in connection with the Closing being approved for listing upon the Closing on the Nasdaq, subject to official notice of issuance thereof; and

•	this registration statement becoming effective, and no stop order with respect to this registration being in effect.

The conditions to each of the parties’ collective respective obligations to consummate the Merger are for the benefit of the parties together and may be waived only by both parties together in whole or in part to the extent permitted by applicable law or organizational documents if such waiver is made in writing and executed by both parties.

Other Conditions to the Obligations of HCCC

The obligations of HCCC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction or waiver (in whole or in part) of the following additional conditions:

•

representations and warranties of Alpha Tau regarding the organization of Alpha Tau, the authority of Alpha Tau to, among other things, execute and deliver the Merger Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated thereby and brokers’ fees (the “Specified Representations”) being true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date);

•

each of the representations and warranties set forth in Article IV of the Merger Agreement (other than the Specified Representations and the representations and warranties regarding Alpha Tau’s capitalization and the absence of a material adverse effect) being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect;

•	the representations regarding Alpha Tau’s capitalization being true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made;

•	the representations regarding the absence of a material adverse effect being true and correct as of the Closing Date as though then made;

•	Alpha Tau having performed in all material respects the covenants and agreements required to be performed pursuant to the Merger Agreement as of or prior to the Closing;

•	no Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing;

•	Alpha Tau having delivered a certificate to HCCC dated as of the Closing Date confirming that the conditions set forth in the first five bullets have been fulfilled; and

•	Alpha Tau having delivered to HCCC copies of the Amended IRA and the joinder thereto, duly executed by Alpha Tau.

The conditions above to HCCC’s obligations to consummate the Transactions are for the sole benefit of HCCC and may be waived by HCCC in whole or in part to the extent permitted by applicable law if such waiver is made in writing and executed by HCCC, which is the party against whom the waiver is to be effective.

Other Conditions to the Obligations of the Alpha Tau Parties

The obligations of each of Alpha Tau and Merger Sub (together, the “Alpha Tau Parties”) to consummate the Transactions are subject to the satisfaction or, if legally permitted, waiver (in whole or in part), by Alpha Tau of the following additional conditions:

•

each of the representations and warranties of HCCC contained in the Merger Agreement (other than the representations and warranties of HCCC regarding the organization of HCCC), the authority of HCCC to, among other things, execute and deliver the Merger Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated thereby, and brokers’ fees (collectively, the “Specified HCCC Representations”) being true and correct (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date);

•

each of the Specified HCCC Representations being true and correct (without giving effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, being true and correct on and as of such earlier date);

•	the representations regarding HCCC’s capitalization being true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made;

•	HCCC having performed in all material respects the covenants and agreements required to be performed pursuant to the Merger Agreement as of or prior to the Closing;

•	HCCC having delivered to Alpha Tau a certificate signed by an officer of HCCC, dated as of the Closing, to the effect that the conditions set forth in the first four bullets have been fulfilled;

•	the Aggregate Transaction Proceeds equaling or exceeding $225,000,000;

•

the directors and officers of HCCC having resigned or been removed, effective as of or prior to the Closing, and copies of such resignation letters (in form and substance reasonably satisfactory to Alpha Tau) having been delivered to Alpha Tau;

•	HCCC shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to HCCC; and

•	The aggregate amount of all monetary liabilities and obligations of HCCC as of the Closing shall not exceed $20,000,000.

The conditions listed above to the Alpha Tau Parties’ obligations to consummate the Transactions are for the sole benefit of the Alpha Tau Parties and may be waived by Alpha Tau in whole or in part to the extent permitted by applicable law if such waiver is made in writing and executed by Alpha Tau, which is the party against whom the waiver is to be effective.

Termination

The Merger Agreement may be validly terminated under certain customary and limited circumstances prior to the Closing, including, among others, the following:

•	by the mutual written agreement of HCCC and Alpha Tau;

•	by either HCCC or Alpha Tau:

•

if any law or governmental order (other than a temporary restraining order) is in effect that permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination, and that in the case of a governmental order, such governmental is final and non-appealable;

•

if the merger of Merger Sub with and into HCCC has not been consummated by 11:59 p.m., New York City time, on January 7, 2022 (the “Termination Date”); provided however, that if the SEC has not declared this registration statement/proxy statement effective on or prior to December 1, 2022, the Termination Date shall be automatically extended to March 7, 2022; provided, further, that the right to terminate the Merger Agreement under this provision will not be available to any party whose breach of the Merger Agreement caused or resulted in the failure of the Transactions to be consummated by the Termination Date;

•

if HCCC fails to obtain HCCC Stockholder Approval at the extraordinary general meeting of HCCC (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that HCCC may not terminate the Merger Agreement under this provision if HCCC has breached its covenants regarding public filings, the HCCC board recommendation, registration statement and shareholder meeting matters or exclusivity; or

•

if Alpha Tau fails to obtain the Alpha Tau Shareholder Approval at the Alpha Tau shareholder meeting (including any adjournments thereof); provided that Alpha Tau may not terminate the Merger Agreement under this provision if at the time of such termination, Alpha Tau has breached its covenants regarding registration statement and shareholder meeting matters or exclusivity;

•	by Alpha Tau:

•

if HCCC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in the failure of certain conditions described in the section entitled “The Merger Agreement—Conditions to Closing of the Transactions” above to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by HCCC before the earlier of (A) the fifth business day immediately prior to the Termination Date and (B) the 45th day following receipt of written notice from Alpha Tau of such breach or failure to perform; provided that Alpha Tau shall not have the right to terminate the Agreement under this provision if Alpha Tau is then in material breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement; or

•

if the condition that the Aggregate Transaction Proceeds must equal or exceed $225,000,000 becomes incapable of being satisfied at the Closing (if the Closing were otherwise to occur prior to the Termination Date) without any amendments, modifications or supplements to, or waivers under, the Merger Agreement or any of the Subscription Agreements.

•

by HCCC, if Alpha Tau or Merger Sub has breached or failed to perform any of its representations, warranties, or covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in the failure of certain conditions described in the section entitled “The Merger Agreement—Conditions to Closing of the Transactions” above to be satisfied at the Closing and (ii) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Alpha Tau or Merger Sub before the earlier of (A) the fifth business day immediately prior to the Termination Date and (B) the 45th day following receipt of written notice from HCCC of such breach or failure to perform; provided that HCCC may not terminate the Agreement under this provision if HCCC is then in material breach of any of its representations, warranties, covenants or other agreements contained in the Merger Agreement.

Fees and Expenses

Except as otherwise expressly provided in the Merger Agreement, each party will bear its own expenses incurred in connection with the Merger Agreement and the Transactions, whether or not such transaction has been consummated, including all fees of its legal counsel, financial advisors and accountants.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the parties thereto in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Governing Law

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the Transactions, will be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within the State of Delaware, without giving effect to principles or rules of conflicts of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

AGREEMENTS ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT

Subscription Agreements

Concurrently with the execution of the Merger Agreement, Alpha Tau entered into the Subscription Agreements with certain parties subscribing for Alpha Tau ordinary shares, pursuant to which the PIPE Investors have agreed to purchase, and Alpha Tau has agreed to sell the PIPE Investors, an aggregate of 9,263,006 Alpha Tau ordinary shares at a purchase price of $10.00 per share, for an aggregate purchase price of $92,630,060, which price per share and aggregate purchase price assume that Alpha Tau has effected the Share Split prior to the Effective Time. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, the consummation of the transactions contemplated by the Merger Agreement.

The Subscription Agreements provide that Alpha Tau is required to file with the SEC, within 45 days (the “Subscription Filing Deadline”) after the closing of the Transactions (the “Closing”), a registration statement registering the resale of the Alpha Tau ordinary shares to be issued to any such investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies Alpha Tau that it will “review” such registration statement) following the earlier of (A) the filing of the registration statement and (B) the Subscription Filing Deadline and (ii) the 10th business day after the date Alpha Tau is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Support Agreements

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor and the directors and management of HCCC entered into a letter agreement (the “Sponsor Support Agreement”) in favor of Alpha Tau and HCCC, pursuant to which they have agreed to (i) attend the special meeting of HCCC stockholders relating to the Transactions or otherwise cause all equity securities owned by them to be counted as present thereat, (ii) vote all shares of HCCC owned by them in favor of the Transactions, (iii) vote against any business combination proposal besides the Transactions and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the Transactions, (iv) vote against any change in business, management or board of directors of HCCC (except as contemplated by the Transactions), (v) not redeem, or seek to redeem, any shares of HCCC owned by them prior to the consummation of the Transactions and (vi) without the prior written consent of Alpha Tau (which may be withheld in its sole and absolute discretion), not transfer any equity securities of HCCC prior to the closing of the Transactions or the valid termination of the Merger Agreement pursuant to its terms.

Additionally, the Sponsor and the directors and management of HCCC agreed to transfer restrictions whereby, for a one year period following the closing of the Transactions, they may not sell or otherwise transfer any equity securities of Alpha Tau beneficially owned by them immediately following the Effective Time (the “Sponsor Lock-Up Securities”). The Sponsor Lock-Up Securities will be released from such lock-up restrictions in the event that the volume-weighted average price of an Alpha Tau ordinary share exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

Pursuant to the Sponsor Support Agreement, the Sponsor will, immediately prior to the Effective Time, surrender to HCCC for no consideration 1,031,250 Founder Shares and 1,020,000 private placement warrants owned by the Sponsor (the “Forfeiture”). Further, (i) in the event that the Aggregate Transaction Proceeds are less than or equal to $225,000,000, the Sponsor will, immediately prior to the Effective Time, surrender to HCCC for no consideration 1,718,750 Founder Shares and 1,700,000 private placement warrants (collectively, the “Redemption Equity”), (ii) in the event that the Aggregate Transaction Proceeds exceed $225,000,000 but are less than $250,000,000, the Sponsor will, immediately prior to the Effective Time, surrender to HCCC for no consideration, such percentage of Redemption Equity that is equal to 100% minus the quotient of (x) the amount by which the Aggregate Transaction Proceeds exceed $225,000,000 (not to exceed $25,000,000), divided by (y) $25,000,000 and (iii) 1,375,000 Founder Shares and 1,360,000 private placement warrants (the “Conditional Equity”) shall not vest as of the Effective Time but instead shall vest only if, during the three-year period following the Closing, the volume-weighted average price of an Alpha Tau ordinary share exceeds $14.00 per share, for any 20 trading days within any 30-day trading period. If the foregoing condition is not satisfied upon the expiration of such three-year period, then the Conditional Equity shall be surrendered to HCCC for no consideration immediately as of the expiration of such three-year period.

Alpha Tau Support Agreement

Concurrently with the execution of the Merger Agreement, holders representing a majority of the outstanding Alpha Tau ordinary shares, on an as-converted basis (each, an “Alpha Tau Supporting Shareholder” and, collectively, the “Alpha Tau Supporting Shareholders”) each entered into a letter agreement (the “Alpha Tau Support Agreement”) in favor of HCCC and Alpha Tau, pursuant to which the Alpha Tau Supporting Shareholders agreed to (i) attend the Alpha Tau special meeting or otherwise cause all shares of Alpha Tau capital stock beneficially owned by it, him or her to be counted as present thereat, (ii) vote all shares of Alpha Tau capital stock beneficially owned by it, him or her in favor of the Transactions, and (iii) vote against certain alternate business combinations. The Alpha Tau Supporting Shareholders further agree that prior to the consummation of the Transactions, they will use commercially reasonable efforts to take all actions and do, or cause to be done, all things reasonably necessary under applicable law to consummate the Transactions.

Additionally, the Alpha Tau Supporting Shareholders have agreed to transfer restrictions whereby such Alpha Tau Supporting Shareholders may not sell or otherwise transfer any of the Alpha Tau ordinary shares beneficially held by them following the closing of the Transactions for a 180-day period following the Closing Date (or, earlier, in the event that the volume-weighted average price of an Alpha Tau ordinary share exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date).

Amended Investors’ Rights Agreement

Upon the consummation of the Business Combination, the Sponsor will become a party to the Amended IRA, by and among Alpha Tau and the other parties thereto, pursuant to which the Sponsor will be entitled (as the other Alpha Tau shareholders party to the agreement are already entitled) to certain customary registration rights, including, among other things, demand, shelf and piggy-back rights, subject to cut-back provisions. Pursuant to the Amended IRA, the Sponsor will agree (as the other Alpha Tau shareholders party to the agreement have already agreed), in connection with the exercise of any registration rights, not to sell, transfer, pledge or otherwise dispose of Alpha Tau ordinary shares or other securities exercisable therefor for certain time periods specified therein. The detailed registration rights provided under the Amended IRA are described in this proxy statement/prospectus under “Certain Relationships and Related Person Transactions—Alpha Tau—Amended IRA.”

Amended and Restated Warrant Agreement

Upon the closing of the Business Combination, Alpha Tau, HCCC and Continental will enter into the Amended and Restated Warrant Agreement. Such agreement will amend and restate the Existing Warrant Agreement to provide for the assignment by HCCC of all its rights, title and interest in the outstanding warrants of HCCC to Alpha Tau. Pursuant to the Amended and Restated Warrant Agreement, all HCCC warrants under the Existing Warrant Agreement will no longer be exercisable for shares of Class A common stock, but instead will be exercisable for Alpha Tau ordinary shares.

INFORMATION ABOUT THE COMPANIES

Healthcare Capital Corp.

HCCC is a blank check company that was incorporated as a Delaware corporation on August 18, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On January 20, 2021, HCCC consummated its initial public offering of 27,500,000 units including 3,500,000 units issued pursuant to the partial exercise of the underwriters’ over-allotment option. The units sold in the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $275,000,000. Cantor Fitzgerald & Co. acted as sole book-running manager. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-251527). The SEC declared the registration statement effective on January 14, 2021.

Simultaneously with the consummation of its initial public offering, HCCC consummated the private placement of an aggregate of 6,800,000 private placement warrants to the Sponsor at $1.00 per warrant generating gross proceeds of $6,800,000. The issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The private placement warrants are identical to the warrants underlying the units sold in the HCCC IPO, except that the private placement warrants are not transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions.

Of the gross proceeds received from the initial public offering, and the sale of private securities, $275,000,000 was placed in HCCC’s trust account. HCCC’s units, Class A common stock and warrants are traded on the Nasdaq under the symbols “HCCCU,” “HCCC” and “HCCCW,” respectively.

HCCC’s principal executive offices are located at Healthcare Capital Corp., 301 North Market Street, Ste. 1414, Wilmington, Delaware 19801 and its phone number is (561) 810-0031.

Alpha Tau Medical Ltd.

Alpha Tau is a clinical-stage oncology therapeutics company focused on harnessing the innate relative biological effectiveness and short range of alpha particles for use as a localized radiation therapy for solid tumors. Alpha Tau’s proprietary Alpha DaRT technology is designed to utilize the specific therapeutic properties of alpha particles while aiming to overcome, and even harness for potential benefit, the traditional shortcomings of alpha radiation’s limited range. Alpha Tau believes that its Alpha DaRT technology has the potential to be broadly applicable across multiple targets and tumor types. Alpha Tau evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent squamous cell carcinoma, or SCC, cancers of the skin and head and neck. Efficacy was evaluated in 28 tumors, and results showed that Alpha DaRT achieved 100% overall response rate and over 78% complete response rate. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. On the basis of this clinical trial as well as some of its further clinical trials, Alpha Tau received marketing approval in Israel for the treatment of SCC of the skin or oral cavity using the Alpha DaRT in August 2020. In June 2021, the FDA granted Alpha Tau Breakthrough Device Designation for the use of Alpha DaRT in treating SCC of the skin or oral cavity without curative standard of care. In October 2021, the FDA granted the Alpha DaRT a second Breakthrough Device Designation, in treating recurrent Glioblastoma Multiforme, or GBM, as an adjunct to standard medical therapies or as a standalone therapy after standard medical therapies have been exhausted. If approved, Alpha Tau expects commercialize its Alpha DaRT technology first in the United States before other markets, including Israel, notwithstanding its existing marketing authorization in Israel (under which Alpha Tau has not yet commercialized the product). To support its U.S. strategy, Alpha Tau is conducting a multi-center pilot feasibility trial to explore the feasibility of delivering radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT at Memorial Sloan Kettering Cancer Center and up to five other clinical sites around the United States. Our first patient was recruited into this trial in early July 2021 and we completed recruitment in October 2021. Alpha Tau holds exclusive rights to its proprietary Alpha DaRT technology in its core markets, including the United States and Europe.

While local radiation therapy has been a mainstay of cancer therapy for years, it has been mostly limited to modalities utilizing beta or gamma emissions, which primarily destroy cells through an indirect mechanism relying on oxygen and the generation of free radicals to cause single-strand DNA breaks. By contrast, alpha radiation has hundreds of times the linear energy transfer rate of beta-emitters. Additionally, alpha particles’ heavier mass and far shorter particle paths (less than 100 µm) relative to beta’s lighter mass and lengthier (up to 12 mm) path, have been shown to destroy radioresistant cells in clinical studies – causing multiple, irreparable, double-strand DNA breaks and other cellular damage upon direct impact – within a very short distance. Accordingly, Alpha Tau believes that alpha radiation has several significant potential advantages for use in cancer radiotherapy, including a high relative biological efficiency (potentially enabling it to destroy tumor cells with administration of lower levels of radiation), imperviousness to factors such as hypoxia, and a very well-defined range of travel with limited collateral damage. Nonetheless, its use has also been limited precisely due to alpha’s extremely short particle range in living tissue, as the range of less than 100 µm is insufficient to provide meaningful clinical utility.

The Alpha DaRT technology employs a series of radioactive sources that are embedded with Radium-224 to enable a controlled, intratumoral release of alpha-emitting atoms which diffuse and decay throughout the tumor, seeking to kill cancerous cells with localized precision, while penetrating deeper into the tumor than can otherwise be reached by the limited ranges of the alpha particles themselves. Due to the inherent limited range of the alpha particles, Alpha Tau believes that the Alpha DaRT technology has the potential to deliver powerful and localized precise killing impact to the tumor without damage to surrounding healthy tissue. By combining the size and potency of alpha particles in a single-use disposable form, Alpha Tau believes that the Alpha DaRT may offer potent local radiation to tumors that have otherwise demonstrated poor response to radiation therapy or other standards of care, with the potential to apply to a wide range of tumors and clinical settings.

Alpha Tau evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent SCC cancers of the skin and head and neck, the results of which were subsequently published in the International Journal for Radiation Oncology, Biology, Physics. Efficacy was evaluated in 28 tumors of the skin and head and neck, and results showed that Alpha DaRT achieved a >78% complete response rate. The trial was conducted in an elderly (median age = 80.5 years) and largely pre-treated patient population, with 42% of the target lesions, including non-evaluated lesions, having already received radiation therapy. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. Following these initial positive results, Alpha Tau substantially expanded its clinical evaluations in later trials to a much wider patient population. Specifically, Alpha Tau initiated follow-on studies at multiple clinical sites in Israel and around the world, to evaluate Alpha DaRT in cancers of the skin, superficial soft tissue, or oral cavity, regardless of cell type, which includes squamous cell carcinoma, or SCC as well as basal cell carcinoma, melanoma, skin metastases, and others. As of November 30, 2021, across Alpha Tau’s clinical trials involving superficial lesions, i.e. tumors of the skin, head or neck, Alpha DaRTs have been administered to over 100 lesions, with no treatment-related severe adverse events, and in a pooled analysis evaluating those lesions that reached the evaluation endpoint per the treatment protocol of the applicable clinical trial, Alpha Tau has observed an overall response rate of 97%, including a complete responses rate of 72%. The supportive data from these first trials also led to the U.S. Food and Drug Administration, or FDA, granting Breakthrough Device Designation to the Alpha DaRT for the treatment of patients with SCC of the skin or oral cavity without curative standard of care.

In parallel, Alpha Tau is pursuing a similar approach towards seeking FDA marketing authorization for other uses for the Alpha DaRT technology in other indications by conducting feasibility studies and then generating potentially registrational data in other indications, such as breast, pancreas and prostate cancers, or applications such as combinations with immunotherapies.

Alpha Tau has engaged with a number of prestigious medical and educational institutions and, as of November 30, 2021, has eight clinical studies ongoing worldwide across these two parallel strategies, of generating data in superficial tumors as well as conducting studies in other indications.

Additionally, in its pre-clinical studies, Alpha Tau evaluated the Alpha DaRT on 19 tumor models (both human and mouse). Alpha DaRT sources were observed to have killed multiple types of mouse and human tumors in vivo. The intensity of the killing activity varied between tumor types, and was dependent on the ability of the radioactive atoms to diffuse inside the tumor and on the intrinsic sensitivity of the tissue to DNA damage induced by the radiation, but all tumor types showed responsiveness to Alpha DaRT, i.e., there was no observed resistance. Alpha Tau therefore believes that its technology may potentially be relevant for treatment across a broad range of tumors. Alpha Tau is currently focused on developing the Alpha DaRT for use in a number of potential applications, particularly in refractory or unresectable localized tumors which are not being adequately addressed by standard of care, tumor types with a high unmet need (such as pancreatic adenocarcinoma or glioblastoma multiforme), and metastatic tumors in combination with systemic therapies such as checkpoint inhibitors. Alpha Tau is also investigating the potential of the Alpha DaRT to elicit an immune response as observed in previous pre-clinical data, as well as anecdotal evidence of response from untreated tumors, or abscopal effects, which may have the potential to inhibit or even reduce metastases.

Alpha Tau was founded in November 2015 by Uzi Sofer, its Chief Executive Officer and Chairman, along with the inventors of the Alpha DaRT technology including Professor Itzhak Kelson and Professor Yona Keisari of Tel Aviv University, our Chief Physics Officer and Chief Scientific Officer, respectively. Together, they founded Alpha Tau with the goal of bringing this unique technology out of the laboratory and into patients, in order to harness the unique and precise strength of alpha radiation to bring hope to cancer patients around the world.

The main address of Alpha Tau’s principal executive office is Kiryat HaMada St. 5, Jerusalem, Israel 9777605 and its telephone number is +972 (3) 577-4115.

Archery Merger Sub, Inc.

Archery Merger Sub Inc. (“Merger Sub”) is a newly formed Delaware corporation and a wholly owned subsidiary of Alpha Tau. Merger Sub was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Alpha Tau.

HCCC’S BUSINESS

Introduction

HCCC was incorporated on August 18, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. HCCC’s efforts to identify a prospective target business were not limited to any particular industry or geographic region, although it initially concentrated its efforts on identifying businesses across the healthcare industry, with a focus on digital and telehealth, life sciences, innovative medical devices, and healthcare technology.

Initial Public Offering and Simultaneous Private Placement

On January 20, 2021, HCCC consummated its initial public offering of 27,500,000 units including 3,500,000 units issued pursuant to the partial exercise of the underwriters’ over-allotment option. The units sold in the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $275,000,000. Cantor Fitzgerald & Co. acted as sole book-running manager. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-251527). The SEC declared the registration statement effective on January 14, 2021.

Simultaneously with the consummation of its initial public offering, HCCC consummated the private placement of an aggregate of 6,800,000 private placement warrants to the Sponsor at $1.00 per warrant generating gross proceeds of $6,800,000. The issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

The private placement warrants are identical to the warrants underlying the units sold in the HCCC IPO, except that the private placement warrants are not transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions.

Of the gross proceeds received from the initial public offering, and the sale of private securities, $275,000,000 was placed in the Trust Account.

HCCC may withdraw from the Trust Account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described in the prospectus for HCCC’s IPO and described in the subsection below entitled “HCCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and HCCC’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

The remaining proceeds from the HCCC IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Fair Market Value of Target Business

The target business or businesses that HCCC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting commissions held in trust and taxes payable) at the time of the execution of a definitive agreement for its initial business combination, although HCCC may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. HCCC’s board of directors determined that this test was met in connection with the proposed business combination with Alpha Tau as described in the section entitled “Proposal One—The Business Combination Proposal—Satisfaction of 80% Test” above.

Stockholder Approval of Business Combination

Under the HCCC Charter, HCCC must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to have their public shares redeemed for cash, regardless of whether they vote for or against the proposed business combination or do not vote at all, subject to the limitations described in the prospectus for the HCCC IPO. Accordingly, in connection with the Business Combination, the HCCC public stockholders may seek to have their public shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus. See “Special Meeting of HCCC Stockholders—Redemption Rights.”

Voting in Connection with the Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, HCCC stockholders prior to its initial public offering and its officers and directors have each agreed to vote their HCCC shares in favor of such proposed Business Combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding HCCC or its securities and subject to certain other conditions and procedures, the HCCC initial stockholders, its officers and directors, Alpha Tau shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirement that the holders of a majority of the shares entitled to vote at the special meeting to approve the Business Combination Proposal vote in its favor and that the conditions to the closing of the Business Combination otherwise will be met, where it appears that such requirements or conditions would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares for nominal value.

Entering into any such arrangements may have a depressive effect on the shares of HCCC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that the conditions to the closing of the Business Combination are met.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. HCCC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Liquidation if No Business Combination

Under the HCCC Charter, if HCCC does not complete the Business Combination with Alpha Tau or another initial business combination by January 20, 2023 (or such later date as may be approved by HCCC stockholders in an amendment to the HCCC Charter), HCCC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HCCC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to HCCC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the HCCC warrants will expire. Holders of warrants will receive nothing upon a liquidation and the warrants will be worthless.

Each of the initial stockholders of HCCC and its officers and directors has agreed to waive its rights to participate in any distribution from the Trust Account or other assets with respect to the shares held by them prior to the HCCC IPO. There will be no distribution from the trust account with respect to the HCCC warrants, which will expire worthless if HCCC is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of HCCC’s creditors which would be prior to the claims of the HCCC public stockholders. Although HCCC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses HCCC has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although HCCC will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by HCCC for services rendered or contracted for or products sold to it, but HCCC cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Sponsor’s indemnity: the Sponsor will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with HCCC waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims under the indemnity with the underwriters of HCCC’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the HCCC public stockholders and instead will only have liability to HCCC. Furthermore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of HCCC and HCCC has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if HCCC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in HCCC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HCCC’s stockholders. To the extent any bankruptcy claims deplete the trust account, HCCC cannot assure you it will be able to return to the HCCC public stockholders at least approximately $10.00 per share. HCCC’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time period or if the stockholders properly seek to have HCCC redeem their respective shares for cash upon a business combination which is actually completed by HCCC. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

If HCCC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by HCCC’s stockholders. Because HCCC intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, by paying public stockholders from the trust account prior to addressing the claims of creditors,

HCCC’s board of directors may be viewed as having breached their fiduciary duties to HCCC’s creditors and/or may be viewed as having acted in bad faith, which may subject HCCC and Alpha Tau to claims of punitive damages. HCCC cannot assure you that such claims will not be brought against it.

HCCC will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account plus the up to $100,000 of interest earned on the funds in the trust account that HCCC may use for liquidation and dissolution expenses.

Employees

HCCC has two executive officers. Members of HCCC’s management team are not obligated to devote any specific number of hours to HCCC’s matters but they devote as much of their time as they deem necessary to HCCC’s affairs until HCCC has completed its initial business combination. The amount of time that any member of HCCC’s management team devotes in any time period varies based on the current stage of the business combination process.

Facilities

HCCC’s executive offices are located at 301 North Market Street, Suite 1414, Wilmington, DE 19801, and its telephone number is (561)-810-0031.

Directors and Executive Officers

HCCC’s current directors and executive officers are as follows:

Name	Age	Position
Dr. David M. Milch	66	Chairman of the Board of Directors
William Johns	63	Chief Executive Officer and Director
Philip A. Baseil	65	Chief Financial Officer
Dr. Thomas Insel	69	Director
Peter Kash	59	Director
Bruce E. Roberts	56	Director

The experience of HCCC’s directors and executive officers is as follows:

Dr. David M. Milch, HCCC’s Chairman of the Board of Directors, has been a self-employed independent investor in the life sciences and technology areas for the past 30 years. Recently, Dr. Milch pursued a number of media opportunities, as the lead investor, including Mila-Media, BeTerrific! and others. In 2014, Dr. Milch invested in the first biopharma spinout from well-known genomics research leader Jackson Laboratories, Cyteir Therapeutics, with co-investors Celgene Corporation, Venrock, Silverlake and others. In 2010, Dr. Milch established the Dr. David M. Milch Foundation to serve “Tikkun Olam” (healing the world) in two primary areas: Arts for Social Impact which focuses on film, theater, and other modes of creativity, and Youth Mentoring, which helps foster leadership development and civic responsibility. In 2008, Dr. Milch was part of the small angel group which capitalized Games24X7 in India, currently named RummyCircle. Dr. Milch received his B.S. in Biology at Stanford University and his M.D. from Harvard Medical School.

William Johns, HCCC’s Chief Executive Officer and a Director, is a healthcare information technology entrepreneur and former investment banker. Since January 2010, Mr. Johns has served as founder and Chief Executive Officer of National Provider Network, LLC, which offers advanced healthcare focused software applications and services to medical enterprises. Prior to that, Mr. Johns spent 20 years in investment banking, including with Salomon Brothers, Citigroup and Fox-Pitt Kelton. From 1996 to 2001, Mr. Johns worked as a financial institution coverage banker and rose to the title of Co-Head of European Financial Institutions investment banking for Salomon Smith Barney. From 2003 to 2004, Mr. Johns served as US Head of Corporate Finance for Fox-Pitt Kelton. Mr. Johns received his A.B. in Economics and Political Science with honors from the University of Michigan and an MBA from Columbia University.

Philip A. Baseil, HCCC’s Chief Financial Officer, has 30 years of experience driving global profitable growth for companies. From March 2015 to September 2020, Mr. Baseil served as the Chief Operating Officer of the Tradex Division of Cardinal Health (NYSE: CAH). At Tradex, Mr. Baseil was responsible for building relationships with stakeholders and innovators in market sectors including healthcare, dental, veterinary, retail, and laboratory operations. Prior, Mr. Baseil served as the Chief Operating Officer of Tradex International Inc. from August 2011 to March 2015, where he applied executive-level supervision, directly impacting overall sales revenues, profitability and operational effectiveness. Business Development: Researched, created vision, and spearheaded the growth of key accounts into alternate site B2B & B2C market segments resulting in long term sustainable revenue growth and product success. From 2009 to July 2011, Mr. Baseil was the President and Chief Executive Officer of Driving Profitable Growth, LLC where he founded and managed a full-service consultancy providing advisory services to private equity firms active in the medical device technology, instruments, disposables, and pharmacy industry space. Mr. Baseil received a B.S. in Pharmacy from Creighton University and is a registered Pharmacist in New Jersey.

Thomas R. Insel serves as a member of HCCC’s board of directors. Mr. Insel is a psychiatrist and neuroscientist, and has been a national leader in mental health research policy and technology. In March 2020, he co-founded NEST Health, a global therapeutic online community for recovery and he co-founded Cortical Capital, a venture fund specifically for behavioral health innovation. In 2017, he co-founded Mindstrong Health, a Silicon Valley start-up building tools for people with serious mental illness. In 2015, Dr. Insel moved from government service to begin a career in the private sector. He led the Mental Health Team at Verily (formerly Google Life Sciences) in South San Francisco. From 2002-2015, Dr. Insel served as Director of the National Institute of Mental Health (NIMH), the component of the National Institutes of Health (NIH) committed to research on mental disorders. During his tenure in public service, Dr. Insel also served as Acting Director of the National Center for Advancing Translation Science (2012) and Co-Director of President Obama’s BRAIN Initiative. Prior to serving as NIMH Director, Dr. Insel was Professor of Psychiatry at Emory University where he was founding director of the Center for Behavioral Neuroscience in Atlanta. Additionally, since May of 2019, Dr. Insel has been a special advisor to California Governor Gavin Newsom and Chair of the Board of the Steinberg Institute in Sacramento, California. He is the author of the forthcoming book Recovery, published by Penguin Random House. Dr. Insel is a member of the National Academy of Medicine and has received numerous national and international awards including honorary degrees in the U.S. and Europe. He also sits on the advisory boards of multiple neuroscience-behavioral health companies, as well as the Foundation for NIH. Dr. Insel received his B.A. and M.D. from Boston University.

Dr. Peter Kash serves as a member of HCCC’s board of directors. Mr. Kash holds a doctorate in Education and an MBA in Finance, he is the Vice-Chairman of TargImmune Therapeutics (Switzerland), which he co-founded in January 2016. Since September 2017, he has also served as Managing Director of FFD, LLC. He was formerly a co-founder, Chairman and partner of Two River Group specializing in creating and financing several biotech companies including: Kite Pharma, Edgemont Pharmaceuticals and Intercept Pharmaceuticals. He has also co-founded and served as Vice Chairman of Keryx Biopharmaceuticals, and has served on the boards of ID Vaccines, Intercept, Javelin, Nile Therapeutics, and Velcera. Dr. Kash has worked on Wall Street for over 30 years including at Shearson Lehman Hutton and Paramount Capital. At Paramount he co-founded and financed PolaRx Biopharmaceuticals, developing the first cancer drug from China, Trisenox, approved by the FDA. Dr. Kash has authored several books, and has served over 25 years as an Adjunct/Visiting Professor of Entrepreneurship at such leading institutions as: the Wharton School of Business, Nihon University (Japan) and Hebrew University (Israel). Dr. Kash received his B.S. in Management Science from S.U.N.Y. Binghamton and his MBA in International Banking and Finance from the Lubin School of Business at Pace University and his PhD from the Azrieli School of Education at Yeshiva University.

Bruce E. Roberts serves as a member of HCCC’s board of directors. Mr. Roberts is the owner and managing director of RM Global Partners LLC, a specialized life sciences investment bank and asset management firm, with offices in New York and Israel, where he has been since 2014. Prior to, he was the owner and managing director of Roberts Mitani Advisors, LLC a global investment banking firm, from June 1993 to October 2014. He has completed multiple transactions in the life sciences space for clients including Micrus Endovascular (acquired by JNJ), Encysive Pharmaceuticals (acquired by Pfizer), Anterios (acquired by Allergan) and MediBeacon, among many others, and has advised on life science investment strategies for corporate clients including Toyota, AmorePacific Group, and Cosmotec. Mr. Roberts is also Chairman of Nectero Medical, a company developing treatments for vascular aneurysm disease, a board member of Control Medical Technology, a company commercializing novel blood clot management devices, and a managing partner of Health Family Capital, LLC, a family office focused on private healthcare investing. He serves on the national board of directors of AdvaMed Accel, the emerging company arm of the leading trade association for U.S. medical technology companies. Prior to his banking and asset management career, Mr. Roberts was an owner and director of Flori Roberts, a consumer skin care company sold to Ivax Pharmaceuticals, and practiced corporate and securities law at Sidley Austin. His past directorships also include Endologix, a U.S. device company focused on aneurysm treatment; Devax, a U.S. coronary stent company; BioEnterprise, a regional bio accelerator; and Global Biomedical Partners AG, a Swiss based biomedical-focused private equity fund management company (sold to HBM Bioventures). He has also lectured on private equity at the Executive MBA program of the NYU Stern School of Business and served as a judge for the Genesis Generation Challenge, an initiative of the Genesis Prize Foundation. Bruce received an A.B. in History and Government from Harvard College, summa cum laude, and a J.D. from Harvard Law School.

ALPHA TAU’S BUSINESS

In this section “we,” “us” and “our” refer to Alpha Tau.

Overview

We are a clinical-stage oncology therapeutics company focused on harnessing the innate relative biological effectiveness and short range of alpha particles for use as a localized radiation therapy for solid tumors. Our proprietary Alpha DaRT technology is designed to utilize the specific therapeutic properties of alpha particles while aiming to overcome, and even harness for potential benefit, the traditional shortcomings of alpha radiation’s limited range. We believe that our Alpha DaRT technology has the potential to be broadly applicable across multiple targets and tumor types. We evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent squamous cell carcinoma, or SCC, cancers of the skin and head and neck. Efficacy was evaluated in 28 tumors, and results showed that Alpha DaRT achieved 100% overall response rate and over 78% complete response rate. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. On the basis of this clinical trial as well as some of our further clinical trials, we received marketing approval in Israel in August 2020 for the treatment of SCC of the skin or oral cavity using the Alpha DaRT in August 2020. In June 2021, the FDA granted the Alpha DaRT Breakthrough Device Designation for the treatment of patients with SCC of the skin or oral cavity without curative standard of care. In October 2021, the FDA granted the Alpha DaRT a second Breakthrough Device Designation, in treating recurrent Glioblastoma Multiforme, or GBM, as an adjunct to standard medical therapies or as a standalone therapy after standard medical therapies have been exhausted. If approved, we expect to commercialize our Alpha DaRT technology first in the United States before other markets, including Israel, notwithstanding our existing marketing authorization in Israel (under which we have not yet commercialized the product). To support our U.S. strategy, we are conducting a multi-center pilot feasibility trial to explore the feasibility of delivering radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT at Memorial Sloan Kettering Cancer Center and up to five other clinical sites around the United States. Our first patient was recruited into this trial in early July 2021 and we completed recruitment in October 2021. We hold exclusive rights to our proprietary Alpha DaRT technology in our core markets, including the United States and Europe.

While local radiation therapy has been a mainstay of cancer therapy for years, it has been mostly limited to modalities utilizing beta or gamma emissions, which primarily destroy cells through an indirect mechanism relying on oxygen and the generation of free radicals to cause single-strand DNA breaks. By contrast, alpha radiation has hundreds of times the linear energy transfer rate of beta-emitters. Additionally, alpha particles’ heavier mass and far shorter particle paths (less than 100 µm) relative to beta’s lighter mass and lengthier (up to 12 mm) path, have been shown to destroy radioresistant cells in clinical studies – causing multiple, irreparable, double-strand DNA breaks and other cellular damage upon direct impact – within a very short distance. Accordingly, we believe that alpha radiation has several significant potential advantages for use in cancer radiotherapy, including a high relative biological efficiency (potentially enabling it to destroy tumor cells with administration of lower levels of radiation), imperviousness to factors such as hypoxia, and a very well-defined range of travel with limited collateral damage. Nonetheless, its use has also been limited precisely due to alpha’s extremely short particle range in living tissue, as the range of less than 100 µm is insufficient to provide meaningful clinical utility.

The Alpha DaRT technology employs a series of radioactive sources that are embedded with Radium-224 to enable a controlled, intratumoral release of alpha-emitting atoms which diffuse and decay throughout the tumor, seeking to kill cancerous cells with localized precision, while penetrating deeper into the tumor than can otherwise be reached by the limited ranges of the alpha particles themselves. Due to the inherent limited range of the alpha particles, we believe that the Alpha DaRT technology has the potential to deliver powerful and localized precise killing impact to the tumor without damage to surrounding healthy tissue. By combining the innate relative biological effectiveness and short range of alpha particles in a single-use disposable form, we believe that the Alpha DaRT could address tumors that have otherwise demonstrated poor response to radiation therapy or other standards of care, with the potential to apply to a wide range of tumors and clinical settings.

We evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent SCC cancers of the skin and head and neck, the results of which were subsequently published in the International Journal for Radiation Oncology, Biology, Physics and which elicited a positive editorial reaction in the same journal. Efficacy was evaluated in 28 tumors of the skin and head and neck, and results showed that Alpha DaRT achieved a >78% complete response rate. The trial was conducted in an elderly (median age = 80.5 years) and largely pre-treated patient population, with 42% of the target lesions, including non-evaluated lesions, having already received radiation therapy. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. Following these initial positive results, we substantially expanded our clinical evaluations in later trials to a much wider patient population. Specifically, we initiated follow-on studies at multiple clinical sites in Israel and around the world, to evaluate Alpha DaRT in cancers of the skin, superficial soft tissue, or oral cavity, regardless of cell type, which includes SCC as well as basal cell carcinoma, melanoma, skin metastases, and others. As of November 30, 2021, across our clinical trials involving superficial lesions, i.e. tumors of the skin, head or neck, Alpha DaRTs have been administered to over 100 lesions, with no treatment-related severe adverse events, and in a pooled analysis evaluating those lesions that reached the evaluation endpoint per the treatment protocol of the applicable clinical trial, we have observed an overall response rate of 97%, including a complete responses rate of 72%. The supportive data from these first trials also led to the U.S. Food and Drug Administration, or FDA, granting Breakthrough Device Designation to the Alpha DaRT for the treatment of patients with SCC of the skin or oral cavity without curative standard of care.

In parallel, we are pursuing a similar approach towards seeking FDA marketing authorization for other uses for the Alpha DaRT technology in other indications by conducting feasibility studies and then generating potentially registrational data in other indications, such as breast, pancreas and prostate cancers, or applications such as combinations with immunotherapies.

We have engaged with a number of prestigious medical and educational institutions and, as of November 30, 2021, have eight clinical studies ongoing worldwide across these two parallel strategies, of generating data in superficial tumors as well as conducting studies in other indications.

Additionally, in our pre-clinical studies, we evaluated the Alpha DaRT on 19 tumor models (both human and mouse). Alpha DaRT sources were observed to have killed multiple types of mouse and human tumors in vivo. The intensity of the killing activity varied between tumor types, and was dependent on the ability of the radioactive atoms to diffuse inside the tumor and on the intrinsic sensitivity of the tissue to DNA damage induced by the radiation, but all tumor types showed responsiveness to Alpha DaRT, i.e., there was no observed resistance. We therefore believe that our technology may potentially be relevant for treatment across a broad range of tumors. We are currently focused on developing the Alpha DaRT for use in a number of potential applications, particularly in refractory or unresectable localized tumors which are not being adequately addressed by standard of care, tumor types with a high unmet need (such as pancreatic adenocarcinoma or glioblastoma multiforme), and metastatic tumors in combination with systemic therapies such as checkpoint inhibitors. We are also investigating the potential of the Alpha DaRT to elicit an immune response as observed in previous pre-clinical data, as well as anecdotal evidence of response from untreated tumors, or abscopal effects, which may have the potential to inhibit or even reduce metastases.

The Company was founded in November 2015 by Uzi Sofer, our Chief Executive Officer and Chairman, along with the inventors of the Alpha DaRT technology including Professor Itzhak Kelson and Professor Yona Keisari of Tel Aviv University, our Chief Physics Officer and Chief Scientific Officer, respectively. Together, they founded Alpha Tau with the goal of bringing this innovative technology out of the laboratory and into patients, in order to bring hope to cancer patients around the world.

We have also devoted a significant amount of time and resources establishing a robust patent portfolio so as to gain a strong scientific and commercial foothold worldwide. As of September 30, 2021, our patent portfolio included 82 issued patents, and 71 pending patent applications including two allowed patent applications, in the

United States, Europe, Canada, Japan, Australia, China, South Korea, Russia, Mexico, India, Hong Kong, Singapore, South Africa and ARIPO.

Our Therapeutic Focus

While we believe the Alpha DaRT has the potential to revolutionize the treatment of nearly all solid tumors, we have identified three initial areas of therapeutic focus for the development of our Alpha DaRT technology:

1.

Localized and Unresectable - Localized tumors of a type where either current treatment options are inadequate or unavailable for the patient, e.g., refractory or recurring tumors following surgery and/or radiation, unresectable tumors, or tumors in patients who are unable to withstand surgery. Some of these tumor types include SCC, head and neck SCC, and prostate tumors.

2.	High Unmet Need. Tumor types with high unmet need, limited treatment options and generally poor prognosis, such as pancreatic adenocarcinoma and glioblastoma.

3.

Metastatic. By combining our Alpha DaRT technology with systemic therapies, such as checkpoint inhibitors, we seek to boost the Alpha DaRT’s potentially immunogenic activity and trigger an immune response to detect and destroy metastatic cancers throughout the body.

Development Pipeline

We have a number of active clinical programs targeting a range of different tumor types. Our global clinical trial strategy involves progressing our lead program in superficial tumors, particularly in the United States, while conducting feasibility studies in order to evaluate the potential of the Alpha DaRT in other tumor areas of high unmet need or metastatic disease. As of November 30, 2021, we have administered Alpha DaRT treatment to 105 tumors across seven clinical trials. The following table summarizes our development pipeline:

Potential Advantages of the Alpha DaRT Technology

We believe the Alpha DaRT technology may offer the following potential advantages:

•

Potential to destroy solid tumors and preserve health tissue. Proprietary technology designed to harness alpha radiation in an effort to destroy solid tumors irreparably with localized precision, while sparing surrounding healthy tissue and limiting systemic side effects.

•

Broad potential utility across multiple tumors types supported by compelling safety data. Anti-tumor activity in clinical trials and pre-clinical studies has been observed across multiple tumor types, regardless of the size or location of the tumor or prior treatments, and the Alpha DaRT was generally well-tolerated in these studies and trials. We have also not observed any tumor types that demonstrated resistance to treatment with the Alpha DaRT technology. Taken together, we believe these results suggest the potential to treat patients with high unmet need.

•

Promising preliminary efficacy results. In a first-in-human study of 28 tumors of locally advanced and recurrent SCC cancers of the skin and head and neck, results showed that Alpha DaRT achieved 100% overall response rate with over 78% complete response rate.

•

Potential to treat patients with limited treatment options. Our Alpha DaRT technology is designed to deliver a powerful but conformal dose of radiation to a very targeted area, which we believe has the potential to address patients who have radio-resistant or recurring tumors, who are ineligible for surgery or for whom surgery would not have a meaningful impact on quality of life, or who otherwise would have limited treatment options.

•

Potential ease of use for patients and physician. Potential to be convenient and efficient for both physician and patient alike: The Alpha DaRT technology is designed to be administered through a quick, minimally invasive, generally outpatient procedure, with minimal radioactive exposure, and to yield rapid results without the need for hospitalization or protective gear. We believe that, if approved and commercialized, physicians could easily adapt the customizable treatment to a wide patient profile range without the need to purchase special equipment.

•

Potential stimulatory immune effect. Pre-clinical studies have demonstrated encouraging anti-tumor immune responses, cancer resistance and prolonged survival, with early results suggesting potential systemic cancer immune response when tested in combination with immunotherapies or other systemic therapies.

Our Strategy

Our mission is to use our proprietary Alpha DaRT technology to transform the treatment of solid tumors and broaden the potential scope of local radiotherapy delivery across multiple clinical settings. Key elements of our strategy include:

•

Complete our ongoing U.S. clinical trial evaluating the feasibility of Alpha DaRT in treating malignant skin and superficial soft tissue tumors. We are conducting a multi-center pilot feasibility trial to explore the delivery of radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT at Memorial Sloan Kettering Cancer Center and up to five other clinical sites around the United States. Our first patient was recruited into this trial in July 2021 and we completed recruitment in October 2021. We aim to report final results from this trial in the first half of 2022. Pending the results from this trial and feedback from the FDA, we anticipate initiating a pivotal trial in 2022.

•

Advance our global development pipeline by conducting feasibility studies in other tumors of high unmet need or metastatic diseases. We are seeking to develop the Alpha DaRT technology by conducting feasibility studies in other indications and then generating potentially registrational data in other such indications, such as breast, pancreas and prostate cancers, as well as in patients with metastatic cancer. As of November 30, 2021, we have eight clinical trials ongoing worldwide. We are also planning to investigate additional indications in pre-clinical studies, including hepatic cell carcinoma, glioblastoma multiforme, lung cancer and others.

•

Continue to evaluate the potential systemic immune response generated by the Alpha DaRT, particularly in combination with immunotherapies. We have conducted extensive pre-clinical studies focused on the combination of Alpha DaRT with immunomodulators, which have demonstrated encouraging anti-tumor immune responses. By combining our Alpha DaRT technology with systemic therapies, we seek to harness the Alpha DaRT’s potential immunogenic activity and trigger an immune response to detect and destroy metastatic cancers. In November 2021 we enrolled the first patient in our feasibility combination study of Alpha DaRT and pembrolizumab (Keytruda) for the treatment of SCC of the head and neck, or HNSCC, in Israel. We are currently constructing our own radioactive pre-clinical laboratory at our headquarters in Jerusalem, Israel to further enhance our capabilities of exploring potential combination therapies with Alpha DaRT.

•

Expand our independent manufacturing capabilities across strategic geographical regions. We are establishing production sites in key regions around the world to supply sufficient radioactive sources with fast, reliable and cost-efficient delivery to our global clinical trials and core markets where we may seek additional marketing authorizations. We currently operate two manufacturing plants: a first facility located in Tel Aviv, Israel and the second facility located in the United States, in Lawrence, Massachusetts. We are in the process of finishing a facility in Jerusalem, Israel, which we aim to be able to leverage for clinical supply during the first half of 2022, and are in the design phase for a facility in Togane, Japan.

•

Pursue marketing authorization and, if authorized, third-party payor coverage in multiple geographies, with a focus on the United States. We anticipate pursuing marketing authorization, third-party payor coverage and reimbursement for the use of our Alpha DaRT technology in multiple geographies, with a focus on the United States. If approved, we expect to commercialize our Alpha DaRT technology first in the United States before other markets, including Israel, notwithstanding our existing marketing authorization in Israel.

Background of Radiation-Based Cancer Treatment

Solid Tumors

Tumors develop as an accumulation of mutated cells that are unable to regulate their growth, moving through the cell cycle uncontrollably and dividing excessively with properties that enable them to invade and destroy surrounding tissue. Cancer cells are able to co-opt the microenvironment, which enables the tumors to bypass the immune system and promote further growth and spread. Cancer cells can break away from the original tumor via the blood stream or the lymphatic system to form new cells elsewhere, called metastasis, and cause the growth of new blood vessels, a process called angiogenesis, which gives tumor cells a source of oxygen, nutrients and a mechanism to release waste products. In 2020 alone, there were over 19 million new cancer diagnoses and 10 million cancer-related deaths worldwide, of which over 90% related to solid tumors, according to the World Health Organization’s International Agency for Research on Cancer.

Radioactive Decay

Radioactive decay, the process by which a source emits energy that can penetrate certain materials, is well known for its extreme potency and capacity to destroy living cells when the radiation generated is at a sufficiently high intensity. Such sources include elements that possess an excess or imbalance of energy and consequently lack internal stability. As a result, such elements, termed radionuclides or radioisotopes, will naturally and spontaneously emit, or radiate, the excess energy in order to stabilize, in a random process which cannot be predicted. However, it is possible to define certain parameters such as the nature of the decay and its likelihood over a specified period of time. Amid the process of radioactive decay, the original element, with the excess energy stripped, will spin off into a new element, or a daughter atom. If this daughter atom is itself unstable, it, too, will shed its excess energy and generate its own daughter atom, setting into motion a decay chain until full stability is ultimately reached. While it remains unknown how long it will take an individual atom to fully stabilize, we can quantify how long it will take, on average, for half of a given quantity of an element to decay: known as a half-life, which can range among different radioisotopes from as little as infinitesimal fractions of a second, to billions of years.

Alpha, Beta, and Gamma Radiation

Specific radioactive elements will consistently undergo one or more types of radioactive decay with their own, fixed characteristics, and can result in the release of particles or photons. For example, the element Radium-224 will undergo decay by shedding two protons and two neutrons (alpha particle), generating the element Radon-220, and in so doing, emit energy during the release of the alpha particle. This process is known as alpha radiation or alpha decay, and the alpha particle, bearing the mass-heavy, sloughed-off protons and neutrons, will itself be heavy (with an atomic mass of 4). By comparison, one form of beta decay occurs when an element emits an electron, with a negative charge and a relatively low mass. Alpha particles are far bulkier and slower than beta particle electrons: over 7,000 times heavier with approximately 200 times the linear energy transfer rate.

Alpha and beta particles, being charged, interact with the charges of every atom they encounter and continually slow down as they travel. Because alpha particles have such a high mass and linear energy transfer rate, they dissipate their energy quickly and are unable to penetrate most surfaces, even as thin as a piece of paper. Alpha particles therefore have no clinical impact when delivered externally, since they cannot penetrate the skin. On the other hand, beta particles are more nimble than their alpha counterparts and can penetrate further into matter; however, because they have equally low mass as the electrons they encounter, beta particles transfer their energy and also fade quickly when encountering a surface of some thickness, such as being stopped by a sheet of aluminum.

Gamma decay, by contrast, does not involve any transfer of charge but rather a reconfiguration of the existing subatomic particles, triggering the emission of high-energy photons in the form of gamma rays that can pass longer distances and are attenuated over lengths, depending on the medium being traversed.

Radioactivity involves spontaneity, with high radioactivity corresponding to high likelihood of sporadic emissions towards stabilization. Clinical application of the emitted energy – the alpha particles, beta particles and gamma rays – from a radioactive source therefore demands the controlled harnessing of a spontaneous phenomenon, but with some predictable, key parameters, towards a specific desired outcome.

Mechanisms of Alpha, Beta, and Gamma Radiotherapy

Radiation, when aimed towards the destruction of cancerous or other damaged cells in the body, is known as radiotherapy. Depending on the patient’s particular condition, radiotherapy can be either an alternative or a complement to surgery or systemic therapies for the treatment of cancer.

Cell death induced by radiotherapy can occur either through direct or indirect DNA damage. Alpha particles generate direct DNA damage, while beta particles and gamma rays destroy cancer cells primarily when they encounter oxygen: specifically, they rely on the presence of oxygen which, upon impact from the beta or gamma radiation, forcefully ejects electrons in a process known as ionization, wherein these atoms, now excited with unpaired electrons, become free radicals which are highly reactive. While the beta or gamma radiation will have little direct impact on the cells, the highly reactive free radicals will react with cellular machinery, including a strand of DNA should they encounter one, generating a single-strand break in the DNA. This is often a short-lived success, however, as the cancer cell may be able to reconstitute or repair the DNA damage after single-strand breaks, depending on its current position in the cell cycle. By contrast, alpha-emitters, with hundreds of times the linear energy transfer rate of beta-emitters, and alpha particles’ heavier mass and far shorter particle paths (less than 100 µm) relative to beta particles’ lighter mass and lengthier (up to 12 mm) path, have destroyed radioresistant cells more effectively than other forms of radiation such as photons (e.g. X-rays) in pre-clinical studies – causing multiple, irreparable, DNA double-strand breaks and other cellular damage upon direct impact – within a very short distance. Alpha radiotherapy has approximately 500x more concentrated cytotoxic potency than beta particles, with radioactive potency that attenuates as they travel. Beta and gamma radiation are inherently limited in their use in radiotherapy, as their weaker potency and their reliance on multiple interactions demand significantly higher levels of radiation to destroy cancer cells, and these modalities have shown limited efficacy in hypoxic tumor tissue due to the lack of oxygen to generate free radicals. In addition, the relatively long range of beta and gamma increases the risk of greater imprecision, dissipation of potency, and potential collateral tissue damage. By contrast, we believe that alpha radiotherapy, owing to the nature of its high strength and very tightly controlled range, as well as the direct cellular impact not reliant on oxygen, has the potential to overcome treatment resistance to beta and gamma radiotherapy, and to offer a highly conformal and effective source of radiotherapy with very limited damage to surrounding tissues.

We believe that alpha radiation may also have the potential to generate an immune-modulated systemic effect in the body when being used for localized treatment, given that it possesses several unique properties: (a) its high linear energy transfer, (b) rapid tumor cell destruction while sparing the surrounding lymphatic tissue, nearby tissues and blood vessels, and (c) the potential to release large amounts of tumor antigens and attract inflammatory and immune cells into the tumor vicinity.

Systemic vs. Local Radiotherapies

Radiotherapy can be deployed as both a systemic agent and as a localized therapy. Systemic therapies are those which treat the entire body, and in the context of cancer therapies generally utilize pharmaceutical products, such as chemotherapy or immunotherapy drugs, injected into the body to damage (or stimulate the body to damage) cancer cells throughout the body preferentially over other cells. Local therapies, such as surgical excision, are those which address a disease or injury at a specific point, and in the context of cancer therapies will generally target a specific tumor or set of tumors to be treated.

Localized radiotherapy is commonly performed by External Beam Radiotherapy, or EBRT, directing external beams of gamma radiation powerful enough to penetrate the body and damage or destroy cancer cells’ DNA if such cells are in the process of division. EBRT remains a widely used form of radiotherapy, but due to the high doses required for tumor control, results in normal tissue toxicity. While toxicity has been reduced due to technologic improvements such as Intensity-modulated radiation therapy, or IMRT, which allow for a more conformal treatment, significant side effects have continued to be observed in the clinic.

Developments in the field of nuclear medicine have introduced the use of radiopharmaceuticals or radio-labeled antibodies, drugs containing a radiation-emitting radionuclide that is naturally absorbed into specific organs or binds to specific molecules to target specific organs, tissues or cells within the body. Systemic radiotherapy involves the use of isotopes such as beta emitting Iodine-131, Strontium-89, Samarium-153, and Radium-223, alone or attached to targeting molecules and injected in liquid form into the body intravenously to travel through the bloodstream to kill cancerous cells, and are then ejected from the body via urine, sweat, and saliva.

Limitations of Systemic Radiotherapy

Systemic radiotherapy is beset by certain significant limitations. Although the radiopharmaceuticals or radio-labeled antibodies are armed with targeting mechanisms, certain amounts of radionuclide may still damage healthy tissue. Additionally, certain tumors may be beyond the reach of intravenously administered radiopharmaceuticals. Given the need for sufficient concentration of radiation at the tumor site to have an effect, systemic therapy has the potential to generate systemic toxicity and collateral damage to healthy tissue, critical organs and blood vessels, without sufficiently addressing the targeted tumor if the local concentration of radiation on site is insufficient.

Limitations of Local Radiotherapy

In contrast to systemic radiotherapies, local radiotherapies are targeted directly to the cancer and therefore may avoid the shortcomings of systemic treatment. By focusing on the tumor and sparing the healthy cells, there may be fewer debilitating side effects, and the cancerous cells may be destroyed while allowing healthy cells to utilize their superior repair mechanisms to recover from the impact of localized radiation.

Local radiotherapy can be performed either externally, by directing one or more beams of EBRT, such as high-energy X-rays or gamma rays, towards the primary tumor and its immediate surroundings, or internally, through the insertion into the body of radiation in solid form, a procedure known as brachytherapy. EBRT and related therapies can be an effective method of destroying the tumor by irradiation but are prone to causing spillover damage in the surrounding healthy tissue and are therefore not practicable in every situation, as certain tumors may be unable to receive a sufficient therapeutic dose due to the surrounding normal tissue tolerance. Recent innovations in the field, such as IMRT, stereotactic radiosurgery and stereotactic body radiation therapy, have focused on improving the precision of gamma rays to concentrate more radiation in a tighter area, but ultimately face similar limitations from the innate characteristics of gamma rays.

In brachytherapy, small capsules containing a therapeutic dose of radiation, or seeds, are placed in or as close as possible to the tumor. By hewing closely to the tumor and utilizing the sharp dose falloff beyond the seed, physicians may more ably navigate around the healthy surrounding tissue. Brachytherapy, in being based on beta or gamma radiation, has similar concerns with respect to spillover damage in the surrounding healthy tissue.

A less common form of internal radiotherapy is radioembolization, or selective internal radiation therapy, via tiny radioactive beads. The ability of these radioactive beads to adhere to small blood vessels has led to their use in the treatment of liver cancer. Given the unique differential blood supply of the liver, irradiating the tumor and concurrently blocking the blood supply may deprive the tumor of vital oxygen and nutrients.

In any instance of radiotherapy, the total exposure must be carefully calibrated, as the human body has a fixed, maximum level of radiation tolerance before the onset of irreversible toxicity and debilitating side effects, such as impaired brain, spinal cord, kidney and bone marrow function and immune deficiency. With its higher relative biological efficiency enabling lower dose levels for anti-tumor activity, and very limited range, we believe alpha radiotherapy may offer an attractive treatment modality against this backdrop.

Uses of Alpha Radiation in Radiotherapy

We believe alpha radiation has several significant advantages for use in cancer radiotherapy, including having a high relative biological efficiency (potentially enabling it to destroy tumor cells with administration of lower levels of radiation); it is impervious to factors such as hypoxia, and it has a very well-defined range of travel with limited collateral damage. Nonetheless, its use has also been limited precisely due to alpha’s extremely short particle range of less than 100 µm in living tissue, well below the threshold of clinical utility. For this reason, traditional attempts to deliver alpha radiation locally have failed to generate a clinically useful killing effect.

The limited use to date of alpha radiation in radiotherapy has been in systemic therapies using radiopharmaceuticals. For example, Xofigo, a salt of radium that naturally localizes to regions where cancer cells are infiltrating bone, has been approved by the FDA for the treatment of bone metastases associated with prostate cancer. Other experimental systemic alpha applications often rely on the conjugation of an alpha-emitting radioisotope with a targeting mechanism such as an antibody (creating an antibody-radionuclide conjugate), with the aim of preferential attachment to cancer cells throughout the body before the radionuclide decays. No solution has been approved that delivers local alpha particles able to penetrate into the depth of tumors, which we believe has hindered the local radiotherapeutic utility of alpha emitters.

Our Solution: Alpha DaRT Technology

Mechanism of Action of the Alpha DaRT Technology

The Alpha DaRT technology is designed to act through the controlled release of alpha-emitting atoms directly into a tumor, relying on the innate decay chain of Radium-224 to release and propel multiple alpha emitters deeper into the tumor than can be achieved by the limited (less than 100 µm) ranges of the alpha particles themselves. Radium-224, with a decay chain releasing four alpha particles, has a half-life of approximately 3.7 days, while the remaining decay chain has a total half-life of approximately 12 hours, before eventually stabilizing in inert form.

The Alpha DaRT utilizes stainless steel sources that are embedded with Radium-224. The Alpha DaRT source is designed to be injected into the tumor using one of the proprietary applicators we have developed. Once injected, the radium remains attached to the source, while its daughter atoms detach, spontaneously decay and recoil in succession, with the goal of emitting potentially cytotoxic alpha particle payloads as they move deeper into the tumor until eventually stabilizing. The sources are designed to be placed a few millimeters apart from each other in the tumor to fully utilize the range of each source, and the Alpha DaRT’s localized action is designed to kill the cancer cells while sparing the neighboring healthy cells.

The illustration below depicts the decay chain process of Radium-224, which is affixed to the Alpha DaRT source while its daughter atoms are designed to diffuse inside a tumor.

The graphics below illustrate the radioactivity seen in a cross-section of a tumor grown in a mouse with a single Alpha DaRT source through the center, as well as the impact on the tumor from an adjacent slice under a histological stain. As illustrated, the Alpha DaRT delivered a high dose of radiation in a very conformal form, with near zero radiation detected outside of the 5mm range surrounding the source. This result is also seen clearly under histological stain, where the corresponding section of the tumor was destroyed while the surrounding environs continued to be unaffected by radiation.

The radioisotopes are designed to disperse in the cancerous medium by diffusion and convection due to the tumor chaotic vascularity, as well as from ongoing recoil during the repeated alpha decays. Moreover, the blood vessels formed in tumors tend to have leaky walls, which we believe increases the chance of the radioactive isotopes staying in the tumor and potentially prolonging killing activity. The net result is that the potential range of cell killing in the tumor is up to five millimeters, which is up to 100 times the range of the alpha particles themselves. By contrast, healthy tissue has a highly organized vascular structure, with numerous, well-ordered blood vessels through which a radioisotope can be easily washed out.

In our animal studies, the range of the Alpha DaRT was meaningfully more extensive in tumor tissue than it was in healthy tissue, as shown in the two images below comparing radioactivity visible on a radiograph when inserting the Alpha DaRT into SCC tissue and healthy tissue.

Diffusion in SCC	Diffusion in Healthy Tissue

Our Programs

Clinical Development Plan

Our development strategy is focused on evaluating the safety and efficacy of the Alpha DaRT technology across multiple solid tumor types through broad-ranging pre-clinical studies and into clinical trials. We have successfully completed a first-in-human trial of Alpha DaRT in patients with superficial and skin tumors and are focused on further developing Alpha DaRT for purposes of seeking FDA marketing authorization in this indication. We are also generating additional clinical evidence regarding the Alpha DaRT technology in superficial and skin tumors from clinical sites around the world, to provide further support for a potential FDA marketing authorization and third-party payor coverage and reimbursement in the United States and around the world. In parallel, we are pursuing a similar approach towards developing the Alpha DaRT technology for other uses by conducting feasibility studies and then generating potentially registrational data in other indications, such as breast, pancreas and prostate cancers, or applications such as combinations with immunotherapies. We have engaged with a number of prestigious medical and educational institutions and, as of November 30, 2021, we have eight clinical studies ongoing worldwide.

Squamous Cell Carcinoma of the Skin, Head and Neck

SCCs are cancers which grow out of squamous epithelial cells, commonly found on the skin or in the lining of bodily organs or respiratory and upper digestive tracts. According to the American Cancer Society and the Skin Cancer Foundation, more than one million cases of SCC of the skin are diagnosed every year in the United States. Over 50,000 cases of SCC of the head and neck are diagnosed every year in the United States, with SCC making up approximately 90% of head and neck cancers. In the more difficult cutaneous SCC cases, we estimate that approximately 10% are treated by radiotherapy, and nearly 20% of cutaneous SCC will recur within five years after treatment by superficial radiotherapy. We selected SCC of the skin, head and neck as an initial target for the Alpha DaRT because of the relative simplicity of delineation and delivery to superficial solid tumors, as well as the ability to easily assess the Alpha DaRT’s effects on the tumors and the surrounding tissue on an ongoing basis and to monitor for any potential serious adverse events.

Rabin Medical Center, Israel, and ISRT, Italy (Completed; 2017 – 2019)

We evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent squamous cell carcinoma cancers of the skin and head and neck, the results of which were subsequently published in the International Journal for Radiation Oncology, Biology, Physics and which elected a positive editorial reaction in the same journal. The trial was conducted in an elderly (median age

= 80.5 years) and largely pre-treated patient population, with 42% of the treated lesions having already received radiation therapy. Efficacy was evaluated in 28 tumors of the skin and head and neck, and results showed that Alpha DaRT achieved a >78% complete response rate. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity.

Study Design

This prospective, first-in-human, multi-center clinical study initially included 31 lesions across 27 patients. Four patients were enrolled at first to evaluate feasibility, which was defined as the ability to implant Alpha DaRT into a tumor without generating Grade 3 toxicity after three months on treatment. Once feasibility was established, an additional 23 patients were enrolled to further evaluate toxicity and preliminary efficacy, namely, the tumor response and local progression-free survival, or PFS. Eligibility criteria included patients with biopsy-proven squamous cancers of the skin and head and neck with either primary tumors or recurrent/previously treated disease by either surgery or prior external beam radiation therapy; 13 of 31 lesions (42%) received prior radiation therapy. Safety was evaluated according to the Common Terminology Criteria for Adverse Events, or CTCAE, version 4.03. Tumor response was assessed at 30 to 45 days at a follow-up visit using the Response Evaluation Criteria in Solid Tumors, version 1.1, or RECIST. Median follow-up time was 6.7 months when the trial ended in March 2019.

The Eastern Cooperative Oncology Group, or ECOG, Performance Status scale was also evaluated at baseline. Lesions were photographed and measured physically. Additional baseline (pre-insertion) examinations included complete blood test, liver and kidney function tests, urinalysis, and radioactivity measurements in blood and urine. After enrollment, eligible patients underwent a computed tomography, or CT, scan to obtain pretreatment tumor volume. These values were used to determine the appropriate number of Alpha DaRT sources required to encompass tumor volume. Before treatment, an experienced head and neck surgeon evaluated all patients to assess feasibility for further salvage surgery.

Thirty-one lesions in 27 patients were evaluated in this study, including 22 patients from Rabin Medical Center, Israel, and five from Instituto Scientifico Romagnolo per Lo Studio e la Cura dei Tumori, Italy. Of the 31 lesions, efficacy evaluations were conducted on 28 lesions from patients who met the study eligibility criteria, received the protocol-specified Alpha DaRT treatment, and completed the minimum follow-up at 6 weeks after treatment. The average number of Ra-224 DaRT sources inserted into these 31 tumors was 27.7 sources (range, 3-169 sources) of two µCi each, with an average treatment duration of 16.3 days. The average radioactivity of the sources on the day of insertion was 55.4 µCi.

Biosafety Evaluation

Radioactivity measurements (at insertion site, at different body areas, and in blood and urine samples), vital signs, and general assessments of the patients’ medical condition were recorded at baseline and during follow-up visits. There was no measurable radioactivity from the treatment in the blood and urine in patients 30 days after treatment. The values of alpha doses were well within the maximum tolerable doses of radiation for the lungs, kidneys, and bone marrow at 1500, 500, and 100 centiGy (a unit of measuring absorbed radiation dose), respectively.

Study follow-up examinations included repeat blood tests and urinalysis, additional blood and urine radiation measurements, and assessment of ECOG Performance Status scale at four, nine, and 30 days post-Alpha DaRT insertion. Tumor size was measured again at 30 to 45 days following Alpha DaRT insertion. Change in tumor size was assessed by physical examination when possible, or in most cases, by radiological imaging, including PET-CT or CT scans. Tumor response was assessed during a 30-to-45 day follow-up visit using RECIST. Only the irradiated tumor was considered a target lesion for response assessment. Response criteria were defined as follows: complete response, disappearance of the irradiated tumor, or CR; partial response, at least a 30% decrease in the longest dimension of the irradiated tumor, or PR; progressive disease, at least a 20% increase in the longest dimension of the irradiated tumor, taking as reference the smallest longest dimension recorded in radiotherapy, or PD; stable disease, neither sufficient shrinkage to qualify for PR nor sufficient increase to qualify for PD, taking as reference the smallest sum since the treatment started. Four to six weeks following Alpha DaRT insertion, a biopsy was obtained if there was clinical suspicion of residual disease. Patients were subsequently evaluated every two months.

Efficacy Results

Twenty-eight target lesions were evaluable to determine tumor response. All evaluable target lesions responded to treatment, with CRs observed in 22 lesions (78.6%), and a PR (tumor reduction between 30% and 100%) was observed in the other six lesions (21.4%). An example of a CR observed in a patient with a newly diagnosed scalp tumor is shown in the figure below.

Pre-Treatment	Alpha DaRT Insertion

30 Days Post Alpha DaRT Insertion

Fifteen of the 16 evaluable lesions (94%) that did not receive prior radiotherapy demonstrated a CR and, among the lesions that were previously treated with radiotherapy, 7 of 12 (58%) had a CR. Among the 22 lesions that achieved a CR, 5 developed a local relapse at the site of DaRT implantation at a median of 4.9 months (range, 2.43-5.52 months) after treatment. The Kaplan-Meier estimated local PFS rate for all patients at one year was 44% (CI, 20.3-64.3%). Among patients with an initial CR to treatment, the Kaplan-Meier estimated local PFS rate at one year was 60%. Only 32% of the patients had a full year of follow-up. Patients who achieved an initial CR had significantly higher local PFS and overall survival rates at one year compared with those who achieved a PR (60.1% and 93% compared with 0% and 0%, respectively) (Fig).

Local Progression-Free Survival Stratified by Response Status

Overall survival rates to 12 months post-DaRT implantation were 75% (95% CI, 46.14-89.99%) among all patients and 93% (95% CI, 59.08-98.96%) among complete responders. The median follow-up was 6.7 months (range, 1.45-23.36 months).

One patient who was treated twice for skin SCC exhibited a unique response, as each time a lesion was treated, a second, non-target lesion responded as well, manifesting as CR to the treatment. The details of this patient’s unique response were published in a 2019 case report in the Journal of Contemporary Brachytherapy. The publication concluded that DaRT treatment may play a very important role because it could stimulate an anti-tumor immune reactivity with more ease than low-LET radiation that is used with conventional EBRT. Furthermore, the destruction of the tumor by DaRT maintains an intact vasculature around the tumor, enabling an influx of immune cells to recognize and destroy tumor cells.

There was no statistically significant difference in local PFS between primary (newly diagnosed) and recurrent lesions at one year. Median local PFS among patients with recurrent tumors was 5.5 months and was 5.09 months for those with primary tumors. There was also no statistically significant difference in local PFS between recurrent or primary lesions. There was no significant difference in initial response rates and toxicity outcomes between patients who received prior radiotherapy and those who did not. Median local PFS among patients with prior radiation was 5.2 months and was 5.1 months for those without previous radiation.

Following these initial positive results, we expanded our clinical evaluations to a wider patient population and initiated follow-on trials at multiple clinical sites in Israel and around the world. These trials are designed to evaluate Alpha DaRT in cancers of the skin, superficial soft tissue, or oral cavity, regardless of cell type, which includes SCC as well as basal cell carcinoma, melanoma, skin metastases, and others. We also initiated a trial to evaluate the retreatment of patients who previously were treated with the Alpha DaRT. As of November 30, 2021, across our clinical trials involving superficial lesions, i.e., tumors of the skin, head or neck, Alpha DaRTs have been administered to over 100 lesions, with no treatment-related SAEs, and in a pooled analysis of patients who were treated per the applicable trial protocol, we identified an overall response rate of 97% observed among those lesions that reached the evaluation endpoint, including a complete response rate of 72%. The data from these first trials led to the FDA granting Breakthrough Device Designation to the Alpha DaRT for the treatment of patients with SCC of the skin or oral cavity without curative standard of care.

Safety Results

Treatment-related adverse events generally included local pain and erythema at the implant site, followed by swelling and mild skin ulceration, and were limited to Grade 1 (mild) or Grade 2 (moderate) adverse events. For pain and Grade 2 skin ulcerations, 90% of patients showed resolution of these adverse events within three to five weeks. In general, these acute toxicities were resolved within a median time of 15 days. In eight patients, the Alpha DaRT sources were inserted adjacent (less than 5 mm) to bone and teeth, and none developed osteoradionecrosis. Two serious adverse events, or SAEs, were reported, both of which were determined to be unrelated to the study treatment. No device-related SAEs were observed during the course of treatment or at follow-up. The incidence rate of device-related SAEs was 0% over time (95% confidence interval, or CI, 0-12.06%) and the incidence rate of unrelated SAEs was 7.14% (95% CI, 1.98-22.65%). Two SAEs were reported, both of which were determined to be unrelated to the protocol therapy. One patient developed pneumonia after therapy and subsequently expired owing to their underlying poor performance status and multiple comorbidities. In a second patient treated with the Alpha DaRT for a SCC confined to the nose, cerebral edema was attributed to a prior course of radiation therapy to the base of skull and posterior orbit. No device-related SAEs were observed during the course of treatment or follow-up. No subsequent toxicities were observed during follow-up visits.

Memorial Sloan Kettering Cancer Center, NY / Multi-Center (Recruiting)

We have received approval of an investigational device exemption, or IDE, from the FDA to evaluate Alpha DaRT in a clinical study designed to collect preliminary safety and efficacy data that may be required to support an application for marketing authorization. The IDE permits us to conduct a clinical study to evaluate the feasibility of Alpha DaRT in treating malignant skin and superficial soft tissue tumors. This trial was initially opened in 2020 at Memorial Sloan Kettering Cancer Center, New York, but recruitment was delayed due to the impact of COVID-19 in New York City. The FDA recently approved our request to convert the study into a multi-center study via the addition of up to five other clinical sites around the United States. Following completion of this trial, and pending further discussion with the FDA, we plan to conduct a single pivotal trial to support U.S. marketing authorization. Our first patient was recruited into this trial in early July 2021 and we completed recruitment in October 2021.

Study Design

The initial IDE study is a pilot feasibility trial in which 10 subjects will be enrolled, with an interim read-out planned after the first five subjects administered with the Alpha DaRT have been evaluated. The primary objectives are to explore the feasibility of delivering radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT, with a goal of achieving successful delivery in at least 7 of the 10 patients, as well as to determine the frequency and severity of acute adverse events. Secondary objectives will include assessments of radiotherapy-related adverse events, tumor response, radiation safety, stability of device placement, and quality of life measures. Eligible patients will have a malignant skin or superficial soft tissue tumor 1-5 cm in size that is suitable for percutaneous interstitial brachytherapy, a form of radiotherapy. The minimum longest dimension for the tumor is 1 cm. The minimum tumor thickness is 4 mm.

After enrolling in the trial, eligible subjects will undergo a volumetric assessment of the tumor by a CT planning scan. Volumetric images will be used to generate the plan for delivering Alpha DaRT by defining the optimal number, size and location for Alpha DaRT source placement. After radiation planning is completed, the Alpha DaRT source will be inserted using pre-planned radiotherapy parameters (with a specified number and size of Alpha DaRT sources). Immediately after placement of the Alpha DaRT sources, a standard planning CT will be performed to assess source positions within the tumor. A physical dose of 10 Gy will be prescribed, which is equivalent to a weighted radiation dose of 200 CGyE.

Approximately two to three weeks after placement of the Alpha DaRT sources, the placement of the sources will be reassessed by volumetric imaging, and then they will be removed. Tumor response will be assessed periodically three months after removal of the Alpha DaRT source.

Combination Study: DaRT + Checkpoint Inhibitor (Planning)

As part of our clinical development program for the Alpha DaRT in SCC, in November 2021 we initiated a combination study of the Alpha DaRT and pembrolizumab (Keytruda) for the treatment of HNSCC, in Israel. We chose to evaluate the Alpha DaRT in combination with pembrolizumab for the treatment of HNSCC because in our pre-clinical studies (discussed below), the combined use of Alpha DaRT with immunomodulators resulted in decreased metastatic burden and improved survival in treated animals. Further, the results indicated that this activity was modulated by activation of the immune system. Both pembrolizumab, a humanized antibody targeting the PD-1 receptor of lymphocytes, and Alpha DaRT have shown positive results in clinical studies in the treatment of HNSCC. Consequently we are aiming to explore the combination of these interventions as a potential treatment for metastatic or recurrent HNSCC.

Study Objectives and Design

The primary objectives of this study are to evaluate efficacy of Alpha DaRT in combination with pembrolizumab via the Confirmed Best Overall Response as defined by RECIST. Secondary objectives include assessments of the frequency, severity and causality of acute adverse events related to the Alpha DaRT treatment in combination with pembrolizumab. Patients enrolled in the trial will receive pembrolizumab cycles every three weeks both before and after receiving Alpha DaRT treatment. The study uses a two-stage adaptive design and can recruit up to 48 patients, with a planned interim analysis after the first 18 patients have been treated. Adverse events will be assessed and graded according to CTCAE version 5.0. PFS will be defined as the time from pembrolizumab treatment start date to progressive disease according to RECIST or death due to any cause, whichever occurs first. Overall Survival is defined as the time from pembrolizumab treatment start date to death due to any cause or lost to follow up. Duration of Response is defined as the interval from the time measurement criteria are first met for CR, PR, or stable disease (whichever is first recorded) until the first date recurrent or progressive disease is objectively documented. Exploratory objectives include the assessment of immunological parameters as a result of Alpha DaRT administration in combination with pembrolizumab. The image below illustrates the trial design for this combination study:

France Multi-Center– Skin Cancer (Open)

We have initiated a multi-center study at six cancer centers in France to investigate the safety and efficacy of Alpha DaRT for the treatment of malignant cutaneous tumors. The target population will consist of two cohorts: newly diagnosed patients (up to 49 subjects), and patients with recurrent disease or aggressive pathology (i.e., melanoma) (36 subjects). The primary effectiveness endpoint is the assessment of the overall response rate, or ORR, using RECIST criteria, 9 to 11 weeks after Alpha DaRT source insertion. The secondary effectiveness endpoints include assessment of the reduction in tumor volume based on CT / ultrasound / physical examination-measured tumor volume at 9 to 11 weeks, assessment of Alpha DaRT source placement using CT imaging on the day of Alpha DaRT insertion, patient-reported health-related Quality of Life, or QoL, outcomes, and Disease-Free Survival at 12- and 24-months post-Alpha DaRT source insertion. Safety objectives include assessment of acute AEs both related and unrelated to Alpha DaRT administration, according to CTCAE version 5.0, all vital signs, blood and urine tests, and subject external radiation levels, and assessment of chronic AEs related to Alpha DaRT at 12- and 24-months post-source insertion.

Breast Cancer

We selected breast cancer as the next target for clinical evaluation of the Alpha DaRT given the potential for percutaneous access using similar applicators to those we have used in clinical studies evaluating skin, head & neck tumors, as well as the high worldwide incidence of the disease. In the United States, the Surveillance, Epidemiology, and End Results Program of the National Cancer Institute estimates there will be over 280,000 new female breast cancer diagnoses in 2021, and the U.S. Centers for Disease Control and Prevention reports that breast cancer is the second most common cancer in US women, after skin cancer.

Japan – Head and Neck Cancer and Breast Cancer (Recruiting)

According to the Japanese Cancer Information Service, in 2013 there were approximately 25,000 new diagnoses of skin cancers, 19,000 new diagnoses of cancers of the oral cavity & pharynx, and 77,000 new diagnoses of female breast cancer in Japan.

In Japan, we are conducting a clinical study at three cancer centers, in which we plan to recruit a total of 18 patients: 12 with head or neck cancer and six breast cancer patients. The study is designed as a prospective, single arm open-label study. Patients with a history of radiation therapy with cancer of the head and neck or breast which is recurrent and non-responsive or non-indicative for medical treatment are included in the study.

The primary objective and endpoint of this study is to assess the efficacy of Alpha DaRT, and the rate of reduction in tumor size 9 to 11 weeks after the source insertion is evaluated based on RECIST. The secondary objective of this study is to assess the safety of Alpha DaRT, including as measured by the incidence, severity, and frequency of AEs, including during the observation period.

As of September 30, 2021, we have recruited eleven patients for the head and neck tumors section of the trial. If the results from the head and neck tumors section of the trial are positive, we may engage with Japan’s Pharmaceuticals and Medical Devices Agency regarding potential review in the first half of 2022. We are continuing to recruit breast cancer patients.

A. Tsyb Medical Radiological Research Center, Russia (Recruiting)

In 2019, we initiated a trial at the A. Tsyb Medical Radiological Research Center in Obninsk, Russia, to investigate the safety and efficacy of Alpha DaRT for the treatment of 30 newly diagnosed breast carcinoma patients with distant metastases.

The primary efficacy endpoint of the study is the assessment of tumor response using RECIST 9 to 11 weeks after Alpha DaRT source insertion. The primary safety endpoint is to assess the frequency, severity and causality of acute AEs related to Alpha DaRT sources insertion, assessed and graded according to CTCAE version 5.0. Other safety endpoints include all AEs related and unrelated to the study treatment, vital signs, blood and urine tests, and subject and personnel radiation levels.

The secondary endpoints include: assessment of the reduction in tumor volume and maximum standardized uptake value (SUVmax) in CT/PET-CT and any pathological remissions, assessment of the Alpha DaRT source placement using CT imaging on the day of placement, patient-reported QoL measures, any abscopal effect on existing distant metastases at the time of Alpha DaRT removal, and PFS for 6 months after Alpha DaRT source insertion.

As of September 30, 2021, one patient had been recruited and treated in this trial. We understand from the clinicians treating her that this patient showed a response following treatment as well as a potential abscopal effect, although we do not expect that this patient will be included in the per-protocol population due to insufficient ongoing imaging.

Pancreatic Cancer

Pancreatic cancer is the fourth leading cause of cancer-related mortality, responsible for 7% of all cancer-related deaths in both men and women. It is associated with an extremely poor prognosis, reflected by a median survival of five to eight months and a five-year survival probability of less than 5% when all stages are combined. Pancreatic cancer is particularly deadly due to the fact that there are no unique symptoms in its early stages, and, since the pancreas is obscured by other organs in the abdomen and is difficult to visualize clearly on imaging tests, it is therefore typically not detected before having already metastasized to regional lymph nodes, the liver, the lungs or other visceral organs such as the stomach or colon. We selected pancreatic cancer as a target for the Alpha DaRT technology in light of the poor prognosis associated with this particular cancer, as well as our pre-clinical research in which the Alpha DaRT showed activity against pancreatic adenocarcinoma cells.

Centre Hospitalier de l’Université de Montréal, Canada (Recruiting)

We have initiated a single-site clinical study at Centre Hospitalier de l’Université de Montréal, or CHUM, to investigate the feasibility, safety and preliminary efficacy of Alpha DaRT for the treatment of advanced pancreatic cancer. No patients have been recruited as of September 30, 2021 due to COVID-19. Recruitment is open for 30 patients with locally advanced (Stage II or Stage III) or metastatic (Stage IV) pancreatic adenocarcinoma which has been histologically and/or cytologically proven and which is not amenable to surgery, with a tumor lesion of less than four cm.

There are two short-term objectives of this study: to evaluate the feasibility and safety of Alpha DaRT as assessed by the incidence of device-related AEs and SAEs, and to evaluate the preliminary efficacy of Alpha DaRT for pancreatic cancer patients, as measured by ORR following the insertion of the sources, and any observable change in CA19-9 as a marker of tissue damage. The long-term objectives include evaluating overall survival following Alpha DaRT sources insertion, stent durability after Alpha DaRT sources insertion, and change in quality of life as measured by patient questionnaires.

The primary endpoints of the study are: feasibility, as measured by the successful placement of the Alpha DaRT sources within the tumor or less than 5 mm from the tumor, to be determined based on CT scan performed immediately following the insertion procedure; and safety, by assessing the frequency, severity and causality of acute AEs and SAEs related to Alpha DaRT sources insertion. AEs and SAEs will be assessed and graded according to CTCAE version 5.0. Other safety endpoints include all AEs and SAEs related and unrelated to the study treatment, vital signs, blood and urine tests, and subject and personnel radiation levels. For the first five patients, only one patient will be recruited on a four-week basis to allow for assessment of AEs and SAEs before the next patient is recruited, and an interim analysis will be conducted after five patients have been enrolled. Secondary endpoints include: preliminary efficacy, measured by assessing the ORR four to six weeks after Alpha DaRT sources insertion as assessed by CT scan, changes in CA19-9, which serves as a marker of tissue damage (elevation during treatment, and reduction as a result of tumor ablation), and assessments of overall survival, local control, regional control, distal metastases following DaRT sources insertion for 24 months, or until patients are lost to follow-up or disease progression, stents durability (assessed by the time elapsed from DaRT insertion to the need for follow up referral for endoscopic retrograde cholangiopancreatograph, or ERCP, for stent change due to tumor ingrowth), and change in patient-reported quality of life measures 35 and 60 days after Alpha DaRT source insertion.

We are also in advanced stages of drafting a protocol for another trial evaluating the Alpha DaRT technology in the treatment of pancreatic adenocarcinoma, which we expect to open in Israel in the first half of 2022.

Prostate Cancer

Prostate cancer is the second most frequently diagnosed cancer in men worldwide, with approximately 1.3 million new cases diagnosed each year. We believe there are several potential benefits to delivering neoadjuvant radiation therapy specifically with Alpha DaRT in patients with prostate cancer. First, we believe that Alpha DaRT may be able to elicit an immune response, as suggested by previous pre-clinical data that showed immune activity, as well as data from our clinical studies that showed anecdotal evidence of a potential abscopal effect, which we believe would have the potential to inhibit the development of future metastases. Second, while prostate cancer is a heterogeneous disease, it appears that local recurrences emanate from the dominant lesion. Therefore, we believe treating these lesions with Alpha DaRT could decrease the risk of recurrence. Third, these dominant lesions can create hypoxic microenvironments which is associated with worse outcomes for traditional radiation therapy. Alpha radiation cytotoxic activity has been observed to be independent of oxygen levels and therefore we believe may be better suited to treating these lesions. While our first planned study will focus on evaluating neoadjuvant use of Alpha DaRT in treating prostate cancer, we plan to evaluate Alpha DaRT in the future for focal treatment of radiation recurrent tumors or in combination with external beam radiation therapy.

Rambam Health Care Campus, Israel (Planning)

Our first planned study will focus on evaluating neoadjuvant use of Alpha DaRT in treating prostate cancer at the Rambam Health Care Campus in Israel. The primary objective of the study is to evaluate the feasibility and the safety of intratumoral insertion of Alpha DaRT sources into prostate adenocarcinoma in the neoadjuvant setting. The secondary objectives are to evaluate the pathological ORR at 35 days (+/-7) following Alpha DaRT source insertion through the examination of the pathology of the tumor after prostatectomy, the radiological ORR based on imaging (change in standard uptake value and T2 weighting) within one week of surgery and the change in disease-related QoL. The exploratory objectives are to assess DNA damage and repair and immune infiltration (biomarker analysis: CD34, TILs) from baseline to surgery and within one week of surgery, and the biochemical response evaluation based on PSA levels.

Liver Metastasis – Clinical Trial (Planning)

We are currently designing a clinical study to evaluate the feasibility and safety of intratumoral Alpha DaRT for the treatment of liver metastases in approximately 10 patients. The liver is the most common site for metastatic disease from the gastrointestinal tract. It is also one of the most commons sites for metastases of other malignancies such as breast cancer, lung cancer, and melanoma. In colorectal cancer, about two thirds of 600,000 annual deaths are related to liver metastases. Liver metastases are diagnosed in more than 50% of colorectal cancer patients during the course of their disease. During the last two decades, treatment paradigms of metastatic disease have changed dramatically. While surgical resection of metastases was once considered futile, today surgical resection of liver metastases is a well-established therapeutic strategy and offers the best chance for long term survival for suitable patients. Colorectal liver metastases are the most common indication for liver resection, but selected patients with neuroendocrine, breast, lung and melanoma also benefit from resection of liver metastases. Other common indications for liver resection include primary liver tumors such as hepatocellular carcinoma and intra-hepatic cholangiocarcinoma.

We plan to test the effect of the Alpha DaRT technology on liver metastases during a two-staged hepatectomy. This unique clinical scenario is designed to allow us to implant Alpha DaRT sources in right-sided liver metastases during the first operation and resect the right liver containing the sources during the second operation. Thus, we believe a complete histopathological evaluation of liver metastases following Alpha DaRT administration can be performed, after which we will be able to evaluate the effect of Alpha DaRT sources on liver metastases with different histopathological growth patterns.

The rationale for evaluating Alpha DaRT with this approach is multi-fold. First, we believe Alpha DaRT may elicit an immunological response, thus through treatment of a single liver metastasis, we believe there could be reduction in metastases throughout the remaining liver. We believe a reduction in metastases may also reduce the risk of future metastases from arising. Secondly, during the time between the two stages of the hepatectomy, patients are normally not receiving metastasis-directed therapy, but in this study their remaining lesions will be receiving Alpha DaRT during the period between surgical procedures. Third, we believe there may be synergy between Alpha DaRT and chemotherapy, which could further improve outcomes.

We expect that this study’s primary objectives will be to evaluate the safety and feasibility of Alpha DaRT implanted in liver metastases. We expect the secondary objectives will be to evaluate the pathological and radiological response of liver metastases to DaRT and to stratify the differences in response to Alpha DaRT by histopathological growth patterns. We expect that the exploratory objective will be to evaluate the immunological effects of Alpha DaRT treatment.

SCC of the Vulva – Cambridge University Addenbrooke’s Hospital (Planning)

We are currently planning, in collaboration with the Cambridge University Hospital, a study to evaluate the safety and efficacy of the Alpha DaRT technology for the treatment of primary and recurrent SCC of the vulva. We expect that ten patients will be evaluated in this study, with the primary objective being the safety, feasibility and tolerability, and the secondary objective being the effectiveness of the treatment. We also plan to measure the immunological response.

Additional Pipeline Indications

In addition to the trials and clinical pathways described above, we are currently planning a number of other clinical studies, both to generate additional data from the tumor types we are already exploring in humans, as well as to test the use of Alpha DaRT in additional tumor types, including prostate cancer, glioblastoma multiforme, and lung cancer.

Summary of Our Pre-Clinical Findings

We consider pre-clinical research as a source of strong and ongoing support for our core thesis and for potential expansion into a wide range of proposed indications. To that end, we continue to invest, both internally and with leading universities and academic centers around the world, in conducting robust pre-clinical research with particular focus on potential supra-additive combinations of Alpha DaRT with other therapies such as immunotherapies and chemotherapies. Among other things, we are currently constructing our own pre-clinical laboratory at our headquarters in Jerusalem, Israel to facilitate our own examination of such combinations.

The extensive pre-clinical research conducted on Alpha DaRT has generally focused on three core areas: (1) evaluating the potency of Alpha DaRT in destroying tumors, measured across a broad range of cell lines,

(2) evaluating combinational treatments with standard of care / FDA approved therapies such as chemotherapy and antiangiogenic agents, and

(3) evaluating the immunostimulatory potential of the Alpha DaRT and optimizing the combination of Alpha DaRT and immunotherapy.

Pre-clinical research, including both in vitro and in vivo experiments as well as physical, biological and computational modeling of the diffusion or biokinetic properties of Alpha DaRT, have led to the publication of 18 articles in peer-reviewed journals.

DaRT is Designed to Efficiently Destroy a Tumor

Pre-clinical studies were performed in vitro and in vivo with mouse tumor models and human derived tumors, to evaluate the diffusion properties and potential therapeutic activity of Alpha DaRT:

Summary of Pre-Clinical Studies

Histology	Murine Cells in Mice or in Vitro	Human Cells in Athymic Mice or in Vitro
Skin SCC	X	X
Lung SCC		X
HNSCC		X
Lung Adenocarcinoma	X	X
Pancreas Adenocarcinoma	X	X
Prostate Adenocarcinoma	X	X
Breast Carcinoma	X	X
Glioblastoma Multiforme		X
Cervical Carcinoma		X
Melanoma	X	X
Colon Carcinoma	X	X
Sarcoma	X

In vitro studies were performed to evaluate the impact of alpha particles on tumor cell viability. Cell lines investigated in vitro included squamous cell, lung, colon, prostate, breast, pancreatic and cervical carcinomas, glioblastoma and melanoma. All cell lines were sensitive to alpha particles (typically dying within days after exposure), with a mean lethal dose in the range 0.7-1.5 Gy. In vivo studies using various tumor types were consistent with the in vitro findings, and showed that Alpha DaRT sources destroyed tumors and achieved a high degree of local control.

As shown in the figure below regarding observed tumor growth in mice, in a pre-clinical study using a sealed Alpha DaRT source designed to prevent radon recoil, no ablative effect was observed, suggesting that the ablation was caused primarily by alpha radiation from the recoiling alpha emitters, rather than the low level of gamma/beta radiation emitted from the source, which had a minor effect.

Alpha DaRT sources were observed to have killed multiple types of mouse and human tumors in vivo. The extent of the tumor killing varied between tumor types, and was dependent on the ability of the radioactive atoms to diffuse inside the tumor and on the intrinsic sensitivity of the cancer cells to DNA damage induced by the radiation, but all tumor types showed responsiveness to Alpha DaRT, i.e., there was no observed resistance. The figure below compares the growth of tumors in groups of mice who received a Radium-224-loaded Alpha DaRT vs. an inert wire (control), in athymic mice bearing colonic HCT15 (A), prostatic PC3 (B) or glioblastoma U87 (C) tumors, as well as representative mice in the HCT15 group treated with a Radium-224-loaded Alpha DaRT (D) and an inert source (E).

The complex DNA damage induced by alpha radiation, namely clustered double-strand breaks, is nearly impossible to repair and is largely unaffected by the presence of oxygen or by cell cycle phase, which may indicate the potential for alpha particles to kill hypoxic cells which might otherwise be resistant to conventional radiation treatments based on photons or electrons. Consistent with this understanding, mouse and human cells showed lower survival following treatment with alpha radiation compared to x-ray in the same dose. The figure below demonstrates in vitro survival curves for Panc1 (A) and FaDu (B) cancer cell lines after exposure to X-rays or to alpha particles generated from Thorium-228.

Alpha DaRT was evaluated in combination with chemotherapy (e.g., cisplatin), locally and systemically, which extended host survival. The figure below shows the development of tumor growth (A) and survival curve (B) for BALB/c mice bearing SQ2 tumors who were each treated with two sources that were either loaded with Radium-224 or inert, where some received Cisplatin and others did not.

The figure below demonstrates the metastatic lung burden using hematoxylin-eosin-stained lung cross-sections from this experiment, comparing representative mice from the Inert group (A) and Radium-224 + Cisplatin group (B), as well as a graph (C) of the ratio of total average gray pixel value for each group vs. normal healthy lungs from mice without tumors, when images were analyzed with Image J software.

In human xenografts in nude mice of Glioblastoma Multiforme, or GBM, Alpha DaRT was combined with the chemotherapy drug Temozolomide. As seen in Figure A below, the combination led to significantly increased tumor growth retardation compared to each of the treatments alone. Moreover, as seen in Figure B below, the rate of animals that reached the maximal allowed tumor size before sacrifice was significantly decreased in Alpha DaRT-treated mice and in the combination-treated mice, which may indicate a potential of Alpha DaRT to extend lifespan.

Notably, in our combination pre-clinical experiments only a single Alpha DaRT source was used for the treatment of a tumor, despite that the alpha-emitting atoms released from this single source would not be expected to cover the whole tumor. The purpose of using a single source is to avoid a complete response of the tumor only by virtue of the direct impact of the alpha radiation. Deliberately under-dosing Alpha DaRT enables the investigation of the combination and potential synergy between Alpha DaRT and the drug.

GBM-bearing mice were also treated with Alpha DART in combination with the anti-angiogenic agent Avastin (bevacizumab), where Avastin was injected 3 times per week for 3 weeks from day 5 after insertion of the Alpha DaRT. The combination treatment prevented tumor regrowth following treatment, and tumor size was stable for a longer period than in either of the treatments alone. Additionally, in the mice treated with the combination or with Alpha DaRT, 2 of 6 or 2 of 7 mice, respectively, saw their tumors disappear completely without late relapse, potentially indicating an ability to prevent GBM recurrence. We are investigating a hypothesis that this effect may be mediated by the Avastin-induced changes in the tumor vasculature that may affect alpha particle dispersion in the tumor or leakage rate.

Alpha DaRT as a Potential Immunostimulator

Radiation is traditionally considered to produce damage-associated molecular patterns, or DAMPs, that activate dendritic cells; in the presence of an antigen this may lead to specific T cell responses. During the escape phase, melanoma cells acquire deficient antigen presentation machinery, masking them from the immune system.

A published third-party study recently reported that, apart from the potential to efficiently kill tumor cells relative to other radiation types, alpha-emitting radium significantly enhanced T cell-mediated tumor lysis that was accompanied by augmented protein expression of MHC-I and calreticulin, molecules that are essential for efficient antigen presentation and immune activation.

The figure below illustrates the potential effect of irradiation to release antigens from the tumor, which, in turn, may be able to harness the dendritic cells to generate T cell response to detect and target the specific tumor cells for destruction. Tumor antigens released by irradiated tumor cells can be taken up by antigen-presenting cells, or APCs, such as dendritic cells and phagocytic cells. The APCs may then interact with tumor antigens and then migrate to the lymph nodes where they present antigens to T cells, a process that is mediated by the MHC pathway and other co-stimulatory signals, such as CD80 and CD28. After activation by multiple signals, T cells, especially the CD8+ T cells, may be activated and begin to propagate. As a result, activated effector T cells may exit the lymph nodes and home to tumors, including primary tumors and non-irradiated tumor metastases, to exert their effect of killing tumor cells. However, cytotoxic T lymphocyte-associated antigen 4 (CTLA-4) competitively combines with CD80/86 and inhibits the activation of T cells. Following T cell activation, programmed cell death 1 (PD-1) receptors that are expressed on the T cell surface bind primarily to PD-L1 and inhibit immune responses. Hence, we believe the administration of immune checkpoint blockades of CTLA-4, PD-1, and PD-L1 may be able to enhance the anti-tumor immunity induced by radiotherapy.

Source: Journal of Hematology & Oncology available at: https://pubmed.ncbi.nlm.nih.gov/30115069/

Previously reported studies have demonstrated that ablation treatments, such as radiotherapy, have the potential to expose the body to large amounts of tumor antigens and danger signals and thus may trigger anti-tumor immunity. Consistent with this thesis, we observed that Alpha DaRT rendered studied animals resistant to a second tumor challenge in two tumor models, colon carcinoma and breast carcinoma. In the immunogenic colon carcinoma tumor model CT26, mice that were treated with Alpha DaRT developed resistance to tumor re-challenge in the opposite lateral side of the back or to experimental metastases in the lungs, suggesting that a systemic immune memory was induced following treatment. The figure below demonstrates the tumor development (A) and survival (B) of mice who were challenged with CT26 cancer cells, where those mice were previously treated for CT26 tumors with Alpha DaRT or with inert sources, compared to naïve mice that did not previously have tumors.

Inhibition of regulatory T cells by low-dose cyclophosphamide, inhibition of Myeloid-derived Suppressor Cells, or MDSCs, by sildenafil, or immuno-stimulation by CpG further enhanced the tumor retardation induced by Alpha DaRT, providing further evidence of immune response.

As seen in the figure below, mice bearing breast DA3 tumors demonstrated the least tumor development when treated with the Alpha DaRT together with CpG (as compared to phosphate-buffered saline, or PBS).

In addition, as seen in the figures below, the combination of sildenafil (A) or cyclophosphamide (B) with Alpha DaRT, led to greater tumor growth inhibition compared to any of the monotherapy groups.

As can be seen in the figure below showing survival curves for the different groups, the combination of cyclophosphamide, sildenafil, CpG and Alpha DaRT led to 51% long-term tumor rejection of the CT26 bearing mice, while the combination of cyclophosphamide, sildenafil, CpG and an inert source in lieu of Alpha DaRT mostly led to tumor recurrence.

In addition, as shown in the figure below, when repeating the previously described challenge tests four months after a previous treatment, the previous treatment that included Alpha DART and immunomodulation (CpG, cyclophosphamide and sildenafil) led to the most meaningful tumor inhibition.

It was observed that the anti-tumor immune memory evidenced following combination treatment (Alpha DaRT and immunomodulators) was specific to CT26 tumor cells and did not provide any protection against other tumor cell lines. In addition, this specific anti-tumor immune memory was transferable to naïve mice, as splenocytes isolated from treated mice were able to protect naïve mice from the CT26 tumor cells, yet not from other tumor cells.

In a range of tumors, including triple negative breast cancer, pancreatic and squamous cell carcinoma, a synergy in tumor/metastases development was observed between Alpha DaRT and the delivery of viral dsRNA into the cytoplasm of tumor cells by intratumoral injection of polyIC complexed with polyethylenimine, or PEI.

As shown in the figure below, under neoadjuvant settings and following long-term follow-up in mice with 4T1 breast tumors, it was observed that metastases were not formed in the lungs of 75% of studied mice which underwent the combined before surgery treatment, while metastases-related death was observed in the other animals.

In light of the observed potential of Alpha DART to induce antigen-specific immune memory and to demonstrate synergy with immunomodulation, we have investigated the use of the Alpha DART in combination with an inhibitor of programmed cell death protein 1, or PD1. As there are many patients who do not demonstrate a response to such therapies, we wish to understand whether the Alpha DaRT may demonstrate immunostimulatory traits that can potentially enhance response rates or efficacy of response to anti-PD1 therapies, thereby offering a potential mechanism for reducing recurrence rates or enhancing systemic effects in addition to the local therapeutic effect.

Recent preliminary data supports this hypothesis, shown in the figure below, in mice bearing SCC tumors which were treated with the Alpha DaRT, and then a PD1 inhibitor was injected 4 times from day 2 to day 12 after Alpha DaRT treatment. Alpha DaRT demonstrated the potential to increase the response of tumors otherwise unresponsive to a PD-1 inhibitor, where the tumor growth of SCC tumors in mice was meaningfully inhibited in mice that received both the Alpha DaRT as well as a PD-1 inhibitor, as compared to mice that received either the Alpha DaRT or the PD-1 inhibitor alone. Whereas anti-PD-1 therapy did not affect tumor progression on its own, adding anti-PD-1 therapy to Alpha DART further increased the growth retardation induced by Alpha DaRT, suggesting that Alpha DART may induce responsiveness to anti-PD-1 therapy.

Furthermore, as shown below both graphically and in representative immunohistochemistry cryo-sections, it was observed that the density of tumor-infiltrating lymphocytes (CD3+TILs) in the tumor, which is often used to define a “hot tumor” and as a predictor for treatment response, is higher in the combination treatment relative to anti-PD-1 alone, further suggesting that Alpha DART may activate T-cell function when used with anti-PD-1 therapy.

Similar effects were seen with respect to the density of the lymphocyte effector sub population (CD8+TILs) and Granzyme B, a serine protease most commonly found in the granules of natural killer cells and cytotoxic T cells, as seen in the figures below.

In the pancreatic tumor model, as seen below in the figure of average tumor volume measured at day 15 after treatment, a similar trend was observed in response to the combination of Alpha DaRT with anti-PD1, which led to better tumor control than either therapy alone or the standard of care chemotherapy gemcitabine.

Components of the Alpha DaRT Technology

Alpha DaRT technology is delivered in a kit comprising radioactive 316LVM stainless steel hollow wires or tubes of 5-10 mm length and <1mm diameter, known as “sources,” and applicators to administer the sources. Each source is impregnated with Radium-224, which generates the decay chain of alpha emitters that are designed to recoil into the tumor. These proprietary applicators have been specially designed and developed by us for dispensing the sources based upon the tumor’s location in the body in order to facilitate clinicians’ access to hard-to-reach tumors or tumors which are extremely close to major organs or blood vessels. We believe the applicators are a key component to maximizing the potential advantages of localized alpha radiotherapy.

Our Alpha DaRT kit comprises three main components: the radioactive source, specialized applicators, and accessories. We have developed the applicators and accessories with input from clinicians across a variety of specialties in an effort to optimize the Alpha DaRT technology for clinical use.

Our Alpha DaRT Sources

Our Alpha DaRT sources utilize a 316LVM stainless steel hollow tube or rod to which Radium-224 is affixed. Our Alpha DaRT sources are designed to be customized to multiple sizes (depending on their intended use) and designed as temporary implants (for use in and removal from superficial tumors) or permanent implants (for use in internal organs). Our R&D department is constantly examining enhancements to future versions of the Alpha DaRT sources, including the use of additional materials that we believe could offer advantages in flexibility, biocompatibility or biodegradability, more advanced anchoring and fixation, or enhanced properties of desorption of the alpha-emitting decay chain.

Our Applicators and Accessories

Our Applicators

The Alpha DaRT applicator is composed of a needle or tube (with an attached hub) with the Alpha DaRT sources placed inside for deployment into a tumor, and a stylet (with an attached hub) which functions like a plunger in the needle or tube to eject the source(s) towards the appropriate location within the tumor. A protective cap is attached to the needle to prevent inadvertent damage or loss of a source, and a safety screw is used to fasten the needle and the stylet firmly together. Additionally, the sources are encapsulated with glycerin, a biocompatible material which is designed to act as a sealant to trap the decay product Radon-220 gas from release until it is ejected into the tumor by the applicator. Each applicator can hold up to six sources for deployment in a single injection.

We have developed seven applicators designed to cover a range of potential applications, including the treatment delivery method, the duration of the sources’ implantation, and on the location of the tumor.

For the temporary implantation of sources into superficial tumors, we have developed the following three categories of applicators:

•	Alpha DaRT Needle Applicator – a rigid, hypodermic needle designed in various lengths. In this applicator, the sources are affixed to a biocompatible suture and loaded inside the needle;

•

Alpha DaRT Flex Applicator – designed for difficult geometry insertions. This applicator is in the form of a flexible (Kapton) tube, wherein the sources are strung upon a biocompatible suture and loaded inside the tube. The Flex Applicator is designed to be used in conjunction with a rigid hypodermic needle, which may be straight or curved, depending upon the specific geometry of the patient’s tumor and the physician’s preference; and

•

Alpha DaRT Template Applicator – designed to be used together with a custom-fitted 3D-printed template molded to the patient’s tumor. The template is used as a guiding channel for rigid hypodermic needles. The sources are attached to a stainless-steel wire and loaded inside the needle. This applicator is designated for deeper tumors.

All of the foregoing applicators are designed to be supplied preloaded, sealed and ready for immediate use in the procedure room.

We have also developed a number of applicators for implantation of sources into tumors inside the body:

•

Alpha DaRT Plant Applicator – designed for percutaneous delivery (delivery through the skin) to tumors located in organs such prostate and liver. This applicator is designed to be preloaded with the radioactive sources in accordance with a specific treatment plan.

•

Alpha DaRT Scope Applicator – designed to be attached to an existing endoscope or bronchoscope for endoscopic delivery to tumors located in the upper and peripheral lungs. This applicator is also preloaded with the radioactive sources.

•

Loading Device – designed to be fitted to existing needles such as standard FNA needles, for the administration of Alpha DaRT to GI organs such as the pancreas. While our other applicators come preloaded and ready for deployment, the Loading Device is designed to allow the clinician to load the radioactive sources into the delivery device, such as the FNA needle, in the procedure room in the course of treatment, to select how many sources to deliver into the treatment area.

Finally, we are developing an applicator to address glioblastoma multiforme, or GBM, which we are designing to be adapted to specific constraints in the brain, including minimizing movement in the brain when deploying Alpha DaRT sources. Our goal is to ensure that such adaptor is appropriately sterilized and does not release any undesired radioactivity into the brain.

Below are images of several applicators within our range:

The Alpha DaRT Needle Applicator and components (18 gauge needle, 140 mm in length)

The Alpha DaRT Flex Applicator

The Alpha DaRT Template Applicator

Loading Device

Our Accessories

In addition to our sources and applicators, we have also developed a number of ancillary accessories specially designed for use with our Alpha DaRT sources, including grids for guiding deployment, surgical buttons and clips. We have also developed and printed personalized bolus templates for use in specific clinical cases, designed to allow the clinician to execute the treatment plan accurately and seamlessly in conjunction with the Alpha DaRT Template Applicator.

Our Manufacturing and Supply Infrastructure

The Alpha DaRT technology utilizes sources enriched with Radium-224, a radioactive material with a half-life of only 3.7 days. As each treatment requires a different number of sources and applicators tailored for the specific patient, a reliable and timely delivery of the personalized Alpha DaRT kit to the hospital is required. We therefore plan to develop production sites in key regions around the world. We have already built two sites in the United States and Israel, have started the planning process for a site in Japan, and anticipate that we may build another facility in Europe. Our global manufacturing plan is designed to ensure a sufficient supply of radioactive sources with fast and cost-efficient delivery to our core markets.

Our key input for production of the Alpha DaRT is Thorium-228, a readily available radioisotope that can be purchased from licensed vendors around the world. The Thorium-228 naturally decays into the Radium-224 that is collected onto the sources. We have entered into a multi-year supply contract with Eckert & Ziegler AG in Germany, and also acquire Thorium-228 from the Oak Ridge National Laboratory of the United States Department of Energy. We are also aware of or have spoken with other potential suppliers of Thorium-228, such that we anticipate a steady, unrestricted supply of thorium for the production of the Alpha DaRT.

We currently operate two manufacturing plants. Our first, located in Tel Aviv, Israel, has been operational since our founding and serves as a test facility with limited capacity for use only in pre-clinical and initial clinical trials. Our second facility, in Lawrence, Massachusetts, was completed in 2020 and began producing Thorium-228 generators at the start of 2021, and we estimate that the facility will have sufficient capacity for production of approximately 125,000 sources per year when operating near full capacity. We are in the process of finishing a facility in Jerusalem that we began constructing in 2020, which we estimate will contain sufficient capacity for approximately 400,000 sources when at full capacity, and have entered into a lease for a building in Togane, Japan where we hope to construct a facility of a similar size. The modular nature of our manufacturing capacity allows us to initiate manufacturing more swiftly and then scale up to full capacity over time. We believe these facilities will enable us to maintain sufficient quantities of Thorium-228 securely, to safely produce and capture radium from thorium’s alpha decay, to affix the radium onto the sources, and to ship the sources with their suitable applicator(s) to various destinations efficiently.

In our manufacturing facilities, we employ different methods to produce extractable radium for scalable use. One such method, in a dry setup, utilizes an electrostatic field to attract and isolate radium atoms. Specifically, we use the thorium as a flux-generating surface source to create a collecting unit in which we place the Alpha DaRT sources for charging. The thorium decays into ionized radium atoms, which recoil from the thorium generator and can be attracted or repelled using their inherent charge. The source is placed at a precise distance from the thorium generator and an electrostatic field is placed across it to attract the radium to adhere to the source.

After the radium is collected, each source is thermally treated or coated with a polymer to embed the radium securely on the outermost layers of the metallic matrix of the source, while allowing the Radon-220 and subsequent daughter atoms to desorb, or detach from the source and enter the tumor. Each Alpha DaRT source is individually measured to determine the overall Radium-224 activity on it and the desorption probability of Radon-220, to calculate how much Radon-220 will diffuse into the tumor. It is then placed in an applicator to fit upon the prescribed treatment profile.

We have also recently devised a new method of radium production, which entails the collection of Radium-224 via a liquid solution of Thorium-228, allowing for more efficient production with a higher output by significantly increasing the percentage yield of Radium-224 which is collected, as well as shortening the time to collect Radium-224 onto each source. This method has the potential of increasing our existing capacity by a factor of 2 to 3.

Alpha DaRT sources are prepared upon receiving an order from the clinician and are designed specifically for the treatment of an individual patient; specifically, the number of active sources in each applicator is made to order to match the prescribed treatment plan. Supply of the Alpha DaRT sources is carefully coordinated to account for a usable window up to 24 hours after receipt of the Alpha DaRT sources by the hospital, for the natural decay of the Radium-224 during shipment and intake. Pursuant to the United Nations guidance regarding the transport of radioactive materials, the Alpha DaRT sources do not require special handling or protective gear in transit and can be shipped in Excepted Packages, which are used to transport material with extremely low levels of radioactivity, by standard courier. Prior to shipment, our clinical operations team ensures that all relevant clinicians undergo sufficient training as to proper handling, storage, and disposal of the Alpha DaRT sources.

Our Commercialization Strategies

We have yet to commercialize in any geographical market, even though we presently have received marketing approval in Israel for the treatment of squamous cell carcinoma of the skin or oral cavity using the Alpha DaRT, and expect that our existing clinical trials, if completed successfully, may be sufficient to satisfy the regulatory requirements for marketing authorization in Europe and Japan. As we believe that the Alpha DaRT technology has the potential address the majority of solid tumors, including in potential combination with immunotherapies, we are focused on evaluating that potential in these various tumors by conducting clinical trials across multiple indications, to be incorporated into a future plan of commercial launch, sequencing and pricing if we obtain marketing authorization(s) in the future. We aim to generate clinical and healthcare economic data to support marketing authorization and third-party payor coverage and reimbursement in the United States, which we see as our primary market, and we anticipate seeking to commercialize initially in the United States before other markets, including Israel, notwithstanding our existing marketing approval in Israel. We also believe that our clinical trials being conducted in leading sites around the world will ultimately serve our commercial purposes as well, as we believe those clinical sites may ultimately become lead commercial end-users or centers of excellence in the commercial setting.

While we ultimately envision leading much of the commercialization of the Alpha DaRT in core markets such as the United States, we may choose to enter into distribution agreements in other geographies with parties who have exemplary local sales and marketing capabilities. To that end, we have entered into binding term sheets with Medison Pharma Ltd., one of the largest commercial partners of leading global biotech companies in international markets, and its affiliates, to lead the potential commercialization of the Alpha DaRT in Canada and Israel. We intend to enter into definitive commercial agreements covering the commercialization, distribution and sales of the Company’s future products in Canada and Israel. Under these term sheets, effective for a 15-year term following the approval to sell our products, Medison will be responsible for performing regulatory submissions, marketing and distribution directly to clinicians. We remain focused on performing investigational studies to evaluate the potential efficacy of the Alpha DaRT as a monotherapy and an immuno-stimulating combination therapy, and on supplementing our robust patent portfolio across a broad range of tumor applications, as we continue to navigate the regulatory pathways towards commercialization. We believe that these studies will also allow us to better explore the question of which clinicians are ultimately our end customer for commercial purposes, given the involvement of multiple practitioners including the radiation oncologist, medical physicist, and the clinician delivering the Alpha DaRT such as the oncology surgeon or interventional radiologist.

Competition

The biotechnology, medical device and pharmaceutical industries are characterized by the rapid evolution of technologies and understanding of disease etiology, intense competition and a strong emphasis on intellectual property. We face potential competition from many different sources, including major pharmaceutical, medical device, specialty pharmaceutical and biotechnology companies, academic research institutions, governmental agencies and public and private research institutions.

In the field of local therapy for solid tumors, we face competition from new or continually improving surgical techniques, as well as a number of radiation therapies – EBRT, stereotactic body radiation therapy, intensity-modulated radiation therapy, brachytherapy, and others, as well as particle therapies such as proton therapy, neutron therapy and carbon ion therapy. There are several companies developing improved or new forms of local radiation therapy, including Varian Medical Systems, Inc. (a subsidiary of Siemens Healthineers), Elekta AB, BTG plc (a subsidiary of Boston Scientific Corporation), ViewRay, Inc., Accuray, Inc., RefleXion Medical, Inc.

In addition, in the field of systemic therapy for cancer, commercial and academic clinical trials are being pursued by a number of parties in the field of radiopharmaceuticals, some of which involve the use of alpha radiation as well. Early results from these trials have fueled continued interest in radiopharmaceuticals, which is being pursued by several biotechnology companies as well as by large pharmaceutical companies.

There are several companies developing targeted alpha-based radiopharmaceuticals for the treatment of cancer, including Bayer AG, or Bayer, Novartis AG, Fusion Pharmaceuticals Inc., RayzeBio, Inc., Actinium Pharmaceuticals, Inc., RadioMedix, Inc, Orano and Telix Pharmaceuticals Limited. These companies are targeting a wide range of solid and hematologic malignancies using various alpha emitting isotopes, including Radium-223, Actinium-225 and Thorium-227. The first and only approved alpha particle-based therapy is Bayer’s Xofigo, a salt of Radium-223 that cannot easily and robustly be attached to a targeting molecule, but naturally localizes to regions where cancer cells are infiltrating bone. Xofigo was approved in 2013 for the treatment of bone metastases associated with prostate cancer.

Many of our current or potential competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, medical device and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient enrollment in clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We could see a reduction or elimination in our commercial opportunity if our competitors develop and commercialize treatments that are safer, more effective, have fewer or less severe side effects, are more convenient to administer, are less expensive or have a more favorable label than our Alpha DaRT technology. Our competitors also may obtain FDA or other regulatory approval for their treatments more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience and ease of use, price, the effectiveness of imaging diagnostics, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Our Intellectual Property

As of September 30, 2021, our patent portfolio included 82 issued patents, and 71 pending patent applications including two allowed patent applications.

Pursuant to an Intellectual Property Purchase Agreement dated February 2, 2016, we acquired from Althera Medical Ltd. a patent portfolio which now totals 80 patents, including some patent applications whose prosecution was completed following our acquisition. These patents were all assigned to us and are recorded in our name. The patents relate primarily to a device, method of treatment, or method of production of the Alpha DaRT product itself, specifically, to intratumoral diffusing alpha-emitter radiation therapy wherein a probe is loaded with radioisotopes which undergo a process of alpha-emitting radioactive decay solely in proximity to and/or within a tumor. These patents include three U.S. patents, one Canadian patent, three Japanese patents, one Chinese patent, one Hong Kong patent, two European patents each validated in 30 European countries, two Korean patents, three U.K. patents, three French patents, and three German patents. The three issued patents in the United States are expected to expire between 2025 and 2029, without accounting for any potential patent term adjustments or extensions or other forms of exclusivity.

We have two issued patents and 12 pending patent applications relating to the use of a polymer allowing daughter atoms to escape the source and penetrate the tumor where they emit alpha particles by diffusion. This increases the percentage of daughter radionuclides that reach the tumor. Of the two issued patents, one is an Australian patent, and the other is a South African patent. The foregoing patent applications are pending in the U.S., Europe, Japan, Canada, China, Korea, Russia, African Regional Intellectual Property Organization (ARIPO), Mexico, India, Hong Kong, and Singapore. These patents or patents issuing from the pending applications will begin to expire in 2038, exclusive of possible patent term adjustments or extensions or other forms of exclusivity.

We have 14 pending patent applications, including one allowed patent application, relating to the potential controlled release of a certain amount of Radium-224 from the Alpha DaRT source into the tumor. One of these patent application has been allowed in Australia and 13 of these patent applications are pending in the U.S., Europe, Japan, Canada, China, Korea, Russia, ARIPO, Mexico, India, Hong Kong, Singapore, and South Africa. Patents issuing from these pending applications will begin to expire in 2039, exclusive of possible patent term adjustments or extensions or other forms of exclusivity.

We have 17 pending patent applications, including one allowed patent application, relating to a number of our applicators and other accessories that are used in the Alpha DaRT source itself or in its delivery. One of these patent application has been allowed in Australia and 16 of these patent applications are pending in the U.S., Europe, Japan, Canada, China, Korea, Russia, ARIPO, Mexico, India, Hong Kong, Singapore, South Africa and three pending patent applications in Australia. Patents issuing from these pending applications will begin to expire in 2039, exclusive of possible patent term adjustments or extensions or other forms of exclusivity.

We have 11 pending patent applications relating to a therapeutic substance administered to a tumor as a medicant, which triggers cytoplasmatic sensors to the presence of an intracellular pathogen, followed by intratumoral Alpha DaRT thereafter. The foregoing patent applications are pending in the U.S., Europe, Japan, China, Canada, Australia, India, Korea, Singapore, Russia, and Hong Kong. Patents issuing from these patent applications begin to expire in 2038, exclusive of possible patent term adjustments or extensions or other forms of exclusivity.

We have a total of two PCT applications, and 15 U.S. applications, including four provisional applications, which relate to other potential approaches for our products, including other potential approaches for our product candidates. Patents issuing from these applications will begin to expire in 2040, exclusive of possible patent term adjustments or extensions or other forms of exclusivity.

Grants Under the Innovation Law

Under the Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984, and the provisions of the applicable regulations, rules, IIA directives and benefit tracks, (collectively, the “Innovation Law”), research and development programs that meet specified criteria and are approved by a committee of the IIA are eligible for grants. The grants awarded are typically up to 50% of the project’s expenditures, as determined by the research committee and subject to the benefit track under which the grant was awarded. A company that receives a grant from the IIA, or a grant recipient, is typically required to pay royalties to the IIA on income generated from products incorporating know-how developed using such grants (including income derived from services associated with such products), until 100% of the U.S. dollars-linked grant plus annual LIBOR interest is repaid. The rate of royalties under the regular benefits tracks varies between 3% to 5% of the income generated from the IIA-supported products. The obligation to pay royalties is contingent on actual income generated from such products and services. In the absence of such income, no payment of such royalties is required.

The terms of the grants under the Innovation Law also generally require that the products developed as part of the programs under which the grants were given be manufactured in Israel and that the know-how developed thereunder may not be transferred outside of Israel, unless a prior written approval is received from the IIA (such approval is not required for the transfer of a portion of the manufacturing capacity which does not exceed, in the aggregate, 10% of the portion declared to be manufactured outside of Israel in the applications for funding, in which case only notification is required) and additional payments are required to be made to the IIA. It should be noted, that this does not restrict the export of products that incorporate the funded know-how. With respect to transfer of know how out of Israel, when an approval is received from the IIA, a redemption fee must be paid to the IIA. The Innovation Law provides a formula for the calculation of such redemption fee, based on the value of the transferred know-how, multiplied by the amount of grants received from the IIA (including the accrued interest), and divided by the total amounts expended by the grant recipient on R&D. To the extent any royalties were paid to the IIA on account of the grants, such royalties will be deducted from the calculation. The redemption fee is subject to a cap of six times the total amount of the IIA grants, plus interest accrued thereon, and a floor of equal to the total amounts of the IIA grants, plus the interest accrued. Upon payment of the redemption fee, the know-how and manufacturing rights developed under the IIA funding cease to be subject to the Innovation Law. See “Risk Factors—Risks Related to Israeli Law and Our Operations in Israel” for additional information.

Since our incorporation, we have received grants from the IIA relating to various projects. No royalties have been paid to the IIA in respect of any grant. Our total outstanding obligation to the IIA at December 31, 2020, including grants received by the Company, grants assumed from Althera Medical Ltd. and the associated interest accrued on all such grants, including the interest accrued through, amounts to approximately $3.39 million, of royalty-bearing grants. In addition, in December 2020 the Company received an advance payment of approximately $282 thousand toward a non-royalty-bearing grant program from the IIA, which is effective from January 1, 2021. This amount is presented as an accrued expense in our financial statements of December 31, 2020.

Government Regulation

Our products and operations are subject to extensive regulation by the U.S. Food and Drug Administration, or FDA, and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. Our product candidates are subject to regulation as medical devices in the United States under the Federal Food, Drug, and Cosmetic Act, or FDCA, as implemented and enforced by the FDA.

United States Regulation of Medical Devices

The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, or approval of a premarket approval, or PMA, application. Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified, but are subject to FDA’s premarket notification and clearance process in order to be commercially distributed.

510(k) Clearance Marketing Pathway

To obtain 510(k) clearance, a manufacturer must submit to the FDA a premarket notification demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, FDA collects user fees for certain medical device submissions and annual fees and for medical device establishments. For fiscal year 2021, the standard user fee for a 510(k) premarket notification application is $12,432.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval or de novo reclassification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), de novo request or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or PMA approval is obtained or a de novo request is granted. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced steps that the FDA intended to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. These proposals have not yet been finalized or adopted, although the FDA may work with Congress to implement such proposals through legislation.

More recently, in September 2019, the FDA issued revised final guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA has developed and maintains a list device types appropriate for the “safety and performance based” pathway and continues to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as recommended testing methods, where feasible.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed, although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from pre-clinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. PMA applications are also subject to the payment of user fees, which for fiscal year 2021 includes a standard application fee of $365,657.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

De novo classification process

Medical device types that the FDA has not previously classified as Class I, II, or III are automatically classified into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a route to market for low-to-moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act, or FDASIA, in July 2012, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) pre-market notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) pre-market notification to the FDA and receiving a not-substantially-equivalent determination. De novo classification requests are subject to the payment of user fees, which for fiscal year 2021, includes a standard fee of $109,697.

Under FDASIA, FDA is required to classify the device within 120 days following receipt of the de novo request, although the process may take significantly longer. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. If FDA grants the de novo request, the device may be legally marketed in the United States. However, the FDA may reject the request if the FDA identifies a legally marketed predicate device that would be appropriate for a 510(k) notification, determines that the device is not low-to-moderate risk, or determines that general controls would be inadequate to control the risks and/or special controls cannot be developed. After a device receives de novo classification, any modification that could significantly affect its safety or efficacy, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, another de novo request or even PMA approval.

Clinical Trials

Clinical trials are almost always required to support a PMA or a de novo request, and are sometimes required to support 510(k) submissions. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. If the device under evaluation does not present a significant risk to human health, then the device sponsor is not required to submit an IDE application to the FDA before initiating human clinical trials, but must still comply with abbreviated IDE requirements when conducting such trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Expedited Development and Review Programs

Following passage of the 21st Century Cures Act, the FDA implemented the Breakthrough Devices Program, which is a voluntary program offered to manufacturers of certain medical devices and device-led combination products that may provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. The goal of the program is to provide patients and health care providers with more timely access to qualifying devices by expediting their development, assessment and review, while preserving the statutory standards for PMA approval, 510(k) clearance and de novo classification. The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared alternatives, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post-market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

•	establishment registration and device listing with the FDA;

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QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion of “off-label” uses of cleared or approved products;

•	requirements related to promotional activities;

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clearance or approval of product modifications to cleared devices or devices authorized through the de novo classification process that could significantly affect safety or effectiveness, or that would constitute a major change in intended use of such devices, or approval of certain modifications to PMA-approved devices;

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medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

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correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

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post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Manufacturing processes for medical devices are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, we are subject to periodic scheduled or unscheduled inspections by the FDA. Failure to maintain compliance with the QSR requirements could result in the shutdown of, or restrictions on, manufacturing operations and the recall or seizure of marketed products. The discovery of previously unknown problems with marketed medical devices, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that a manufacturer has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

•	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

•	recalls, withdrawals, or administrative detention or product seizures;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

•	withdrawing 510(k) clearances or PMA approvals that have already been granted;

•	refusal to grant export approvals for; or

•	criminal prosecution.

European Union Regulation of Medical Devices

The European Union, or EU, has adopted specific directives regulating the design, manufacture, clinical investigations, conformity assessment, labeling and adverse event reporting for medical devices. EU directives must be implemented into the national laws of the EU member states and national laws may vary from one member state to another.

In the EU, there is currently no premarket government review of medical devices. However, the EU requires that all medical devices placed on the market in the EU must meet the relevant essential requirements laid down in the Council Directive 93/42/EEC, or the Medical Devices Directive, and the Council Directive 90/385/EEC, or the Active Implantable Medical Devices Directive. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

To demonstrate compliance with the essential requirements laid down in the Medical Devices Directive and the Active Implantable Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. Conformity assessment procedures require an assessment of available clinical evidence, literature data for the product, and post-market experience in respect of similar products already marketed. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a Notified Body. Notified Bodies are independent organizations designated by EU countries to assess the conformity of devices before being placed on the market. A Notified Body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system (which must, in particular, comply with ISO 13485:2016 related to Medical Devices Quality Management Systems). If satisfied that the relevant product conforms to the relevant essential requirements, the Notified Body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EU.

Notified Body certificates of conformity are valid for a fixed duration (which shall not exceed five years). Throughout the term of the certificate, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the Notified Body before it will renew the relevant certificate(s).

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. For medical devices emitting radiation (regardless whether they are classified as implantable devices), manufacturers must also demonstrate that the devices’ design and manufacturing comply with specific essential requirements provided in both Directives to ensure safe use of the devices. All manufacturers placing medical devices into the market in the EU must comply with the EU medical device vigilance system. Under this system, incidents must be reported to the relevant authorities of the EU member states, and manufacturers are required to take Field Safety Corrective Actions, or FSCAs, to reduce a risk of death or serious deterioration in the state of health associated with the use of a medical device that is already placed on the market. An incident is defined as any malfunction or deterioration in the characteristics and/or performance of a device, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient or user or of other persons or to a serious deterioration in their state of health. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices.

The advertising and promotion of medical devices is subject to some general principles set forth by EU directives. According to the Medical Devices Directive and the Active Implantable Medical Devices Directive, only devices that are CE-marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, for example requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at national level. EU member states laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals.

Many EU member states have adopted specific anti-gift statutes that further limit commercial practices for medical devices, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities. In addition, many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs.

On May 25, 2017, Regulation 2017/745, or the EU Medical Devices Regulation, entered into force, which repeals and replaces the Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EU member states, regulations are directly applicable, without the need for adoption of EU member state laws implementing them, in all EU member states and are intended to eliminate current differences in the regulation of medical devices among EU member states. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation.

The Medical Devices Regulation was originally intended to become applicable three years after publication, but in April 2020 the transition period was extended by the European Parliament and the Council of the EU by an additional year – until May 26, 2021. Devices lawfully placed on the market pursuant to the Medical Devices Directive and the Active Implantable Medical Devices Directive prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025. Once applicable, the new regulations will, among other things:

•	strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

•	establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

•	improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

•	set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the European Union, or EU; and

•	strengthen the rules for the assessment of certain high-risk devices, which may have to undergo an additional check by experts before they are placed on the market.

The aforementioned EU rules are generally applicable in the European Economic Area, or EEA, which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland.

In the EU, Council Directive 2013/59 lays down basic safety standards for protection against the dangers arising from any planned, existing or emergency exposure situation which involves a risk from exposure to ionizing radiation which cannot be disregarded from a radiation protection point of view or with regard to the environment in view of long-term human health protection. Directive has been implemented at national levels and requirements may vary from one Member State to another.

Israel’s Regulations of our Products

Our product candidates require approval by the Israeli Ministry of Health for sale and distribution in Israel. Our manufacturing activities in Israel are also subject to regulation by the Israeli Ministry of Health, in addition to the radioactive aspect of our manufacturing which is subject to regulation by the Israeli Ministry of Environmental Protection. In addition to approvals related to marketing and selling our products, once approved, we or our clinical trial partner sites also must obtain pertinent approvals or permits to perform our clinical trials in the countries in which we perform such trials, such as in compliance with an international guideline for the ethical conduct of clinical research known as the Declaration of Helsinki. In Israel, our clinical trials require a permit for a research plan (protocol) by the Helsinki Committee, operating under the Israeli Public Health Regulations (Clinical Trials in Human Subject Research), 1980.

Japan’s Regulations of Medical Devices

Medical devices are defined as “appliances or instruments, etc. which are intended for use in the diagnosis, treatment or prevention of disease…,” which are classified into 85 broad product categories under the implementing Cabinet Order, such as “physical diagnostic and treatment devices” or “radioactive material treatment devices”, based on product features and functionalities. If a product falls under any of these categories, it will be regulated as a medical device

For the regulatory purposes, the medical devices are given classification of Class I through IV, in light of their potential safety concerns and health risks. For example, a simple device such as blood pressure meter is Class I, whereas products with potential health risks but for which technology is well established in the form of ISO specifications are Class II (e.g., a pulse oximeter). More advanced products with significant safety concerns are Class III (e.g., a heart pacemaker). Finally, the Ministry of Health, Labor and Welfare (“MHLW”) designates part of Class III devices as Class IV which covers those invasive items with significant safety concerns which may impair human lives (e.g., a balloon cardiovascular catheter). These classifications are compiled in a classification table describing thousands of product subcategories, which is updated from time to time by the MHLW, reflecting introduction of new medical device.

For introduction to the Japanese market, new Class I medical devices do not require any pre market regulatory action. In contrast, it is mandatory, for both Class III and Class IV devices, to obtain pre marketing product approval which the MHLW grants on the basis of safety testing information, as well as clinical trial information, when required. Class II devices (and part of Class III devices) are subject to the certification requirement for compliance with the applicable product specifications, which are often developed under the ISO, before introduction into Japan. Certification of these Class II devices is granted by private sector laboratories accredited in Japan.

At present, no mutual recognition agreement is in force with either the United States or the European Union for medical device registration. Foreign registration of a medical device, therefore, does not exempt products registered in these regions from the Japanese registration requirement. However, the MHLW will accept foreign electric or other safety data as well as foreign clinical trial data for the purpose of Japanese registration.

Approval and Clinical Trial

For approval of a new Class III/IV medical device product, the applicant (which can be either a foreign manufacturer or its distributor in Japan) is required to submit a package of information required by the Japanese regulations which are largely consistent with the Global Harmonization Task Force (“GHTF”)’s regulatory recommendations. For example, the manufacturer is required to prepare documentation and test results demonstrating compliance with the Essential Principles of Safety and Performance, which are largely identical to the Essential Requirements of the European Union, such as a risk management program and safety and efficacy documentation.

Unlike the case of pharmaceuticals, not all new medical devices are required to submit clinical trial data to prove safety and efficacy. In particular, new products without “evident” improvement from existing products may be approved with clinical information of a limited size, if they do not pose a new, material clinical risk. On the other hand, truly innovative medical devices have to be tested through a clinical trial, but the domestic clinical trial can be limited or waived if the foreign/international pivotal clinical trial data is available. Importantly, the authorities’ guidance document provides that “clinical significance”, or operability by Japanese healthcare providers (“HCPs”) in the Japanese clinical environment is a most important point of reference for a new medical device. For this reason, even when domestic clinical trial data is required, the scope of the trial is limited to applicability of the new technology to the Japanese clinical environment, the number of subjects is limited, and comparative data is not essential.

Separately, in order to expedite introduction of new medical devices from overseas, the authorities accept, in lieu of clinical trial results, a “clinical evaluation report” which proves the risks and benefits of the new medical device based on published professional information on the mechanism and operation of the device.

Quality Management Systems

In addition to the approval requirements, manufacturers of Class III/IV medical devices, either domestic or foreign, are required to observe the Japanese quality management systems (QMS) requirements and obtain certification of compliance from the authorities. The QMS requirements are largely identical to those under ISO 13485, and cover matters including adequate documentation of manufacturing processes in the form of SOPs, adequate staffing and the PDCA cycle procedure.

Post Marketing Surveillance and “Data Exclusivity”

In contrast to new pharmaceuticals, which are typically given a post marketing surveillance period for certain years to assess the safety and efficacy of the new product upon approval, not all newly approved medical devices are subject to the post marketing surveillance requirement. Since 2014, the MHLW requires post marketing surveillance only for “evidently” new medical devices in terms of its mechanical structure, usage, operative procedures, or efficacy, and which have not been used either in Japan or abroad. The post marketing surveillance period is, in principle, 3 years, and generally 5 years for embedded products or orphan products which require a long term observation or a larger number of clinical cases to fully assess the product profile. These determinations are made by the MHLW on a case by case basis, and the Ministry may set the period up to 7 years if it finds necessary.

Notably, when a new product is assigned a post marketing surveillance period, it is the policy of the MHLW to require similar follow on products to submit the equivalent set of date (in particular clinical trial data) to obtain approval, as the right of reference is not automatically granted to competitors. This operation of the post marketing surveillance to block follow on applications is known as the “data exclusivity.” However, the data exclusivity is less important for medical devices than in the case of the pharmaceuticals which are given a much longer post marketing surveillance period (8 years for a new API). Indeed, unlike chemical compounds or biological preparations, medical device manufacturers frequently improve and update device models and software to compete in the market, rather than relying on the patents or data exclusivity.

Safety Reports

After approval, incidents impacting on safety and efficacy of the medical device products marketed in Japan must be reported within 15 days or 30 days of the date when the Japanese distributor becomes aware of the incident. These periods begin counting on the date the relevant information is received by the Japanese distributor, and not the date when the foreign manufacturer has found the incident. In the past, quite a few Japanese distributors sometimes failed to collect overseas information and file a timely report, resulting in regulatory penalties.

In addition, the distributor is also required to file a periodic safety report to the authorities collecting information on serious incidents as well as unexpected incidents.

Reimbursement

Reimbursement for medical devices in Japan is centralized, as it is covered by the Japanese National Health Insurance (NHI). Institutions who purchased the reimbursable medical devices receive monetary compensation either in the form of price reimbursement (for consumable medical devices), or through their professional/technical fees (for non consumables such as CT scanners, automated surgical robotics).

When a new Class III/IV non consumable device product is granted approval, the manufacturer who wises to obtain the reimbursement status under the NHI must submit a reimbursement proposal to the MHLW. Upon receipt of the proposal, the Ministry will task the advisory body to evaluate if the new medical device would require a new technical fee for reimbursement, or would be reimbursable under the existing technical fee. If the product is entirely new, a new technical fee will be created, under which the fee will be payable to the institution when the device is used for treatment. On the other hand, the authorities may determine that the existing (generic) technical fee covers the new technology, and simply add the new medical device as being eligible for NHI reimbursement under the technical fee. In the latter case, the new product will have to compete with the existing products for compensation from the same technical fee payable to the institution.

Compliance, Promotion and Advertisement

The law was amended in 2020 to strengthen the compliance mechanism inside the corporate structure of the holder of the product approval. Specifically, the approval holder is required to nominate an officer in charge of the medical device matters who shall bear overall responsibilities for compliance, as well as a qualified individual who supervises the operational issues of safety and efficacy of the medical device it distributes. The law also requires the approval holder to organize the compliance structure and allocate and document necessary responsibilities among its staff.

Another major change from the previous law is the introduction of a regulatory surcharge designed to strip the companies of the profits they gain from “false or excessive” advertisement or promotion. The amount of the surcharge will be 4.5 percent of the sales volume of the particular product it unlawfully promoted.

Promotional incentives to the HCPs are governed by the industry association in the form of a fair competition code. For example, the prices of meals offered to the HCPs may not exceed the ceiling under the code.

Advertisement is subject to detailed regulatory guidance of the MHLW. Notably, it is not permitted to distribute academic publication articles to the HCPs when the product is yet to be approved in Japan.

Other U.S. Regulatory Requirements

Medical device and pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states in which they conduct their business and may constrain the financial arrangements and relationships through which we research, as well as sell, market and distribute any products for which we obtain marketing authorization. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, data privacy and security, and transparency laws and regulations related to drug pricing and payments and other transfers of value made to physicians and other healthcare providers. If their operations are found to be in violation of any of such laws or any other governmental regulations that apply, they may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment.

Coverage and Reimbursement

In the United States, our commercial success will depend in part on the extent to which governmental authorities, private health insurers and other third-party payors provide coverage for and establish adequate reimbursement levels for our product candidates, if cleared or approved by the FDA. Failure by physicians, hospitals, ambulatory surgery centers and other users of our products to obtain coverage and adequate reimbursement from third-party payors for our product candidates, or adverse changes in government and private third-party payors’ coverage and reimbursement policies, may adversely impact demand for our product candidates if cleared or approved.

A substantial portion of our revenue will depend on the extent to which the costs of our products purchased by our customers (or services provided with our products) will be reimbursed by third-party payors, including Medicare, Medicaid, other U.S. government sponsored programs and private payors. These third-party payors exercise significant control over patient access and increasingly use their enhanced bargaining power to secure discounted rates and impose other requirements that may reduce demand for our product candidates, if cleared or approved. Our potential customers’ ability to obtain adequate reimbursement for products and services from these third-party payors affects the selection of products they purchase and the prices they are willing to pay. In addition, demand for new products may be limited unless we obtain favorable reimbursement (including coverage, coding and payment) from governmental and private third-party payors at the time of the product’s introduction, which will depend, in part, on our ability to demonstrate that our products have a positive impact on clinical outcomes. Third-party payors continually review their coverage policies for existing and new products and procedures and can deny coverage for our products or revise payment policies such that payments do not adequately cover the cost of our products. Even if third-party payors make coverage and reimbursement available, that reimbursement may not be adequate, which may have an adverse effect on our business, results of operations, financial condition and cash flows.

No uniform policy of coverage and reimbursement among payors in the United States exists and coverage and reimbursement for procedures can differ significantly from payor to payor. Some third-party payors must approve coverage for new or innovative devices or procedures before they will reimburse healthcare providers who use the products or therapies. Even though a new product may have been cleared for commercial distribution by the FDA, we may find limited demand for the product unless and until reimbursement approval has been obtained from governmental and private third-party payors. We can provide no assurances that we will be successful in obtaining coverage from Medicare or any other governmental or commercial third-party payor. Moreover, we may be required to seek new billing codes for the components of the Alpha DaRT, and regulatory authorities may not approve the creation of separate codes. Additionally, even if we are successful, these billing codes or the payment amounts associated with such codes may change in the future.

In addition to uncertainties surrounding coverage policies, there are periodic changes to reimbursement levels. Third-party payors regularly update reimbursement amounts and also from time to time revise the methodologies used to determine reimbursement amounts. This includes routine updates to payments to physicians, hospitals and ambulatory surgery centers for procedures during which our products are used. These updates could directly impact the demand for our products. See “Risk Factors — Risks Related to Government Regulation — Healthcare policy changes, including recently enacted legislation reforming the U.S. healthcare system, could harm our business, financial condition and results of operations.”

We believe the overall escalating cost of medical products and services being paid for by the government and private health insurance has led to, and will continue to lead to, increased pressures on the healthcare and medical device industry to reduce the costs of products and services. Third-party payors are developing increasingly sophisticated methods of controlling healthcare costs through prospective reimbursement and capitation programs, group purchasing, redesign of benefits, and exploration of more cost-effective methods of delivering healthcare. In the United States, some insured individuals enroll in managed care programs, which monitor and often require pre-approval of the services that a member will receive. Some managed-care programs pay their providers on a per capita (patient) basis, which puts the providers at financial risk for the services provided to their patients by paying these providers a predetermined payment per member per month and, consequently, may limit the willingness of these providers to use our products. It is possible that third-party payor coding, coverage and reimbursement policies will affect the need or prices for our products in the future, which could significantly affect our financial performance and our ability to conduct our business.

Healthcare Reform

The United States government has enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for our product candidates, if cleared or approved, and the procedures associated with the use of such products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products.

The implementation of the Affordable Care Act, or ACA, in the United States, for example, has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The ACA, among other things, provided incentives to programs that increase the federal government’s comparative effectiveness research and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. Additionally, the ACA expanded eligibility criteria for Medicaid programs and created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been judicial, executive and political challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President

Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the ACA or our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, the Budget Control Act of 2011, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

We expect additional state and federal healthcare reform measures to be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality, and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including Health Insurance Portability and Accountability Act, or HIPAA, and federal and state consumer protection laws and regulations (e.g., Section 5 of the Federal Trade Commission Act) that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, certain state and non-U.S. laws, such as the California Consumer Privacy Act, or CCPA, the California Privacy Rights Act, or CPRA, the General Data Protection Regulation, or GDPR, or the Israeli Protection of Privacy Law of 1981 govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to make compliance efforts more challenging, and can result in investigations, proceedings, or actions that lead to significant penalties and restrictions on data processing.

HCCC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of HCCC’s financial condition and results of operations should be read in conjunction with HCCC’s financial statements and notes to those statements included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.” HCCC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those described under “Risk Factors” and elsewhere in this proxy statement/prospectus. References in this section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of HCCC.

Overview

HCCC is a blank check company formed under the laws of the State of Delaware on August 18, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. HCCC will effectuate its business combination using cash from the proceeds of the HCCC IPO and the sale of the private placement warrants, its capital stock, debt or a combination of cash, stock and debt.

HCCC expects to continue to incur significant costs in the pursuit of its acquisition plans. HCCC cannot assure you that its plans to complete a business combination will be successful.

Results of Operations

HCCC has neither engaged in any operations nor generated any operating revenues to date. HCCC’s only activities from inception through September 30, 2021 were organizational activities and those related to the HCCC IPO, described below and identifying a target company for a Business Combination, including the Business Combination with Alpha Tau. HCCC does not expect to generate any operating revenues until after the completion of its initial business combination. HCCC expects to generate non-operating income in the form of interest income on marketable securities held after the HCCC IPO. HCCC expects that it will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the three months ended September 30, 2021, HCCC had a net income of $249,973, which consisted of the interest earned on marketable securities held in the Trust Account of $4,225 and the change in fair value of warrant liabilities of $752,500, offset by formation and operational costs of $506,752.

For the nine months ended September 30, 2021, HCCC had a net income of $5,361,331, which consists of the interest earned on marketable securities held in the Trust Account of $11,620 and the change in fair value of warrant liabilities of $8,082,500, offset by formation and operational costs of $1,201,860, transaction costs associated with the Initial Public Offering of $850,929, and loss on the initial issuance of private placement warrants of $680,000.

For the period from August 18, 2020 (inception) through September 30, 2020, HCCC had a net loss of $878, which consisted of formation and operational costs.

Liquidity and Capital Resources

On January 20, 2021, HCCC consummated the HCCC IPO whereby it sold 27,500,000 units, at a price of $10.00 per unit, which included the partial exercise by the underwriters of their over-allotment option in the amount of 3,500,000 units, generating gross proceeds of $275,000,000. Simultaneously with the closing of the

HCCC IPO, HCCC consummated the sale of 6,800,000 private placement warrants to the Sponsor at a price of $1.00 per private placement warrant generating gross proceeds of $6,800,000.

For the nine months ended September 30, 2021, cash used in operating activities was $860,653. Net income of $5,361,331 was affected by the change in fair value of warrant liabilities of $8,082,500, the change in fair value of the warrant liability in excess of purchase price paid for private placement warrants of $680,000, transaction costs associated with the HCCC IPO of $850,929, and the interest earned on marketable securities held in the Trust Account of $11,620. Changes in operating assets and liabilities provided $341,207 of cash for operating activities.

For the period from August 18, 2020 (inception) through September 30, 2020, cash used in operating activities was $0. Net loss of $878 was offset by changes in operating assets and liabilities of $878.

Following the HCCC IPO, the partial exercise of the over-allotment option, and the sale of the private placement warrants, a total of $275,000,000 was placed in the Trust Account. HCCC incurred $15,556,327 in transaction costs, including $4,800,000 of underwriting fees, $10,325,000 of deferred underwriting fees and $431,327 of other offering costs.

At September 30, 2021, HCCC had cash and marketable securities held in the Trust Account of $275,011,620. HCCC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete its business combination. HCCC may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue HCCC’s growth strategies.

At September 30, 2021, HCCC had cash of $733,020 held outside of the Trust Account. HCCC intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants. In November 2021, the Sponsor committed to provide loans of up to $50,000 to HCCC through November 14, 2022, if needed and requested by HCCC, which loans will be non-interest bearing, unsecured and payable upon consummation of a business combination.

HCCC does not believe it will need to raise additional funds in order to meet the expenditures required for operating our business. However, if HCCC’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, it may have insufficient funds available to operate its business prior to a business combination. Moreover, HCCC may need to obtain additional financing either to complete its business combination or because it becomes obligated to redeem a significant number of its public shares upon consummation of its business combination, in which case HCCC may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, HCCC would only complete such financing simultaneously with the completion of its business combination. If HCCC is unable to complete its business combination because it does not have sufficient funds available to it, HCCC will be forced to cease operations and liquidate the Trust Account. In addition, following its business combination, if cash on hand is insufficient, HCCC may need to obtain additional financing in order to meet its obligations.

Off-Balance Sheet Financing Arrangements

HCCC has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. HCCC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. HCCC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

HCCC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for business and administrative support services. HCCC began incurring these fees from January 14, 2021 and will continue to incur these fees monthly until the earlier of the completion of the business combination and HCCC’s liquidation.

The underwriters from the HCCC IPO are entitled to a deferred fee of $0.35 per unit on the 24,000,000 units sold, or $8,400,000. The underwriters are also entitled to a deferred fee of $0.55 per unit on the 3,500,000 units sold as part of the underwriters’ partial exercise of their overallotment option, or $1,925,000. The underwriters are entitled to a fee of $10,325,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that HCCC completes a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. HCCC identified the following critical accounting policies.

Common Stock Subject to Possible Redemption

HCCC accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. HCCC’s Class A common stock features certain redemption rights that are considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of HCCC’s condensed balance sheets.

Warrant Liabilities

HCCC accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, “Distinguishing Liabilities from Equity” ASC 480 and ASC 815, “Derivatives and Hedging”. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to HCCC’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of HCCC’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the public warrants and private placement warrants were initially estimated using a Monte Carlo simulation with subsequent remeasurements of the public warrants utilizing the trading stock price (see Note 10 to HCCC’s interim condensed financial statements included in this proxy statement/prospectus).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

HCCC evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in HCCC’s balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Net Income (Loss) per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common stock outstanding during the period. HCCC applies the two-class method in calculating net loss per common share. Accretion associated with the redeemable shares of Class A common stock is excluded from net loss per common share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in our Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. HCCC is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

HCCC’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on its condensed financial statements.

ALPHA TAU’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Alpha Tau’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis, including information with respect to Alpha Tau’s planned investments in its research and development, sales and marketing, and general and administrative functions, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. In this section “we,” “us” and “our” refer to Alpha Tau. Unless otherwise indicated, all dollar amounts are presented in thousands.

Overview

We are a clinical-stage oncology therapeutics company focused on harnessing the innate relative biological effectiveness and short range of alpha particles for use as a localized radiation therapy for solid tumors. Our proprietary Alpha DaRT technology is designed to utilize the specific therapeutic properties of alpha particles while aiming to overcome, and even harness for potential benefit, the traditional shortcomings of alpha radiation’s limited range. We believe that our Alpha DaRT technology has the potential to be broadly applicable across multiple targets and tumor types.

We evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent squamous cell carcinoma, or SCC, cancers of the skin and head and neck. Efficacy was evaluated in 28 tumors, and results showed that Alpha DaRT achieved 100% overall response rate and over 78% complete response rate. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. On the basis of this clinical trial as well as some of our further clinical trials, we received marketing approval in Israel for the treatment of SCC of the skin or oral cavity using the Alpha DaRT in August 2020. In June 2021, the FDA granted the Alpha DaRT Breakthrough Device Designation for the treatment of patients with SCC of the skin or oral cavity without curative standard of care. In October 2021, the FDA granted the Alpha DaRT a second Breakthrough Device Designation, in treating recurrent Glioblastoma Multiforme, or GBM, as an adjunct to standard medical therapies or as a standalone therapy after standard medical therapies have been exhausted. If approved, we expect to commercialize our Alpha DaRT technology first in the United States before other markets, including Israel, notwithstanding our existing marketing authorization in Israel (under which we have not yet commercialized the product). To support our U.S. strategy, we are conducting a multi-center pilot feasibility trial to explore the feasibility of delivering radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT at Memorial Sloan Kettering Cancer Center and up to five other clinical sites around the United States. Our first patient was recruited into this trial in early July 2021 and we completed recruitment in October 2021. We hold exclusive rights to our proprietary Alpha DaRT technology in our core markets, including the United States and Europe.

While local radiation therapy has been a mainstay of cancer therapy for years, it has been mostly limited to modalities utilizing beta or gamma emissions, which primarily destroy cells through an indirect mechanism relying on oxygen and the generation of free radicals to cause single-strand DNA breaks. By contrast, alpha radiation has hundreds of times the linear energy transfer rate of beta-emitters. Additionally, alpha particles’ heavier mass and far shorter particle paths (less than 100 µm) relative to beta’s lighter mass and lengthier (up to 12 mm) path, have been shown to destroy radioresistant cells in clinical studies – causing multiple, irreparable, double-strand DNA breaks and other cellular damage upon direct impact – within a very short distance.

Accordingly, we believe that alpha radiation has several significant potential advantages for use in cancer radiotherapy, including a high relative biological efficiency (potentially enabling it to destroy tumor cells with administration of lower levels of radiation), imperviousness to factors such as hypoxia, and a very well-defined range of travel with limited collateral damage. Nonetheless, its use has also been limited precisely due to alpha’s extremely short particle range in living tissue, as the range of less than 100 µm is insufficient to provide meaningful clinical utility. The Alpha DaRT technology employs a series of radioactive sources that are embedded with Radium-224 to enable a controlled, intratumoral, release of alpha-emitting atoms which diffuse and decay throughout the tumor, seeking to kill cancerous cells with localized precision, while penetrating deeper into the tumor than can otherwise be reached by the limited ranges of the alpha particles themselves. Due to the inherent limited range of the alpha particles, we believe that the Alpha DaRT technology has the potential to deliver powerful and localized precise killing impact to the tumor without damage to surrounding healthy tissue. By combining the size and potency of alpha particles in a single-use disposable form, we believe that the Alpha DaRT may offer potent local radiation to tumors that have otherwise demonstrated poor response to radiation therapy or other standards of care, with the potential to apply to a wide range of tumors and clinical settings.

We were incorporated in Israel in 2015 and our headquarters is located in Jerusalem, Israel. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, developing our technology, acquiring and building our intellectual property portfolio and conducting research and development activities, including pre-clinical studies and clinical trials, for our Alpha DaRT technology. We do not have any products approved for sale in the United States and have not generated any revenue from product sales. To date, we have funded our operations primarily through private placements of ordinary and convertible preferred shares and funding from government contracts. From inception through June 30, 2021, we have raised an aggregate of $75,374 to fund our operations, of which $57,911 were gross proceeds from sales of our convertible preferred shares, $13,979 were gross proceeds from the issuance of ordinary shares and $3,484 were gross proceeds from government grants.

We have incurred significant net operating losses in every year since our inception and expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. Our net losses may fluctuate significantly from quarter to quarter and year to year and could be substantial. Our net losses were $8,367 and $8,882 for the years ended December 31, 2019 and 2020, respectively and $4,039 and $18,693 for the six months ended June 30, 2020 and June 30, 2021, respectively. As of June 30, 2021, we had an accumulated deficit of $44,262. We anticipate that our expenses will increase significantly as we:

•	conduct additional clinical trials of our Alpha DaRT technology;

•	continue to discover and develop additional product candidates;

•

construct manufacturing facilities and supply chain capabilities in multiple geographies of sufficient capacity to provide commercial quantities of our Alpha DaRT products and any other product candidates for which we may obtain marketing approval;

•	seek regulatory and marketing approvals for our Alpha DaRT technology and any other product candidates that successfully complete clinical trials, if any;

•

develop and execute launch strategies, and establish a sales, marketing and distribution infrastructure to commercialize our Alpha DaRT technology and any other products for which we may obtain regulatory approval in geographies in which we plan to commercialize our products ourselves;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional staff, including clinical, scientific, technical, regulatory operational, and financial personnel, to execute our business plan; and

•

add clinical, scientific, operational, financial and management information systems and personnel to support our product development and potential future commercialization efforts, and to enable us to operate as a public company.

We do not expect to generate revenue from product sales unless and until we successfully complete clinical development and obtain further regulatory approvals for our Alpha DaRT technology. If we obtain regulatory approval for our Alpha DaRT technology or any other product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, commencing upon the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to fund our operations through public or private equity or debt financings or other sources, including strategic collaborations. We may, however, be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop our current product candidates, or any additional product candidates, if developed.

Because of the numerous risks and uncertainties associated with therapeutics product development, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate revenue from product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

As of June 30, 2021, we had cash and cash equivalents, restricted cash and short-term deposits totaling $39,613. We believe that the net proceeds from we receive from the Business Combination and PIPE Investment, assuming no redemptions, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements into 2024. We have based these estimates on assumptions that may prove to be imprecise, and we may use our available capital resources sooner than we currently expect. See “Liquidity and Capital Resources.” Because of the numerous risks and uncertainties associated with the development of our Alpha DaRT technology and any future product candidates, and because the extent to which we may enter into collaborations with third parties for product development is unknown, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the research and development of our Alpha DaRT technology or any future potential product candidates.

If we raise additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce, or terminate our product development programs or any future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Business effects of COVID-19

The current COVID-19 pandemic has presented a substantial public health and economic challenge around the world and is affecting our employees, patients, communities and business operations, as well as the U.S. economy and financial markets. To date, our financial conditions and own operations have not been significantly impacted by the COVID-19 outbreak; however, the full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations, liquidity and financial condition will depend on future developments, which are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19, the actions taken to contain it or treat its impact and the economic impact on local, regional, national and international markets. COVID-19 has resulted in a slowdown in recruitment of patients into certain of our clinical trials, particularly in North America, in part due to local restrictions or changes in practices at clinical sites during the pandemic. In other sites, the restrictions imposed by local COVID-19 regulations have required us to incur additional costs in treating patients due to the use of additional safety measures or scarcity of available hospital resources.

To date, our vendors have been able to continue to provide services and supply materials, and products and currently do not anticipate any disruption in services or interruptions in supply. However, we are continuing to assess the potential impact of the COVID-19 pandemic on our business and operations, including our expenses, and our ability to hire and retain employees.

The COVID-19 pandemic has caused us to modify our business practices (including but not limited to curtailing or modifying employee travel, moving to partial remote work, and cancelling physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, patients and business partners. The majority of our office-based employees have continued to work from the office without interruption during the pandemic, with certain adjustments as needed, such as division into capsules or installation of office dividers.

For additional information on the various risks posed by the COVID-19 pandemic, please read the section entitled “Risk Factors” in this proxy statement/prospectus.

Basis of presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Unless otherwise indicated, all dollar amounts are presented in thousands.

Financial Operations Overview

Revenue

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our Alpha DaRT technology or other product candidates are successful and result in further regulatory approvals and successful commercialization efforts, we may generate revenue in the future from product sales. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our Alpha DaRT technology or any other product candidates. We may never succeed in obtaining further regulatory approvals for our Alpha DaRT technology or any of our other product candidates that we may develop in the future.

Operating Expenses

Our operating expenses since inception have consisted solely of research and development costs, marketing expenses and general and administrative costs.

Research and development, net

Research and development, net consist primarily of costs incurred for our research activities, including the development of and pursuit of further regulatory approvals of our Alpha DaRT technology, which include:

•	employee-related expenses, including salaries, benefits and share-based compensation expense for personnel engaged in research and development functions;

•	expenses incurred in connection with the preclinical and clinical development of our product candidates, including under agreements with CROs, investigative sites and consultants;

•

costs of manufacturing our product candidates or other material costs for use in our preclinical studies and clinical trials, including costs of raw materials, components, and other laboratory materials;

•	consulting and professional fees related to research and development activities;

•	facility costs and other allocated expenses, which include expenses for rent and maintenance of our facility, utilities, depreciation, overhead expenses and other supplies; and

•	registration and maintenance of our intellectual property portfolio.

We expense research and development costs as incurred.

Our external research and development expenses consist primarily of costs such as fees paid to consultants, contractors and CROs in connection with our preclinical and clinical development activities.

Because the bulk of our research and development expenses are for internal personnel or for manufacture of our Alpha DaRT for use across our clinical trials and pre-clinical studies, and the majority of our clinical trials and pre-clinical studies are led internally rather than using external CROs, we are unable to allocate our research and development expenses on a program-by-program basis.

Grants from the Israeli Innovation Authority (IIA) are offset against research and development costs at the later of when grant receipt is assured or the expenses are incurred.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect that our research and development expenses will continue to increase for the foreseeable future as we initiate additional clinical trials of our Alpha DaRT technology, scale our manufacturing processes, continue to discover and develop additional components to the Alpha DaRT platform or other product candidates, and hire additional clinical and scientific personnel.

The successful development of our Alpha DaRT technology and other potential future product candidates is highly uncertain. Accordingly, at this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of these product candidates. We are also unable to predict when, if ever, we will generate revenue and material net cash inflows from the commercialization and sale of any of our product candidates for which we have obtained or may obtain marketing approval. We may never succeed in achieving further regulatory approvals for any of our product candidates. The duration, costs and timing of preclinical studies, clinical trials and development of our product candidates will depend on a variety of factors, including:

•

successful completion of clinical trials with safety, tolerability and efficacy profiles for our Alpha DaRT technology and any potential future product candidates that are satisfactory to the FDA or any comparable foreign regulatory authority;

•

approval of IDEs or comparable applications for Alpha DaRT technology and any potential future product candidate to commence planned or future clinical trials in the United States or foreign countries;

•	significant and changing government regulation and regulatory guidance;

•	timing and receipt of marketing approvals from applicable regulatory authorities;

•

successful construction of additional manufacturing facilities, or establishing arrangements with contract manufacturing organizations, or CMOs, for third-party clinical and commercial manufacturing, to obtain sufficient supply of our product candidates;

•	obtaining and maintaining patent and other intellectual property protection and regulatory exclusivity for our product candidates;

•	commercializing our Alpha DaRT technology and any potential future product candidate, if and when further approved, whether alone or in collaboration with others;

•	acceptance of the product, if and when approved, by patients, the medical community and third-party payors;

•	competition with other therapies; and

•	maintenance of a continued acceptable safety profile of for Alpha DaRT technology and any potential future product candidate following approval.

A change in the outcome of any of these variables with respect to the development, manufacture or commercialization enabling activities of any of our product candidates would significantly change the costs, timing and viability associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we anticipate will be required for the completion of clinical development of our Alpha DaRT technology and any potential future product candidate, or if we experience significant delays in our clinical trials due to patient enrollment or other reasons, we would be required to expend significant additional financial resources and time on the completion of clinical development.

Marketing expenses

Marketing expenses consist primarily of salaries and other related costs, including share-based compensation, for personnel in marketing functions. Marketing expenses also include direct and allocated facility-related costs as well as costs of participation in conferences and exhibitions, licenses for marketing software, production of videos and marketing materials, and external consulting on product marketing or reimbursement.

We expect that our marketing expenses will increase in the future to support continued marketing activities and potential commercialization of our Alpha DaRT technology and any potential future product candidate. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, particularly if and when we initiate the hiring of a commercial team or increase our pre-launch commercial activities.

General and administrative expenses

General and administrative expenses consist primarily of salaries and other related costs, including share- based compensation, for personnel in executive, finance and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, consulting, investor and public relations, accounting, auditing, tax services and insurance costs.

We expect that our general and administrative expenses will increase in the future to support continued research and development activities and potential commercialization of our Alpha DaRT technology and any potential future product candidate. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, attorneys and accountants, among other expenses.

Additionally, we expect to incur increased expenses associated with being a public company, including costs of additional personnel, accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission, or SEC, requirements, director and officer insurance costs, and investor and public relations costs.

Financial (income) expenses, net

Financial (income) expenses, net, primarily consists of non-cash interest expense incurred on revaluation of warrants, foreign currency transaction, bank charges and interest, and interest income earned on our cash and cash equivalents.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies and Use of Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements during the reporting periods. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience, known trends and events, and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our consolidated financial statements appearing elsewhere in this prospectus, we believe the following accounting policies used in the preparation of our consolidated financial statements require the most significant judgments and estimates.

Share-Based Compensation

We apply the fair value recognition provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, for share-based awards granted to employees and directors for their services on the board of directors. Determining the amount of share-based compensation to be recorded requires us to develop estimates of the fair value of share options as of their grant date. We estimate the fair value of each share option grant using the Black-Scholes option-pricing model. Calculating the fair value of share-based awards requires that we make subjective assumptions.

Pursuant to ASC 718, we measure share-based awards granted to employees and members of the board of directors at fair value on the date of grant and recognize the corresponding share-based compensation expense of those awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. We have historically granted share options with exercise prices equivalent to the fair value of Alpha Tau ordinary shares as of the date of grant.

We account for share-based awards to non-employees in accordance with ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, or ASU No. 2018-07, which simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to the nonemployees with the requirements for share-based payments granted to employees.

The Black-Scholes option-pricing model uses the following inputs: the fair value of Alpha Tau ordinary shares, the expected volatility of Alpha Tau ordinary shares, the expected term of our share options, the risk-free interest rate for a period that approximates the expected term of our share options and our expected dividend yield. Due to the lack of a public market for Alpha Tau ordinary shares and a lack of company-specific historical and implied volatility data, we have based our computation of expected volatility on the historical volatility of a representative group of public companies with similar characteristics to us, including stage of product development, life science industry focus, length of trading history and similar vesting provisions. The historical volatility data is calculated based on a period of time commensurate with the expected term assumption. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own share price becomes available or until circumstances change, such that the identified entities are no longer representative companies. In the latter case, more suitable, similar entities whose share prices are publicly available would be utilized in the calculation. We use the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. Under this approach, the weighted-average expected option term is presumed to be the average of the contractual term (ten years) and the vesting term (generally four years) of our share options. We utilize this method due to lack of historical exercise data and the “plain-vanilla” nature of our share-based awards. The expected term is applied to the share option grant group as a whole, as we do not expect substantially different exercise or post-vesting termination behavior among our employee population. The risk- free interest rate is based on a treasury instrument whose term is consistent with the expected term of the share options. The expected dividend yield is assumed to be zero as we have never paid cash dividends and have no current plans to pay any cash dividends on Alpha Tau ordinary shares.

Valuation of Our Ordinary Shares

The fair value of the ordinary shares underlying our option awards was determined by our board of directors, with input from management. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our ordinary share as of each respective grant date. The valuations of Alpha Tau ordinary shares were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. The assumptions used in the valuation model are based on future expectations combined with management judgment. Our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of Alpha Tau ordinary shares as of the date of each option grant, including the following factors:

•	independent valuations performed at periodic intervals by independent third-party valuation specialist;

•	our current business projections;

•	our stage of development;

•	the prices, rights, preferences and privileges of our convertible preferred shares;

•	current business conditions;

•	the likelihood of a liquidity event for the ordinary shares underlying these options, such as an initial public offering or sale of our company, given prevailing market conditions;

•	any adjustments necessary due to the lack of marketability of Alpha Tau ordinary shares;

•	the purchase of our preferred shares by third party investors in arms-length transactions; and

•	the market performance of comparable publicly traded companies.

In the event of a qualified initial public offering, our preferred shares would convert into ordinary shares (on a one-for-one basis for our Preferred B shares, and a 1.07-to-one basis for our Preferred A shares), and accordingly would receive a pro rata amount of proceeds per share vs. ordinary shares. In the case of a sale or liquidation of the Company, the preferred shares would receive their liquidation preferences and thereafter a fraction in the remaining proceeds with the ordinary shares on a pro-rata basis. Accordingly, we determined the fair value of Alpha Tau ordinary shares in a hybrid model method utilizing two scenarios of OPM and public market offering (i.e., initial public offering or SPAC merger), and applying a weighted average of these values based on their relative probabilities in order to calculate the final per share value.

For the year ended December 31, 2020 and the six months ended June 30, 2021

•

First, we determined our Company’s value in an exit scenario due to a liquidity event, such as an initial public offering or SPAC merger, using the market approach and based on preliminary discussions with investment banks or engagement with SPACs. In this scenario, all preferred shares, warrants to purchase preferred shares and options to purchase Alpha Tau ordinary shares convert into, or are deemed to be exercised for, ordinary shares. The firm value is divided by the resulting number of shares to determine a per share value.

•

Second, we determined our Company’s value using a market approach (based on the backsolve method). The backsolve method involves making assumptions for the time to liquidity, volatility, and risk-free rate and then solving for the value of equity such that value for the most recent financing equals the amount paid. In order to estimate the value of our equity value, including both ordinary and preferred shares, we relied upon our Series B preferred share price determined in recent financing rounds of our Series B preferred shares, which we believed to be the most indicative of our value.

We then allocated the value between all elements of our securities (preferred shares, ordinary shares, warrants for preferred shares and options for ordinary shares) using the option pricing model (“OPM”), on the assumption that our preferred shares will benefit from their liquidation preference, as follows:

•

Under the backsolve method we used recent share purchase transactions to solve our implied equity value. This approach takes into account the economic rights of the various classes of shares such as liquidation preferences, redemption rights and dividend rights and then allocates the value accordingly to the rights and privileges of each class of shares. Since the Series B Preferred shares financing rounds involved multiple unrelated investors in a set of arms-length transactions, we determined it was the most appropriate method to determine the fair value of Alpha Tau ordinary shares given the early stage nature of the company.

•

Under the OPM, preferred and ordinary shares are treated as a series of call options, with the preferred shares having an exercise price based on the liquidation preference of the respective preferred share. The OPM operates through a series of Black–Scholes option pricing models, with the strike prices of the options representing the upper and lower bounds of the proceed ranges that a security holder would receive upon a liquidity event. The strike prices occur at break points where the allocation of firm value changes among the various security holders. The ordinary shares are presumed to have value only if funds available for distribution to shareholders exceed the value of the respective liquidation preferences at the time of a liquidity event. The OPM requires an enterprise level input of firm value or a transaction level input of specific security value (typically, a recently issued convertible preferred security) to anchor the allocation of firm value among the various classes of securities.

In making the final determination, we also applied a discount for lack of marketability right, as applicable, to Alpha Tau ordinary shares.

We believe we applied a reasonable valuation method to determine the share option exercise prices on the respective share option grant dates. A combination of factors led to changes in the fair value of Alpha Tau ordinary shares.

Accounting Treatment of the Convertible Preferred Shares

Our preferred shares are considered a “freestanding financial instrument” pursuant to ASC 480 “Distinguishing Liabilities from Equity” and are redeemable in a deemed liquidation event, which is not under our control; thus, we classified the shares outside permanent equity pursuant to ASC 480-10-S99. As of December 31, 2019, and 2020 and June 30, 2021, we did not adjust the carrying values of the shares to the deemed liquidation values of such shares since a deemed liquidation event was not probable.

Warrants to Purchase Convertible Preferred Shares

Warrants to purchase our convertible preferred shares are considered a “freestanding financial instrument” pursuant to ASC 480. Our warrants were classified as a liability on the balance sheet initially, and subsequently measured at fair value through earnings, as the underlying shares are contingently redeemable (upon a deemed liquidation event, which is not under our control) and, therefore, embody an obligation that is indexed to an obligation to repurchase our shares by transferring assets. The change in fair value of our warrants is recognized as a component of financial expenses (income), net, in the statements of operation.

Our board of directors calculates the fair value of the warrants on the issuance date and on subsequent reporting dates, considering among other things, a third-party valuation. We first calculated the underlying preferred share value by using the income approach and the market approach. Then the equity value was allocated by using the hybrid model method utilizing two scenarios of OPM and initial public offering. Once the preferred shares value was derived from the two scenarios, the Black-Scholes model was utilized to calculate the warrants value in each one of the scenarios. Then, probability for each one of the scenarios was applied by the Company to derive the weighted average fair value of the warrants.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2021

	Six Months Ended June 30,
	2020	2021	Change
Operating expenses:
Research and development, net	$3,068	$5,186	$2,118
Marketing	143	254	111
General and administrative	607	773	166

Total operating expenses	$3,818	$6,213	$2,395

Loss from operations:
Financial expense, net	76	12,454	12,378
Loss before taxes on income	3,894	18,667	14,773

Tax on income	145	26	(119)

Net loss	$4,039	$18,693	$14,654

Research and development, net

Research and development, net increased by $2,118 from $3,068 for the six months ended June 30, 2020 to $5,186 for the six months ended June 30, 2021. The increase in research and development expense was primarily attributable to increased employee compensation and benefits increased primarily as result of an increase in headcount, and additional payments to clinical sites owing to the use of the Alpha DaRT in a larger number of patients and clinical trials, but was also offset by an increase in government grants from the Israel Innovation Authority.

Marketing expenses

Marketing expense increased by $111 from $143 for the six months ended June 30, 2020 to $254 for the six months ended June 30, 2021. The increase in marketing expenses was primarily attributable to increased engagement with third-party advisors.

General and administrative

General and administrative increased by $166 from $607 for the six months ended June 30, 2020 to $773 for the six months ended June 30, 2021.

The increase in general and administrative expenses was primarily attributable to increased employee compensation and benefits, including share-based compensation, primarily due to an increase in headcount and related expenses, as well as increased office-related expenses resulting primarily from relocation of the Company’s offices to Jerusalem

Financial expense, net

Financial expense, net increased $12,378 from $76 for the six months ended June 30, 2020 to $12,454 for the six months ended June 30, 2021. The increase was primarily attributable to revaluation of warrants in the amount of $12,171, as well as changes in foreign exchange rates.

Comparison of the Years Ended December 31, 2019 and 2020

The following table summarizes our results of operations for the years ended December 31, 2019 and 2020:

	Years Ended December 31,		Dollar Change
	2019	2020
Operating expenses:
Research and development, net	$6,636	$7,544	$908
Marketing	397	288	(109)
General and administrative	977	1,412	435

Total operating expenses	$8,010	$9,244	$1,234

Loss from operations:
Financial (income) expense, net Loss before taxes on income	308 8,318	(520 8,724)	(828 406)

Tax on income	146	158	12

Net loss	$8,464	$8,882	$418

Net loss attributable to noncontrolling interests	97	—	(97)

Net loss attributable to Alpha Tau Medical Ltd.	$8,367	$8,882	$515

Research and development, net

Research and development, net increased by $908 from $6,636 for the year ended December 31, 2019 to $7,544 for the year ended December 31, 2020. The increase in research and development expense was primarily attributable to increased employee compensation and benefits increased primarily as result of an increase in headcount, owing to the use of the Alpha DaRT in a larger number of patients and clinical trials, but was also offset by a decrease in travel expenses and an increase in government grants from the Israel Innovation Authority.

Marketing expenses

Marketing expense decreased by $109 from $397 for the year ended December 31, 2019 to $288 for the year ended December 31, 2020. The decrease in marketing expenses was primarily attributable to decreased participation in conferences and exhibitions and related expenses, due to the effects of COVID-19.

General and administrative

General and administrative increased by $435 from $977 for the year ended December 31, 2019 to $1,412 for the year ended December 31, 2020.

The increase in general and administrative expenses was primarily attributable to increased employee compensation and benefits, including share-based compensation, primarily due to an increase in headcount and related expenses, increased consulting and professional services primarily resulting from the growth in our general business operations.

Financial (income) expense, net

Financial (income) expense, net decreased $828 from $308 for the year ended December 31, 2019 to $(520) for the year ended December 31, 2020. The decrease was primarily attributable to revaluation of warrants, as well as a reduction in interest rate on our bank deposits and changes in foreign exchange rates.

Liquidity and Capital Resources

Sources of Liquidity

We have funded our operations from inception through June 30, 2021 primarily through gross proceeds of $57,911 from sales of our convertible preferred shares, $13,979 from the issuance of ordinary shares and $3,484 from government grants. The following table provides information regarding our total cash and cash equivalents, restricted cash and short-term deposits for the periods presented:

	Year Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Cash and cash equivalents	$1,831	$15,598	$11,018	$11,132
Restricted cash	10	576	534	584
Short-term deposits	26,298	30,417	36,435	27,897

	$28,139	$46,591	$47,987	$39,613

Cash Flows

The following table provides information regarding our cash flows for the periods presented:

	Years Ended December 31,		Six Months Ended June 30,
	2019	2020	2020	2021
Net cash used in operating activities	$(6,910)	$(7,251)	$(3,439)	$(5,367)
Net cash provided by (used in) investing activities	(10,163)	(7,817)	(11,335)	1,293
Net cash provided by financing activities	5,323	29,317	24,418	21

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(18)	84	67	(405)

Increase (decrease) in cash, cash equivalents and restricted cash	$(11,768)	$14,333	$9,711	$(4,458)

Net cash used in operating activities

The cash used in operating activities resulted primarily from our net losses adjusted for non-cash charges and changes in components of working capital.

Net cash used in operating activities was $3,439 for the six months ended June 30, 2020 compared to $5,367 for the six months ended June 30, 2021. The $1,928 increase in cash used in operating activities was primarily attributable to an increase in net loss of $14,654, offset by an increase in add-back of the financial expenses related to revaluation of warrants of $11,691, an increase in add-back of depreciation of $315, and as an increase of $87 in changes in the components of working capital.

Net cash used in operating activities was $6,910 for the year ended December 31, 2019 compared to $7,251 for the year ended December 31, 2020. The $341 increase in cash used in operating activities was primarily attributable to an increase in net loss of $418, a decrease in the financial expenses related to revaluation of warrants, and an increase of $963 in changes in the components of working capital, including a decrease in prepaid expenses and other receivables as compared to an increase in the year ended December 31, 2019, and larger increase in other payables and accrued expenses.

Net cash used in investing activities

Net cash used in investing activities was $11,335 for the six months ended June 30, 2020 compared to net cash provided by investing activities of $1,293 for the six months ended June 30, 2021. The increase in cash provided by investing activities of $12,628 was attributable to a $12,500 decrease in deposits and a $128 decrease in purchases of property and equipment.

Net cash used in investing activities was $10,163 for the year ended December 31, 2019 compared to $7,817 for the year ended December 31, 2020. The decrease in cash used for investing activities of $2,346 was primarily attributable to a $2,474 increase in purchases of property and equipment and a $4,820 decrease in deposits.

Net cash provided by financing activities

Net cash provided by financing activities was $24,418 for the six months end June 30, 2020 compared to $21 for the six months ended June 30, 2021. The decrease of $24,397 was primarily attributable to the $23,847 proceeds from the issuance of Series B Preferred shares and the $571 of proceeds from the issuance of ordinary shares in the six months ended June 30, 2020.

Net cash provided by financing activities was $5,323 for the year ended December 31, 2019 compared to $29,317 for the year ended December 31, 2020. The increase of $23,994 was primarily attributable to the $28,726 proceeds from the issuance of series B Preferred shares in the year ended December 31, 2020, as compared to the $5,250 of proceeds from the issuance ordinary shares in the year ended December 31, 2019.

Effect of exchange rate changes on cash, cash equivalents and restricted cash

The effect of exchange rate changes on cash, cash equivalents and restricted cash was an increase of $67 for the six months ended June 30, 2020 compared to a decrease of $405 for the six months ended June 30, 2021. The decrease of $472 was primarily attributable to changes in the exchange rate between the U.S. Dollar vs. the Israeli NIS and the Euro.

The effect of exchange rate changes on cash, cash equivalents and restricted cash was a decrease of $18 for the year ended December 31, 2019 compared to an increase of $84 for the year ended December 31, 2020. The increase of $102 was primarily attributable to changes in the exchange rate between the U.S. Dollar vs. the Israeli NIS and the Euro.

Funding Requirements

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development for, initiate later stage clinical trials for, and seek further marketing approvals for, our Alpha DaRT technology and other potential future product candidates. In addition, if we obtain further marketing approvals for our Alpha DaRT technology and other potential future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, upon the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

We expect that the net proceeds from the Business Combination and the PIPE Investment, assuming no redemptions, together with our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into 2024. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Our future capital requirements will depend on many factors, including:

•	the costs of conducting future clinical trials of our Alpha DaRT technology;

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the costs of manufacturing additional supply for one or more pivotal clinical trials of our Alpha DaRT technology and potential future clinical studies we might conduct for other future product candidates;

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the costs of scaling up our manufacturing process and supply chain capacity to provide sufficient quantities of Alpha DaRT for the potential commercialization of Alpha DaRT if our clinical development program is successful and we obtain further marketing approvals;

•	the scope, progress, results and costs of discovery, preclinical development, laboratory testing and clinical trials for other potential product candidates we may develop, if any;

•	the costs, timing and outcome of regulatory review of our Alpha DaRT technology and other potential future product candidates;

•	our ability to establish and maintain collaborations on favorable terms, if at all;

•	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we might have at such time;

•

the costs and timing of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

•

the amount of revenue, if any, received from commercial sales of our Alpha DaRT technology and other potential future product candidates, should any of our product candidates receive further marketing approvals;

•	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•	our headcount growth and associated costs as we expand our business operations and our research and development activities; and

•	the costs of operating as a public company.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time- consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain further marketing approvals and achieve product sales. In addition, our Alpha DaRT technology and other potential future product candidates, if further approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interests may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect your rights as a shareholder. Any debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business.

If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations

The following table summarizes our significant and non-cancellable contractual obligations as of payment due date by period at June 30, 2021:

	Payments Due by Period Ended December 31,
	Total	2021	2022	2023	2024	2025	Thereafter
Operating leases (facilities and motor vehicles)	$8,098	$365	$710	$652	$566	$560	$5,245

Total	$8,098	$365	$710	$652	$566	$560	$5,245

We occasionally enter into ordinary course agreements with CROs for clinical trials, third party manufacturers of certain components, professional consultants for expert advice and other vendors for other services for operating purposes. We have not included these payments in the table of contractual obligations above since the contracts do not contain any minimum purchase commitments and are cancelable at any time by us, generally upon 30 days prior written notice and therefore we believe that our non-cancelable obligations under these agreements are not material.

We are also obligated to make royalty payments in certain circumstances. We have received grants from the IIA to finance our research and development programs in Israel, through which we received IIA participation payments in the aggregate amount of $3,202 through June 30, 2021. In return, we committed to pay IIA royalties at a rate of 3-3.5% of future sales of the developed products, up to 100% of the amount of grants received plus interest at LIBOR rate. Through June 30, 2021, no royalties have been paid or accrued. In addition, in connection with acquiring certain intellectual property from Althera Medical (“Althera”), our predecessor, we assumed all of Althera’s liabilities towards the IIA totaling $474 of grants received by Althera (plus accrued interest at LIBOR rate). The Company’s liability to the IIA at June 30, 2021, including grants received by the Company, grants assumed from Althera and the associated LIBOR interest accrued on all such grants, totaled $4,166. In addition, in December 2020 we received an advance payment of $282 toward a non-royalty-bearing grant program from the IIA, which is effective from January 1, 2021. This amount is presented as an accrued expense at December 31, 2020, and recognized as a decrease in R&D expenses during the six months ended June 30, 2021. Additionally, we also agreed to pay Althera 2% (subject to certain adjustments), from sales derived from the purchased intellectual property, up to a maximum amount of $1,500 (plus VAT), in the aggregate.

In connection with ongoing research and development activities and acquiring certain intellectual property from Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University, we agreed to pay a 2.5% royalty on net sales of our alpha radiation products and a 7% royalty on any royalties or revenues from licensing such products. We also agreed to grant to HekaBio K.K. options to acquire 300,000 of Alpha Tau ordinary shares at a price of $4.00 each and to pay HekaBio K.K. a royalty of 3.5% of the reimbursement price and 10% of distribution receipts in Japan if HekaBio K.K. successfully assists us in obtaining regulatory marketing approval of the Alpha DaRT in Japan.

As part of our ongoing research and development activities with BGN Technologies, the technology transfer company of Ben Gurion University (“BGN”), we agreed to pay BGN a 0.75% royalty on all sales of our alpha radiation products and a 1.5% royalty on sales of any products that contain intellectual property owned by Ben Gurion University, net of certain deductions. We also agreed to pay BGN 4% of certain license revenues that relate to jointly developed intellectual property, and 8% of license revenues that relate to intellectual property developed solely by Ben Gurion University. We will wholly own any intellectual property that is developed jointly with Ben Gurion University.

As part of our clinical trial agreement with Cambridge University Hospitals NHS Trust, we agreed to pay Cambridge 5% of any marginal increase in our net sales generated on account of any patent or patent claim granted from the research performed in such trial and 2% of our net sales received for the treatment of Squamous Cell Carcinoma of the vulva.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk related to changes in interest rates. As of June 30, 2021 and December 31, 2019 and 2020, our cash equivalents consisted of interest-bearing checking accounts and deposits. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term nature and the low risk profile of our interest-bearing accounts, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents or on our financial position or results of operations.

We operate primarily in Israel and the majority of our expenses are denominated in New Israeli Shekels, or NIS. We are subject to fluctuations in foreign currency rates in connection with these arrangements. With respect to our foreign currency exposures for the year ended December 31, 2020 and the six months ended June 30, 2021, a 10% unfavorable movement in foreign currency exchange rates would have increased our operating expenses by approximately 8.5% and 6.7%, respectively.

We do not currently hedge our foreign currency exchange rate risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, or EGC, we intend to rely on certain of these exemptions, including exemptions from the requirement to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an EGC until the earlier of: the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of HCCC and Alpha Tau adjusted to give effect to the Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The historical financial information of HCCC was derived from the restated unaudited condensed financial statements of HCCC as of and for the six months ended June 30, 2021, and from the audited financial statements of HCCC as of December 31, 2020 and for the period from August 18, 2020 (inception) through December 31, 2020. The historical financial information of Alpha Tau was derived from the unaudited condensed consolidated financial statements of Alpha Tau as of and for the six months ended June 30, 2021, and from the audited consolidated financial statements of Alpha Tau as of and for the years ended December 31, 2020 and 2019, included elsewhere in this proxy statement/prospectus. This information should be read together with HCCC’s and Alpha Tau’s financial statements and related notes, the sections titled “HCCC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Alpha Tau’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, HCCC will be treated as the “accounting acquiree” and Alpha Tau as the “accounting acquirer” for financial reporting purposes. Alpha Tau was determined to be the accounting acquirer primarily because Alpha Tau stakeholders will collectively own a majority of the outstanding shares of the combined company as of the closing of the Transactions (56.3% in no redemption scenario and 66.6% in maximum redemption scenario, see the pro forma ordinary shares outstanding under the two scenarios table below), Alpha Tau will control the board with current officers and directors remaining officers and directors of the surviving company in addition to one HCCC appointed board member, and Alpha Tau’s management will continue to manage the combined company. Additionally, Alpha Tau’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Alpha Tau issuing shares for the net assets of HCCC, followed by a recapitalization. Accordingly, the consolidated assets, liabilities, and results of operations of Alpha Tau will become the historical financial statements of Alpha Tau, and HCCC’s assets, liabilities and results of operations will be consolidated with Alpha Tau beginning on the acquisition date.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination and related transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination and related transactions, and HCCC’s IPO as if they had occurred on January 1, 2020. Alpha Tau and HCCC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Alpha Tau will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company.

The Business Combination and Related Transactions

The following represents the aggregate merger consideration under the no redemption and maximum redemption scenarios:

	No Redemption		Maximum Redemption
	Purchase Price	Shares Issued	Purchase Price	Shares Issued
HCCC public stockholders and Sponsor shares (1)	$10.00	33,343,750	$10.00	18,232,294

(1)	Sponsor shares include Conditional Equity (see below for definition) and all Redemption Equity (see below for definition) is forfeited in the maximum redemption scenario.

In accordance with the Merger Agreement, each Alpha Tau ordinary share that is issued and outstanding immediately prior to the Effective Time shall be split into such number of Alpha Tau ordinary shares equal to the Split Factor. As part of the recapitalization, the Founder Shares are subject to forfeiture under the following conditions:

•

The Sponsor will forfeit 1,031,250 Founder Shares and 1,020,000 private placement warrants (the “Forfeited Equity”), and an identical number of RSUs and options are being granted to Alpha Tau’s existing Management, Board and service providers for purposes of retention, to be vested over 4 years from the closing of the Business Combination;

•

Based on the Aggregate Transaction Proceeds, 1,718,750 Founder Shares and 1,700,000 private placement warrants are subject to forfeiture (the “Redemption Equity”). In the event Aggregate Transaction Proceeds exceed $225.0 million but less than $250.0 million, the Sponsor shall forfeit a percentage of the Redemption Equity that is equal to 100% minus the quotient of (x) the amount by which the Aggregate Transaction Proceeds exceed $225.0 million (not to exceed $25.0 million), divided by (y) $25.0 million. In the event the Aggregate Transaction Proceeds exceed $250.0 million, no Redemption Equity will be forfeited; and

•

Further, an additional 1,375,000 Founder Shares and 1,360,000 private placement warrants (the “Conditional Equity”) are subject to vesting over a three-year period following the Closing Date (the “Earnout Period”). The Conditional Equity shall vest only if the volume-weighted average price of Alpha Tau’s ordinary shares on the Nasdaq exceeds $14.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like recapitalization) for 20 trading days within any 30-trading day period (the “Earnout Condition”). If the Earnout Condition is not satisfied, the Conditional Equity shall not vest and the Sponsor shall, immediately as of the expiration of the Earnout Period, automatically be deemed to irrevocably transfer to Alpha Tau, surrender and forfeit (and the Sponsor shall take all actions necessary to effect such transfer, surrender and forfeiture) for no consideration the Conditional Equity. During the Earnout Period, subject to certain exceptions, the Sponsor shall not Transfer the Conditional Equity.

On August 8, 2021, Alpha Tau granted 1,139,133 shares as restricted share awards (the “RSUs”) and 1,126,707 options, with a strike price of $10.41. After the Share Split immediately prior to the Effective Time, 1,031,250 RSUs and 1,020,000 options with a strike price of $11.50 will be outstanding. The RSUs and options vest over a four-year service period which commences at Closing.

The Conditional Equity will be recognized at fair value upon the closing of the Business Combination and classified in shareholders’ equity. Because the Business Combination is accounted for as a recapitalization, the issuance of the Conditional Equity will be treated as a deemed dividend and since Alpha Tau does not have retained earnings, the issuance will be recorded within additional-paid-in-capital (“APIC”) and have a net nil impact on APIC. The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Conditional Equity because there is no net impact on shareholders’ equity on a pro forma combined basis.

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, Merger Sub, a wholly owned subsidiary of Alpha Tau will merge with and into HCCC, with HCCC surviving the merger (the “Merger”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), HCCC will become a wholly owned subsidiary of Alpha Tau, with the securityholders of HCCC becoming securityholders of Alpha Tau. The Business Combination shall be consummated in accordance with the Merger Agreement. The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•	the merger of Merger Sub, a wholly-owned subsidiary of Alpha Tau, with and into HCCC, with HCCC surviving the Merger as a wholly owned subsidiary of Alpha Tau;

•	the consummation of the HCCC IPO, which include the sale of Public Units and private placement warrants;

•	the consummation of the Business Combination;

•	the reclassification of the HCCC Class A common stock subject to possible redemption into permanent equity; net of redemptions (see below);

•	the consummation of the PIPE Investment;

•	the conversion of the Alpha Tau preferred shares to permanent equity;

•	the accounting for transaction costs incurred by both HCCC and Alpha Tau; and

•	the issuance of equity awards to Alpha Tau employees, Board members and service providers.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of HCCC’s Class A common stock:

•

Assuming No Redemptions: This scenario assumes that no public stockholders of HCCC exercise redemption rights with respect to their public shares for a pro rata share of the funds in HCCC’s trust account.

•

Assuming Maximum Redemptions: This scenario assumes that 13,392,706 of the public shares are redeemed for an aggregate payment of approximately $133.9 million (based on the estimated per share redemption price of approximately $10.00 per share based on HCCC’s trust account). Under the terms of the Merger Agreement, the consummation of the Business Combination is conditioned upon HCCC delivering to Alpha Tau evidence that, immediately prior to the Closing (and following any redemptions of public shares), HCCC will have net tangible assets of at least $5.0 million upon consummation of the Business Combination. Further, the Merger Agreement provides that Alpha Tau is not required to consummate the Transactions if immediately prior to the consummation of the Transactions, HCCC does not have at least $225.0 million of cash available from the Trust Account after payment of the deferred underwriting fees of HCCC plus the proceeds from the PIPE Investment (the “Aggregate Transaction Proceeds”). Additionally, the Redemption Equity is subject to forfeiture dependent on the Aggregate Transaction Proceeds. All Redemption Equity is forfeited in the maximum redemption scenario.

The existing Alpha Tau stakeholders will hold 54,799,711 ordinary shares immediately after the Business Combination, which approximates a 56.3% ownership level assuming no redemptions and a 66.6% ownership level assuming maximum redemptions. The following summarizes the pro forma ordinary shares outstanding under the two scenarios (excluding the potential dilutive effect of Alpha Tau options, warrants and the Conditional Equity as further described in Note 4):

	No Redemption		Maximum Redemption
	Ordinary Shares	%	Ordinary Shares	%
Shareholders
Current Alpha Tau ordinary shareholders and preferred shareholders	54,799,711	56.3%	54,799,711	66.6%
HCCC Sponsor (1)(2)	5,843,750	6.0%	4,125,000	5.0%
HCCC public stockholders	27,500,000	28.2%	14,107,294	17.1%
PIPE Investment	9,263,006	9.5%	9,263,006	11.3%

Total Alpha Tau ordinary shares outstanding at closing of the Business Combination	97,406,467	100.0%	82,295,011	100.0%

(1)

Sponsor shares including the Redemption Equity of 1,718,750 shares of Class B common stock subject to forfeiture dependent on the Aggregate Transaction Proceeds. All Redemption Equity is forfeited in the maximum redemption scenario.

(2)

HCCC Sponsor shares in the table above are inclusive of 1,375,000 shares (representing 1.4% of the combined company) of Conditional Equity subject to market vesting conditions are vested upon the VWAP of Alpha Tau ordinary shares on Nasdaq exceeding $14.00 per share for 20 trading days within any 30-trading day period. The term ends three years after the Closing Date.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of HCCC and Alpha Tau. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands, except share data)

	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	Alpha Tau Medical Ltd. (Historical)	Healthcare Capital Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
		As Restated
Assets
CURRENT ASSETS:
Cash and cash equivalents	$11,132	$1,115	$275,007	3A	$349,995	$275,007	3A	$216,068
			92,630	3C		92,630	3C
			(19,564)	3F		(19,564)	3F
			(10,325)	3I		(10,325)	3I
						(133,927)	3B
Restricted Cash	584	—			584			584
Short-term deposits	27,897	—			27,897			27,897
Prepaid expenses and other receivables	824	—			824			824
Prepaid expenses	—	188			188			188

Total current assets	40,437	1,303	337,748		379,488	203,821		245,561
Long-term assets:
Long term prepaid expenses	198	—			198			198
Property and equipment, net	6,249	—			6,249			6,249

Marketable securities held in Trust Account	—	275,007	(275,007)	3A	—	(275,007)	3A	—
Total long-term assets	6,447	275,007	(275,007)		6,447	(275,007)		6,447

Total assets	$46,884	$276,310	$62,741		$385,935	$(71,186)		$252,008

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY/(DEFICIENCY)
CURRENT LIABILITIES:
Trade payables	$1,367	$—			$1,367			$1,367
Other payables and accrued expenses	853	—			853			853
Accrued expenses	—	405			405			405

Total current liabilities	2,220	405			2,625			2,625

LONG-TERM LIABILITIES:
Warrants to convertible preferred shares	17,537	—			17,537			17,537
Deferred underwriting fee payable	—	10,325	(10,325)	3I	—	(10,325)	3I	—
Warrant Liability	—	15,000			15,000			15,000

Total liabilities	19,757	25,730	(10,325)		35,162	(10,325)		35,162

Commitments and contingencies
Convertible preferred shares, NIS 0.00 par value per share	53,964	—	(53,964)	3D	—	(53,964)	3D	—
Class A common stock subject to possible redemption, 27,500,000 shares at $10 per share	—	275,000	(275,000)	3J	—	(275,000)	3J	—

	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	Alpha Tau Medical Ltd. (Historical)	Healthcare Capital Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
		As Restated
Shareholders’ equity/(deficiency):
Ordinary shares, NIS 0.00 par value per share	$—	$—			$—			$—
Preferred stock, $0.0001 par value	—	—			—			—
Class A common stock, $0.0001 par value	—	—	$1	3G	—	$1	3G	—
			(1)	3E		(1)	3E
Class B common stock, $0.0001 par value	—	1	(1)	3G	—	(1)	3G	—
Additional paid-in capital	17,425	—	275,000	3J	424,748	275,000	3J	291,545
			92,630	3C		92,630	3C
			53,964	3D		53,964	3D
			(7,159)	3E		(7,159)	3E
			(11,221)	3F		(10,497)	3F
			4,109	3H		4,109	3H
						(133,927)	3B
Accumulated deficit	(44,262)	(24,421)	7,160	3E	(73,975)	7,160	3E	(74,699)
			(8,343)	3F		(9,067)	3F
			(4,109)	3H		(4,109)	3H
Total shareholders’ equity/(deficiency)	(26,837)	(24,420)	402,030		350,773	268,103		216,846

Total liabilities, convertible preferred shares and shareholders’ equity/(deficiency)	$46,884	$276,310	$62,741		$385,935	$(71,186)		$252,008

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	For the Six Months Ended June 30, 2021	For the Six Months Ended June 30, 2021			For the Six Months Ended June 30, 2021			For the Six Months Ended June 30, 2021
	Alpha Tau Medical Ltd. (Historical)	Healthcare Capital Corp. (Historical)			Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
		As Restated
Research and development, net	$5,186	—	$868	3CC	$6,054	$868	3CC	$6,054
Marketing expenses	254	—	41	3CC	295	41	3CC	295
General and administrative	773	—	460	3CC	1,233	460	3CC	1,233
Formation and operating costs	—	695			695			695

Total operating loss	6,213	695	1,369		8,277	1,369		8,277

Financial (income) expenses, net	12,454	—			12,454			12,454
Change in fair value of warrants	—	(7,330)			(7,330)			(7,330)

Transaction costs allocated to warrant liabilities	—	851			851			851
Fair value of warrant liability in excess of purchase price paid for Private Place Warrants	—	680			680			680
Interest earned on marketable securities held in Trust Account		(7)	7	3DD	—	7	3DD	—
Net Loss (income) before taxes on income	18,667	(5,111)	1,376		14,932	1,376		14,932
Tax on income	26	—	—	3BB	26	—	3BB	26

Net loss (income)	$18,693	$(5,111)	$1,376		$14,958	$1,376		$14,958
Net loss per share of ordinary shares - basic and diluted	$(0.42)	$(0.16)			$(0.16)			$(0.18)
Weighted average shares of ordinary shares outstanding - basic and diluted	44,751,270	24,461,326		4	96,305,911		4	81,194,455
Net income per share - Class B - basic and diluted		$(0.16)
Weighted average shares outstanding - Class B - basic and diluted		6,778,315

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	For the Year Ended December 31, 2020	For the Period From August 18, 2020 (Inception) through December 31, 2020			For the Year Ended December 31, 2020			For the Year Ended December 31, 2020
	Alpha Tau Medical LTD. (Historical)	Healthcare Capital Corp. (Historical)			Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
Research and development, net	$7,544	—	$1,736	3CC	$9,280	$1,736	3CC	$9,280
Marketing expenses	288	—	83	3CC	371	83	3CC	371
General and administrative	1,412	—	8,343	3AA	9,755	9,067	3AA	10,479
			921	3CC	921	921	3CC	921
Formation and operating costs	—	1			1			1

Total operating loss	9,244	1	11,083		20,328	11,807		21,052

Financial (income) expenses, net	(520)	—			(520)			(520)

Loss before taxes on income	8,724	1	11,083		19,808	11,807		20,532
Tax on income	158	—	—	3BB	158	—	3BB	158

Net loss	$8,882	$1	$11,083		$19,966	$11,807		$20,690
Net loss per share of ordinary shares - basic and diluted	$(0.20)				$(0.21)			$(0.26)
Weighted average shares of ordinary shares outstanding - basic and diluted	44,488,335			4	93,667,055		4	78,555,599
Net loss per share - Class B - basic and diluted		$(0.00)
Weighted average shares outstanding - Class B - basic and diluted		6,000,000

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

NOTE 1 — BASIS OF PRESENTATION

The Business Combination will be accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, HCCC will be treated as the “accounting acquiree” and Alpha Tau as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Alpha Tau issuing shares for the net assets of HCCC, followed by a recapitalization. The net assets of HCCC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Alpha Tau.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination and related transactions occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis that Alpha Tau is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that HCCC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. HCCC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information assumes that HCCC’s warrants will remain liability classified upon completion of the Business Combination. Alpha Tau management has not yet performed a comprehensive review of the accounting policies related to HCCC’s warrants.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of HCCC and Alpha Tau.

NOTE 2 — ACCOUNTING POLICIES AND RECLASSIFICATIONS

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align HCCC’s financial statement presentation with that of Alpha Tau.

NOTE 3 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). HCCC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Alpha Tau and HCCC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The combined company has not reflected the income tax benefit in the pro forma statement of operations, as the combined company does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

The unaudited pro forma condensed combined financial statements do not reflect pro forma adjustments related to the recognition of the Conditional Equity because there is no net impact on shareholders’ equity on a pro forma combined basis.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Alpha Tau’s shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)	Reflects the reclassification of $275 million held in HCCC’s trust account to cash and cash equivalents.

(B)	Reflects the reduction in cash and HCCC’s additional-paid-in-capital in the amount of approximately $133.9 million related to the maximum redemption scenario.

(C)	Reflects cash proceeds from the concurrent PIPE Investment in the amount of approximately $92.6 million and corresponding offset to additional-paid-in-capital.

(D)	Reflects the conversion of the Alpha Tau preferred shares into Alpha Tau ordinary shares as adjusted for the price protection feature of the combined company in accordance with the Merger Agreement.

(E)

Reflects the elimination of HCCC’s accumulated deficit of approximately $0.001 million and reclassification of HCCC’s par value of common shares $0.001 million and approximately $7.2 million of transaction costs recorded in accumulated deficit into additional-paid-in-capital upon consummation of the Business Combination.

(F)	Reflects an adjustment of approximately $19.6 million to reduce cash for transaction costs expected to be incurred by HCCC and Alpha Tau in relation to the Business Combination and PIPE Investment,

including advisory, banking, printing, legal and accounting services. In the no redemption scenario, approximately $8.4 million was expensed and recorded in accumulated deficit, of which approximately $0.7 million is attributed to the issuance of Alpha Tau warrants and the remaining approximately $11.2 million was determined to be equity issuance costs and offset to additional-paid-in-capital. In the maximum redemption scenario, approximately $9.1 million was expensed, of which approximately $1.4 million is attributed to the issuance of Alpha Tau warrants, and recorded in accumulated deficit, and the remaining approximately $10.5 million was determined to be equity issuance costs and offset to additional-paid-in-capital. Transaction costs exclude the $10.3 million payment of the HCCC deferred underwriting fees in connection with the HCCC IPO on January 20, 2021. (See (I) for payment of the accrued deferred underwriting fees).

(G)	Reflects the conversion of HCCC Class B common stock into HCCC Class A common stock.

(H)

Reflects additional compensation expense of approximately $4.1 million recorded in additional-paid-in-capital and offset to accumulated deficit, related to the Alpha Tau board members, service provider and employee grants of 1,031,250 RSUs and 1,020,000 options (on a post-Share Split basis). The grant-date fair value of approximately $6.7 million for RSUs and $4.2 million for options was estimated using the Black-Scholes option-pricing model over the service period. The awards begin vesting over a four-year term upon Closing.

(I)	Reflects the payment of $10.3 million of underwriting fee payable accrued on HCCC’s June 30, 2021 balance sheet.

(J)	Reflects the reclassification of HCCC’s Class A common stock subject to possible redemption into permanent equity

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and year ended December 31, 2020 are as follows:

(AA)

Reflects the estimated transaction costs in the no redemption scenario of approximately $8.3 million and in the maximum redemption scenario of approximately $9.1 million as if incurred on January 1, 2020, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. (See (F) for further details).

(BB)

The net effect of all adjustments impacting the pro forma statement of operations results in a reduction of the income tax benefit of approximately $0.1 million for the six month period ended June 30, 2021 in both redemption scenarios and $0.8 million for the year ended December 31, 2020 for the no redemption scenario and $0.9 million for the maximum redemption scenario based on an application of “Preferred Company” and “Preferred Technological Enterprise” tax rate of 7.5% in both scenarios.

However, the combined company has not reflected any income tax benefit in the pro forma statement of operations, as the combined company does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

(CC)

Reflects additional compensation expense of approximately $1.4 million for the six months ended June 30, 2021 and approximately $2.7 million for the year ended December 31, 2020 related to the Alpha Tau board members, service provider and employee grants of 1,031,250 RSUs and 1,020,000 options (on a post-Share Split basis). The grant-date fair value of approximately $6.7 million for RSUs and $4.2 million for options was estimated using the Black-Scholes option-pricing model over the service period. The awards begin vesting over a four-year term upon Closing.

(DD)	Elimination of interest income on the Trust Account.

NOTE 4 — EARNINGS PER SHARE

Represents the net loss per share applying the Split Factor to the historical weighted average outstanding shares of Alpha Tau for the six months ended June 30, 2021 and the year ended December 31, 2020 and the issuance of additional shares in connection with the Business Combination and PIPE Investment, assuming the shares were outstanding since January 1, 2020. As the Business Combination and PIPE Investment are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Investment have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of HCCC’s Class A common stock for the six months ended June 30, 2021:

Shareholders	No Redemption	Maximum Redemption
U.S. dollars in thousands (except share and per share data)	Ordinary Shares
Numerator
Net loss (in thousands)	$(14,958)	$(14,958)

Denominator (1)
Former Alpha Tau ordinary shareholders and preferred shareholders	54,783,757	54,783,757
HCCC Sponsor (2)	4,468,750	2,750,000
Former Sponsor shares forfeited and new shares allocated to the Alpha Tau Board and Management (3)	290,398	290,398
HCCC public stockholders	27,500,000	14,107,294
PIPE Investment	9,263,006	9,263,006

Total shares of Alpha Tau ordinary shares outstanding at closing of the Business Combination	96,305,911	81,194,455

Net loss per share
Basic and diluted	$(0.16)	$(0.18)

(1)	The denominator excludes the effect of the Sponsor’s Conditional Equity.
(2)	HCCC Sponsor shares including the Redemption Equity. All Redemption Equity is forfeited in the maximum redemption scenario.
(3)

The pro forma EPS reflects the weighted average of 25% of the 1,031,250 newly issued shares corresponding to the Forfeited Equity shares that were granted as RSUs to employees, board members and service providers of Alpha Tau.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of HCCC’s Class A common stock for the year ended December 31, 2020:

Shareholders	No Redemption	Maximum Redemption
U.S. dollars in thousands (except share and per share data)	Ordinary Shares
Numerator
Net loss (in thousands)	$(19,966)	$(20,690)

Denominator (1)
Former Alpha Tau ordinary shareholders and preferred shareholders	52,338,001	52,338,001
HCCC Sponsor (2)	4,468,750	2,750,000
Former Sponsor shares forfeited and new shares allocated to the Alpha Tau Board and Management (3)	97,298	97,298
HCCC public stockholders	27,500,000	14,107,294
PIPE Investment	9,263,006	9,263,006

Total shares of Alpha Tau ordinary shares outstanding at closing of the Business Combination	93,667,055	78,555,599

Net loss per share
Basic and diluted	$(0.21)	$(0.26)

(1)	The denominator excludes the effect of the Sponsor’s Conditional Equity.
(2)	HCCC Sponsor shares including the Redemption Equity. All Redemption Equity is forfeited in the maximum redemption scenario.
(3)

The pro forma EPS reflects the weighted average of 25% of the 1,031,250 newly issued shares corresponding to the Forfeited Equity shares that were granted as RSUs to employees, board members and service providers of Alpha Tau.

At the Closing, HCCC will have 19,530,000 warrants, inclusive of the Redemption Equity and Conditional Equity warrants. Each warrant entitles the holder to purchase one share of common stock at $11.50 per one share. These warrants are not exercisable until the later of 30 days after the closing of the Business Combination or 12 months from the closing of the Initial Public Offering. As the combined company is in a loss position in 2020, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

Alpha Tau currently anticipates 4,599,741 warrants outstanding on an as-converted basis. Each as-converted warrant entitles the holder to purchase one ordinary share at the exercise price. The Alpha Tau warrants for ordinary shares post-merger reflect the following exercise prices: $0 per one share for 67,897 warrants, $3.87 for 3,880,777 warrants and $5.04 for 651,067 warrants. As the combined company is in a loss position in 2020, any shares issued upon exercise of these warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

Alpha Tau currently anticipates 1,031,250 combined company RSUs and 6,002,425 options outstanding, including grants corresponding to the Forfeited Equity as discussed above, immediately after the Business Combination. As the combined company is in a loss position in 2020, any shares issued upon exercise of these Alpha Tau options would have an anti-dilutive effect on earnings per share and, therefore have not been considered in the calculation of pro forma net loss per common share.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

HCCC and Alpha Tau anticipate that the current executive officers and directors of Alpha Tau, as of the date of this proxy statement/prospectus, will remain as the executive officers and directors of Alpha Tau following the Business Combination and one additional director from HCCC’s board of directors will join the Alpha Tau board of directors at such time. The following persons are expected to serve as Alpha Tau’s executive officers and directors following the Business Combination. For biographical information concerning these executive officers and directors, see below. In this section “we,” “us” and “our” refer to Alpha Tau.

Name	Age	Position
Executive Officers
Uzi Sofer	52	Chief Executive Officer and Chairman
Raphi Levy	37	Chief Financial Officer
Prof. Itzhak Kelson	81	Chief Physics Officer
Prof. Yona Keisari	74	Chief Scientific Officer
Robert Den, M.D.	42	Chief Medical Officer
Amnon Gat	46	Chief Operations Officer
Ronen Segal	49	Chief Technology Officer

Directors
Michael Avruch	51	Director
S. Morry Blumenfeld, Ph.D.	83	Director
Meir Jakobsohn	52	Director
Alan Adler	80	Director
Gary Leibler	55	Director
Peter Melnyk	59	Director
David M. Milch, M.D.	66	Director Nominee

Executive Officers

Uzi Sofer has served as Alpha Tau’s Chief Executive Officer and as chairman of its board of directors since the company’s founding in 2015. Prior to that, Mr. Sofer was the co-founder, Chief Executive Officer and director of Brainsway Ltd. (NASDAQ: BWAY), an Israeli medical device company, from 2003 until his retirement in 2014, and also served as its acting Chief Financial Officer from its inception until 2010. Mr. Sofer has served as Chief Executive Officer, Chief Financial Officer, and chairman of various private and public companies for the past two decades. From 2001 until 2010, Mr. Sofer served as both chairman of the board and Chief Financial Officer of Hofit Kibbutz Kinneret Ltd. (TASE:HOFI). From 2000 through 2002, he served as director and Chief Financial Officer of Magen David Taasiot Ltd. Mr. Sofer has a B.Sc. in Accounting and Information Systems from the Lev Institute (Jerusalem College of Technology). We believe that Mr. Sofer’s public company and industry experience qualify him to serve on our board of directors.

Raphi Levy has served as Alpha Tau’s Chief Financial Officer since 2019. Prior to joining Alpha Tau, Mr. Levy served in the Investment Banking Division at Goldman Sachs from 2006 until 2019 in New York and Tel Aviv, most recently serving as Executive Director in charge of healthcare banking in Israel. Mr. Levy holds a BS in Economics from the Wharton School of Business, University of Pennsylvania, and a BSE and MSE in Electrical Engineering from the School of Engineering and Applied Science, University of Pennsylvania.

Professor Itzhak Kelson has served as Alpha Tau’s Chief Physics Officer since 2016, and, together with Prof. Yona Keisari, co-invented the Alpha DaRTTM technology in 2003. In addition to his position with the Company, Prof. Kelson is Professor Emeritus and retired chairman of the Tel Aviv University School of Physics and Astronomy. In addition to his career as a tenured professor at Tel Aviv University, between 1963 and 1999,

Prof. Kelson held research and teaching positions at multiple universities and institutions, including the Weizmann Institute, Yale University, University of California, Berkeley, University of Wisconsin, Brookhaven National Laboratory, Goethe University Frankfurt, Michigan State University, the Soreq Nuclear Research Center, University of Rochester, Rutgers University, University of Paris XI at Orsay, Saclay Nuclear Research Centre, the European Organization for Nuclear Research (CERN) and the University of British Columbia. Prof. Kelson holds an M.Sc. in Physics, Mathematics and Applied Mathematics and a Ph.D. in Physics (Nuclear Theory) from the Hebrew University of Jerusalem.

Professor Yona Keisari co-founded Alpha Tau and, together with Prof. Itzhak Kelson, invented the Alpha DaRTTM technology in 2003. Prof. Keisari served as Alpha Tau’s Chief Biological Officer from 2016 until 2019 and has served as Chief Scientific Officer since 2019. Prof. Keisari was a faculty member at the Department of Clinical Microbiology and Immunology, Faculty of Medicine, Tel Aviv University, Israel from 1979 until 2015, and a~~s~~ Full Professor from 2002 until 2015, at which time he became Professor Emeritus. Prof. Keisari’s studies focus on the activation of systemic anti-tumor immune reactivity through in-situ destruction of solid cancers with Alpha DaRTTM, and developing means to improved eradication of metastases. Prof. Keisari has co-authored 93 peer-reviewed scientific papers and is an editorial board member of eight journals. He co-founded and served as president of the Israeli Society for Cancer Research from 2013 until 2015 and has served as treasurer of The International Cancer Microenvironment Society since 2015. Prof. Keisari holds an M.Sc. in Microbiology and Immunology and a Ph.D. in Immunology from Tel Aviv University, and was a postdoctoral fellow at the National Cancer Institute of the NIH in Bethesda, MD.

Robert Den, MD has served as Alpha Tau’s Chief Medical Officer since 2019. Dr. Den specializes in radiation oncology and conducts innovative research across a broad variety of malignancies. From 2011 to 2015 and from 2015 to the present, Dr. Den has served as an assistant professor and an associate professor, respectively, at Jefferson University, where he has also served as a clinical practitioner since 2007. Dr. Den holds a B.S. in Chemistry from Yale University and an M.D. from Harvard Medical School.

Amnon Gat has served as Alpha Tau’s Chief Operations Officer since 2018, after having served as Alpha Tau’s VP of Marketing and Business Development and then VP of Operations between 2016 and 2018. Mr. Gat also served as a director of Alpha Tau Medical Canada from 2019 until 2021. Mr. Gat leads our operations in the United States and has over 20 years of experience in the medical device and healthcare industries. Prior to joining Alpha Tau, Mr. Gat held managerial positions in public and private companies, such as Brainsway Ltd. (NASDAQ: BWAY) from 2011 until 2015, OSG Optimal Strategix Group, Inc. from 2010 until 2011, and Truphatek International Ltd. from 2007 until 2009, and served as a senior paramedic in the Israeli national emergency services. Mr. Gat holds a BA from The Open University of Israel and an MBA in International Management and Marketing from the Interdisciplinary Center, Herzliya.

Ronen Segal has served as Alpha Tau’s Chief Technology Officer since 2019. Mr. Segal has served in a variety of senior managerial and technological development positions, including at Brainsway Ltd (NASDAQ: BWAY), where he served as Chief Technology Officer, Deputy CEO and Head of Business Development from 2010 until 2018, and co-founder and Vice President at WiTech Communications Ltd. from 2004 until 2010. Mr. Segal completed studies in 1994 toward a BSc in Electro-Optical Engineering and Applied Physics at the Jerusalem College of Technology.

Directors

Michael Avruch has served as a member of Alpha Tau’s board of directors since 2016. Mr. Avruch has served as chief executive officer, chief financial officer, and as a member of the board of directors of Sabor LTD (The Sabor Group Europe) since 1998 and Sabor Venture Capital Investments (VCI) LTD since 2017. Mr. Avruch has also served as chief executive officer and chief financial officer of Sabor Group USA since 2015. Mr. Avruch has experience in the real estate, services, and trade sectors in multiple countries in Europe and the USA. Mr. Avruch holds a B.A. in Management Accounting and Information Systems from the Jerusalem College of Technology and an MBA from Bar Ilan University. We believe Mr. Avruch’s financial and cross-border experience qualify him to serve on our board of directors.

S. Morry Blumenfeld, Ph.D. has served as a member of Alpha Tau’s of directors since 2016. Dr. Blumenfeld is President and CEO of Quescon Consultants Ltd, a medical device consulting company, as position he has held since 2012. Dr. Blumenfeld is also a Venture Partner for MedTech Investments at OurCrowd and is the Founding Partner of Meditech Advisors LLC, a private equity fund specializing in investments in healthcare and medical device companies. In April 2002, Dr. Blumenfeld retired as Managing Director of GE Medical Systems in Israel after 34 years with the company, where he helped initiate both GE’s CT and MRI business lines as well as the initial use of MR guided Focused Ultrasound, now being used by Insightec. Currently, Dr. Blumenfeld serves on the board of directors of a number of private medical device and technology companies. Dr. Blumenfeld holds a B.A.Sc in Engineering Physics, an M.A. in Molecular Physics and a Ph.D. in Molecular Physics from the University of Toronto. We believe that Dr. Blumenfeld’s industry experience qualify him to serve on our board of directors.

Meir Jakobsohn has served as a member of Alpha Tau’s board of directors since 2016. In 1996, Mr. Jakobsohn founded Medison Pharma Limited, a global pharma company and one of the largest commercialization partners of biopharma companies, and he currently serves as its Chief Executive Officer and chairman of the board of directors. Mr. Jakobsohn has served on the board of directors of various public and private healthcare and technology companies. Mr. Jakobsohn holds a BA in Economics from Bar-Ilan University and an Executive MBA from Bradford University in the UK. We believe that Mr. Jakobsohn’s financial and industry experience qualify him to serve on our board of directors.

Alan Adler has served as a member of Alpha Tau’s board of directors since 2018. Mr. Adler served as a chairman of the board of directors and chief executive officer of Israeli-based Oridion Systems Ltd, from 2004 until the company was acquired by Medtronic plc, f/k/a Covidien (NYSE: MDT), in 2012. Prior to that, he gained over 14 years of experience as a principal at McKinsey & Company and, afterwards, as a senior partner at Evergreen Venture Partners, an Israeli venture capital group. Mr. Adler currently serves as a member of the board of directors of a number of private technology and life science companies. Mr. Adler holds a B.Sc. in Mathematics from Rensselaer Polytechnic Institute and an MBA with honors from Stanford University. We believe that Mr. Adler’s financial and industry experience qualify him to serve on our board of directors.

Gary Leibler has served as a member of Alpha Tau’s board of directors since 2018. Mr. Leibler is the founder of Shavit Capital, a private equity practice that specializes in investing in late stage Israeli technology companies, and has been serving as the managing partner of Shavit Capital since 2007. Since 2021, Mr. Leibler has also served as a director of Growth Capital Acquisition Corp. (NASDAQ: GCAC), a special purpose acquisition vehicle. Mr. Leibler has served as director of various private hi-tech and investment advisory companies. Mr. Leibler was also the founder and managing partner of AIG Orion Venture Capital Fund, which was managed in partnership with the international private equity practice of American International Group (NYSE: AIG), and also served as a manager of the private equity practice of AIG Global Emerging Markets. Mr. Leibler holds a B.Sc. degree in Laws and a B.Sc. degree in Economics from Monash University, Melbourne, Australia. We believe that Mr. Leibler’s financial and industry experience qualify him to serve on our board of directors.

Peter Melnyk has served as a member of Alpha Tau’s board of directors since 2020. From 2019 until 2021, Mr. Melnyk served as the chief executive officer of Fortovia Therapeutics, Inc., a commercial stage, pharmaceutical company focused on oncology supportive care products. From 2011 until 2017, Mr. Melnyk was chief commercial officer at NovoCure Limited (NASDAQ: NVCR), a cancer medical device company, where he built a global commercial platform and infrastructure to launch a new modality of anticancer technology. Mr. Melnyk was previously senior vice president for global sales and marketing at OSI Pharmaceuticals, Inc., a U.S. pharmaceutical company, where he led the global commercialization efforts for Tarceva, a chemotherapy drug, from 2003 to 2011. Prior to that, Mr. Melnyk was the executive director of oncology at Pharmacia Oncology from 2001 until 2003, until its acquisition by Pfizer, Inc. Mr. Melnyk also served in various capacities at Bristol-Myers Squibb Company from 1991 until 2001. Mr. Melnyk holds a B.Sc in Animal Science and M.Sc in reproductive endocrinology from McGill University. We believe that Mr. Melnyk’s public company and industry experience qualify him to serve on our board of directors.

Director Nominee

David M. Milch, M.D., is expected to be named to the Alpha Tau board of directors upon the completion of the Business Combination. Dr. Milch currently serves as the Chairman of the board of directors of HCCC, a role he has held since September 2020. Dr. Milch has been a self-employed independent investor in the life sciences and technology areas for the past 30 years. Recently, Dr. Milch pursued a number of media opportunities, as the lead investor, including Mila-Media, BeTerrific! and others. In 2014, Dr. Milch invested in the first biopharma spinout from well-known genomics research leader Jackson Laboratories, Cyteir Therapeutics, with co-investors Celgene Corporation, Venrock, Silverlake and others. In 2010, Dr. Milch established the Dr. David M. Milch Foundation to serve “Tikkun Olam” (healing the world) in two primary areas: Arts for Social Impact which focuses on film, theater, and other modes of creativity, and Youth Mentoring, which helps foster leadership development and civic responsibility. In 2008, Dr. Milch was part of the small angel group which capitalized Games24X7 in India, currently named RummyCircle. Dr. Milch received his B.S. in Biology at Stanford University and his M.D. from Harvard Medical School.

Family Relationships

There are no family relationships between any of our executive officers and our directors.

Arrangements for Election of Directors and Members of Management

Following the Business Combination, there will be no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.

Corporate Governance Practices

As an Israeli company, we are subject to various corporate governance requirements under the Companies Law, relating to matters such as external directors, the audit committee, the compensation committee and an internal auditor.

After the closing of the Business Combination, we will be a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we will be permitted to comply with Israeli corporate governance practices instead of the certain listing rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Israeli requirements.

We intend to rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to Nasdaq shareholder approval rules. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 331/3% of the total issued and outstanding voting power of our shares at each general meeting of shareholders, pursuant to the Alpha Tau Articles to be effective upon the closing of the Business Combination, and as permitted under the Companies Law, the quorum required for a general meeting of shareholders will consist of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 331/3% of the total outstanding voting power of our shares, except if (i) any such general meeting of shareholders was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting, we qualify as a “foreign private issuer,” then in such case, the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other Nasdaq listing rules.

Board of Directors

Under the Companies Law and the Alpha Tau Articles to be effective upon the closing of the Business Combination, our business and affairs will be managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment or consulting agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Under the Alpha Tau Articles to be effective upon the closing of the Business Combination, the number of directors on our board of directors will be no less than three and no more than eleven, divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year the term of office of only one class of directors will expire.

Our directors will be divided among the three classes as follows:

•	the Class I directors will be Alan Adler, S. Morry Blumenfeld and Gary Leibler, and their terms will expire at the annual general meeting of shareholders to be held in 2022;

•	the Class II directors, will be David Milch and Peter Melnyk, and their terms will expire at our annual meeting of shareholders to be held in 2023; and

•	the Class III directors will be Michael Avruch, Meir Jakobsohn and Uzi Sofer, and their term will expire at our annual meeting of shareholders to be held in 2024.

Our directors will generally be appointed by a simple majority vote of holders of Alpha Tau ordinary shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.

The Alpha Tau Articles, to be effective upon the closing of the Business Combination, generally require a vote of the holders of a majority of our outstanding ordinary shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision empowering our board of directors to determine the size of the board of directors, the provision dividing our directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a shareholder to require the Company to include a matter on the agenda for a general meeting of the shareholders and the provisions relating to the election and removal of members of our board of directors and empowering our board of directors to fill vacancies on the board, require a vote of the holders of 65% of our outstanding ordinary shares entitled to vote at a general meeting. In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created. In the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Alpha Tau Articles to be effective upon the closing of the Business Combination, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Chairperson of the Board

The Alpha Tau Articles to be effective upon the closing of the Business Combination, provide that the board of directors shall appoint a member of the board to serve as the Chairperson. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the Chief Executive Officer unless approved by a special majority of the company’s shareholders. Given that Uzi Sofer will continue to serve as our Chairman following the closing of the Business Combination, we intend to seek this approval from our shareholders. The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.

In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.

External Directors

Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors.

Audit Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint an audit committee.

Listing Requirements

Under the listing rules of the Nasdaq, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.

Following the closing of the Business Combination, our audit committee will consist of Alan Adler, Michael Avruch and Gary Leibler. Michael Avruch will serve as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the listing rules of the Nasdaq. Our board of directors has determined that each of Michael Avruch and Gary Leibler is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the listing rules of Nasdaq.

Our board of directors has determined that each member of our audit committee is “independent”, as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Audit Committee Role

Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules, and the listing rules of the Nasdaq. These responsibilities include:

•	retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;

•	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•	overseeing the accounting and financial reporting processes of our company;

•	managing audits of our financial statements

•	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;

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recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;

•	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;

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identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

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reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between the Company and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•	establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.

Compensation Committee

Companies Law Requirements

Under the Companies Law, the board of directors of a public company must appoint a compensation committee.

Listing Requirements

Under the listing rules of the Nasdaq, we are required to maintain a compensation committee consisting of at least two independent directors.

Following the closing of the Business Combination, our compensation committee will consist of S. Morry Blumenfeld, Meir Jakobsohn and Peter Melnyk. Peter Melnyk will serve as chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the listing rules of the Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.

Compensation Committee Role

In accordance with the Companies Law, the responsibilities of the compensation committee are, among others, as follows:

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making recommendations to the board of directors with respect to the approval of the compensation policy for office holders and, once every three years, with respect to any extensions to a compensation policy that was adopted for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates to the compensation policy;

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resolving whether to approve arrangements with respect to the terms of office and employment of office holders, which require the approval of the compensation committee pursuant to the Companies Law; and

•	exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the listing rules of the Nasdaq and include among others:

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recommending to our board of directors for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

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reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

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administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans.

Compensation Policy under the Companies Law

In general, under the Companies Law, the board of directors of a public company must approve a compensation policy after receiving and considering the recommendations of the compensation committee. In addition, our compensation policy must be approved at least once every three years, first, by our board of directors, upon recommendation of our compensation committee, and second, by a simple majority of the ordinary shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

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the majority of such ordinary shares is comprised of shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

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the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy voting against the policy does not exceed two percent (2%) of the aggregate voting rights in the company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds, and after discussing again with the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.

If a company adopts a compensation policy in advance of its initial public offering (or in this case, prior to the closing of the Business Combination) and describes such compensation policy in the prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect for a term of five years from the date such company becomes a public company.

The compensation policy must be based on certain considerations include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification, or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:

•	the education, skills, experience, expertise, and accomplishments of the relevant office holder;

•	the office holder’s position and responsibilities;

•	prior compensation agreements with the office holder;

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the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company; in particular the ratio between such cost to the average and median salary of such employees of the company, as well as possible impacts of compensation disparities between them on the work relationships in the company;

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if the terms of employment include variable components, the possibility of reducing variable components at the discretion of the board of directors and setting a limit on the value of non-cash variable equity-based components; and

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if the terms of employment include severance compensation, the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits, and the circumstances under which the office holder is leaving the company.

The compensation policy must also include, among other things:

•	with regards to variable components:

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with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company; or

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the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

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a condition under which the office holder will refund to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•	a limit to retirement grants.

Our compensation policy, which will become effective immediately prior to the closing of the Business Combination, is designed to retain and motivate our directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance, and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. Our compensation policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities, and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort, or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers, other than our Chief Executive Officer, will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers, other than our Chief Executive Officer, may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer will be entitled to approve performance objectives for executive officers who report to him.

The measurable performance objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.

Under our compensation policy, our executive officers’ (including members of our board of directors) equity-based compensation is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our then-current equity incentive plan. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of those executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role, and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allow us, under certain conditions, to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that such changes are in accordance with our compensation policy), and allow us to exculpate, indemnify, and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.

Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.

Our compensation policy, which will be approved by our board of directors and shareholders prior to the closing of the Business Combination, will become effective immediately prior to the closing of the Business Combination and will be filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Nominating and Governance Committee

Following the closing of the Business Combination, our nominating and governance committee will consist of S. Morry Blumenfeld, Meir Jakobsohn and Peter Melnyk. Peter Melnyk will serve as chairperson of the nominating and governance committee. Our board of directors has adopted a nominating and governance committee charter setting forth the responsibilities of the committee, which include:

•	overseeing and assisting our board in reviewing and recommending nominees for election of directors;

•	assessing the performance of the members of our board; and

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establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to our business.

Compensation of Directors and Executive Officers

Directors

Under the Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and, unless exempted under regulations promulgated under the Companies Law, (iii) the approval of its shareholders at a general meeting. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders by a special vote in one of the following two ways:

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at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or

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the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

Executive Officers other than the Chief Executive Officer

The Companies Law requires the compensation of a public company’s executive officers (other than the chief executive officer and who do not also serve as a director) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy).

However, there are exceptions to the foregoing approval requirements with respect to such non-director executive officers. If the shareholders of the company do not approve the compensation of such a non-director executive officer, the compensation committee and board of directors may override the shareholders’ disapproval for such non-director executive officer provided that the compensation committee and the board of directors each document the basis for their decision to override the disapproval of the shareholders and approve the compensation.

An amendment to an existing compensation arrangement with a non-director executive officer requires only the approval of the compensation committee, if the compensation committee determines that the amendment is immaterial. However, if such non-director executive officer is subordinate to the chief executive officer, an immaterial amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) such amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.

Chief Executive Officer

Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy). However, if the shareholders of the company do not approve the compensation arrangement with a chief executive officer who does not serve as a director, the compensation committee and board of directors may override the shareholders’ decision provided that they each document the basis for their decision and the compensation is in accordance with the company’s compensation policy. The approval of each of the compensation committee and board of directors should be in accordance with the company’s compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation that is inconsistent with the compensation policy).

In the case of a new chief executive officer, the compensation committee may waive the shareholder approval requirement with regard to the compensation of a candidate for the chief executive officer position if the compensation committee determines that: (i) the compensation arrangement is consistent with the company’s compensation policy, (ii) the chief executive officer candidate did not have, on the date of his appointment or during the two-year period preceding his appointment, an “affiliation” (including an employment relationship, a business or professional relationship or control) with the company or a controlling shareholder of the company or a relative thereof and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.

Aggregate Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our executive officers and directors as a group for the year ended December 31, 2020 was approximately $2.04 million. This amount includes $91,000 of amounts set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel. For 2021, we expect that the aggregate base compensation payable by us and our subsidiaries to our executive officers and directors as a group will be in the aggregate amount of approximately $1.68 million. This amount excludes bonuses and share-based compensation, which have not yet been determined, and any of the other potential elements of compensation mentioned above that were excluded from the 2020 compensation amount.

As of December 31, 2020, options to purchase 2,918,000 ordinary shares granted to our executive officers and directors as a group were outstanding under our equity incentive plans at a weighted average exercise price of $3.05 per ordinary share. As of December 31, 2020, no restricted share units granted to our executive officers were outstanding under our equity incentive plans.

After the closing of the Business Combination and subject to the approval of our shareholders which we expect to obtain prior to the closing of the Business Combination, we intend to pay each of our non-employee directors an annual retainer of $26,000, with an additional annual payment for service on board committees as follows: $18,000 (or $21,000 for the chairperson) per membership of the audit committee, or $12,000 (or $14,000 for the chairperson) per membership of the compensation committee, $6,000 (or $7,000 for the chairperson) per membership of the nominating and governance committee and $5,000 (or $6,000 for the chairperson) per any membership on any other standing board committee. In addition, upon election, non-employee directors and each employee director that serves as chairperson of our board of directors, will be granted equity awards under our incentive plan at a value of $100,000, which will vest on a monthly basis over a period of three years. In addition, each non-employee director and each employee director that serves as chairperson of our board of directors will be granted annual equity awards under our incentive plan (provided the director is still in office) at a value of $100,000, which will vest on the earlier of the first anniversary of the date on which such options and restricted share units were granted or the date upon which our next annual general meeting of the shareholders is convened, subject to such director’s continued service through such date. Any unvested equity grants will accelerate and fully vest upon the occurrence of a change in control transaction.

Share Option Plans

2016 Share Incentive Plan

Alpha Tau adopted its 2016 Share Incentive Plan (the “2016 Plan”) on September 8, 2016. The 2016 Plan provides for the grant of options to our employees, directors, office holders, service providers and consultants of Alpha Tau and its subsidiaries and affiliates.

Authorized Shares. As of June 30, 2021, there were 936,581 ordinary shares reserved and available for issuance under the 2016 Plan.

Administration. Alpha Tau’s board of directors, or a duly authorized committee of the board of directors, administers the 2016 Plan. Under the 2016 Plan, the Administrator has the authority, subject to applicable law, to (among other things) interpret the terms of the 2016 Plan and any notices of grant or options granted thereunder, designate recipients of option grants, determine and amend (in certain cases, with the consent of the grantee) the terms of awards, including: the number of shares underlying each award, the class and the exercise price of an option or purchase price per share covered by an award, the fair market value of Alpha Tau ordinary shares, the time of grant and vesting schedule applicable to an award (including the determination to accelerate an award and/or amend the vesting schedule), the method of payment for shares purchased upon the exercise or (if applicable) vesting of an award or for satisfaction of any tax withholding obligation arising in connection with the award or such shares, the time of the expiration of the awards, the effect of the grantee’s termination of employment, prescribe the forms of agreement under which each award is granted, and take all other actions and make all other determinations necessary or desirable for, or incidental to, the administration of the 2016 Plan and any award under the 2016 Plan.

The Administrator also has the authority to interpret the 2016 Plan and any award agreement, and to amend or rescind provisions of the 2016 Plan or terminate the 2016 Plan at any time before the date of expiration of its ten year term.

Eligibility. The 2016 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 (“Section 102”) of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance, and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes or are otherwise subject to U.S. Federal income tax (“U.S. Grantees”), Section 422 of the Code and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track”.

Grant. All awards granted pursuant to the 2016 Plan are evidenced by a written or electronic agreement between Alpha Tau and the grantee or a written or electronic notice delivered by Alpha Tau (the “Award Agreement”). The Award Agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, manner of exercise, term and vesting schedule (including performance goals or measures) and the exercise price, if applicable.

Each award will expire ten years from the date of the grant thereof (or five years in case of incentive stock options, within the meaning of Section 422 of the Code, granted to certain significant shareholders), unless such shorter term of expiration is otherwise designated by the Administrator.

Awards. The 2016 Plan provides for the grant of options (including incentive stock options and nonqualified stock options) to acquire ordinary shares or shares of such other class as may be designated by the board of directors, restricted shares, restricted share units and other share-based awards.

Options granted under the 2016 Plan to U.S. Grantees may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of incentive stock options granted to certain significant shareholders), unless such award is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of the Code or any successor guidance.

Exercise. An award under the 2016 Plan may be exercised by providing Alpha Tau or Alpha Tau’s Chief Executive Officer with a written notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the Administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2016 Plan, the Administrator may, in its discretion, among others, accept cash or otherwise provide for net withholding of shares in a cashless exercise mechanism.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2016 Plan, and unless otherwise determined by the Administrator, neither the awards nor any right in connection with such awards are assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with Alpha Tau or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the Administrator. Any awards which are unvested as of the date of such termination, or which are vested but not exercised within the three-month period following such termination, will terminate and the shares covered by such awards shall again be available for issuance under the 2016 Plan.

In the event of termination of a grantee’s employment or service with Alpha Tau or any of its affiliates due to such grantee’s death or “disability” (as defined in the 2016 Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s estate or by a person who acquired the legal right to exercise such awards by bequest or inheritance, or by a person who acquired the legal right to exercise such awards in accordance with applicable law in the case of disability of the grantee as applicable, within one year after such date of termination, unless otherwise provided by the Administrator. Any awards which are unvested as of the date of such termination or which are vested but not exercised within the one-year period following such termination, will terminate and the shares covered by such awards shall again be available for issuance under the 2016 Plan.

Notwithstanding any of the foregoing, if a grantee’s employment or services with Alpha Tau or any of its affiliates is terminated for “cause” (as defined in the 2016 Plan), unless otherwise determined by the Administrator, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2016 Plan.

Transactions. In the event of division or subdivision of the outstanding share capital of Alpha Tau, any distribution of bonus shares (stock split), consolidation or combination of share capital of Alpha Tau (reverse stock split), reclassification with respect to the shares or any similar recapitalization events, a merger, consolidation, amalgamation or like transaction of Alpha Tau with or into another corporation, a reorganization (which may include a combination or exchange of shares, spin-off or other corporate divestiture or division), or other similar occurrences, the administrator shall have the authority to make, without the need for a consent of any holder of an award, such adjustments in order to adjust the number and class of shares reserved and available for grants of awards, the number and class of shares covered by outstanding awards, the exercise price per share covered by any award, the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and any other terms of the award that in the opinion of the Administrator should be adjusted. Any fractional shares resulting from such adjustment shall be treated as determined by the Administrator, and in the absence of such determination shall be rounded to the nearest whole share, and Alpha Tau shall have no obligation to make any cash or other payment with respect to such fractional shares. No adjustment shall be made by reason of the distribution of subscription rights or rights offering to outstanding shares or other issuance of shares by Alpha Tau, unless the Administrator determines otherwise.

In the event of a merger or consolidation of Alpha Tau, or a sale of all, or substantially all, of Alpha Tau’s shares or assets or a scheme of arrangement for the purpose of effecting such merger, consolidation, sale or such other transaction having a similar effect on Alpha Tau (as described in the 2016 Plan), or liquidation or dissolution of the Company, or such other transaction or circumstances as determined by our board of directors (“Merger\Sale”), then without the consent of the grantee, the Administrator may, but is not required to, among other things, (i) cause any outstanding award to be assumed or substituted by us, or by the successor corporation in such Merger/Sale, or (ii) regardless of whether or not awards are assumed or substituted (a) provide the grantee with the right to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay the grantee an amount in cash, shares of Alpha Tau, shares of the acquirer or of other corporation which is a party to such transaction or such other property as determined by the Administrator as fair under the circumstances. Notwithstanding the foregoing: (1) the Administrator may upon such event of Merger/Sale amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate and (2) the board of directors may determine, in its discretion, that such transaction should be excluded from the definition of Merger/Sale set forth above.

2021 Share Incentive Plan

Alpha Tau adopted, which will become effective upon the closing of the Business Combination, the 2021 Share Incentive Plan (the “2021 Plan”). The 2021 Plan provides for the grant of equity-based incentive awards to Alpha Tau’s and its affiliates, employees, directors, office holders, service providers and consultants in order to incentivize them to increase their efforts on behalf of Alpha Tau or its affiliates and to promote the success of Alpha Tau’s business.

Shares Available for Grants. The maximum number ordinary shares available for issuance under the 2021 Plan is equal to the sum of (i) 15,428,386 Shares plus (and without the need to further amend the 2021 Plan), (ii) any shares subject to awards under the 2016 Plan which have expired, or were cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or became unexercisable without having been exercised and (iii) an annual increase on the first day of each year beginning in 2023 and on January 1st of each calendar year thereafter and through January 1, 2032, equal to the lesser of (A) 4% of the outstanding ordinary shares of Alpha Tau on the last day of the immediately preceding calendar year; and (B) such amount as determined by our board of directors if so determined prior to January 1 of a calendar year in which the increase will occur, provided that no more than 99,544,800 ordinary shares may be issued upon the exercise of Incentive Stock Options. Any shares (a) underlying the 2021 Plan or the 2016 Plan that has expired, or was cancelled, terminated, forfeited, or settled in cash in lieu of issuance of Shares, for any reason, without having been exercised; (b) if permitted by the company, shares tendered to pay the exercise price or other purchase price or withholding tax obligations with respect to an award granted under the 2021 Plan or the 2016 Plan; or (c) if permitted by the company, subject to an award granted under the 2021 Plan or the 2016 Plan that are not delivered to a grantee because such shares are withheld to pay the exercise price of such award, or withholding tax obligations with respect to such award; shall automatically, and without any further action on the part of the company or any grantee be available for grant of awards and issuance under the 2021 Plan, unless determined otherwise by the board of directors. Our board of directors may also reduce the number of ordinary shares reserved and available for issuance under the 2021 Plan in its discretion (provided that such reduction does not derogate from any issuance of shares in respect of 125,000,000 awards then outstanding).

Administration. Our board of directors, or a duly authorized committee of our board of directors (the “Administrator”), will administer the 2021 Plan. Under the 2021 Plan, the Administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2021 Plan and take all other actions and make all other determinations necessary for the administration of the 2021 Plan.

The Administrator also has the authority to approve the conversion, substitution, cancellation or suspension under and in accordance with the 2021 Plan of any or all option awards or ordinary shares, and the authority to modify option awards to eligible individuals who are foreign nationals or are individuals who are employed outside Israel or the United State of America to recognize differences in local law, tax policy or custom, in order to effectuate the purposes of the 2021 Plan but without amending the 2021 Plan.

The Administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time. No termination or amendment of the 2021 Plan shall affect any then outstanding award unless expressly provided by the Administrator.

Eligibility. The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Grants. All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the Administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Unless otherwise determined by the Administrator and stated in the award agreement, and subject to the conditions of the 2021 Plan, awards vest and become exercisable under the following schedule: 25% of the shares covered by the award on the first anniversary of the vesting commencement date determined by the Administrator (and in the absence of such determination, the date on which such award was granted) and 6.25% of the shares covered by the award at the end of each subsequent three-month period thereafter over the course of the following three years; provided that the grantee remains continuously as an employee or provides services to Alpha Tau throughout such vesting dates.

Each award will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the Administrator.

Awards. The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), ordinary shares, restricted shares, RSUs, stock appreciation rights and other share-based awards.

Options granted under the 2021 Plan to Alpha Tau employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of an option may not be less than the par value of the shares (if the shares bear a par value) for which such option is exercisable, otherwise an exercise price of an award of less than the par value of the shares (if shares bear a par value) shall comply with section 304 of the Companies Law. The exercise price of a non-qualified stock option shall not be less than 100% of the fair market value of a share on the date of grant of such option or such other amount as may be required pursuant to the section 409A of the Code. Notwithstanding the foregoing, a non-qualified stock option may be granted with an exercise price lower than the minimum exercise price set forth above if such Award is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of that complies with section 424(a) of the Code 1.409A-1(b)(5)(v)(D) of the U.S. Treasury Regulations or any successor guidance. The exercise price of an Incentive Stock Option may not be less than 100% of the fair market value of the underlying share on the date of grant or such other amount as may be required pursuant to the Code. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than the minimum exercise price set forth above if such award is granted pursuant to an assumption or substitution for another option in a manner that complies with the provisions of Section 424(a) of the Code. In the case of Incentive Stock Options granted to a ten percent shareholders, (i) the exercise price shall not be less than 110% of the fair market value of the underlying share on the date of grant, and (ii) the exercise period shall not exceed five (5) years from the effective date of grant of such grant.

Exercise. An award under the 2021 Plan may be exercised by providing Alpha Tau with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the Administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the Administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to Alpha Tau or the trustee.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan or by the Administrator, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with Alpha Tau or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the Administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. After such three-month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

In the event of termination of a grantee’s employment or service with Alpha Tau or any of its affiliates due to such grantee’s death or permanent disability, or in the event of the grantee’s death within the three month period (or such longer period as determined by the Administrator) following his or her termination of service, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within one year after such date of termination, unless otherwise provided by the Administrator, but in no event later than the date of expiration of the award as set forth in the award agreement. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the one-year period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

In the event that the employment or service of a grantee shall terminate on account of such grantee’s retirement, all awards of such grantee that are exercisable at the time of such retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within the three-month period after the date of such retirement (or such different period as the Administrator shall prescribe).

Notwithstanding any of the foregoing, if a grantee’s employment or services with Alpha Tau or any of its affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

Voting Rights. Except with respect to restricted share awards, grantees will not have the rights as a shareholder of Alpha Tau with respect to any shares covered by an award until the award has vested and/or the grantee has exercised such award, paid any exercise price for such award and becomes the record holder of the shares. With respect to restricted share awards, grantees will possess all incidents of ownership of the restricted shares, including the right to vote and receive dividends on such shares.

Dividends. Grantees holding restricted share awards will be entitled to receive dividends and other distributions with respect to the shares underlying the restricted share award. Any stock split, stock dividend, combination of shares or similar transaction will be subject to the restrictions of the original restricted share award. Grantees holding RSUs will not be eligible to receive dividend but may be eligible to receive dividend equivalents.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of Alpha Tau’s shares, the Administrator in its sole discretion may, without the need for a consent of any holder of an award, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for grants of awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, (v) the type or class of security, asset or right underlying the award (which need not be only that of Alpha Tau, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the Administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share unless otherwise determined by the Administrator and the company shall have no obligation to make any cash or other payment with respect to such fractional shares. In the event of a distribution of a cash dividend to all shareholders, the Administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by Alpha Tau, subject to applicable law.

In the event of a merger or consolidation of Alpha Tau or a sale of all, or substantially all, of Alpha Tau’s shares or assets or other transaction having a similar effect on Alpha Tau, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that our board of directors determines to be a relevant transaction, then without the consent of the grantee and without any prior notice requirement, (i) unless otherwise determined by the Administrator, any outstanding award will be assumed or substituted by Alpha Tau, or such successor corporation, or by any parent or affiliate thereof, or (ii) regardless of whether or not awards are assumed or substituted (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of Alpha Tau, the acquirer or other corporation which is a party to such transaction or other property as determined by the Administrator as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the Administrator to be fair in the circumstances.

2021 Employee Share Purchase Plan

Alpha Tau approved, which will become effective upon the closing of the Business Combination, the 2021 Employee Share Purchase Plan (the “ESPP”). The ESPP is comprised of two distinct components: (1) the component intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (2) the component not intended to be tax qualified under Section 423 of the Code to facilitate participation for employees who are not eligible to benefit from favorable U.S. federal tax treatment and, to the extent applicable, to provide flexibility to comply with non U.S. law and other considerations (the “Non Section 423 Component”).

Authorized Shares. A total of 1,285,699 Alpha Tau ordinary shares will be available for sale under the ESPP, subject to adjustment as provided for in the ESPP. In addition, on the first day of each fiscal year beginning with Alpha Tau’s 2023 fiscal year and through its 2032 fiscal year, such pool of Alpha Tau ordinary shares shall be increased by that number of Alpha Tau ordinary shares equal to the lesser of:

•	1% of the outstanding ordinary shares as of the last day of the immediately preceding fiscal year; and

•	such other amount as our board of directors may determine.

In no event will more than 30,000,000 Alpha Tau ordinary shares be available for issuance under the Section 423 Component.

ESPP Administration. Unless otherwise determined by Alpha Tau’s board of directors, the compensation committee of Alpha Tau’s board of directors (the “Administrator”); will administer the ESPP and will have the authority to interpret the terms of the ESPP and determine eligibility under the ESPP, to impose a mandatory holding period under which employees may not dispose or transfer shares under the ESPP, prescribe, revoke and amend forms, rules and procedures relating to the ESPP, and otherwise exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of Alpha Tau and its subsidiaries and to carry out the intent that the ESPP be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

Eligibility. Participation in the Section 423 Component may be limited in the terms of any offering to employees of Alpha Tau and any of its designated subsidiaries (a) who customarily work 20 hours or more per week, (b) whose customary employment is for more than five months per calendar year and (c) who satisfy the procedural enrollment and other requirements set forth in the ESPP. Under the Section 423 Component, designated subsidiaries include any subsidiary (within the meaning of Section 424(f) of the Code) of Alpha Tau that has been designated by our board of directors or the compensation committee as eligible to participate in the ESPP (and if an entity does not so qualify within the meaning of Section 424(f) of the Code, it shall automatically be deemed to be a designated subsidiary in the Non-Section 423 Component). In addition, with respect to the Non-Section 423 Component, designated subsidiaries may include any corporate or noncorporate entity in which Alpha Tau has a direct or indirect equity interest or significant business relationship. Under the Section 423 Component, no employee may be granted a purchase right if, immediately after the purchase right is granted, the employee would own (or, under applicable statutory attribution rules, would be deemed to own) shares possessing 5% or more of the total combined voting power or value of all classes of shares and other securities of Alpha Tau or any of its subsidiaries. In addition, in order to facilitate participation in the ESPP, the compensation committee may provide for such special terms applicable to participants who are citizens or residents of a non-U.S. jurisdiction, or who are employed by a designated subsidiary outside of the U.S., as the compensation committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to eligible employees who are residents of the United States.

Offering Periods. The ESPP provides for offering periods, not to exceed 27 months each, during which we will grant rights to purchase Alpha Tau ordinary shares to our employees. The timing of the offering periods will be determined by the Administrator. The terms and conditions applicable to each offering period will be set forth in an offering document adopted by the Administrator for the particular offering period. The provisions of offerings during separate offering periods under the ESPP need not be identical.

Contributions. The ESPP will permit participants to purchase Alpha Tau ordinary shares through contributions (in the form of payroll deductions, or otherwise, to the extent permitted by the Administrator). The percentage of compensation designated by an eligible employee as payroll deductions for participation in an offering may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable offering document (which maximum percentage shall be 20% in the absence of any such specification). A participant may increase or decrease the percentage of compensation designated in his or her subscription agreement, or may suspend his or her payroll deductions, at any time during an offering period; provided, however, that the Administrator may limit the number of changes a participant may make in the applicable offering document. In the absence of any specific designation by the Administrator, a participant may decrease or increase his or her payroll deduction elections one time during each offering period. Amounts contributed and accumulated by the participant will be used to purchase Alpha Tau ordinary shares at the end of each offering period. Unless otherwise determined by the Administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Alpha Tau ordinary shares on (i) the first trading day of the offering period or (ii) the last trading day of the offering period (and may not be lower than such amount with respect to the Section 423 Component).

Participants may end their participation at any time during an offering period and will be paid their accrued contributions and such participant’s rights for the offering period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such offering period. Participation ends automatically upon termination of employment with us.

Non-Transferability. A participant may not transfer contributions credited to his or her account nor any rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Corporate Transactions. In the event of certain transactions or events such as a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of Alpha Tau’s assets, or a dissolution or liquidation of Alpha Tau, with respect to which the Administrator determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by Alpha Tau to be made available under the ESPP or with respect to any outstanding purchase rights under the ESPP, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the ESPP; (b) the class(es) and number of shares and price per share subject to outstanding rights; and (c) the purchase price with respect to any outstanding rights. In addition, in any such situation, the Administrator may, in its discretion, make other adjustments, including:

a.

providing for either (i) termination of any outstanding right in exchange for an amount of cash, or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

b.

providing that the outstanding rights under the ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the shares of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

c.

making adjustments in the number and type of shares (or other securities or property) subject to outstanding rights under the ESPP and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

d.

providing that participants’ accumulated payroll deductions may be used to purchase shares prior to the next occurring purchase date on such date as the Administrator determines in its sole discretion and the participants’ rights under the ongoing offering period(s) shall be terminated; and

e.	providing that all outstanding rights shall terminate without being exercised.

Amendment; Termination. The Administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP is not subject to a specific termination date.

Internal Auditor

Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to review the company’s compliance with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party, an office holder, or a relative of an interested party or an office holder. Nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as chief executive officer of the company. The company will appoint an internal auditor in the period following the closing of the Business Combination, in accordance with applicable law.

Approval of Related Party Transactions under Israeli Law

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. Each person listed in the table under “Management of Alpha Tau After the Business Combination—Management and Board of Directors” is an office holder under the Companies Law.

An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the business advisability of a given action brought for the office holder’s approval or performed by virtue of the office holder’s position; and

•	all other important information pertaining to such action.

The duty of loyalty requires an office holder to act in good faith and in the best interests of the Company, and includes, among other things, the duty to:

•	refrain from any act involving a conflict of interest between the performance of the office holder’s duties in the company and the office holder’s other duties or personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for the office holder or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of the office holder’s position.

Under the Companies Law, a company may approve an act, specified above, which would otherwise constitute a breach of the office holder’s duty of loyalty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the personal interest of the office holder is disclosed a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions

The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.

Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.

A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.

Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management Following the Business Combination—Compensation of Directors and Executive Officers.”

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.

Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

Exculpation, Insurance and Indemnification of Office Holders

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. The Alpha Tau Articles to be effective upon the closing of the Business Combination, include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•

a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

•

reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•

reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;

•

expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

•

expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5758-1988.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

•

expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not exempt, indemnify or insure an office holder against any of the following:

•

a breach of the duty of loyalty, except with respect to insurance coverage or indemnification, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

The Alpha Tau Articles to be effective upon the closing of the Business Combination, allow us to exculpate, indemnify, and insure our office holders to the maximum extent permitted by law. Our office holders are currently covered by a directors and officers’ liability insurance policy.

Prior to the completion of the Transactions, we intend to enter into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount to be set forth in such agreements is limited to an amount equal to the higher of $100 million, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of our total market capitalization calculated based on the average closing price of Alpha Tau ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—HCCC

Founder Shares

On September 2, 2020, HCCC issued an aggregate of 5,750,000 Founder Shares to the Sponsor for an aggregate purchase price of $25,000.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (i) one year after the completion of a Business Combination or (ii) the date on which HCCC completes a liquidation, merger, capital stock exchange or similar transaction that results in the HCCC stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of HCCC’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

HCCC Private Placement Warrants

Simultaneously with the consummation of the HCCC IPO and the partial exercise of the underwriter’s overallotment option, HCCC consummated the private sale of 6,800,000 private placement warrants to the Sponsor at $1.00 per warrant generating gross proceeds of $6,800,000. The private placement warrants are identical to the warrants underlying the units sold in the HCCC IPO, except that the private placement warrants are not transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions.

Agreements with the Sponsor

HCCC agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and six months ended June 30, 2021, HCCC incurred and paid $30,000 and $60,000, respectively, in fees related to these services, which amount is included in accounts payable and accrued expenses in the condensed balance sheet of HCCC at June 30, 2021 included elsewhere in this proxy statement/prospectus.

Affiliate Loans

Prior to the closing of the HCCC IPO, the Sponsor loaned HCCC $300,000 to be used for a portion of the expenses of the HCCC IPO. Such loans were repaid upon consummation of the HCCC IPO.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor, or HCCC’s officers and directors may, but are not obligated to, loan HCCC funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such notes may be converted upon consummation of an initial business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the private placement warrants. In the event that an initial business combination does not close, HCCC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Reimbursement of Expenses

Other than as described above, no compensation of any kind was or will be paid by HCCC to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on HCCC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, which totaled $                 as of the date of this proxy statement/prospectus. HCCC’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates.

Registration Rights

The holders of the Founder Shares, private placement warrants and any warrants the Sponsor or its affiliates may be issued in payment of Working Capital Loans made to HCCC (and any shares of Class A common stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), are entitled to registration rights pursuant to an agreement signed on the effective date of the HCCC IPO. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that HCCC register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination and rights to require HCCC to register for resale such securities pursuant to Rule 415 under the Securities Act. HCCC will bear the expenses incurred in connection with the filing of any such registration statements.

Certain Relationships and Related Person Transactions—Alpha Tau

Rights of Appointment

Alpha Tau’s board of directors currently consists of seven directors. Pursuant to Alpha Tau’s articles of association as in effect immediately prior to the Business Combination, certain of Alpha Tau’s shareholders, including related parties, had rights to appoint directors and observers to its board of directors.

All rights to appoint directors and observers will terminate upon the closing of the Business Combination.

Agreements with Officers

Employment Agreements. Alpha Tau has entered into employment or consulting agreements with each of its executive officers, and the terms of each individual’s employment or service, as applicable, have been approved by Alpha Tau’s board of directors. These agreements provide for notice periods of varying duration for termination of the agreement by Alpha Tau or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options. Since Alpha Tau’s inception, Alpha Tau has granted options to purchase Alpha Tau ordinary shares to its executive officers and directors. Such ordinary shares issuable under these options are subject to contractual lock-up agreements with Alpha Tau or the underwriters.

Exculpation, indemnification, and insurance. The Alpha Tau Articles to be effective upon the closing of the Business Combination permit it to exculpate, indemnify and insure certain of its officeholders (as such term is defined under the Companies Law) to the fullest extent permitted by the Companies Law. Alpha Tau intends to enter into agreements with certain officeholders, exculpating them from a breach of their duty of care to Alpha Tau to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from the closing of the Business Combination to the extent that these liabilities are not covered by insurance.

For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Management Following the Business Combination—Compensation of Directors and Executive Officers.”

Amended Investors’ Rights Agreement

On July 7, 2021, Alpha Tau amended and restated its existing Investors’ Rights Agreement, dated as of April 16, 2020, and adopted the Amended IRA, which provides, among other things, that certain holders of Alpha Tau’s ordinary shares, (the “Investors”) (the ordinary shares of those holders referred to in the Amended IRA are collectively referred to hereinafter as the “Registrable Securities”), have the right to demand that Alpha Tau file a registration statement, or to request that their shares be covered by a registration statement that Alpha Tau is otherwise filing.

Form F-1 Demand Rights. At any time after 180 days following the closing of the Transactions (or earlier upon expiration or waiver of any lockup applicable to the Investors) with respect to an IPO which is not a SPAC Transaction (as defined under the Amended IRA), or following the closing of the Merger Agreement and expiration or waiver of any lockup applicable to the Investors, with respect to an IPO which is a SPAC, and in all cases until the five years thereafter, the Investors holding a majority of the Registrable Securities then held by the Investors or other holders of a majority of the Registrable Securities (including, prior to an IPO, as defined under the Amended IRA, the lead investor under Alpha Tau’s Series A Financing- Shavit Capital), can provide Alpha Tau with written request to file a registration statement on Form F-1 in respect of the Registrable Securities. Within 14 days of the receipt of a request to effect such registration, Alpha Tau must give written notice of the request to the other holders of the Registrable Securities, and use its best efforts to effect the registration together with all or such portion of the registrable securities of any other holders joining in such request (as specified by notice given by each such other holder to Alpha Tau, within 20 days of the date of Alpha Tau’s notice to such holders), within 90 days. Alpha Tau is not required to effect more than two registrations on Form F-1. In Addition, Alpha Tau is only required to effect any such registration if the anticipated aggregate proceeds will be at least US$5 million (net of underwriting discounts and commissions) and if such registration could not be effected on Form F-3. Furthermore, Alpha Tau is not required to effect such registration within the period that is 60 days before its good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, registration on Form F-1 or F-3, initiated by holders of Registrable Securities, or if the holders of Registrable Securities had an opportunity to participate during such period in any offering initiated by Alpha Tau, provided that Alpha Tau has actively employed in good faith efforts to cause such registration statement to become effective.

Form F-3 Demand Rights. At any time when Alpha Tau is eligible to use a Form F-3 registration statement, the Investors holding a majority of the Registrable Securities can provide Alpha Tau with request to file a registration on Form F-3 in respect of the Registrable Securities. Within 14 days of the receipt of a request to effect such registration, Alpha Tau must give written notice of the request to the other holders of the Registrable Securities, and use its best efforts to effect the registration together with all or such portion of the registrable securities of any other holders joining in such request (as specified by notice given by each such other holder to Alpha Tau, within 15 days of the date of Alpha Tau’s notice to such holders), within 45 days. Alpha Tau is only required to effect any such registration if the anticipated aggregate proceeds will be at least US$2 million (net of underwriting discounts and commissions and such other fees specified under the Investor’s Rights Agreement). Furthermore, Alpha Tau is not required to file such Form F-3 if it has, within the 12-month period preceding the date of such request, already effected two registrations on a Form F-3.

Piggyback Offerings. Following the Transactions, holders of a majority of the Registrable Securities having a value of at least US $1 million, will also have the right to request to participate in any registration initiated by Alpha Tau in connection with the public offering of any of its Ordinary Shares, subject to specified exceptions. Holders of Registrable Securities continue to have the right to participate in subsequent piggyback offerings regardless of whether the holder has opted out of prior offerings.

Cutback. In the event that the underwriter advises that marketing factors require a limitation on the number of shares that can be included in a demand registered offering on a Form F-1 or F-3, the Registrable Securities that are to be included in such the registration statement, to the extent necessary to satisfy such limitation, shall be as follows: first, Preferred Registrable Securities held by the initiating Investors; second, Preferred Registrable Securities held by the non-initiating Investors; and third, Ordinary Registrable Securities; with respect to each of the first, second and third priorities above- on a pro rata basis.

In the case of a piggyback offering, we are required to include in the offering only that number of shares that the underwriters determine in their sole discretion will not jeopardize the success of the offering. If the underwriters determine that less then all Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included shall be allocated as follows: first, all the securities to be included by the Company; second, Preferred Registrable Securities (on a pro rata basis); and third, Ordinary Registrable Securities (on a pro rata basis); Provided, however, that: (i) the number of Registrable Securities in the offering may be reduced only if all other shareholders’ securities are first entirely excluded from the offering; and (ii) in no event shall the number of Registrable Securities included in the offering be reduced below 50% of the total number of securities included in the offering (unless such offering is an IPO, in which case the selling holders may be excluded further).

Termination. Rights granted to holders of Registrable Securities pursuant to the Amended IRA terminate upon the earlier of: (i) the closing of a Deemed Liquidation and payment of the full Series A Preference and/or Series B Preference, as applicable (as such terms are defined in the Amended and Restated Articles of Association), (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration and (iii) the fifth anniversary of the date that is 180-days following the closing of the Transactions. Alpha Tau has the right to terminate or withdraw any registration or offering which is subject to piggyback rights.

Expenses. Alpha Tau will pay all expenses in carrying out the foregoing registrations or offerings other than any underwriting discounts and commissions (subject to certain exceptions).

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations of the Business Combination to U.S. Holders (as defined below) of HCCC Common Stock and HCCC warrants (collectively “HCCC securities”). The following discussion also summarizes the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of HCCC Common Stock that elect to have their common stock redeemed for cash and the material U.S. federal income tax consequences of the ownership and disposition of Alpha Tau ordinary shares and Alpha Tau warrants following the Business Combination. This discussion applies only to the HCCC securities, Alpha Tau ordinary shares and Alpha Tau warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of HCCC Common Stock or the ownership and disposal of Alpha Tau ordinary shares and Alpha Tau warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither HCCC nor Alpha Tau has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address the tax treatment of Alpha Tau ordinary shares or Alpha Tau warrants to be issued to holders of outstanding Alpha Tau preferred shares in connection with the Business Combination. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	banks, insurance companies, and certain other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	brokers, dealers or traders in securities;

•	traders in securities that elect to mark to market;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•

persons holding HCCC securities or Alpha Tau ordinary shares and/or Alpha Tau warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to HCCC securities or Alpha Tau ordinary shares and/or Alpha Tau warrants, as the case may be, being taken into account in an applicable financial statement;

•	persons that actually or constructively own 5% or more (by vote or value) of the outstanding HCCC Common Stock or, after the Business Combination, the issued Alpha Tau ordinary shares;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders having a functional currency other than the U.S. dollar;

•

persons who hold or received HCCC securities or Alpha Tau ordinary shares and/or Alpha Tau warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of HCCC securities and Alpha Tau ordinary shares and/or Alpha Tau warrants, as the case may be, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds HCCC securities, Alpha Tau ordinary shares and/or Alpha Tau warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF HCCC SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF OWNING ALPHA TAU ORDINARY SHARES AND ALPHA TAU WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF HCCC SECURITIES, ALPHA TAU ORDINARY SHARES AND ALPHA TAU WARRANTS.

U.S. Federal Income Tax Treatment of Alpha Tau

Tax Residence of Alpha Tau for U.S. Federal Income Tax Purposes

Although Alpha Tau is incorporated and tax resident in Israel, following the closing of the Business Combination, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in or under the laws of the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. corporation. Because Alpha Tau is an entity incorporated and tax resident in Israel, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated and foreign tax resident entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex, and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.

Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by either vote or value, at least 80% (or 60% where Alpha Tau is tax resident in a jurisdiction other than Israel, which is not expected to be applicable in respect of the Business Combination) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Section 7874 Percentage”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of tax residency relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived, respectively, in the country in which the foreign acquiring corporation is a tax resident after the acquisition. The Treasury regulations promulgated under Section 7874 of the Code (the “Section 7874 Regulations”) provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Section 7874 of the Code as part of a plan or conducted over a 36-month period. Moreover, certain acquisitions of U.S. corporations over a 36-month period will impact the Section 7874 Percentage, making it more likely that Section 7874 of the Code will apply to a foreign acquiring corporation.

Alpha Tau will indirectly acquire substantially all of the assets of HCCC as a result of the Business Combination. As such, Section 7874 of the Code may apply to cause Alpha Tau to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination depending on whether the Section 7874 Percentage equals or exceeds 80% or whether the Substantial Business Activities Exception is met.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, HCCC and Alpha Tau currently expect that the Section 7874 Percentage of the HCCC stockholders in Alpha Tau should be less than 80% after the Business Combination. Accordingly, Alpha Tau is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 80% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, former HCCC securityholders will be deemed to own an amount of Alpha Tau ordinary shares in respect to certain redemptions by HCCC of shares of HCCC Common Stock prior to the Business Combination for purposes of determining the ownership percentage of former HCCC securityholders for purposes of Section 7874 of the Code. Accordingly, there can be no assurance that the IRS will not challenge the status of Alpha Tau as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.

If the IRS were to successfully challenge under Section 7874 of Code Alpha Tau’s status as a foreign corporation for U.S. federal income tax purposes, Alpha Tau and certain Alpha Tau shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Alpha

Tau and potential future withholding taxes on distributions to certain Alpha Tau shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.

However, even if the Section 7874 Percentage was such that Alpha Tau were still respected as a foreign corporation under Section 7874 of the Code, Alpha Tau may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If Alpha Tau were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of Alpha Tau attributable to the Business Combination for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Section 7874 of the Code would apply to such subsequent acquisition.

The remainder of this discussion assumes that Alpha Tau will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.

Utilization of HCCC’s Tax Attributes and Certain Other Adverse Tax Consequences to Alpha Tau and Alpha Tau’s Shareholders.

Following the acquisition of a U.S. corporation by a foreign corporation, such as here, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, and (iii) the foreign corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, HCCC and Alpha Tau currently expect that the Section 7874 Percentage should be less than 60% after the Business Combination. Accordingly, the limitations and other rules described above are not expected to apply to Alpha Tau or HCCC after the Business Combination.

If the Section 7874 Percentage applicable to the Business Combination is at least 60% but less than 80%, Alpha Tau and certain of Alpha Tau’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by Alpha Tau include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby at a rate of 20%. HCCC is not expected to have tax attributes to offset any inversion gain which might exist, regardless of whether, as a blank check company whose assets are primarily comprised of cash and cash equivalents, HCCC has any amount of inversion gain. However, as a blank check company whose assets are primarily comprised of cash and cash equivalents, it is not expected that HCCC will have a significant amount of inversion gain as a result of the Business Combination. Moreover, if it is determined that the Section 7874 Percentage is at least 60% and that Alpha Tau is tax resident in a jurisdiction other than Israel, Alpha Tau would be treated as a U.S. corporation under Section 7874 of the Code in the same manner as described above under “—Tax Residence of Alpha Tau for U.S. Federal Income Tax Purposes.”

The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such Treasury regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. There can be no assurance that the IRS will not challenge whether Alpha Tau is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to Alpha Tau, significant adverse tax consequences would result for Alpha Tau and for certain Alpha Tau shareholders, including a higher effective corporate tax rate on Alpha Tau.

The remainder of this discussion assumes that the limitations and other rules described above will not apply to Alpha Tau or HCCC after the Business Combination.

U.S. Holders

U.S. Federal Income Tax Considerations of the Business Combination.

Tax Consequences of the Business Combination Under Section 368(a) of the Code

It is the opinion of Ellenoff Grossman & Schole LLP that the Business Combination is more likely than not to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. Although this disclosure assumes that the Business Combination will so qualify, this treatment is not entirely free from doubt, and the IRS or a court could take a different position. Moreover, the qualification of the reorganization will be based on facts and representations which cannot be confirmed until the time of closing or following the closing. The parties to the Merger Agreement have agreed to report the Business Combination for all applicable tax purposes in a manner consistent with such tax treatment.

To qualify as a reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Business Combination, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the above rules apply in the case of an acquisition of a corporation with only investment-type assets, such as HCCC, the qualification of the Business Combination as a reorganization is not free from doubt. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Business Combination will qualify as a reorganization, and neither HCCC nor Alpha Tau intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a reorganization or that a court will not sustain such a challenge by the IRS. If the Business Combination qualifies as a reorganization, U.S. Holders will generally not recognize gain or loss, although any gain may still be required to be recognized under Section 367 of the Code, as discussed below.

If, notwithstanding the above, at the Effective Time any requirement for Section 368(a) is not met, a U.S. Holder of HCCC securities may recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of Alpha Tau ordinary shares and/or Alpha Tau warrants received by such U.S. Holder in the Business Combination over such U.S. Holder’s adjusted tax basis in the HCCC securities surrendered by such U.S. Holder in the Business Combination. Any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the HCCC securities for more than one year (or short-term capital gain otherwise). It is unclear, however, whether certain redemption rights (described above) may suspend the running of the applicable holding period for this purpose and accordingly Ellenoff Grossman & Schole LLP is unable to opine as to whether the holding period of HCCC securities has been suspended by virtue of the redemption rights described herein. Long-term capital gains of non-corporate U.S. Holders (including individuals) currently are eligible for preferential U.S. federal income tax rates. However, the deductibility of capital losses is subject to limitations. A U.S. Holder’s holding period in the Alpha Tau ordinary shares and/or Alpha Tau warrants received in the Business Combination, if any, will begin on the day following the Closing Date and would not include the holding period for the HCCC securities surrendered in exchange therefor.

Tax Consequences of the Business Combination Under Section 367(a) of the Code

Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that, where a U.S. person exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization under Section 368(a) of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain requirements are satisfied. In general, for the Business Combination to meet these additional requirements, certain reporting requirements must be satisfied and (i) no more than 50% of both the total voting power and the total value of the stock of the transferee non-U.S. corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee non-U.S. corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferred U.S. corporation; and (iii) the “active trade or business test” as defined in Treasury regulation Section 1.367(a)-3(c)(3) must be satisfied. Conditions (i), (ii), and (iii) are expected to be met, and, as a result, the Business Combination is expected to satisfy the applicable requirements under Section 367(a) of the Code on account of such conditions. Accordingly, it is intended that the Business Combination not result in gain recognition by a U.S. Holder exchanging HCCC Common Stock for Alpha Tau ordinary shares so long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee non-U.S. corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee non-U.S. corporation and enters into a “gain recognition agreement” with respect to the transferred HCCC Common Stock. All U.S. Holders that will own 5% or more of either the total voting power or the total value of the outstanding shares of Alpha Tau after the Business Combination (taking into account, for this purpose, ownership of Alpha Tau ordinary shares, and any Alpha Tau ordinary shares not acquired in connection with the Business Combination) may want to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences to them of the Business Combination.

Whether the requirements described above are met will depend on facts existing at the Effective Time, and the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel or ruling from the IRS that the Business Combination will not result in gain being recognized by U.S. Holders of HCCC securities under Section 367(a) of the Code (other than any such U.S. Holder that would own, actually or constructively, 5% or more (by vote or value) of the outstanding Alpha Tau ordinary shares immediately after the Business Combination). In addition, no assurance can be given that the IRS will not challenge the satisfaction of the relevant requirements under Section 367(a) of the Code and the Treasury regulations promulgated thereunder with respect to the Business Combination, or that a court would not sustain such a challenge.

If the Business Combination does meet the requirements of Section 368(a) of the Code but, at the Effective Time, any requirement for Section 367(a) of the Code not to impose gain on U.S. Holder is not satisfied, then a U.S. Holder of HCCC Common Stock would recognize gain (but not loss) in an amount equal to the excess, if any, of the fair market value as of the Closing Date of the Alpha Tau ordinary shares (and, if such U.S. Holder’s HCCC warrants convert to Alpha Tau warrants, the fair market value of the Alpha Tau warrants) received by such U.S. Holder in the Business Combination over such U.S. Holder’s tax basis in the HCCC Common Stock (and HCCC warrants, if any) surrendered by such U.S. Holder in the Business Combination. Any gain so recognized would generally be long-term capital gain if the U.S. Holder had held the HCCC Common Stock (and HCCC warrants, if any) for more than one year at the Closing Date (or short-term capital gain otherwise). Long-term capital gain of non-corporate U.S. Holders (including individuals) currently is eligible for preferential U.S.

federal income tax rates. A U.S. Holder’s initial tax basis in the Alpha Tau ordinary shares received in the Business Combination, if any, would equal the fair market value of such shares upon receipt. A U.S. Holder’s holding period in the Alpha Tau ordinary shares received in the Business Combination, if any, would not include the holding period for the HCCC Common Stock (and HCCC warrants, if any) surrendered in exchange therefor. In such case, the holding period will begin on the day following the Closing Date.

The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, you are strongly urged to consult your tax advisor concerning the application of these rules to your exchange of HCCC securities under your particular circumstances, including whether you will be a five-percent transferee shareholder and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

U.S. Holders Exchanging HCCC Securities for Alpha Tau ordinary shares and/or Alpha Tau Warrants

If the Business Combination qualifies as a reorganization under Section 368(a) of the Code and is not taxable under Section 367(a) of the Code, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Business Combination, the U.S. Holder either (i) exchanges only HCCC Common Stock (but not HCCC warrants) for Alpha Tau ordinary shares, (ii) exchanges HCCC warrants for Alpha Tau warrants, or (iii) both exchanges HCCC Common Stock for Alpha Tau ordinary shares and exchanges its HCCC warrants for Alpha Tau warrants.

In such a case, the aggregate tax basis of the Alpha Tau ordinary shares received by a U.S. Holder in the Business Combination should be equal to the aggregate adjusted tax basis of the HCCC Common Stock surrendered in exchange therefor. The tax basis in an Alpha Tau warrant received by a U.S. Holder in the Business Combination should be equal to the adjusted tax basis of an Alpha Tau warrant exchanged therefor. The holding period of the Alpha Tau ordinary shares and/or Alpha Tau warrants received by a U.S. Holder in the Business Combination should include the period during which the HCCC Common Stock and/or warrants exchanged therefor were held by such U.S. Holder. It is unclear whether the redemption rights with respect to HCCC Common Stock have suspended the running of the applicable holding period for this purpose, and accordingly Ellenoff Grossman & Schole LLP is unable to opine as to whether the holding period of the HCCC Common Stock has been suspended by virtue of the redemption rights described herein.

Notwithstanding the discussion below under “—U.S. Holders Exercising Redemption Rights with Respect to HCCC Common Stock”, if a U.S. Holder exercises its redemption rights to receive cash from the trust account in exchange for a portion of its HCCC Common Stock, such redemption may be treated as integrated with the Business Combination rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a “reorganization”. Under this characterization, such U.S. Holder may be required to recognize more gain or income than if the redemption of HCCC Common Stock was treated as a separate transaction from the exchange pursuant to the Business Combination, and would not be entitled to recognize any loss with respect to its redeemed HCCC Common Stock.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to Alpha Tau in connection with the Business Combination. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Alpha Tau Class A common stock, subject to certain exceptions, by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Alpha Tau Class A common stock. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S.

federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Alpha Tau Class A common stock.

U.S. Holders Exercising Redemption Rights with Respect to HCCC Common Stock

In the event that a U.S. Holder’s shares of HCCC Common Stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of shares of HCCC Common Stock treated as held by the U.S. Holder relative to all of the shares of HCCC Common Stock outstanding, both before and after the redemption.

The redemption of HCCC Common Stock generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in HCCC, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only HCCC Common Stock actually owned by such U.S. Holder but also HCCC Common Stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include HCCC Common Stock which could be directly or constructively acquired pursuant to the exercise of HCCC warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the HCCC Common Stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of the HCCC Common Stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption. The redemption of the HCCC Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in HCCC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in HCCC will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of HCCC Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s HCCC Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for

U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s HCCC Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the HCCC Common Stock.

U.S. Federal Income Tax Considerations of Ownership and Disposition of Alpha Tau Ordinary Shares and Alpha Tau Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules”, if Alpha Tau makes distributions of cash or property on the Alpha Tau ordinary shares, such distributions will be treated for U.S. federal income tax purposes first as a dividend to the extent of Alpha Tau’s current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. If Alpha Tau does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions above under “—Utilization of HCCC’s Tax Attributes and Certain Other Adverse Tax Consequences to Alpha Tau and Alpha Tau’s Shareholders” and below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that:

•

either (a) the shares are readily tradable on an established securities market in the United States, or (b) Alpha Tau is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•

Alpha Tau is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for Alpha Tau’s in any taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

There can be no assurances that Alpha Tau will be eligible for benefits of an applicable comprehensive income tax treaty between the United States and Israel. In addition, there also can be no assurance that Alpha Tau ordinary shares will be considered “readily tradable” on an established securities market in the United States in accordance with applicable legal authorities. Furthermore, Alpha Tau will not constitute a “qualified foreign corporation” for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.” U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to Alpha Tau ordinary shares. Subject to certain exceptions, dividends on Alpha Tau ordinary shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Alpha Tau with respect to the Alpha Tau ordinary shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Alpha Tau ordinary shares and Alpha Tau Warrants.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Alpha Tau ordinary shares or Alpha Tau warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Alpha Tau ordinary shares and/or Alpha Tau warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Alpha Tau ordinary shares or Alpha Tau warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the Alpha Tau ordinary shares and/or Alpha Tau warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any Israeli tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, there are special rules under the income tax treaty between the United States and Israel (the “Treaty”), which may impact a U.S. Holder’s ability to claim a foreign tax credit. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the Treaty to such U.S. Holder’s particular circumstances.

Exercise or Lapse of an Alpha Tau Warrant

Except as discussed below with respect to the cashless exercise of an Alpha Tau warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an Alpha Tau ordinary share on the exercise of an Alpha Tau warrant for cash. A U.S. Holder’s tax basis in an Alpha Tau ordinary shares received upon exercise of the Alpha Tau warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Alpha Tau warrant received therefore and the exercise price. The U.S. Holder’s holding period for an Alpha Tau ordinary share received upon exercise of the Alpha Tau warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Alpha Tau warrant and will not include the period during which the U.S. Holder held the Alpha Tau warrant. If an Alpha Tau warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such Alpha Tau warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Alpha Tau warrant.

The tax consequences of a cashless exercise of an Alpha Tau warrant are not clear under current U.S federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Alpha Tau ordinary shares received would equal the U.S. Holder’s basis in the Alpha Tau warrants exercised therefore. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the Alpha Tau ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Alpha Tau warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Alpha Tau ordinary shares would include the holding period of the Alpha Tau warrants exercised therefore.

It is also possible that a cashless exercise of an Alpha Tau warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Alpha Tau ordinary shares and Alpha Tau Warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of Alpha Tau ordinary shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the Alpha Tau warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such Alpha Tau warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Alpha Tau ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the Alpha Tau warrants deemed exercised and (ii) the exercise price of such Alpha Tau warrants. A U.S. Holder’s holding period for the Alpha Tau ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Alpha Tau warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of Alpha Tau warrants.

Possible Constructive Distributions

The terms of each Alpha Tau warrant provide for an adjustment to the number of Alpha Tau ordinary shares for which the Alpha Tau warrant may be exercised or to the exercise price of the Alpha Tau warrant in certain events, as discussed under “Description of Alpha Tau warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of an Alpha Tau warrant would, however, be treated as receiving a constructive distribution from Alpha Tau if, for example, the adjustment increases the holder’s proportionate interest in Alpha Tau’s assets or earnings and profits (for instance, through an increase in the number of Alpha Tau ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the Alpha Tau ordinary shares which is taxable to the U.S. Holders of such shares as described under “—Distributions on Alpha Tau ordinary shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Alpha Tau warrant received a cash distribution from Alpha Tau equal to the fair market value of such increase interest.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the Alpha Tau ordinary shares could be materially different from that described above, if Alpha Tau is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•

at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, Alpha Tau will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which Alpha Tau owns, directly or indirectly, 25% or more (by value) of the stock.

Alpha Tau believes it was not a PFIC in 2020. Based on the current and anticipated composition of the income, assets and operations of Alpha Tau and its subsidiaries, there is a risk Alpha Tau may be treated as a PFIC for the taxable year that includes the Business Combination or future taxable years. However, there can be no assurances in this regard, nor can there be any assurances that Alpha Tau will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and Alpha Tau can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Alpha Tau or any of its subsidiaries is treated as a PFIC is determined on an annual basis. The determination of whether Alpha Tau or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of Alpha Tau’s income and assets, and the market value of its and its subsidiaries’ shares and assets. Changes in the composition of Alpha Tau’s or any of its subsidiaries’ income or composition of Alpha Tau’s or any of its subsidiaries’ assets may cause it to be or become a PFIC for the current or subsequent taxable years. Under the PFIC rules, if Alpha Tau were considered a PFIC at any time that a U.S. Holder owns Alpha Tau ordinary shares or Alpha Tau warrants, Alpha Tau would continue to be treated as a PFIC with respect to such investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its Alpha Tau ordinary shares or Alpha Tau warrants at their fair market value on the last day of the last taxable year in which Alpha Tau is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Alpha Tau ordinary shares or Alpha Tau warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Alpha Tau subsequently becomes a PFIC.

For each taxable year that Alpha Tau is treated as a PFIC with respect to a U.S. Holder’s Alpha Tau ordinary shares or Alpha Tau warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its Alpha Tau ordinary shares (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the Alpha Tau ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the Alpha Tau ordinary shares;

•

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Alpha Tau is a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the Alpha Tau ordinary shares or Alpha Tau warrants cannot be treated as capital gains, even though the U.S. Holder holds the Alpha Tau ordinary shares or Alpha Tau warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Alpha Tau may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that Alpha Tau does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of Alpha Tau’s subsidiaries.

If Alpha Tau is a PFIC, a U.S. Holder of Alpha Tau ordinary shares (but not Alpha Tau warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its Alpha Tau ordinary shares only if Alpha Tau provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Alpha Tau will endeavor to provide U.S. Holders with the required information on an annual basis to allow U.S. Holders to make a QEF election with respect to the Alpha Tau ordinary shares in the event Alpha Tau is treated as a PFIC for any taxable year. There can be no assurance, however, that Alpha Tau will timely provide such information for the current year or subsequent years. The failure to provide such information on an annual basis could prevent a U.S. Holder from making a QEF election or result in the invalidation or termination of a U.S. Holder’s prior QEF election. In addition, U.S. Holders of Alpha Tau warrants will not be able to make a QEF election with respect to their warrants.

In the event Alpha Tau is a PFIC, a U.S. Holder that makes a QEF election with respect to its Alpha Tau ordinary shares would generally be required to include in income for each year that Alpha Tau is treated as a PFIC the U.S. Holder’s pro rata share of Alpha Tau’s ordinary earnings for the year (which would be subject to tax as ordinary income) and net capital gains for the year (which would be subject to tax at the rates applicable to long-term capital gains), without regard to the amount of any distributions made in respect of the Alpha Tau ordinary shares. Any net deficits or net capital losses of Alpha Tau for a taxable year would not be passed through and included on the tax return of the U.S. Holder, however. A U.S. Holder’s basis in the Alpha Tau ordinary shares would be increased by the amount of income inclusions under the qualified electing fund rules. Dividends actually paid on the Alpha Tau ordinary shares generally would not be subject to U.S. federal income tax to the extent of prior income inclusions and would reduce the U.S. Holder’s basis in the Alpha Tau ordinary shares by a corresponding amount.

If Alpha Tau owns any interests in a Lower-Tier PFIC, a U.S. Holder generally must make a separate QEF election for each Lower-Tier PFIC, subject to Alpha Tau’s providing the relevant tax information for each Lower-Tier PFIC on an annual basis.

If a U.S. Holder does not make a QEF election (or a mark-to-market election, as discussed below) effective from the first taxable year of a U.S. Holder’s holding period for the Alpha Tau ordinary shares in which Alpha Tau is a PFIC, then the Alpha Tau ordinary shares will generally continue to be treated as an interest in a PFIC, and the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a QEF election in a later year may avoid the continued application of the Excess Distribution Rules to its Alpha Tau ordinary shares by making a “deemed sale” election. In that case, the U.S. Holder will be deemed to have sold the Alpha Tau ordinary shares at their fair market value on the first day of the taxable year in which the QEF election becomes effective, and any gain from such deemed sale would be subject to the Excess Distribution Rules described above. A U.S. Holder that is eligible to make a QEF election with respect to its Alpha Tau ordinary shares generally may do so by providing the appropriate information to the IRS in the U.S. Holder’s timely filed tax return for the year in which the election becomes effective.

U.S. Holders should consult their own tax advisors as to the availability and desirability of a QEF election.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its Alpha Tau ordinary shares to elect out of the Excess Distribution Rules discussed above if Alpha Tau is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its Alpha Tau ordinary shares, such U.S. Holder will include in income for each year that Alpha Tau is treated as a PFIC with respect to such Alpha Tau ordinary shares an amount equal to the excess, if any, of the fair market value of the Alpha Tau ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the Alpha Tau ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the Alpha Tau ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the Alpha Tau ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Alpha Tau ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Alpha Tau ordinary shares, as well as to any loss realized on the actual sale or disposition of the Alpha Tau ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such Alpha Tau ordinary shares previously included in income. A U.S. Holder’s basis in the Alpha Tau ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions Alpha Tau makes would generally be subject to the rules discussed above under “ —Distributions on Alpha Tau ordinary shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of Alpha Tau warrants will not be able to make a mark-to-market election with respect to their Alpha Tau warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. The Alpha Tau ordinary shares, which are expected to be listed on Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that Alpha Tau ordinary shares will be “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder that does not make the applicable QEF elections generally will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for Alpha Tau.

If a U.S. Holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. Holder’s holding period for the Alpha Tau ordinary shares in which Alpha Tau is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the Alpha Tau ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its Alpha Tau ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if Alpha Tau is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Alpha Tau ordinary shares and Alpha Tau warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Alpha Tau ordinary shares or Alpha Tau warrants that is not a U.S. Holder, including:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust.

Tax Consequences to Non-U.S. Holders of the Business Combination

The U.S. federal income tax consequences of the Business Combination to Non-U.S. Holders generally will correspond to the U.S. federal income tax consequences of the Business Combination to U.S. Holders, as described under “—U.S. Holders Exchanging HCCC Securities for Alpha Tau ordinary shares and/or Alpha Tau Warrants” above. In the event the Business Combination does not qualify for the Intended Tax Treatment, any gain recognized by a Non-U.S. Holder may not be subject to U.S. federal income tax unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Alpha Tau ordinary shares and Alpha Tau Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of HCCC Common Stock.

Non-U.S. Holders Exercising Redemption Rights with Respect to HCCC Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s HCCC Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s HCCC Common Stock, as described above under “—U.S. Holders Exercising Redemption Rights with Respect to HCCC Common Stock.” Any redeeming Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Alpha Tau ordinary shares and Alpha Tau Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of HCCC Common Stock. Moreover, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if HCCC Common Stock constitutes a U.S. real property interest by reason of HCCC’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. HCCC believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for HCCC Common Stock, and the redemption is treated as a distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty and the Non-U.S. Holder provides a proper certificate of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable)) on the gross amount of the distribution to the extent the distribution is paid from current or accumulated earnings and profits of HCCC, as determined under U.S. federal income tax principles, and otherwise treated as a dividend, provided such distribution is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its HCCC Common Stock and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such HCCC Common Stock, which will be treated as described in the paragraph immediately above. A redemption treated as a dividend by HCCC to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S.) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same corporate or graduated individual rates applicable to U.S. Holders (together with branch profits tax, at a 30% rate, or such lower rate specified by an applicable tax treaty, as adjusted for certain items, if such Non-U.S. Holder is a corporation).

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Alpha Tau ordinary shares and Alpha Tau Warrants to Non-U.S. Holders

Any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of Alpha Tau ordinary shares or (ii) gain realized upon the sale or other taxable disposition of Alpha Tau ordinary shares and/or Alpha Tau warrants generally will not be subject to U.S. federal income taxation unless:

•

the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of an Alpha Tau warrant, or the lapse of an Alpha Tau warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise or Lapse of an Alpha Tau Warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Alpha Tau ordinary shares and Alpha Tau warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of HCCC Common Stock, dividends received by U.S. Holders of Alpha Tau ordinary shares, and the proceeds received on sale or other taxable the disposition of Alpha Tau ordinary shares or Alpha Tau warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to HCCC Common Stock and Alpha Tau ordinary shares and proceeds from the sale, exchange, redemption or other disposition of Alpha Tau ordinary shares or Alpha Tau warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of HCCC Common Stock or HCCC warrants or their Alpha Tau ordinary shares or Alpha Tau warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Alpha Tau ordinary shares and proceeds from the sale of other disposition of Alpha Tau ordinary shares or Alpha Tau warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Alpha Tau ordinary shares and Alpha Tau warrants and should not be construed as legal or professional tax advice. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of the material Israeli tax laws applicable to Alpha Tau, and certain Israeli Government programs that benefit Alpha Tau. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of Alpha Tau ordinary shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Alpha Tau cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below, possibly with a retroactive effect.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is 23% as of 2018 and thereafter. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Technological Enterprise (as discussed below) may be considerably less. As of the current date, capital gains derived by an Israeli company are generally subject to corporate tax rate.

Law for the Encouragement of Industry (Taxes), 5729-1969

The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.”

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in a certain tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area”, in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production activity.

Following are the main tax benefits available to Industrial Companies:

•

amortization of the cost of purchased patent, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

under limited conditions, an Israeli company, which is not an Industrial Company may elect to file consolidated tax returns with its subsidiary that meets the definition of an Industrial Company; and

•	expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

•	the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	the research and development must be for the promotion of the company; and

•	the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.

From time to time we may apply to the IIA for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we are not be able to deduct research and development expenses during the year of the payment, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.

Law for the Encouragement of Capital Investments, 5719-1959

The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).

The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.

Tax benefits under the 2011 Amendment

The 2011 Amendment canceled the availability of the benefits granted to companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel.

Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter.

Under certain conditions, income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals–20% (iii) non-Israeli residents (individuals and corporations) – subject to the receipt in advance of a valid certificate from the Israel Tax Authority (“ITA”) allowing for a reduced tax rate.

Alpha Tau currently does not intend to implement the 2011 Amendment.

New tax benefits under the 2017 Amendment that became effective on January 1, 2017

The 2017 Amendment provides new tax benefits for two types of “Technology Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.

The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income”, as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone “A”. In addition, a Preferred Technology Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.

The 2017 Amendment further provides that a technology company satisfying certain conditions (including a group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel.

It should be noted that the proportion of income that may be considered Preferred Technology Income and enjoy the tax benefits described above, should be calculated according to the Nexus Formula, which is based on the proportion as that of qualifying expenditures for each IP separately compared to overall expenditures. In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.

Dividends distributed by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). In addition, if such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld.

On January 15, 2020, we received a tax ruling (the “Ruling”) for the years 2020-2024 which confirmed that we meet the definitions of Industrial Company and Preferred Technology Enterprise as defined in the Investment Law. Therefore, we are entitled to a reduced tax rate of 7.5% for the years 2020-2024, subject to various conditions in the Ruling and relocation of the offices to development area A.

Taxation of Alpha Tau shareholders

Capital gains taxes applicable to Israeli resident shareholders

An Israeli resident corporation that derives capital gains from the sale or exchange redemption or other taxable dispositions of shares and warrants will generally be subject to tax on the Real Capital Gains generated on such sale at the corporate tax rate of 23% (in 2021).

An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest and linkage differences expenses in connection with the purchase and holding of such shares or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “Means of Control” of the corporation. “Means of Control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” are taxed at the marginal tax rates applicable to business income (up to 47% in 2021).

Certain Israeli institutions who are exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares.

Capital gains taxes applicable to non-Israeli resident shareholders

A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the nonresident maintains in Israel or if the purchase of the shares was not from a related party, and was not subject to part E2 of the Ordinance. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United

States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the U.S.-Israel Tax Treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting rights during any part of the 12 month period preceding the disposition, subject to certain conditions; (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year; or (vi) the U.S. Resident is not holding the shares as a capital asset. If any such case occurs, the sale, exchange or disposition of our ordinary shares would be subject to Israeli tax, to the extent applicable. However, under the U.S.-Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations under U.S. laws applicable to foreign tax credits and specified in the U.S.-Israel Tax Treaty.

In some instances where our shareholders may be liable for Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or obtain a specific exemption from the ITA to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.

A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid on January 31 and July 31 of each tax year for sales of securities traded on a stock exchange made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Ordinance and the regulations promulgated thereunder, the return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below). Capital gains are also reportable on an annual income tax return.

Taxation of Israeli shareholders on receipt of dividends

An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technology Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129C(a)(1) of the Ordinance is exempt from tax on dividend.

Taxation of non-Israeli shareholders on receipt of dividends

Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 25% or 30% if the dividends recipient is a

“substantial shareholder” at the time of distribution or at any time during the preceding 12 months period, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli tax at a rate of 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technology Enterprise or a reduced rate provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate.

In addition, if such dividends are distributed from a Preferred Technological Enterprise to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the tax rate (with respect to profits which accrued after the purchase date of shares) will be 4% (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). For example, under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise or Technology Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting rights throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of Alpha Tau’s gross income for such preceding year consists of certain types of dividends and interest. If the dividend is attributable partly to income derived from a Preferred Enterprise or Technology Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A non-Israeli resident who had income from a dividend that was accrued from Israeli source, from which the full tax was withheld at source, will be generally exempt from filing a tax return in Israel, provided that (i) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to additional Surtax (see below) in accordance with Section 121B of the Ordinance.

Exercise or Lapse of Warrants

A holder of an Alpha Tau warrant generally should not recognize gain or loss upon the exercise of such warrant. An ordinary share acquired pursuant to the exercise of such warrant for cash generally will have a tax basis equal to the holder’s tax basis in the HCCC warrant, if any, increased by the amount paid to exercise the Alpha Tau warrant. The holding period of such ordinary share generally would begin on the day after the date of exercise of the warrant. If an Alpha Tau warrant is allowed to lapse unexercised, the holder generally will recognize a capital loss equal to such holder’s tax basis in the such warrant.

It is possible that a cashless exercise would be treated as a taxable exchange in which gain or loss is recognized. In such event, a holder could be deemed to have surrendered a number of warrants with a fair market value equal to the exercise price for the number of warrants deemed exercised. For this purpose, the number of warrants deemed exercised would be equal to the number of warrants that would entitle the holder to receive upon exercise the number of ordinary shares issued pursuant to the cashless exercise of the warrants. In this situation, the holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to pay the exercise price and the holder’s tax basis in the warrants deemed surrendered which will be taxable to the holders of such ordinary shares as described under “—Taxation of Alpha Tau shareholders.”

Adjustments with Respect to Warrants

The terms of the Alpha Tau warrants provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or adjustment to the exercise price of the warrant in certain events. An adjustment of the exercise price or an adjustment that has the effect of preventing dilution generally is not taxable. However, the holders of the warrants may be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through a decrease in the exercise price of the warrants) as a result of a distribution of cash to the holders of our ordinary shares, which is taxable to the holders of such ordinary shares as described under “—Taxation of Alpha Tau shareholders,” above. Such constructive distribution might be subject to tax as described under that section in the same manner as if the holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. Holders of Alpha Tau warrants are urged to consult their own tax advisors on these issues.

Surtax

Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual taxable income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.

Estate and Gift Tax

Israeli law presently does not impose estate or gift taxes.

Israeli Tax Ruling

HCCC intends to file an application with the ITA for a tax ruling (the “Tax Ruling”), which is intended, if and when it is obtained, to provide, among other things, the following: (i) the tax event of the exchange of the HCCC Class A common stock for Alpha Tau ordinary shares will be deferred in accordance with the provisions of Section 104H of the Ordinance until the actual sale of the Alpha Tau ordinary shares (less favorable tax deferral provisions and certain limitations may apply to the Sponsors of HCCC who are Israeli tax residents); (ii) the exchange of HCCC warrants for Alpha Tau warrants will not be a taxable event in Israel (which ruling may be subject to customary conditions regularly associated with such a ruling); and (iii) Alpha Tau will not be required to withhold Israeli tax on any consideration paid to the HCCC stockholders.

The main conditions, limitations and restrictions under Section 104H on the Ordinance that are applicable to the Tax Ruling are expected to be as follows: (1) the ratio between the market value of the transferred Class A Ordinary Shares and the market value of the combined group immediately after the exchange of shares is equal to the ratio between the market value of the issued Alpha Tau ordinary shares and the market value of all rights in the combined group immediately after the exchange of shares; (2) the Alpha Tau ordinary shares issued to all of the transferors grant equal rights to all of such transferors; and (3) all of the shares and all of the rights of a transferor (and of its related parties) to purchase HCCC Class A common stock are transferred as part of the exchange of shares, unless the ITA approves otherwise.

There is no assurance that the Tax Ruling will be obtained, and if obtained, it may contain such provisions, terms and conditions as the ITA may prescribe, which may be different from those detailed above. Certain categories of shareholders may be excluded from the scope of any eventual ruling granted by the ITA, and the final determination of the types of holders of HCCC Class A common stock who will be included in those categories will be based on the outcome of ongoing discussions with the ITA. Issuance of the Tax Ruling is a condition to the consummation of the Merger Agreement.

DESCRIPTION OF ALPHA TAU ORDINARY SHARES

A summary of the material provisions governing the combined company’s share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the Alpha Tau Articles, the form of which is appended to this proxy statement/prospectus as Annex B. In this section “we,” “us” and “our” refer to Alpha Tau.

General

This section summarizes the material rights of the combined company shareholders under Israeli law, and the material provisions of the combined company’s amended articles that will become effective upon the effectiveness of the Business Combination.

The following descriptions of share capital and provisions of the Alpha Tau Articles to be effective upon completion of the Business Combination are summaries and are qualified by reference to the Alpha Tau Articles to be effective upon the closing of the Business Combination. Copies of these documents will be filed with the SEC as exhibits to this registration statement. The description of the Alpha Tau ordinary shares reflects changes to Alpha Tau’s capital structure that will occur upon the closing of the Business Combination.

Share Capital

The authorized share capital of the combined company upon the closing of the Business Combination will consist of 275,000,000 Alpha Tau ordinary shares, no par value, of which                  shares will be issued and outstanding following the completion of the Business Combination.

All of the outstanding Alpha Tau ordinary shares are validly issued, fully paid and non-assessable. The Alpha Tau ordinary shares are not redeemable and do not have any preemptive rights.

In connection with Alpha Tau’s Series A financing, Alpha Tau had initially granted the Preferred A share investors an aggregate number of 3,993,143 warrants convertible into Preferred A shares of the Company (“Preferred A Warrants”), with an exercise price of $4.5625. The number of warrants issued is subject to similar adjustments as the conversion ratio of the Preferred A shares. In connection with Alpha Tau’s Series B financing, the warrant agreement was modified, and the Company subsequently granted the Preferred A share investors approximately 7% additional Preferred A Warrants, increasing the aggregate number of Preferred A Warrants to 4,286,762, and reducing the exercise price to $3.50 per share. The warrants may be exercised at any time until September 16, 2024. Immediately prior to the closing of the Business Combination, all outstanding Preferred A Warrants will convert into warrants to purchase such number of Alpha Tau ordinary shares. As of December 31, 2020, there were 4,286,762 Preferred A shares of the Company outstanding.

Alpha Tau’s board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Alpha Tau may also issue and redeem redeemable securities on such terms and in such manner as Alpha Tau’s board of directors shall determine.

Registration Number and Purposes of the Company

We are registered with the Israeli Registrar of Companies. Our registration number is 51-534453-9. Our affairs are governed by the Alpha Tau Articles, applicable Israeli law and specifically, the Companies Law. Our purpose as set forth in the Alpha Tau Articles to be effective upon the completion of the Business Combination is to carry on any business and to engage in any lawful act or activity.

Voting Rights

All Alpha Tau ordinary shares will have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid Alpha Tau ordinary shares are issued in registered form and may be freely transferred under the Alpha Tau Articles to be effective upon the completion of the Business Combination, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of the Nasdaq. The ownership or voting of Alpha Tau ordinary shares by non-residents of Israel is not restricted in any way by the Alpha Tau Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, have been, or will be, in a state of war with Israel.

Election of Directors

Under the Alpha Tau Articles to be effective upon the completion of the Business Combination, our board of directors must consist of not less than three but no more than eleven directors. Pursuant to the Alpha Tau Articles to be effective upon completion of the Business Combination, each of our directors will be appointed by a simple majority vote of holders of Alpha Tau ordinary shares, participating and voting at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.

In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re-election or until they are removed by a vote of 65% of the total voting power of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and the Alpha Tau Articles to be effective upon completion of the Business Combination. In addition, the Alpha Tau Articles to be effective upon completion of the Business Combination provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Alpha Tau Articles to be effective upon completion of the Business Combination, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

Dividend and Liquidation Rights

Alpha Tau may declare a dividend to be paid to the holders of Alpha Tau ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Alpha Tau Articles to be effective upon completion of the Business Combination will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of Alpha Tau’s liquidation, after satisfaction of liabilities to creditors, its assets will be distributed to the holders of Alpha Tau ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Alpha Tau ordinary shares, proceeds from the sale of the Alpha Tau ordinary shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are, or have been, in a state of war with Israel.

Registration Rights

Following the closing of the Transactions, certain of our shareholders will be entitled to certain registration rights under the terms of our Shareholders Rights Agreement. For a discussion of such rights, see “Certain Relationships and Related Person Transactions—Amended Investors’ Rights Agreement.”

Shareholder Meetings

Under Israeli law, Alpha Tau is required to hold an annual general meeting of its shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Alpha Tau Articles as special    general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Alpha Tau’s issued and outstanding shares and 1% or more of Alpha Tau’s outstanding voting power or (b) 5% or more of Alpha Tau’s outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. The Alpha Tau Articles to be effective upon completion of the Business Combination contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to the articles of association;

•	appointment, terms of service and termination of services of auditors;

•	appointment of directors, including external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of authorized share capital;

•	a merger; and

•

the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Alpha Tau Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to the Alpha Tau Articles, holders of the Alpha Tau ordinary shares have one vote for each Alpha Tau Ordinary Share held on all matters submitted to a vote of the shareholders at a general meeting of shareholders. The quorum required for Alpha Tau’s general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 331/3% of the total outstanding voting power of our shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting we qualify as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “Description of Alpha Tau ordinary shares—Shareholder Meetings.”

Vote Requirements

The Alpha Tau Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our Alpha Tau Articles to be effective upon completion of the Business Combination. Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described above under “Management Following the Business Combination—Compensation of Directors and Executive Officers” and “—Compensation Policy under the Companies Law.” Under the Alpha Tau Articles, if at any time the share capital of Alpha Tau is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the Alpha Tau Articles, may be modified or cancelled by Alpha Tau by a resolution of the shareholders of the holders of all shares as one class, without any required separate resolution of any class of shares.

Under the Alpha Tau Articles, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office, to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting, and holding at least 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our articles of association, our financial statements, other documents as provided in the Companies Law, and any document Alpha Tau is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Alpha Tau may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding

25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of a merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

Anti-Takeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to Alpha Tau ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the completion of the Business Combination, no preferred shares will be authorized under the Alpha Tau Articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of Alpha Tau ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to the Alpha Tau Articles, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of our shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Alpha Tau Articles, as described above in “Description of Alpha Tau ordinary shares—Shareholder Meetings.” In addition, as disclosed under “Description of Alpha Tau ordinary shares—Election of Directors,” we will have a classified board structure upon completion of the Business Combination, which will effectively limit the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors.

Borrowing Powers

Pursuant to the Companies Law and the Alpha Tau Articles, our board of directors may exercise all powers and take all actions that are not required under law or under the Alpha Tau Articles to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

The Alpha Tau Articles enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Exclusive Forum

The Alpha Tau Articles provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; and, for the avoidance of any doubt, such provision does not apply to any claim asserting a cause of action arising under the Exchange Act. The Alpha Tau Articles also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Transfer Agent and Registrar

The transfer agent and registrar for Alpha Tau ordinary shares is Continental Stock Transfer & Trust Company. Its address is 1 State Street, 30th Floor, New York, New York 10004.

DESCRIPTION OF ALPHA TAU WARRANTS

Public Warrants

Each whole warrant entitles the registered holder to purchase one whole ordinary share of no par value of the combined company, subject to adjustment as discussed below, at any time commencing on the date of the consummation of the transactions contemplated by the Merger Agreement. Pursuant to the Amended and Restated Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of Alpha Tau ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued and only whole warrants will trade. The warrants will expire at 5:00 p.m., New York City time on the date that is five years after the date of the consummation of the transactions contemplated by the Merger Agreement or earlier upon redemption or liquidation.

The combined company will not be obligated to deliver any Alpha Tau ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Alpha Tau ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the combined company satisfying its registration obligations. See “Agreements Entered into in Connection with the Merger Agreement—Registration Rights Agreement.” No warrant will be exercisable and the combined company will not be obligated to issue Alpha Tau ordinary shares upon exercise of a warrant unless Alpha Tau ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the combined company be required to net cash settle any warrant.

During any period when the combined company has failed to maintain an effective registration statement, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

The combined company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the Alpha Tau ordinary shares of the combined company equals or exceeds $18.00 per share (as adjusted for share splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing on the date of the consummation of the transactions contemplated by the Merger Agreement and ending three business days before the combined company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the combined company, the combined company may not exercise its redemption right if the issuance of Alpha Tau ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the combined company is unable to effect such registration or qualification.

The combined company established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the combined company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Alpha Tau ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for share splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the combined company calls the warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the combined company’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of Alpha Tau ordinary shares issuable upon the exercise of the combined company’s warrants. If the combined company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Alpha Tau ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Alpha Tau ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Alpha Tau ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the combined company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Alpha Tau ordinary shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. This may be an attractive option to the combined company if it does not need the cash from the exercise of the warrants. If the combined company calls the warrants for redemption and management does not take advantage of this option, holders of private warrants would still be entitled to exercise their private warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below. See “—Private Placement Warrants.”

A holder of a warrant may notify the combined company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Alpha Tau ordinary shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Alpha Tau ordinary shares is increased by a stock dividend payable in Alpha Tau ordinary shares, or by a split-up of Alpha Tau ordinary shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Alpha Tau ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the number of outstanding Alpha Tau ordinary shares. A rights offering to holders of Alpha Tau ordinary shares entitling holders to purchase Alpha Tau ordinary shares at a price less than the fair market value will be deemed a stock dividend of a number of Alpha Tau ordinary shares equal to the product of (i) the number of Alpha Tau ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Alpha Tau ordinary shares) and (ii) one (1) minus the quotient of (x) the price per Alpha Tau ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Alpha Tau ordinary shares, in determining the price payable for Alpha Tau ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Alpha Tau ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Alpha Tau ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the combined company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Alpha Tau ordinary shares on account of such Alpha Tau ordinary shares (or other shares of the combined company’s capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Alpha Tau ordinary share in respect of such event.

If the number of outstanding Alpha Tau ordinary shares is decreased by a consolidation, combination, reverse share split or reclassification of Alpha Tau ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Alpha Tau ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Alpha Tau ordinary shares.

Whenever the number of Alpha Tau ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Alpha Tau ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Alpha Tau ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Alpha Tau ordinary shares (other than those described above or that solely affects the par value of such Alpha Tau ordinary shares), or in the case of any merger or consolidation of the combined company with or into another corporation (other than a consolidation or merger in which the combined company is the continuing corporation and that does not result in any reclassification or reorganization of the combined company’s outstanding Alpha Tau ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the combines company as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Alpha Tau ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Alpha Tau ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Alpha Tau ordinary shares in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement, based on the Black-Scholes value (as defined in the Amended and Restated Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants will be issued in registered form pursuant to the Amended and Restated Warrant Agreement, by and between Continental Stock Transfer & Trust Company, as warrant agent, and the combined company. You should review a copy of the Amended and Restated Warrant Agreement, which is filed as an exhibit to this proxy statement/prospectus for a complete description of the terms and conditions applicable to the warrants. The Amended and Restated Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Amended and Restated Warrant Agreement to the description of the terms of the warrants and the Amended and Restated Warrant Agreement set forth in this proxy statement/prospectus, or to correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the combined company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Alpha Tau ordinary shares and any voting rights until they exercise their warrants and receive Alpha Tau ordinary shares. After the issuance of Alpha Tau ordinary shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the combined company will, upon exercise, round down to the nearest whole number of Alpha Tau ordinary shares to be issued to the warrant holder.

Private Placement Warrants

Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the Alpha Tau ordinary shares underlying the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except among certain limited exceptions to the combined company’s officers and directors and to persons or entities affiliated with the Sponsor.

The private placement warrants will not be redeemable by the combined company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private warrants are held by someone other than the Sponsor or its permitted transferees, the private warrants will be redeemable by the combined company and exercisable by such holders on the same basis as the public warrants. If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Alpha Tau ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of Alpha Tau ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Alpha Tau ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

COMPARISON OF RIGHTS OF ALPHA TAU SHAREHOLDERS AND HCCC STOCKHOLDERS

The rights of the shareholders of Alpha Tau and the relative powers of the Alpha Tau board of directors are governed by the laws of the State of Israel and the Alpha Tau Articles. As a result of the Business Combination, securities held by the HCCC stockholders will be canceled and automatically converted into the right to receive Alpha Tau ordinary shares and/or Alpha Tau warrants. Each Alpha Tau Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Alpha Tau Articles which will be effective upon the consummation of the Business Combination, in substantially the form attached hereto as Annex B. Because Alpha Tau will be, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the stockholders of HCCC will be governed by Israeli law and the Alpha Tau Articles.

Many of the principal attributes of Alpha Tau ordinary shares and HCCC Common Stock will be similar. However, there are differences between the rights of shareholders of Alpha Tau under Israeli law and the rights of stockholders of HCCC, as in effect prior to the consummation of the Business Combination under the laws of the State of Delaware. In addition, there are differences between the Alpha Tau Articles as such will be in effect from and after the consummation of the Business Combination and the HCCC Charter and bylaws.

The following is a summary comparison of the material differences between the rights of HCCC securityholders under the HCCC Charter and bylaws and the DGCL, and the rights of Alpha Tau shareholders under Israeli law and the Alpha Tau Articles to be effective upon consummation of the Business Combination. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or Nasdaq listing requirements or of Alpha Tau’s or HCCC’s governance or other policies.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, the Alpha Tau Articles, the DGCL and the HCCC Charter and bylaws as they will be in effect from and after the Effective Time. The HCCC Charter and bylaws are filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You are also urged to carefully read the relevant provisions of the Companies Law and the DGCL for a more complete understanding of the differences between being a shareholder of Alpha Tau and a shareholder of HCCC.

	Alpha Tau	HCCC
Authorized and Outstanding Capital Stock	Upon the closing of the Business Combination, Alpha Tau’s authorized capital shall include only one class of ordinary shares, no par value. The aggregate authorized share capital of Alpha Tau is Alpha Tau ordinary shares, without par value.	The authorized capital stock of HCCC is 110,000,000 shares of HCCC Common Stock, par value $0.0001 per share, of which 100,000,000 shares are designated as Class A common stock and 10,000,000 shares are designated as Class B common stock, and 1,000,000 shares of preferred stock, par value $0.0001 per share. Pursuant to the HCCC Charter, prior to the closing of the Transactions, the shares of Class B common stock will automatically convert into shares of Class A common stock on a one-for-one basis.

Special Meetings of Shareholders or Stockholders	Pursuant to the Companies Law, Alpha Tau’s board of directors may whenever it thinks fit convene a special general meeting, and, as provided in the Companies	Except as otherwise provided by law or the HCCC Charter, special meetings of stockholders may only be called by a majority of the board of directors, or the President

	Alpha Tau	HCCC
	Law, it shall be obliged to do so upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Alpha Tau’s issued and outstanding shares and 1% or more of Alpha Tau’s outstanding voting power or (b) 5% or more of Alpha Tau’s outstanding voting power.	or the Chairman, or by the Secretary upon the written request of stockholders owning a majority of the issued and outstanding HCCC Common Stock then entitled to vote.

Action by Written Consent	The Companies Law prohibits shareholder action by written consent in public companies such as Alpha Tau.	No action required or permitted to be taken by the stockholders of HCCC at an annual or special meeting may be taken by written consent, except that any action required or permitted to be taken by the holders of the Class B common stock may be effected by written consent.

Quorum	The quorum required for Alpha Tau’s general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of Alpha Tau’s shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting Alpha Tau qualifies as a “foreign private issuer,” then in such case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of Alpha Tau’s shares. The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either

Except as otherwise provided by the DGCL, or the HCCC Charter, the holders of a majority of the outstanding shares of HCCC Common Stock entitled to vote at the meeting shall constitute a quorum, present in person or by proxy, at a meeting of stockholders for the transaction of any business.

If a quorum is not present at any meeting of the stockholders, the holders of a majority of the outstanding shares of HCCC Common Stock entitled to vote at such, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If the meeting is adjourned for more than thirty (30) days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to

	Alpha Tau	HCCC
	to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to make such request. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.	vote at the meeting. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

Notice of Meetings	Pursuant to the Companies Law and the regulations promulgated thereunder, Alpha Tau shareholder meetings generally require prior notice of not less than 21 days and, for certain matters specified in the Companies Law (including the appointment or removal of directors), not less than 35 days. Pursuant to the Alpha Tau Articles to be effective upon the closing of the Business Combination, Alpha Tau is not required to deliver or serve prior notice of general meetings of Alpha Tau shareholders or of any adjournments thereof to any Alpha Tau shareholder subject to any mandatory provision of the Companies Law, and notice by Alpha Tau which is published on its website and/or on the SEC’s EDGAR database or similar publication via the internet shall be deemed to have been duly given on	Except as otherwise provided in the DGCL, notice of meetings shall be given not less than 10 nor more than 60 days before the date of the meeting.

	Alpha Tau	HCCC
the date of such publication to all Alpha Tau shareholders.

Advance Notice Provisions	Pursuant to the Companies Law and the regulations promulgated thereunder, the holder(s) of at least one percent of Alpha Tau’s voting rights may propose any matter appropriate for deliberation at an Alpha Tau shareholder meeting to be included on the agenda of an Alpha Tau shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of an Alpha Tau shareholder meeting, or, if Alpha Tau publishes a preliminary notice at least 21 days prior to publicizing the convening of an Alpha Tau shareholder meeting stating its intention to convene such meeting and the agenda thereof, within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the Alpha Tau Articles to be effective upon the closing of the Business Combination.	The HCCC bylaws state that in order for a stockholder of HCCC to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of HCCC not less than sixty (60) days nor more than ninety (90) days prior to the meeting (provided that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice, must be delivered no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.) Such notice must contain, among other things, certain information about the stockholder giving the notice (and any beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Amendments to The Articles of Association/Certificate of Incorporation	According to the Alpha Tau Articles to be effective upon the closing of the Business Combination, Alpha Tau’s shareholder resolutions, including amendments to the Alpha Tau Articles to be effective upon the closing of the Business Combination, generally require a majority of the voting power represented at the meeting and voting thereon. In addition, the affirmative vote of the holders of	Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the HCCC Common Stock entitled to vote thereon is required to amend, alter, or repeal provisions of the HCCC Charter, subject to any additional vote required therein. In addition, for so long as any shares of Class B common stock shall remain outstanding, the affirmative vote of the holders of a majority of the shares of Class B

	Alpha Tau	HCCC
	at least 65% of the voting power of Alpha Tau’s shareholders shall be required to amend or alter Article 25 (relating to the shareholders proposals); Article 38 (relating to the number of directors); Article 39 (relating to the election and removal of directors); and Article 41 and Article 42 (relating to board vacancies).	Stock outstanding, voting separately as a single class, shall be required to amend, alter or repeal any provision of HCCC Charter, in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock; and the affirmative vote of the holders of at least 65% of all outstanding shares of HCCC Common Stock, shall be required to amend Article Sixth during a Target Business Acquisition Period (as defined therein).

Size of Board of Directors, Election of Directors

The Alpha Tau Articles to be effective upon the closing of the Business Combination provide that the number of directors shall be not less than three or more than eleven, including any external directors, if any are elected.

Under the Alpha Tau Articles to be effective upon the closing of the Business Combination, the directors of Alpha Tau, other than external directors, for whom special election requirements apply under the Companies Law, are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that from the annual general meeting of 2022 and after, each year the term of office of only one class of directors will expire.

The HCCC bylaws provide that the number of directors shall be fixed by resolution of HCCC’s board of directors. Directors need not be stockholders.

Under the HCCC Charter, the directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, or removal.

	Alpha Tau	HCCC

Under the Companies Law, generally, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Alpha Tau may classify directors as “independent directors” pursuant to the Companies Law if they meet certain conditions provided in the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the Nasdaq , may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors. In accordance with these regulations, Alpha Tau has elected to “opt out” from the Companies Law requirement to appoint external directors

Removal of Directors	Alpha Tau’s shareholders may, by a vote of least 65% of the total voting power of the Alpha Tau’s shareholders, remove any director from office.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote an election of directors, provided, that for as so long as the HCCC’s board is classified, stockholders may effect such removal only for cause.

Board of Directors Vacancies and Newly Created Directorships	The Alpha Tau Articles to be effective upon the closing of the Business Combination provide that in the event that one or more vacancies are created on the Alpha Tau board of directors, however arising, including a situation in which the number of directors is less than the maximum number permitted, the continuing directors may continue to act in every matter and the board of directors may appoint directors to temporarily fill any such vacancy. If not filled by the board of	Except as otherwise provided in the DGCL, in the interim between annual meetings of stockholders or special meetings of stockholders, vacancies and newly created directorships shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders, and such director so chosen shall hold office until the next election of the class for which such director was chosen

	Alpha Tau	HCCC

directors, any vacancy may be filled by a shareholder resolution.

In the event that the vacancy creates a situation where the number of directors is less than three, the continuing directors may only act (i) in an emergency, or (ii) to fill the office of a director which has become vacant, or (iii) in order to call a general meeting of Alpha Tau’s shareholders for the purpose of electing directors to fill any and all vacancies. Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office, or in case of a vacancy due to the number of directors serving being less than the maximum number, the board of directors shall determine at the time of appointment the class to which the additional director shall be assigned.

and until his successor shall be elected and qualified.

Corporate Opportunity	No equivalent provision.	The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to HCCC or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of HCCC unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of HCCC and such opportunity is one HCCC is legally and contractually permitted to undertake and would otherwise be reasonable for HCCC to pursue.

	Alpha Tau	HCCC
Exclusive Forum

The Alpha Tau Articles to be effective upon the closing of the Business Combination provide that unless Alpha Tau consents in writing to the selection of an alternative forum, (i) the federal district courts of the United States of America shall be the exclusive form for the resolution of any complaint asserting a cause of action arising under the Securities Act (for the avoidance of doubt, such provision does not apply to complaints asserting a cause of action arising under the Exchange Act), and (ii) the competent courts in Tel Aviv, Israel shall be the exclusive forum for (a) any derivative action or proceeding brought on behalf of Alpha Tau, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Alpha Tau to Alpha Tau or its shareholders, or (c) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

The HCCC Charter provides, that unless HCCC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on behalf of HCCC; any action asserting a breach of fiduciary duty; any action asserting a claim arising pursuant to the DGCL, the HCCC Charter or HCCC bylaws; or any action asserting a claim against HCCC that is governed by the internal affairs doctrine, except for, in each of the above actions, any claim as to which the Court of Chancery determines it lacks jurisdiction. This provision will not apply to actions which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery; which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery; which the Court of Chancery does not have subject matter jurisdiction; and claims arising under the Securities Act, the Exchange Act or other claims for which there is concurrent or exclusive federal jurisdiction.

Limitation of Liability	The Alpha Tau Articles to be effective upon the closing of the Business Combination provide that Alpha Tau may, subject and pursuant to the provisions of the Companies Law or other additionally applicable law, exempt Alpha Tau directors and officers, to the maximum extent permitted by law, from and against all liability for damages due to any breach of such director’s or officer’s duty of care.	Directors shall not be liable to HCCC for monetary damages for breach of fiduciary duty as a director, except to the extent such exculpation from liability is prohibited by the DGCL.

Indemnification and Advancement	The Alpha Tau Articles state that Alpha Tau may, subject and pursuant to the provisions of the	HCCC shall indemnify, to the fullest extent permitted by the DGCL, any person from all

Alpha Tau	HCCC
Companies Law, the Israeli Securities Laws and the Israeli Economic Competition Law, 5748- 1988, or any other additionally applicable law, indemnify and insure a director or officer of Alpha Tau for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of Alpha Tau and which is indemnifiable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities (but not for such legal expenses) be limited to specified foreseeable events and to reasonable maximum amounts.

liabilities and expenses incurred by him or her by reason of the fact that he or she is or was a director, officer, employee or agent of HCCC, or is or was serving at the request of the HCCC as a director, officer, employee or agent of another entity.

HCCC shall, in advance, pay the expenses, including attorney fees, incurred by an indemnified person in defending any proceeding, provided that, to the extent required by law, such advancement shall be made only upon the receipt of an undertaking that the indemnified person will repay amounts advanced if it is determined that such person was not entitled to indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HCCC, ALPHA TAU AND THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of HCCC Common Stock as of September 30, 2021, by:

•	each person known by HCCC to beneficially own more than 5% of the outstanding shares of HCCC Common Stock;

•	each of HCCC’s current executive officers and directors; and

•	all of HCCC’s current executive officers and directors as a group.

Unless otherwise indicated, HCCC believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the HCCC warrants because such warrants are not exercisable within 60 days of the date of this proxy statement/prospectus. The calculation of the percentage of beneficial ownership is based on 27,500,000 shares of Class A common stock and 6,875,000 shares of Class B common stock outstanding as of September 30, 2021.

Unless otherwise noted, the business address of each of the following entities or individuals is c/o Healthcare Capital Corp., 301 North Market Street, Ste. 1414, Wilmington, Delaware 19801.

	Class A common stock		Class B common stock		All Capital Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding	Percentage Outstanding
Current Directors and Executive Officers of HCCC:
Healthcare Capital Sponsor LLC (1)	—	—	6,875,000	100.0%	20.0%
Dr. David M. Milch (1)	—	—	6,875,000	100.0%	20.0%
William Johns (1)	—	—	—	—	20.0%
Philip A. Baseil	—	—	—	—	—
Dr. Thomas Insel	—	—	—	—	—
Dr. Peter Kash	—	—	—	—	—
Bruce E. Roberts	—	—	—	—	—
All executive officers and directors as a group (6 individuals)	—	—	6,875,000	100.0%	20.0%
Five Percent or More Holders:
Atalaya Capital Management LP (2)	1,485,000	5.4%	—	—	4.3%
Linden Capital L.P. (3)	1,475,000	5.4%	—	—	4.3%
BlueCrest Capital Management Limited (4)	1,800,000	6.5%	—	—	5.2%

*	Less than 1%.
(1)

David M. Milch is the manager of the Sponsor, and as such has voting and investment discretion with respect to the common stock held of record by the Sponsor and may be deemed to have beneficial ownership of the common stock held directly by the Sponsor. Dr. Milch disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(2)

Based solely on the Schedule 13G, Atalaya Capital Management LP (“ACM”) serves as sub-advisor to Corbin ERISA Opportunity Fund, Ltd. (“Corbin”) and Corbin Opportunity Fund, L.P. (“COF”), and in such capacity, exercises discretionary investment authority over the shares underlying units held directly by Corbin and COF. ACM may be deemed the beneficial owner of 1,485,000 shares underlying units, which amount includes the (i) 742,500 shares underlying units beneficially owned by Corbin and (ii) 371,250 shares underlying units beneficially owned by COF. Each of Corbin Capital Partners Group, LLC (“CCPG”) and Corbin Capital Partners, L.P. (“CCP”) may be deemed the beneficial owner of 1,113,750 shares underlying units. ACM has sole voting and dispositive power with regard to 371,250 shares, and shared voting and dispositive power with regard to 1,113,750 shares. Corbin has shared voting and dispositive power with regard to 742,500 shares. CCPG and CCP have shared voting and dispositive power with regard to 1,113,750 shares. COF has shares voting and dispositive power with regard to 371,250 shares. Corbin, CCPG and CCP disclaim beneficial ownership over the shares held directly by ACM. ACM’s business address is One Rockefeller Plaza, 32nd Floor, New York, NY 10020. The business address of each of the other entities referenced in this footnote is 590 Madison Avenue, 31st Floor, New York, NY 10022.
(3)

Based solely on the Schedule 13G, these shares are held for the account of Linden Capital L.P. and one or more separately managed accounts (the “Managed Accounts”). Linden GP LLC is the general partner of Linden Capital L.P. and, in such capacity, may be deemed to beneficially own the shares held by Linden Capital L.P. Linden Advisors LP is the investment manager of Linden Capital L.P. and trading advisor or investment advisor for the Managed Accounts. Siu Min (Joe) Wong is the principal owner and controlling person of Linden Advisors LP and Linden GP LLC. In such capacities, Linden Advisors LP and Mr. Wong each may be deemed to beneficially own the shares held by each of Linden Capital L.P. and the Managed Accounts. Linden Capital L.P. and Linden GP LLC share voting and dispositive power over 1,345,809 shares. Linden Advisors LP and Mr. Wong share voting and dispositive power over 1,475,000 shares. The business address of Linden Capital L.P. is Victoria Place, 31 Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The business address of each of Linden Advisors LP, Linden GP LLC and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, NY 10022.

(4)

Based solely on the Schedule 13G, BlueCrest Capital Management Limited is the record holder of the securities reported herein. Michael Platt is principal, director and control person of BlueCrest Capital Management Limited. Each of BlueCrest Capital Management Limited and Mr. Platt may be deemed to share beneficial ownership of the securities held of record by BlueCrest Capital Management Limited. The business address of Blue Crest Capital Management Limited and Mr. Platt is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands JE2 4HR.

The following table shows the beneficial ownership of Alpha Tau ordinary shares and Alpha Tau preferred shares as of September 30, 2021 by:

•	each person known by Alpha Tau to beneficially own more than 5% of the outstanding Alpha Tau ordinary shares and Alpha Tau preferred shares;

•	each of Alpha Tau’s named executive officers and directors; and

•	all of Alpha Tau’s executive officers and directors as a group.

Unless otherwise indicated, Alpha Tau believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Alpha Tau ordinary shares and Alpha Tau preferred shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Alpha Tau ordinary shares and Alpha Tau preferred shares as to which the holder has sole or shared voting power or investment power and also any Alpha Tau ordinary shares and Alpha Tau preferred shares which the holder has the right to acquire within 60 days of September 30, 2021 through the exercise of any option, conversion or any other right. As of September 30, 2021, there were 44,678,887 Alpha Tau ordinary shares outstanding and 15,763,743 Alpha Tau preferred shares outstanding.

Unless otherwise noted, the business address of each beneficial owner is c/o Alpha Tau Medical Ltd., Kiryat HaMada St. 5, Jerusalem, Israel 9777605.

	Alpha Tau ordinary shares		Alpha Tau preferred shares†		All Capital Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding	Percentage Outstanding
Current Directors and Executive Officers of Alpha Tau:
Uzi Sofer (1)	12,840,000	28.66%	—	—	21.20%
Raphi Levy (2)	352,500	*	—	—	*
Prof. Itzhak Kelson (3)	1,647,500	3.67%	—	—	2.72%
Prof. Yona Keisari (4)	736,162	1.64%	—	—	1.21%
Robert Den, MD (5)	180,000	*	—	—	*
Amnon Gat (6)	519,007	1.15%	24,649	*	*
Ronen Segal (7)	250,000	*	—	—	*
Michael Avruch (8)	1,982,628	4.43%	319,853	2.02%	3.80%
S. Morry Blumenfeld (9)	120,000	—	36,058	*	*
Meir Jakobsohn (10)	1,481,480	3.31%	1,646,220	10.20%	5.13%
Alan Adler (11)	55,000	*	—	—	*
Gary Leibler (12)	160,000	*	4,000,003	23.51%	6.74%
Peter Melnyk (13)	15,000	*	—	—	*
All executive officers and directors as a group (13 individuals)	20,339,277	43.38%	6,026,783	34.40%	40.94%
Five Percent or More Holders:
Althera Medical Ltd. (14)	12,504,000	27.99%	—	—	20.69%

*	Less than 1%.
†

Alpha Tau preferred shares includes both (i) Alpha Tau preferred A shares and (ii) Alpha Tau preferred B shares. The Alpha Tau preferred A shares included herein are presented on an as-converted basis pursuant to a ratio of 1-to-1.07 Alpha Tau preferred A shares to Alpha Tau ordinary shares.

(1)	Consists of (i) 12,720,000 Alpha Tau ordinary shares and (ii) 120,000 Alpha Tau ordinary shares subject to options exercisable within 60 days of September 30, 2021.
(2)

Consists of 352,500 Alpha Tau ordinary shares subject to options, which are exercisable within 60 days of September 30, 2021. Does not include 90,529 of options which will vest upon completion of the Business Combination, and are reflected in the table regarding the Post-Business Combination beneficial ownership.

(3)

Consists of (i) 801,250 Alpha Tau ordinary shares, (ii) 180,000 Alpha Tau ordinary shares subject to options exercisable within 60 days of September 30, 2021, and (iii) 666,250 Alpha Tau ordinary shares held by Prof. Itzhak Kelson’s domestic partner.

(4)	Consists of (i) 556,162 Alpha Tau ordinary shares and (ii) 180,000 Alpha Tau ordinary shares subject to options exercisable within 60 days of September 30, 2021.
(5)	Consists of 180,000 Alpha Tau ordinary shares subject to options exercisable within 60 days of September 30, 2021.
(6)

Consists of (i) 519,007 Alpha Tau ordinary shares, (ii) 16,332 Alpha Tau preferred A shares, (iii) warrants to purchase 8,317 Alpha Tau preferred A shares, which are exercisable within 60 days of September 30, 2021 and (iv) 460,000 Alpha Tau ordinary shares subject to options, which are exercisable within 60 days of September 30, 2021.

(7)	Consists of 250,000 Alpha Tau ordinary shares subject to options exercisable within 60 days of September 30, 2021.
(8)

Consists of (i) 816,524 Alpha Tau ordinary shares held directly by Mr. Avruch, (ii) 76,164 Alpha Tau ordinary shares held by Mr. Avruch’s child that is a minor, (iii) 69,940 Alpha Tau ordinary shares held by

Mr. Avruch’s spouse, (iv) 120,000 Alpha Tau ordinary shares subject to options granted to Mr. Avruch, which are exercisable within 60 days of September 30, 2021, (v) 213,235 Alpha Tau preferred A shares held by Mr. Avruch’s spouse, (vi) 106,618 warrants to purchase Alpha Tau preferred A shares held by Mr. Avruch’s spouse, which are exercisable within 60 days of September 30, 2021 and (vii) 900,000 Alpha Tau ordinary shares held by Sabor Venture Capital Investment Kft. Mr. Avruch is the general manager and chief financial officer of Sabor Venture Capital Investment Kft.
(9)

Consists of (i) 14,707 Alpha Tau preferred A shares, (ii) 13,997 Alpha Tau preferred B shares, (iii) warrants to purchase 7,354 Alpha Tau preferred A shares, which are exercisable within 60 days of September 30, 2021, and (iv) 120,000 Alpha Tau ordinary shares subject to options exercisable within 60 days of September 30, 2021.

(10)

Consists of (i) 1,361,480 Alpha Tau ordinary shares held by Medison Ventures Ltd. (“Medison Ventures”), (ii) 764,147 Alpha Tau preferred A shares held by Medison Ventures, (iii) 500,000 Alpha Tau preferred B shares held by Medison Ventures, (iv) warrants to purchase 382,073 Alpha Tau preferred A shares held by Medison Ventures, which are exercisable within 60 days of September 30, 2021, and (v) 120,000 Alpha Tau ordinary shares subject to options granted directly to Mr. Jakobsohn, which are exercisable within 60 days of September 30, 2021. Mr. Jakobsohn is the sole owner of Medison Pharma Group Ltd., which is the sole owner of Medison Ventures.

(11)	Consists of 55,000 Alpha Tau ordinary shares subject to options exercisable within 60 days of September 30, 2021.
(12)

Gabriel Capital Management Ltd. (“GCM”) is the management company to certain affiliated funds (collectively, the “Shavit Funds”). As of September 30, 2021, the Shavit Funds held in the aggregate (i) 60,000 Alpha Tau ordinary shares subject to options, which are exercisable within 60 days of September 30, 2021, (ii) 2,500,001 Alpha Tau preferred A Shares, (iii) warrants to purchase 1,250,002 Alpha Tau preferred A shares and (iv) 250,000 Alpha Tau preferred B shares. GCM may be deemed to beneficially own such securities held by the Shavit Funds. Mr. Leibler is the sole shareholder of the sole shareholder of GCM. Decisions regarding the voting and disposition of securities held by the Shavit Funds are subject to approval by certain internal investment committees comprising three or more individuals, of which Mr. Leibler is a member. In addition, 100,000 Alpha Tau ordinary shares are held directly by Mr. Leibler.

(13)	Consists of 15,000 Alpha Tau ordinary shares subject to options exercisable within 60 days of September 30, 2021.
(14)

Althera Medical Ltd. (“Althera”) is under voluntary liquidation. Adv. Zvi Chowers of Glusman, Chowers, Lahat & Co., was appointed by the shareholders of Althera to serve as Althera’s liquidator. In such capacity, Adv. Chowers holds the signature rights on behalf of Althera. Upon completion of Althera’s liquidation process, all of its available assets (including its holdings in Alpha Tau), will be distributed to the shareholders of Althera in accordance with the provisions of Althera’s Articles of Association, and the distribution process and preference detailed therein.

The following table shows the beneficial ownership of Alpha Tau ordinary shares following the consummation of the Business Combination by:

•	each person known to Alpha Tau who will beneficially own more than 5% of the Alpha Tau ordinary shares issued and outstanding immediately after the consummation of the Business Combination;

•	each person who will become an executive officer or a director of Alpha Tau upon consummation of the Business Combination; and

•	all of the executive officers and directors of Alpha Tau as a group upon consummation of the Business Combination.

Except as otherwise noted herein, the number and percentage of Alpha Tau ordinary shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Alpha Tau ordinary shares as to which the holder has sole or shared voting power or investment power and also any Alpha Tau ordinary shares which the holder has the right to acquire within 60 days of September 30, 2021 through the exercise of any option, warrant or any other right.

The expected beneficial ownership of Alpha Tau ordinary shares post-Business Combination assuming none of the Public Shares are converted has been determined based upon the following: (i) that no holders of shares of Class A common stock exercise their redemption rights (no conversions scenario), (ii) none of the investors set forth in the table below has purchased or purchases shares of Alpha Tau ordinary shares (post-Business Combination), (iii) the Share Split has been effected, (iv) 9,263,006 Alpha Tau ordinary shares are issued to the PIPE Investors, (v) 27,500,000 Alpha Tau ordinary shares are issued to holders of shares of Class A common stock, (vi) 5,843,750 Alpha Tau ordinary shares are issued to holders of shares of Class B common stock, and (viii) there will be an aggregate of 97,406,467 Alpha Tau ordinary shares issued and outstanding at Closing.

The expected beneficial ownership of Alpha Tau ordinary shares post-Business Combination assuming the maximum number of shares of Class A common stock have been converted has been determined based on the following: (i) holders of 13,170,500 shares of Class A common stock exercise their redemption rights (maximum redemption scenario), (ii) none of the investors set forth in the table below has purchased or purchases shares of Alpha Tau ordinary shares (post-Business Combination), (iii) the Share Split has been effected, (iv) 9,263,006 Alpha Tau ordinary shares are issued to the PIPE Investors, (v) 14,329,500 Alpha Tau ordinary shares are issued to holders of shares of Class A common stock, (vi) 4,125,000 Alpha Tau ordinary shares are issued to holders of shares of Class B common stock, and (vii) there will be an aggregate of 82,295,011 Alpha Tau ordinary shares issued and outstanding at Closing.

Unless otherwise noted, the business address of each beneficial owner is c/o Alpha Tau Medical Ltd., Kiryat HaMada St. 5, Jerusalem, Israel 9777605.

	Post-Business Combination (assuming no redemptions)		Post-Business Combination (assuming maximum redemptions)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding	Number of Shares Beneficially Owned	Percentage Outstanding
Directors and Executive
Officers of Alpha Tau Post-Business Combination:
Uzi Sofer	11,623,950	11.9%	11,623,950	14.1%
Raphi Levy	406,645	*	406,645	*
Prof. Itzhak Kelson	1,491,470	1.5%	1,491,470	1.8%
Prof. Yona Keisari	666,443	*	666,443	*
Robert Den, MD	162,953	*	162,953	*
Amnon Gat	492,168	*	492,168	*
Ronen Segal	226,323	*	226,323	*
Michael Avruch	2,204,418	2.3%	2,204,418	2.7%
S. Morry Blumenfeld	193,279	*	193,279	*
Meir Jakobsohn	3,131,483	3.2%	3,131,483	3.8%
Alan Adler	49,791	*	49,791	*
Gary Leibler	3,766,018	3.8%	3,766,018	4.5%
Peter Melnyk	13,579	*	13,579	*
Dr. David Milch	6,070,073	6.2%	4,351,323	5.3%
All executive officers and directors as a group (14 individuals)	30,501,593	30.2%	28,782,843	33.5%
Five Percent or More Holders:
Althera Medical Ltd.	11,319,771	11.6%	11,319,771	13.7%

*	Less than 1%.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is completed, Alpha Tau shareholders will be entitled to attend and participate in Alpha Tau’s annual general meetings of shareholders. Alpha Tau will provide notice of the date on which its annual general meeting will be held in accordance with the Alpha Tau Articles and the Companies Law.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, the holders of HCCC Common Stock and HCCC warrants will not have appraisal rights in connection with the Business Combination.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with HCCC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Healthcare Capital Corp., 301 North Market Street, Ste. 1414, Wilmington, Delaware 19801. Following the Business Combination, such communications should be sent in care of Alpha Tau, Kiryat HaMada St. 5, Jerusalem, Israel 9777605. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Alpha Tau ordinary shares offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for Alpha Tau by Meitar | Law Offices. The legality of the Alpha Tau warrants offered by this proxy statement/prospectus and certain legal matters relating to U.S. law will be passed upon for Alpha Tau by Latham & Watkins LLP. Certain legal matters will be passed upon for HCCC by Ellenoff Grossman & Schole LLP. Certain Israeli legal matters will be passed upon for HCCC by FISCHER (FBC & Co). Meitar | Law Offices and certain attorneys affiliated with the firm own securities which will convert into less than 1% of Alpha Tau’s ordinary shares on an outstanding basis in connection with the completion of the Business Combination. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm own securities which will convert into less than 1% of Alpha Tau’s ordinary shares in connection with completion of the Business Combination.

EXPERTS

The consolidated financial statements of Alpha Tau Medical Ltd. and its subsidiaries as of December 31, 2019 and 2020, and for each of the two years ended December 31, 2020 included in this prospectus have been so included in reliance on the reports of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The current address of Kost, Forer, Gabbay & Kasierer is 144 Menachem Begin Road, Building A, Tel Aviv 6492102, Israel.

The financial statements of Healthcare Capital Corp. as of December 31, 2020 and for the period from August 18, 2020 (inception) through December 31, 2020, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, HCCC and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of HCCC’s proxy statement. Upon written or oral request, HCCC will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such document may likewise request that HCCC delivers single copies of such document in the future. Stockholders may notify HCCC of their requests by writing or calling HCCC at its principal executive offices at 301 North Market Street, Ste. 1414, Wilmington, Delaware 19801 or (561) 810-0031.

ENFORCEABILITY OF CIVIL LIABILITIES

Alpha Tau is incorporated under the laws of the State of Israel. Service of process upon Alpha Tau and upon its directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of Alpha Tau’s assets and substantially all of Alpha Tau’s directors and officers are located outside the United States, any judgment obtained in the United States against Alpha Tau or any of its directors and officers may not be collectible within the United States.

Alpha Tau has irrevocably appointed Alpha Tau Medical, Inc., Alpha Tau’s wholly-owned subsidiary, as its agent to receive service of process in any action against Alpha Tau in any U.S. federal or state court arising out of the Transactions. The address of Alpha Tau’s agent is 1 Union Street 3rd Floor, Lawrence, MA 01840.

It may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•

the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is capable of being executed in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates. In addition, there is no bilateral treaty between Israel and the United States for the enforcement of civil judgments.

TRANSFER AGENT AND REGISTRAR

The transfer agent and warrant agent for Alpha Tau’s securities will be Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

Alpha Tau has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

HCCC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on HCCC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Healthcare Capital Corp.

301 North Market Street, Ste. 1414

Wilmington, Delaware 19801

Telephone: (561) 810-0031

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than                , 2021.

All information contained in this proxy statement/prospectus relating to Alpha Tau has been supplied by Alpha Tau, and all such information relating to HCCC has been supplied by HCCC. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements of Alpha Tau Medical Ltd.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-3
Consolidated Statements of Operations for each of the two years in the period ended December 31, 2020	F-5
Consolidated Statements of Convertible Preferred Shares and Shareholder’ Deficiency for each of the two years in the period ended December 31, 2020	F-6
Consolidated Statements of Cash Flow for each of the two years in the period ended December 31, 2020	F-7
Notes to Consolidated Financial Statements for each of the three years in the period ended December 31, 2020	F-8

Interim Consolidated Balance Sheets as of June 30, 2021	F-33
Interim Consolidated Statements of Operations as of June 30, 2021	F-35
Interim Consolidated Statements of Change in Convertible Preferred Shares and Shareholders’ Deficiency as of June 30, 2021	F-36
Interim Consolidated Statements of Cash Flow as of June 30, 2021	F-37
Notes to Interim Consolidated Financial Statements	F-38

Audited Financial Statements of Healthcare Capital Corp.
Report of Independent Registered Public Accounting Firm	F-53
Balance Sheet as of December 31, 2020	F-54
Statement of Operations	F-55
Statement of Changes in Shareholders’ Equity	F-56
Statement of Cash Flows	F-57
Notes to Financial Statements	F-58

Unaudited Interim Financial Statements of Healthcare Capital Corp.
Condensed Balance Sheets as of September 30, 2021 (Unaudited) and December 31, 2020	F-69
Condensed Statements of Operations for the Three and Nine Months Ended September 30, 2021 and for the Period from August 18, 2020 (Inception) through September 30, 2020 (Unaudited)	F-70

Condensed Statements of Changes in Stockholders’ (Deficit) Equity for the Three and Nine Months Ended September 30, 2021 and for the Period from August 18, 2020 (Inception) through September 30, 2020 (Unaudited)

F-71
Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2021 and for the Period from August 18, 2020 (Inception) through September 30, 2020 (Unaudited)	F-72
Notes to Unaudited Condensed Financial Statements	F-73

Kost Forer Gabbay & Kasierer 144A Menachem Begin Road Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

ALPHA TAU MEDICAL LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Alpha Tau Medical Ltd. (the “Company”) as of December 31, 2019 and 2020, the related consolidated statements of operations, convertible preferred shares and shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
Tel-Aviv, Israel
August 18, 2021

We have served as the Company’s auditors since 2016.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

		December 31,
	Note	2019	2020

ASSETS

CURRENT ASSETS:
Cash and cash equivalents		$1,831	$15,598
Restricted cash		10	576
Short-term deposits		26,298	30,417
Prepaid expenses and other receivables	3	1,147	864
Notes receivable from warrants exercised		541	—

Total current assets		29,827	47,455

LONG-TERM ASSETS:
Long term prepaid expenses		16	139
Property and equipment, net	4	1,714	5,395

Total long-term assets		1,730	5,534

Total assets		$31,557	$52,989

The accompanying notes are an integral part of the consolidated financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

		December 31,
	Note	2019	2020

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Trade payables		$850	$964
Other payables and accrued expenses	5	499	1,124

Total current liabilities		1,349	2,088

LONG-TERM LIABILITIES:
Warrants to convertible preferred shares	9	5,163	5,366

Total liabilities		6,512	7,454

Commitments and Contingencies	6

Convertible preferred shares, NIS 0.00 par value per share, 18,000,000 and 28,000,000 shares authorized as of December 31, 2019 and 2020, respectively; 7,986,241 and 15,176,521 issued and outstanding as of December 31, 2019 and 2020, respectively	9	25,238	53,964

Shareholders’ deficiency:
Ordinary shares, NIS 0.00 par value per share, 70,000,000 and 80,000,000 shares authorized as of December 31, 2019 and 2020, respectively; 43,968,315 and 44,663,575 shares issued and outstanding as of December 31, 2019 and 2020, respectively	10	—	—
Additional paid-in capital		16,494	17,140
Accumulated deficit		(16,687)	(25,569)
Noncontrolling interests		—	—

Total shareholders’ deficiency		(193)	(8,429)

Total liabilities, convertible preferred shares and shareholders’ deficiency		$31,557	$52,989

The accompanying notes are an integral part of the consolidated financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2019	2020

Research and development, net	$6,636	$7,544

Marketing expenses	397	288

General and administrative	977	1,412

Total operating loss	8,010	9,244

Financial (income) expenses, net	308	(520)

Loss before taxes on income	8,318	8,724

Tax on income	146	158

Net loss	$8,464	$8,882

Less: net loss attributable to noncontrolling interests	$97	$—

Net loss attributable to Alpha Tau Medical Ltd.	$8,367	$8,882

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.22)	$(0.20)

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	37,353,086	44,488,335

The accompanying notes are an integral part of the consolidated financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY

U.S. dollars in thousands (except share data)

	Convertible Preferred Shares		Ordinary Shares		Additional paid-in capital	Accumulated deficit	Non- controlling interests	Total shareholders’ deficit
	Shares	Amount	Shares	Amount
Balances as of January 1, 2019	7,986,241	$25,238	36,657,277	$—	$9,330	$(8,320)	$851	$1,861

Share-based compensation	—	—	—	—	546	—	—	546
Issuance of ordinary shares and warrants to ordinary shares	—	—	1,438,356	—	5,250	—	—	5,250
Exercise of warrants to ordinary shares	—	—	5,872,682	—	1,560	—	—	1,560
Net loss	—	—	—	—	—	(8,367)	(97)	(8,464)
Acquisition of non-controlling interests	—	—	—	—	(192)	—	(754)	(946)

Balances as of December 31, 2019	7,986,241	25,238	43,968,315	—	16,494	(16,687)	—	(193)

Exercise of warrants to ordinary shares	—	—	689,770	—	30	—	—	30
Issuance of ordinary shares upon exercise of share options	—	—	5,490	—	20	—	—	20
Share-based compensation	—	—	—	—	596	—	—	596
Issuance of series B Preferred shares, net *)	7,190,280	28,726	—	—	—	—	—	—
Net loss	—	—	—	—	—	(8,882)	—	(8,882)

Balances as of December 31, 2020	15,176,521	$53,964	44,663,575	$—	$17,140	$(25,569)	$—	$(8,429)

*)	Net of issuance costs of $ 35.

The accompanying notes are an integral part of the consolidated financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2019	2020
Cash flows from operating activities:
Net loss	$(8,464)	$(8,882)
Adjustments to reconcile net loss before allocation to noncontrolling interests to net cash used in operating activities:

Depreciation	66	86
Share-based compensation	546	596
Decrease (increase) in prepaid expenses and other receivables	(525)	160
Change in the fair value of warrants to convertible preferred shares	994	203
Non-cash financial (income) expenses, net	12	(153)
Increase in trade payables	148	114
Increase in other payables and accrued expenses	313	625

Net cash used in operating activities	(6,910)	(7,251)

Cash flows from investing activities:
Short-term deposits	(8,870)	(4,050)
Purchase of property and equipment	(1,293)	(3,767)

Net cash used in investing activities	(10,163)	(7,817)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares and warrants	5,250	—
Proceeds from issuance of series B Preferred shares, net	—	28,726
Proceeds from exercise of warrants	1,019	571
Proceeds from exercise of options	—	20
Acquisition of non-controlling interest	(946)	—

Net cash provided by financing activities	5,323	29,317

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(18)	84

Increase (decrease) in cash, cash equivalents and restricted cash	(11,768)	14,333
Cash, cash equivalents and restricted cash at the beginning of the year	13,609	1,841

Cash, cash equivalents and restricted cash at the end of the year	$1,841	$16,174

Non-cash transactions:
Receivables from exercise of warrants to ordinary shares	$541	$—

Supplemental disclosures of cash flow information:
Income tax payments	$—	$218

Interest received	$780	$541

The accompanying notes are an integral part of the consolidated financial statements.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-	GENERAL

a.	Company description:

Alpha Tau Medical Ltd. (“the Company”) is an Israeli clinical-stage oncology therapeutics company that focuses on research, development and commercialization of Alpha DaRT (Diffusing Alpha-emitters Radiation Therapy) for the treatment of solid cancer. The Company was established in November 2015 and began its operations in January 2016, and shortly thereafter acquired the full rights to the Alpha DaRT technology from Althera Medical Ltd., (“Althera”) (See Note 6b), developed in 2003 at Tel Aviv University (See Note 6d).

In August 2017 the Company established a fully owned subsidiary in the United States - “Alpha Tau Medical Inc.” (hereafter: ATM Inc). ATM Inc began its activity in August 2018.

In January 2018 the Company established a subsidiary in Japan “Alpha Tau Medical KK” (hereafter: ATM KK). ATM KK began its activity in January 2018, initially as a JV that was jointly owned by the Company (holding more than 90% of ATM KK) and HekaBio K.K. In July 2019, the Company acquired full ownership of ATM KK by virtue of a transaction in which the Company invested additional funds into ATM KK, and ATM KK repurchased its own shares that were held by HekaBio K.K. As of December 31, 2019 and 2020, the Company holds 100% of ATM KK.

In July 2019, the Company established a fully owned subsidiary in Canada “Alpha Tau Medical Canada Inc.” (hereafter: ATM Canada Inc). ATM Canada Inc began its activity in March 2020.

b.

The Company’s activities since inception have consisted of performing research and development activities. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations are dependent on future events, including, among other things, its ability to secure financing; obtain further marketing approvals from regulatory authorities; access potential markets; and build a sustainable customer base; attract, retain and motivate qualified personnel; and develop strategic alliances. The Company’s operations are funded by its shareholders and research and development grants and the Company intends to seek further private or public financing as well as make applications for further research and development grants for continuing its operations. Although management believes that the Company will be able to successfully fund its operations, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably.

The Company expects to continue to incur substantial losses over the next several years during its clinical development phase. To fully execute its business plan, the Company will need to complete registrational clinical studies and certain development activities as well as manufacture the required clinical and commercial products in its manufacturing plants. Further, the Company will seek further regulatory approvals prior to commercialization and the Company will need to establish sales, marketing and logistic infrastructures. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-	GENERAL (Cont.)

The Company believes that its current balance of cash and cash equivalents, restricted cash and short-term deposits will be sufficient to meet its business requirements for at least 12 months.

c.

As of December 31, 2020, the Company had cash, cash equivalents, restricted cash and short-term deposits of $46,591. During the year ended December 31, 2020, the Company incurred a net loss of $8,882 and had negative cash flows from operating activities of $7,251. In addition, the Company had an accumulated deficit of $25,569 at December 31, 2020.

Management plans to seek additional equity financing through private and public offerings or strategic partnerships and, in the longer term, by generating revenues from product sales.

The Company’s future operations are highly dependent on a combination of factors, including (i) the timely and successful completion of additional financing discussed above; (ii) completion of all required clinical studies; (iii) the success of its research and development; activities; (iv) manufacture of all required clinical and commercial products; (v) further marketing approvals by the relevant regulatory authorities; and (vi) market acceptance of the Company’s product candidates.

There can be no assurance that the Company will be successful in obtaining additional financing on favorable terms, or at all or will succeed in achieving the clinical, scientific and commercial milestones as detailed above.

d.

The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2020. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”). The significant accounting policies are applied in the preparation of the financial statements on a consistent basis, as follows:

a.	Use of estimates for the preparation of financial statements:

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, the Company’s management evaluates estimates, including those related to fair values of convertible preferred shares warrants, fair values of share-based awards, deferred taxes, and contingent liabilities. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

b.	Consolidated financial statements in U.S. dollars:

The accompanying consolidated financial statements have been prepared in U.S. dollars.

A substantial portion of the Company’s expenses are incurred in New Israeli Shekels. However, the Company finances its operations mainly in U.S. dollars, a substantial portion of its expenses are incurred in U.S. dollars and revenues from its primary markets are anticipated to be generated in U.S. dollars. As such, the Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.

A subsidiary’s functional currency is the currency of the primary economic environment in which the subsidiary operates; normally, that is the currency of the environment in which a subsidiary primarily generates and expends cash. In making the determination of the appropriate functional currency for a subsidiary, the Company considers cash flow indicators, local market indicators, financing indicators and the subsidiary’s relationship with both the parent company and other subsidiaries. For subsidiaries that are primarily a direct and integral component or extension of the parent entity’s operations, the U.S. dollar is the functional currency.

The Company has determined the functional currency of its foreign subsidiaries is the U.S. Dollar. The foreign operations are considered a direct and integral part or extension of the Company’s operations. The day-to-day operations of the foreign subsidiaries are dependent on the economic environment of the U.S. Dollar.

Transactions and balances denominated in U.S. dollars are presented at their original amounts. Monetary accounts maintained in currencies other than the dollar are re-measured into dollars in accordance with Accounting Standards Codification No. 830, “Foreign Currency Matters” (“ASC 830”). All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents are short-term, highly liquid investments that are readily convertible into cash with an original maturity of three months or less, at the date acquired.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.	Restricted cash:

Restricted cash is primarily invested in bank deposit and is used as security for the Company’s lease commitments. The following table provides a reconciliation of the cash and cash equivalents balances reported on the balance sheets and the cash, cash equivalents and restricted cash balances reported in the statements of cash flows:

	December 31,
	2019	2020

Cash and cash equivalents, as reported on the balance sheets	$1,831	$15,598
Restricted cash, as reported on the balance sheets	10	576

Cash, cash equivalents, and restricted cash, as reported in the statements of cash flows	$1,841	$16,174

f.	Short-term deposits:

A short-term bank deposit is a deposit with a maturity of more than three months but less than one year. Deposits in U.S. dollars bear interest at rates ranging from 1.50%-2.31% and 0.05%-1.65%, per annum, as of December 31, 2019 and 2020, respectively. Short-term deposits are presented at cost, which approximates market value due to their short maturities.

g.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following rates:

%

Computers and software	33
Laboratory equipment	10 – 15
Furniture and office equipment	7 – 15
Cars	20
Manufacturing plants	10
Leasehold improvements	Over the shorter of the term of the lease or its useful life

h.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”), whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

During the years ended December 31, 2020 and December 31, 2019, no impairment losses have been recorded.

i.	Research and development expenses, net:

Research and development expenses consist of personnel costs (including salaries, benefits and share-based compensation), materials, consulting fees and payments to subcontractors, costs associated with obtaining regulatory approvals, executing pre-clinical and clinical studies and maintenance and prosecution of the Company’s intellectual property rights. In addition, research and development expenses include overhead allocations consisting of various administrative and facilities related costs. The Company charges research and development expenses as expenses when incurred.

Grants from the Israeli Innovation Authority (IIA) are offset against research and development costs at the later of when grant receipt is assured or the expenses are incurred.

j.	Accounting for share-based payments:

The Company accounts for share based compensation in accordance with ASC No. 718, “Compensation - Stock Compensation” that requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The Company recognizes compensation expenses for the value of its awards granted based on the straight-line attribution method over the requisite service period of each of the awards. The Company recognizes forfeitures of awards as they occur.

The Company selected the Black-Scholes option-pricing model as the most appropriate fair value method for its option awards. The option-pricing model requires a number of assumptions, of which the most significant are the share price, volatility and the expected option term.

The fair value of ordinary share underlying the options has historically been determined by management and the board of directors. Because there has been no public market for the Company’s ordinary shares, the board of directors has determined fair value of an ordinary share at the time of grant of the option by considering a number of objective and subjective factors including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, amongst other factors.

The fair value of the underlying ordinary shares will be determined by the board of directors until such time as the Company’s ordinary shares are listed on an established stock exchange.

The computation of expected volatility is based on actual historical share price volatility of comparable companies. For option grants that are considered to be “plain vanilla,” the Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. The Company has historically not paid dividends and has no foreseeable plans to pay dividends and, therefore, uses an expected dividend yield of zero in the option pricing model. The risk-free interest rate is based on the yield of U.S. treasury bonds with equivalent terms as the expected term of the options.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

	Year ended December 31,
	2019	2020

Expected term (years)	5.4-7.1	2.0-6.2
Expected volatility	85.3%-88.6%	90.8%-102.1%
Risk-free interest rate	1.9%-2.6%	0.1%-0.5%
Expected dividend yield	0%	0%

Total share-based compensation expenses related to employees, consultants and other service providers for the years ended December 31, 2019 and 2020, amounted to $ 546 and $ 596, respectively.

k.	Grants and participations:

Royalty-bearing grants from the Israeli Innovation Authority (“IIA”) (previously known as Office of the Chief Scientist) of the Ministry of Economy and Industry in Israel for funding of approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred, and are presented as a deduction from research and development expenses.

Since the payment of royalties is not probable when the grants are received, the Company does not record a liability for amounts received from IIA until the related revenues are recognized. In the event of failure of a project that was partly financed by IIA, the Company will not be obligated to pay any royalties or repay the amounts received.

The Company recognized participations in research and development as a reduction from research and development expenses in the amount of $ 571 and $ 878 for the years ended December 31, 2019 and 2020, respectively.

l.	Convertible preferred shares and convertible preferred shares warrant liability:

The Company’s preferred shares are considered a “freestanding financial instrument” pursuant to ASC 480 “Distinguishing Liabilities from Equity” and are redeemable in a deemed liquidation event, which is not under the control of the Company; thus, the Company classified the shares outside permanent equity pursuant to ASC 480-10-S99. As of December 31, 2019, and 2020, the Company did not adjust the carrying values of the shares to the deemed liquidation values of such shares since a deemed liquidation event was not probable.

The Company’s warrants to purchase the Company’s convertible preferred shares are considered a “freestanding financial instrument” pursuant to ASC 480. The warrants were classified as a liability on the balance sheet, initially and subsequently measured at fair value through earnings, as the underlying shares are contingently redeemable (upon a deemed liquidation event, which is not under the Company’s control) and, therefore, embody an obligation that is indexed to an obligation to repurchase the Company’s shares by transferring assets. The change in fair value of the warrants is recognized as a component of financial expenses, net, in the statements of operation.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Fair value of financial instruments:

The Company applies ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), pursuant to which fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.

Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

Fair value is an exit price, representing the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

•	Level 1- Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 - Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying amounts of cash and cash equivalents, short-term deposits, prepaid expenses, other receivables, trade payables, other accounts payable and accrued expenses approximate their fair value due to the short-term maturity of such instruments.

The financial instruments carried at fair value on the Company’s consolidated balance sheets as of December 31, 2019 and 2020 are warrants to convertible preferred shares classified as a liability (See Note 7).

The following methods and assumptions were used by the Company in estimating their fair value disclosures for financial instruments:

The fair value measurement of warrants to convertible preferred shares are measured using unobservable inputs that require a high level of judgment to determine fair value, and thus are classified as Level 3 financial instruments. To calculate the fair value of the warrants, the

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Company first calculated the underlying preferred share value by using the income approach and the market approach. Then the equity value was allocated by using the hybrid model method utilizing two scenarios of OPM and IPO. Once the preferred shares value was derived from the two scenarios, the Black-Scholes model was utilized to calculate the warrants value in each one of the scenarios. Then, probability for each one of the scenarios was applied by the Company to derive the weighted average fair value of the warrants.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

n.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, to reduce deferred tax assets to their estimated realizable value, if needed.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2019, and 2020 no liability for unrecognized tax benefits was recorded as a result of ASC 740.

o.	Concentration of credit risks:

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, restricted cash and short-term deposits.

Cash, cash equivalents and short-term deposits are deposited in major banks in Israel and abroad. Such investments in Israel and abroad may be in excess of insured limits and are not insured in other jurisdictions. Generally, cash and cash equivalents may be redeemed upon demand and, therefore, bear minimal risk.

p.	Severance pay:

All the Company’s employees who are Israeli citizens have subscribed to Section 14 of Israel’s Severance Pay Law, 5723-1963 (“Section 14”). Pursuant to Section 14, employees covered by this section are entitled to monthly deposits at a rate of 8.33% of their monthly salary, made on their behalf by the Company. Payments in accordance with Section 14 release the Company from any future severance liabilities in respect of those employees. Neither severance pay liability nor severance pay fund under Section 14 for such employees is recorded on the Company’s consolidated balance sheets.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Severance pay expense for the years ended December 31, 2019 and 2020 amounted to $ 117 and $ 194, respectively.

q.	Contingent liabilities:

The Company accounts for its contingent liabilities in accordance with ASC 450, “Contingencies” (“ASC 450”). A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2020, no provision is recorded.

r.	Basic and diluted net loss per share:

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis, on an as-converted basis. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

s.	Non-controlling interests

The consolidated financial statements included the Company’s accounts and the accounts of the Company’s wholly- and majority-owned subsidiaries. Non-controlling interest positions of our consolidated entities are reported as a separate component of consolidated equity from the equity attributable to the Company’s shareholders.

t.	Recently adopted accounting pronouncements:

As an “emerging growth company”, the Jumpstart Our Business Startups Act (JOBS Act) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to the nonemployees with the requirements for share-based payments granted to employees. The guidance is effective as of January 1, 2020, and interim periods in fiscal years beginning January 1, 2021, using a modified retrospective approach. Early adoption is permitted. The Company adopted the guidance for all of its share-based payment granted to nonemployees.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This guidance adds, modifies and removes several disclosure requirements relative to the three levels of inputs used to measure fair value in accordance with Topic 820, Fair Value Measurement. This guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. As such, the Company adopted this standard effective January 1, 2020. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

u.	Recently Issued Accounting Pronouncements and not yet adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases, which would require lessees to recognize assets and liabilities on the balance sheet for most leases, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. Under the new guidance, the Company would also require to provide enhanced disclosures. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is in the initial stage of its assessment of the new standard and is currently evaluating the timing of adoption, the quantitative impact of adoption, and the related disclosure requirements. The Company anticipates the adoption of this standard will result in an increase in its noncurrent assets, and current and noncurrent liabilities recorded on the consolidated balance sheets. The Company is currently evaluating the effect that ASU No. 2016-02 will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

NOTE 3:-	PREPAID EXPENSES AND OTHER RECEIVABLES

	December 31,
	2019	2020
Government authorities	$512	$472
Prepaid expenses	612	387
Other receivables	23	5

	$1,147	$864

NOTE 4:-	PROPERTY AND EQUIPMENT, NET

	December 31,
	2019	2020
Cost:
Manufacturing plants *)	$1,410	$5,058
Computers and software	106	128
Laboratory equipment	202	251
Furniture and office equipment	17	37
Car	29	57
Leasehold improvements	34	34

	1,798	5,565

Accumulated depreciation	84	170

Depreciated cost	$1,714	$5,395

Depreciation expenses amounted to $ 66 and $ 86 for the years ended December 31, 2019 and 2020, respectively.

*)	As of December 31, 2020, the Company did not start the depreciation of the manufacturing plants as the manufacturing plants were not ready for its intended use.

NOTE 5:-	OTHER PAYABLES AND ACCRUED EXPENSES

	December 31,
	2019	2020
Employees and payroll accruals	$250	$525
Accrued expenses	206	551
Related parties trade payables	43	48

	$499	$1,124

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:-	COMMITMENTS AND CONTINGENT LIABILITIES

a.

The Company’s facilities are leased under operating lease agreements for periods ending no later than 2035. The Company also leases motor vehicles under various operating leases, the latest of which expires in 2023.

Certain motor vehicles of the Company are rented under non-cancellable operating lease agreements.

Future minimum lease payments under operating leases as of December 31, 2020 are as follows:

As of December 31, 2020
2021	$689
2022	656
2023	599
2024	572
2025	573
Thereafter	5,363

$8,452

As of December 31, 2020, the Company made advance payments on account of car leases in the amount of $ 33 and for facilities rental in the amount of $ 106.

Rental and lease expenses for the years ended December 31, 2019 and 2020 were $ 158 and $ 408, respectively.

b.

The Company has received grants from the IIA to finance its research and development programs in Israel, through which the Company received IIA participation payments in the aggregate amount of $ 2,453 through December 31, 2020. In return, the Company is committed to pay IIA royalties at a rate of 3-3.5% of future sales of the developed products, up to 100% of the amount of grants received plus interest at LIBOR rate. Through December 31, 2020, no royalties have been paid or accrued. In addition, under the intellectual property purchase agreement with Althera, the Company assumed all of Althera’s liabilities towards the IIA totaling $ 474 of grants received by Althera (plus accrued interest at LIBOR rate). The Company’s contingent royalty liability to the IIA at December 31, 2020, including grants received by the Company, grants assumed from Althera and the associated LIBOR interest accrued on all such grants, totaled $ 3,391.

In December 2020, the Company received an advance payment of $ 282 toward a non-royalty-bearing grant program from the IIA, which is effective from January 1, 2021. This amount is presented as an accrued expense.

c.

Under the February 2, 2016 intellectual property purchase agreement with Althera, the Company is obligated to pay Althera a fixed rate of 2% (plus VAT) of Company’s future gross revenues (as defined in the agreement) that are derived from the purchased intellectual property, up to a maximum amount of $ 1,500 (plus VAT), in the aggregate, with the potential to set off against certain payments made by the Company to the IIA.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:-	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

d.

The Company also entered into intellectual property agreements with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University (“Ramot”) on April 21, 2016 and July 14, 2016, all as amended on May 5, 2019, pursuant to which the Company is obligated to pay Ramot a fixed royalty of 2.5% on net sales of all of the Company’s products (as defined in the agreement) by the Company and its affiliates, with no set maximum. The royalty will be payable as of the first commercial sale (as defined in the agreement), until the later of: 15 years; or until the last to expire of the patents or patent applications from research developed at Tel Aviv University and assigned to the Company, on a country-by-country, product-by-product basis. The Company is also obligated to pay a 7% royalty (and in no event less than 0.65% of the net sales of Company products sold by the Company’s licensees in a given year) on any royalties or revenues received by the Company from its licensees.

e.

Under an Operations Partner Agreement between the Company and services provider HekaBio K.K. of May 21, 2019, the Company makes certain payments to HekaBio K.K. in exchange for consulting and administrative services in Japan, as well as payments upon the achievement of certain clinical and regulatory milestones. In addition, if HekaBio K.K. successfully assists the Company in obtaining regulatory marketing approval of the Company’s products in Japan, then the Company is to grant to HekaBio K.K. options to acquire 300,000 of the Company’s ordinary shares at a price of $ 4.00 each, and to pay HekaBio K.K. a royalty of 3.5% of the reimbursement price (as defined in the agreement) of such products in Japan and 10% of revenues received by the Company from distribution receipts (as defined in the agreement) for such products in Japan. As of December 31, 2020, no such options were granted.

f.

On November 18, 2018 and July 29, 2019, the Company entered into research and license agreements with BGN Technologies, the technology transfer company of Ben Gurion University (“BGN”), wherein the Company will pay BGN a royalty of 3% on net sale revenues received by the Company deriving from new intellectual property developed at Ben Gurion University for the Company, up to an aggregate of $ 10,000, and 2% for all such net sale revenues in excess thereof, as well as 8% of all license revenues (all as defined in the agreement). Where the university research results in an improvement upon existing Company intellectual property, rather than generating wholly new intellectual property, the royalty rate is reduced to 1.5% and 0.75%, respectively, of net sale revenues, and 4% of license revenues (See Note 13c).

g.

On December 1, 2020, the Company entered into a clinical trial agreement with Cambridge University Hospitals NHS Trust, wherein Cambridge will receive 5% of any marginal increase in the Company’s net sales (all as defined in the agreement) generated on account of any patent or patent claim granted from the research performed in such trial, and 2% of the Company’s net sales (minus the aforementioned marginal increase payment) received for the treatment of Squamous Cell Carcinoma of the vulva, for three years from the date of first sale, world-wide.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 7:-	FAIR VALUE MEASUREMENTS

Financial instruments measured at fair value on a recurring basis include warrants to convertible preferred shares (See Note 9). The warrants are classified as a liability in accordance with ASC 480-10-25. These warrants were classified as level 3 in the fair value hierarchy since some of the inputs used in the valuation (the share price) were determined based on management’s assumptions.

The following table summarizes the assumptions used by the Company in the Black-Scholes model:

	December 31,
	2019	2020
Expected term	3	2.25
Expected dividend yield	0%	0%
Expected volatility	78.11%	96.83%
Risk-free interest rate	1.91%	0.42%

The change in the fair value of the preferred share warrants liability is summarized below:

	2019	2020
Beginning of year	$4,169	$5,163
Change in fair value	994	203

End of year	$5,163	$5,366

NOTE 8:-	INCOME TAXES

a.	Tax rates applicable to Company:

The corporate tax rate in Israel in 2019 and 2020 was 23%.

The Company has the status of an “Preferred Company” and “Preferred Technological Enterprise”, as defined in the Law for the Encouragement of Capital Investments, 5719-1959 and is subject to a reduced tax rate. The reduced tax rates at development area A in which the Company’s offices are located is 7.5%, subject to various conditions.

b.	Income taxes on non-Israeli subsidiaries:

The Company’s subsidiaries are separately taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

Tax rate applicable to ATM Inc:

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “U.S. Tax Reform”); a comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes, most of which are effective for tax years beginning after December 31, 2017, include several key tax provisions that might impact the Company, among others: (i) a permanent reduction to the statutory federal corporate income tax rate from 35% (top rate) to 21% (flat rate) effective for tax years beginning after December 31,

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 8:-	INCOME TAXES (Cont.)

2017 ((ii) stricter limitation on the tax deductibility of business interest expense; (iii) a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a territorial system (along with certain rules designed to prevent erosion of the U.S. income tax base) (iv) a one-time deemed repatriation tax on accumulated offshore earnings held in cash and illiquid assets, with the latter taxed at a lower rate and (v) an expansion of the U.S. controlled foreign corporation (“CFC”) anti deferral starting with the CFC’s first tax year beginning in 2018 intended to tax in the U.S. “global intangible low-taxed income” (“GILTI”).

Tax rate applicable to ATM KK (Japan-Tokyo):

The General Corporation tax (national tax in Japan) rate is 23.2% for fiscal years beginning after April 2018. Local taxes are also applicable in different rates and may result in a higher effective tax rate (for example, for Tokyo-based companies the effective statutory tax rate would generally be 30.62% for large companies, and 33.6% for small companies). Special rate of 15% is applicable on the first JPY 8M for small and medium companies (19% for larger companies for fiscal years from April 2019).

c.	The components of the net loss (income) before income taxes were as follows:

	Year ended December 31,
	2019	2020
Domestic (Israel)	$8,898	$9,322
Foreign	(580)	(598)

Total	$8,318	$8,724

Income tax expense was as follows:

	Year ended December 31,
	2019	2020
Current:
Domestic (Israel)	$—	$—
Foreign	146	158

Total current income tax expense	146	158

Deferred:
Domestic (Israel)	—	—
Foreign	—	—

Total deferred income tax expense	—	—

Income tax expense	$146	$158

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 8:-	INCOME TAXES (Cont.)

d.	Net operating losses carry forward:

The Company has accumulated losses for tax purposes as of December 31, 2020 in the amount of approximately $ 19 million which may be carried forward and offset against taxable income in the future for an indefinite period.

e.	Deferred taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets are comprised of operating loss carryforwards and other temporary differences.

Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2019	2020
Reserves and allowances	$4	$22
Research and development expenses	319	482
Intangible assets	54	44
Stock base compensation	26	134
Loss carryforward	830	1,551

Deferred tax assets before valuation allowance	1,233	2,233
Less - valuation allowance	(1,233)	(2,233)

Net deferred tax assets	$—	$—

Management currently believes that since the Company has a history of losses, and there is uncertainty with respect to future taxable income of the Company, it is more likely than not that the deferred tax assets will not be utilized in the foreseeable future. Thus, a full valuation allowance was provided to reduce deferred tax assets to their realizable value.

In 2019 and 2020 the main reconciling item for the Company’s tax rate is tax loss carryforwards and temporary differences, for which a full valuation allowance was provided.

f.	Tax assessment:

The Company has not received assessments since its inception.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:-	CONVERTIBLE PREFERRED SHARES AND WARRANTS

a.	The Composition of the Company’s Convertible Preferred shares is as follows:

	December 31, 2019
	Authorized	Issued and outstanding	Carrying amount	Liquidation Preference
Series A Convertible Preferred shares of NIS 0 par value	18,000,000	7,986,241	$25,238	$36,437
Series B Convertible Preferred shares of NIS 0 Par value	—	—	—	—

Total	18,000,000	7,986,241	$25,238	$36,437

	December 31, 2020
	Authorized	Issued and outstanding	Carrying amount	Liquidation Preference
Series A Convertible Preferred shares of NIS 0 par value	18,000,000	7,986,241	$25,238	$36,437
Series B Convertible Preferred shares of NIS 0 Par value	10,000,000	7,190,280	28,726	28,761

Total	28,000,000	15,176,521	$53,964	$65,198

The Company issued Series A convertible preferred shares in 2018 and Series B convertible preferred shares in 2020. The Company classifies the convertible preferred shares outside of shareholders’ deficiency as required by ASC 480-10-S99, since these convertible preferred shares are entitled to liquidation preferences which may trigger a deemed liquidation event that is not solely within the Company’s control.

Pursuant to the Company’s Amended and Restated Articles of Incorporation (the “AoA”), a deemed liquidation event would occur, inter alia, upon the closing of the transfer of the Company’s securities to a person or a group of affiliated persons, in one or a series of related transactions, if immediately after such transaction, such person or group of affiliated persons would hold 50% or more of the outstanding voting shares of the Company and upon the occurrence of the events listed in the AoA. For the years ended December 31, 2019 and 2020, the Company did not adjust the carrying values of the convertible preferred shares to the deemed liquidation values of such shares since a deemed liquidation event was not probable at each balance sheet date. Subsequent adjustments to increase the carrying values to the ultimate liquidation values will be made only when it becomes probable that such a deemed liquidation event will occur.

b.	Preferred shares rights:

The Preferred A and the Preferred B shares (collectively, the “Preferred Shares”) confer upon their holders all the rights conferred by ordinary shares, in addition to certain rights stipulated in the Company’s AoA, inter alia, the following:

Dividend rights - the convertible Preferred B shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend to the holders of any other class of

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:-	CONVERTIBLE PREFERRED SHARES AND WARRANTS (Cont.)

shares, including the Preferred A shares, for each Preferred B share, cumulative dividends (whether paid in cash or otherwise) if and when declared by the Company’s board of directors, in an amount equal to the Preferred B share original issue price (the “Series B Dividend Preference”).

Following the payment in full of all of the Series B Dividend Preference, the convertible Preferred A shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend to the holders of any other class of shares, including the ordinary shares, for each Preferred A share, cumulative dividends (whether paid in cash or otherwise) if and when declared by the Company’s board of directors, in an amount equal to 1.25x the Preferred A share original issue price (the “Series A Dividend Preference”).

Following the payment in full of all of the Series A Dividend Preference, the holders of the Preferred Shares and the ordinary shares shall be entitled to receive, on a pro-rata, as-converted basis, any and all other dividends distributed by the Company.

Liquidation rights - In the event of any event of liquidation or deemed liquidation event, the Company shall distribute all distributable proceeds first to the holders of the Preferred B shares, on a pro-rata basis among themselves, prior to and in preference to any payments to any of the holders of any other classes of shares, for each Preferred B share, the greater of: (a) the Preferred B share original issue price, plus an amount equal to the declared but unpaid dividends, less any Series B Dividend Preference amount previously declared and actually paid, and (b) the pro rata portion of the distributable proceeds the Preferred B shares would receive if all the distributable proceeds were distributed to all shareholders, on a pro-rata and as-converted-to-ordinary shares basis (the “Series B Preference”). In the event of insufficient distributable proceeds, distribution shall be done ratably among the holders of the Preferred B shares.

Following payment in full of the Series B Preference, the Company shall distribute the remaining distributable proceeds to the holders of Preferred A shares, on a pro-rata basis among themselves, prior to and in preference to any payments to any of the holders of any other classes of shares, for each Preferred A share, the greater of: (a) 1.25x the Preferred A share original issue price, plus an amount equal to the declared but unpaid dividends, less any Series A Dividend Preference amount previously declared and actually paid, and (b) the pro rata portion of the distributable proceeds the Preferred A shares would receive if all the distributable proceeds were distributed to all shareholders, on a pro-rata and as-converted-to-ordinary shares basis (the “Series A Preference”). In the event of insufficient distributable proceeds, distribution shall be done ratably among the holders of the Preferred A shares.

Following the payment in full of the Series A Preference, the holders of the ordinary shares shall be entitled to receive, on a pro rata basis among themselves, any and all remaining distributable proceeds.

Voting rights - each holder of Preferred Shares is entitled to one vote per each share held by it (on an as-converted-to-ordinary share basis).

Conversion - each Preferred Share is automatically convertible into ordinary shares, at the respective holder’s option, or automatically upon a qualified IPO of the Company or upon

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:-	CONVERTIBLE PREFERRED SHARES AND WARRANTS (Cont.)

written demand of the Investor Majority (each as defined in the AoA) for each respective class of shares. The initial conversion ratio for each Preferred Share is 1:1. The conversion price per Preferred Share will be adjusted in the event of recapitalizations, share splits, ordinary share dividends, subdivisions and combinations of ordinary shares, as well in the event of certain anti-dilution events.

c.	Financing rounds:

In September 2018, the Company entered into a Share Purchase Agreement (as amended, the “2018 SPA”) with new and existing investors, pursuant to which 7,986,241 Preferred A shares and 3,993,143 warrants to Preferred A share were issued in consideration of approximately $ 29,150, reflecting a price per share of $3.65. Total issuance expenses were amounted to $ 91. The warrants to Preferred A Shares were recorded at fair value in the amount of $ 3,821 and the residual amount was allocated to the Preferred A Shares. The Preferred A shares can be converted into ordinary shares at a conversion ratio of 1:1, however such ratio is subject to amendment in certain situations and was adjusted in the context of the 2020 SPA, as more fully described above.

In April 2020, the Company entered into a Preferred B Share Purchase Agreement (as amended, the “2020 SPA”) with new and existing investors, pursuant to which 7,190,280 Preferred B shares were issued in consideration of approximately $ 28,761, reflecting a price per share of $ 4.00. Total issuance expenses amounted to $ 35. The Preferred B shares can be converted into ordinary shares at a conversion ratio of 1:1, subject to adjustment in certain situations, more fully described above.

In conjunction with the 2020 SPA, the Company and the holders of the Preferred A shares agreed on a modified adjustment to the conversion ratio of Preferred A shares into ordinary shares as compared to the AoA in effect at that time. The conversion ratio of the Preferred A shares was adjusted to approximately 1.07:1, such that 7,986,241 Preferred A shares can be converted into 8,573,462 ordinary shares of the Company.

The revised Preferred A share conversion ratio, along with other amendments in the new agreement, did not result a substantial change in the fair value of the Preferred A shares. Therefore, the amendment to the agreement was accounted for as a modification.

d.	Warrants to purchase Preferred A shares:

Under the 2018 SPA, the Company had initially granted the Preferred A share investors an aggregate number of 3,993,143 warrants convertible into Preferred A shares of the Company (“Preferred A Warrants”), with an exercise price of $ 4.5625. The number of warrants issued is subject to similar adjustments as the conversion ratio of the Preferred A shares. In connection with the 2020 SPA, the Warrants agreement was modified, and the Company subsequently granted the Preferred A share investors approximately 7% additional Preferred A Warrants, increasing the aggregate number of Preferred A Warrants to 4,286,762, and reducing the exercise price to $ 3.50 per share. Since the Warrants were classified as a liability and subsequently measured at fair value through earnings, the effect of The Preferred A Warrants modification was reflected in the fair value of the warrants and recognized in earnings. The warrants may be converted at any time until September 16, 2024.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:-	CONVERTIBLE PREFERRED SHARES AND WARRANTS (Cont.)

All outstanding Preferred A Warrants are classified as a long-term liability and are re-measured at each reporting date, as the underlying shares may be redeemed upon an event which is not solely in the control of the Company.

As of December 31, 2020, 4,286,762 Preferred A Warrants are outstanding.

NOTE 10:-	SHAREHOLDERS’ DEFICIENCY

a.	Ordinary share capital is composed as follows:

	December 31, 2019		December 31, 2020
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Number of shares
Ordinary shares of NIS 0.0 par value	70,000,000	43,968,315	80,000,000	44,663,575

b.	Ordinary shares rights:

(i)

The ordinary shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share represents one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation.

(ii)	In July 2019, HekaBio K.K. invested an amount of $ 5,250 into the Company, in exchange for 1,438,356 ordinary shares and 719,178 warrants to ordinary shares of the Company.

c.	Share option plans:

The Company has authorized through its 2016 Share Option Plan (the “Plan”), an available pool of Ordinary shares of the Company from which to grant options to officers, directors, advisors, management and other key employees of up to 6,108,033 ordinary shares. The options granted generally have a four-year vesting period and expire ten years after the date of grant, subject to the terms set forth in the Plan. Options granted under the Plan that are cancelled or forfeited before expiration become available for future grant. As of December 31, 2020, 883,893 of the Company’s options are available for future grants.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:-	SHAREHOLDERS’ DEFICIENCY (Cont.)

A summary of the status of options under the Plan as of December 31, 2020 and changes during the relevant period ended on that date is presented below:

	Year ended December 31, 2020
	Number of options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual life (years)
Outstanding at beginning of year	4,829,000	$2.92	$491,640	8.339
Granted	503,650	$4.00
Exercised	(5,490)	$3.65
Forfeited	(108,510)	$3.83

Outstanding at end of year	5,218,650	$3.00	$1,258,020	7.659

Exercisable options	3,438,532		$1,244,970	7.184

The total equity-based compensation expense related to all of the Company’s equity-based awards recognized for the year ended December 31, 2019 and 2020, was comprised as follows:

	Year ended December 31,
	2019	2020
Research and development	$380	$372
Marketing expenses	18	20
General and administrative	148	204

Total share-based compensation expense	$546	$596

As of December 31, 2020, there were unrecognized compensation costs of $ 983, which are expected to be recognized over a weighted average period of approximately 2.45 years. The weighted average exercise price of the Company’s options granted during the year ended December 31, 2019 and 2020 was $ 3.68 and $ 4.00, respectively.

d.	Warrants to investors:

(i)

As part of 2016 investment round, the Company granted the investors 7,500,000 warrants. In December 2019, these warrants were exercised into 5,872,682 ordinary shares of no par value, of them 1,560,292 were exercised on a cash basis in consideration of approximately $ 1,560, and 5,939,708 were exercised on a cashless basis at a ratio of approximately 0.73 ordinary share per exercised warrant.

(ii)	As part of the 2018 SPA, the Company granted 10,000 warrants to ordinary shares to a public service foundation in Israel.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:-	SHAREHOLDERS’ DEFICIENCY (Cont.)

(iii)

In July 2019, as part of the investment round of HekaBio K.K, the investors received 719,178 warrants to ordinary shares with an exercise price of $ 4.5625 to be exercised within 4 years from grant date.

e.	Warrants to consultants:

(i)	In April 2016, 75,000 warrants to ordinary shares were issued to a consultant for services received to be exercised within 7 years from grant date.

(ii)

In April 2020, 971,630 warrants were exercised into 614,770 ordinary shares of no par value, for $ 30 received in cash and the rest exercised on a cashless basis. In addition, in November 2020, 100,000 warrants were exercised into 75,000 ordinary shares of no par value, all on a cashless basis.

NOTE 11:-	FINANCIAL EXPENSES, NET

	Year ended December 31,
	2019	2020
Financial expenses:

Foreign currency transaction loss, net	$79	$—
Revaluation of warrants	994	203
Others	11	14

Total financial expenses	1,084	217

Financial income:

Foreign currency transaction profit, net	—	101
Interest from deposits	776	613
Others	—	23

Total financial income	776	737

Financial expenses (income), net	$308	$(520)

NOTE 12:-	BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net loss per Ordinary share:

	Year ended December 31,
	2019	2020
Numerator:

Net loss attributable to Ordinary shareholders	$(8,367)	$(8,882)

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12:-	BASIC AND DILUTED NET LOSS PER SHARE (Cont.)

	Year ended December 31,
	2019	2020

Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	37,353,086	44,488,335

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.22)	$(0.20)

The potential shares of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	Year ended December 31,
	2019	2020
Convertible preferred shares	7,986,241	15,176,521
Outstanding share options	4,829,000	5,218,650
Warrant to Preferred A shares	3,993,143	4,286,762
Warrants	9,319,178	1,819,178

	26,127,562	26,501,111

NOTE 13:-	GEOGRAPHIC INFORMATION

Financial information is available for evaluation by the chief operating decision maker, the Company’s Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment. Operating segments are defined as components of an enterprise in which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance.

Property and equipment, net by geographic location are as follows:

	December 31,
	2019	2020
Israel	$281	$3,540
United States	1,433	1,855

Total property and equipment, net	$1,714	$5,395

Property and equipment, net is attributed to the geographic location in which it is located.

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 14:-	SUBSEQUENT EVENTS

a.

In March 25, 2021, the Company received confirmation from the Israel Innovation Authority (IIA) for a research and development program in 2021 in the amount of up to NIS 23,160 thousand, with a participation rate of 30%, in accordance with the provisions of The Law for the Encouragement of Industrial Research and Development.

b.

In April 20, 2021, the Company received confirmation from the IIA of a grant for a second research and development program in 2021, related to the “Pilot Program with Prominent International Beta Sites” framework in the amount of up to NIS 4,654 thousand with a participation rate of 40%, subject to the execution of collaboration agreements with the beta sites, which is currently in progress.

c.

On May 12, 2021, the Company amended its agreements with BGN, such that the Company will wholly own any intellectual property that is developed jointly by Ben Gurion University and others (including the Company), and BGN will receive 0.75% royalties on all sales of the Company’s alpha radiation products, net of certain deductions and irrespective of the intellectual property underlying such sales, or 1.5% royalties on sales of products that contain intellectual property owned by Ben Gurion University, net of certain deductions. BGN will receive 4% of license revenues (as defined in the agreements) that relate to jointly developed intellectual property, and 8% of license revenues that relate to intellectual property developed solely by Ben Gurion University. The parties also agreed that the Company will continue to conduct research at Ben Gurion University for as long as the researchers wish so and the parties have agreed on a research budget in good faith.

d.	Merger Agreement with Healthcare Capital Corp. and PIPE Subscription Agreements:

On July 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Healthcare Capital Corp., a Delaware corporation (“HCCC”), and Archery Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into HCCC (the “Merger”), with HCCC surviving the merger as a wholly owned subsidiary of the Company.

As a result of the Merger Agreement, and upon consummation of the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Transactions”), HCCC will become a wholly owned subsidiary of the Company, with the shareholders of HCCC becoming shareholders of the Company.

Pursuant to the Merger Agreement, and immediately prior to the consummation of the Merger and sale of secondary shares to other investors under a PIPE (Private Investment in Public Equity) transaction (the time of such consummation, the “Effective Time”), the Company shall effect a recapitalization whereby (i) the Company will adopt amended and restated articles of association, (i) each preferred share of the Company will be automatically converted into such number of the Company’s ordinary shares as determined in accordance with the Company’s existing articles of association; (ii) each of the Company’s ordinary shares that is issued and outstanding immediately prior to the Effective Time will be split into 0.905292 ordinary shares of the Company (rounded to the nearest whole number), such that the value of each of the Company’s ordinary shares will equal $ 10.00 per share, based upon the agreed pre-money equity value of the Company (the “Share Split”); and (iii) outstanding securities convertible into securities of the Company shall be adjusted to

ALPHA TAU MEDICAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 14:-	SUBSEQUENT EVENTS (Cont.)

give effect to the foregoing transactions and remain outstanding. Additionally, concurrently with the closing of the Merger, Alpha Tau will issue securities pursuant to the Subscription Agreements, as described in more detail below.

Following the recapitalization, (a) immediately prior to the Merger, each share of Class B common stock of HCCC will be cancelled automatically and converted into one share of Class A common stock of HCCC, (b) after giving effect to the foregoing and in connection with the Merger, each share of Class A common stock of HCCC issued and outstanding will be converted automatically into one Company ordinary share, and (c) each outstanding warrant of HCCC will be converted into a warrant of the Company and convertible into the Company’s ordinary shares.

On July 7, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate of 9,153,000 of the Company’s ordinary shares (on a post-Share Split basis) for an aggregate purchase price of up to $ 91,530 (the “PIPE Investment”) immediately prior to the Effective Time, on the terms and subject to the conditions set forth therein.

On August 8, 2021, the Company granted 1,139,133 shares as restricted share awards (the “RSUs”) and 1,126,707 options, with a strike price of $10.41. After the Share Split immediately prior to the Effective Time, 1,031,250 RSUs and 1,020,000 options with a strike price of $11.50 will be outstanding. The RSUs and options vest over a four-year service period which commences at the closing of the Merger Agreement.

- - - - - - - - - - - - -

ALPHA TAU MEDICAL LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30,	December 31,
	2021	2020
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$11,132	$15,598
Restricted cash	584	576
Short-term deposits	27,897	30,417
Prepaid expenses and other receivables	824	864

Total current assets	40,437	47,455

LONG-TERM ASSETS:
Long term prepaid expenses	198	139
Property and equipment, net	6,249	5,395

Total long-term assets	6,447	5,534

Total assets	$46,884	$52,989

The accompanying notes are an integral part of the interim unaudited consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	Note	June 30,	December 31,
		2021	2020
		Unaudited

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Trade payables		$1,367	$964
Other payables and accrued expenses		853	1,124

Total current liabilities		2,220	2,088

LONG-TERM LIABILITIES:
Warrants to convertible Preferred shares		17,537	5,366

Total liabilities		19,757	7,454

COMMITMENTS AND CONTINGENCIES	3

Convertible Preferred shares of no-par value per share – Authorized: 28,000,000 shares as of June 30, 2021 and December 31, 2020; Issued and outstanding: 15,176,521 shares as of June 30, 2021 and December 31, 2020;	5	53,964	53,964

SHAREHOLDERS’ DEFICIENCY:	6
Ordinary shares of no-par value per share – Authorized: 80,000,000 shares as of June 30, 2021 and December 31, 2020; Issued and outstanding: 44,668,887 and 44,663,575 shares as of June 30, 2021 and December 31, 2020, respectively;		—	—
Additional paid-in capital		17,425	17,140
Accumulated deficit		(44,262)	(25,569)

Total shareholders’ deficiency		(26,837)	(8,429)

Total liabilities, Convertible Preferred shares and shareholders’ deficiency		$46,884	$52,989

The accompanying notes are an integral part of the interim unaudited consolidated financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except share and per share data)

		Six months ended June 30,
		2021	2020
	Note	Unaudited

Research and development, net		$5,186	$3,068

Marketing expenses		254	143

General and administrative		773	607

Total operating loss		6,213	3,818

Financial expenses, net	7	12,454	76

Loss before taxes on income		18,667	3,894

Tax on income		26	145

Net loss		$18,693	$4,039

Net comprehensive loss		$18,693	$4,039

Net loss per share attributable to ordinary shareholders, basic and diluted		$0.42	$0.09

Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted		44,751,270	42,238,009

The accompanying notes are an integral part of the interim unaudited consolidated financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY

U.S. dollars in thousands (except share and per share data)

	Convertible				Additional		Total
	Preferred shares		Ordinary shares		paid-in	Accumulated	shareholders’
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balances as of January 1, 2021	15,176,521	$53,964	44,663,575	$—	$17,140	$(25,569)	$(8,429)

Issuance of ordinary shares upon exercise of share options	—	—	5,312	—	21	—	21
Share-based compensation	—	—	—	—	264	—	264
Net loss	—	—	—	—	—	(18,693)	(18,693)

Balances as of June 30, 2021 (unaudited)	15,176,521	$53,964	44,668,887	$—	$17,425	$(44,262)	$(26,837)

	Convertible				Additional		Total
	Preferred shares		Ordinary shares		Paid-in	Accumulated	shareholders’
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balances as of January 1, 2020	7,986,241	$25,238	43,968,315	$—	$16,494	$(16,687)	$(193)

Exercise of warrants to ordinary shares	—	—	614,770	—	30	—	30
Share-based compensation	—	—	—	—	260	—	260
Issuance of series B Preferred shares, net	6,419,939	25,645	—	—	—	—	—
Net loss	—	—	—	—	—	(4,039)	(4,039)

Balances as of June 30, 2020 (unaudited)	14,406,180	$50,883	44,583,085	$—	$16,784	$(20,726)	$(3,942)

The accompanying notes are an integral part of the interim consolidated unaudited financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,
	2021	2020
	Unaudited
Cash flows from operating activities:
Net loss	$(18,693)	$(4,039)
Adjustments to reconcile net loss before allocation to non-controlling interests to net cash used in operating activities:
Depreciation	353	38
Share-based compensation	264	260
Decrease (increase) in prepaid expenses and other receivables	40	(10)
Increase in long term prepaid expenses	(59)	(97)
Change in the fair value of warrants to convertible preferred shares	12,171	480
Non-cash financial expenses (income), net	425	(204)
Increase (decrease) in trade payables	403	(101)
(Decrease) increase in other payables and accrued expenses	(271)	234

Net cash used in operating activities	(5,367)	(3,439)

Cash flows from investing activities:
Investment in short-term deposits	(8,000)	(40,500)
Redemption of short-term deposits	10,500	30,500
Purchase of property and equipment	(1,207)	(1,335)

Net cash provided by (used in) investing activities	1,293	(11,335)

Cash flows from financing activities:
Proceeds from issuance of series B Preferred shares, net	—	23,847
Proceeds from exercise of warrants	—	571
Proceeds from exercise of options	21	—

Net cash provided by financing activities	21	24,418

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(405)	67

(Decrease) increase in cash, cash equivalents and restricted cash	(4,458)	9,711
Cash, cash equivalents and restricted cash at beginning of period	$16,174	$1,841

Cash, cash equivalents and restricted cash at end of period	$11,716	$11,552

Non-cash transactions:
Receivables from issuance of series B Preferred shares	—	1,798

Supplemental disclosures of cash flow information:
Income tax payments	41	147

Interest received	175	159

The accompanying notes are an integral part of the interim consolidated financial statements.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-	GENERAL

a.	Company description:

Alpha Tau Medical Ltd. (“the Company”) is an Israeli clinical-stage oncology therapeutics company that focuses on research, development and commercialization of Alpha DaRT (Diffusing Alpha-emitters Radiation Therapy) for the treatment of solid cancer. The Company was established in November 2015 and began its operations in January 2016, and shortly thereafter acquired the full rights to the Alpha DaRT technology from Althera Medical Ltd., (“Althera”), developed in 2003 at Tel Aviv University.

In August 2017 the Company established a fully owned subsidiary in the United States - “Alpha Tau Medical Inc.” (“ATM Inc”). ATM Inc began its activity in August 2018.

In January 2018 the Company established a subsidiary in Japan “Alpha Tau Medical KK” (“ATM KK”). ATM KK began its activity in January 2018, initially as a JV that was jointly owned by the Company (holding more than 90% of ATM KK) and HekaBio K.K. In July 2019, the Company acquired full ownership of ATM KK by virtue of a transaction in which the Company invested additional funds into ATM KK, and ATM KK repurchased its own shares that were held by HekaBio K.K. As of June 30, 2020, and 2021, the Company holds 100% of ATM KK.

In July 2019, the Company established a fully owned subsidiary in Canada “Alpha Tau Medical Canada Inc.” (“ATM Canada Inc”). ATM Canada Inc began its activity in March 2020.

b.

The Company’s activities since inception have consisted of performing research and development activities. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations are dependent on future events, including, among other things, its ability to secure financing; obtain further marketing approvals from regulatory authorities; access potential markets; and build a sustainable customer base; attract, retain and motivate qualified personnel; and develop strategic alliances. The Company’s operations are funded by its shareholders and research and development grants and the Company intends to seek further private or public financing as well as make applications for further research and development grants for continuing its operations. Although management believes that the Company will be able to successfully fund its operations, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably.

The Company expects to continue to incur substantial losses over the next several years during its clinical development phase. To fully execute its business plan, the Company will need to complete registrational clinical studies and certain development activities as well as manufacture the required clinical and commercial products in its manufacturing plants. Further, the Company will seek further regulatory approvals prior to commercialization and the Company will need to establish sales, marketing and logistic infrastructures. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company.

The Company believes that its current balance of cash and cash equivalents, restricted cash and short-term deposits will be sufficient to meet its business requirements for at least 12 months from June 30, 2021.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-	GENERAL (Cont.)

c.

As of June 30, 2021, the Company had cash, cash equivalents, restricted cash and short-term deposits of $39,613. During the period ended June 30, 2021, the Company incurred a net loss of $18,693 and had negative cash flows from operating activities of $5,367. In addition, the Company had an accumulated deficit of $44,262 on June 30, 2021.

Management plans to seek additional equity financing through private and public offerings or strategic partnerships and, in the longer term, by generating revenues from product sales. The Company’s future operations are highly dependent on a combination of factors, including (i) the timely and successful completion of additional financing discussed above; (ii) completion of all required clinical studies; (iii) the success of its research and development; activities; (iv) manufacture of all required clinical and commercial products; (v) further marketing approvals by the relevant regulatory authorities; and (vi) market acceptance of the Company’s product candidates.

There can be no assurance that the Company will be successful in obtaining additional financing on favorable terms, or at all or will succeed in achieving the clinical, scientific and commercial milestones as detailed above.

d.

The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended June 30, 2021. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

a.	Unaudited interim consolidated financial statements:

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation.

The balance sheet as of December 31, 2020 has been derived from the audited consolidated financial statements of the Company at that date but does not include all information and footnotes required by U.S. GAAP for complete financial statements.

The accompanying unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2020.

The significant accounting policies disclosed in the Company’s audited 2020 consolidated financial statements and notes thereto have been applied consistently to these unaudited interim consolidated financial statements. Results for the six months ended June 30, 2021 are not necessarily indicative of results that may be expected for the year ending December 31, 2021.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

b.	Use of estimates:

The preparation of the unaudited interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. Actual results could differ from those estimates.

c.	Restricted cash:

Restricted cash is primarily invested in bank deposit and is used as security for the Company’s lease commitments. The following table provides a reconciliation of the cash and cash equivalents balances reported on the balance sheets and the cash, cash equivalents and restricted cash balances reported in the statements of cash flows:

	As of June 30,
	2021	2020
Cash and cash equivalents, as reported on the balance sheets	$11,132	$11,018
Restricted cash, as reported on the balance sheets	584	534

Cash, cash equivalents, and restricted cash, as reported in the statements of cash flows	$11,716	$11,552

d.	Fair value of financial instruments:

The Company applies ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), pursuant to which fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.

Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

Fair value is an exit price, representing the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

•	Level 1- Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 - Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying amounts of cash and cash equivalents, short-term deposits, prepaid expenses, other receivables, trade payables, other accounts payable and accrued expenses approximate their fair value due to the short-term maturity of such instruments.

The financial instruments carried at fair value on the Company’s consolidated balance sheets as of June 30, 2021 and December 31, 2020 are warrants to convertible preferred shares classified as a liability (See Note 4).

The following methods and assumptions were used by the Company in estimating their fair value disclosures for financial instruments:

The fair value measurement of warrants to convertible preferred shares are measured using unobservable inputs that require a high level of judgment to determine fair value, and thus are classified as Level 3 financial instruments. To calculate the fair value of the warrants, the Company first calculated the underlying preferred share value by using the income approach and the market approach. Then the equity value was allocated by using the hybrid model method utilizing two scenarios of OPM and IPO. Once the preferred shares value was derived from the two scenarios, the Black-Scholes model was utilized to calculate the warrants value in each one of the scenarios. Then, probability for each one of the scenarios was applied by the Company to derive the weighted average fair value of the warrants.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

e.	Recently Issued Accounting Pronouncements and not yet adopted:

In February 2016, the FASB issued ASU No. 2016-02, Leases, which would require lessees to recognize assets and liabilities on the balance sheet for most leases, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. Under the new guidance, the Company would also require to provide enhanced disclosures. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is in the initial stage of its assessment of the new standard and is currently evaluating the timing of adoption, the quantitative impact of adoption, and the related

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

disclosure requirements. The Company anticipates the adoption of this standard will result in an increase in its noncurrent assets, and current and noncurrent liabilities recorded on the consolidated balance sheets. The Company is currently evaluating the effect that ASU No. 2016-02 will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

NOTE 3:-	COMMITMENTS AND CONTINGENT LIABILITIES

a.

The Company’s facilities are leased under operating lease agreements for periods ending no later than 2035. The Company also leases motor vehicles under various operating leases, the latest of which expires in 2024.

Certain motor vehicles of the Company are rented under non-cancellable operating lease agreements.

Future minimum lease payments under operating leases as of June 30, 2021 are as follows:

As of June 30, 2021 (unaudited)
2021	365
2022	710
2023	652
2024	566
2025	560
Thereafter	5,245

8,098

As of June 30, 2021, the Company made advance payments on account of car leases in the amount of $50 and for facilities rental in the amount of $147.

Rental and lease expenses for the six months ended June 30, 2021 and 2020 were $392 and $126, respectively.

A guarantee in the amount of $584 was issued by a bank to secure the Company’s office rent.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

b.

The Company has received grants from the IIA to finance its research and development programs in Israel, through which the Company received IIA participation payments in the aggregate amount of $3,202 through June 30, 2021. In return, the Company is committed to pay IIA royalties at a rate of 3-3.5% of future sales of the developed products, up to 100% of the amount of grants received plus interest at LIBOR rate. Through June 30, 2021, no royalties have been paid or accrued. In addition, under the intellectual property purchase agreement with Althera, the Company assumed all of Althera’s liabilities towards the IIA totaling $474 of grants received by Althera (plus accrued interest at LIBOR rate). The Company’s contingent royalty liability to the IIA on June 30, 2021, including grants received by the Company, grants assumed from Althera and the associated LIBOR interest accrued on all such grants, totaled $4,166.

In December 2020, the Company received an advance payment of $282 toward a non-royalty-bearing grant program from the IIA, which is effective from January 1, 2021. This amount is presented as an accrued expense.

c.

Under the February 2, 2016 intellectual property purchase agreement with Althera, the Company is obligated to pay Althera a fixed rate of 2% (plus VAT) of Company’s future gross revenues (as defined in the agreement) that are derived from the purchased intellectual property, up to a maximum amount of $1,500 (plus VAT), in the aggregate, with the potential to set off against certain payments made by the Company to the IIA.

d.

The Company also entered into intellectual property agreements with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University (“Ramot”) on April 21, 2016 and July 14, 2016, all as amended on May 5, 2019, pursuant to which the Company is obligated to pay Ramot a fixed royalty of 2.5% on net sales of all of the Company’s products (as defined in the agreement) by the Company and its affiliates, with no set maximum. The royalty will be payable as of the first commercial sale (as defined in the agreement), until the later of: 15 years; or until the last to expire of the patents or patent applications from research developed at Tel Aviv University and assigned to the Company, on a country-by-country, product-by-product basis. The Company is also obligated to pay a 7% royalty (and in no event less than 0.65% of the net sales of Company products sold by the Company’s licensees in a given year) on any royalties or revenues received by the Company from its licensees.

e.

Under an Operations Partner Agreement between the Company and services provider HekaBio K.K. of May 21, 2019, the Company makes certain payments to HekaBio K.K. in exchange for consulting and administrative services in Japan, as well as payments upon the achievement of certain clinical and regulatory milestones. In addition, if HekaBio K.K. successfully assists the Company in obtaining regulatory marketing approval of the Company’s products in Japan, then the Company is to grant to HekaBio K.K. options to acquire 300,000 of the Company’s ordinary shares at a price of $4.00 each, and to pay HekaBio K.K. a royalty of 3.5% of the reimbursement price (as defined in the agreement) of such products in Japan and 10% of revenues received by the Company from distribution receipts (as defined in the agreement) for such products in Japan. As of June 30, 2021, no such options were granted.

f.	On November 18, 2018 and July 29, 2019, the Company entered into research and license agreements with BGN Technologies, the technology transfer company of Ben Gurion

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

University (“BGN”), wherein the Company will pay BGN a royalty of 3% on net sale revenues received by the Company deriving from new intellectual property developed at Ben Gurion University for the Company, up to an aggregate of $10,000, and 2% for all such net sale revenues in excess thereof, as well as 8% of all license revenues (all as defined in the agreement). Where the university research results in an improvement upon existing Company intellectual property, rather than generating wholly new intellectual property, the royalty rate is reduced to 1.5% and 0.75%, respectively, of net sale revenues, and 4% of license revenues. On May 12, 2021, the Company amended its agreements with BGN, such that the Company will wholly own any intellectual property that is developed jointly by Ben Gurion University and others (including the Company), and BGN will receive 0.75% royalties on all sales of the Company’s alpha radiation products, net of certain deductions and irrespective of the intellectual property underlying such sales, or 1.5% royalties on sales of products that contain intellectual property owned by Ben Gurion University, net of certain deductions. BGN will receive 4% of license revenues (as defined in the agreements) that relate to jointly developed intellectual property, and 8% of license revenues that relate to intellectual property developed solely by Ben Gurion University. The parties also agreed that the Company will continue to conduct research at Ben Gurion University for as long as the researchers wish so, and the parties have agreed on a research budget in good faith.

g.

On December 1, 2020, the Company entered into a clinical trial agreement with Cambridge University Hospitals NHS Trust, wherein Cambridge will receive 5% of any marginal increase in the Company’s net sales (all as defined in the agreement) generated on account of any patent or patent claim granted from the research performed in such trial, and 2% of the Company’s net sales (minus the aforementioned marginal increase payment) received for the treatment of Squamous Cell Carcinoma of the vulva, for three years from the date of first sale, world-wide.

NOTE 4:-	FAIR VALUE MEASUREMENTS

Financial instruments measured at fair value on a recurring basis include warrants to convertible preferred shares (See Note 5). The warrants are classified as a liability in accordance with ASC 480-10-25. These warrants were classified as level 3 in the fair value hierarchy since some of the inputs used in the valuation (the share price) were determined based on management’s assumptions.

The following table summarizes the assumptions used by the Company in the Black-Scholes model:

	As of
	June 30, 2021	December 31, 2020
Expected term	1.75	2.25
Expected dividend yield	0%	0%
Expected volatility	100.34%	96.83%
Risk-free interest rate	0.48%	0.42%

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 4:-	FAIR VALUE MEASUREMENTS (Cont.)

The change in the fair value of the preferred share warrants liability is summarized below:

	Six months ended June 30,
	2021	2020
Beginning of year	$5,366	$5,163
Change in fair value	12,171	480

End of year	$17,537	$5,643

NOTE 5:-	CONVERTIBLE PREFERRED SHARES AND WARRANTS

a.	The Composition of the Company’s Convertible Preferred shares is as follows:

	June 30, 2021 (unaudited)
	Authorized	Issued and outstanding	Carrying amount	Liquidation preference
Series A Convertible Preferred shares of no-par value	18,000,000	7,986,241	$25,238	$36,437
Series B Convertible Preferred shares of no-par value	10,000,000	7,190,280	28,726	28,761

Total	28,000,000	15,176,521	$53,964	$65,198

	December 31, 2020
	Authorized	Issued and outstanding	Carrying amount	Liquidation preference
Series A Convertible Preferred shares of no-par value	18,000,000	7,986,241	$25,238	$36,437
Series B Convertible Preferred shares of no-par value	10,000,000	7,190,280	28,726	28,761

Total	28,000,000	15,176,521	$53,964	$65,198

The Company issued Series A Convertible Preferred shares in 2018 and Series B Convertible Preferred shares in 2020. The Company classifies the convertible preferred shares outside of shareholders’ deficiency as required by ASC 480-10-S99, since these convertible preferred shares are entitled to liquidation preferences which may trigger a deemed liquidation event that is not solely within the Company’s control.

Pursuant to the Company’s Amended and Restated Articles of Incorporation (the “AoA”), a deemed liquidation event would occur, inter alia, upon the closing of the transfer of the Company’s securities to a person or a group of affiliated persons, in one or a series of related transactions, if immediately after such transaction, such person or group of affiliated persons would hold 50% or more of the outstanding voting shares of the Company and upon the occurrence of the events listed in the AoA. For the six months ended June 30, 2021 and 2020, the Company did not adjust the carrying values of the convertible preferred shares to the

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:-	CONVERTIBLE PREFERRED SHARES AND WARRANTS (Cont.)

deemed liquidation values of such shares since a deemed liquidation event was not probable at each balance sheet date. Subsequent adjustments to increase the carrying values to the ultimate liquidation values will be made only when it becomes probable that such a deemed liquidation event will occur.

b.	Preferred shares rights:

The Preferred A and the Preferred B shares (collectively, the “Preferred shares”) confer upon their holders all the rights conferred by ordinary shares, in addition to certain rights stipulated in the Company’s AoA, inter alia, the following:

Dividend rights - the Convertible Preferred B shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend to the holders of any other class of shares, including the Preferred A shares, for each Preferred B share, cumulative dividends (whether paid in cash or otherwise) if and when declared by the Company’s board of directors, in an amount equal to the Preferred B share original issue price (the “Series B Dividend Preference”).

Following the payment in full of all of the Series B Dividend Preference, the Convertible Preferred A shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend to the holders of any other class of shares, including the ordinary shares, for each Preferred A share, cumulative dividends (whether paid in cash or otherwise) if and when declared by the Company’s board of directors, in an amount equal to 1.25x the Preferred A share original issue price (the “Series A Dividend Preference”).

Following the payment in full of all of the Series A Dividend Preference, the holders of the Preferred shares and the ordinary shares shall be entitled to receive, on a pro-rata, as-converted basis, any and all other dividends distributed by the Company.

Liquidation rights - In the event of any event of liquidation or deemed liquidation event, the Company shall distribute all distributable proceeds first to the holders of the Preferred B shares, on a pro-rata basis among themselves, prior to and in preference to any payments to any of the holders of any other classes of shares, for each Preferred B share, the greater of: (a) the Preferred B share original issue price, plus an amount equal to the declared but unpaid dividends, less any Series B Dividend Preference amount previously declared and actually paid, and (b) the pro rata portion of the distributable proceeds the Preferred B shares would receive if all the distributable proceeds were distributed to all shareholders, on a pro-rata and as-converted-to-ordinary shares basis (the “Series B Preference”). In the event of insufficient distributable proceeds, distribution shall be done ratably among the holders of the Preferred B shares.

Following payment in full of the Series B Preference, the Company shall distribute the remaining distributable proceeds to the holders of Preferred A shares, on a pro-rata basis among themselves, prior to and in preference to any payments to any of the holders of any other classes of shares, for each Preferred A share, the greater of: (a) 1.25x the Preferred A share original issue price, plus an amount equal to the declared but unpaid dividends, less any Series A Dividend Preference amount previously declared and actually paid, and (b) the pro rata portion of the distributable proceeds the Preferred A shares would receive if all the distributable proceeds were distributed to all shareholders, on a pro-rata and as-converted-to-ordinary shares basis (the “Series A Preference”). In the event of insufficient distributable proceeds, distribution shall be done ratably among the holders of the Preferred A shares.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:-	CONVERTIBLE PREFERRED SHARES AND WARRANTS (Cont.)

Following the payment in full of the Series A Preference, the holders of the ordinary shares shall be entitled to receive, on a pro rata basis among themselves, any and all remaining distributable proceeds.

Voting rights - each holder of Preferred shares is entitled to one vote per each share held by it (on an as-converted-to-ordinary share basis).

Conversion - each Preferred share is automatically convertible into ordinary shares, at the respective holder’s option, or automatically upon a qualified IPO of the Company or upon written demand of the Investor Majority (each as defined in the AoA) for each respective class of shares. The initial conversion ratio for each Preferred share is 1:1. The conversion price per Preferred share will be adjusted in the event of recapitalizations, share splits, ordinary share dividends, subdivisions and combinations of ordinary shares, as well in the event of certain anti-dilution events.

c.	Financing rounds:

In September 2018, the Company entered into a Share Purchase Agreement (as amended, the “2018 SPA”) with new and existing investors, pursuant to which 7,986,241 Preferred A shares and 3,993,143 warrants to Preferred A share were issued in consideration of approximately $29,150, reflecting a price per share of $3.65. Total issuance expenses were amounted to $91. The warrants to Preferred A Shares were recorded at fair value in the amount of $3,821 and the residual amount was allocated to the Preferred A shares. The Preferred A shares can be converted into ordinary shares at a conversion ratio of 1:1, however such ratio is subject to amendment in certain situations and was adjusted in the context of the 2020 SPA, as more fully described above.

In April 2020, the Company entered into a Preferred B Share Purchase Agreement (as amended, the “2020 SPA”) with new and existing investors, pursuant to which 7,190,280 Preferred B shares were issued in consideration of approximately $28,761, reflecting a price per share of $4.00. Total issuance expenses amounted to $35. The Preferred B shares can be converted into ordinary shares at a conversion ratio of 1:1, subject to adjustment in certain situations, more fully described above.

In conjunction with the 2020 SPA, the Company and the holders of the Preferred A shares agreed on a modified adjustment to the conversion ratio of Preferred A shares into ordinary shares as compared to the AoA in effect at that time. The conversion ratio of the Preferred A shares was adjusted to approximately 1.07:1, such that 7,986,241 Preferred A shares can be converted into 8,573,462 ordinary shares of the Company.

The revised Preferred A share conversion ratio, along with other amendments in the new agreement, did not result a substantial change in the fair value of the Preferred A shares. Therefore, the amendment to the agreement was accounted for as a modification.

d.	Warrants to purchase Preferred A shares:

Under the 2018 SPA, the Company had initially granted the Preferred A share investors an aggregate number of 3,993,143 warrants convertible into Preferred A shares of the Company (“Preferred A Warrants”), with an exercise price of $4.5625. The number of warrants issued is subject to similar adjustments as the conversion ratio of the Preferred A shares. In connection with the 2020 SPA, the Warrants agreement was modified, and the Company

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:-	CONVERTIBLE PREFERRED SHARES AND WARRANTS (Cont.)

subsequently granted the Preferred A share investors approximately 7% additional Preferred A Warrants, increasing the aggregate number of Preferred A Warrants to 4,286,762, and reducing the exercise price to $3.50 per share. Since the Warrants were classified as a liability and subsequently measured at fair value through earnings, the effect of The Preferred A Warrants modification was reflected in the fair value of the warrants and recognized in earnings. The warrants may be converted at any time until September 16, 2024.

All outstanding Preferred A Warrants are classified as a long-term liability and are re-measured at each reporting date, as the underlying shares may be redeemed upon an event which is not solely in the control of the Company.

As of June 30, 2021, 4,286,762 Preferred A warrants are outstanding.

NOTE 6:-	SHAREHOLDERS’ DEFICIENCY

a.	Ordinary share capital is composed as follows:

	June 30, 2021		December 31, 2020
	Authorized	Issued and outstanding	Authorized	Issued and outstanding
	Unaudited
	Number of shares
Ordinary shares of no-par value	80,000,000	44,668,887	80,000,000	44,663,575

b.	Ordinary shares rights:

The ordinary shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share represents one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation.

c.	Share option plans:

The Company has authorized through its 2016 Share Option Plan (the “Plan”), an available pool of ordinary shares of the Company from which to grant options to officers, directors, advisors, management and other key employees of up to 6,108,033 ordinary shares. The options granted generally have a four-year vesting period and expire ten years after the date of grant, subject to the terms set forth in the Plan. Options granted under the Plan that are cancelled or forfeited before expiration become available for future grant. As of June 30, 2021, 936,581 of the Company’s options are available for future grants.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:-	SHAREHOLDERS’ DEFICIENCY (Cont.)

A summary of the status of options under the Plan as of June 30, 2021 and changes during the relevant period ended on that date is presented below:

	Six months ended June 30, 2021 (unaudited)
	Number of options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual life (years)
Outstanding at beginning of year	5,218,650	$3.00	$1,258,020	7.659
Granted	—	—	—	—
Exercised	(5,312)	$4.00
Forfeited	(52,688)	$4.00

Outstanding at end of year	5,160,650	$2.99	$15,014,235	7.166

Exercisable options	3,924,766	$2.75	$12,345,089	6.829

A summary of the status of options under the Plan as of June 30, 2020 and changes during the relevant period ended on that date is presented below:

	Six months ended June 30, 2020 (unaudited)
	Number of options	Weighted average exercise price	Aggregate intrinsic value	Weighted average remaining contractual life (years)
Outstanding at beginning of year	4,829,000	$2.92	$491,640	8.339
Granted	—	—	—	—
Exercised	—	—
Forfeited	(17,875)	$3.65

Outstanding at end of year	4,811,125	$2.91	$144,600	8.011

Exercisable options	2,860,708	$2.42	$139,600	7.558

The total equity-based compensation expense related to all of the Company’s equity-based awards recognized for the six months ended June 30, 301 and 2020, was comprised as follows:

	Six months ended June 30,
	2021	2020
	Unaudited
Research and development	169	159
Marketing expenses	7	12
General and administrative	88	89

Total share-based compensation expense	264	260

As of June 30, 2021, there were unrecognized compensation costs of $693, which are expected to be recognized over a weighted average period of approximately 2.17 years.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:-	SHAREHOLDERS’ DEFICIENCY (Cont.)

d.	Warrants to investors:

1.

As part of 2016 investment round, the Company granted the investors 7,500,000 warrants. In December 2019, these warrants were exercised into 5,872,682 ordinary shares of no-par value, of them 1,560,292 were exercised on a cash basis in consideration of approximately $1,560, and 5,939,708 were exercised on a cashless basis at a ratio of approximately 0.73 ordinary share per exercised warrant.

2.	As part of the 2018 SPA, the Company granted 10,000 warrants to ordinary shares to a public service foundation in Israel.

3.

In July 2019, as part of the investment round of HekaBio K.K, the investors received 719,178 warrants to ordinary shares with an exercise price of $4.5625 to be exercised within 4 years from grant date.

e.	Warrants to consultants:

1.	In April 2016, 75,000 warrants to ordinary shares were issued to a consultant for services received to be exercised within 7 years from grant date.

2.

In April 2020, 971,630 warrants were exercised into 614,770 ordinary shares of no-par value, for $30 received in cash and the rest exercised on a cashless basis. In addition, in November 2020, 100,000 warrants were exercised into 75,000 ordinary shares of no-par value, all on a cashless basis.

NOTE 7:-	FINANCIAL EXPENSES, NET

	Six months ended June 30,
	2021	2020
	Unaudited
Financial expenses:

Foreign currency transaction loss, net	425	—
Revaluation of warrants	12,171	480
Others	10	9

Total financial expenses	12,606	489

Financial income:
Foreign currency transaction profit, net	—	84
Interest from deposits	152	329

Total financial income	152	413

Financial expenses, net	12,454	76

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 8:-	BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net loss per Ordinary share:

	Six months ended June 30,
	2021	2020
	Unaudited

Net loss	$18,693	$4,039
Shares:
Basic and diluted weighted-average number of Ordinary shares outstanding	44,751,270	44,283,009

Net loss per Ordinary share, basic and diluted	$0.42	$0.09

For the six months ended June 30, 2021 and 2020, all outstanding options, warrants and Convertible preferred shares have been excluded from the calculation of the diluted net loss per share since their effect was anti-dilutive. As of June 30, 2021, and 2020 the total weighted average number of shares related to outstanding preferred shares, options and warrants excluded from the calculations of diluted net loss per share were 25,358,100 and 24,964,547 respectively.

NOTE 9:-	SUBSEQUENT EVENTS

Merger	Agreement with Healthcare Capital Corp. and PIPE Subscription Agreements:

On July 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Healthcare Capital Corp., a Delaware corporation (“HCCC”), and Archery Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will merge with and into HCCC (the “Merger”), with HCCC surviving the merger as a wholly owned subsidiary of the Company.

As a result of the Merger Agreement, and upon consummation of the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Transactions”), HCCC will become a wholly owned subsidiary of the Company, with the shareholders of HCCC becoming shareholders of the Company.

Pursuant to the Merger Agreement, and immediately prior to the consummation of the Merger and sale of secondary shares to other investors under a PIPE (Private Investment in Public Equity) transaction (the time of such consummation, the “Effective Time”), the Company shall effect a recapitalization whereby (i) the Company will adopt amended and restated articles of association, (i) each preferred share of the Company will be automatically converted into such number of the Company’s ordinary shares as determined in accordance with the Company’s existing articles of association; (ii) each of the Company’s ordinary shares that is issued and outstanding immediately prior to the Effective Time will be split into 0.905292 ordinary shares of the Company (rounded to the nearest whole number), such that the value of each of the Company’s ordinary shares will equal $ 10.00 per share, based upon the agreed pre-money equity value of the Company (the “Share Split”); and (iii) outstanding securities convertible into securities of the Company shall be

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:-	SUBSEQUENT EVENTS (Cont.)

adjusted to give effect to the foregoing transactions and remain outstanding. Additionally, concurrently with the closing of the Merger, Alpha Tau will issue securities pursuant to the Subscription Agreements, as described in more detail below.

Following the recapitalization, (a) immediately prior to the Merger, each share of Class B common stock of HCCC will be cancelled automatically and converted into one share of Class A common stock of HCCC, (b) after giving effect to the foregoing and in connection with the Merger, each share of Class A common stock of HCCC issued and outstanding will be converted automatically into one Company ordinary share, and (c) each outstanding warrant of HCCC will be converted into a warrant of the Company and convertible into the Company’s ordinary shares.

On July 7, 2021, concurrently with the execution of the Merger Agreement, together with subsequent agreements since, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Company has agreed to issue and sell to the PIPE Investors, an aggregate of 9,263,006 of the Company’s ordinary shares (on a post-Share Split basis) for an aggregate purchase price of up to $92,630 (the “PIPE Investment”) immediately prior to the Effective Time, on the terms and subject to the conditions set forth therein.

On August 8, 2021, the Company granted 1,139,133 shares as restricted share awards (the “RSUs”) and 1,126,707 options, with a strike price of $10.41. After the Share Split immediately prior to the Effective Time, 1,031,250 RSUs and 1,020,000 options with a strike price of $11.50 will be outstanding. The RSUs and options vest over a four-year service period which commences at the closing of the Merger Agreement.

- - - - - - - - - - -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and Board of Directors of

Healthcare Capital Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Healthcare Capital Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

April 15, 2021

HEALTHCARE CAPITAL CORP.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Deferred offering costs	$165,029

TOTAL ASSETS	$165,029

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$1,374
Accrued offering costs	50,175
Promissory note — related party	89,854

Total Current Liabilities	141,403

Commitments and Contingencies
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,900,000 shares issued and outstanding (1)	690
Additional paid-in capital	24,310
Accumulated deficit	(1,374)

Total Stockholder’s Equity	23,626

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$165,029

(1)

Included up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On January 14, 2021, the Company effected a 1.2 for 1 stock dividend for each share of Class B common stock outstanding, resulting in an aggregate of 6,900,000 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of the financial statements.

HEALTHCARE CAPITAL CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$1,374

Net Loss	$(1,374)

Weighted average shares outstanding, basic and diluted (1)	6,000,000

Basic and diluted net loss per common share	$(0.00)

(1)

Excluded up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On January 14, 2021, the Company effected a 1.2 for 1 stock dividend for each share of Class B common stock outstanding, resulting in an aggregate of 6,900,000 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of the financial statements.

HEALTHCARE CAPITAL CORP.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM AUGUST 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance — August 18, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	(1,374)	(1,374)

Balance — December 31, 2020	6,900,000	$690	$24,310	$(1,374)	$23,626

(1)

Included up to 900,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On January 14, 2021, the Company effected a 1.2 for 1 stock dividend for each share of Class B common stock outstanding, resulting in an aggregate of 6,900,000 shares of Class B common stock outstanding (see Note 5).

The accompanying notes are an integral part of the financial statements.

HEALTHCARE CAPITAL CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(1,374)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	1,374

Net cash used in operating activities	—

Cash Flows from Financing Activities:
Proceeds from promissory note — related party	89,854
Payment of offering costs	(89,854)

Net cash provided by financing activities	—

Net Change in Cash	—
Cash – Beginning	—

Cash – Ending	$—

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$50,175

Deferred offering costs paid by Sponsor in exchange for the issuance of Class B common stock	$25,000

The accompanying notes are an integral part of the financial statements.

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Healthcare Capital Corp. (the “Company”) is a blank check company incorporated in Delaware on August 18, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 18, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”).

The registration statements for the Company’s Initial Public Offering were declared effective on January 14, 2021. On January 20, 2021, the Company consummated the Initial Public Offering of 27,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 3,500,000 Units, at $10.00 per Unit, generating gross proceeds of $275,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,800,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Healthcare Capital Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,800,000, which is described in Note 4.

Transaction costs amounted to $15,556,327, consisting of $4,800,000 of underwriting fees, $10,325,000 of deferred underwriting fees and $431,327 of other offering costs.

Following the closing of the Initial Public Offering on January 20, 2021, an amount of $275,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to vote its Founder Shares and Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination if the Company seeks stockholder approval of a Business Combination, (b) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering, (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment, and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering.

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

The Company will have until January 20, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern and Management’s Plan

Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through December 31, 2022 and therefore substantial doubt has been alleviated.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On January 20, 2021, offering costs amounting to $15,556,327 were charged to stockholder’s equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $165,029 of deferred offering costs recorded in the accompanying balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The provision for income taxes was deemed to be de minimis for the period from August 18, 2021 (inception) through December 31, 2020.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 900,000 shares of Class B common stock that were subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A common stock

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,500,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,800,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant or $6,800,000 in the aggregate, each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On September 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On January 14, 2021, the Company effected a 1.2 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,900,000 founder shares. The Founder Shares include an aggregate of up to 900,000 shares of Class B common stock that were subject to forfeiture. As a result of the partial exercise of the

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

underwriter’s overallotment, 875,000 shares are no longer subject to forfeiture and 25,000 Founder Shares were forfeited. The Founder Shares collectively represent 20% of the Company’s issued and outstanding shares as of January 20, 2021.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on January 14, 2021, to pay the Sponsor a total of $10,000 per month for business and administrative support services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Promissory Note — Related Party

On September 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing and is payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. As of December 31, 2020, there was $89,854 outstanding under the Note, which is currently due on demand.

Due to Sponsor

At the closing of the Initial Public Offering, on January 20, 2021, the sponsor over-funded, due to a clerical error, the trust account in the amount of $3,000,000. These funds were returned by the trustee to the sponsor on January 21, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 14, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit on the 24,000,000 units sold as part of our Initial Public Offering, or $8,400,000. The underwriters are also entitled to a deferred fee of $0.55 per unit on the 3,500,000 units sold as part of the underwriters’ partial exercise of their overallotment option, or $1,925,000. The underwriters are entitled to a fee of $10,325,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — STOCKHOLDER’S EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued and outstanding.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company cannot determine at this time whether a majority of the holders of the Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; or

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the common stock in the Business Combination is payable in the form of common stock in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days

HEALTHCARE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020

following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the common stock consists exclusively of cash, the amount of such cash per share of common stock, and (ii) in all other cases, the volume weighted average price of the common stock as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believed that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company records a derivative liability upon the closing of the IPO. The warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. The fair value of the liabilities will be re-measured at the end of every reporting period and the change in fair value will be reported in the statement of operations as a gain or loss on derivative financial instruments.

NOTE 8 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described below and in these financial statements and described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On April 12, 2021, the SEC issued guidance stating that it is the SEC’s position that special purchase acquisition companies, such as the Company, should account for warrants on their balance sheet as liabilities. Any such requirement or change will not affect the financial statements presented in this Annual Report on Form 10-K, because the Company had not consummated its Initial Public Offering and had not issued any warrants during the period ended December 31, 2020.

The Company determined that, at the date of the Company’s Initial Public Offering on January 20, 2021, the value of the warrants should be reclassified from temporary equity to liability. Subsequent changes in the fair value of the liability will be recorded in the Company’s statement of operations. In addition, the Company determined that its previously filed registration statement on Form S-1 and its final prospectus filed prior to the Company’s Initial Public Offering did not contain the effect of the liability accounting in the Capitalization table and its related disclosures.

The Company is evaluating the materiality of the reclassification and assessing its impact on its Form 8-K filed on January 26, 2021, in accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality” and SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statement,” which is expected to be completed prior to the Company’s filing of its next Quarterly Report on Form 10-Q.

HEALTHCARE CAPITAL CORP.

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$733,020	$—
Prepaid expenses	90,750	—

Total Current Assets	823,770	—

Deferred offering costs	—	165,029
Marketable securities held in Trust Account	275,011,620	—

TOTAL ASSETS	$275,835,390	$165,029

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$433,331	$1,374
Accrued offering costs	—	50,175
Due to related parties	—	89,854

Total Current Liabilities	433,331	141,403

Deferred underwriting fee payable	10,325,000	—
Warrant liability	14,247,500	—

Total Liabilities	25,005,831	141,403

Commitments and Contingencies
Class A common stock, $.0001 par value; 100,000,000 shares authorized; 27,500,000 and no shares subject to possible redemption issued and outstanding at redemption value at September 30, 2021 and December 31, 2020, respectively	275,000,000	—

Stockholders’ (Deficit) Equity
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,875,000 and 6,900,000 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	687	690
Additional paid-in capital	—	24,310
Accumulated deficit	(24,171,128)	(1,374)

Total Stockholders’ (Deficit) Equity	(24,170,441)	23,626

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$275,835,390	$165,029

The accompanying notes are an integral part of these unaudited condensed financial statements.

HEALTHCARE CAPITAL CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the Period from August 18, 2020 (Inception) Through September 30, 2020
Formation and operating costs	$506,752	$1,201,860	$878

Loss from operations	(506,752)	(1,201,860)	(878)

Other income:
Change in fair value of warrants	752,500	8,082,500	—
Transaction costs allocated to warrant liabilities	—	(850,929)	—
Fair value of warrant liability in excess of purchase price paid for Private Placement Warrants	—	(680,000)	—
Interest earned on marketable securities held in Trust Account	4,225	11,620	—

Total other income, net	756,725	$6,563,191	—

Net income (loss)	$249,973	$5,361,331	$(878)

Weighted average shares outstanding of Class A common stock	27,500,000	$25,485,348	—

Basic and diluted net income per share, redeemable Class A common stock	$0.01	$0.17	$0.00

Weighted average shares outstanding of Class B common stock	6,875,000	6,810,897	6,250,000

Basic and diluted net income per share, Class B common stock	$0.01	0.17	$0.00

The accompanying notes are an integral part of these unaudited condensed financial statements.

HEALTHCARE CAPITAL CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(Unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

(RESTATED)

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance — January 1, 2021	6,900,000	$690	$24,310	$(1,374)	$23,626
Accretion for Class A common stock to redemption amount	—	—	(24,313)	(29,531,085)	(29,555,398)
Forfeiture of Founder Shares	(25,000)	(3)	3	—	—
Balance — March 31, 2021	6,875,000	$687	$—	$(21,950,688)	$(21,950,001)
Net loss	—	—	—	(2,470,413)	(2,470,413)

Balance — June 30, 2021	6,875,000	$687	$—	$(24,421,101)	$(24,420,414)
Net income	—	—	—	249,973	249,973

Balance — September 30, 2021	6,875,000	$687	$—	$(24,171,128)	$(24,170,441)

FOR THE PERIOD FROM AUGUST 18, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance — August 18, 2020 (Inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	6,900,000	690	24,310	—	25,000
Net loss	—	—	—	(878)	(878)

Balance — September 30, 2020	6,900,000	$690	$24,310	$(878)	$24,122

The accompanying notes are an integral part of these unaudited condensed financial statements.

HEALTHCARE CAPITAL CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30, 2021	For the Period from August 18, 2020 (Inception) through September 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$5,361,331	$(878)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrants	(8,082,500)	—
Transaction costs allocated to warrant liabilities	850,929	—
Fair Value of Warrant Liability in excess of Purchase Price	680,000
Interest earned on marketable securities held in Trust Account	(11,620)	—
Changes in operating assets and liabilities:
Prepaid expenses	(90,750)	—
Accrued expenses	431,957	878

Net cash used in operating activities	(860,653)	—

Cash Flows from Investing Activities:
Investment in cash into Trust Account	(275,000,000)	—

Net cash used in investing activities	(275,000,000)	—
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	270,200,000	—
Proceeds from sale of Private Placement Warrants	6,800,000	—
Proceeds from promissory note – related party	258	—
Repayment of promissory note – related party	(90,112)	—
Payments of offering costs	(316,473)	—

Net cash provided by financing activities	276,593,673	—
Net Change in Cash	733,020	—
Cash – Beginning	—	—

Cash – Ending	$733,020	$—

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$17,675

Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$—	$25,000

Initial classification of Class A common stock subject to possible redemption	$275,000,000	$—

Deferred underwriting fee payable	$10,325,000	$—

Initial classification of warrant liability	$22,330,000	$—

Forfeiture of Founder Shares	$(3)	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Healthcare Capital Corp. (the “Company”) is a blank check company incorporated in Delaware on August 18, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from August 18, 2020 (inception) through September 30, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, including the proposed business combination with Alpha Tau Medical Ltd. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statements for the Company’s Initial Public Offering were declared effective on January 14, 2021. On January 20, 2021, the Company consummated the Initial Public Offering of 27,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 3,500,000 Units, at $10.00 per Unit, generating gross proceeds of $275,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,800,000 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Healthcare Capital Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,800,000, which is described in Note 5.

Transaction costs amounted to $15,556,327, consisting of $4,800,000 of underwriting fees, $10,325,000 of deferred underwriting fees and $431,327 of other offering costs

Following the closing of the Initial Public Offering on January 20, 2021, an amount of $275,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. Nasdaq rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to vote its Founder Shares and Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination if the Company seeks stockholder approval of a Business Combination, (b) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering, (c) not to propose an amendment to the Amended and Restated Certificate of

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment, and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering.

The Company will have until January 20, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Capital Resources

As of September 30, 2021, the Company had approximately $0.7 million in its operating bank accounts and working capital of approximately $0.5 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover certain formation and offering costs in exchange for the issuance of the Founder Shares, a loan of up to $300,000 from the Sponsor pursuant to the promissory note (the “Note”) (see Note 6), and the proceeds from the sales of the Private Placement Warrants not held in the Trust Account. The Note was repaid on March 31, 2021. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company working capital loans (the “Working Capital Loans”) (see Note 6). As of September 30, 2021, there were no amounts outstanding under any Working Capital Loan. In November 2021, the Sponsor committed to provide loans of up to $50,000 to the Company through November 14, 2022, if needed and requested by the Company, which loans will be non-interest bearing, unsecured and payable upon consummation of a Business Combination.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Class A common stock subject to possible redemption. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of Class A common stock while also taking into consideration that redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A common stock issued during the Initial Public Offering can be redeemed or become

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all shares of Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a classification error related to temporary equity and permanent equity. This resulted in an adjustment to restate the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

The impact of the restatement on the Company’s financial statements is reflected in the following table:

	As Previously Reported	Adjustment	As Restated
Balance Sheet as of January 20, 2021
Class A common stock subject to possible redemption	$238,937,290	$36,062,710	$275,000,000
Class A common stock	$361	$(361)	$—
Additional paid-in capital	$6,531,264	$(6,531,264)	$—
Accumulated deficit	$(1,532,203)	$(29,531,085)	$(31,063,388)
Total Stockholders’ Equity (Deficit)	$5,000,009	$(36,062,710)	$(31,062,701)

Balance Sheet as of March 31, 2021
Class A common stock subject to possible redemption	$248,049,992	$26,950,008	$275,000,000
Class A common stock	$270	$(270)	$—
Retained earnings/(Accumulated deficit)	$4,961,551	$(26,949,738)	$(21,988,187)
Total Stockholders’ Equity (Deficit)	$5,000,007	$(26,950,008)	$(21,950,001)

Balance Sheet as of June 30, 2021
Class A common stock subject to possible redemption	$245,579,585	$29,420,415	$275,000,000
Class A common stock	$294	$(294)	$—
Retained earnings/(Accumulated deficit)	$4,999,020	$(29,420,121)	$(24,421,101)
Total Stockholders’ Equity (Deficit)	$5,000,001	$(29,420,415)	$(24,420,414)

Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the Three Months Ended March 31, 2021 (Unaudited)
Sale of 27,500,000 Units, net of underwriter discounts and offering expenses	$245,430,403	$(245,430,403)	$—
Initial value of common stock subject to possible redemption	$(248,049,993)	$248,049,993	$—
Accretion for Class A common stock to possible redemption amount	$—	$(29,555,398)	$(29,555,398)
Total Stockholders’ Equity (Deficit)	$5,000,007	$(26,950,008)	$(21,950,001)

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

	As Previously Reported	Adjustment	As Restated

Condensed Statement of Changes in Stockholders’ Equity (Deficit) for the Three Months Ended June 30, 2021 (Unaudited)
Change in value of common stock subject to redemption	$(2,470,383)	$2,420,383	$—
Total Stockholders’ Equity (Deficit)	$5,000,001	$(29,420,415)	$(24,420,414)

Statement of Cash Flows for the Three Months Ended March 31, 2021 (Unaudited)
Initial classification of Class A common stock subject to possible redemption	$248,049,992	$26,950,008	$275,000,000

Statement of Cash Flows for the Six Months Ended June 30, 2021 (Unaudited)
Initial classification of Class A common stock subject to possible redemption	$248,049,992	$26,950,008	$275,000,000
Change in Class A common stock subject to possible redemption	$(2,470,407)	2,470,407	—

In connection with the change in presentation for the Class A common stock subject to redemption, the Company also restated its income (loss) per share calculated to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company. There is no impact to the reported amounts for total assets, total liabilities, cash flows, or net income (loss). The impact of this restatement on the Company’s financial statements is reflected in the following table:

	As Previously Reported For the Three Months Ended March 31, 2021	As Restated For the Three Months Ended March 31, 2021	As Previously Reported For the Three Months Ended June 30, 2021	As Restated For the Three Months Ended June 30, 2021	As Previously Reported For the Six Months Ended June 30, 2021	As Restated For the Six Months Ended June 30, 2021
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	23,893,729	21,388,889	24,804,709	27,500,000	25,379,500	24,461,326
Basic and diluted net loss per share, Class A common stock	$—	$0.27	$—	$(0.07)	$—	$0.16
Basic and diluted weighted average shares outstanding, Class B common stock	9,485,433	6,680,556	9,570,291	6,875,000	8,664,505	6,778,315
Basic and diluted net loss per share, Class B common stock	$0.80	$0.27	$(0.26)	$(0.07)	$0.59	$0.16

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on April 15, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and expenses for the reporting periods presented.

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering. Offering costs amounting to $15,556,327 were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering excluding, $850,929 which were included as expenses in the condensed statement of operations (see Note 1).

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

At September 30, 2021, the Class A common stock reflected in the condensed balance sheet are reconciled in the following table:

Gross proceeds	$275,000,000
Less:
Proceeds allocated to Public Warrants	$(14,850,000)
Class A common stock issuance costs	(14,705,398)
Plus:
Accretion of carrying value to redemption value	$29,555,398

Class A common stock subject to possible redemption	$275,000,000

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and Financial Accounting Standards Board (FASB) ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity ASC 480 and ASC 815, Derivatives and Hedging ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Public Warrants and Private Placement Warrants were initially estimated using a Monte Carlo simulation with subsequent remeasurements of the Public Warrants utilizing the trading stock price (see Note 9).

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020 The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net Income (Loss) Per Share

Net income/(loss) per common share is computed by dividing net income/(loss) by the weighted average number of common stock outstanding for the period. The Company applies the two-class method in calculating net loss per common share. Accretion associated with the redeemable shares of Class A common stock is excluded from net loss per common share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 20,550,000 Class A common stock in the aggregate. As of September 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021		For the Period from August 18, 2020 (Inception) Through September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net loss per common stock
Numerator:
Allocation of net income (loss), as adjusted	$199,978	$49,995	$4,230,689	$1,130,642	$—	$(878)
Denominator:
Basic and diluted weighted average shares outstanding	27,500,000	6,875,000	25,485,348	6,810,897	—	6,250,000
Basic and diluted net income per common stock	$0.01	$0.01	$0.17	$0.17	$—	$0.00

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature, except for warrant liabilities (see Note 10).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update, (“ASU”) 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023,

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 27,500,000 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 3,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 9).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,800,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant or $6,800,000 in the aggregate, each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. As a result of the fair value of the Private Placement Warrants exceeding the purchase price at the time of purchase, the Company incurred a charge of $680,000 during the period of January 20, 2021 to September 30, 2021.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

On September 2, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On January 14, 2021, the Company effected a 1.2 for 1 stock dividend for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 6,900,000 Founder Shares. The Founder Shares include an aggregate of up to 900,000 shares of Class B common stock that were subject to forfeiture. As a result of the partial exercise of the underwriter’s overallotment, 875,000 shares are no longer subject to forfeiture and 25,000 Founder Shares were forfeited. The Founder Shares collectively represent 20% of the Company’s issued and outstanding shares as of September 30, 2021.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on January 14, 2021 to pay the Sponsor a total of $10,000 per month for business and administrative support services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and nine months ended September 30, 2021, the Company incurred and paid $30,000 and $90,000, respectively, in fees related to these services. There were no amounts included in accrued expenses at December 31, 2020 or September 30, 2021. For the period from August 18, 2020 (Inception) through September 30, 2020, the Company did not incur any fees for these services.

Promissory Notes — Related Party

On September 2, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to the Note. The Note is non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the Initial Public Offering. The Company borrowed $90,112 under the Note which was repaid on March 31, 2021. As of September 30, 2021, there were no amounts outstanding under the Note. Borrowings under the Note are no longer available.

Due to Sponsor

At the closing of the Initial Public Offering, on January 20, 2021, the Sponsor over-funded the Trust Account in the amount of $3,000,000. These funds were returned by the trustee to the Sponsor on January 21, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021 and December 31, 2020, there were no Working Capital Loans outstanding.

In November 2021, the Sponsor committed to provide loans of up to $50,000 to the Company through November 14, 2022, if needed and requested by the Company, which loans will be non-interest bearing, unsecured and payable upon consummation of a Business Combination.

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on January 14, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit on the 24,000,000 Units sold as part of our Initial Public Offering, or $8,400,000. The underwriters are also entitled to a deferred fee of $0.55 per unit on the 3,500,000 units sold as part of the underwriter’s partial exercise of their overallotment option, or $1,925,000. The underwriters are entitled to a fee of $10,325,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Merger Agreement

On July 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Alpha Tau Medical Ltd., a company organized under the laws of the State of Israel (“Alpha Tau”) and Archery Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Alpha Tau (“Merger Sub”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), the Company will become a wholly owned subsidiary of Alpha Tau, with the securityholders of the Company becoming securityholders of Alpha Tau.

The parties anticipate that the Transactions will be consummated in the fourth quarter of 2021, after the required approval by the stockholders of the Company (the “Company Stockholder Approval”) and the ordinary

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

and preferred shareholders of Alpha Tau (the “Alpha Tau Shareholder Approval”) and the fulfillment or waiver of certain other conditions.

Contingent Fee Agreements

On April 15, 2021, the Company entered into an agreement with a vendor for legal services related to the Merger. Specifically, the agreement calls for due diligence fees to be paid based on work performed in the event of a consummation of the Merger. The amount of fees incurred through September 30, 2021 which would be payable upon the consummation of the Merger was $344,000.

On April 15, 2021, the Company entered into an agreement with an investment bank for advisory services related to the Merger. Specifically, the agreement calls for a success fee of $3,600,000 to be paid if the Merger is successfully consummated.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Sponsor and certain insiders entered into a letter agreement (the “Sponsor Support Agreement”) in favor of the Company and Alpha Tau, pursuant to which they have agreed to, among other items, (i) vote all shares of common stock of the Company beneficially owned by them in favor of the Transactions and each other proposal related to the Transactions proposed by the Company’s board of directors at the meeting of the Company stockholders relating to the Transactions; (ii) appear at such stockholder meeting (or otherwise cause such shares to be counter as present thereat) for the purpose of establishing a quorum; (iii) vote all such shares against any action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or any other agreement entered into in connection with the Transactions or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled and against any change in business, management or the board of directors of the Company (other than as contemplated by the Transactions); (v) not to redeem or seek to redeem any such shares, in connection with the Company Stockholder Approval; and (vi) not to transfer, assign or sell such shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Additionally, the Sponsor Support Agreement provides that the Sponsor and such insiders agreed not to transfer any of the Alpha Tau’s equity securities owned by the Sponsor and such insiders, except to certain permitted transferees, beginning upon the consummation of the Transactions (the “Effective Time”) and continuing until the earlier of (x) one year following the Closing Date (as defined in the Merger Agreement) and (y) following the date that the last sale price of the ordinary shares of Alpha Tau (“Alpha Tau Ordinary Shares”) equals or exceeds $12.00 per share (subject to certain adjustments) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing Date.

The Sponsor Support Agreement also provides that the Sponsor will, immediately prior to the Effective Time, surrender to the Company for no consideration 1,031,250 Founder Shares and 1,020,000 Private Placement Warrants owned by the Sponsor (the “Forfeiture”). Further, in the event that the Aggregate Transaction Proceeds (as defined in the Merger Agreement) are less than or equal to $225,000,000, the Sponsor will, immediately prior to the Effective Time, surrender to the Company for no consideration 1,718,750 Founder Shares and 1,700,000 private placement warrants (collectively, the “Redemption Equity”). In the event that the Aggregate Transaction Proceeds exceed $225,000,000 but are less than $250,000,000, the Sponsor will, immediately prior to the

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

Effective Time, surrender to the Company for no consideration such percentage of Redemption Equity that is equal to 100% minus the quotient of (x) the amount by which the Aggregate Transaction Proceeds exceed $225,000,000 (not to exceed $25,000,000), divided by (y) $25,000,000. In the event the Aggregate Transaction Proceeds exceed $250.0 million, no Redemption Equity will be forfeited. Further, an additional 1,375,000 Founder Shares and 1,360,000 Private Placement Warrants (the “Conditional Equity”) are subject to vesting over a three year period following the Closing Date (the “Earnout Period”). The Conditional Equity shall vest only if the volume-weighted average price of Alpha Tau’s ordinary shares on the Nasdaq exceeds $14.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like recapitalization) for 20 trading days within any 30-trading day period (the “Earnout Condition”). If the Earnout Condition is not satisfied, the Conditional Equity shall not vest and the Sponsor shall, immediately as of the expiration of the Earnout Period, automatically be deemed to irrevocably transfer to Alpha Tau, surrender and forfeit (and the Sponsor shall take all actions necessary to effect such transfer, surrender and forfeiture) for no consideration the Conditional Equity. During the Earnout Period, subject to certain exceptions, the Sponsor shall not transfer the Conditional Equity.

PIPE Subscription Agreements

Concurrently with the execution of the Merger Agreement, Alpha Tau entered into Subscription Agreements with certain investors (“PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Alpha Tau has agreed to issue and sell to the PIPE Investors, an aggregate of approximately 9,263,006 Alpha Tau Ordinary Shares (on a post-Share Split (as defined below) basis) for an aggregate purchase price of up to $92,630,060 immediately prior to the Effective Time, on the terms and subject to the conditions set forth therein. The Subscription Agreements contain customary representations and warranties of Alpha Tau, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Merger.

NOTE 8 — STOCKHOLDERS’ EQUITY(DEFICIT) (RESTATED)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A common stock, par value $0.0001 per share. At September 30, 2021, there were 27,500,000 shares of Class A common stock issued and outstanding, which are presented as temporary equity. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B common stock, par value $0.0001 per share.. As of September 30, 2021 and December 31, 2020, there were 6,875,000 and 6,900,000 shares of Class B common stock issued and outstanding, respectively.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law. Holders of the Company’s common stock are entitled to one vote for each share.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis (subject to adjustment). In the case that additional shares

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company cannot determine at this time whether a majority of the holders of the Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

NOTE 9 — WARRANTS

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; or

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2021, assets held in the Trust Account were comprised of $275,011,620 in a money market fund which is invested in U.S. Treasury Securities. During the three and nine months ended September 30, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	September 30, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$275,011,620	$—
Liabilities:
Warrant liability – Public Warrants	1	9,487,500	—
Warrant liability – Private Placement Warrants	3	4,760,000	—

Initial Measurement

The Company established the initial fair value for the Public Warrants and Private Placement Warrants on January 20, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation for both the Public Warrants and Private Placement Warrants. The Company allocated the proceeds received from (i) the sale

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Public Warrants and the Private Placement Warrants were as follows at initial measurement:

Input	January 20, 2021 (Initial Measurement)
Risk-free interest rate	0.62%
Trading days per year	250
Expected volatility	16.4%
Exercise price	$11.50
Stock Price	$9.46

On January 20, 2021, the fair value of the Public Warrants and Private Placement Warrants were determined to be $1.08 and $1.10 per warrant, respectively, for aggregate values of $14.8 million and $7.5 million, respectively.

Subsequent Measurement

The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the consolidated statements of operations.

The key inputs into the Monte Carlo simulation for the Private Placement Warrants as of March 31, June 30, and September 30, 2021 were:

Input	March 31, 2021	June 30, 2021	September 30, 2021
Risk-free interest rate	1.16%	0.96%	1.02%
Trading days per year	250	250	250
Expected volatility	15.0%	15.0%	12.3%
Exercise price	$11.50	$11.50	$11.50
Stock Price	$9.66	$9.65	$9.86

HEALTHCARE CAPITAL CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(Unaudited)

The following table presents the changes in the Level 3 fair value of warrant liabilities:

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 20, 2021	7,480,000	14,850,000	22,330,000
Change in fair value	(3,196,000)	(6,187,500)	(9,383,500)
Transfer to Level 1	—	(8,662,500)	(8,662,500)

Fair value as of March 31, 2021	$4,284,000	$—	$4,284,000
Change in fair value	816,000	—	816,000

Fair value as of June 30, 2021	5,100,000	—	5,100,000
Change in fair value	(340,000)	—	(340,000)

Fair value as of September 30, 2021	$4,760,000	$—	$4,760,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during nine months ended September 30, 2021 was $8,662,500.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

ANNEX A

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

ALPHA TAU MEDICAL LTD.

ARCHERY MERGER SUB INC.

and

HEALTHCARE CAPITAL CORP.

dated as of

July 7, 2021

Exhibit A	-	Amended and Restated Articles of Association of the Company
Exhibit B	-	Incentive Equity Plan Modifications
Exhibit C	-	Employee Stock Purchase Plan
Exhibit D	-	Sponsor Support Agreement
Exhibit E	-	Company Shareholder Support Agreements
Exhibit F-1	-	Amended and Restated Investors’ Rights Agreement
Exhibit F-2	-	Joinder to Amended and Restated Investors’ Rights Agreement
Exhibit G	-	PIPE Investment Agreement
Exhibit H	-	Illustrative Calculation of Share Split
Exhibit I	-	Certificate of Merger

Annex A	-	Supporting Company Shareholders

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 7, 2021, by and among Healthcare Capital Corp., a Delaware corporation (“SPAC”), Archery Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Alpha Tau Medical Ltd., a company organized under the laws of the State of Israel (the “Company”). SPAC, Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a corporation in the State of Delaware for the purpose of acquiring one or more operating businesses through a Business Combination (as defined herein).

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly owned, direct subsidiary of the Company that was formed for purposes of consummating the transactions contemplated by this Agreement and the other Transaction Agreements (the “Transactions”).

WHEREAS, immediately following the Recapitalization (as defined herein), upon the terms and subject to the conditions hereof and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Closing (as defined herein), Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of the Company (the “Surviving Company”).

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which it is a party; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, the other Transaction Agreements to which it is a party and the other Transactions contemplated hereby and thereby, including the Merger, by the Company Shareholders.

WHEREAS, the board of directors of Merger Sub has unanimously determined that it is in the best interests of Merger Sub to enter into this Agreement and the other Transaction Agreements to which it is a party and resolved to approve the same.

WHEREAS, the Company, in its capacity as the sole shareholder of Merger Sub, has approved this Agreement, the other Transaction Agreements to which Merger Sub is a party and the Transactions contemplated hereby and thereby, including the Merger, in accordance with applicable Law, upon the terms and subject to the conditions of this Agreement.

WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the amended and restated articles of association of the Company in substantially the form attached hereto as Exhibit A (the “A&R AoA”).

WHEREAS, prior to the Closing, the Company shall adopt the modifications to the incentive equity plan in substantially the form attached hereto as Exhibit B (the “Incentive Equity Plan Modifications”) and adopt an employee stock purchase plan in substantially the form attached hereto as Exhibit C (the “ESPP”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and SPAC have entered into the transaction support agreement attached hereto as Exhibit D (the “Sponsor Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Company Shareholders listed on Annex A attached hereto (collectively, the “Supporting Company Shareholders”) have entered into a transaction support agreement, each attached hereto as Exhibit E (the “Company Shareholder Support Agreements”).

WHEREAS, prior to the Closing, (i) the Company shall amend and restate its Amended Investors’ Rights Agreement in the form attached hereto as Exhibit F-1 (the “Amended IRA”), and (ii) the Sponsor shall enter into a joinder to the Amended IRA in the form attached hereto as Exhibit F-2 (the “Joinder”), each to be effective as of the Closing.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of SPAC, the Company, and Merger Sub are parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations.

WHEREAS, on or prior to the date hereof, the Company has obtained commitments from certain investors (the “PIPE Investors”) for a private placement of shares of Company Ordinary Shares (as defined herein) pursuant to the terms of the subscription agreements (as amended or otherwise modified from time to time, collectively, the “PIPE Agreements”), in substantially the form attached hereto as Exhibit G, such transactions to be consummated substantially concurrently with the Closing, in accordance with the terms of the PIPE Agreements (the “PIPE Financing”).

WHEREAS, the board of directors of SPAC has unanimously (i) determined that it is in the best interests of SPAC and the shareholders of SPAC, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Merger, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its shareholders the approval of the SPAC Transaction Proposals (as defined herein) (the “SPAC Board Recommendation”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, claim, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Transaction Proceeds” means an amount equal to (a) the aggregate amount of freely usable cash proceeds available for release to SPAC from the Trust Account in connection with the Transactions (after giving effect to all of the SPAC Shareholder Redemptions, and the payment of the deferred underwriting fees of SPAC in connection with the consummation of the Transactions) plus (b) the aggregate amount of cash proceeds that have been funded to, or that will be funded substantially concurrently with the occurrence of the Closing (solely to the extent actually funded) pursuant to the PIPE Agreements.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the UK Bribery Act 2010, Sub-chapter 5 of Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law (Bribery Transactions), 2000, and any other applicable anti-bribery, anti-corruption or anti-money laundering Laws.

“Business Combination” has the meaning ascribed to such term in the SPAC A&R Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Ordinary Share” means each ordinary share of the Company, with no par value.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares, Company Preferred A Shares and Company Preferred B Shares, as of any determination time prior to the Effective Time, as applicable.

“Company Shareholder Approval” means the vote of Company Shareholders required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Transaction Proposals” means (i) the approval of the Share Split, (ii) approval of the A&R AoA, and (iii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“Company Warrant” means each warrant representing the right to acquire Company Ordinary Shares, in the same form and on the same terms and conditions (including the same “warrant price” and number of Company Ordinary Shares subject to such warrant) as the applicable SPAC Warrant surrendered and exchanged for such warrant as a result of the Merger pursuant to Section 3.01(e).

“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, EU Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the EU Merger Regulation) and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases and other commitment (excluding purchase orders entered into in the ordinary course of business).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health

Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources), the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials, or to the extent related to exposure to Hazardous Materials, public or worker health and safety.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing AoA” means the amended and restated articles of association of the Company, last amended on April 16, 2020.

“Fraud” means with respect to a Person, actual common law fraud with respect to the making of the express representations and warranties by such Person in Article IV or Article V, as applicable; provided, however, that such fraud of a Person shall only be deemed to exist if such Person had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a material misrepresentation with respect to the representations and warranties made by such Person in Article IV or Article V, as applicable, as qualified by the Schedules, and such material misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means (i) any material, substance, chemical or waste, that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, and (ii) any radioactive substances, petroleum, petroleum by products, asbestos or asbestos containing materials, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the State of Israel.

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names and trade dress, and all registrations, applications and renewals in connection therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names, and (v) trade secrets, and any other intellectual property rights in know-how and confidential information.

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 5721-1961.

“ITA” means the Israel Tax Authority.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned or controlled by the Company or any of its Subsidiaries and used in the conduct of their business.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to the Company and SPAC, the knowledge that each of the individuals listed on Schedule 1.01(a)(1) (with respect to the Company), or Schedule 1.01(a)(2) (with respect to SPAC), actually has as of the date of this Agreement, or the knowledge that any of them would have actually have following a reasonable inquiry with his or her direct reports conducted prior to the date of this Agreement; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means a material adverse effect on the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change generally affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including, with respect to the Company and its Subsidiaries, losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries; (f) any action taken or not taken at the request of SPAC; (g) any change in budgets, planning, priorities or policies of any Governmental Authority; (h) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (i) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (j) with respect to the Company and its Subsidiaries any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates, expected milestones or business plans (provided, however, that this clause (j) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (k) any action taken by SPAC or its Affiliates; except, in the case of clauses (b) or (c) above, to the extent that any such change, event or effect has a materially disproportionate and adverse effect on the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“NIS” means New Israeli Shekels.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) leases, subleases and similar agreements with respect to the Leased Company Real Property, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (vi) Liens that are not material to the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (ix) Liens securing any indebtedness of the Company or its Subsidiaries (including pursuant to existing credit facilities), (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on Schedule 1.01(b).

“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the Company Ordinary Shares that constitute the SPAC Shares Merger Consideration and the Company Warrants that constitute the SPAC Warrant Merger Consideration.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Sanctioned Country” means any country or region that is the subject or target of a country-wide or territory-wide embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of Sanctions Laws, including: (i) any Person listed on any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or other U.S. or non-U.S. Governmental Authority under Sanctions Laws; or (ii) any Person organized, resident in, or operating from a Sanctioned Country.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or SPAC, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder (including the Securities Act, the Exchange Act and the Israeli Securities Law, 1968, and the rules and regulations thereunder).

“SPAC A&R Certificate of Incorporation” means the SPAC’s Amended and Restated Certificate of Incorporation, dated as of January 14, 2021.

“SPAC Class A Share” means each share of Class A common stock, par value $0.0001 per share, of SPAC (including SPAC Class A Shares issued upon the SPAC Class B Conversion).

“SPAC Class B Share” means each share of Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to SPAC or any of its Affiliates) incurred by SPAC or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any ancillary documents related hereto and all other matters related to the consummation of this Agreement, including any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of its initial public offering upon consummation of a Business Combination and any expenses in connection with an Extension.

“SPAC Organizational Documents” means the Organizational Documents of SPAC, as amended and/or restated (where applicable).

“SPAC Shareholder Approval” means the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law and the SPAC A&R Certificate of Incorporation.

“SPAC Shareholder Redemption” means the right of the holders of SPAC Shares to redeem all or a portion of their SPAC Shares (in connection with the Transactions or otherwise) as set forth in the SPAC Organizational Documents and the Trust Agreement.

“SPAC Shareholders” means any holder of SPAC Shares.

“SPAC Shares” means the SPAC Class A Shares and the SPAC Class B Shares.

“SPAC Transaction Proposals” means (i) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (ii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub), (iii) the adoption and approval of a proposal for the adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto.

“SPAC Warrant” means each warrant to purchase one share of SPAC Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Split Factor” means a number resulting from dividing (i) $600,000,000 by (ii) the product of (x) 66,276,950 and (y) 10.

“Sponsor” means Healthcare Capital Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, withholding, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, including social security, national health insurance and wage tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Trade Control Laws” means all applicable laws and regulations relating to the export, reexport, transfer, import of products, software or technology.

“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the PIPE Agreements, the Amended IRA, the Joinder, the Company Shareholder Support Agreements and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and Continental Stock Transfer & Trust Company (as trustee) (the “Trustee”), dated as of January 14, 2021.

“Valid Certificate” means, in respect of a payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the Exchange Agent: (a) exempting such payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.

“Warrant Agreement” means that certain Warrant Agreement between SPAC and the Trustee, dated as of January 14, 2021.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.

(b) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Israel time) on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Intralinks that has been set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars.

Section 1.03 Table of Defined Terms

Term	Section
“5% Payee”	Section 3.04(b)
“A&R AoA”	Recitals
“Agreement”	Preamble
“Alternative Transaction Proposal”	Section 8.03
“Amended IRA”	Recitals
“CBA”	Section 4.12(a)(vii)
“Closing”	Section 3.02(a)
“Closing Date”	Section 3.02(a)
“Company”	Preamble
“Company Board Recommendation”	Section 8.02(c)
“Company Employees”	Section 4.13(a)
“Company Meeting Change”	Section 8.02(c)
“Company Ordinary Share”	Section 4.06(a)
“Company Ordinary Share Conversion”	Section 2.01
“Company Preferred A Share”	Section 4.06(a)
“Company Preferred B Share”	Section 4.06(a)
“Company Permits”	Section 4.11
“Company Shareholder Support Agreement”	Recitals
“Company Special Meeting”	Section 8.02(c)
“Confidentiality Agreement”	Section 11.09
“D&O Indemnitees”	Section 7.01(a)
“D&O Tail”	Section 7.01(b)
“Designated Person”	Section 11.17(a)
“DGCL”	Recitals
“Effective Time”	Section 2.03
“Enforceability Exceptions”	Section 4.03
“ERISA”	Section 4.13(a)
“ESPP”	Recitals
“Exchange Agent”	Section 3.03(a)
“Exchange Agent Agreement”	Section 3.03(a)
“Excluded Share”	Section 3.01(e)
“Excluded Warrant”	Section 3.01(e)
“Existing D&O Arrangements”	Section 7.01(a)
“Existing Representation”	Section 11.17(a)
“Federal Securities Laws”	Section 5.08(a)
“Financial Statements”	Section 4.08(a)
“Foreign Plan”	Section 4.13(d)(iii)
“Incentive Equity Plan Modifications”	Recitals
“Intended Tax Treatment”	Section 8.04(a)
“Interim Period”	Section 6.01
“Joinder”	Recitals
“Leased Company Real Property”	Section 4.17(b)
“Leases”	Section 4.17(b)
“Merger”	Recitals
“Merger Consideration”	Section 3.01(a)
“Merger Sub”	Preamble
“Merger Sub Shares”	Section 3.01(d)
“Most Recent Balance Sheet”	Section 4.08(a)
“Non-Recourse”	Section 11.14

Term	Section
“Party”	Preamble
“Payee”	Section 3.04(b)
“Payor”	Section 3.04(a)
“PIPE Agreement”	Recitals
“PIPE Financing”	Recitals
“PIPE Financing Amount”	Recitals
“PIPE Investors”	Recitals
“Plan of Merger”	Section 2.03
“Post-Closing Group”	Section 11.17(a)
“Post-Closing Matters”	Section 11.17(a)
“Post-Closing Representations”	Section 11.17(a)
“Pre-Closing Designated Persons”	Section 11.17(b)
“Pre-Closing Privileges”	Section 11.17(b)
“Prior Counsel”	Section 11.17(a)
“Proxy Statement”	Section 8.02(a)(i)
“Proxy Statement/Prospectus”	Section 8.01(a)(i)
“Recapitalization”	Section 2.01
“Registered Intellectual Property”	Section 4.18(c)
“Sarbanes-Oxley Act”	Section 5.08(a)
“SEC Reports”	Section 5.08(a)
“Section 14 Arrangement”	Section 4.13(d)
“Selling Shareholder”	Section 2.01(b)
“Share Split”	Section 2.01
“SPAC”	Preamble
“SPAC Board Recommendation”	Recitals
“SPAC Class B Conversion”	Section 3.01(a)
“SPAC Group”	Section 11.17(a)
“SPAC Meeting Change”	Section 8.02(b)
“SPAC Permits”	Section 5.09
“SPAC Related Party”	Section 5.15
“SPAC Shares Merger Consideration”	Section 3.01(a)
“SPAC Special Meeting”	Section 8.02(a)(i)
“SPAC Warrant Merger Consideration”	Section 3.01(a)
“Specified Contracts”	Section 4.12(a)
“Specified Representations”	Section 9.02(a)
“Sponsor Support Agreement”	Recitals
“Supporting Company Shareholders”	Recitals
“Surviving Company”	Recitals
“Termination Date”	Section 10.01(c)
“Trade Controls”	Section 4.22(a)
“Transaction Filings”	Section 8.02(a)(i)
“Transaction Litigation”	Section 8.01(d)
“Transactions”	Recitals
“Transfer Taxes”	Section 8.04(b)
“Trust Account”	Section 6.03
“Withholding Drop Date”	Section 3.04(b)
“Withholding Ruling”	Section 3.04(b)

ARTICLE II

PRE-CLOSING TRANSACTIONS; THE MERGER

Section 2.01 Pre-Closing Transactions. On the Closing Date, subject to obtaining the Company Shareholder Approval, immediately prior to the Effective Time and prior to the consummation of any of the transactions contemplated by the PIPE Agreements, the following actions shall take place or be effected (in the order set forth in this Section 2.01): (i) each Company Preferred A Share and Company Preferred B Share that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into such number of Company Ordinary Shares as determined in accordance with the Existing AoA; (ii) the A&R AoA shall be adopted and become effective; (iii) each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall be split into such number of Company Ordinary Shares equal to the Split Factor (the “Share Split”); provided that no fraction of a Company Ordinary Share will be issued by virtue of the Share Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number; and (iv) any outstanding options and warrants of the Company issued and outstanding immediately prior to the Effective Time shall be adjusted immediately upon the Share Split to give effect to the foregoing transactions, provided that to the extent such adjustment would result in (x) a fraction of share being subject to any outstanding stock option or warrant, such share shall be rounded to the nearest whole share or (y) the exercise price of an option being a fraction of a cent, the exercise price will be rounded to the nearest whole cent (clauses (i) through (iv), the “Recapitalization”). Subject to and without limiting anything contained in Section 6.01, the Split Factor shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, share dividend or share distribution (including any dividend or distribution of securities convertible into Equity Securities of the Company, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Equity Securities of the Company occurring on or after the date hereof and prior to the Closing. For reference purposes only, an illustrative calculation of the Share Split (and Split Factor) is set forth on Exhibit H hereto.

Section 2.02 The Merger. At the Effective Time, on the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and SPAC shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Merger and as a direct, wholly-owned subsidiary of the Company.

Section 2.03 Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date, following the consummation of the Recapitalization, SPAC and Merger Sub shall cause the Merger to be consummated by filing the certificate of merger in substantially the form attached as Exhibit I hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time of the filing of the Certificate of Merger, or such later time as may be agreed by the Company and SPAC and specified in the Certificate of Merger (the “Effective Time”).

Section 2.04 Effect of the Merger. The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

Section 2.05 Governing Documents. At the Effective Time, the SPAC Certificate of Incorporation shall be amended and restated in its entirety to read the same as the certificate of incorporation of Merger Sub, and the bylaws of the SPAC shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub, in each case, as in effect immediately prior to the Effective Time, except all references to the name of the Merger Sub shall be replaced by the name of the Surviving Company, until, thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of the Surviving Company. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.07 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the applicable directors, officers and members of the Company and Merger Sub (or their designees) are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

THE MERGER; CLOSING

Section 3.01 Effect of Merger on Securities of SPAC and Merger Sub. On the terms and subject to the conditions set forth herein, at the Closing, by virtue of the Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Immediately prior to the Effective Time, each SPAC Class B Share shall be automatically converted into one SPAC Class A Share in accordance with the terms of the SPAC A&R Certificate of Incorporation (such automatic conversion, the “SPAC Class B Conversion”) and each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to such securities.

(b) Each SPAC Class A Share issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Shares) including following the SPAC Class B Conversion (i) shall be converted automatically into, and the holder of such SPAC Class A Share shall be entitled to receive from the Exchange Agent, for each such SPAC Class A Share, one Company Ordinary Share (for the avoidance of doubt, after giving effect to the Recapitalization) (the “SPAC Shares Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.

(c) Each SPAC Warrant issued and outstanding as of immediately prior to the Effective Time (other than any Excluded Warrants) (i) shall be converted automatically into, and the holder of such SPAC Warrant shall be entitled to receive from the Exchange Agent, for each such SPAC Warrant, one Company Warrant (the “SPAC Warrant Merger Consideration”, and together with the SPAC Shares Merger Consideration, the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger and each former holder of SPAC Warrants shall thereafter cease to have any rights with respect to such securities, except as expressly provided herein.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one share of common stock, par value $0.01 per share, of the Surviving Company. The common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(e) Each SPAC Share held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded Share”), and each SPAC Warrant held in SPAC’s treasury or owned by the Company or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded Warrant”), shall be cancelled and shall cease to exist, and no consideration shall be paid or payable with respect thereto.

Section 3.02 Closing.

(a) On the terms and subject to the conditions of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 or electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.03 Delivery.

(a) Prior to the Effective Time, the Company shall appoint a Person authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01, which Person shall be selected by the Company and be reasonably acceptable to SPAC (provided that Continental Stock Transfer & Trust Company and American Stock Transfer & Trust Company, LLC shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, (i) each SPAC Class A Share on the register of shareholders of SPAC as of immediately prior to the Effective Time for the SPAC Shares Merger Consideration issuable in respect of such SPAC Class A Shares and (ii) each SPAC Warrant on the register of warrants of SPAC as of immediately prior to the Effective Time for the SPAC Warrant Merger Consideration issuable in respect of such SPAC Warrants. At least two Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the Effective Time, exchange each such SPAC Class A Share and SPAC Warrant for the applicable Merger Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

(b) All Company Ordinary Shares delivered upon the exchange of SPAC Class A Shares in accordance with the terms of this Article III shall be deemed to have been exchanged in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of shareholders of SPAC of the SPAC Class A Shares. From and after the Effective Time, holders of SPAC Class A Shares shall cease to have any rights as shareholders of SPAC, except the right to receive Company Ordinary Shares in exchange therefor, as provided in this Agreement. All Company Warrants delivered upon the exchange of SPAC Warrants in accordance with the terms of this Article III shall be deemed to have been exchanged in full satisfaction of all rights pertaining to the securities represented by such SPAC Warrants and there shall be no further registration of transfers on the register of warrant holders of SPAC of the SPAC Warrants. From and after the Effective Time, holders of SPAC Warrants shall cease to have any rights as warrant holders of SPAC, except the right to receive Company Warrants in exchange therefor, as provided in this Agreement.

(c) No interest will be paid or accrued on the Merger Consideration to be issued pursuant to this Article III (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.03, each SPAC Class A Share shall solely represent the right to receive the SPAC Shares Merger Consideration to which such SPAC Class A Share is entitled to receive pursuant to this Agreement, and each SPAC Warrant shall solely represent the right to receive the SPAC Warrant Merger Consideration to which such SPAC Warrant entitled to receive pursuant to this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders or holders of SPAC Warrants immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.04 Withholding Rights.

(a) Each of the Company, Merger Sub, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement (each, a “Payor”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or issued pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

(b) With respect to Israeli Taxes, as soon as reasonably practicable after the execution of this Agreement, the Company will cause its Israeli advisors, in coordination with the SPAC and its Israeli counsel and subject to its written confirmation, to prepare and file with the ITA an application for a ruling, requesting (i) the exemption of each Payor and its respective agents from any obligation to withhold Israeli Tax from any consideration payable, issued or otherwise deliverable to the holders of SPAC Class A Shares and SPAC Warrants (each, a “Payee”) pursuant to this Agreement or clarifying that no such obligation exists, or (ii) instructing the Payor and its agents as to the amount and from of such withholding Tax to be withheld from such consideration (the “Withholding Ruling”). If the Withholding Ruling is obtained by the Closing Date, then the Payor shall comply with the provisions of the Withholding Ruling; provided, however, that if the Withholding Ruling is not obtained for any reason whatsoever prior to the Closing Date, the Closing will not be delayed, postponed or otherwise effected. Each Payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable or issued pursuant to this Agreement to a Payee who holds 5% or more in the SPAC share capital (on an issued and fully diluted basis) immediately prior to the Closing (each, a “5% Payee”). The consideration payable or issued to each 5% Payee shall be retained by the Exchange Agent for the benefit of each such 5% Payee for a period of up to 180 days from the Closing Date (which may be extended as the parties agree in good faith) or as otherwise requested in writing by the ITA (the “Withholding Drop Date”) (during which time (i) no Payor shall make any payments to any 5% Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement, except as provided below and during which time each 5% Payee may obtain a Valid Certificate and (ii) a Payee may order the Exchange Agent to sell such Payee’s retained Company Ordinary Shares and Company Warrants, or a portion thereof). If a 5% Payee delivers, no later than three Business Days prior to the Withholding Drop Date, a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the consideration that is not withheld shall be transferred to such 5% Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any 5% Payee (i) fails to provide the Payor with a Valid Certificate at least three Business Days prior to the

Withholding Drop Date, or (ii) submits a written request to the Exchange Agent to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with Applicable Law.

(c) To the extent that the Exchange Agent is obliged to withhold Israeli Taxes, the Payee shall provide the Exchange Agent with the amount due with regards to such Israeli Taxes prior to the release of the consideration to the Payee. In the event that the Payee fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes no later than three Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell the Payee’s retained Company Ordinary Shares and Company Warrants to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes.

(d) Any withholding made in NIS with respect to payments made hereunder in dollars shall be calculated based on a dollars-to-NIS exchange rate known on the date of the actual payment.

(e) Each Payee hereby shall be deemed, by virtue of the Merger, to have waived, released and absolutely and forever discharged the Payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Company Ordinary Shares and Company Warrants otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.04. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Company Ordinary Shares and the Company Warrants required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Company Ordinary Shares and Company Warrants otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Company Ordinary Shares and Company Warrants otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement delivered by the Company to SPAC, dated as of the date of this Agreement, the Company represents and warrants to SPAC as follows:

Section 4.01 Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a limited company under the Laws of the State of Israel and has the company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.02 Subsidiaries. The Subsidiaries of the Company (including Merger Sub), together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except in each case as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect. Each Subsidiary of the Company is duly licensed or qualified as a foreign entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.03 Due Authorization. Each of the Company and Merger Sub has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company and Merger Sub, and other than the consents, approvals, authorizations and other requirements described in Section 4.04 or Section 4.05 and the Company Shareholder Approval, no other corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement (when executed and delivered by the Company or Merger Sub, as applicable) will be, duly and validly executed and delivered by the Company or Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a valid and binding obligation of the Company or Merger Sub, as applicable, enforceable against the Company or Merger Sub, as applicable, in accordance with its terms, subject to (x) obtaining the Company Shareholder Approval and (y) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

Section 4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.05 and obtaining the Company Shareholder Approval, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and the Transaction Agreements to which each is a party and the consummation by each of the Company and Merger Sub of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with the Organizational Documents of the Company or Merger Sub, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except in the case of each of clauses (c) through (d) as would not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or Merger Sub with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is a party and the consummation by the Company or Merger Sub of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05, (ii) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (v) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.06 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of the Company is comprised of (i) 80,000,000 ordinary shares of the Company, with no par value (“Company Ordinary Shares”), (ii) 18,000,000 Series A preferred shares of the Company, with no par value (“Company Preferred A Shares”), and (iii) 10,000,000 Series B preferred shares of the Company, with no par value (“Company Preferred B Shares”). The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Schedule 4.06(a). The issued and outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of preemptive or similar rights or applicable Law.

(b) Except as set forth on Schedule 4.06(b), there are no outstanding equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote.

(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since the date of the Most Recent Balance Sheet through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends.

Section 4.07 Capitalization of Subsidiaries.

(a) The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule 4.07(a), free and clear of any Liens (other than Permitted Liens) and have not been issued in violation of preemptive or similar rights.

(b) There are no outstanding equity appreciation, phantom stock, profit participation or similar rights with respect to the Equity Securities of, or other equity or voting interest in, any Subsidiary of the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Company. There are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the shareholders of the Company’s Subsidiaries may vote.

(c) Except as set forth on Schedule 4.07(c), as of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person, other than shares publicly traded on a stock exchange held for cash management purposes.

Section 4.08 Financial Statements; Absence of Changes.

(a) Attached as Schedule 4.08 hereto are copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2020 (the latter, the “Most Recent

Balance Sheet”), and the related unaudited consolidated statements of operations, of changes in shareholders’ equity and of cash flows for the years then ended, together with the auditor’s reports thereon (together with, once available and delivered by the Company, the Additional Financial Statements (but only as of the time so available and delivered), the “Financial Statements”).

(b) Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements, and the results of their operations and cash flows for the periods then ended in conformity with GAAP.

(c) The Company and its Subsidiaries have established and maintain systems of internal accounting controls. To the Knowledge of the Company, such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets.

(d) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement no Material Adverse Effect has occurred that is continuing.

(e) Since the date of the Most Recent Balance Sheet, through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby and thereby or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(f) Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which it is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

Section 4.09 No Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liability, indebtedness or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, indebtedness or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Schedules or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Litigation and Proceedings. Since January 1, 2019, there has been no pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Governmental Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Compliance with Laws. The Company and its Subsidiaries are, and since January 1, 2018, have been, in compliance in all material respects with all applicable material Laws. None of the Company or its

Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law at any time since January 1, 2018. The Company and its Subsidiaries hold, and since January 1, 2018 have held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of the Company as currently conducted (the “Company Permits”). The Company and its Subsidiaries are, and since January 1, 2018 have been, in material compliance with and not in material default under such Company Permits.

Section 4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) contains a list of all Contracts described in clauses (i) through (xi) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit Plans and Leases (all such Contracts as described in clauses (i) through (xi), collectively, the “Specified Contracts”). True, correct and complete copies of the Specified Contracts have been made available to SPAC.

(i) Each Contract that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $1,000,000 or (y) to the Company or to any of its Subsidiaries of more than $1,000,000, in each case, in the calendar year ended December 31, 2020 or during the term of the Contract;

(ii) Each Contract relating to indebtedness for borrowed money having an outstanding principal amount in excess of $1,000,000;

(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $1,000,000 and with respect to which there are any material ongoing obligations;

(iv) Each joint venture or similar Contract (other than Contracts between wholly owned Subsidiaries of the Company);

(v) Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vi) Each Contract under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Intellectual Property (excluding (A) click-wrap and shrink-wrap and off-the-shelf software licenses and (B) other licenses of software that is commercially available to the public generally) or (y) is a licensor or otherwise grants to a third party any rights to use any item of material Intellectual Property, in each case, other than non-exclusive licenses or sublicenses granted in the ordinary course of business;

(vii) Each collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative organization (each a “CBA”);

(viii) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(ix) Each Contract expressly limiting, in any material manner, the type of business in which the Company or its Subsidiaries may engage, the geographic area in which they may engage in business or the ability to sell or purchase to or from any Person;

(x) Each Contract the primary purpose of which is indemnification and that represents a material obligation of the Company or its Subsidiaries, other than in the ordinary course of business;

(xi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging; and

(xiii) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, indemnification, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b) Except (x) for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date or (y) as would not reasonably be expected to have a Material Adverse Effect, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material breach or default of any Specified Contract. Neither the Company nor any Subsidiary thereof has received written notice from any other party to any such Specified Contract that such party intends to terminate any such Specified Contract.

Section 4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true and complete list of each material Company Benefit Plan maintained for the benefit of employees located in Israel and in the United States. For purposes of this Agreement, a “Company Benefit Plan” is each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any material stock ownership, stock purchase, stock option, phantom stock, equity or other equity-based, severance, employment (other than offer letters that do not provide severance benefits or notice periods in excess of 30 days upon termination of the employment relationship), individual consulting, retention, change-in-control, transaction, fringe benefit, pension (including pension fund, managers’ insurance and/or similar fund), education fund (‘keren hishtalmut’), collective bargaining, expansion orders (except for those which generally apply to all employees in Israel), bonus, incentive, deferred compensation, employee loan and all other benefit or compensation plans, agreements or other general arrangements, whether or not subject to ERISA, which are, in each case, material and contributed to, required to be contributed to, sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current employee, officer or director of the Company or its Subsidiaries (the “Company Employees”) or under or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise (including on account of an ERISA Affiliate), but not including (x) any multiemployer plan or any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities, (y) any personal employment, engagement or similar agreements with employees, consultants, or independent contractors of the Company or any of its Subsidiaries, or (z) any plan policy, program, arrangement or agreement sponsored or maintained by Trinet Group, Inc.

(b) With respect to each material Company Benefit Plan, the Company has made available to SPAC copies of the Company Benefit Plan and any trust agreement or other funding instrument relating to such plan.

(c) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) each Company Benefit Plan has been established, maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including, where applicable, ERISA and the Code;

(ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification prior to the date of this Agreement or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification; and

(iii) each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”) has been maintained, funded and administered in compliance in all material respects with applicable Law.

(d) Except as would not have a Material Adverse Effect, (i) all of the Company’s and its Subsidiaries’ liabilities to Company Employees regarding severance pay, accrued vacation, recreation pay, sick pay, and contributions to all pension plans or Company Benefit Plans are fully funded or, if not, are accrued on the Financial Statements as of the date of such Financial Statements, and (ii) the Company’s arrangement under Section 14 the Severance Pay Law 5723-1963 (the “Section 14 Arrangement”) was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangement regarding all Company Employees based on their full salaries and from their commencement date of employment and, upon the termination of employment of any Company Employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

Section 4.14 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA. To the Knowledge of the Company, no employees are represented by any labor organization, labor union, or works council or other similar employee representative organization with respect to their employment with the Company or any of its Subsidiaries. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees; and (ii) there is no, and since January 1, 2019 there has been no, organized labor dispute, labor grievance or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

Section 4.15 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all Tax Returns required to be filed by the Company or its Subsidiaries have been duly and timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by the Company and its Subsidiaries have been duly and timely paid in full when due, regardless of whether shown on a Tax Return;

(iii) to the Knowledge of the Company, no Tax audit, examination or other proceeding with respect to Taxes of the Company or any of its Subsidiaries is pending or has been threatened in writing since January 1, 2019;

(iv) the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes, including with respect to (x) any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and (y) the Recapitalization;

(v) there are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens;

(vi) (x) there are no written assessments, deficiencies, adjustments or other written claims with respect to Taxes that have been claimed, asserted or assessed against the Company or its Subsidiaries, (y) there are no ongoing or pending, nor has the Company or any of its Subsidiaries received written notice of the expected commencement of any actions with respect to any material Taxes of the Company or any Subsidiary and (z) there are no waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries (other than extensions that arise as a result of filing Tax Returns by the extended due date therefor);

(vii) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes); and

(viii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(b) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, tax opinions, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company and its Subsidiaries.

(c) To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance, in all material respects, with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Entity.

(d) To the Knowledge of the Company, no claims have been made by any Tax Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company and its Subsidiaries is or may be subject to income taxation (other than an obligation to withhold tax) by that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than any such agreement between solely the Company and its Subsidiaries or any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes).

(f) Neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the last two (2) years.

(g) Each of the Company and its Subsidiaries is a Tax resident only in its jurisdiction of formation.

(h) Neither the Company nor any of its Subsidiaries organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(i) The Company has no Knowledge of any fact or any reason that (when taken together with the Company’s understanding of other relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(j) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country in which it is organized.

(k) The Company is and has since January 1, 2019 been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes. Schedule 4.15(k) lists the U.S. federal income Tax classification of each of the Subsidiaries of the Company for U.S. federal income Tax purposes.

(l) Neither the Company nor any of its Subsidiaries (i) participated or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 2006, promulgated thereunder, (ii) taken a tax position that is subject to reporting under Section 131E of the Israeli Income Tax Ordinance, (iii) obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance, (iv) performed any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli Value Added Tax Law, 1975 (the “Israeli VAT Law”) or a “reportable position” under Section 67D of the Israeli VAT Law.

(m) The Company is duly registered for the purposes of Israeli value added tax (VAT) and has complied in all material respects with all requirements concerning VAT. The Company (i) has not made any exempt transactions (as defined in the Israeli VAT Law) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by it or them, (ii) has collected and remitted in a timely manner to the ITA all output VAT which it is required to collect and remit under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. Except for the Company, none of its Subsidiaries has ever been or currently is, required to effect Israeli VAT registration.

(n) The Company and its Subsidiaries have complied and are in compliance with all relevant requirements of (i) Section 102 of the Israeli Income Tax Ordinance and the regulations promulgated thereunder, with respect to any equity awards issued pursuant to the provisions of such section, and (ii) Section 3(i) of the Israeli Income Tax Ordinance with respect to the grant of options or shares to independent contractors or “controlling shareholders” (as defined in such section). The Company incentive equity plan and any amendments thereto were filed with the ITA, and the issuance of all Section 102 equity awards were timely and duly filed with, or reported to, the 102 trustee in accordance with the time specifications set forth in the Israeli Income Tax Ordinance and all such equity awards purported by the terms of the grant thereof to be granted under Section 102(b)(2) of the Israeli Income Tax Ordinance (capital gains route) are in full compliance with the provisions of Section 102 of the Israeli Income Tax Ordinance, including with respect to the due deposit of Section 102 equity awards with the Section 102 Trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance and any regulation or publication issued by the ITA. Each equity awarded pursuant to the incentive equity plan intended to qualify for the capital gains route under Section 102 are so qualified. No adjustment mechanism was implemented to any outstanding equity awarded under Section 102 of the Israeli Income Tax Ordinance which would require the pre-approval of the ITA.

(o) The Company, or any of its Subsidiaries, are not and have not been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(p) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(q) Neither the Company nor any of its Subsidiaries own any interest in any controlled foreign corporation pursuant to Section 75B of the Israeli Income Tax Ordinance, or other entity the income of which is required to be included in the income of the Company.

Section 4.16 Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums and (b) there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer.

Section 4.17 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company or its applicable Subsidiary, has a valid leasehold interest in all real property leased by the Company or any of its Subsidiaries (“Leased Company Real Property”). All material leases for the Leased Company Real Property under which the Company or any of its Subsidiaries is a lessee (collectively, the “Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received any written notice of any, and to the Knowledge of the Company there is no, material default under any such Lease.

Section 4.18 Intellectual Property and IT Security.

(a) Owned Intellectual Property is solely and exclusively owned by the Company or one or more of its Subsidiaries, and is free and clear of all Liens, other than Permitted Liens. Without limiting the generality of the foregoing, to the Knowledge of the Company, (A) no former or current shareholder, founder, director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries have filed or delivered to the Company (or its Subsidiaries) any claim, or have any claim, or have any license, right (whether or not currently exercisable) or interest in or to any Owned Intellectual Property and (B) no former or current shareholder, founder, director, officer, employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries is in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality, where the cause or nature of the breach arises out of the performance of any services on behalf of the Company (or any of its Subsidiaries) related to the development of any Owned Intellectual Property, in each case of (A) and (B), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with the terms of all material agreements relating to the Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has entered into any Contract (i) granting any Person the right to bring an action for infringement with respect to, or otherwise to enforce rights with respect to, any of the Owned Intellectual Property, or (ii) granting any Person the right to control the prosecution of any of the Company

Intellectual Property. As of the date hereof, neither the Company nor any of its Subsidiaries has assigned, licensed, transferred, or conveyed any Owned Intellectual Property. To the Knowledge of the Company, the execution and delivery of this Agreement by the Company and the consummation of the Transactions (alone or in combination with any other event) and the compliance with the provisions of this Agreement and the other Transaction Agreements do not and will not: result in (A) a loss, alteration, or impairment (in whole or in part) of any of the rights of the Company or its Subsidiaries in or to any of the Owned Intellectual Property that is assignable by its terms, or the validity, enforceability, use, right to use, ownership, duration, scope or effectiveness of the Owned Intellectual Property, or (B) the grant, assignment, or transfer to any Person of any license or other right, authorization, or interest under, to or in any of the Owned Intellectual Property.

(c) Schedule 4.18(c) lists all patents, patent applications, trademark or service mark registrations, applications for the registration of trademark or service marks, copyright registrations, and domain name registrations included in the Owned Intellectual Property as of the date of this Agreement (“Registered Intellectual Property”) indicating for each item (as applicable): (i) all registration numbers, issuance numbers and application numbers, as applicable; (ii) all filing, registration, issuance, and grant dates, as applicable; and (iii) all jurisdictions in which such Registered Intellectual Property has been or is registered, granted, issued or in which registrations, grants or issuances have been applied for. To the Knowledge of the Company, each item of Registered Intellectual Property is subsisting. There is no Action pending, or, to the Knowledge of the Company, threatened in writing, challenging the validity, enforceability, ownership, registration, or use of any Registered Intellectual Property, except for ordinary course patent, trademark, or service mark prosecution communications. To the Knowledge of the Company, (A) none of the Registered Intellectual Property has expired, lapsed, been abandoned, been disclaimed, or been cancelled or been declared invalid or unenforceable, in whole or in part, by any Governmental Authority, and (B) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in abandonment, cancellation, invalidity, or unenforceability of any Registered Intellectual Property or an inventorship claim by a third party to any Registered Intellectual Property.

(d) To the Knowledge of the Company, (i) each issued or granted Intellectual Property right included in the Registered Intellectual Property properly identifies all inventors thereof, (ii) each inventor of each such Intellectual Property right has executed a valid and enforceable written agreement assigning all of such inventor’s rights, title, and interests in and to such Intellectual Property right (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company or applicable Subsidiary, (iii) the compliance by each such inventor with each such written agreement does not conflict with any of such inventor’s obligations to third parties, and (iv) all such assignments have been timely and properly recorded with the U.S. Patent and Trademark Office or its foreign equivalent(s), as and to the extent applicable. To the extent any Intellectual Property right included in the issued or granted Registered Intellectual Property has been assigned to the Company by any Person who is not an inventor of such Intellectual Property right, to the Knowledge of the Company (A) any and all such third party assignors of such Intellectual Property rights have each executed a valid and enforceable written agreement assigning all of such third party’s rights, title, and interests in and to such Intellectual Property rights (and the inventions and discoveries claimed or otherwise disclosed therein) to the Company, and (B) all such assignments have been timely and properly recorded with the U.S. Patent and Trademark Office or its foreign equivalent(s), as and to the extent applicable.

(e) For each patent right listed in Schedule 4.18(c), to the Knowledge of the Company the Company, its attorneys, agents and relevant employees and other representatives have met their duty of disclosure and candor and good faith as required under 37 C.F.R. § 1.56 and complied with analogous Laws outside the U.S.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted (including the research, development, testing, manufacture, distribution, use, sale, offer for sale, importation, exportation, commercialization, marketing, supply, licensing and other exploitation of any of the Company’s products or services) is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party since January 1, 2019, and (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any unresolved written notice since January 1, 2019 that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(g) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property, including by requiring all current and former employees and consultants, and any other Person who has had access at any time to any confidential Company information to execute and deliver to the Company a written Contract that includes customary confidentiality provisions and restrictions on use sufficient to maintain the confidential status and limit the use of such confidential Company information. To the Knowledge of the Company, no current or former employees or consultants are, and no other Person who has executed such confidentiality agreements is, in violation of any such confidentiality agreements. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such material trade secrets included in the Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) To the Knowledge of the Company, each of the Company and its Subsidiaries has obtained from (i) each of its current and former employees and (ii) all other Persons, who are or were involved in, or who have participated in or contributed to, the conception, creation, development, reduction to practice, improvement to or modification of Owned Intellectual Property (or any portion thereof), a written Contract that assigns solely and exclusively to the Company or its applicable Subsidiary all rights, title and interests in and to any and all Intellectual Property arising out of such Person’s activities in the course of its engagement with Company or its Subsidiaries or with respect to the Company’s business. To the Knowledge of the Company, no current or former employees or consultants are, and no other Person who has executed such invention assignment agreements with the Company or the applicable Subsidiary is, in violation in any material respect of any such invention assignment agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Except as set forth in Schedule 4.18(i), no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Owned Intellectual Property. Without limiting the generality of the foregoing, except as set forth in Schedule 4.18(i), no invention claimed or covered within the Owned Intellectual Property (i) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by any Governmental Authority or the Israeli Defense Force. To the Knowledge of the Company, (A) no funding, facilities, or personnel of any educational or research institution were used, directly or indirectly, to develop or create in whole or in part, any of the Owned Intellectual Property, and (B) no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Intellectual Property that is, or is purportedly, owned by the Company or any Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) To the Knowledge of the Company, (i) no Person other than the Company possesses any current or contingent rights to any source code that is a material part of the Owned Intellectual Property (including any software), has and (ii) the Company or any Subsidiary has not granted any current or contingent rights to any source code that is a material part of the Owned Intellectual Property (including any software) (including any escrow arrangements).

(k) To the Knowledge of the Company, the Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the IT Systems operate and perform in all material respects as is necessary and sufficient for the conduct of the business of the Company and, as applicable, its Subsidiaries as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, there has been no outage of the IT Systems, security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein since January 1, 2019.

(l) The Company and each Subsidiary is in compliance in all material respects with (i) all applicable Laws pertaining to (A) data security and privacy and (B) the collection, storage, use, access, disclosure, processing, security and transfer of Personal Information (defined below) (referred to collectively in this Agreement as “Data Activities”), including, in each case to the extent applicable, the Israeli Privacy Protection Law, 5741-1981 and the regulations promulgated thereunder, and the applicable guidelines and policies of the Israeli Data Base Registrar and the Privacy Protection Authority (to the extent binding under Law) applicable to the Company and the Subsidiaries, the EU General Data Protection Regulation, the Swiss Federal Data Protection Act of 1992, the EU Privacy & Electronic Communications Directive 2002/58/EC, European Commission decisions and guidance and all national implementing legislation (clauses (A) and (B) together, “Privacy Law”); and (ii) all Contracts to which the Company or any Subsidiary is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). “Personal Information” means any information which alone or in combination with other information can reasonably identify a single individual, including, but not limited to, an individual’s: (a) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify a person), (b) Internet Protocol address or other persistent or unique identifier and (c) “information” as defined by the Israeli Privacy Protection Act and applicable Israeli judicial precedents defining that term.

(m) The Company and its Subsidiaries have implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy and commercially reasonable written information security policies (each, a “Privacy and Data Security Policy”) which are also compliant in all material respects with the requirements under any applicable Privacy Law. The Company and each Subsidiary is in compliance in all material respects with each Privacy and Data Security Policy. To the extent required by applicable Law for processing, the Company and its Subsidiaries have provided necessary notifications to, and have obtained necessary consents from, Persons regarding its Data Activities. To the Knowledge of the Company, none of the disclosures made or contained in any Privacy and Data Security Policy has been inaccurate, misleading or deceptive or in violation of any applicable Privacy Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, neither the execution, delivery nor performance of this Agreement and the other Transaction Agreements, nor the consummation of any of the Transactions, violates in any material respect any of the Privacy Agreements, Privacy and Data Security Policies, or any applicable Privacy Law.

(n) To the Knowledge of the Company, there is no pending, nor has there been any written complaint, audit, proceeding, investigation or claim against the Company or any Subsidiary initiated by (i) any Person, (ii) any Governmental Authority, foreign or domestic, or (iii) any regulatory or self-regulatory entity alleging that any Data Activity of any of the Company or any Subsidiary (A) is in violation of any applicable Privacy Law in any material respect, (B) is in violation of any Privacy Agreements in any material respect, (C) is in violation of any Privacy and Data Security Policy in any material respect, or (D) otherwise constitutes an unfair, deceptive or misleading trade practice in any material respect.

Section 4.19 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Environmental Laws applicable thereto and have no material liability under any Environmental Laws, except where any such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any Actions (including notices of violation) alleging violations of or liability under Environmental Laws and, to the Knowledge of the Company, no such matter is otherwise pending or threatened, against the Company or any of its Subsidiaries, except for any such matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials, except in compliance with Environmental Laws in all material respects and in a quantity or manner reasonably required for the conduct of the business of the Company and its Subsidiaries or so as to give rise to liabilities for remedial obligations pursuant to Environmental Laws except for any such noncompliance or liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has contractually assumed or provided any indemnity with respect to liability of any other Person under any Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.20 Healthcare Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019:

(a) The clinical studies conducted by or on behalf of or sponsored by the Company, or in which the Company has participated, and that are intended to be submitted to Healthcare Regulatory Authorities as a basis for product approval or clearance (collectively, “Studies”), were and, if still pending, are being conducted by the Company or, to the Knowledge of the Company, on behalf of the Company in all material respects in accordance with all applicable statutes, rules and regulations of the United States Food and Drug Administration (the “FDA”) or comparable drug regulatory agencies outside of the United States to which such Studies are subject (collectively, the “Healthcare Regulatory Authorities”). The Company has not received any written notices or correspondence from the Healthcare Regulatory Authorities or any other Governmental Authority requiring or threatening the premature termination or suspension of such Studies and, to the Company’s Knowledge, there are no reasonable grounds for the same.

(b) The Company has operated and currently is in compliance with all applicable health care Laws, including, (i) the Federal, Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (ii) all applicable federal, state, local and all applicable foreign healthcare related fraud and abuse Laws, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to healthcare fraud and abuse, including 18 U.S.C. Sections 286 and 287, the healthcare fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), and the civil monetary penalties law (42 U.S.C. § 1320a-7a); (iii) HIPAA, as amended by the Health Information Technology for Economic Clinical Health Act (42 U.S.C. Section 17921 et seq.); (iv) the regulations promulgated pursuant to such Laws; and (v) any other similar local, state, federal, or foreign Laws (collectively, the “Healthcare Laws”). The Company has not received written notice or other correspondence of any Action from any Governmental Authority or third party alleging that any product, operation or activity is in violation of any Healthcare Laws, and, to the Company’s Knowledge, no such Action is threatened. The Company is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority. Additionally, neither the Company, nor to the Company’s Knowledge, any of its employees, officers or directors, has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or human clinical research or, to the Knowledge of the Company, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion.

Section 4.21 Brokers’ Fees. Other than as set forth on Schedule 4.21, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.22 Related Party Transactions. Except for the Contracts set forth on Schedule 4.22, and Contracts that will be terminated prior to the Closing without any liability to the Company or its Subsidiaries continuing following the Closing, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, officer or director of the Company or its Subsidiaries, on the other hand, except in each case, for (i) employment or consulting agreements, fringe benefits and other compensation paid to directors, officers and employees, (ii) reimbursements of expenses incurred in the ordinary course of business in connection with their employment or service, (iii) amounts paid pursuant to Company Benefit Plans, (iv) powers of attorney and similar grants of authority made in the ordinary course of business and (v) intercompany Contracts that are between the Company and its wholly-owned Subsidiaries.

Section 4.23 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been since January 1, 2017: (i) a Sanctioned Person; (ii) organized, resident or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, “Trade Controls”), except as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has since January 1, 2017 been the subject of written any claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(c) Since January 1, 2017, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls.

Section 4.24 Investment Company Act. As of the date hereof, neither the Company nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.25 Product Liability. As of the date of this Agreement, no Person has notified the Company, in writing, that the Company or any Subsidiary has committed any act, or failed to commit any act, which would result in, any (i) product liability, (ii) liability for injuries or damage to individuals or property (including any crops, animals or livestock), or (iii) liability for economic damages or losses.

Section 4.26 No Other Representations. Except as provided in this Article IV, neither the Company, nor the Company Shareholders, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the Schedules to this Agreement delivered by SPAC, dated as of the date of this Agreement or (ii) the SEC Reports that are available on the SEC’s website through EDGAR as of the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” or other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto), SPAC represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. SPAC is a corporation duly incorporated, validly existing and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of each of the SPAC Organizational Documents as in effect as of the date hereof. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Organizational Documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “SPAC Material Adverse Effect”).

Section 5.02 Due Authorization.

(a) SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of SPAC and no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such other Transaction Agreements or SPAC’s performance hereunder or thereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the Merger). This Agreement has been, and each such other Transaction Agreement (when executed and delivered by SPAC) will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute a legal, valid and binding obligation of SPAC, enforceable against each SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only approvals or votes required from the holders of the SPAC’s Equity Securities in connection with the entry into this Agreement by SPAC, the consummation of the Transactions, including the Closing, and the approval of the SPAC Transaction Proposals are as set forth on Schedule 5.02(b).

(c) At a meeting duly called and held, the board of directors of SPAC has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the SPAC and the SPAC’s shareholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) resolved to recommend to SPAC’s shareholders approval of each of the SPAC Transaction Proposals.

Section 5.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the SPAC Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law or Governmental Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 5.04 Litigation and Proceedings. Since its incorporation, there has been no pending or threatened in writing material Actions by or against SPAC and there is no Governmental Order imposed upon SPAC. SPAC is not party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature).

Section 5.05 Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 5.05, (ii) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the Certificate of Merger in accordance with the DGCL, and (v) the SPAC Shareholder Approval.

Section 5.06 Trust Account. As of the date hereof, there is at least $275,000,000 held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the other SPAC Organizational Documents and SPAC’s final prospectus dated January 14, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the Knowledge of SPAC, threatened with respect to the Trust Account or the funds contained therein. SPAC has not released any money from the

Trust Account (other than as permitted by the Trust Agreement). The consummation of the Transactions shall not cause or require the dissolution or liquidation of the SPAC pursuant to the SPAC Organizational Documents or otherwise. From and after the Effective Time, no shareholder of SPAC shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its shares of SPAC Class A Shares for redemption pursuant to the SPAC Shareholder Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or unwritten, express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than shareholders of SPAC who shall have elected to redeem their shares of SPAC Class A Shares pursuant to the SPAC Shareholder Redemption or the underwriters of SPAC’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the SPAC Organizational Documents.

Section 5.07 Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of SPAC. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which is expected to be material) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d) SPAC has established and maintains systems of internal accounting controls that are sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains, and since its incorporation has maintained, its books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e) There is, and since its incorporation has been, no (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(f) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(h) SPAC has no liabilities, debts or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (i) incurred or arising under or in connection with the Transactions, including expenses related thereto, or (ii) incurred in connection with or incident or related to SPAC’s incorporation or continuing corporate existence, which are immaterial in nature.

Section 5.09 Compliance with Laws. SPAC is, and since its incorporation has been, in material compliance with all applicable Laws. SPAC has not received any written notice from any Governmental Authority of a material violation of any applicable Law since its incorporation. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). SPAC is, and since its incorporation has been, in material compliance with and not in default under such SPAC Permits, in each case.

Section 5.10 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no Contract, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, the Company or any of its Subsidiaries or the conduct of business by SPAC, the Company or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not a party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Agreements or as set forth on Schedule 5.10(c), SPAC is not, and at no time has been, party to any Contracts with any other Person that would require payments by SPAC in excess of $100,000 in the aggregate.

(d) SPAC has no liabilities, debts or obligations, except for liabilities, debts and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet as of March 31, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of SPAC’s consolidated balance sheet as of March 31, 2021 in the ordinary course of the operation of business of SPAC, or (iii)  incurred in connection with or contemplated by this Agreement and/or the Transactions.

Section 5.11 Tax Matters.

(a)

(i) all Tax Returns required to be filed by SPAC have been filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(ii) all Taxes required to be paid by SPAC have been duly paid;

(iii) no Tax audit, examination or other proceeding with respect to Taxes of SPAC is pending or has been threatened in writing;

(iv) SPAC has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes;

(v) SPAC has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(vi) there are no Liens for Taxes on any of the assets of SPAC, other than Permitted Liens;

(vii) there are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed against SPAC that have not been paid or otherwise resolved;

(viii) SPAC is not subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to SPAC or that are customary commercial contracts entered into with persons who are not Affiliates or direct or indirect equity holders in the Sponsor);

(ix) There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Liens;

(x) SPAC does not have any material liability for the Taxes of any Person (other than SPAC) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes);

(xi) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized;

(xii) SPAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. SPAC has not made an election pursuant to Section 965(h) of the Code.

(b) SPAC (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2019.

(c) SPAC has not taken any action (nor permitted any action to be taken), that would reasonably be expected to prevent the Merger from constituting a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(d) SPAC is a Tax resident only in its jurisdiction of formation.

(e) SPAC does not have Knowledge of any fact or any reason that (when taken together with the SPAC’s understanding of other relevant facts) would reasonably be expected to cause the Company to be treated, following the completion of the Transactions, as a Tax resident of a country other than Israel.

(f) SPAC is and has since incorporation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

Section 5.12 Capitalization.

(a) The authorized share capital of SPAC is comprised of (i) 100,000,000 SPAC Class A Shares, (ii) 10,000,000 SPAC Class B Shares, and (iii) 1,000,000 preference shares of a par value of $0.0001 each (“SPAC Preferred Stock”). Schedule 5.12(a) sets forth the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth the amount and type of Equity Securities of SPAC owned or held by each of Sponsor and each of Sponsor’s Affiliates. No shares of SPAC Preferred Stock have been issued or are outstanding. All of the issued and outstanding shares of Equity Securities of SPAC (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and the SPAC Organizational Documents and (iii) were not issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth on Schedule 5.12(a), there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the SPAC Organizational Documents, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.

(c) SPAC does not own any Equity Securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.13 NASDAQ Listing. The issued and outstanding units of SPAC, each such unit comprised of one SPAC Class A Share and one-half of SPAC Warrant are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “HCCCU.” The issued and outstanding SPAC

Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “HCCC.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “HCCCW.” SPAC is a member in good standing with the NASDAQ and has complied with the applicable listing requirements of the NASDAQ. There is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Class A Shares or the SPAC Warrants or terminate the listing of SPAC Class A Shares or the SPAC Warrants on the NASDAQ. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Shares or the SPAC Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Class A Shares or the SPAC Warrants from the NASDAQ or the SEC.

Section 5.14 Material Contracts; No Defaults.

(a) SPAC has filed as an exhibit to the SEC Reports all Contracts, including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the Knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) SPAC and, to the Knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written or oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.15 Related Party Transactions. Schedule 5.15 sets forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or warrant holder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor) or any of the respective officers, directors, employees, partners, members, managers or direct or indirect equityholders of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Schedule 5.15, no SPAC Related Party (i) owns any interest in any asset used by SPAC, or (ii) owes any material amount to, or is owed any material amount by, SPAC.

Section 5.16 Sponsor Support Agreement. SPAC has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by SPAC. The Sponsor Support Agreement is a legal, valid and binding obligation of SPAC and, each other party thereto (including Sponsor) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support

Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach of any party under the Sponsor Support Agreement.

Section 5.17 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.18 Absence of Changes. Since the date of SPAC’s incorporation (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.

Section 5.19 Residency. SPAC is a non-Israeli resident company that has no activities in Israel, and its activity is controlled and managed outside of Israel. Each of SPAC’s directors, officers and managers are non-Israeli residents and conduct SPAC’s activity outside of Israel.

Section 5.20 No Other Representations. Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement (including the Recapitalization) or any other Transaction Agreement, as set forth on Schedule 6.01, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law, use reasonable best efforts to conduct and operate its business in the ordinary course of business. Without limiting the generality of the foregoing, except as contemplated by this Agreement (including the Recapitalization) or in any other Transaction Agreement, as set forth on Schedule 6.01, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its Organizational Documents in any material respect;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;

(c) except for entries, modifications, amendments, waivers or terminations in the ordinary course of business, enter into, materially modify, materially amend, waive any material right under or terminate, any Specified Contract, or any Lease;

(d) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries;

(e) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any material Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses of Intellectual Property, (iv) as already contracted by the Company or any of its Subsidiaries, or (v) transactions among the Company and its Subsidiaries or among its Subsidiaries;

(f) settle any pending or threatened Action, if such settlement would require payment by the Company or any Subsidiary thereof in an amount greater than $1,000,000, or admit criminal wrongdoing;

(g) except in the ordinary course of business or as otherwise required by the terms of any existing Company Benefit Plan or existing employment Contract as in effect on the date hereof or as otherwise required under applicable Law, (i) pay or promise to pay, fund any new, enter into or make any grant of any material severance, change in control, transaction bonus, equity or equity-based, retention or termination payment or arrangement to any officer-level Company Employee, except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries in the ordinary course of business, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any officer-level Company Employees or (iii) establish, adopt, enter into, amend or terminate any material Company Benefit Plan or any Contract that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement;

(h) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances or other payments among the Company and its Subsidiaries;

(i) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than transactions among the Company and its Subsidiaries or among the Subsidiaries of the Company;

(j) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(k) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(l) other than in the ordinary course of business or as required by applicable Laws, make, change or revoke any material Tax election in a manner inconsistent with past practice, change or revoke any material accounting method with respect to Taxes, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, or surrender any right to claim a material refund of Taxes, in each case, if such action would be reasonably expected to have an adverse and disproportionate impact on SPAC and its equity holders (as compared to the impact of such actions on the Company and its pre-Merger equity holders);

(m) incur, create or assume any indebtedness for borrowed money in excess of $1,000,000, other than (x) ordinary course trade payables, (y) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (z) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing indebtedness and, in each case, any refinancings thereof;

(n) other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;

(o) make any capital expenditures that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to SPAC;

(p) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

(q) enter into any Contract to do any action prohibited under Section 6.01 above.

Notwithstanding anything to the contrary contained herein (including this Section 6.01), (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking any COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

Section 6.03 No Claim Against the Trust Account. The Company acknowledges that it has read SPAC’s final prospectus, dated January 14, 2021, the other SEC Reports and the SPAC Organizational Documents and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated within 24 months from the closing of the offering contemplated by SPAC’s final prospectus, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company hereby waives any claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement or the Transactions with SPAC; provided that notwithstanding anything herein or otherwise to the contrary (x) nothing herein shall serve to limit or prohibit the Company’s right (1) to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, (2) for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Shareholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement), or (3) for Fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall use reasonable best efforts to deliver to SPAC the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Additional Financial Statements”).

Section 6.05 Company Securities Listing. The Company will use its reasonable best efforts to cause: (i) the Company’s initial listing application with the NASDAQ in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of the NASDAQ; and (iii) the Company Ordinary Shares and Company Warrants and Company Ordinary Shares underlying such Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on the NASDAQ (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.06 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall adopt: (i) the Incentive Equity Plan Modifications in substantially the form attached hereto as Exhibit B (with such changes that may be agreed in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), and (ii) the ESPP in substantially the form attached hereto as Exhibit C (with such changes as may be agreed in writing by SPAC (such agreement not to be unreasonably withheld, conditioned or delayed)), in each case, effective as of the Closing Date.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.06 are included for the sole benefit of SPAC, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.07 Securities Laws. Each of the Company and SPAC acknowledges and agrees that it is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company.

Section 6.08 IIA. The Company shall file a notice with the IIA in accordance with applicable Law.

Section 6.09 AIDIE. The Company shall file a notice with the AIDIE as required pursuant to the Company’s Grant documents with the AIDIE.

ARTICLE VII

COVENANTS OF SPAC

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitees”) under the SPAC Organizational Documents or under any indemnification agreement such D&O Indemnitee may have with SPAC that has been made available to the Company prior to the date of this Agreement, in each case, as in effect as of immediately prior to the date of this Agreement (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the Surviving Company to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the Surviving Company to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) Prior to the Closing, SPAC shall purchase a six year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the Surviving Company to, use reasonable best efforts to maintain the D&O Tail in full force and effect for its full term.

Section 7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by the Company in writing, or as required by applicable Law (including COVID-19 Measures), SPAC shall not:

(i) change, amend, restate, supplement or otherwise modify any of the Trust Agreement or the SPAC Organizational Documents;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC; (B) split, combine or reclassify any Equity Securities of SPAC; or (C) other than in connection with the SPAC Shareholder Redemption, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;

(iii) (A) merge, consolidate, combine or amalgamate SPAC with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv) make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any Tax, file any material Tax Return in a manner materially inconsistent with past practice, or surrender any right to claim a material refund of Taxes, in each case, if such action would be reasonably expected to materially increase the present or future Tax liability of SPAC, the Company or any of its Subsidiaries;

(v) enter into, renew or amend in any respect, any transaction or Contract with an SPAC Related Party (including any agreement or arrangements related to transaction bonuses or similar payments, however effected or whenever paid);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness; provided that, subject to and without limiting anything contained in this Agreement (including Article IX), this Section 7.2(a)(vii) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and SPAC Expenses and expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (and the costs and expenses necessary for an extension of the deadline by which it must complete its Business Combination) in an aggregate amount not to exceed $1,000,000;

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities, other than issuance of SPAC Class A Shares in connection with the exercise of any SPAC Warrants outstanding on the date hereof, or (B) amend, modify or waive any of the terms or rights set forth in any SPAC Warrant or the Warrant Agreement (including the warrant price set forth therein);

(ix) engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s formation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(x) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing);

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xii) change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) (A) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions, or (B) incur any liabilities or obligations in connection with this Agreement or the Transactions other than as set forth on Schedule 7.02(a)(xiii); or

(xiv) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) During the Interim Period, the SPAC shall comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement, the Transaction Agreements and all other agreements or Contracts to which the SPAC is party.

Section 7.03 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to the shareholders of SPAC pursuant to the SPAC Shareholder Redemption, and (B) pay all remaining amounts then available in the Trust Account to SPAC for immediate use, and (b) thereafter, the Trust Account shall terminate.

Section 7.04 Inspection. SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, to the books, Tax Returns, records and appropriate officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions.

Section 7.05 Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January  12, 1999, issued by the SEC regarding such matters.

Section 7.06 SPAC Public Filings.

(a) From the date hereof through the Closing, SPAC will keep current and timely file all SEC Reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(b) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which has been approved by the Company prior to the execution of this Agreement.

Section 7.07 SPAC Securities Listing. From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares and the SPAC Warrants to be listed on, the NASDAQ. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares and the SPAC Warrants to be delisted from the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.08 SPAC Board Recommendation. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the SPAC Board Recommendation for any reason.

ARTICLE VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to consummate the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including notice to the IIA and the AIDIE) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws of the other jurisdictions set forth on Schedule 8.01(a) with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Authority (including notice to the IIA and the AIDIE) for additional information and documentary material that may be requested pursuant to any Competition Laws. SPAC shall promptly inform the Company of any communication between SPAC, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under any Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of SPAC and the Company.

(b) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of SPAC) or SPAC (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including notice to the IIA and the AIDIE) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of SPAC, the Company, or, in the case of the Company, SPAC in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of SPAC, the Company, or, in the case of the Company, SPAC, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict, (ii) in no event shall the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions, and (iii) in no event shall the failure to obtain any Consent (including of the IIA and the AIDIE), except to the extent expressly provided in Section 9.01, be considered, constitute, triggered or give any rights in respect of, failure of a condition to the Closing.

(d) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a representative of the Company or any Subsidiary of the Company). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding anything to the contrary, (i) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation brought against SPAC or its Representatives and (ii) in no event shall SPAC (or any of its Representatives) settle or compromise any Transaction Litigation brought against SPAC or its Representatives without the prior written consent of the Company.

Section 8.02 Registration Statement; Shareholder Meetings.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and the Company shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with SPAC’s cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of Company Ordinary Shares to be issued in exchange for the issued and outstanding SPAC Class A Shares and Company Warrants to be issued in exchange for the issued and outstanding SPAC Warrants. Subject to Schedule 8.02, each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion required to be provided in connection with the Registration Statement, counsel to SPAC shall provide such tax opinion(s). The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a Current Report on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including the NASDAQ) in connection with the Merger and the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by applicable Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares or Company Warrants for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.

(b) SPAC Special Meeting. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Special Meeting”), and SPAC shall convene and hold the SPAC Special Meeting, in each case in accordance with SPAC’s Organizational Documents and applicable Law, solely for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to effect SPAC Shareholder Redemption, (ii) obtaining the SPAC Shareholder Approval, and (iii) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Shareholders at the SPAC Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Shareholders, and minimize SPAC Shareholder Redemption by SPAC Shareholders. SPAC shall include the SPAC Board Recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Special Meeting solely to the extent necessary (a “SPAC Meeting Change”): (i) to comply with applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by applicable Law is disclosed to SPAC Shareholders and for such supplement or amendment to be promptly disseminated to SPAC Shareholders with sufficient time prior to the SPAC Special Meeting for SPAC Shareholders to consider the disclosures contained in such supplement or amendment; or (iii) if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Special Meeting; provided that, without the prior written consent of the Company, SPAC may only be entitled to one SPAC Meeting Change (excluding any postponements or adjournments required by applicable Law), and the SPAC Special Meeting may not be adjourned or postponed to a date that is more than five Business Days after the date for which the SPAC Special Meeting was originally scheduled (excluding any postponements or adjournments mandated by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided, further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii), the SPAC Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Special Meeting. The Company shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of a meeting of the Company Shareholders (the “Company Special Meeting”) and the Company shall convene and hold the Company Special Meeting, in each case, in accordance with the Organizational Documents of the Company and applicable Law, for the purpose of, inter alia, obtaining all requisite approvals and authorizations from the Company Shareholders in connection with the Transactions (including the Company Shareholder Approval). The Company shall, through approval of its board of directors, recommend to the Company Shareholders the adoption and approval of the Company Transaction Proposals by the Company Shareholders (the “Company Board Recommendation”). The Company shall use its reasonable best efforts to obtain such approvals and recommendations from the Company Shareholders at the Company Special Meeting, including by soliciting approvals as promptly as practicable after the date hereof in accordance with applicable Law for the purpose of obtaining such approvals and authorizations from the Company Shareholders. The Company shall, through its board of directors, recommend to Company Shareholders that they provide the Company Shareholder Approval. The board of directors of the Company shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled to postpone or adjourn the Company Special Meeting (a “Company Meeting Change”): (i) to the extent required by applicable Law, (ii) if, as of the time for which the Company Special Meeting is originally scheduled, there are insufficient shares of stock entitled to vote represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Special Meeting; or (iii) in order to solicit additional approvals from shareholders for purposes of obtaining approval from the Company Shareholders; provided that, without the prior written consent of SPAC, the Company may only be entitled to one Company Meeting Change (excluding any postponements or adjournments required by applicable Law), and the Company Special Meeting may not be adjourned or postponed to a date that is more than five Business Days after the date for which the Company Special Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) and provided it is held no later than three Business Days prior to the Termination Date; provided further, that in the event of a postponement or adjournment pursuant to clauses (ii) or (iii) above, the Company Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to (x) any sale or other material disposition (however effected) of all or substantially all of the Equity Securities, or all or substantially all of the assets, of the Company and its Subsidiaries (on a consolidated basis) or (y) otherwise any transaction with a publicly-traded special purpose acquisition company (a “Company Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Company Alternative Transaction Proposal or that may reasonably be expected to lead to any Company Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Company Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a).

(b) During the Interim Period, SPAC shall not, and shall cause its Representatives, its Subsidiaries and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any business combination transaction involving SPAC and all or a material portion of the equity interests, asset(s) and/or business(es) of any other person(s), whether by way of stock purchase, asset purchase, merger, business combination or otherwise (a “SPAC Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any SPAC Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any SPAC Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b).

Section 8.04 Tax Matters.

(a) To the extent applicable, for U.S. federal income tax purposes, the Parties will (to the maximum extent permitted by applicable Law) prepare and file all U.S. income Tax Returns consistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”); provided, for the avoidance of doubt, that nothing in this Section 8.04 shall prevent any Party or any of its Affiliates from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Authority with respect to the Intended Tax Treatment. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Merger qualifies as a “reorganization” within the meaning of Section 368(a).

(b) All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the party responsible therefor under applicable Law. Each of SPAC, Merger Sub and the Company shall use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) None of SPAC, the Company or any of their respective Affiliates, or their respective Representatives (acting on their behalf), shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger is subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Merger.

(b) Net Tangible Assets. SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

(c) SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(d) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(e) NASDAQ Listing. The Company Ordinary Shares and Company Warrants to be issued pursuant to Section 3.01(b) and Section 3.10(c), respectively, in connection with the Closing shall be approved for listing upon the Closing on the NASDAQ, subject to official notice of issuance thereof.

(f) Registration Statement. The Registration Statement shall have become effective, and no stop order with respect thereto shall be in effect.

Section 9.02 Additional Conditions to Obligations of SPAC . The obligations of the SPAC to consummate, or cause to be consummated, the Merger is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporation Organization of the Company), Section 4.03 (Due Authorization) and Section 4.21 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 or Section 4.08(d)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii) The representations and warranties set forth in Section 4.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(iv) The representations and warranties set forth in Section 4.08(d) (Absence of Changes) shall be true and correct as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect has occurred that is continuing.

(d) Officer’s Certificate. The Company shall have delivered to SPAC a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(e) Amended IRA; Joinder. The Company shall have delivered to SPAC copies of the Amended IRA and the Joinder, duly executed by the Company.

Section 9.03 Additional Conditions to the Obligations of the Company and Merger Sub. The obligation of the Company and Merger Sub to consummate or cause to be consummated the Merger and is subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the SPAC contained in Article V (other than the representations and warranties of the SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization) and Section 5.07 (Brokers Fees)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the SPAC contained in Section 5.01 (Organization), Section 5.02 (Authorization) and Section 5.07 (Brokers Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of the SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.

(b) Agreements and Covenants. The covenants and agreements of the SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated the Closing Date, to the effect that the conditions specified in Section Section 9.03(a), Section 9.03(b) and Section Section 9.03(g) have been fulfilled.

(d) Aggregate Transaction Proceeds. The Aggregate Transaction Proceeds shall equal or exceed $225,000,000.

(e) Resignations. The directors and officers of SPAC shall have resigned or otherwise been removed, effective as of or prior to the Closing, and copies of such resignation letters (which are in form and substance reasonably satisfactory to the Company) shall have been delivered to the Company.

(f) Trust Account. SPAC shall have made all necessary and appropriate arrangements with the trustee to the Trust Account to have all of the funds contained in the Trust Account disbursed to SPAC, all of the funds contained in the Trust Account shall have been actually disbursed to SPAC, and all such funds disbursed from the Trust Account to SPAC shall be available to SPAC in respect of all of the obligations of SPAC set forth in this Agreement.

(g) Liabilities. The aggregate amount of all monetary liabilities and obligations of SPAC (including in respect of SPAC Expenses) as of the Closing shall not exceed $20,000,000.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of SPAC and the Company;

(b) by either SPAC or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;

(c) by either SPAC or the Company, if the Effective Time has not occurred by 11:59 p.m., New York City time, on January 7, 2022 (the “Termination Date”); provided, however, that if the SEC has not declared the Proxy Statement/Registration Statement effective on or prior to December 1, 2022, the Termination Date shall be automatically extended to March 7, 2022; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement caused or resulted in the failure of the Transactions to be consummated by such time;

(d) by SPAC, if the Company or Merger Sub has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) and Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company or Merger Sub before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from SPAC of such breach or failure to perform: provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by the Company, if SPAC has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) and Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the fifth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by either SPAC or the Company, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(f) shall not be available to SPAC if SPAC has breached this Agreement (including Section 8.02(b));

(g) by either SPAC or the Company, if, at the Company Special Meeting (including any adjournments thereof), the Company Transaction Proposals are not duly adopted by the Company Shareholders by the requisite vote under applicable Law and the Organizational Documents of the Company; provided that the right to terminate this Agreement under this Section 10.01(g) shall not be available to the Company if the Company has breached this Agreement (including Section 8.02(c));

(h) by the Company, if the SPAC breaches its obligations under Section 8.02(b); or

(i) by the Company if the condition set forth in Section 9.03(d) becomes incapable of being satisfied at the Closing (if the Closing were otherwise to occur prior to the Termination Date) without any amendment, modifications or supplements to, or waivers under, this Agreement or any of the PIPE Agreements.

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.04 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to SPAC, prior to the Closing, to:

Healthcare Capital Corp.

301 North Market Street

Suite 1414

Wilmington, DE 19801

Tel: 646.321.6325

Attn: William Johns

E-mail: wjohns@healthccc.com

with copies (which shall not constitute notice) to:

Ellenoff Grossman Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attn: Stuart Neuhauser, Esq.

E-mail: sneuhauser@egs.llp

and to:

FISCHER (FBC & Co.)

146 Menachem Begin Road

Tel-Aviv 6492103, Israel

Attn: Eran Yaniv

E-mail: eyaniv@fbclawyers.com

If to the Company or Merger Sub, or SPAC following the Closing, to:

Alpha Tau Medical Ltd.

5 Kiryat Hamada Street, Building B3, 4th Floor

Jerusalem 9777605 Israel

Attn: Uzi Sofer, CEO; Raphi Levy, CFO

E-mail: uzi@alphataumedical.com; raphil@alphatau.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Eyal Orgad; Michael Vardanian

Email: Eyal.Orgad@lw.com; Michael.Vardanian@lw.com

Latham & Watkins LLP

99 Bishopsgate

London EC2M 3XF

United Kingdom

Attention: Joshua Kiernan

E-mail: joshua.kiernan@lw.com

Meitar | Law Offices

16 Abba Hillel Road

Ramat Gan 5250608, Israel

Attn: Shachar Hadar; Yoav Nahir

E-mail: shacharh@meitar.com; yoavn@meitar.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15 and (c) Prior Counsel is an intended third-party beneficiary of, and may enforce, Section 11.17.

Section 11.05 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

Section 11.06 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts; Electronic Signatures. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement or any Transaction Agreement (including any of the closing deliverables contemplated hereby) by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Transaction Agreement.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain confidentiality agreement, dated as of February 3, 2021 by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the

Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. The Parties hereby agree that, in the event that any Action is brought against either Party as contemplated by this Section 11.13, the Termination Date shall be extended until 30 days following the date of resolution of such Action.

Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 11.15 Non-Survival . Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Support Agreement, the Company Shareholder Support Agreements, the Amended IRA and the Joinder shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof.

Section 11.17 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Each Party acknowledges that each of Latham & Watkins LLP, Meitar Law Offices, Ellenoff Grossman & Schole LLP and FBC & Co. (each of them, the “Prior Counsel”) has on or prior to the Closing Date represented, as applicable, the Company, its Subsidiaries, the Company Shareholders, SPAC, the SPAC Shareholders, Sponsor and any of their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Designated Person”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Company or its Subsidiaries (including SPAC) or SPAC Shareholders

(for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that the Prior Counsel may represent them in connection with such matters. Accordingly, each member of the Post-Closing Group hereby (i) waives and shall not assert, and agrees after the Closing to not assert, any conflict of interest arising out of or relating to the representation by the Prior Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, any Prior Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to any member of the Post-Closing Group.

(b) Attorney-Client Privilege. Each member of the Post-Closing Group waives and shall not assert, and agrees after the Closing to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the Prior Counsel, on the one hand, and any Designated Person (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by the Prior Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and any member of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Designated Persons. Furthermore, each member of the Post-Closing Group acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege and shall be owned solely by such Designated Persons.

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be retained by the Designated Persons. No member of the Post-Closing Group shall have a right of access to such Privileged Materials.

(d) Miscellaneous. Each Party hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Counsel. This Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of the Prior Counsels.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

Alpha Tau Medical Ltd.

By:	/s/ Uzi Sofer
Name:	Uzi Sofer
Title:	Chief Executive Officer

Archery Merger Sub Inc.

By:	/s/ Uzi Sofer
Name:	Uzi Sofer
Title:	President

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

Healthcare Capital Corp.

By:	/s/ William Johns
Name:	William Johns
Title:	Chief Executive Officer

ANNEX B

THE COMPANIES LAW, 1999

A LIMITED LIABILITY COMPANY

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ALPHA TAU MEDICAL LTD.

As Adopted on _____, 2021

PRELIMINARY

1.	DEFINITIONS; INTERPRETATION.

(a) In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.

“Articles”	shall mean these Amended and Restated Articles of Association, as amended from time to time.
“Board of Directors”	shall mean the Board of Directors of the Company.
“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies;
“Companies Law”	shall mean the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.
“Company”	shall mean Alpha TAU Medical Ltd.
“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.
“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5758-1988 and the regulations promulgated thereunder.
“External Director(s)”	shall have the meaning provided for such term in the Companies Law.
“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 23 of these Articles), as the case may be.
“NIS”	shall mean New Israeli Shekels.
“Office”	shall mean the registered office of the Company at any given time.
“Office Holder” or “Officer”	shall have the meaning provided for such term in the Companies Law.
“Securities Law”	shall mean the Israeli Securities Law, 5728-1968, and the regulations promulgated thereunder.
“Shareholder(s)”	shall mean the shareholder(s) of the Company, at any given time.

(b) Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day shall mean each calendar day other than any calendar day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “Person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body, or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

(c) The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(d) The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.

LIMITED LIABILITY

2.

The Company is a limited liability company and each Shareholder’s liability for the Company’s debts is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s Shares (as defined below) and which amount has not yet been paid by such Shareholder.

COMPANY’S OBJECTIVES

3.	OBJECTIVES.

The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

4.	DONATIONS.

The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes such as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

SHARE CAPITAL

5.	AUTHORIZED SHARE CAPITAL.

(a) The authorized share capital of the Company shall consist of 275,000,000 Ordinary Shares without par value (the “Shares”).

(b) The Shares shall rank pari passu in all respects. The Shares may be redeemable to the extent set forth in Article 18.

6.	INCREASE OF AUTHORIZED SHARE CAPITAL.

(a) The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares it is authorized to issue by such amount, and such additional shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b) Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares that are included in the existing share capital.

7.	SPECIAL OR CLASS RIGHTS; MODIFICATION OF RIGHTS.

(a) The Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b) If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

(c) The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class, it being clarified that the requisite quorum at any such separate General Meeting shall be two or more Shareholders present in person or by proxy and holding not less than thirty-three and one-third percent (33 1⁄3%) of the issued shares of such class, provided, however, that if (i) such separate General Meeting of the holders of the particular class was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such meeting the Company is qualified to use the forms of a “foreign private issuer” under US securities laws, then the requisite quorum at any such separate General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding not less than twenty-five percent (25%) of the issued shares of such class. For the purpose of determining the quorum present at such General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(d) Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class.

8.	CONSOLIDATION, DIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL.

(a) The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:

(i) consolidate all or any part of its issued or unissued authorized share capital;

(ii) divide or sub-divide its shares (issued or unissued) or any of them and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii) cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv) reduce its share capital in any manner.

(b) With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i) determine, as to the holder of shares so consolidated, which issued shares shall be consolidated;

(ii) issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;

(iii) redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(iv) round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or

(v) cause the transfer of fractional shares by certain Shareholders of the Company to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 8(b)(v).

9.	ISSUANCE OF SHARE CERTIFICATES, REPLACEMENT OF LOST CERTIFICATES.

(a) To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b) Subject to the provisions of Article 9(a), each Shareholder shall be entitled to one numbered certificate for all of the shares of any class registered in his or her name. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

(c) A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.

(d) A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

10.	REGISTERED HOLDER.

Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

11.	ISSUANCE AND REPURCHASE OF SHARES.

(a) The unissued shares from time to time shall be under the control of the Board of Directors (and, to the extent permitted by law, any Committee thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 13(f) hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, inter alia, price, with or without premium, discount or commission), during such time as the Board of Directors (or the Committee, as the case may be) deems fit.

(b) The Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.

12.	PAYMENT IN INSTALLMENT.

If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.

13.	CALLS ON SHARES.

(a) The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.

(b) Notice of any call for payment by a shareholder shall be given in writing to such shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a shareholder, the Board of Directors may in its absolute discretion, by notice in writing to such shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

(c) If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time, such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 13, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d) Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.

(e) Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

(f) Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.

14.	PREPAYMENT.

With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his or her shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 14 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.

15.	FORFEITURE AND SURRENDER.

(a) If any Shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including, without limitation, attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

(b) Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c) Without derogating from Articles 51 and 55 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d) The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e) Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.

(f) Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 13(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another.

(g) The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 15.

16.	LIEN.

(a) Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such Shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b) The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such Shareholder, his or her executors or administrators.

(c) The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the shareholder, his or her executors, administrators or assigns.

17.	SALE AFTER FORFEITURE OR SURRENDER OR FOR ENFORCEMENT OF LIEN.

Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

18.	REDEEMABLE SHARES.

The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.

TRANSFER OF SHARES

19.	REGISTRATION OF TRANSFER.

No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.

20.	SUSPENSION OF REGISTRATION.

The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.

TRANSMISSION OF SHARES

21.	DECEDENTS’ SHARES.

Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.

22.	RECEIVERS AND LIQUIDATORS.

(a) The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder.

(b) Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of Directors or such officer may grant or refuse in its absolute discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

23.	GENERAL MEETINGS.

(a) An annual General Meeting (“Annual General Meeting”) shall be held at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors.

(b) All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

(c) If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.

24.	RECORD DATE FOR GENERAL MEETING.

Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

25.	SHAREHOLDER PROPOSAL REQUEST.

(a) Any Shareholder or Shareholders of the Company holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law, and the Proposal Request must comply with the requirements of these Articles (including this Article 25) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and received by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

(b) The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting, and (iii) as of the General Meeting, and any adjournment or postponement thereof.

(c) The provisions of Articles 25(a) and 25(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

(d) Notwithstanding anything to the contrary herein, this Article 25 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a supermajority of at least 65% of the total voting power of the Shareholders.

26.	NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE.

(a) The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.

(b) The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c) No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d) In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.

PROCEEDINGS AT GENERAL MEETINGS

27.	QUORUM.

(a) No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b) In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one-third percent (33 1⁄3%) of the voting power of the Company, provided, however, that if (i) such General Meeting was initiated by and convened pursuant to a resolution adopted by the Board of Directors and (ii) at the time of such General Meeting the Company is qualified to use the forms of a “foreign private issuer” under US securities laws, then the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 13 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty-five percent (25%) of the voting power of the Company. For the purpose of determining the quorum present at a certain General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder.

(c) If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened pursuant to a request under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

28.	CHAIRPERSON OF GENERAL MEETING.

The Chairperson of the Board of Directors shall preside as Chairperson of every General Meeting of the Company. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, the Chairperson is also a Shareholder or such proxy).

29.	ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS.

(a) Except as required by the Companies Law or these Articles, including, without limitation, Article 39 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b) Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson of the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(c) A defect in convening or conducting a General Meeting, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d) A declaration by the Chairperson of the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

30.	POWER TO ADJOURN.

A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson of a General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting).

31.	VOTING POWER.

Subject to the provisions of Article 32(a) and to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each share held by the Shareholder of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means.

32.	VOTING RIGHTS.

(a) No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him or her in respect of his or her shares in the Company have been paid.

(b) A company or other corporate body being a Shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson of the General Meeting, written evidence of such authorization (in form acceptable to the Chairperson) shall be delivered to him or her.

(c) Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder of the Company), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article (b) above.

(d) If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 32(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

(e) If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

PROXIES

33.	INSTRUMENT OF APPOINTMENT.

(a) An instrument appointing a proxy shall be in writing and shall be substantially in the following form:

“I		of
	(Name of Shareholder)		(Address of Shareholder)

Being a shareholder of Alpha TAU Medical Ltd. hereby appoints of
	(Name of Proxy)		(Address of Proxy)

as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the ___ day of _______, _______ and at any adjournment(s) thereof.

Signed this ____ day of ___________, ______.
(Signature of Appointor)”

or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person’s duly authorized attorney, or, if such appointor is company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.

(b) Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than forty eight (48) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

34.	EFFECT OF DEATH OF APPOINTER OF TRANSFER OF SHARE AND OR REVOCATION OF APPOINTMENT.

(a) A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b) Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 33(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 33(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 34(b) at or prior to the time such vote was cast.

BOARD OF DIRECTORS

35.	POWERS OF THE BOARD OF DIRECTORS.

(a) The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting. The authority conferred on the Board of Directors by this Article 35 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

(b) Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

36.	EXERCISE OF POWERS OF THE BOARD OF DIRECTORS.

(a) A meeting of the Board of Directors at which a quorum is present in accordance with Article 45 shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b) A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c) The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.

37.	DELEGATION OF POWERS.

(a) The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors”, or “Committee”), each consisting of one or more persons (who may or may not be Directors), and it may from time to time revoke such delegation or alter the composition of any such Committee. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of

Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers.

(b) The Board of Directors may from time to time appoint a Secretary to the Company, as well as Officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c) The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

38.	NUMBER OF DIRECTORS.

(a) The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than eleven (11), including the External Directors, if any were elected) as may be fixed from time to time by resolution of the Board of Directors.

(b) Notwithstanding anything to the contrary herein, this Article 38 may only be amended or replaced by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.

39.	ELECTION AND REMOVAL OF DIRECTORS.

(a) The Directors (excluding the External Directors if any were elected), shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective

(i) The term of office of the initial Class I directors shall expire at the Annual General Meeting to be held in 2022 and when their successors are elected and qualified,

(ii) The term of office of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above and when their successors are elected and qualified, and

(iii) The term of office of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above and when their successors are elected and qualified.

(b) At each Annual General Meeting, commencing with the Annual General Meeting to be held in 2022, each Nominee or Alternate Nominee (each as defined below) elected at such Annual General Meeting to serve as a Director in a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.

(c) If the number of Directors (excluding External Directors, if any were elected) that comprises the Board of Directors is hereafter changed by the Board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d) Prior to every General Meeting of the Company at which Directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of Persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(e) Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 39(e), Article 25 and applicable law. Unless otherwise determined by the Board of Directors, a Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 25, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F (or Form 10-K, if applicable) or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 39(e) and Article 25, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.

(f) The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election. Notwithstanding Articles 25(a) and 25(c), in the event of a Contested Election, the method of calculation of the votes and the manner in which the resolutions will be presented to the General Meeting shall be determined by the Board of Directors in its discretion. In the event that the Board of Directors does not or is unable to make a determination on such matter, then the method described in clause (ii) below shall apply. The Board of Directors may consider, among other things, the following methods: (i) election of competing slates of Director nominees (determined in a manner approved by the Board of Directors) by a majority of the voting power represented at the General Meeting in person or by proxy and voting on such competing slates, (ii) election of individual Directors by a plurality of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors (which shall mean that the nominees receiving the largest number of “for” votes will be elected in such

Contested Election), (iii) election of each nominee by a majority of the voting power represented at the General Meeting in person or by proxy and voting on the election of Directors, provided that if the number of such nominees exceeds the number of Directors to be elected, then as among such nominees the election shall be by plurality of the voting power as described above, and (iv) such other method of voting as the Board of Directors deems appropriate, including use of a “universal proxy card” listing all Nominees and Alternate Nominees by the Company. For the purposes of these Articles, election of Directors at a General Meeting shall be considered a “Contested Election” if the aggregate number of Nominees and Alternate Nominees at such meeting exceeds the total number of Directors to be elected at such meeting, with the determination thereof being made by the Secretary (or, in the absence thereof, by the Chief Executive Officer of the Company) as of the close of the applicable notice of nomination period under Article 25 or under applicable law, based on whether one or more notice(s) of nomination were timely filed in accordance with Article 25, this Article 39 and applicable law; provided, however, that the determination that an election is a Contested Election shall not be determinative as to the validity of any such notice of nomination; and provided, further, that, if, prior to the time the Company mails its initial proxy statement in connection with such election of Directors, one or more notices of nomination of an Alternate Nominee are withdrawn such that the number of candidates for election as Director no longer exceeds the number of Directors to be elected, the election shall not be considered a Contested Election. Shareholders shall not be entitled to cumulative voting in the election of Directors, except to the extent specifically set forth in this clause (f).

(g) Notwithstanding anything to the contrary herein, this Article 39 and Article 42(e) may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.

(h) Notwithstanding anything to the contrary in these Articles, the election, qualification, removal or dismissal of External Directors, if so elected, shall be only in accordance with the applicable provisions set forth in the Companies Law.

40.	COMMENCEMENT OF DIRECTORSHIP.

Without derogating from Article 39, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.

41.	CONTINUING DIRECTORS IN THE EVENT OF VACANCIES.

The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 38 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 38 hereof, they may only act in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 38 hereof, or in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office, or in case of a vacancy due to the number of Directors serving being less than the maximum number stated in Article 38 hereof the Board of Directors shall determine at the time of appointment the class pursuant to Article 39 to which the additional Director shall be assigned. Notwithstanding anything to the contrary herein, this Article 41 may only be amended, replaced or suspended by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s shareholders.

42.	VACATION OF OFFICE.

The office of a Director shall be vacated and he shall be dismissed or removed:

(a) ipso facto, upon his or her death;

(b) if he or she is prevented by applicable law from serving as a Director;

(c) if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a director;

(d) if his or her directorship expires pursuant to these Articles and/or applicable law;

(e) by a resolution adopted at a General Meeting by a majority of at least 65% of the total voting power of the Company’s Shareholders (with such removal becoming effective on the date fixed in such resolution);

(f) by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or

(g) with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.

43.	CONFLICT OF INTERESTS; APPROVAL OF RELATED PARTY TRANSACTIONS.

(a) Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.

(b) Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

PROCEEDINGS OF THE BOARD OF DIRECTORS

44.	MEETINGS.

(a) The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors thinks fit.

(b) A meeting of the Board of Directors shall be convened by the Secretary upon instruction of the Chairperson or upon a request of at least two Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary to convene a meeting upon a request of at least two (2) Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days’ notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.

(c) Notice of any such meeting shall be given orally, by telephone, in writing or by mail, facsimile, email or such other means of delivery of notices as the Company may apply, from time to time.

(d) Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.

45.	QUORUM.

Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within thirty (30) minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time 48 hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within 30 minutes of the announced time, the requisite quorum at such adjourned meeting shall be, any two (2) Directors, if the number of Directors then serving is up to five (5), and any three (3) Directors, if the number of Directors then serving is more than five (5), in each case who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.

46.	CHAIRPERSON OF THE BOARD OF DIRECTORS.

The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting or if he is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.

47.	VALIDITY OF ACTS DESPITE DEFECTS.

All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

CHIEF EXECUTIVE OFFICER

48.	CHIEF EXECUTIVE OFFICER.

The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer of the Company who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

MINUTES

49.	MINUTES.

Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.

DIVIDENDS

50.	DECLARATION OF DIVIDENDS.

The Board of Directors may, from time to time, declare, and cause the Company to pay dividends as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

51.	AMOUNT PAYABLE BY WAY OF DIVIDENDS.

Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 13 hereof) entitled thereto on a pari passu basis in proportion to their respective holdings of the issued and outstanding Shares in respect of which such dividends are being paid.

52.	INTEREST.

No dividend shall carry interest as against the Company.

53.	PAYMENT IN SPECIE.

If so declared by the Board of Directors, a dividend declared in accordance with Article 50 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.

54.	IMPLEMENTATION OF POWERS.

The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.

55.	DEDUCTIONS FROM DIVIDENDS.

The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him or her to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

56.	RETENTION OF DIVIDENDS.

(a) The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b) The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 21 or 22, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

57.	UNCLAIMED DIVIDENDS.

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.

58.	MECHANICS OF PAYMENT.

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its sole discretion, be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such Persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 21 or 22 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or warrant or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the Person entitled to the money represented thereby.

ACCOUNTS

59.	BOOKS OF ACCOUNT.

The Company’s books of account shall be kept at the Office of the Company, or at such other place or places as the Board of Directors may think fit, and they shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.

60.	AUDITORS.

The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.

61.	FISCAL YEAR.

The fiscal year of the Company shall be the 12 months period ending on December 31 of each calendar year.

SUPPLEMENTARY REGISTERS

62.	SUPPLEMENTARY REGISTERS.

Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

EXEMPTION, INDEMNITY AND INSURANCE

63.	INSURANCE.

Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:

(a) a breach of duty of care to the Company or to any other person;

(b) a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c) a financial liability imposed on such Office Holder in favor of any other person; and

(d) any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law).

64.	INDEMNITY.

(a) Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder of the Company to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

(i) a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(ii) reasonable litigation expenses, including legal fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;

(iii) reasonable litigation costs, including legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent; and

(iv) any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including, without limitation, in accordance with Section 56h(b)(1) of the Israeli Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the RTP Law).

(b) Subject to the provisions of the Companies Law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

(i) Sub-Article 6464(a)(i)(a)(ii) to 64(a)(iv); and

(ii) Sub-Article 64(a)(i), provided that:

(1) the undertaking to indemnify is limited to such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made and for such amounts or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

(2) the undertaking to indemnify shall set forth such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and the amounts and/or criterion which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances.

65.	EXEMPTION.

Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.

66.	GENERAL.

(a) Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 63 to 65 and any amendments to Articles 63 to 65 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b) The provisions of Articles 63 to 65 (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

LOCK-UP

67. LOCK-UP

Notwithstanding anything to the contrary herein, and subject only to the exceptions set forth in Article 68, other than with the written consent of the Company, each Shareholder as of immediately prior to the time these Articles have become effective (but after giving effect to the stock split as contemplated pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 7, 2021, by and among the Company, Archery Merger Sub Inc. and Healthcare Capital Corp. (such time, the “Lock-Up Effective Time,” and each such Shareholder, a “Locked-Up Shareholder”) shall not be entitled to Transfer any Shares held by such Locked-Up Shareholder (“Locked-Up Shares”) or any instruments exercisable or exchangeable for, or convertible into, such Locked-Up Shares, in each case until a date that is one hundred and eighty (180) days following the Lock-Up Effective Time (the “Lock-Up Period”). Notwithstanding the foregoing, if, subsequent to the Lock-Up Effective Time, (a) the volume-weighted average price of the Shares on the Nasdaq Stock Market (or the U.S. exchange on which the Shares are then listed) exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like recapitalization) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing date of the Merger Agreement, the Locked-Up Shares shall be released from the foregoing lock-up mechanism, and (b) the payment of a tax bill issued by the applicable governing authority with respect to dissolution proceedings requires the sale of Locked-Up Shares by a Shareholder, such Locked-Up Shares shall be, upon receipt of the prior written consent of the Company, released from the foregoing lock-up mechanism. “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended, with respect to the Locked-Up Shares, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, the Locked-Up Shares, whether any such transaction is to be settled by delivery of such Locked-Up Shares, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

68.	PERMITTED TRANSFERS

Notwithstanding the provisions set forth in Article 67, transfers of the Locked-Up Shares that are held by a Shareholder or any of his, her or its permitted transferees (that have complied with this Article 68), are permitted (i) in the case of an entity, to any officer, director or affiliate of Shareholder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; or (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual.

WINDING UP

69.	WINDING UP.

If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the number of issued and outstanding shares held by each Shareholder.

NOTICES

70.	NOTICES.

(a) Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.

(b) Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the principal office of the Company, by facsimile transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

(c) Any such notice or other document shall be deemed to have been served:

(i) in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or

(ii) in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii) in the case of personal delivery, when actually tendered in person, to such addressee;

(iv) in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

(d) If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 7070.

(e) All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(f) Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(g) Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:

(i) if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or a schedule filed with, or furnished to, the SEC pursuant to the Securities Exchange Act of 1934, as amended; and/or

(ii) on the Company’s internet site.

(h) The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.

AMENDMENT

71.	AMENDMENT.

Any amendment of these Articles shall require, in addition to the approval of the General Meeting of shareholders in accordance with these Articles, also the approval of the Board of Directors with the affirmative vote of a majority of the then serving Directors.

FORUM FOR ADJUDICATION OF DISPUTES

72.	FORUM FOR ADJUDICATION OF DISPUTES.

(a) Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the U.S. Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. The foregoing provisions of this Article 72 shall not apply to causes of action arising under the U.S. Securities Exchange Act of 1934, as amended.

(b) Unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Securities Law.

(c) Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to the provisions of this Article 72.

* * *

Annex C

HEALTHCARE CAPITAL CORP.

301 North Market Street, Suite 1414

Wilmington, DE 19801

PROXY CARD

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

HEALTHCARE CAPITAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William Johns and Philip Baseil (each, a “Proxy”) as proxies, each with full power to act without the other and the power to appoint a substitute to vote the shares that the undersigned is entitled to vote at the special meeting of stockholders of Healthcare Capital Corp. (“HCCC”) to be held on [●], 2021 at [●] a.m., Eastern Time solely over the Internet by means of a live audio webcast at [●], and at any adjournments and/or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in each Proxy’s discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

▲TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE	☒

(1) Proposal No. 1 — The Business Combination Proposal — To approve and adopt the Agreement and Plan of Merger, dated as of July 7, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among HCCC, Alpha Tau Medical Ltd., a company organized under the laws of the state of Israel (“Alpha Tau”) and Archery Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Alpha Tau (“Merger Sub”), and the transactions contemplated therein, including the Business Combination whereby Merger Sub will merge with and into HCCC, with HCCC surviving the merger as a wholly-owned subsidiary of Alpha Tau (the “Business Combination”). A copy of the Merger Agreement and the related agreements to be entered into pursuant to the Merger Agreement are appended to the accompanying proxy statement/prospectus as Annex A.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2) Proposal No. 2 — The Charter Proposals — To approve and adopt the following material differences between HCCC’s amended and restated certificate of incorporation (the “HCCC Charter”) and Alpha Tau’s amended and restated articles of association (the “Alpha Tau Articles”), to be effective upon the consummation of the Business Combination:

1.	the name of the new public entity will be “Alpha Tau Medical Ltd.” as opposed to “Healthcare Capital Corp.”;

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	the Alpha Tau Articles will provide for one class of ordinary shares as opposed to the two classes of common stock provided for in the HCCC Charter;

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Alpha Tau’s corporate existence is perpetual as opposed to HCCC’s corporate existence terminating if a business combination is not consummated within a specified period of time; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	the Alpha Tau Articles will not include the various provisions applicable only to special purpose acquisition corporations that the HCCC Charter contains.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3) Proposal No. 3 — The Adjournment Proposal — To consider and vote upon a proposal to adjourn this special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Date: , 202

Signature

Signature

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If stockholder is a partnership, sign in partnership name by an authorized person, giving full title as such.

▲TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▲

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, the Israeli Securities Law, 5728-1968 (the “Securities Law”) and the Israeli Economic Competition Law, 5748-1988 (the “Economic Competition Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•

a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•

reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•

a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•

reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•

expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses; and

•

any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

Under the Companies Law, the Securities Law and the Economic Competition Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company’s best interests;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•

a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•	monetary liability imposed on the office holder in proceedings under or in connection with the Economic Competition Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•

a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders. However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.

The Alpha Tau Articles to be effective upon the closing of the Business Combination, permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

Prior to the completion of the Transactions, we intend to enter into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from the Business Combination, to the extent that these liabilities are not covered by insurance. This indemnification shall be limited as follows: the maximum aggregate amount of indemnification that may be paid by the Company to all office holders entitled to indemnification, whether in advance or after the event, with respect to all indemnification undertakings by the Company to officer holders (including indemnification undertakings to office holders of companies held by the Company), if and to the extent that it grants them, based on the grounds specified above, shall not exceed the Maximum Indemnification Amount (defined below).

The term “Maximum Indemnification Amount” shall mean the greater of (i) 25% of the Company’s shareholders’ equity, based on the Company’s most recently published consolidated financial statements at the time any indemnification payment is made, (ii) 10 % of our total market cap calculated based on the average closing price our ordinary shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment, (iii) $                 million and (iv) for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†**	Agreement and Plan of Merger, dated as of July 7, 2021, by and among Alpha Tau Medical Ltd., Healthcare Capital Corp, Archery Merger Sub, Perception (included as Annex A to the proxy statement/prospectus).

3.1**	Articles of Association of Alpha Tau Medical Ltd.

3.2	Form of Amended and Restated Articles of Association of Alpha Tau Medical Ltd (included as Annex B to the proxy statement/prospectus).

3.3**	Amended and Restated Certificate of Incorporation of Healthcare Capital Corp.

4.1**	Specimen Unit Certificate of Healthcare Capital Corp.

4.2**	Specimen Class A Common Stock Certificate of Healthcare Capital Corp.

4.3**	Specimen Warrant Certificate of Healthcare Capital Corp.

4.4**	Warrant Agreement, dated as of April 30, 2020, between Continental Stock Transfer & Trust Company and Healthcare Capital Corp.

4.5*	Specimen Ordinary Share Certificate of Alpha Tau Medical Ltd.

4.6*	Specimen Warrant Certificate of Alpha Tau Medical Ltd.

4.7**	Registration Rights Agreement, dated January 14, 2021, by and between Healthcare Capital Corp. and the Sponsor.

4.8	Form of Amended and Restated Investors’ Rights Agreement dated as of July 7, 2021, by and among Alpha Tau Medical Ltd. and certain shareholders of Alpha Tau Medical Ltd.

Exhibit Number	Description
5.1	Opinion of Meitar | Law Offices as to the validity of the Alpha Tau Medical Ltd. ordinary shares to be issued.

5.2	Opinion of Latham & Watkins LLP as to the validity of the Alpha Tau Medical Ltd. warrants to be issued.

8.1**	Opinion of Ellenoff Grossman & Schole LLP regarding certain federal income tax matters.

10.1**	Investment Management Trust Agreement, dated January 14, 2021, by and between Healthcare Capital Corp. and Continental Stock Transfer & Trust Company, as trustee.

10.2**	Administrative Support Agreement, dated January 14, 2021, by and between Healthcare Capital Corp. and the Sponsor.

10.3**	Sponsor Letter Agreement, dated as of July 7, 2021, by and among Healthcare Capital Sponsor LLC, Healthcare Capital Corp., Alpha Tau Medical Ltd. and the investors named on the signature pages thereto.

10.4**	Support Agreement, dated as of July 7, 2021, by and among Alpha Tau Medical Ltd., Healthcare Capital Corp., and the shareholders of Alpha Tau Medical Ltd. named on the signature pages thereto.

10.5**	Private Placement Warrants Purchase Agreement, dated January 14, 2021, by and between Healthcare Capital Corp. and the Sponsor.

10.6**	Form of Subscription Agreement, by and between Subscriber and Alpha Tau Medical Ltd.

10.7**††	2016 Share Incentive Plan of Alpha Tau Medical Ltd.

10.8††	Form of 2021 Share Incentive Plan of Alpha Tau Medical Ltd.

10.9††	Form of 2021 Employee Share Purchase Plan of Alpha Tau Medical Ltd.

10.10††	Form of Director and Officer Indemnification Agreement.

10.11††	Form of Compensation Policy for Executive Officers and Directors.

21.1	List of subsidiaries of Alpha Tau Medical Ltd.

23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered accounting firm for Alpha Tau Medical Ltd.

23.2	Consent of Marcum LLP, independent registered accounting firm for Healthcare Capital Corp.

23.3	Consent of Meitar | Law Offices (included in Exhibit 5.1).

23.4	Consent of Latham & Watkins LLP (included in Exhibit 5.2).

23.5**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 8.1).

24.1**	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1	Form of Proxy for Special Meeting (included as Annex C to the proxy statement/prospectus).

99.2**	Consent of David M. Milch (Director Nominee).

*	To be filed by amendment.

**	Previously filed

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Indicates a management contract or compensatory plan.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on the 1st day of December, 2021.

ALPHA TAU MEDICAL LTD.

By:	/s/ Uzi Sofer
Name: Uzi Sofer
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Uzi Sofer	Chief Executive Officer and Chairman (Principal Executive Officer)	December 1, 2021
Uzi Sofer

/s/ Raphi Levy Raphi Levy	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 1, 2021

*	Director	December 1, 2021
Michael Avruch

*	Director	December 1, 2021
S. Morry Blumenfeld, Ph.D.

*	Director	December 1, 2021
Meir Jakobsohn

*	Director	December 1, 2021
Alan Adler

*	Director	December 1, 2021
Gary Leibler

*	Director	December 1, 2021
Peter Melnyk

* By:	/s/ Raphi Levy
Name: Raphi Levy
Title: Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Alpha Tau Medical Ltd. has signed this registration statement on December 1, 2021.

ALPHA TAU MEDICAL, INC.

By:	/s/ Uzi Sofer
Name: Uzi Sofer
Title: President and Director